                                   SCHEDULE 14A INFORMATION
                           PROXY STATEMENT PURSUANT TO SECTION 14(a)
                            OF THE SECURITIES EXCHANGE ACT OF 1934
                                     (AMENDMENT NO. 2)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X]     Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Section 240.14a-11(c) or Section
        240.14a-12

                     SUPERIOR NATIONAL INSURANCE GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11:*

        ------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     5) Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

     * Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

        ------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     3) Filing Party:

        ------------------------------------------------------------------------

     4) Date Filed:

        ------------------------------------------------------------------------

                                     [LOGO]

                                           , 1998

TO OUR STOCKHOLDERS:

     SUPERIOR NATIONAL INSURANCE GROUP, INC. (the "Company" or "Superior National") needs your vote either in person at our 1998 Annual Meeting of Stockholders or by completion of the enclosed proxy card to, most importantly, authorize the issuance and sale of common stock in order to raise a portion of the funds needed to acquire Business Insurance Group, Inc. and its insurance subsidiaries ("BIG"). THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF ALL PROPOSALS.

     The addition of BIG into the Superior National group of insurance companies would make Superior National, after the State Fund, the largest workers' compensation insurer in California. Additionally, BIG has substantial operations outside of California, allowing Superior National to seek new opportunities for growth.


     YOUR AFFIRMATIVE VOTE IS NEEDED to approve the equity issuances that will provide more than two-thirds of the $285.0 million purchase price for BIG. The equity issuances consist of a Rights Offering to stockholders and warrant holders, combined with a similar offering to employees and consultants holding options, and a $94.0 million private placement with Insurance Partners, L.P. and affiliated funds ("IP") at $16.75 per share (the "IP Stock Issuance").



     In the Rights Offering, one Right would be distributed for each share or warrant outstanding, exercisable at $16.75 per share, but the existing IP stockholders and certain warrant holders would be excluded. As you may know, the Company's warrant holders have preemptive rights on equity issuances by the Company. They may exercise their preemptive rights and participate in the Rights Offering or instead elect to buy under the terms of the IP Stock Issuance and be excluded from the Rights Offering. Together with the Rights Offering, the Company will issue one non-transferable Right to purchase a share at $16.75 for each option held by the Company's employees and consultants. In order to assure the Company of sufficient funds to complete the acquisition of BIG, IP also has committed to buy, at $16.75 per share, up to an additional $106.0 million in Common Stock in an amount necessary to bring the total proceeds of these equity financings to $200.0 million (the "Standby Commitment"). The diagram that follows this letter shows the overall structure of the acquisition financing.


     Attached is Superior National's Proxy Statement for its 1998 Annual Meeting of Stockholders. The Proxy Statement covers four groups of proposals: two proposals related to the equity financings discussed above, which must be approved in order to complete the BIG acquisition; two proposals related to customary stock-based compensation for employees; two proposals to amend the Company's Certificate of Incorporation; and two proposals (the election of directors and ratification of the choice of auditors) that are "routine" business of the Annual Meeting.

     Even if you plan on attending the Annual Meeting in person, PLEASE READ THE PROXY STATEMENT AND FILL OUT YOUR PROXY CARD IN FULL AND RETURN IT TO THE COMPANY IN THE ENVELOPE PROVIDED. You may revoke your proxy at any time, or you may appear at the Annual Meeting and cast your vote, in which case your proxy would be ignored.

     Because it is critical to the success of this transaction that our stockholders cast a vote, we have engaged a proxy solicitation firm to assist the Board in obtaining the necessary vote. WE HOPE YOU WILL FORGIVE THE INTRUSION OF A PHONE CALL, OR, EVEN BETTER, THAT YOU WILL AVOID A CALL BY COMPLETING THE PROXY CARD AND RETURNING IT SIGNED AND DATED IN THE ENVELOPE PROVIDED.

     Before you review the body of the Proxy Statement and the accompanying Annexes, please take a few moments to read the 23-page summary that begins on page 1. The Proxy Statement also includes a glossary of defined terms that you may wish to refer to while reading.

     Please do not hesitate to call the Senior Vice President, General Counsel and Secretary of the Company, Robert Nagle, with any questions. Mr. Nagle may be reached at (818) 880-1600, extension 406 generally between 9 a.m. and 5 p.m. Pacific Time on weekdays.

                                          Sincerely,

                                          William L. Gentz
                                          President & Chief Executive Officer of
                                          Superior National Insurance Group,
                                          Inc.

                                    [CHART]

The preceding is a brief summary of certain information contained elsewhere in the Proxy Statement and does not contain a complete statement of all material features of the proposals to be voted on and is qualified in its entirety by the more detailed information appearing elsewhere in the Proxy Statement and in the accompanying Annexes.

YOU ARE URGED TO VOTE UPON THE MATTERS PRESENTED AND TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. PROXIES ARE REVOCABLE AND THE EXECUTION OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON AT THE ANNUAL MEETING.

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                               26601 AGOURA ROAD
                          CALABASAS, CALIFORNIA 91302
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON                   , 1998

TO THE STOCKHOLDERS OF SUPERIOR NATIONAL INSURANCE GROUP, INC:

     The 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Superior National Insurance Group, Inc., a Delaware corporation (the "Company"), will be
held at 10:00 a.m., Pacific Time, on                , 1998 at the Company's
principal executive offices at 26601 Agoura Road, Calabasas, California 91302, for the following purposes:


          1. To consider and vote upon a proposal to approve the issuance and sale of up to 6,545,043 shares of the Company's common stock (the "Common Stock") in the "Stock Offering," in which the Company will issue subscription rights (the "Rights") to purchase Common Stock to:


             (a) holders of its outstanding Common Stock (other than IP Delaware and IP Bermuda, defined below) and holders of its outstanding warrants to purchase Common Stock (excluding certain warrant holders) (the "Rights Offering"); and


             (b) the Company's employees and consultants holding options to purchase Common Stock (the "Employee Participation").



             The Company will issue one Right per share of Common Stock (or share of Common Stock underlying a warrant or option) held. Each Right will entitle the holder thereof to purchase one share of Common Stock at a price of $16.75 per share during a 30-day exercise period. The Rights issued in the Rights Offering will be transferable, while those issued in the Employee Participation will be non-transferable. Shares issued upon exercise of the Rights will be freely tradeable, except that those shares issued upon exercise of the Employee Participation Rights will be subject to restrictions imposed by the Company. If all Rights were exercised, the proceeds of the Stock Offering would be approximately $109.6 million.


          2. To consider and vote upon a proposal to approve:

             (a) the issuance and sale to a group of related investment funds (herein collectively referred to as "IP") of 5,611,940 shares of Common Stock (the "IP Stock Issuance") at a price of $16.75 per share, yielding proceeds of $94.0 million, pursuant to that certain Stock Purchase Agreement dated as of May 5, 1998 between the Company and IP, together with the issuance and sale of up to 2,145,821 shares of Common Stock at $16.75 per share to warrant holders who have preemptive rights activated by the IP Stock Issuance, and who upon exercising those preemptive rights will be excluded from the Stock Offering; and

             (b) the issuance and sale to IP at $16.75 per share that number of shares of Common Stock necessary to bring the total proceeds of the Stock Offering, the IP Stock Issuance, and the exercise of preemptive rights in connection with the IP Stock Issuance to $200.0 million (the "Standby Commitment"). The term "IP" includes Insurance Partners, L.P. ("IP Delaware"), Insurance Partners Offshore (Bermuda), L.P. ("IP Bermuda"), Insurance Partners II, L.P. and/or Insurance Partners II Private Fund, L.P. (jointly, "IP II").

             The Company will use the proceeds of the Stock Offering, the IP Stock Issuance (with the related exercises of warrant holder preemptive rights), and the Standby Commitment, together with the proceeds of the Company's issuance and sale of approximately $110.0 million in aggregate principal amount of its senior notes, to acquire Business Insurance Group, Inc. and its insurance subsidiaries for approximately $285.0 million in cash (the "Acquisition"). In no event would more than 12,160,604 shares be issued, because warrant holders exercising preemptive rights to purchase under the terms of the IP Stock Issuance would not participate in the Stock Offering.

          3. To consider and vote upon a proposal to approve an amendment to the Company's 1995 Stock Incentive Plan (the "1995 Plan") to increase the number of shares of Common Stock authorized for issuance under the 1995 Plan from 625,000 shares to 3.0 million shares;

          4. To consider and vote upon a proposal to adopt the Company's Employee Stock Purchase Plan, and reserve 500,000 shares of Common Stock for issuance thereunder;

          5. To consider and vote upon a proposal to approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 25.0 million shares to 40.0 million shares;

          6. To consider and vote upon a proposal to approve an amendment to the Company's Certificate of Incorporation to remove the transfer restrictions on the Common Stock that relate to the Company's net operating loss carryforwards for federal income tax purposes;

          7. To elect eleven directors of the Company, each to serve during the ensuing year and until their successors are elected and qualified;

          8. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending December 31, 1998; and

          9. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement. Only the stockholders of record at the close of business on
               , 1998 are entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

     A copy of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1997 is available from the Company without charge to stockholders upon request. It is not to be considered part of the proxy soliciting material.

                                          By Order of the Board of Directors

                                          ROBERT E. NAGLE
                                          Secretary

               , 1998
Calabasas, California

     YOU ARE URGED TO VOTE UPON THE MATTERS PRESENTED AND TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IT IS IMPORTANT FOR YOU TO BE REPRESENTED AT THE ANNUAL MEETING. PROXIES ARE REVOCABLE AT ANY TIME AND THE EXECUTION OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ARE PRESENT AT THE MEETING.
                            ------------------------

     REQUESTS FOR ADDITIONAL COPIES OF PROXY MATERIALS OR THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS SHOULD BE ADDRESSED TO ROBERT E. NAGLE, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY, 26601 AGOURA ROAD, CALABASAS, CALIFORNIA 91302.

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                               26601 AGOURA ROAD
                          CALABASAS, CALIFORNIA 91302

                            ------------------------

                                PROXY STATEMENT
                      1998 ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON                   , 1998

                            ------------------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors") of Superior National Insurance Group, Inc., a Delaware corporation (the "Company" or "Superior National"), for use at its 1998 Annual Meeting of Stockholders (the
"Annual Meeting") to be held on                , 1998 at 10:00 a.m., Pacific
Time, at the Company's principal executive offices at 26601 Agoura Road, Calabasas, California 91302, and any adjournment or postponement thereof. This Proxy Statement, the form of proxy utilized at the Annual Meeting, and certain related documents were mailed or delivered to the stockholders of the Company on
or about                , 1998.

MATTERS TO BE CONSIDERED

     The Annual Meeting has been called:


          1. To consider and vote upon a proposal to approve the issuance and sale of up to 6,545,043 shares of the Company's common stock (the "Common Stock") in the "Stock Offering," in which the Company will issue subscription rights (the "Rights") to purchase Common Stock to:


             (a) holders of its outstanding Common Stock (other than IP Delaware and IP Bermuda, defined below) and holders of its outstanding warrants to purchase Common Stock (excluding certain warrant holders) (the "Rights Offering"); and


             (b) the Company's employees and consultants holding options to purchase Common Stock (the "Employee Participation").



             The Company will issue one Right per share of Common Stock (or share of Common Stock underlying a warrant or option) held. Each Right will entitle the holder thereof to purchase one share of Common Stock at a price of $16.75 per share during a 30-day exercise period. The Rights issued in the Rights Offering will be transferable, while those issued in the Employee Participation will be non-transferable. Shares issued upon exercise of the Rights will be freely tradeable, except that those shares issued upon exercise of the Employee Participation Rights will be subject to restrictions imposed by the Company. If all Rights were exercised, the proceeds of the Stock Offering would be approximately $109.6 million.


          2. To consider and vote upon a proposal to approve:

             (a) the issuance and sale to a group of related investment funds (herein collectively referred to as "IP") of 5,611,940 shares of Common Stock (the "IP Stock Issuance") at a price of $16.75 per share, yielding proceeds of $94.0 million, pursuant to that certain Stock Purchase Agreement dated as of May 5, 1998 between the Company and IP, together with the issuance and sale of up to 2,145,821 shares of Common Stock at $16.75 per share to warrant holders who have preemptive rights activated by the IP Stock Issuance, and who upon exercising those preemptive rights will be excluded from the Stock Offering; and

             (b) the issuance and sale to IP at $16.75 per share that number of shares of Common Stock necessary to bring the total proceeds of the Stock Offering, the IP Stock Issuance, and the exercise of preemptive rights in connection with the IP Stock Issuance to $200.0 million (the "Standby Commitment"). The term "IP" includes Insurance Partners, L.P. ("IP Delaware"), Insurance

        Partners Offshore (Bermuda), L.P. ("IP Bermuda"), Insurance Partners II, L.P. and/or Insurance Partners II Private Fund, L.P. (jointly, "IP II").

             The Company will use the proceeds of the Stock Offering, the IP Stock Issuance (with the related exercises of warrant holder preemptive rights), and the Standby Commitment, together with the proceeds of the Company's issuance and sale of approximately $110.0 million in aggregate principal amount of its senior notes, to acquire Business Insurance Group, Inc. and its insurance subsidiaries ("BIG") for approximately $285.0 million in cash (the "Acquisition"). In no event would more than 12,160,604 shares be issued, because warrant holders exercising preemptive rights to purchase under the terms of the IP Stock Issuance would not participate in the Stock Offering.

          3. To consider and vote upon a proposal to approve an amendment to the Company's 1995 Stock Incentive Plan (the "1995 Plan") to increase the number of shares of Common Stock authorized for issuance under the 1995 Plan from 625,000 shares to 3.0 million shares;

          4. To consider and vote upon a proposal to adopt the Company's Employee Stock Purchase Plan, and reserve 500,000 shares of Common Stock for issuance thereunder;

          5. To consider and vote upon a proposal to approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 25.0 million shares to 40.0 million shares;

          6. To consider and vote upon a proposal to approve an amendment to the Company's Certificate of Incorporation to remove the transfer restrictions on the Common Stock that relate to the Company's net operating loss carryforwards for federal income tax purposes;

          7. To elect eleven directors of the Company, each to serve during the ensuing year and until their successors are elected and qualified;

          8. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending December 31, 1998; and

          9. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

RECORD DATE AND VOTING

     The directors have fixed the close of business on                , 1998 as
the record date (the "Record Date") for the determination of stockholders entitled to vote at the Annual Meeting and any adjournment or postponement thereof. Only holders of record of the Company's voting securities on the Record Date are entitled to receive notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. As of the Record Date, there were
outstanding                shares of Common Stock.

QUORUM AND VOTING REQUIREMENTS

     The holders of record of a majority of the combined voting power of the outstanding shares of Common Stock and the Company's 14.5% Senior Subordinated Voting Notes due April 1, 2002 (the "Voting Notes") will constitute a quorum for the transaction of business at the Annual Meeting. As to all matters, except the election of directors, each stockholder is entitled to one vote for each share of Common Stock held. Each holder of the Voting Notes is entitled to vote only in director elections, director removals, changes to the authorized number of directors, and votes on amendments to that right to vote. As of the Record Date, the number of votes held by the holders of the Voting Notes was equivalent to 1,566,465 shares of Common Stock.

     Upon the request of any person entitled to vote, each holder of voting securities voting in the election of directors may cumulate such holder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes held by such holder, or distribute such holder's votes on the same principle among as many candidates as the holder may select, provided that, for purposes of the Annual Meeting, votes cannot be cast for more than eleven candidates. However, no stockholder shall be entitled to cumulate votes for any candidate unless, pursuant to the Bylaws of the Company and in accordance with the time periods set forth therein, the candidate's name has been placed in nomination prior to the voting.

     All proxies that are properly completed, signed, and returned prior to the Annual Meeting will be voted. If a stockholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a stockholder fails to so specify with respect to any such proposals, the proxy will be voted in accordance with the recommendations of the Board of Directors. Any proxy given by a stockholder may be revoked at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it, by a duly executed proxy bearing a later date, or by the stockholder's attending the Annual Meeting and expressing a desire to vote his or her shares in person.

     ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, AND PROMPTLY RETURN THE ENCLOSED PROXY FORM.

VOTE REQUIRED

     Approval of "Proposal No. 1 -- The Stock Offering" requires the affirmative vote of the holders of a majority of the shares of Common Stock represented and voting at a meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum). The holders of the Voting Notes are not entitled to vote on this proposal. Abstentions will have no effect.

     Approval of "Proposal No. 2 -- The IP Stock Issuance" requires the affirmative vote of the holders of a majority of the shares of Common Stock represented and voting at a meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum). The holders of the Voting Notes are not entitled to vote on this proposal. Abstentions will have no effect.

     Pursuant to voting agreements by and between Foundation Health Corporation, the parent company of BIG, and stockholders of the Company holding approximately 47% of the outstanding Common Stock, such stockholders have agreed to cast their votes affirmatively in favor of Proposals No. 1 and No. 2 at the Annual Meeting. See "Acquisition of Business Insurance Group, Inc. -- Related Agreements."

     BECAUSE THE IP STOCK ISSUANCE IS CONDITIONED ON COMPLETION OF THE STOCK OFFERING, AND VICE VERSA, VOTES AGAINST EITHER PROPOSAL NO. 1 OR PROPOSAL NO. 2 ARE IN EFFECT VOTES AGAINST BOTH PROPOSALS.

     Approval of "Proposal No. 3 -- Amendment to 1995 Stock Incentive Plan" requires the affirmative vote of the holders of a majority of the shares of Common Stock represented and voting at a meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum). The holders of the Voting Notes are not entitled to vote on this proposal. Abstentions will have no effect.

     Approval of "Proposal No. 4 -- Employee Stock Purchase Plan" requires the affirmative vote of the holders of a majority of the shares of Common Stock represented and voting at a meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum). The holders of the Voting Notes are not entitled to vote on this proposal. Abstentions will have no effect.

     Approval of "Proposal No. 5 -- Amendment to Certificate of Incorporation to Increase Number of Authorized Shares" requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. The holders of the Voting Notes are not entitled to vote on this proposal. Abstentions will have the effect of a negative vote.

     Approval of "Proposal No. 6 -- Amendment to Certificate of Incorporation to Remove Transfer Restrictions" requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. The holders of the Voting Notes are not entitled to vote on this proposal. Abstentions will have the effect of a negative vote.

     On all proposals before the stockholders other than the election of directors, IP Delaware and IP Bermuda and certain related parties (as of the record date holding approximately 36.2% of the outstanding Common Stock) have agreed pursuant to Section 4.2(d) of the Stock Purchase Agreement dated as of September 17, 1996, as amended and restated effective as of February 17, 1997 (the "1996 Stock Purchase Agreement"), among the Company, IP Delaware, IP Bermuda, TJS Partners, L.P., and members of the Company's management, that if the aggregate number of all shares that are voted in like manner by such parties shall be greater than 35% of the total number of shares voted, then those votes that exceed such 35% threshold shall be voted in the same proportion as the other stockholders voted their shares with respect to such matter.

     With respect to "Proposal No. 7 -- Election of Directors," the eleven nominees who receive the greatest number of votes cast for the election of those directorships shall become directors. Holders of shares of Common Stock are entitled to cast ballots for directors, as are the holders of the Voting Notes (casting votes as if they were holders of shares of Common Stock as provided in the Certificate of Incorporation and Bylaws of the Company). Stockholders may cumulate their votes for one or more candidates in the manner and upon the satisfaction of conditions described in this Proxy Statement. Abstentions will have no effect.

     Approval of "Proposal No. 8 -- Ratification of the Appointment of KPMG Peat Marwick LLP as Independent Auditors" requires the affirmative vote of the holders of a majority of the shares of Common Stock represented and voting at a meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum). The holders of the Voting Notes are not entitled to vote on this proposal. Abstentions will have no effect.

EFFECT OF BROKER NON-VOTES

     "Broker Non-Votes" occur when a broker holding shares of Common Stock in street name withholds its vote on certain "non-routine" matters because the broker has not received instructions from the beneficial owner of those shares and does not have discretionary authority to vote on non-routine matters without specific instructions. Brokers holding shares in street name must receive specific instructions from the beneficial owners in order to have the authority to vote, in person or by proxy, on non-routine matters. When a beneficial owner does not give specific instructions to the broker, the broker, as the holder of record, is entitled to vote only on "routine" matters and must withhold its votes as to all "non-routine" matters. Where a proxy solicitation includes a non-routine proposal and the broker does not receive specific instructions from the beneficial owner, the resulting proxy is considered a "limited proxy." Shares represented by limited proxies are considered present for quorum purposes, but are not considered present for purposes of determining the total number of shares with voting power present with regard to a non-routine proposal. The resulting Broker Non-Vote of a limited proxy will be treated as an abstention on each non-routine proposal.

     Each of "Proposal No. 1 -- The Stock Offering," "Proposal No. 2 -- The IP Stock Issuance," "Proposal No. 5 -- Amendment to Certificate of Incorporation to Increase Number of Authorized Shares," and "Proposal No. 6 -- Amendment to Certificate of Incorporation to Remove Transfer Restrictions" is a non-routine proposal. Approval of each of Proposal No. 1 and Proposal No. 2 requires the affirmative vote of the holders of a majority of the shares of Common Stock represented and voting at the meeting. A limited proxy as to Proposals No. 1 and No. 2 will have no effect. Approval of each of Proposal No. 5 and Proposal No. 6 requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. The effect of a limited proxy will be that Broker Non-Votes will be treated as votes against Proposal No. 5 and Proposal No. 6. "Proposal No. 3 -- Amendment to 1995 Stock Incentive Plan," "Proposal No. 4 -- Employee Stock Purchase Plan," "Proposal No. 7 -- Election of Directors," and "Proposal No. 8 -- Ratification of the Appointment of KPMG Peat Marwick LLP as Independent Auditors" are "routine" matters upon which brokers holding shares in street name can cast votes with or without specific instructions from the beneficial holders of those shares. Shares held by brokers thus will be counted for purposes of determining whether Proposal No. 3, Proposal No. 4, Proposal No. 7, and Proposal No. 8 have been approved.

OTHER INFORMATION

     The Common Stock is listed for trading under the symbol "SNTL" on The Nasdaq National Market ("Nasdaq"), which is operated by The Nasdaq Stock Market,
Inc. On                , 1998 the closing price for a share of Common Stock on
Nasdaq was $          .

     A member of KPMG Peat Marwick LLP, the Company's independent auditors, is expected to be present at the Annual Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

     The principal executive offices of the Company are located at 26601 Agoura Road, Calabasas, California 91302, and its telephone number is (818) 880-1600.

     Financial and other information set forth in this Proxy Statement concerning BIG has been furnished by Foundation Health Corporation ("FHC") pursuant to the Purchase Agreement, dated as of May 5, 1998, between the Company and FHC (the "Acquisition Agreement") (attached hereto as Annex A), and the Company's recourse in the event such information is materially inaccurate may be limited by the terms of the Acquisition Agreement in certain respects. Textual information regarding BIG was prepared by the Company based on information obtained from FHC under the terms of the Acquisition Agreement.

               THIS PROXY STATEMENT IS DATED                1998.

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.

                                PROXY STATEMENT

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
General Information.........................................    i
Available Information.......................................  vii
Summary.....................................................    1
Certain Considerations......................................   24
Acquisition of Business Insurance Group, Inc. -- Background
  to Proposals No. 1 and No. 2..............................   35
Opinion of Merrill Lynch....................................   52
Unaudited Pro Forma Financial Information...................   59
Proposal No. 1 -- The Stock Offering........................   64
Proposal No. 2 -- The IP Stock Issuance.....................   72
Proposal No. 3 -- Amendment to 1995 Stock Incentive Plan....   84
Proposal No. 4 -- Employee Stock Purchase Plan..............   86
Proposal No. 5 -- Amendment to Certificate of Incorporation
  to Increase Authorized Shares.............................   89
Proposal No. 6 -- Amendment to Certificate of Incorporation
  to Remove Transfer Restrictions...........................   91
Proposal No. 7 -- Election of Directors.....................   94
  Executive Officers........................................   97
  Executive Compensation....................................   99
  Certain Relationships and Related Transactions............  106
Proposal No. 8 -- Ratification of the Appointment of KPMG
  Peat Marwick LLP
  as Independent Auditors...................................  111
Security Ownership of Certain Beneficial Owners and
  Management................................................  112
Superior National -- Selected Consolidated Financial Data...  120
Superior National -- Management's Discussion and Analysis of
  Financial Condition and
  Results of Operations.....................................  123
Superior National -- Business...............................  132
Business Insurance Group, Inc. -- Selected Combined
  Financial Data............................................  154
Business Insurance Group, Inc. -- Management's Discussion
  and Analysis of Financial Condition and Results of
  Operations................................................  155
Business Insurance Group, Inc. -- Business..................  160
Other Business..............................................  172
Submission of Stockholder Proposals.........................  172
Annual Report to Stockholders...............................  172
Proxies and Solicitation....................................  172
Glossary....................................................  173
Index to Financial Statements...............................  F-1


                            ------------------------

                                    ANNEXES

Annex A -- The Acquisition Agreement -- Purchase Agreement dated as of
           May 5, 1998 between the Company and Foundation Health
           Corporation.
Annex B -- Opinion of Merrill Lynch & Co.
Annex C -- The Stock Purchase Agreement -- Stock Purchase Agreement
           dated as of May 5, 1998 among the Company, Insurance
           Partners, L.P., Insurance Partners Offshore (Bermuda), L.P., and Capital Z Partners, Ltd.
Annex D -- The 1995 Plan -- 1995 Stock Incentive Plan (as proposed to be amended in this Proxy Statement).
Annex E -- The Payroll Purchase Plan -- Employee Stock Purchase Plan.
Annex F -- Certificate of Incorporation (as proposed to be amended in this Proxy Statement).

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements, and other information filed by the Company can be inspected and copied at the SEC's Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities maintained by the SEC at its regional offices located at 500 West Madison Street, Suite 1450, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the SEC at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information concerning the Company are also available for inspection at The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy statements, and other information concerning the Company that the Company files electronically with the SEC.

     BIG is not subject to the Exchange Act; however, it is an indirect subsidiary of Foundation Health Systems, Inc. ("FHS") which does file such reports, proxy statements, and other information with the SEC.

                                    SUMMARY

     See "Glossary" for the definitions of certain of the capitalized and defined terms used herein.

     The following is a brief summary of certain information contained elsewhere in this Proxy Statement. This summary does not contain a complete statement of all material features of the proposals to be voted on and is qualified in its entirety by the more detailed information, including "Certain Considerations" and the financial statements and notes thereto, appearing elsewhere in this Proxy Statement and in the accompanying Annexes. Unless the context indicates otherwise, (i) the "Company" or "Superior National" refers to Superior National Insurance Group, Inc., a Delaware corporation, and its Subsidiaries, (ii) the "Subsidiaries" refer to the direct and indirect subsidiaries of the Company, including, after the Acquisition, BIG (each as defined below), and (iii) "Superior Pacific" refers to Superior National Insurance Company ("SNIC") and Superior Pacific Casualty Company ("SPCC"), the principal operating subsidiaries of the Company. "BIG" refers to the insurance business of Business Insurance Group, Inc., a Delaware corporation, and, where the context indicates, BIG and its wholly owned insurance subsidiaries, Business Insurance Company ("BICO"), California Compensation Insurance Company ("CalComp"), Combined Benefits Insurance Company ("CBIC"), and Commercial Compensation Insurance Company ("CCIC," and, together with BICO, CalComp, and CBIC, the "BIG Insurance Subsidiaries"). "FHS" refers to Foundation Health Systems, Inc., the holding company that is the ultimate parent of BIG, and "FHC" refers to Foundation Health Corporation, a subsidiary of FHS and the immediate parent of BIG.

     Unless otherwise indicated, all financial information and operating statistics applicable to the Company and BIG set forth in this Proxy Statement are based on generally accepted accounting principles ("GAAP") and not statutory accounting practices ("SAP"). In conformity with industry practice, data derived from A.M. Best Company, Inc. ("A.M. Best") and the National Association of Insurance Commissioners ("NAIC"), generally used herein for industry comparisons, are based on SAP.

         BACKGROUND -- THE ACQUISITION OF BIG AND RELATED TRANSACTIONS


     The Company has entered into a definitive agreement (the "Acquisition Agreement") to acquire BIG from FHC. The Company will pay to FHC approximately $256.5 million in cash ($285.0 million less the cost of a Loss Reserves Guarantee (defined below) provided through reinsurance). The Company will offset the reduction in BIG's surplus resulting from the cost of reinsurance for the Loss Reserves Guarantee with a capital contribution to BIG, so the total cost to the Company of the Acquisition will be $285.00 million. BIG is a holding company that, through its subsidiaries, writes workers' compensation and group health insurance, principally in California, with branch operations throughout the continental United States. Under the Acquisition Agreement, upon consummation of the Acquisition (the "Closing"), BIG will become a wholly owned subsidiary of the Company. As a result, CalComp, CCIC, and CBIC, which are currently wholly owned subsidiaries of BIG, will become indirect operating subsidiaries of the Company. BICO will be sold to Zurich Centre Group LLC, an affiliate of Zurich Centre Group Holdings Limited ("Zurich"), or a designee of Zurich Centre Group LLC, immediately after the Closing. Prior to the sale of BICO, the Company will transfer the operating assets, liabilities, and infrastructure of BICO into Superior Pacific. The purchase price will be $5.6 million, subject to certain adjustments. The Company will thereafter continue to do business outside of California through CCIC. In connection with the Acquisition, FHC is obligated prior to the Closing to cause all of BIG's intercompany balances and real estate holdings related to FHC and its parent, FHS, and their affiliates, to be settled in cash.


EQUITY FINANCINGS


     In order to obtain the proceeds to complete the Acquisition, the Company proposes to raise both equity and debt funding. The equity portion consists of the issuance and sale of approximately $109.6 million of Common Stock (the "Stock Offering"), which consists of the distribution of subscription rights to purchase Common Stock (the "Rights") to existing stockholders (other than IP Delaware and IP Bermuda) and warrant holders (excluding certain warrant holders) (the "Rights Offering"), and the offering of Rights to holders of options (the "Employee Participation"). Additionally, Insurance Partners, L.P. ("IP Delaware"),

Insurance Partners Offshore (Bermuda), L.P. ("IP Bermuda"), and Insurance Partners II, L.P. and/or Insurance Partners II Private Fund, L.P. (collectively, "IP II," and, together with IP Delaware and IP Bermuda, "IP") will purchase $94.0 million in Common Stock in a private transaction (the "IP Stock Issuance"). Warrant holders may exercise preemptive rights in connection with the IP Stock Issuance to purchase up to 2,145,821 shares, and those who do so will be excluded from the Stock Offering. IP has also agreed to provide a standby commitment of up to $106.0 million to purchase an amount of shares of Common Stock necessary to bring the total proceeds of the Stock Offering, the IP Stock Issuance and the sales to warrant holders exercising preemptive rights to purchase under the terms of the IP Stock Issuance to $200.0 million (the "Standby Commitment"). The Stock Offering, the IP Stock Issuance (with the related exercise of warrant holder preemptive rights), and the Standby Commitment, together, are referred to as the "Equity Financings." The Stock Offering, the IP Stock Issuance, the Standby Commitment, and the Senior Notes Offering (defined below) are each conditioned on the completion of the other and the completion of the Acquisition. Additionally, the Stock Offering, the IP Stock Issuance, and the Standby Commitment are each conditioned on stockholder approval.

EFFECT OF EQUITY FINANCINGS; RELATIONSHIPS AMONG THE COMPANY, IP, AND ZURICH

     Effect of Equity Financings; Ownership of IP. IP is playing a significant role in the Equity Financings. Following the Acquisition and assuming no exercise of the Standby Commitment, the IP partnerships would own in the aggregate approximately 7.7 million shares and 528,480 warrants, representing approximately 43% of the then outstanding Common Stock (approximately 38% on a diluted basis). In addition, certain parties having business relationships with IP, primarily, Centre Solutions (Bermuda) Limited ("Centre Solutions"), CentreLine Reinsurance Limited ("CentreLine"), International Insurance Investors, L.P. ("III"), International Insurance Advisors, Inc. ("IIA"), and other related parties could acquire approximately 1.8 million shares (as participants in the Rights Offering or upon exercise of their warrant holder preemptive rights). As a result, following the Acquisition, IP and these other parties could own in the aggregate up to approximately 9.6 million shares of Common Stock and approximately 2.6 million warrants, representing approximately 53% of the then outstanding Common Stock (approximately 57% on a diluted basis).


     In the unlikely event that IP is required to purchase all of the shares under the Standby Commitment, then the IP partnerships would own in the aggregate approximately 14.1 million shares and 528,480 warrants, representing approximately 78% of the then outstanding Common Stock (approximately 65% on a diluted basis). Furthermore, IP, Centre Solutions, CentreLine, III, IIA, and other related parties would own in the aggregate approximately 14.1 million shares and approximately 2.6 million warrants, representing approximately 78% of the then outstanding Common Stock (approximately 77.2% on a diluted basis).



     Currently, IP Delaware and IP Bermuda respectively beneficially own 1,375,547 and 765,304 shares of Common Stock or 23.1% and 13.0% of the outstanding Common Stock. IP II does not currently own any Common Stock. IP Delaware and IP Bermuda purchased their shares in April 1997 in connection with the Company's financing of its acquisition of Pac Rim Holding Corporation ("Pac Rim"). Robert A. Spass and Steven B. Gruber, directors of the Company, are also officers and directors of, and (together with Daniel L. Doctoroff who has no other relationship to the Company) own all of the voting capital stock of, the ultimate general partner of each of IP Delaware and IP Bermuda. Mr. Spass and Bradley E. Cooper, a director of the Company, are officers of Capital Z Partners, Ltd. ("Capital Z"), the ultimate general partner of IP II. Each of Messrs. Spass and Cooper own 9.9% of the voting capital stock of Capital Z. No person or entity owns 10% or more of the voting capital stock of Capital Z.


     III engaged in a transaction with the Company in 1992 that involved the Company's issuing $11.0 million in promissory notes (which were repaid in 1994), the Company's 14.5% Senior Subordinated Voting Notes due April 1, 2002 (the "Voting Notes"), and 1,616,886 warrants (some of which were issued to the Company's management). The warrants have been distributed to and, to the extent not transferred to unaffiliated parties, are held by the partners of III, one of which is an affiliate of Centre Solutions, subject to a revocable agency relationship with IIA that allows IIA to exercise rights set forth in the warrants and with respect to the Common Stock issuable upon their exercise. The Voting Notes are held directly by III and allow III to vote the number of shares of Common Stock that may be purchased upon exercise of the warrants originally issued to III (1,566,465 votes at present, as some of the warrants issued to management have since been cancelled) in director elections and removals, amendments to such voting rights, and changes to the authorized number of directors. Some of III's management are also involved in IP. Robert A. Spass, a director of the Company, is an officer of IIA and has voting power over all of the capital stock of the general partner of III, however, pursuant to an agreement between the general partner's board of directors and Mr. Spass, he makes no voting or investment decisions with respect to the securities of the Company held by such general partner. Bradley E. Cooper, a director of the Company, was an officer of IIA from 1990 to 1994.

     Participation of Zurich. Zurich is part of the multinational Zurich Insurance Group. Zurich is the ultimate owner of CentreLine and Centre Solutions, both of which have made investments in the Company, as discussed below. In addition, several affiliates of Zurich are significant investors in some of the IP partnerships.


     CentreLine completed a $20.0 million financing transaction with the Company in 1994 under which CentreLine received 579,356 warrants (which if exercised would represent approximately 8.9% of the presently outstanding Common Stock). The preferred securities that were issued by an affiliate of the Company to an affiliate of Centre Solutions in connection with this transaction have since been redeemed. Steven Germain, a director of the Company, is an officer and director of CentreLine.



     Centre Solutions, which is an affiliate of CentreLine, holds 395,128 warrants (which if exercised would represent approximately 6.2% of the presently outstanding Common Stock), which were transferred to it by an affiliate that received them through an investment in III. III received these warrants, as discussed above, in connection with its investment in the Company. In addition, an affiliate of Centre Solutions is a significant limited partner in some of the IP partnerships. Mr. Germain is also an officer and director of Centre Solutions.


     In connection with the Equity Financings, Zurich is receiving 205,520 of the 734,000 warrants (the "Commitment Fee Warrants") being issued to IP in consideration of IP's agreeing to provide the Standby Commitment. Zurich is receiving these warrants because at the time the Acquisition was being negotiated, IP II was in the process of being formed. As a condition to entering into the Acquisition Agreement, FHC required assurances that funding would exist in IP II to allow it to meet its obligations to fund the Acquisition. Zurich, anticipating its major investment in IP II, provided FHC with the necessary assurances and, in exchange, received from IP a portion of the Commitment Fee Warrants that IP was to receive under the Stock Purchase Agreement. Separately, the Company is selling BICO to Zurich Centre Group LLC, an affiliate of Zurich, or a designee of Zurich Centre Group LLC. See "-- Disposition of BICO." Other than with respect to the transactions described above and except for any participation that they may have as investors in any of the IP partnerships, Zurich and its affiliates are not actively involved in any other aspect of the Acquisition or the Equity Financings.

     Background to the Acquisition and Equity Financings. The degree of ownership that IP and its related parties would have upon consummation of the Acquisition was an issue of concern to the Board of Directors during the period when the Company negotiated the Acquisition and the Equity Financings. The Board was particularly concerned that IP would have the ability to further influence the Company's management and policies and was aware that such a concentration of ownership could delay or prevent a change in control of the Company or have a depressive effect on the trading market for the Company's equity securities. However, these concerns were reduced to some degree by the knowledge that "IP" constitutes a number of entities not under common control, with some diversity of ownership and related, but not necessarily identical, investment objectives and motivations. While for convenience, "IP" is referred to in this Proxy Statement as though it were a single entity, the differences among the IP partnerships, including, diversity in ownership, term of existence, and management personnel are significant enough that all of the IP partnerships may not necessarily act in concert on every matter. Furthermore, to reduce the impact of IP's and its related parties' ownership of the Company, the terms of the Stock Purchase Agreement dated May 5, 1998 among the Company and IP (the "Stock Purchase Agreement") were negotiated to restrict IP's and its related parties' voting rights and ability to acquire additional shares of Common Stock. Finally, the Board of Directors believes that aspects of the relationship with IP are beneficial to the Company's ability to continue its growth and take advantage of opportunities to complete acquisitions as they arise. The Board of Directors determined these advantages, in addition to the willingness of IP to make equity commitments months in advance of the consummation of the Acquisition, and to do so to an extent that convinced FHC that the Company, although significantly smaller than BIG in terms of assets and direct written premium, could complete the Acquisition, outweighed the concerns raised by this concentration of control.

     The terms of the Acquisition were negotiated by J. Chris Seaman, an Executive Vice President and the Chief Financial Officer of the Company, with the assistance of Bradley E. Cooper, a director of the Company who is affiliated with parties related to IP. These negotiations were overseen by C. Len Pecchenino, the Company's Chairman of the Board. Because of the conflict of interest with Messrs. Spass, Gruber, and Cooper, independent directors of the Company were designated by the Board of Directors to negotiate, on behalf of the Company, the terms of Stock Purchase Agreement, including the $3.9 million transaction fee payable to IP and the Commitment Fee Warrants to purchase 734,000 shares of Common Stock, which are to be issued in consideration of the Standby Commitment. Mr. Pecchenino and Thomas J. Jamieson, in consultation with the Company's lawyers and investment bankers, performed that function.

     The Board, in consultation with Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), investigated a number of transaction forms and terms before determining to finance the Acquisition with the Equity Financings and the Senior Notes Offering. The Board of Directors determined that a majority of the financing for the Acquisition should be equity in order to avoid incurring excessive debt obligations and to provide the Company with additional stockholders' equity, which it believes will be viewed favorably by rating agencies, such as A.M. Best. Further, in negotiations with FHC it became clear that the Company would have to guarantee the availability of its financing, thus the Company needed committed financing that it could be confident would be available at the designated time. This need made it impractical to structure the financing solely in reliance upon transactions dependent upon the decisions of a large group of private purchasers or upon access to the public market at a future date due to the risk that the market would be unfavorable and no financing transaction meeting the Company's needs could be completed on a timely basis. The Company determined, therefore, to complete the equity transactions with IP, in the form of the IP Stock Issuance and the Stock Offering, backed by the Standby Commitment, because it had assisted the Company in procuring the Acquisition, had communicated its desire and ability to enter quickly into a private equity investment agreement with the Company committing it to provide a substantial portion of the Acquisition price, which allowed the Company to convince FHC that it could finance the Acquisition, and was an investment group known to the Company. The IP Stock Issuance, in conjunction with the Standby Commitment, gave the Company and FHC confidence that the Company would raise the equity financing necessary to complete the Acquisition, which, in turn, upon the advice of DLJ, also made the likelihood of successfully completing the Senior Notes Offering significantly greater.

SENIOR NOTES OFFERING

     The Company also intends to complete an offering of its senior notes (the "Senior Notes") in the aggregate principal amount of $110.0 million (the "Senior Notes Offering"). The interest rate and due date of the Senior Notes will be determined in negotiations between the Company and the underwriters of the Senior Notes Offering. The amounts obtained from the Senior Notes Offering and the Equity Financings in excess of $285.0 million will be used for transaction costs in connection with the Acquisition and these related financing transactions, for capital for the Company's insurance subsidiaries, and for general corporate purposes.

RATIONALE FOR THE ACQUISITION AND THE EQUITY FINANCINGS

     Before approving the Acquisition and the Equity Financings, the Board of Directors considered not only the benefits it expected the Company to receive from these transactions, but also a number of mitigating factors that could prevent the Company from realizing these benefits and could possibly materially and adversely affect the Company's financial condition and results of operation, including, that:

     - The significant net losses recently incurred and significant declines in direct written premium in California experienced by BIG could continue after the Acquisition.

     - The Company may not be successful in coordinating and integrating the operations and business enterprises of the Company and BIG.

     - The large negative cash flows expected to arise after the Acquisition will result in reduced investment income to the Company.

     - The anticipated longer term economies of scale may fail to materialize, adversely affecting the Company's cash flow and earnings before taxes.

     - The change in the Company's operating strategy caused by the Acquisition, primarily expanding its focus to larger accounts throughout the United States, may not be successful.

     - The Company's significant use of reinsurance following the Acquisition could materially and adversely affect the Company if the reinsurers fail to perform their obligations.

     - The increased concentration of ownership of the Company by IP and certain parties having business relationships with it could negatively affect the Company.

     - The limitations on the Company's ability to use its net operating loss carryforwards ("NOLs") upon the completion of the Equity Financings could adversely affect its earnings.

     After considering the above factors, the Board of Directors approved the Acquisition and the Equity Financings, reflecting its belief that the various risks and mitigating factors it considered were outweighed by the substantial benefits it expected the Company to receive from these transactions, including, that:

     - The Company will be the largest private sector workers' compensation carrier in California, based on available data on 1997 direct written premium.

     - While increasing its market share in California, the Company will also diversify geographically by acquiring BIG's non-California book of business, thereby lessening its dependence on the California market for workers' compensation insurance.

     - The Company will have the opportunity to improve BIG's financial performance by implementing the Company's underwriting policies, applying its expertise in information systems, and using reinsurance to mitigate financial and integration risk during the transition period.

     - The Company will benefit from economies of scale over a period of years, potentially realizing cost savings as a result.

     - The Company will reduce its financial leverage due to the additional equity provided by the Equity Financings.

     - The Company will strengthen its relationship with IP, providing opportunities for additional acquisitions and continued growth.

LOSS RESERVES GUARANTEE


     In connection with the Acquisition, FHC has agreed to obtain at its expense guarantees on BIG's claim and claim adjustment expense reserves (the "Loss Reserves Guarantee"). The Loss Reserves Guarantee covers $150.0 million in reserves for losses incurred prior to December 31, 1997 and an additional $25.0 million for losses incurred through the Closing. Under the Acquisition Agreement, FHC is permitted to cause BIG to purchase reinsurance that is effective immediately prior to the Closing to fulfill the Loss Reserves Guarantee. The $28.5 million paid by BIG for reinsurance will be deducted from the price paid to FHC by the Company. Using the proceeds of the Equity Financings and the Senior Notes Offering, the Company will contribute capital to BIG following the Closing to offset any reductions in surplus arising out of the purchase of reinsurance, so that the Company's total cost for the Acquisition will be approximately $285.0 million.


LARGE ACCOUNT QUOTA-SHARE ARRANGEMENT

     Separately, effective May 1, 1998 the Company and BIG each entered into a three-year quota-share arrangement with a reinsurer (the "Quota-Share Arrangement") under which each will cede all risks with an estimated annual premium at each risk's inception date of $25,000 or more. Continuation of the Quota-Share

Arrangement by BIG is contingent on the Closing. The Company believes there is significantly more pricing and persistency risk associated with policies with larger annual premium amounts. The use of the Quota-Share Arrangement will allow the Company to re-underwrite this business over time to the Company's underwriting standards while preserving BIG's relationships with producers and insureds. Additionally, because the Quota-Share Arrangement will reduce net written premium, the Company's and BIG's ratio of net written premium to statutory surplus will decrease, a result that is generally viewed favorably by regulators and rating agencies.

TERMS OF THE ACQUISITION AGREEMENT AND SERVICE AGREEMENTS

     The Acquisition Agreement contains customary terms and conditions, representations and warranties, covenants of the parties, conditions to closing, and provisions requiring certain payments upon termination under certain conditions, all as more fully described herein. The Company is obligated to consummate the Acquisition notwithstanding any failure of the stockholders to approve the Stock Offering or the IP Stock Issuance, issuance of shares to warrant holders exercising preemptive rights, and the Standby Commitment, or certain material adverse developments in the business of BIG.

     The Acquisition requires the approval of the departments of insurance in the States of California, Delaware and New York, and notice filings in other states. The Company has already made the requisite filings in order to obtain such approval, including an application to the New York Department of Insurance. If approval in New York is not obtained, the Acquisition will proceed without the inclusion of CCIC. While the Company is confident of obtaining approval in New York, as of the date of this Proxy Statement, all necessary regulatory approvals have not yet been obtained. The Acquisition is also subject to the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the waiting period has expired. Additionally, the holders of trust preferred securities issued by a Subsidiary of the Company (the "Trust Preferred Securities") are being requested to consent to the issuance of the Senior Notes. The Company expects to obtain all such approvals.

     In connection with the Acquisition Agreement, the Company and BIG will enter into long-term service agreements (the "Service Agreements") with various subsidiaries of FHC that are not being sold to Superior National. These agreements include medical bill review, PPO utilization, certain managed care services, claim negotiation and review, recruitment of employees, placement of temporary workers, and transitional corporate administrative services. The Service Agreements will have minimum terms of five years.

DISPOSITION OF BICO

     The Company has entered into a letter of intent to sell BICO to Zurich Centre Group LLC, an affiliate of Zurich, or a designee of Zurich Centre Group LLC, immediately after the Closing. Under the letter of intent, Superior Pacific will assume BICO's insurance business and liabilities, receive assets with a fair market value equal to the liabilities assumed, and receive additional consideration equal to BICO's statutory capital and surplus, plus the value of BICO's charter and licenses, at the sale date. The purchase price is $5.6 million, subject to adjustments reflecting the statutory capital surplus requirements in the various licensed jurisdictions. After the sale of BICO, an affiliate of Zurich intends to recapitalize BICO and enter into a five-year underwriting arrangement with Superior Pacific under which Superior Pacific will be given the right to produce up to $50.0 million in estimated annual premium on BICO's policy forms in exchange for an underwriting fee equal to 2.5% of direct written premium plus a pass through of all related expenses. The Company intends to retain BICO's business and employees within the Superior National organization, and, together with other BIG Insurance Subsidiaries acquired in the Acquisition, to continue, and attempt to expand, BIG's national workers' compensation insurance operations.

     The sale of BICO is contingent upon a number of conditions, including the completion of a due diligence investigation by Zurich Centre Group LLC, execution of definitive documents by September 1, 1998, completion of the Acquisition, approval from state insurance regulators, the execution of other related agreements, and other customary conditions.

CERTAIN CONSIDERATIONS

     The success of the Acquisition depends in part on the ability of the management of the Company to coordinate the operations of the business enterprises of the Company and BIG. There can be no assurance that the coordination necessary to realize the expected benefits of the Acquisition will be achieved. In addition, the Company has identified longer-term economies of scale it believes can be achieved through integration of functions over a period of several years. There can be no assurance that the Company will be able to realize the anticipated economies of scale, and the failure to realize them could adversely affect the Company's cash flow and earnings before taxes. Finally, the Company's competitive position is dependent in part on its rating by A.M. Best and other rating agencies. While there is no relationship between a rating established by A.M. Best and the investment ratings issued by the several securities rating firms, an A.M. Best rating is purported to be an overall measure of the financial strength of an insurance enterprise for use primarily by producers and consumers of insurance products, rather than an evaluation of an individual security or investment. Although A.M. Best has placed the Company's "B+" rating under review with positive implications, there can be no assurance that any of A.M. Best, other insurance rating agencies, or any of the investment rating agencies will view the Acquisition favorably. See "Certain Considerations."

OPINION OF MERRILL LYNCH

     The Company retained Merrill Lynch & Co. ("Merrill Lynch") to render its opinion as to whether the $285.0 million the Company will pay to purchase all of the outstanding capital stock of BIG, less the cost of the Loss Reserves Guarantee (collectively, the "Purchase Price"), and the Equity Financings, taken as a whole, are fair from a financial point of view to the Company. Merrill Lynch has delivered to the Board of Directors its written opinion dated as of July 17, 1998 to the effect that, based upon and subject to the assumption and considerations set forth in such opinion, as of such date, the Purchase Price and the Equity Financings, taken as a whole, are fair from a financial point of view to the Company. The full text of Merrill Lynch's written opinion dated as of July 17, 1998 is attached as Annex B to this Proxy Statement and is incorporated herein by reference. The Company's stockholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Merrill Lynch in connection therewith. See "Opinion of Merrill Lynch."

                              GENERAL INFORMATION

THE COMPANY...................   Superior National is a holding company that,
                                 through its subsidiaries, underwrites and markets workers' compensation insurance principally in the State of California. The
                                 Company's principal executive offices are located at 26601 Agoura Road, Calabasas,
                                 California 91302 and its telephone number is
                                 (818) 880-1600.

                 ANNUAL MEETING OF STOCKHOLDERS OF THE COMPANY

TIME, DATE, PLACE, AND
  PURPOSE.....................   The 1998 Annual Meeting of Stockholders of the
                                 Company (the "Annual Meeting") will be held on
                                                , 1998 at 10:00 a.m., Pacific
                                 Time, at the Company's principal executive offices at 26601 Agoura Road, Calabasas,
                                 California 91302.

                                 At the Annual Meeting, the Company's
                                 stockholders will be asked to consider and vote upon the eight proposals described in the attached "Notice of Annual Meeting of Stockholders" and to transact such other business as may properly come before the Annual Meeting, or any adjournment or postponement thereof.

RECORD DATE; QUORUM; VOTING
  AGREEMENTS..................   The Record Date for determining the
                                 stockholders of the Company entitled to vote upon the matters set forth in this Proxy
                                 Statement is the close of business on
                                                  , 1998.

                                 The presence, either in person or by properly designated proxy, at the Annual Meeting of the holders of a majority of the combined voting power of the outstanding shares of Common Stock and the Voting Notes is necessary to constitute a quorum. As to all matters, except the election of directors, each stockholder is entitled to one vote for each share of Common Stock held. With respect to the election of directors, a stockholder may cumulate such holder's votes in the manner described under "General Information -- Quorum and Voting Requirements." Each holder of the Voting Notes is entitled to vote only in director elections, director removals, changes in the number of authorized directors, and votes on amendments to such voting rights. With respect to amendments to such voting rights, the Voting Notes vote as a separate class.

                                 C. Len Pecchenino, William L. Gentz, J. Chris Seaman, and Gordon E. Noble, who are directors and stockholders of the Company; and TJS Partners, L.P., IP Delaware, and IP Bermuda, who are stockholders of the Company (such persons and entities holding approximately 47% of the Company's outstanding Common Stock) have entered into voting agreements (the "Voting Agreements") with FHC, pursuant to which they will vote their shares at the Annual Meeting in favor of Proposals No. 1 and No. 2.

                                 As of             , 1998, directors and
                                 executive officers of the Company beneficially
                                 owned        shares of Common Stock
                                 (representing approximately      % of the
                                 outstanding shares of Common Stock). In
                                 addition, Robert A. Spass, a director of the Company, is an affiliate of the owner of the Voting Notes. See

                                 "Security Ownership of Certain Beneficial
                                 Owners and Management." The Company believes that all of the Company's directors and executive officers who are stockholders intend to vote in favor of each proposal presented herein. The Company believes that all the Voting Notes will be voted in favor of some or all of the eleven nominees named in "Proposal No. 7 -- Election of Directors."

DISSENTERS' OR APPRAISAL
  RIGHTS......................   Delaware law provides that no dissenters' or
                                 appraisal rights are available to stockholders of the Company with respect to any of the matters discussed in this Proxy Statement.

                                   PROPOSALS

                      PROPOSAL NO. 1 -- THE STOCK OFFERING


THE STOCK OFFERING............   The Stock Offering will consist of the Rights
                                 Offering and the Employee Participation, each as described herein, and will involve the issuance of up to 6,545,043 shares of Common
                                 Stock at $16.75 per share. If the stockholders approve the Stock Offering, it will commence promptly after the Annual Meeting and will expire not less than 30 days thereafter, subject to extension by the Company (the
                                 "Expiration Date").



RIGHTS OFFERING...............   Pursuant to the Rights Offering, the Company
                                 will distribute to each holder of the Common
                                 Stock (excluding IP Delaware and IP Bermuda) and to each of its warrant holders (excluding those who exercised their preemptive rights to purchase Common Stock under the terms of the IP
                                 Stock Issuance) as of the record date for the Rights Offering, one transferable Right for each share of Common Stock held (or issuable upon the exercise of a warrant). Each Right will entitle the holder thereof to receive, upon payment of the $16.75 per share subscription price (the "Subscription Price"), one share of Common Stock. Once a holder has exercised the Rights, such exercise may not be revoked. Based on the number of shares and warrants outstanding on September 1, 1998, if no warrant holders are excluded, up to 5,982,234 shares of Common Stock may be issued upon exercise of the Rights distributed pursuant to the Rights Offering portion of the Stock Offering.



                                 Once distributed in the Rights Offering, and until the Expiration Date, the Rights are intended to be freely transferable. It is expected that the Rights will be registered under the Securities Act of 1933, as amended (the "Securities Act"), and will trade on The Nasdaq National Market ("Nasdaq") under the symbol "SNTLR" until the close of business on the last Nasdaq trading day prior to the Expiration Date.



EMPLOYEE PARTICIPATION........   The Board of Directors of Superior National
                                 (the "Board" or "Board of Directors") has approved the opportunity to participate in the Stock Offering for employees and consultants of the Company holding vested and unvested stock options, all previously issued under the terms of equity incentive plans approved by the Company's stockholders. The opportunity to participate will be effected through the issuance of the same form of Right issued pursuant to the Rights Offering, except that each employee or consultant, in order to participate, will be required to agree that his or her Rights are non-transferable. In addition, the Board of Directors has approved making certain financing arrangements available to the participating employees and consultants, collateralized by securities in the Company owned or acquired by the participant. Based on the number of options and grants of Restricted Stock outstanding on September 1, 1998, up to 562,809 shares of Common Stock may be issued pursuant to the Employee Participation portion of the Stock
                                 Offering.


CONSEQUENCES IF THE STOCK
  OFFERING IS NOT APPROVED....   If the stockholders do not approve the Stock
                                 Offering, then the Company would not have a significant portion of the funds needed to finance the Acquisition, and would almost certainly be unable to find alternative sources of equity financing quickly enough in order to complete the Acquisition. IP is not obligated to purchase shares in the IP Stock Issuance if the Stock Offering does not occur, and IP would receive the commitment fee for providing the Standby Commitment described in Proposal No. 2 regardless of approval. The Company is obligated to proceed with the Acquisition regardless of whether the Stock Offering is approved and may incur considerable liabilities to FHC if it is unable to complete the Acquisition due to the absence of financing.
                                 The failure to complete the Acquisition under such circumstances would almost certainly have a material adverse effect on the Company. These effects could include but are not limited to payments of damages of $15.0 million and other damages in material amounts.

ADVANTAGES AND DISADVANTAGES
  OF THE STOCK OFFERING.......   The principal advantages that the Board of
                                 Directors believes will result from the Stock
                                 Offering are that, by coupling the Stock
                                 Offering with the Standby Commitment (described in "Proposal No. 2 -- The IP Stock Issuance"), the Company would be assured of raising the equity proceeds necessary to complete the Acquisition, without having to resort to a general offering of Common Stock that could be subject to a much greater market risk. In addition, the Company believes the Acquisition and the financing structure will be viewed favorably by A.M. Best. The issuance of additional shares through the Stock Offering also will increase the liquidity of the trading market for the Common Stock, by adding to the "float," that is, the number of shares and aggregate value of stock held by non-insiders.
                                 The Company's increased market capitalization could make coverage of the Common Stock by analysts more likely, and such coverage generally adds to liquidity by increasing investor awareness of the Company and its prospects. The Board also considered the disadvantage of the Stock Offering, that existing equity security holders who do not choose to exercise their Rights would experience dilution of their equity interests, while noting that the Stock Offering presents an opportunity for equity security holders to mitigate those effects.

                                 The Board also considered the fact that IP and certain related parties -- including CentreLine, Centre Solutions, III, and IIA -- may have the power to control further or more significantly influence the election of directors and all other matters submitted to the Company's stockholders and otherwise to direct the business and affairs of the Company if it acquires a significant number of shares of Common Stock pursuant to the Standby Commitment. In the unlikely event that no Rights are exercised in the Stock Offering and the Standby Commitment is utilized in full, stockholders other than IP and certain related parties would own only approximately 21.0% of the outstanding Common Stock.

                                 The amount of Common Stock acquired by IP pursuant to the IP Stock Issuance and the Standby Commitment could also have a negative influence on an attempt to acquire control of the Company, because the Company's public stockholders may not have sufficient voting power to approve a potential future strategic offer for the Company by a third party that might be attractive to such stockholders. The Company has attempted to limit the potential adverse impact this may have on the Company and its stockholders by negotiating the Stock Purchase Agreement (as defined below), which imposes certain restrictions on IP and certain related parties. Those restrictions include IP's covenant that on any matter before the stockholders, other than the election of directors, if the aggregate number of all shares that are voted in like manner by IP and such parties shall be greater than 35% of the total number of shares voted, then those votes that exceed the 35% threshold shall be voted in the same proportion as the other stockholders voted their shares with respect to that matter. See "Proposal No. 1 -- Advantages and Disadvantages of the Stock Offering" and "-- Potential Effects of the Stock Offering on Control of the Company."

RECOMMENDATION OF THE BOARD OF
  DIRECTORS...................   The Board of Directors has unanimously approved
                                 the Stock Offering and recommends a vote FOR
                                 Proposal No. 1. Because the IP Stock Issuance is contingent on the completion of the Stock
                                 Offering, a vote against Proposal No. 1 should be considered to be effectively a vote against Proposal No. 2 as well.

                    PROPOSAL NO. 2 -- THE IP STOCK ISSUANCE

GENERAL.......................   Proposal No. 2 includes the IP Stock Issuance,
                                 the issuance of shares to warrant holders exercising preemptive rights in connection with the IP Stock Issuance, and the Standby
                                 Commitment.

IP............................   IP Delaware and IP Bermuda are investment
                                 partnerships formed in 1994 to make equity investments in the insurance, healthcare, and insurance services industries, and have total committed capital of $540 million. Robert A.
                                 Spass and Steven B. Gruber, directors of the Company, are also officers and directors of, and (together with Daniel L. Doctoroff, who has no other relationship with the Company) own all of the voting capital stock of, the ultimate general partner of each of IP Delaware and IP
                                 Bermuda. See "Security Ownership of Certain
                                 Beneficial Owners and Management -- Security
                                 Ownership of Certain Beneficial Owners," footnotes 6 and 10. Major partners include
                                 Centre Reinsurance Limited ("Centre Re"),
                                 Keystone, Inc. (formerly the Robert M. Bass
                                 Group, Inc.), and The Chase Manhattan Bank
                                 ("Chase").

                                 Since their formation, the partnerships have invested, or have committed to invest, in excess of $500 million in insurance, healthcare, and insurance services transactions.

                                 The partnerships within IP II were formed to make investments similar to those made by IP Delaware and IP Bermuda. Robert A. Spass and Bradley E. Cooper, directors of the Company, are also officers of Capital Z, the ultimate general partner of the IP II partnerships. Each of Messrs. Spass and Cooper own 9.9% of the voting capital stock of Capital Z. No person or entity owns 10% or more of the voting capital stock of Capital Z. See "Security Ownership of Certain Beneficial Owners and Management -- Security Ownership of Certain Beneficial Owners," footnote 7. The partnerships within IP II expect to have committed capital in excess of $1.5 billion. Major partners will be Zurich Insurance Group, Inc., Centre Re, and Chase. Capital Z executed the Stock Purchase Agreement and subsequently assigned its rights and obligations thereunder to IP II.

THE IP STOCK ISSUANCE.........   Pursuant to the Stock Purchase Agreement dated
                                 May 5, 1998, among the Company and IP (the
                                 "Stock Purchase Agreement"), the Company will issue and sell 5,611,940 shares of Common Stock for $16.75 per share, or an aggregate of approximately $94.0 million, in the IP Stock
                                 Issuance, allocated among IP Delaware, IP
                                 Bermuda and IP II as set forth in the Stock
                                 Purchase Agreement. Additionally, IP has agreed in the Stock Purchase Agreement to provide the Standby Commitment, described below.

WARRANT HOLDER PREEMPTIVE
  RIGHTS......................   The Company's warrant holders have preemptive
                                 rights that allow them to purchase shares in any issuance of the Company's equity securities. Under these preemptive rights, the warrant holders have the right to purchase a maximum of 2,145,821 shares of Common Stock either privately under the terms of the IP
                                 Stock Issuance or by receiving and exercising
                                 Rights under the terms of the Rights Offering.
                                 Regardless of which of these two transactions they participate in, warrant holders will have the right to purchase, at $16.75 per share, one share per share of Common Stock underlying their warrants. Therefore, in order to comply with the preemptive rights provisions of the warrants, the Company must have available for issuance to warrant holders 2,145,821 shares of Common Stock in each of these two transactions.
                                 This means that the total number of shares set aside for warrant holders to purchase is at least twice the number that the warrant holders can actually purchase. (It may be more than twice the number because some warrant holders may decide not to purchase any shares.) Warrant holders who decide to purchase Common Stock directly under the terms of the IP Stock
                                 Issuance will be excluded from the Rights
                                 Offering. The size of the Rights Offering will be reduced by the number of shares that warrant holders have exercised their preemptive rights to purchase under the terms of the IP Stock
                                 Issuance, but the one-for-one distribution ratio for the Rights will not be changed.

STANDBY COMMITMENT............   To assure the Company that a total of $200.0
                                 million in proceeds will be provided by the Stock Offering, the IP Stock Issuance, and the exercise of warrant holder preemptive rights to purchase stock under the terms of the IP Stock Issuance, IP also has agreed to purchase up to 6,328,358 shares of Common Stock, with the exact number being that number of shares necessary to bring the total proceeds of the Stock Offering, the IP Stock Issuance (together with related exercises of warrant holder preemptive rights), and the Standby Commitment to $200.0 million.
                                 Any shares purchased pursuant to the Standby
                                 Commitment will be purchased privately at the Subscription Price under the terms and conditions of the Stock Purchase Agreement. IP
                                 Delaware and IP Bermuda are not participating in the Stock Offering.

COMMITMENT FEE................   In consideration of its agreement to provide
                                 the Standby Commitment, IP will receive a commitment fee from the Company, regardless of whether the Stock Offering and Standby
                                 Commitment are consummated, consisting of the Commitment Fee Warrants, which are exercisable to purchase 734,000 shares of Common Stock at $16.75 per share. Zurich will receive 205,520 of these Commitment Fee Warrants in consideration of certain financing commitments to IP II in connection with the Stock Purchase
                                 Agreement.

TRANSACTION FEE...............   Separately from the Commitment Fee Warrants,
                                 the Company will pay IP a transaction fee of $3.9 million upon consummation of the IP Stock
                                 Issuance in consideration of IP's providing the Company with the opportunity to undertake the Acquisition, originating a portion of the financing for the Acquisition, and assisting in negotiating the terms of the Acquisition.

ADVANTAGES AND DISADVANTAGES
  OF THE IP STOCK ISSUANCE AND
  STANDBY COMMITMENT..........   The Board of Directors approved the IP Stock
                                 Issuance to ensure that the Company could raise
                                 $94.0 million of the equity financing necessary to complete the Acquisition, and approved the Standby Commitment to ensure that a full $200.0 million in equity proceeds would be raised. The
                                 Board of Directors considered that,
                                 notwithstanding the fact that IP would hold as a result of the IP Stock Issuance at least 43% of the outstanding Common Stock, and would presumably acquire more as a result of the Standby Commitment, IP was willing to agree to the limitations on its ability to exercise control over the Company discussed below.
                                 Additionally, the Board of Directors views the relationship with IP as beneficial to the Company's ability to continue its growth and take advantage of opportunities to complete acquisitions as they arise. The Board felt these advantages outweighed the concerns raised by IP's ability to control elections of directors of the Company and the fact that IP's ownership makes a change of control of the Company without IP's consent highly unlikely.


EFFECT OF THE IP STOCK
  ISSUANCE AND THE STANDBY
  COMMITMENT..................   Based upon the Common Stock outstanding as of
                                 the Record Date, and assuming that (i) no outstanding warrants or stock options convertible into shares of Common Stock are exercised prior to the Closing, (ii) all Rights are exercised in the Stock Offering, and (iii) warrant holders purchase their full allotment of shares under their preemptive rights, approximately 18,118,230 shares of Com-mon Stock will be outstanding upon consummation of the Equity Financings, of which the Company believes approximately 9.6 million shares and approximately 2.6 million warrants
                                 (approximately 53% of the total number of shares of Common Stock that will then be outstanding) will be held in the aggregate by IP, CentreLine, Centre Solutions, III, IIA, and other related parties. Separately, IP Delaware, IP Bermuda, and IP II would beneficially own approximately 3.1 million shares and 229,754 warrants, 1.5 million shares and 93,206
                                 warrants, and 3.1 million shares and 205,520 warrants, respectively, for an aggregate of approximately 7.7 million shares and 528,480 warrants (approximately 17.3%, 8.1%, and 17.3%, respectively, for an aggregate of approximately
                                 43%, of the total number of shares of Common
                                 Stock that will then be outstanding, and approximately 38% on a diluted basis).



                                 In the unlikely event that no shares are issued in the Stock Offering and no warrant holder preemptive rights are exercised in connection with the IP Stock Issuance, so that IP consequently purchases 6,328,358 shares under the Standby Commitment, IP, CentreLine, Centre Solutions, III, IIA, and other related parties would own instead approximately 14.1 million shares and approximately 2.6 million warrants (approximately 78% of the total number of shares of Common Stock that will then be outstanding and approximately 77.2% on a diluted basis). Separately, in such an event, IP Delaware, IP Bermuda, and IP II would own approximately 5.1 million shares and 229,754 warrants, 2.3 million shares and 93,206 warrants, and 6.7 million shares and 205,520 warrants, respectively, for an aggregate of approximately 14.0 million shares and 528,480 warrants (approximately 28.2%, 12.6%, and 36.9%, respectively, for an aggregate of 77.7%, of the total number of shares of Common Stock that will then be outstanding and approximately 65% on a diluted basis). However, IP, CentreLine, Centre Solutions, III, IIA, and these other related parties have agreed to certain limitations on their voting power as stockholders and on their rights to transfer equity securities of the Company in certain circumstances. See "Proposal No. 2 -- Terms of the IP Stock Issuance -- Certain
                                 Covenants -- Covenants of IP." The Board of
                                 Directors considered the fact that IP could acquire a majority of the outstanding Common Stock in determining to proceed with the Equity Financings.


TERMS OF THE STOCK PURCHASE
  AGREEMENT...................   In addition to customary terms and provisions,
                                 including customary representations and
                                 warranties, covenants, and reciprocal
                                 indemnification provisions, the Stock Purchase
                                 Agreement contains certain covenants by IP that shall remain effective so long as IP, CentreLine, Centre Solutions, III, IIA, and other related parties beneficially own an aggregate of 15% or more of the outstanding
                                 Common Stock on a diluted basis. One such covenant, with certain limited exceptions, prohibits IP or any of such related parties from acquiring any additional shares of Common
                                 Stock, entering into a merger or business combination involving the Company, participating in any solicitation of proxies, or participating in any group with respect to any of the foregoing, without a two-thirds majority vote of (i) the directors not affiliated with IP or such related parties, or (ii) the stockholders
                                 (other than IP and such related parties). Other covenants provide that IP and such related parties will not elect more than five directors
                                 (or the highest number that is less than a majority of the Board of Directors) and that IP will not transfer any of its shares except in certain types of specified transactions.
                                 Further, other than with respect to the
                                 election of directors of the Company, IP has agreed that, with respect to any vote of the stockholders of the Company on a particular matter, if the aggregate number of all shares that are voted in like manner by IP and such related parties shall be greater than 35% of the total number of shares voted, then those votes that exceed such 35% threshold shall be voted in the same proportion as the other stockholders voted their shares with respect to such matter.

CONDITIONS TO THE IP STOCK
  ISSUANCE; TERMINATION OF
  STOCK PURCHASE AGREEMENT....   Notwithstanding stockholder approval of the IP
                                 Stock Issuance, the consummation of the IP
                                 Stock Issuance is subject to several other conditions, including, without limitation, receipt of all governmental authorizations required for performance of each party's obligations under the Stock Purchase Agreement and the simultaneous consummation of the Acquisition, the Stock Offering and the Senior
                                 Notes Offering.

CONSEQUENCES IF THE IP STOCK
  ISSUANCE AND STANDBY
  COMMITMENT ARE NOT
  APPROVED....................   If the stockholders do not approve the IP Stock
                                 Issuance and the Standby Commitment, then the Company would not have a significant portion of the funds needed to finance the Acquisition, and would almost certainly be unable to find alternative sources of equity financing quickly enough in order to complete the Acquisition.
                                 The Company is obligated to proceed with the Acquisition regardless of whether the IP Stock
                                 Issuance and the Standby Commitment are
                                 approved and may incur considerable liabilities to FHC if it is unable to complete the Acquisition due to the absence of financing.
                                 The failure to complete the Acquisition under such circumstances would almost certainly have a material adverse effect on the Company. These effects could include but are not limited to payments of damages of $15.0 million and other damages in material amounts. In addition, as described above in "Proposal No. 1 -- The Stock
                                 Offering," the completion of the Stock Offering is contingent upon the completion of the IP
                                 Stock Issuance. Thus, failure to approve the IP
                                 Stock Issuance will bar the Stock Offering. The
                                 Commitment Fee payable to IP in connection with the Standby Commitment must be paid even if the Equity Financings do not take place.

RESTRICTIONS ON TRANSFER OF
  SHARES; REGISTRATION
  RIGHTS......................   The shares of Common Stock issued under the
                                 terms of the IP Stock Issuance (and the Standby
                                 Commitment) will not be registered under the Securities Act and consequently will be subject to standard restrictions on transferability imposed by federal and state securities laws on privately issued securities. How-ever, the Company will grant certain registration rights to IP. See "Proposal No.
                                 2 -- Terms of the IP Stock
                                 Issuance -- Restrictions on Transfer of Shares" and "-- Registration Rights."

GOVERNMENTAL AND REGULATORY
  APPROVALS OF THE IP STOCK
  ISSUANCE....................   The Company is not aware of any governmental or
                                 regulatory approval that must be obtained in order to consummate the IP Stock Issuance and the Standby Commitment, other than approval by the California Department of Insurance (the
                                 "DOI"), the New York Department of Insurance and the Delaware Department of Insurance, whose approval must be sought by IP II, and the expiration of the waiting period under the HSR
                                 Act. IP has already made the filings required in order to obtain these approvals. While the Company is confident of obtaining approval, as of the date of this Proxy Statement, all of the required approvals have not been obtained.

RECOMMENDATION OF THE BOARD OF
  DIRECTORS...................   The Board of Directors has unanimously approved
                                 the IP Stock Issuance and the Standby
                                 Commitment and recommends a vote FOR Proposal
                                 No. 2. Because the Stock Offering's completion is contingent on completion of the IP Stock
                                 Issuance and Standby Commitment, a vote against Proposal No. 2 should be considered to be effectively a vote against Proposal No. 1 as well.

            PROPOSAL NO. 3 -- AMENDMENT TO 1995 STOCK INCENTIVE PLAN

AMENDMENT TO 1995 STOCK
  INCENTIVE PLAN..............   A proposed amendment to the Company's 1995
                                 Stock Incentive Plan (the "1995 Plan")
                                 increases the number of shares of Common Stock authorized for issuance under the 1995 Plan from 625,000 shares to 3.0 million shares. In light of the pending Acquisition, the Company believes that it is necessary to adopt this amendment to the 1995 Plan in order to provide an adequate pool in future years for the grant of stock-based incentive awards to its markedly larger group of employees. This amendment will only take effect upon the Closing.

RECOMMENDATION OF THE BOARD OF
  DIRECTORS...................   The Board of Directors unanimously recommends a
                                 vote FOR Proposal No. 3.

                 PROPOSAL NO. 4 -- EMPLOYEE STOCK PURCHASE PLAN

EMPLOYEE STOCK PURCHASE
  PLAN........................   The Board of Directors believes it is
                                 appropriate to strengthen the Company's overall compensation package by allowing employees to make investments in Common Stock through payroll deductions. The Board has voted to reserve for issuance 500,000 shares of Common
                                 Stock under the terms of a new Employee Stock
                                 Purchase Plan. In order to induce
                                 participation, employees would pay a price per share equal to 85% of the market price at the end of an investment period. The plan would only take effect upon the Closing.

RECOMMENDATION OF THE BOARD OF
  DIRECTORS...................   The Board of Directors unanimously recommends a
                                 vote FOR Proposal No. 4.

 PROPOSAL NO. 5 -- AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE NUMBER
                              OF AUTHORIZED SHARES

INCREASE IN NUMBER OF
  AUTHORIZED SHARES...........   A proposed amendment to the Company's
                                 Certificate of Incorporation will increase the number of authorized shares of Common Stock from 25 million shares to 40 million shares.
                                 Assuming the approval and consummation of the Equity Financings, the increase in reserved shares under the 1995 Plan, the adoption of the Employee Stock Purchase Plan, and the issuance of the Commitment Fee Warrants as consideration for the Standby Commitment, the Company will have only approximately 0.6 million shares of Common Stock authorized but not issued or reserved for issuance. The Board of Directors believes it is desirable to authorize additional shares of Common Stock so that there will be sufficient shares available for issuance in the future for purposes that the Board may hereafter determine to be in the best interests of the Company and its stockholders.
                                 Such purposes could include the issuance of shares for cash, in acquisitions, through employee benefit programs, and for other general corporate purposes. The increase in the number of shares authorized would only take effect upon the Closing.

RECOMMENDATION OF THE BOARD OF
  DIRECTORS...................   The Board of Directors unanimously recommends a
                                 vote FOR Proposal No. 5.

 PROPOSAL NO. 6 -- AMENDMENT TO CERTIFICATE OF INCORPORATION TO REMOVE TRANSFER
                                  RESTRICTIONS

REMOVAL OF TRANSFER
  RESTRICTIONS................   A proposed amendment to the Company's
                                 Certificate of Incorporation will remove the transfer restrictions on the Common Stock that were put in place in order to preserve the Company's NOLs for federal income tax purposes.
                                 The Equity Financings almost certainly will limit and defer the availability of the Company's NOLs under the terms of Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). The Board has determined that the Equity Financings, despite this impact, are in the Company's best interests. As the purpose of the transfer restrictions was to forestall the limitations and deferrals caused by the application of Section 382, the Board of Directors has determined that they are no longer appropriate. Removal of the transfer restrictions will eliminate current limitations on a stockholder's ability to accumulate stock of the Company. The Company believes that such restrictions might have led to a decreased valuation of the Common Stock of the Company while they were in place. If the Acquisition and Equity Financings were not to close, the Company would continue to utilize the full availability of its NOLs and therefore this amendment would not take effect.


                                 If the Company's $128.0 million of NOLs are in fact limited and deferred, the Company will be able to utilize approximately $8 million of NOLs each year until such NOLs begin to expire in 2006, or approximately $56 million of NOLs. In addition, to the extent taxable income associated with $45 million of "built-in-gains" is recognized during the five years following the Acquisition, such "built-in-gains" can be completely offset by NOLs. Thus, the Board of Directors believes that at least $101 million of the Company's NOLs will be utilized before they begin to expire in 2006, although the timing of that utilization may be deferred versus the timing that might have been employed absent the ownership change. The Company has heretofore not utilized NOLs in any year to offset taxable income.

RECOMMENDATION OF THE BOARD OF
  DIRECTORS...................   The Board of Directors unanimously recommends a
                                 vote FOR Proposal No. 6.

                    PROPOSAL NO. 7 -- ELECTION OF DIRECTORS

ELECTION OF DIRECTORS.........   Eleven directors are to be elected at the
                                 Annual Meeting. The Board has nominated the eleven current directors for such election.

RECOMMENDATION OF THE BOARD OF
  DIRECTORS...................   The Board of Directors unanimously recommends
                                 the election of the eleven persons nominated to the Board of Directors.

 PROPOSAL NO. 8 -- RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS
                              INDEPENDENT AUDITORS

RATIFICATION OF THE
  APPOINTMENT OF KPMG PEAT
  MARWICK LLP AS INDEPENDENT
  AUDITORS....................   The Audit Committee of the Board of Directors
                                 has selected KPMG Peat Marwick LLP as
                                 accountants to audit the consolidated financial statements of the Company and its Subsidiaries for the year ending December 31, 1998.

RECOMMENDATION OF THE BOARD OF
  DIRECTORS...................   The Board of Directors unanimously recommends a
                                 vote FOR Proposal No. 8.

     STOCKHOLDERS ARE URGED TO CAREFULLY REVIEW THE MORE DETAILED INFORMATION INCLUDED IN THIS PROXY STATEMENT AND THE ACCOMPANYING ANNEXES, INCLUDING THE SECTION ENTITLED "CERTAIN CONSIDERATIONS" FOLLOWING THIS SUMMARY.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA


     The following table sets forth summary consolidated financial information with respect to Superior National and BIG for the periods indicated. The historical financial information was prepared in accordance with GAAP. The financial information for Superior National as of June 30, 1998 and 1997 is unaudited; however, in management's opinion, it includes all adjustments, including normally occurring accruals, that are necessary for a fair presentation of results for such interim periods. The financial information for BIG as of June 30, 1998 and 1997, and as of December 31, 1995, 1994, and 1993, as well as for the years ended December 31, 1994 and 1993 and the six months ended June 30, 1998 and 1997, is unaudited. Interim results are not necessarily indicative of results for the full year. The pro forma consolidated statement of operations data for the six months ended June 30, 1998 and the year ended December 31, 1997 is unaudited and presents results for the Company as if the Acquisition had been consummated as of the beginning of each period presented.


     BIG is an indirect wholly owned subsidiary of FHS, and as a subsidiary is not subject to the same financial reporting requirements, therefore audited financial information is not available for all periods. Further, as a subsidiary, earnings per share information is not meaningful.

     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have occurred had the Acquisition been consummated on the dates assumed, nor is the pro forma information intended to be indicative of the Company's future results of operations.

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.

                             SUMMARY FINANCIAL DATA


                                            SIX MONTHS
                                          ENDED JUNE 30,                  YEAR ENDED DECEMBER 31,
                                         -----------------   --------------------------------------------------
                                          1998      1997     1997(1)     1996      1995       1994       1993
                                         -------   -------   --------   -------   -------   --------   --------
                                            (UNAUDITED) (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
REVENUES:
Net premiums earned....................  $50,206   $64,388   $140,920   $88,648   $89,735   $110,418   $153,585
         Total Revenues................   58,220    69,909    153,594    96,417    99,519    119,467    163,135
EXPENSES:
Claim and claim adjustment expenses,
  net of reinsurance...................   26,319    44,995     90,447    55,638    53,970     78,761    113,817
Underwriting and general and
  administrative expenses (e.g.,
  commissions).........................   18,406    17,849     37,695    34,138    29,447     21,660     28,778
         Total Expenses................   45,739    67,646    136,333    91,190    87,830    114,470    160,931

Income before income taxes, preferred
  securities dividends and accretion,
  discontinued operations,
  extraordinary items, and cumulative
  effect of change in accounting for
  income taxes.........................   12,481     2,263     17,261     5,227    11,689      4,997      2,204
Preferred securities dividends and
  accretion, net of income tax
  benefit..............................   (3,724)     (907)    (3,069)   (1,667)   (1,488)      (683)        --
Net income from continuing
  operations...........................  $ 7,816   $ 1,494   $ 10,824   $ 3,630   $11,701   $  3,599   $  2,734
                                         =======   =======   ========   =======   =======   ========   ========

BASIC EPS:
Per common share:
Income from continuing operations......  $  1.34   $  0.32   $   2.06   $  1.06   $  3.41   $   1.05   $   0.80
Weighted average shares outstanding....    5,854     4,642      5,250     3,433     3,430      3,430      3,430

DILUTED EPS:
Per common share:
Income from continuing operations......  $  0.99   $  0.23   $   1.54   $  0.75   $  2.97   $   0.70   $   0.58
Weighted average shares outstanding....    7,912     6,411      7,016     4,826     3,942      5,122      4,753



                                       AS OF JUNE 30,                          DECEMBER 31,
                                     -------------------   ----------------------------------------------------
                                       1998       1997     1997(1)      1996       1995       1994       1993
                                     --------   --------   --------   --------   --------   --------   --------
                                         (UNAUDITED)               (IN THOUSANDS)
BALANCE SHEET
ASSETS:
Total cash and investments
-- carrying value..................  $193,349   $244,326   $242,116   $149,440   $163,951   $176,878   $150,179
-- market value....................   193,356    244,326    242,116    149,440    166,103    172,706    156,744
Reinsurance receivables............    55,474     33,450     53,082     25,274     39,613     68,129     71,003
         Total Assets..............  $396,036   $395,399   $429,473   $306,569   $240,781   $286,776   $264,098
                                     ========   ========   ========   ========   ========   ========   ========

LIABILITIES AND STOCKHOLDERS'
  EQUITY:
Claim and claim adjustment
  expenses.........................  $154,843   $213,686   $201,255   $115,529   $141,495   $171,258   $171,038
         Total Liabilities.........   236,290    316,464    268,378    237,807    176,256    227,622    224,044
         Total Stockholders'
           Equity..................  $ 58,695   $ 53,990   $ 59,818   $ 45,191   $ 43,480   $ 40,364   $ 40,055
                                     ========   ========   ========   ========   ========   ========   ========


------------------------------
(1) The information for the year ended December 31, 1997 includes the financial data of SPCC from April 1, 1997.

                         BUSINESS INSURANCE GROUP, INC.


                           SUMMARY FINANCIAL DATA(1)



                                         SIX MONTHS
                                       ENDED JUNE 30,                    YEAR ENDED DECEMBER 31,
                                     -------------------   ----------------------------------------------------
                                       1998       1997       1997       1996       1995       1994       1993
                                     --------   --------   --------   --------   --------   --------   --------
                                         (UNAUDITED)                                            (UNAUDITED)
                                                                   (IN THOUSANDS)
STATEMENT OF OPERATIONS
REVENUES:
Net premiums earned................  $215,911   $246,282   $515,272   $480,828   $390,974   $340,097   $233,341
         Total Revenues............   234,501    267,377    563,508    517,860    416,894    356,278    249,591
EXPENSES:
Claim and claim adjustment
  expenses, net of reinsurance.....   182,385    176,348    443,204    381,897    245,522    218,240    169,828
Underwriting and general and
  administrative expenses (e.g.,
  commissions).....................    63,156     70,037    170,070    111,477    118,572     75,364     49,262
         Total Expenses............   252,469    250,828    623,655    493,363    369,844    304,926    244,698

Income (loss) before income
  taxes............................   (17,968)    16,549    (60,147)    24,497     47,050     51,352      4,893
Net income (loss) from continuing
  operations.......................  $ (7,777)  $ 14,424   $(30,641)    22,906   $ 35,377   $ 37,520   $  6,354
                                     ========   ========   ========   ========   ========   ========   ========



                                   AS OF JUNE 30,                                  DECEMBER 31,
                               -----------------------   -----------------------------------------------------------------
                                  1998         1997         1997         1996         1995          1994          1993
                               ----------   ----------   ----------   ----------   -----------   -----------   -----------
                                     (UNAUDITED)                                   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                                                                     (IN THOUSANDS)
BALANCE SHEET
ASSETS:
Total cash and investments --
  carrying value.............  $  768,203   $  771,042   $  763,171   $  754,652    $529,515      $419,943      $362,133
  -- market value............     768,404      771,063      763,339      754,745     529,650       419,053       370,437
Reinsurance receivables......     243,538      175,076      229,521      136,109      81,545       104,573       119,050
         Total Assets........  $1,225,649   $1,146,967   $1,222,406   $1,093,773    $749,104      $627,855      $602,023

LIABILITIES AND STOCKHOLDER'S
  EQUITY:
Claim and claim adjustment
  expenses...................  $  690,515   $  623,087   $  728,421   $  590,595    $443,600      $412,666      $386,194
         Total Liabilities...     982,066      855,225      970,060      825,881     508,214       479,543       466,139
         Total Stockholder's
           Equity............  $  243,583   $  291,742   $  252,346   $  267,892    $240,890      $148,312      $135,884
                               ==========   ==========   ==========   ==========    ========      ========      ========


---------------


(1) The data reflects only the insurance operations of BIG that are being acquired by the Company.

     The unaudited pro forma combined financial data has been derived from the unaudited pro forma combined financial statements and notes thereto included elsewhere in this document and should be read in conjunction with those financial statements and notes. The summary unaudited pro forma financial information is not necessarily indicative of future operations and should not be construed as representative of future operations of the combined companies.

                SUMMARY UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                 ACQUISITION OF BUSINESS INSURANCE GROUP, INC.
                   BY SUPERIOR NATIONAL INSURANCE GROUP, INC.

                           PURCHASE ACCOUNTING METHOD

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                 SIX MONTHS ENDED JUNE 30, 1998
                                        ------------------------------------------------
                                                                  PRO
                                                                 FORMA
                                                                ADJUST-
                                                                 MENTS           PRO
                                        SUPERIOR                  INC.          FORMA
                                        NATIONAL      BIG      (DECR.)(1)      COMBINED
                                        ---------   --------   ----------     ----------
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
REVENUES:
Net premiums earned...................  $  50,206   $215,911                  $  266,117
Other income..........................      8,014     18,590      (1,296)(a)      25,308
                                        ---------   --------   ---------      ----------
       Total Revenues.................     58,220    234,501      (1,296)        291,425
EXPENSES:
Claim and claim adjustment expenses,
 net of reinsurance...................     26,319    182,385                     208,704
Underwriting and general and
 administrative expenses..............     18,406     63,156       2,111(g)       83,673
Other expense.........................      1,014      6,928        (447)(c)       6,204
                                                                    (973)(d)
                                                                  (4,718)(e)
                                                                   4,400(b)
                                        ---------   --------   ---------      ----------
       Total Expenses.................     45,739    252,469         373         298,581
                                        ---------   --------   ---------      ----------
Income (loss) before income taxes,
 preferred securities dividends and
 accretion, discontinued operations,
 extraordinary items, and cumulative
 effect of change in accounting for
 income taxes.........................     12,481    (17,968)     (1,669)         (7,156)
Income tax expense (benefit)..........      4,665    (10,191)      2,979(f)       (2,547)
                                        ---------   --------   ---------      ----------
Net income (loss) from continuing
 operations...........................      7,816     (7,777)     (4,648)         (4,609)
                                        =========   ========   =========      ==========
BASIC EPS:
Per common share:
Net income (loss) from continuing
 operations...........................  $    1.34                             $    (0.26)
Weighted average shares outstanding...      5,854                                 17,794
DILUTED EPS:
Per common share:
Net income (loss) from continuing
 operations...........................  $    0.99                             $    (0.23)
Weighted average shares outstanding...      7,912                                 19,959

                                                       YEAR ENDED DECEMBER 31, 1997
                                        -----------------------------------------------------------
                                                                               PRO
                                                                              FORMA
                                                                             ADJUST-
                                                                              MENTS          PRO
                                         SUPERIOR       PAC                    INC.         FORMA
                                        NATIONAL(3)    RIM(2)     BIG(3)    (DECR.)(1)     COMBINED
                                        -----------   --------   --------   ----------     --------
                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
REVENUES:
Net premiums earned...................   $140,920     $ 19,507   $515,272                  $675,699
Other income..........................     12,674        1,449     48,236      (1,996)(a)    60,363
                                         --------     --------   --------   ---------      --------
       Total Revenues.................    153,594       20,956    563,508      (1,996)      736,062
EXPENSES:
Claim and claim adjustment expenses,
 net of reinsurance...................     90,447       25,841    443,204                   559,492
Underwriting and general and
 administrative expenses..............     37,695       10,769    170,070       2,111(g)    220,645
Other expense.........................      8,191        1,595     10,381      (8,326)(e)    17,432
                                                                               (1,947)(d)
                                                                                8,800(b)
                                                                               (1,262)(c)
                                         --------     --------   --------   ---------      --------
       Total Expenses.................    136,333       38,205    623,655        (624)      797,569
                                         --------     --------   --------   ---------      --------
Income (loss) before income taxes,
 preferred securities dividends and
 accretion, discontinued operations,
 extraordinary items, and cumulative
 effect of change in accounting for
 income taxes.........................     17,261      (17,249)   (60,147)     (1,372)      (61,507)
Income tax expense (benefit)..........      6,437          612    (29,506)      1,236(f)    (21,221)
                                         --------     --------   --------   ---------      --------
Net income (loss) from continuing
 operations...........................     10,824      (17,861)   (30,641)     (2,608)      (40,286)
                                         ========     ========   ========   =========      ========
BASIC EPS:
Per common share:
Net income (loss) from continuing
 operations...........................   $   2.06                                          $  (2.34)
Weighted average shares outstanding...      5,250                                            17,190
DILUTED EPS:
Per common share:
Net income (loss) from continuing
 operations...........................   $   1.54                                          $  (2.13)
Weighted average shares outstanding...      7,016                                            18,956


------------------------------
(1) See explanatory notes to "Unaudited Pro Forma Financial Information."

(2) Pac Rim information is presented for the three months ended March 31, 1997 (unaudited).

(3) Derived from audited financial statements.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET


                                                                                AS OF JUNE 30, 1998
                                                              -------------------------------------------------------
                                                                                           PURCHASE
                                                              SUPERIOR                    ACCOUNTING       PRO FORMA
                                                              NATIONAL       BIG        ADJUSTMENTS(1)      COMBINED
                                                              --------    ----------    --------------     ----------
                                                                                  (IN THOUSANDS)
ASSETS:
Investments.................................................  $188,928    $  717,624      $ (29,496)(a)    $  867,056
                                                                                            (10,000)(b)
Cash and cash equivalents...................................     4,421        50,579         29,496(a)        109,395
                                                                                             10,387(b)
                                                                                             17,509(c)
                                                                                            107,000(e)
                                                                                            177,202(f)
                                                                                             (7,799)(g)
                                                                                           (285,000)(h)
                                                                                              5,600(i)
Reinsurance receivables.....................................    55,474       243,538                          299,012
Premiums receivable.........................................    34,518        90,730                          125,248
Deferred policy acquisition costs...........................     5,422        21,629                           27,051
Goodwill....................................................    35,248        13,813        (13,813)(k)        35,248
Other assets................................................    72,025        87,736           (387)(b)       123,280
                                                                                            (17,509)(c)
                                                                                            (18,585)(j)
                                                              --------    ----------      ---------        ----------
        Total Assets........................................  $396,036    $1,225,649      $ (35,395)       $1,586,290
                                                              ========    ==========      =========        ==========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Claim and claim adjustment expenses.........................  $154,843    $  690,515                       $  845,358
Unearned premiums...........................................    16,198        47,827                           64,025
Long-term debt..............................................        30       121,750      $(121,750)(d)       107,030
                                                                                            107,000(e)
Deferred credit -- negative goodwill........................                                 80,333(h)         53,535
                                                                                              5,600(i)
                                                                                            (18,585)(j)
                                                                                            (13,813)(k)
Accounts payable and other liabilities......................    65,219       121,974         (7,799)(g)       179,394
                                                              --------    ----------      ---------        ----------
        Total Liabilities...................................   236,290       982,066         30,986         1,249,342
Trust preferred securities..................................   101,051            --                          101,051
        Total Stockholders' Equity..........................    58,695       243,583        177,202(f)        235,897
                                                                                            121,750(d)
                                                                                           (365,333)(h)
                                                              --------    ----------      ---------        ----------
        Total Liabilities and Stockholders' Equity..........  $396,036    $1,225,649      $ (35,395)       $1,586,290
                                                              ========    ==========      =========        ==========


------------------------------
(1) See explanatory notes to "Unaudited Pro Forma Financial Information."

                               CERTAIN CONSIDERATIONS

     Stockholders should consider carefully the following factors, in addition to the other information included in this Proxy Statement and the accompanying Annexes, in evaluating the proposals set forth herein. Certain statements in this Proxy Statement are forward-looking and are identified by the use of forward-looking words or phrases such as "intended," "will be positioned," "expects," is or are "expected," "anticipates," and "anticipated." These forward-looking statements are based on the Company's current expectations. To the extent any of the information contained in this Proxy Statement constitutes a "forward-looking statement" as defined in Section 27A(i)(1) of the Securities Act, the considerations set forth below are cautionary statements identifying important factors that could cause results to differ materially from those in the forward-looking statement.

INHERENT UNCERTAINTIES RELATING TO CERTAIN EFFECTS OF THE ACQUISITION


     Recent Losses at BIG. On a consolidated basis, BIG incurred a net loss of $30.6 million in the fiscal year ended December 31, 1997 and $7.8 million in the six months ended June 30, 1998, with a very high combined ratio of 119.2% and 114.6%, respectively. A substantial portion of the 1997 losses were attributable to a reserve strengthening of $75.2 million, booked in the fourth quarter of 1997, and related principally to accident years 1996 and prior and revised estimates of claim severity from those years. The first and second quarter 1998 losses were attributable to increased claim and claim adjustment expenses due to the non-renewal of an aggregate excess of loss reinsurance treaty, and increasing claim severity. As BIG's operations will now represent a substantial portion of the Company's business, these losses should be viewed as applicable to the Company's business going forward. There can be no assurance that such losses at BIG will not be repeated in the future, and the Company's overall results would reflect these losses. See "-- Uncertainty Associated with Estimating Reserves for Unpaid Claim and Claim Adjustment Expenses." Although the Company believes it can improve BIG's financial performance, there are no assurances the Company will be successful in this regard.



     Decline in Premium at BIG. In the first six months of 1998, BIG's direct written premium in California decreased by $31.8 million, as compared to the six-month period ended June 30, 1997, precipitated by a change in BIG's underwriting and pricing criteria implemented for policies with inception dates after January 1, 1998. Additional factors responsible for the decline were uncertainties created by the pendency of the Acquisition and the recent downgrade of BIG's rating by A.M. Best from "A-" to "B++." See "Business Insurance Group, Inc. -- Business -- Underwriting." Further reductions in direct written premium are likely to result as the Company re-underwrites BIG's book of business over a period of three years or more, reflecting the Company's ongoing strategy of preserving operating margins rather than competing for accounts solely on the basis of price. If the Company were to experience declines in premium volume substantially greater than expected, the Company's leadership position in the California workers' compensation insurance market could be threatened. Further, if the Company is unable to spread sufficient premium over its fixed costs, that could have a material adverse impact on the Company's earnings. See "Superior National -- Business -- Strategy."


     Coordination of Operations. The success of the Acquisition in enhancing long-term stockholder value depends in part on the ability of the Company to coordinate and integrate the operations and the business enterprises of the Company and BIG. As in every business combination, such coordination will require the dedication of management resources, which may temporarily divert attention from the day-to-day business of the Company. In addition, integration of BIG into the Company's information systems, which the Company believes would enhance its competitive position, is a difficult and complex task given the relative size of BIG's operations. There can be no assurance that the coordination necessary to realize the expected benefits of the Acquisition will be achieved. See "Superior National -- Business -- Information Services" and "Business Insurance Group, Inc. -- Business -- Information Services."

     Negative Cash Flows. The Company expects that following the Acquisition it will experience large negative cash flows. Negative cash flows have been characteristic of the Company's business since the advent of open rating in California at the beginning of 1995. Since then, claims arising under policies written on the higher premium volumes that existed prior to 1995 have been run-off while premium has decreased. The same conditions could exist at BIG. The Company believes BIG sought to enhance its competitiveness under open rating by aggressively pricing its products, and that, as BIG's pricing structure is integrated into the Company's, premium volume could decline while BIG's prior year claims are run-off. Moreover, a recently-implemented three-year quota-share reinsurance treaty (the "Quota-Share Arrangement") will result in additional negative cash flows. This negative cash flow will result in reduced investment income. See "Superior
National -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Change in Operating Strategy. The Company has, since reorganizing its business in late 1993, operated as a workers' compensation insurer, with its business focused almost entirely on California and Arizona. In 1997, 94% of the Company's premium was written in California. Additionally, the Company has concentrated its marketing on group programs and smaller accounts generating less than $50,000 in annual premium, believing such accounts represent higher margin business. The Acquisition marks a significant departure from these strategies in that BIG is a multi-state carrier in workers' compensation insurance. Further, BIG has traditionally marketed to larger accounts where pricing has been more competitive. The Company's strategy will now also encompass a focus on larger accounts, the use of reinsurance to mitigate the pricing and persistency risk associated with these large accounts, and the broadening of the geographic scope of its business. See "Superior
National -- Business -- Strategy." There can be no assurance that the Company will successfully implement these strategies, or that the new strategies will generate the expected financial benefits. If these financial benefits are not realized, the expected advantages to the Company provided by the Acquisition may be materially and adversely affected, with a resulting adverse impact on the Company's financial performance.

     Realization of Economies of Scale. The Company has identified economies of scale through the combination of the BIG and Superior Pacific businesses that it believes can be achieved over a period of years. There can be no assurance that the Company will be able to realize the expected economies of scale within any particular time frame or at all, or to generate additional revenue to offset any unanticipated inability to benefit from economies of scale. See "Superior National -- Business -- Strategy."

     Dependence on Reinsurance. The Company's operating strategy after the Acquisition includes the use of reinsurance through the Quota-Share Arrangement to reduce the pricing and persistency risk the Company believes is associated with the Company's plan to re-underwrite the large account book of business at BIG. Additionally, the Loss Reserves Guarantee (as defined herein) will be accomplished through BIG's purchase of reinsurance prior to Closing. As a result of these transactions, the expected benefits of the Acquisition could be materially and adversely affected if the reinsurers fail to perform their obligations. See " -- Importance of Reinsurance" and "Acquisition of Business Insurance Group, Inc. -- Loss Reserves Guarantee."

UNCERTAINTY ASSOCIATED WITH ESTIMATING RESERVES FOR UNPAID CLAIM AND CLAIM ADJUSTMENT EXPENSES

     The reserves for unpaid claim and claim adjustment expenses established by the Company and by BIG are estimates of amounts needed to pay reported and unreported claim and related claim adjustment expenses based on facts and circumstances then known. These reserves are based on estimates of trends in claim frequency and severity, judicial theories of liability, market conditions, and other factors. The establishment of adequate reserves is an inherently uncertain process, and there can be no assurance that the ultimate liability will not materially exceed the Company's reserves for claim and claim adjustment expenses of Superior Pacific and BIG and have a material adverse effect on the Company's results of operations and financial condition following the Acquisition. Due to the inherent uncertainty of estimating reserve amounts, the Company and BIG have found it necessary, and may over time continue to find it necessary, to revise estimates of reserves for claim and claim adjustment expenses in response to trends in claim frequency and severity, judicial theories of liability, market conditions, and other factors. The historic development of reserves for claim and claim adjustment expenses may not necessarily reflect future trends in the development of these amounts. Accordingly, it may not be appropriate to extrapolate redundancies or deficiencies based on historical information. See "Superior
National -- Business -- Claim and Claim Adjustment Expense Reserves."

     The Company believes there is an industry-wide increase in claim severity in California workers' compensation insurance. Although claim frequency has declined as expected in light of benefit and claim reform after the advent of open rating in 1995, if the Company is correct in viewing the increase in claim severity for 1995 and subsequent accident years as a true trend and not an aberration, then the assumptions underlying claim and claim adjustment expense reserves established for the 1995 and subsequent accident years were flawed, and the Company's reserves could therefore be materially understated. Thus, although the Company has recently experienced reduced claim frequency, the impact of that reduction has been outweighed, perhaps substantially, by an increase in claim severity for injuries sustained in 1995 and thereafter. In response, the Company has undertaken the Claim Severity Management Program. See "Superior
National -- Business -- Claim Severity Management Program." There can be no assurance that the Company's severity management efforts will have the effect the Company anticipates and, if they do not, the Company could be required to book additional reserves for Superior Pacific for accident years 1995 and subsequent. The Company sought the Loss Reserves Guarantee in the Acquisition Agreement in part due to its concern that the increase in claim severity is an industry-wide trend that is also being experienced at BIG. See "Acquisition of Business Insurance Group, Inc. -- Loss Reserves Guarantee" and "Business Insurance Group, Inc. -- Business -- Claim and Claim Adjustment Expenses." However, as with Superior Pacific, the Company cannot be assured that the Loss Reserves Guarantee is adequate, particularly if the negative trends in claim severity turn out to be more severe at BIG than at Superior Pacific. If the Loss Reserves Guarantee is not adequate, then the Company could be required to book additional loss reserves with respect to losses incurred prior to the Closing. It is in part due to the Company's view that the trends in claim severity are more uncertain in larger-premium accounts that it has entered into (and has required BIG to enter into) the Quota-Share Arrangement. See "Acquisition of Business Insurance Group, Inc. -- Large Account Quota-Share Arrangement." Although the Quota-Share Arrangement may mitigate to some degree ongoing pricing and persistency risk of large premium accounts, the Company is relying solely on the Claim Severity Management Program and the Loss Reserves Guarantee with respect to historic risks, and it faces continuing uncertainty in estimating reserves with respect to retained and new premiums.

UNCERTAIN PRICING AND PROFITABILITY

     One of the distinguishing features of the insurance industry, including the workers' compensation insurance industry, is that its products generally are priced before its costs are known because premium rates are determined before losses are reported. Premium rate levels are related in part to the availability of insurance coverage, which varies according to the level of surplus in the industry. Increases in surplus have generally been followed by increased price competition among workers' compensation insurers. For these reasons, together with the commencement of open rating in January 1995, the California workers' compensation insurance business in recent years has experienced very competitive pricing conditions and there can be no assurance as to the Company's ability to achieve adequate pricing for its policies. Further, changes in case law, the passage of new statutes, or the adoption of new regulations relating to the interpretation of insurance contracts can retroactively and dramatically affect the liabilities associated with known risks after an insurance contract is in place. Product enhancements also present special issues in establishing appropriate premium levels in the absence of sufficient experience with such products' performance. See "Superior National -- Business -- California Workers' Compensation Market" and " -- Underwriting."

     The number of competitors and the similarity of products offered, as well as regulatory constraints, limit the ability of workers' compensation insurers to increase prices in response to declines in profitability or market demand. In addition, the reported profits and losses of a workers' compensation insurance company are also determined, in part, by the establishment of, and adjustments to, reserves reflecting estimates made by management as to the amount of claim and claim adjustment expenses that will ultimately be incurred in the settlement of claims. The ultimate liability of the insurer for all claim and claim adjustment expenses reserved at any given time will likely be more or less than these estimates, and differences in the estimates may have a material adverse effect on the insurer's financial position, results of operations, or cash flows in the future periods. See "Superior National -- Business -- Claim and Claim Adjustment Expense Reserves."

IMPORTANCE OF RATINGS

     A.M. Best, an independent insurance rating agency, assigned the Company a "B+" (Very Good) rating in 1995, which the Company has continued to maintain. A "B+" rating is assigned to companies having, on balance, in A.M. Best's opinion, very good financial strength, operating performance, and market profile when compared to the standards established by A.M. Best, and having a good ability to meet their ongoing obligations to policyholders. "B+" is A.M. Best's sixth highest rating classification out of 15 ratings. The Company's A.M. Best rating is lower than that of many of its competitors. There is no relationship between a rating established by A.M. Best and the investment ratings issued by the several securities rating firms, including Standard & Poor's Corporation ("S&P") and Moody's Investment Services, Inc. ("Moody's"). An A.M. Best rating is purported to be an overall measure of the financial strength of an insurance enterprise for use primarily by marketers and consumers of insurance products. Investment ratings generally pertain to individual securities, although the firms who issue ratings associated with specific investments also issue insurance ratings that duplicate in some respects the activities of A.M. Best. A.M. Best's ratings are not recommendations to buy, sell, or hold securities and are subject to change at any time. There can be no assurance that the Company's rating or future changes therein will not affect the Company's competitive position. See "Superior National -- Business -- Ratings." As of the date hereof, BIG is maintaining a "B++" A.M. Best rating, having been lowered from "A-" because of BIG's recent financial performance and other factors. There can be no assurance that the Company's rating post-closing will be changed to reflect BIG's rating, and, should BIG be assigned a "B+" rating following the Acquisition, the further downgrade may have a material adverse effect on the Company's financial condition and results of operations. See "Business Insurance Group, Inc. -- Business -- Ratings."

IMPORTANCE OF REINSURANCE

     In order to reduce its underwriting risk, the Company follows the industry practice of reinsuring a portion of its risks. In addition, reinsurance is an important component of the Company's strategy to mitigate pricing and persistency risks related to large premium accounts, and is the expected mechanism for FHC to implement the Loss Reserves Guarantee. Reinsurance does not relieve the Company of liability to its insureds for the risks ceded to reinsurers. As such, the Company is subject to credit risk with respect to amounts not recoverable from reinsurers. Although the Company places its workers' compensation reinsurance with reinsurers that are "A" rated or higher by A.M. Best and that the Company generally believes to be financially stable, a significant reinsurer's insolvency or inability to make payments under the terms of a reinsurance treaty could have a material adverse effect on the Company's financial condition or results of operations.

     The amount and cost of reinsurance available to companies specializing in workers' compensation insurance are subject, in large part, to prevailing market conditions beyond the control of such companies. The Company's ability to provide insurance at competitive premium rates and coverage limits on a continuing basis depends upon its ability to obtain adequate reinsurance in amounts and at rates that will not adversely affect its competitive position.

     Due to continuing market uncertainties regarding reinsurance capacity, no assurances can be given as to the Company's ability to maintain its current reinsurance facilities, which generally are subject to annual renewal. However, the Quota-Share Arrangement adopted by the Company in connection with the Acquisition has a three-year term with two one-year extension options. If the Company is unable to renew its reinsurance facilities upon their expiration and the pricing environment does not improve, the Company may need to reduce the levels of its underwriting commitments. See "Superior
National -- Business -- Reinsurance and "Business Insurance Group,
Inc. -- Business -- Reinsurance."

TRANSACTIONS WITH AFFILIATES; OWNERSHIP OF THE COMPANY

     Concentration of Ownership. IP is playing a significant role in the Equity Financings, and upon their consummation will continue to own a significant percentage of the Common Stock that will then be outstanding. Based upon the Common Stock outstanding as of the date of this Proxy Statement, assuming all Rights are exercised in the Stock Offering or warrant holders exercise their preemptive rights in full, and no outstanding warrants or stock options are exercised prior to consummation of the Equity Financings, 18,118,230 shares of Common Stock will be outstanding upon consummation of the Equity Financings, of which the Company believes approximately 9.6 million shares and approximately 2.6 million warrants (approximately 53% of the total number of shares of Common Stock outstanding) will be held in the aggregate by IP and certain related parties. In the unlikely event that none of the Rights are exercised in the Stock Offering and 6,328,358 shares issuable thereunder are instead purchased by IP under the Standby Commitment, then approximately 14.1 million shares and approximately 2.6 million warrants (approximately 78% of the Common Stock outstanding or 77.2% of the Company's equity securities on a diluted basis) will be held in the aggregate by IP and certain related parties. Further, III, some of the management of which are also involved in IP, owns all of the outstanding Voting Notes issued by the Company. See "Security Ownership of Certain Beneficial Owners and Management" and "Proposal No. 7 -- Certain Relationships and Related
Transactions -- 1996-1997 Transactions with IP and Limitations on Related Party Control."


     Significant Ownership by Affiliates of Zurich and Related Parties. Certain affiliates of Zurich are limited partners of IP Delaware and IP Bermuda and hold approximately 23% of the limited partnership interests in those funds on an aggregate basis. They also hold a significant percentage of the limited partnership interests in IP II. In addition, certain affiliates of Zurich collectively own approximately 21% of the Common Stock, on a diluted basis, and less than one percent of the issued and outstanding Common Stock on a non-diluted basis. See "Security Ownership of Certain Beneficial Owners and Management" and "Proposal No. 7 -- Certain Relationships and Related Transactions -- Transactions with Zurich, Including Centre Re."

     Effects on Unaffiliated Stockholders. As a result of this concentration of ownership, absent agreements to the contrary, IP and its related parties could, if they acted together, have the potential to exercise control over the Company and the Board of Directors. Five of the Company's eleven directors either have relationships with, or became directors pursuant to rights to nominate directors held by, such parties. Consequently, these parties have significant influence over the management of the Company and have a significant portion of the votes needed to approve any action requiring stockholder approval, including adopting amendments to the Company's Certificate of Incorporation and approving certain actions, such as mergers or sales of all or substantially all of the Company's assets, which could materially affect the Company's financial condition. Further, such a concentration of ownership may have the effect of delaying or preventing a change in control of the Company because the unaffiliated stockholders may not have sufficient voting power to approve a potential future strategic offer for the Company by a third party that might be attractive to the unaffiliated stockholders. This concentration of ownership could also have a depressive effect on the trading market for the Common Stock. However, IP and certain related parties have agreed under the terms of the Stock Purchase Agreement to certain limitations on their ability to acquire additional equity securities of the Company and their voting power as stockholders. Other than with respect to the election of directors of the Company, IP and such parties have agreed that if the aggregate number of all shares that are voted in like manner by IP and such parties shall be greater than 35% of the total number of shares voted, then those votes that exceed such 35% threshold shall be voted in the same proportion as the other stockholders voted their shares with respect to the same matter. However, the Board of Directors could deem it to be in the best interests of the Company to waive, limit, or revoke these limitations on IP, and that determination would result in IP's having control over the Company. See "Proposal No. 2 -- Terms of the Stock Purchase Agreement -- Certain Covenants" and "Proposal No. 7 -- Certain Relationships and Related Transactions."

DILUTION OF OWNERSHIP

     The Company's current stockholders could experience dilution of their ownership interest in the Company for several reasons. First, the issuance of securities in the IP Stock Issuance will reduce the proportionate ownership of other stockholders in the Company. In addition, a transfer of his or her Rights may not compensate a stockholder for all or any part of any reduction in the market value of such stockholder's Common Stock resulting from the Stock Offering. Stockholders who do not exercise or sell their Rights will relinquish any value inherent in the Rights. Further, stockholders who do not exercise their Rights (resulting in Common Stock being purchased under the Standby Commitment) will experience a significant decrease in their proportionate interest in the equity ownership and voting power of the Company.

     Additionally, the IP Stock Issuance and the Standby Commitment may be regarded as dilutive to the Company's market value if at the time of these issuances the market price exceeds the $16.75 per share price to be paid by IP. However, because IP is required to perform its obligations at the $16.75 price in any event, the IP Stock Issuance and the Standby Commitment may be accretive if at the time of these issuances the $16.75 price exceeds the market price of the Common Stock on Nasdaq. See "Proposal No. 2 -- The Standby Commitment."

     Further, notwithstanding completion of the Acquisition, purchasers of Common Stock exercising Rights in the Stock Offering will experience immediate and substantial dilution in the net tangible book value per share attributable to the shares of Common Stock they purchase.


     The $16.75 Subscription Price and the identical price to be paid by IP in the IP Stock Issuance were determined after negotiations between IP and directors of the Company not affiliated with IP or Zurich, with the Company having the opportunity to consult its financial advisors. The Subscription Price does not necessarily bear any relationship to the book value of the Company's assets, past operations, cash flow, earnings, financial condition, or any other established criteria for value and should not be considered an indication of the underlying value of the Company. The issuance of stock in the Equity Financings nevertheless could be viewed as dilutive because the market price on the date prior to the announcement of the Acquisition exceeded the Subscription Price by $3.75 per share. See "Proposal No. 1 -- The Stock Offering -- Determination of Subscription Price." Recently, the public trading price has been only slightly greater than $16.75. If the shares are purchased in the Equity Financings at a price above the market price, the transaction could then be viewed as accretive to the Company.



     After giving effect to the Equity Financings (and assuming no other issuance of Common Stock, that warrant holders exercise preemptive rights in full, and that all Rights are exercised), the Company will have 18,118,230 shares of Common Stock issued and outstanding, as compared with 5,961,247 shares of Common Stock issued and outstanding as of September 1, 1998.


INCREASED DEBT


     The Company intends, as part of the financing of the Acquisition, to undertake the Senior Notes Offering pursuant to which the Company will incur approximately $110.0 million in senior debt. As a result of that increased debt and the expected terms of the Senior Notes, the Company's principal and interest payment obligations will be increased substantially. As of June 30, 1998, the Company had $108.0 million of long term debt outstanding, comprised of $101.1 million related to Trust Preferred Securities issued by a Subsidiary and $6.9 million in the form of a capital lease. At June 30, 1998, the Company's ratio of earnings to fixed charges and distributions on the Trust Preferred Securities was 1.91 to 1. See "Acquisition of Business Insurance Group, Inc. -- Financing of the Acquisition."


     On a pro forma basis for the Acquisition, the Equity Financings, and the issuance of Senior Notes, the Company will breach certain covenants in the indenture pursuant to which the Senior Subordinated Notes underlying the Trust Preferred Securities were issued. As a result, the Company is required, and will therefore seek to, obtain the consent of the holders of the Trust Preferred Securities to the issuance of the Senior Notes. No assurance can be given that such consent will be obtained. See "Acquisition of Business Insurance Group, Inc. -- Governmental and Regulatory and Other Approvals."

     The indenture pursuant to which the Senior Notes will be issued (the "Senior Notes Indenture") and the Senior Subordinated Notes indenture will not permit the Company to incur substantially any additional indebtedness above and beyond the Senior Notes, although it may be possible to raise additional funds to pursue acquisitions of other workers' compensation insurance companies. The Company believes that cash flow from operations and existing funds available for payments of principal and interest will be adequate to permit the Company to make its required payments of principal and interest on its indebtedness, although there can be no assurance that this will be the case. To the extent that cash flow from operations is insufficient to satisfy the Company's cash requirements, the Company may seek to raise funds from additional borrowings or equity financings, by restructuring, or by acquiring other businesses that would provide cash flow (in all such cases to the extent permitted by the Senior Notes Indenture). See "Superior National -- Management's

Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources." There can be no assurance that such actions could be effected on satisfactory terms, in a timely manner, or at all, that would enable the Company to make any payments due on the Senior Notes or the Senior Subordinated Notes or that any such actions would be permitted under the related terms of the Senior Notes or the Senior Notes Indenture.

     The degree to which the Company is leveraged could have adverse consequences, including the following: (i) a substantial portion of the Company's cash flow from operations in the form of dividends from its Subsidiaries must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for other purposes; (ii) the Company's ability to obtain additional financing in the future for working capital, acquisitions or other purposes may be impaired;
(iii) certain of the Company's borrowings may be at variable rates of interest, which would expose the Company to the risk of higher interest rates; (iv) the Company's flexibility in planning for or reacting to changes in market conditions may be limited; (v) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; and (vi) the Company may be more vulnerable in the event of a downturn in its business. The Company's ability to satisfy its obligations will be dependent upon its future performance, which will be subject to prevailing economic conditions and to financial, business, and other factors, including factors beyond the control of the Company.

VARIABILITY OF WORKERS' COMPENSATION INSURANCE BUSINESS

     The workers' compensation insurance business is affected by many factors that can cause fluctuations in the results of operations of companies participating in this business. Many of these factors are not subject to control by the Company. For example, an economic downturn could result in an increase in the number of claims and less demand for workers' compensation insurance. These factors, together with competitive pricing and other considerations, could result in fluctuations in the Company's underwriting results and net income. See "Superior National -- Business -- Regulation" and "-- Ratings."

HIGHLY COMPETITIVE BUSINESSES

     The Company writes primarily workers' compensation insurance, which is a highly competitive business. Some of the Company's competitors have substantially greater financial and other resources than the Company, and there can be no assurance the Company will be able to compete effectively against such competitors in the future. Some of the Company's competitors are units of financial services organizations having billions of dollars of assets. In the event of a major reversal in the marketplace, such as a large, unanticipated increase in industry-wide claim severity experience, the Company's competitors that have access to substantial additional resources may be better able to withstand the losses resulting from that reversal until conditions improve.

     The Company's competitors include other companies that, like the Company, serve the independent producer market, as well as companies that sell insurance directly to insureds. Direct writers may have certain competitive advantages over writers using producers, including increased name recognition, loyalty of the customer base to the insurer rather than to an independent producer, and, potentially, reduced acquisition costs.


     Historically, the Company has concentrated on marketing to group programs and smaller accounts, but, in part due to the SPCC acquisition, 56.0% of its premium in force at June 30, 1998 was attributable to 820 non-group policies and 311 group programs that provide estimated annual premium at inception of $25,000 or more. BIG, by comparison, actively pursues larger accounts and at June 30,
1998,      % of BIG's overall premium in force was accounted for by policies with estimated annual premium at inception of $25,000 or more. Following the Closing, therefore, the Company will have to refocus its operating strategy to more actively pursue accounts with very large annual premiums. The market for large accounts is highly competitive, and the Company believes price is the single most important factor such customers weigh in determining which carrier will provide their workers' compensation insurance. In order to maintain market leadership after the Acquisition, the Company may have to aggressively price its offerings to large premium volume customers. If the premium collected does not provide the Company with acceptable operating margins on the accounts, this competitive environment could have a materially adverse effect on the Company's results of operations. For at least three years, while re-underwriting BIG's book of business, the Company intends to mitigate the pricing and persistency risk associated with large accounts by maintaining the Quota-Share Arrangement. During the period the Quota-Share Arrangement is in force, the Company is subject to risks associated with reinsurance and its overall financial performance will be dependent on the profitability of smaller accounts. See "Superior
National -- Business -- Competition" and "-- Reinsurance."

GEOGRAPHIC CONCENTRATION


     After the Acquisition, on a pro forma basis, 96.3% of the Company's premium will be written in the State of California. Consequently, the Company will continue to be significantly affected by changes in the regulatory and business climate in California. See "Superior National -- Business -- Regulation."


LIMITATION OF USE OF NET OPERATING LOSS CARRYFORWARDS


     As of June 30, 1998, the Company had available approximately $128.0 million in NOLs to offset taxable income recognized by it for periods after June 30, 1998. For federal income tax purposes, these NOLs will expire in material amounts beginning in the year 2006. In approving the Acquisition, the Board contemplated the fact that the availability of a substantial portion of the NOLs could be limited and deferred upon consummation of the Equity Financings, because of an "ownership change" under Section 382 of the Code. If an "ownership change" is deemed to have occurred, then the Company will be able to use a maximum of approximately $8.0 million per year of its NOLs, together with additional amounts to offset "built-in gains." Built-in gains are unrealized gains related to appreciated property, including investments, owned by the Company. These limitations may cause the availability of the NOLs to be deferred, causing the Company to incur tax obligations when it otherwise would not, or may allow some portions of the NOLs to expire before they can be used to reduce the Company's tax obligations. The Company's tax obligation affects its cash position and therefore will affect its ability to make payments on the Senior Notes and Senior Subordinated Notes as they become due. See "Superior National -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Taxes."


     The Board of Directors has approved an amendment to the Company's Certificate of Incorporation that would remove the transfer restrictions currently prohibiting a change in ownership under Section 382 of the Code and has submitted a proposal to the Company's stockholders to approve the same amendment. See "Proposal No. 6 -- Amendment to Certificate of Incorporation to Remove Transfer Restrictions." Thus, even if the Equity Financings do not result in a change of ownership, it is likely that subsequent events will result in the limitation and deferral of the availability of NOLs described above.

FUTURE GROWTH AND CONTINUED OPERATIONS DEPENDENT ON ACCESS TO CAPITAL

     The underwriting of workers' compensation insurance is a capital intensive business. The Company must maintain minimum levels of surplus in Superior Pacific to continue to write policies and meet the other related standards established by insurance regulatory authorities and insurance rating bureaus. See "Superior National -- Business -- Regulation."

     The Company achieved premium growth in 1997 as a result of its acquisition of SPCC. In addition to acquiring BIG, it intends to continue to pursue acquisition and internal growth opportunities. Among the factors that may restrict the Company's future growth is the availability of capital. Such new capital will likely have to be obtained through debt or equity financing or retained earnings. There can be no assurance that the Company will have access to sufficient capital to support future growth and also satisfy the capital requirements of rating agencies and regulators. In addition, the Company may require additional capital to finance future acquisitions. See "Superior National -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

RISKS ASSOCIATED WITH INVESTMENTS


     The Company's results of operations depend in part on the performance of its invested assets. As of June 30, 1998, virtually all of the Company's and BIG's investment portfolio was invested in investment-grade, fixed-income securities. Certain risks are inherent in connection with fixed-income securities, including loss upon default, price volatility in reaction to changes in interest rates, and general market factors, and, in the case of certain asset-backed securities, prepayment and reinvestment risk. See "Superior National -- Business -- Investments."


COMPREHENSIVE STATE REGULATION

     The Company and BIG are subject to comprehensive regulation by state government agencies wherever they are licensed. The nature and extent of that regulation typically involve prior approval of the acquisition of control of an insurance company or of any company controlling an insurance company, regulation of certain transactions entered into by an insurance company with any of its affiliates, limitations on dividends, filing of premium rates and policy forms, solvency standards, minimum amounts of capital and surplus that must be maintained, limitations on types and amounts of investments, restrictions on the size of risks that may be insured by a single company, limitation of the right to cancel or nonrenew policies in some lines, regulation of the right to withdraw from markets, requirements to participate in residual markets, licensing of insurers and agents, deposits of securities for the benefit of policyholders, reporting and satisfying certain regulatory standards with respect to financial condition, and other matters. In addition, state insurance department examiners perform periodic financial and market conduct examinations of insurance companies and dictate the accounting practices to be used by insurance companies when reporting to regulatory authorities. Such regulation is generally intended for the protection of policyholders rather than stockholders or other security holders. No assurance can be given that future legislative or regulatory changes will not adversely affect the Company. See "Superior
National -- Business -- Regulation."

HOLDING COMPANY STRUCTURE; DIVIDEND AND OTHER RESTRICTIONS

     Superior National is a holding company whose principal asset is the capital stock of its Subsidiaries and BIG will similarly be established as a Subsidiary. The Company relies primarily on dividends and other payments from SNIC and SPCC, and will rely on dividends from the BIG Insurance Subsidiaries, to meet its obligations to creditors and to pay corporate expenses, including the principal and interest on the Senior Notes and dividends on the Trust Preferred Securities. SNIC, SPCC, CBIC, and CalComp are domiciled in the State of California, which limits the payment of dividends and other distributions by insurance companies. An insurance subsidiary may pay a dividend to the extent it exceeds the greater of (a) net income from operations for the preceding year or
(b) 10% of statutory policyholders' surplus as of the preceding December 31. CCIC is domiciled in the State of New York, which has similar restrictions. Additionally, in ordinary circumstances, a two-year moratorium is placed on dividend payments by a subsidiary that has undergone a change in control. The Company has requested of the California Department of Insurance ("DOI"), and expects to receive, a waiver from this moratorium in connection with its acquisition of CalComp and the other BIG Insurance Subsidiaries. Further, state insurance laws and regulations require that the statutory surplus of an insurance company, following any dividends or distribution by such company, be reasonable in relation to its outstanding liabilities and adequate for its financial needs. See "Superior National -- Business -- Regulation" and
"-- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

DEPENDENCE UPON PRODUCERS

     The Company and BIG depend on outside producers to provide it with insurance business. The renewal rights of all of such business written are owned by the producers, not by the insurer. While the Company believes that its relationships with its producers are generally excellent, and believes that relations between BIG and its producers are strong, there can be no assurance that producers will not move business currently written by either the Company or BIG to another carrier. If renewal rates were to drop significantly as a result of producers moving business to other carriers, or if producers were to deliver less business of the type the Company prefers to underwrite, then the earnings of the Company could be adversely affected.

     Approximately $39.3 million (26.8%), $47.0 million (25.0%), and $44.0 million (26.0%) of Superior Pacific's direct written premium for the years ended December 31, 1997, 1996, and 1995, respectively, was derived from its ten leading producers. BIG's top ten producers accounted for 18.5% of direct written premium in fiscal 1997. The loss of any of these producers could have a material adverse effect on the Company. Eight of the Company's top 50 producers in California and Arizona are also among the top 50 producers for BIG. See "Superior National -- Business -- Marketing" and "Business Insurance Group,
Inc. -- Business -- Marketing."

COMBINED CARE BENEFITS

     BIG has, through CBIC in California and BICO in Utah, marketed a program of "24-hour care," providing its insured's employees with workers' compensation insurance and group health benefits. The combined care benefits business constituted 1.2% of BIG's direct written premium in 1997. This business can be adversely affected by several factors that are not necessarily subject to control by the Company. For example, market acceptance of the concept of 24-hour care, the combination into a single program of group health insurance with workers' compensation insurance, has been weaker than expected to date. Since first offering this product in December of 1995, BIG has not been able to achieve sufficient market penetration to achieve pricing that would generate acceptable operating margins. The Company is inexperienced in the group health benefits business and may therefore be poorly positioned to operate that business profitably after the Acquisition. If the Company cannot achieve adequate operating margins, it may incur costs in restructuring or selling the group health benefits business. These factors, together with competitive pricing and other considerations, could result in fluctuations in the Company's underwriting results and net income. See "Business Insurance Group, Inc. -- Business -- Combined Care Benefits."

PARTICIPATING POLICIES

     BIG uses participating policies that pay policyholder dividends as a marketing tool to sell workers' compensation insurance outside of California. The Company anticipates continuing this practice following the Acquisition. Participating policies may result in payment of dividends to the policyholder at the conclusion of the policy term. Policyholder dividends may be based on a flat percentage of premium, or more commonly, several factors relating to loss experience.

     BIG has a limited history of issuing participating workers' compensation insurance policies in states outside of California. As policies that have been as issued as participating expire and come up for dividend consideration, BIG would perform a calculation based on its dividend plan, and its board of directors would declare policyholder dividends based on current loss experience. Any adverse loss development occurring on policies for which a policyholder dividend has been declared and paid could have a negative adverse impact on BIG's financial condition and results of operations. To the extent that producers and policyholders expect BIG to declare and pay policyholder dividends according to the policyholder dividend proposals at the inception of the policies, if the loss experience of accounts written on a participating basis do not support a policyholder dividend declarations, this could have a negative adverse impact on BIG's producer support and marketing efforts and could result in a negative impact on BIG's financial condition and results of operations. See "Business Insurance Group, Inc. -- Business -- Underwriting."

DEPENDENCE ON KEY PERSONNEL IN CONNECTION WITH FUTURE SUCCESS

     The future success of the Company depends significantly upon the efforts of certain key management personnel, including William L. Gentz, a director and the President and Chief Executive Officer; J. Chris Seaman, a director, an Executive Vice President, and the Chief Financial Officer; and Arnold J. Senter, an Executive Vice President and the Chief Operating Officer. A loss of any of these officers or other key employees could materially and adversely affect the Company's business. See "Proposal No. 7 -- Executive Officers."

YEAR 2000 COMPLIANCE

     A significant percentage of the software that runs most of the computers in the United States relies on two digit date codes to perform a number of computation and decision making functions. These computer programs may fail from an inability to interpret date codes properly, misreading "00" for the year 1900 instead of the year 2000. Insurance policies with a January 1, 2000 or later expiration date could be affected by a Year 2000 malfunction. The Company believes that its Year 2000 program, anticipated to be completed no later than December 31, 1998, will result in its proprietary operating systems, application software programs, and its computer hardware being Year 2000 compliant in all material respects, though there can be no assurance in that regard. See "Superior National -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Strategy." The Company has received certain representations from FHC as to BIG's Year 2000 compliance program. While the Company believes that BIG's Year 2000 Compliance program will result in the operating systems and application software used by BIG being Year 2000 compliant in all material respects, there can be no assurance in that regard. See "Business Insurance Group, Inc. -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Strategy."

     Although the Company has not received any claims made under policies written in its P&C insurance business (discontinued in 1993) related to business losses caused by Year 2000 malfunctions or costs incurred in connection with prevention or correction of Year 2000 problems, it is conceivable that such claims could be made. Published estimates of Year 2000 business losses and costs are in the many billions of dollars. If P&C insurers were required by court decision to pay claims on policies issued between 1985 and 1993 related to Year 2000 losses the Company may have to pay such claims. In such event, the Company would likely have inadequate reserves in its discontinued operations and the booking of additional reserves would have a material adverse effect on the Company's results of operations.

          ACQUISITION OF BUSINESS INSURANCE GROUP, INC. -- BACKGROUND
                          TO PROPOSALS NO. 1 AND NO. 2

THE ACQUISITION


     The Company has entered into the Acquisition Agreement to acquire BIG from FHC. BIG is a holding company that, through its subsidiaries, writes workers' compensation and group health insurance, principally in California, with regional and branch operations throughout the continental United States. The Company will pay to FHC approximately $256.5 million in cash ($285.0 million less the cost of the Loss Reserves Guarantee). The Company will offset the reduction in BIG's surplus resulting from the cost of reinsurance for the Loss Reserves Guarantee with a capital contribution to BIG, so the total cost to the Company of the Acquisition will be $285.0 million. Subject to obtaining the required approval by the Company's stockholders, it is contemplated that the Acquisition will be financed by the Equity Financings and the Senior Notes Offering. Under the Acquisition Agreement, at the Closing, BIG will become a wholly owned subsidiary of the Company. As a result, the BIG Insurance Subsidiaries will become indirect operating subsidiaries of the Company. BICO, currently a wholly owned subsidiary of BIG, will be sold to Zurich Centre Group LLC, an affiliate of Zurich, or a designee of Zurich Centre Group LLC, immediately after the Closing. Prior to such sale the Company will transfer the operating assets, liabilities, and infrastructure of BICO into Superior Pacific. The purchase price will be $5.6 million, subject to certain adjustments. The Company will thereafter continue to issue policies outside of California through CCIC. In connection with the Acquisition, FHC is obligated prior to Closing to cause all of BIG's intercompany balances and real estate holdings related to FHC and its parent, FHS, and their affiliates to be settled in cash. The Acquisition and related financing transactions are expected to close two to three weeks after the Expiration Date of the Stock Offering.


BUSINESS INSURANCE GROUP, INC.


     For the year ended December 31, 1997, and the six months ended June 30, 1998, BIG had net premiums earned of approximately $515.3 million and $215.9 million, respectively, and had losses from operations of approximately $30.6 million and $7.8 million, respectively. After certain adjustments described in the next sentence, for the year ended December 31, 1997, and the six months ended June 30, 1998, BIG had losses of approximately $29.9 million and $4.9 million, respectively. The 1997 results exclude unusually high realized gains of approximately $7.2 million, and $8.3 million of interest charges associated solely with inter-company debt due to FHS. The inter-company debt will be settled in cash prior to Closing and therefore interest charges will not affect BIG's results of operations thereafter. Prior to 1995, BIG was exclusively a California insurer and BIG's business continues to be concentrated in California, accounting for approximately 68.3% of direct premiums written for the six months ended June 30, 1998. However, in anticipation of regulatory reforms and the elimination of minimum rate laws in 1995, BIG began to pursue national growth opportunities and currently writes business in 42 states through a network of 37 regional and branch offices. BIG is licensed in 49 states and the District of Columbia. For the six months ended June 30, 1998 approximately 31.7% of BIG's direct premiums was written outside of the State of California. BIG has historically written policies with average annual premium greater than those of the Company's, as demonstrated by an average annual premium per policy of approximately $16,200 as opposed to approximately $8,300 for Superior National in the year ended December 31, 1997. The foregoing description of BIG is qualified in its entirety by reference to the more complete information set forth herein under "Business Insurance Group, Inc. -- Business."


FINANCING OF THE ACQUISITION

     The Acquisition will be financed by the Company with a combination of equity and debt. The Company will, upon stockholder approval, commence the Stock Offering described in Proposal No. 1, with expected proceeds of $106.0 million. Additionally, IP will purchase, upon stockholder approval, $94.0 million of Common Stock in the IP Stock Issuance, described in Proposal No. 2. As a result of the IP Stock Issuance, warrant holders of the Company will have the opportunity to exercise preemptive rights and purchase shares of Common Stock under the terms of the IP Stock Issuance, and, if they do so, they will not participate in the Stock Offering. IP has also agreed to provide the Standby Commitment and purchase up to 6,328,358 shares of Common Stock, with the exact number being that number of shares necessary to bring the total proceeds of the Stock Offering, the IP Stock Issuance (with the related exercises of warrant holder preemptive rights), and the Standby Commitment to $200.0 million.

     The Company also intends to complete the Senior Notes Offering in the aggregate principal amount of $110.0 million. The interest rate and due date of the Senior Notes will be determined in negotiations between the Company and the underwriters of the Senior Notes Offering. The amounts obtained from the Senior Notes Offering and Equity Financings in excess of $285.0 million will be used for transaction costs in connection with the Acquisition and these financing transactions, for capital for the Company's insurance subsidiaries, and for general corporate purposes.

RATIONALE FOR THE ACQUISITION

     Before approving the Acquisition and the Equity Financings, the Board of Directors considered not only the benefits it expected the Company to receive from these transactions, but also a number of mitigating factors that could prevent the Company from realizing these benefits and could possibly materially and adversely affect the Company's financial condition and results of operations, including, that:

     - Significant net losses recently incurred by BIG could continue after the Acquisition, which would materially and adversely affect the Company's future financial condition and results of operations.

     - Significant declines in BIG's direct written premium in California could continue after the Acquisition, which could threaten the Company's leadership position in California and limit the Company's ability to spread sufficient premium over its fixed costs, thereby materially and adversely affecting the Company's earnings.

     - If the Company were not successful in coordinating and integrating the operations and business enterprises of the Company and BIG, the Company would not realize the expected benefits of the Acquisition.

     - The Company expects to experience large negative cash flows after the Acquisition, due primarily to the Company's increased use of reinsurance and, with respect to the Company and BIG, the higher number of claims arising under policies written on the higher premium volumes that existed prior to 1995 relative to the current decreased level of premium. This negative cash flow will result in reduced investment income.

     - The anticipated longer term economies of scale may fail to materialize, adversely affecting the Company's cash flow and earnings before taxes.

     - The Acquisition will cause the Company to change its operating strategy from focusing on smaller accounts located almost entirely in California and Arizona to expanding the focus to larger accounts throughout the United States, while maintaining its emphasis on California and Arizona. The Company may not be successful in implementing these strategies, or the new strategies may fail to generate the expected financial benefits

     - The Company's change in operating strategy also includes a significant use of reinsurance. The expected benefits of the Acquisition could be materially and adversely affected if the reinsurers fail to perform their obligations.

     - The Equity Financings will increase the concentration of ownership of the Company by IP and certain parties having business relationships with it and will enable them to further influence the Company's management and policies, delay or prevent a change in control of the Company, or have a depressive effect on the trading market for the Common Stock.

     - The limitations on the Company's ability to use its NOLs upon completion of the Equity Financings could adversely affect its earnings. See "Certain Considerations -- Inherent Uncertainties Relating to Certain Effects of the Acquisition."

     After considering the above factors, the Board of Directors approved the Acquisition and the Equity Financings, reflecting its belief that the various risks and mitigating factors it considered were outweighed by the substantial benefits it expected the Company to receive from these transactions, including, that:

     - The Company will be the largest private sector workers' compensation carrier in California, based on available data on 1997 direct written premium. The Company believes that size and financial strength are important to the Company's ability to succeed in the workers' compensation insurance industry.

     - While increasing its presence in California, the Company will also diversify geographically by acquiring BIG's non-California book of business, thereby lessening its dependence on the California market for workers' compensation insurance. The Company has been informed by insurance rating agencies that the Company's status as a mono-state carrier has been viewed negatively by them in the review process.

     - The Company will have the opportunity to improve BIG's financial performance by implementing the Company's underwriting policies, applying its expertise in information systems, and using reinsurance to mitigate financial and integration risk during the transition period immediately following the Acquisition. The Board of Directors believes that the Company's operating and reinsurance strategy will be important factors in the Company's success following the Acquisition.

     - The Company will benefit from economies of scale over a period of years, potentially realizing cost savings as a result.

     - The Company will reduce its financial leverage due to the additional equity provided by the Equity Financings. The Board of Directors believes this will be viewed favorably by insurance and investment rating agencies.

     - The Company will strengthen its relationship with IP, providing opportunities for additional acquisitions and continued growth. The Board of Directors believes important growth opportunities through acquisitions will continue to arise in the workers' compensation insurance industry in the near future.


     In evaluating the above factors, the Board of Directors found particularly important the strength of Company's management team and their experience and ability to coordinate and integrate the business operations of the Company and BIG, having recently completed the integration of Pac Rim's business operations into the Company's business operations. While the Board of Directors was particularly sensitive to the risks associated with the increase in the ownership of IP and certain related parties, the Board determined that the terms of the Stock Purchase Agreement, which restrict the impact of such control, sufficiently mitigated this concern. Also given significant weight was the Board's view that size and financial strength are critical to success in the insurance industry. On a pro forma basis, after the Acquisition the Company would have had net premiums earned of $675.7 million for the year ended December 31, 1997 (versus $160.4 million for Superior National and Pac Rim combined as of that date), and assets of $1.6 billion on a pro forma combined basis at June 30, 1998 versus $396 million in assets for Superior National at June 30, 1998. Ultimately, after weighing the various risks and concerns against the expected benefits, the Board of Directors determined that completing the Acquisition and the Equity Financings is in the best interests of the Company and its stockholders.


     The foregoing statements contain forward-looking statements regarding benefits that management believes may be achieved through the Acquisition. Realization of management's beliefs and projections will depend on a number of factors, including management's successful execution of its business plan for integrating the operations of the two companies, the insurance market's reception to the combination of the two companies, and other factors beyond the Company's control. See "Certain Considerations."

EFFECT OF EQUITY FINANCINGS; RELATIONSHIPS AMONG THE COMPANY, IP, AND ZURICH

     Effect of Equity Financings; Ownership of IP. IP is playing a significant role in the Equity Financings. Following the Acquisition and assuming no exercise of the Standby Commitment, the IP partnerships would own in the aggregate approximately 7.7 million shares and 528,480 warrants, representing approximately 43% of the then outstanding Common Stock (approximately 38% on a diluted basis). In addition, certain parties having business relationships with IP, primarily, Centre Solutions, CentreLine, III, and IIA could acquire approximately 1.8 million shares (as participants in the Rights Offering or upon exercise of their warrant holder preemptive rights). As a result, following the Acquisition, IP and these related parties could own in the aggregate up to approximately 9.6 million shares of Common Stock and approximately 2.6 million warrants, representing approximately 53% of the then outstanding Common Stock (approximately 57% on a diluted basis).


     In the unlikely event that IP is required to purchase all of the shares under the Standby Commitment, then the IP partnerships would own in the aggregate approximately 14.1 million shares and 528,480 warrants, representing approximately 78% of the then outstanding Common Stock (approximately 65% on a diluted basis). Furthermore, IP, Centre Solutions, CentreLine, III, IIA, and other related parties would own in the aggregate approximately 14.1 million shares and approximately 2.6 million warrants, representing approximately 78% of the then outstanding Common Stock (approximately 77.2% on a diluted basis).



     Currently, IP Delaware and IP Bermuda respectively beneficially own 1,375,547 and 765,304 shares of Common Stock or 23.1% and 13.0% of the outstanding Common Stock. IP II does not own any Common Stock. IP Delaware and IP Bermuda purchased their shares in April 1997 in connection with the Company's financing of its acquisition of Pac Rim. Robert A. Spass and Steven B. Gruber, directors of the Company, are also officers and directors of, and (together with Daniel L. Doctoroff who has no other relationship to the Company) own all of the voting capital stock of, the ultimate general partner of each of IP Delaware and IP Bermuda. Mr. Spass and Bradley E. Cooper, a director of the Company, are officers of Capital Z, the ultimate general partner of IP II. Each of Messrs. Spass and Cooper own 9.9% of the voting capital stock of Capital Z. No person or entity owns 10% or more of the voting capital stock of Capital Z.


     III engaged in a transaction with the Company in 1992 that involved the Company's issuing $11.0 million in promissory notes (which were repaid in 1994), the Voting Notes, and 1,616,886 warrants (some of which were issued to the Company's management). The warrants have been distributed to and, to the extent not transferred to unaffiliated parties, are held by the partners of III, one of which is an affiliate of Centre Solutions, subject to a revocable agency relationship with IIA that allows IIA to exercise rights set forth in the warrants and with respect to the Common Stock issuable upon their exercise. The Voting Notes are held directly by III and allow III to vote the number of shares of Common Stock that may be purchased upon exercise of the warrants originally issued to III (1,566,465 votes at present, as some of the warrants issued to management have since been cancelled) in director elections and removals, amendments to such voting rights, and changes to the authorized number of directors. Some of III's management are also involved in IP. Robert A. Spass, a director of the Company, is an officer of IIA and has voting power over all of the capital stock of the general partner of III, however, pursuant to an agreement between the general partner's board of directors and Mr. Spass, he makes no voting or investment decisions with respect to the securities of the Company held by such general partner. Bradley E. Cooper, a director of the Company, was an officer of IIA from 1990 to 1994.

     Participation of Zurich. Zurich is part of the multinational Zurich Insurance Group. Zurich is the ultimate owner of CentreLine and Centre Solutions, both of which have made investments in the Company, as discussed below. In addition, several affiliates of Zurich are significant investors in some of the IP partnerships.


     CentreLine completed a $20.0 million financing transaction with the Company in 1994 under which CentreLine received 579,356 warrants (which if exercised would represent approximately 8.9% of the presently outstanding Common Stock). The preferred securities that were issued by an affiliate of the Company to an affiliate of Centre Solutions in connection with this transaction have since been redeemed. Steven Germain, a director of the Company, is an officer and director of CentreLine.



     Centre Solutions, which is an affiliate of CentreLine, holds 395,128 warrants (which if exercised would represent approximately 6.2% of the presently outstanding Common Stock), which were transferred to it by an affiliate that received them through an investment in III. III received these warrants, as discussed above, in connection with its investment in the Company. In addition, an affiliate of Centre Solutions is a significant limited partner in some of the IP partnerships. Mr. Germain is also an officer and director of Centre Solutions.

     In connection with the Equity Financings, Zurich is receiving 205,520 of the Commitment Fee Warrants. Zurich is receiving these warrants because at the time the Acquisition was being negotiated, IP II was in the process of being formed. As a condition to entering into the Acquisition Agreement, FHC required assurances that funding would exist in IP II to allow it to meet its obligations to fund the Acquisition. Zurich, anticipating its major investment in IP II, provided FHC with the necessary assurances and, in exchange, received from IP a portion of the Commitment Fee Warrants that IP was to receive under the Stock Purchase Agreement. Separately, the Company is selling BICO to Zurich Centre Group LLC, an affiliate of Zurich, or a designee of Zurich Centre Group LLC. See "-- Disposition of BICO." Other than with respect to the transactions described above and except for any participation that they may have as investors in any of the IP partnerships, Zurich and its affiliates are not actively involved in any other aspect of the Acquisition or the Equity Financings.

     Background to the Acquisition and Equity Financings. The degree of ownership that IP and its related parties would have upon consummation of the Acquisition was an issue of concern to the Board of Directors during the period when the Company negotiated the Acquisition and the Equity Financings. The Board was particularly concerned that IP would have the ability to further influence the Company's management and policies and was aware that such a concentration of ownership could delay or prevent a change in control of the Company or have a depressive effect on the trading market for the Company's equity securities. However, these concerns were reduced to some degree by the knowledge that "IP" constitutes a number of entities not under common control, with some diversity of ownership and related, but not necessarily identical, investment objectives and motivations. While for convenience, "IP" is referred to in this Proxy Statement as though it were a single entity, the differences among the IP partnerships, including, diversity in ownership, term of existence, and management personnel are significant enough that all of the IP partnerships may not necessarily act in concert on every matter. Furthermore, to reduce the impact of IP's and its related parties' ownership of the Company, the terms of the Stock Purchase Agreement were negotiated to restrict IP's and its related parties' voting rights and ability to acquire additional shares of Common Stock. Finally, the Board of Directors believes that aspects of the relationship with IP are beneficial to the Company's ability to continue its growth and take advantage of opportunities to complete acquisitions as they arise. The Board of Directors determined these advantages, in addition to the willingness of IP to make equity commitments months in advance of the consummation of the Acquisition, and to do so to an extent that convinced FHC that the Company, although significantly smaller than BIG in terms of assets and direct written premium, could complete the Acquisition, outweighed the concerns raised by this concentration of control.

     The terms of the Acquisition were negotiated by J. Chris Seaman, an Executive Vice President and the Chief Financial Officer of the Company, with the assistance of Bradley E. Cooper, a director of the Company who is affiliated with parties related to IP. These negotiations were overseen by C. Len Pecchenino, the Company's Chairman of the Board. Because of the conflict of interest with Messrs. Spass, Gruber, and Cooper, independent directors of the Company were designated by the Board of Directors to negotiate, on behalf of the Company, the terms of Stock Purchase Agreement, including the $3.9 million transaction fee payable to IP and the Commitment Fee Warrants. Mr. Pecchenino and Thomas J. Jamieson, in consultation with the Company's lawyers and investment bankers, performed that function.


     The Board of Directors, in consultation with DLJ, investigated a number of transaction forms and terms before determining to finance the Acquisition with the Equity Financings and the Senior Notes Offering, including a larger debt offering, a private equity offering to a wider group of institutional investors, and an underwritten public offering of Common Stock. The Board of Directors determined that a majority of the financing for the Acquisition should be equity in order to avoid incurring excessive debt obligations and to provide the Company with additional stockholders' equity, which it believes will be viewed favorably by rating agencies, such as A.M. Best. The directors determined that the expected benefits from the Acquisition and a significant equity financing would outweigh any limitation on the availability of the Company's NOLs as a result of the likely "ownership change" (as defined in Section 382 of the Code) that would occur upon the consummation of such an equity financing. See "Proposal No. 6 -- Amendment to Certificate of Incorporation to Remove Transfer Restrictions." Further, in negotiations with FHC it became clear that the Company would have to guarantee the availability of its financing. Thus, when the Acquisition was to close, the

Company would have to have committed financing that it could call upon quickly and be confident that sufficient funds would be available at the designated time. This need made it impractical for the Company to structure its financing arrangements for the Acquisition solely in reliance upon transactions that would depend upon the decisions of a large group of private purchasers or upon access to the public market at a future date. These transaction forms presented too much risk that the market would be unfavorable and no financing transaction meeting the Company's needs could be completed on a timely basis. The Company determined, therefore, to complete the equity transactions with IP, in the form of the IP Stock Issuance and the Stock Offering, backed by the Standby Commitment, because it had assisted the Company in procuring the Acquisition, had communicated its desire and ability to enter quickly into a private equity investment agreement with the Company committing IP to provide a substantial portion of the Acquisition price, which enabled the Company to convince FHC that it could finance the Acquisition, and was an investment group known to the Company. The IP Stock Issuance, in conjunction with the Standby Commitment, gave the Company and FHC confidence that the Company would raise the equity financing necessary to complete the Acquisition, which, in turn, upon the advice of the Company's financial advisor, made the likelihood of successfully completing the Senior Notes Offering significantly greater.

BACKGROUND OF THE TRANSACTIONS

     In early 1998, as part of its plan of identifying and pursuing strategic acquisitions, representatives of the Company had preliminary discussions with representatives of a number of workers' compensation insurance companies, including FHC, regarding acquisition opportunities. The discussions with FHC did not advance beyond the preliminary stages. In early March 1998, Foundation Health Systems, Inc. ("FHS"), the holding company that is the direct parent of FHC and the ultimate parent of BIG, publicly announced it had classified its workers' compensation insurance business as a discontinued operation, that it was seeking to sell BIG, and that it intended to enter into a transaction by April 30, 1998. In the meantime, the financial advisors to FHS had contacted Robert A. Spass, a director of the Company who is also an officer and/or director of the ultimate general partners of the IP partnerships, to solicit IP's interest regarding an acquisition of BIG by IP or by a third party with IP's assistance. Shortly thereafter, Mr. Spass discussed with the Company the prospect of its acquiring BIG with financial assistance from IP. At a regular meeting of the Board of Directors on March 13, 1998, the Company's management was authorized to continue exploring acquisition opportunities, including renewing discussions with representatives of FHC regarding the Company's possible acquisition of BIG.


     To assist in the Company's evaluation of a possible acquisition of BIG and related financing transactions, in March 1998, the Company engaged DLJ to act as its financial advisor. DLJ has been paid $150,000 in connection with its financial advice with respect to the Acquisition and the Equity Financings, and to act as Dealer-Manager of the Rights Offering. DLJ is also expected to be engaged as lead underwriter in the Senior Notes Offering for which it will be paid customary underwriting discounts and commissions.


     In March and early April 1998, representatives of the Company initiated the Company's due diligence investigation of BIG, and various meetings between the principal executive officers of each of the Company, FHC, and BIG were convened. To allow for the free flow of information relating to the parties, and to give the Company the opportunity to conclude a definitive purchase agreement, the Company and FHC entered into an exclusivity agreement on April 10, 1998.


     Simultaneously, representatives of the Company, IP and each of their respective legal advisors, and DLJ spoke at various times to discuss a possible equity investment in the Company by IP, the net proceeds of which would be used by the Company to pay a portion of the purchase price for BIG. The Board of Directors considered the relative advantages and disadvantages of obtaining equity financing from IP before deciding to approve it. In addition, the disinterested and non-employee directors of the Company considered it to be in the best interests of the Company to waive the provisions contained in the 1996 Stock Purchase Agreement that restricted future acquisitions of the Company's equity securities by IP. At that time, discussion commenced regarding the use of a rights offering and various methods of debt financing to raise a portion of the funds necessary to complete the Acquisition, and the alternatives of an underwritten public offering of Common Stock and a wider private placement of equity were considered and rejected primarily due to FHC's insistence on certainty of the financing. The Company determined in discussions with DLJ that important benefits could be obtained if a significant part of the overall financing consisted of equity rather than debt. The directors determined that these benefits would outweigh any limitation on the availability of the Company's NOLs as a result of the likely "ownership change" (as defined in Section 382 of the Code) that would occur upon the consummation of such equity financing. See "-- Rationale for the Acquisition."


     From April 11 to April 30, 1998, the Company's management, DLJ, and the Company's legal advisors spoke with representatives of BIG's board of directors and senior management and its financial and legal advisors to negotiate the terms and conditions of a definitive acquisition agreement. During this same period, the Company's management and its financial and legal advisors conducted telephonic conferences with representatives of IP and its legal advisors to negotiate the terms and conditions of the definitive Stock Purchase Agreement pursuant to which the Company would issue and sell to IP in a private transaction $94.0 million of Common Stock and, separately, an additional $106.0 million of Common Stock, if necessary, pursuant to the Standby Commitment.

     At special meetings of the Board of Directors held on April 30, 1998, May 1, 1998 and May 3, 1998, the potential acquisition of BIG was presented to the Board of Directors by senior management of the Company. At these meetings, the Board of Directors reviewed certain financial and valuation information relating to BIG that it deemed relevant, and it authorized management to continue to investigate the possible acquisition of BIG and to analyze various financial alternatives to finance any such acquisition, including the incurrence of debt and the issuance and sale of the Common Stock pursuant to a rights offering and a private placement. At these meetings the Board consulted DLJ regarding these matters.

     On May 3, 1998, the board of directors of FHC approved in principle the Acquisition Agreement and the transactions contemplated thereby.


     On May 4, 1998, a special telephonic meeting of the Board of Directors was held to update the Board of Directors with respect to remaining open issues relating to the Acquisition. The Board unanimously approved the terms and conditions of the Acquisition Agreement and authorized the transactions contemplated thereby, including the Equity Financings and the Senior Notes Offering, pending resolution by the Company's management of all remaining open business and legal issues. As required by the provisions of the Delaware General Corporation Law relating to transactions in which directors have an interest, in a separate vote from which Messrs. Spass, Cooper, and Gruber, each of whom are affiliated with parties related to IP, abstained, the remaining directors unanimously provided the same approval. In a further separate vote, to comply with the provisions of the 1996 Stock Purchase Agreement, from which Messrs. Spass, Cooper, and Gruber, as well as J. Chris Seaman and William L. Gentz, the employee directors of the Company, abstained, the remaining directors unanimously provided the same approval.


     On May 4 and 5, 1998, executives of the Company, FHC and BIG and representatives of BIG's board of directors and each of their respective legal advisors conducted telephonic conferences to resolve all open business and legal issues and to conclude the negotiation of the Acquisition Agreement. During this same time period, executives of the Company and IP and each of their respective legal and financial advisors conducted telephonic conferences to resolve all open business and legal issues and to conclude the negotiation of the Stock Purchase Agreement.

     In June 1998, the Company and IP each made filings with the departments of insurance of the States of California, New York, and Delaware to secure regulatory approval of the Acquisition. HSR filings for the Acquisition and Equity Financings were made on July 7, 1998 and July 17, 1998. All relevant approvals have not yet been obtained. BIG, the Company, and IP each commenced the process of seeking other necessary approvals, including approval by the Company's stockholders, required to consummate the Acquisition.

     In June 1998, the Company and an affiliate of Zurich commenced discussions regarding a sale of BICO to Zurich Centre Group LLC and a related underwriting arrangement. On June 9, 1998, these discussions resulted in a letter of intent whereby BICO would be sold immediately after consummation of the Acquisition. In July 1998, an affiliate of Zurich filed a Form A with the department of insurance of Delaware to secure regulatory approval of its purchase of BICO.

     In June 1998, IP II informed the Company that it had hired personnel from DLJ who had been those primarily involved in preparing an analysis of the Acquisition and the Equity Financings for the Board in April and May 1998, as described above. Although the Company maintained its confidence in the advice of DLJ and continued the relationship, and concluded that, because no offers of employment were extended until June 1998, no actual conflict of interest existed at the time the Acquisition and Equity Financings were negotiated, the Board was concerned that an appearance of a conflict of interest might exist as a result of the hirings and therefore determined that it was in the stockholders' best interest to retain a second investment banking firm to render an opinion with respect to the Purchase Price and the Equity Financings, taken as a whole. On June 23, 1998, the Company engaged Merrill Lynch to render such opinion and on July 16, 1998, Merrill Lynch delivered its oral opinion at a meeting of the Board that the Purchase Price and Equity Financings, taken as a whole, are fair from a financial point of view to the Company. A telephonic meeting of the Board was held on July 16, 1998, and was attended by a quorum of the Company's directors, the Company's legal advisor, representatives of the Company's independent auditors, and representatives of Merrill Lynch and Merrill Lynch's legal advisor. Merrill Lynch presented its research, analyses and conclusions to the Board, including its oral opinion that the Purchase Price and the Equity Financings, taken as a whole, are fair from a financial point of view to the Company. Thereafter, the Board approved the mailing of this Proxy Statement to seek stockholder approval of the Stock Offering and the IP Stock Issuance and Standby Commitment.


     Merrill Lynch received a payment of $1.0 million from the Company upon delivery of its written opinion.



     On July 7, 1998, the Company filed with the SEC registration statements
related to the Stock Offering and the Senior Notes Offering. On             ,
1998, the SEC completed its review of this proxy statement.


LOSS RESERVES GUARANTEE

     In connection with the Acquisition, FHC has agreed to obtain at its expense guarantees on BIG's claim and claim adjustment expense reserves (the "Loss Reserves Guarantee"). The Loss Reserves Guarantee covers $150.0 million in reserves for losses incurred prior to December 31, 1997 and an additional $25.0 million for losses incurred through the Closing. The Loss Reserves Guarantee, which is effective immediately prior to the Closing, is in the form of an Aggregate Excess of Loss Reinsurance Agreement that was entered into by BIG, at the request and on behalf of FHC, with an affiliate of American Re-Insurance Company ("American Re") pursuant to which the affiliate will retrocede its obligations under the Loss Reserves Guarantee to American Re. Under the Loss Reserves Guarantee, BIG may cede to American Re up to $175.0 million of loss and allocated loss adjustment expense in excess of BIG's aggregate retention at the Closing Date. The aggregate retention at the Closing Date is defined as $495.0 million (the amount of BIG's recorded loss and allocated loss adjustment expense reserves at December 31, 1997), plus 75.7% of 1998 net earned premium excluding premium ceded to the Quota-Share Arrangement, and less losses and allocated loss adjustment expense paid by BIG during 1998. The terms of the Loss Reserves Guarantee were negotiated by FHC with American Re. The Company was given the opportunity to consent to the terms, which consent was not to be unreasonably withheld.

     The Company intends to account for the Loss Reserves Guarantee in accordance with Topic D-54 of the Emerging Issues Task Force of the Financial Accounting Standards Board, Accounting by the Purchaser for a Seller's Guarantee of the Adequacy of Liabilities for Losses and Loss Adjustment Expenses of an Insurance Enterprise Acquired in a Purchase Business Combination ("EITF D-54"). Under EITF D-54, losses and allocated loss adjustment in the income statement, and the effects of the Reserve Guarantee will be disclosed separately in the notes to the financial statements, including the reconciliation of claims reserves, in loss ratio information, and in Management's discussion and analysis of operations and cash flows.


     The amount paid by BIG for reinsurance will be deducted from the price paid to FHC by the Company reducing the purchase price for BIG's capital stock to $256.5 million. The Company believes it is prudent to contribute additional capital to BIG out of the proceeds of the Equity Financings and the Senior Notes

Offering. This contribution of additional capital will result in the Company's total cost to complete the Acquisition being $285.0 million.


LARGE ACCOUNT QUOTA-SHARE ARRANGEMENT

     Separately, effective May 1, 1998, the Company and BIG each entered into the three-year Quota-Share Arrangement with a reinsurer under which each will cede all risks with an estimated annual premium at each risk's inception date of $25,000 or more. Continuation of the Quota-Share Arrangement by BIG is contingent on the Closing. The Company believes there is significantly more pricing and persistency risk associated with policies with larger annual premium amounts. The use of the Quota-Share Arrangement will allow the Company to re-underwrite this business over time to the Company's underwriting standards while preserving BIG's relationships with producers and insureds. Additionally, because the Quota-Share Arrangement will reduce net written premium, the Company's and BIG's ratio of net written premium to statutory surplus will decrease.

DISPOSITION OF BICO

     The Company has entered into a letter of intent to sell BICO to Zurich Centre Group LLC, an affiliate of Zurich, or a designee of Zurich Centre Group LLC, immediately after the Closing. Under the letter of intent, Superior Pacific will assume BICO's insurance business and liabilities, receive assets with a fair market value equal to the liabilities assumed, and receive additional consideration equal to BICO's statutory capital and surplus, plus the value of BICO's charter and licenses, at the sale date. The purchase price is $5.6 million, subject to adjustments reflecting the statutory capital surplus requirements in the various licensed jurisdictions. After the sale of BICO, an affiliate of Zurich intends to recapitalize BICO and enter into a five-year underwriting arrangement with Superior Pacific under which Superior Pacific will be given the right to produce up to $50.0 million in estimated annual premium on BICO's policy forms in exchange for an underwriting fee equal to 2.5% of direct written premium plus a pass through of all related expenses. The Company intends to retain BICO's business and employees within the Superior National organization, and, together with other BIG Insurance Subsidiaries acquired in the Acquisition, to continue, and attempt to expand, BIG's national workers' compensation insurance operations.

     The sale of BICO is contingent upon a number of conditions, including the completion of a due diligence investigation by Zurich Centre Group LLC, execution of definitive documents by September 1, 1998, completion of the Acquisition, approval from state insurance regulators, the execution of other related agreements, and other customary conditions.

MANAGEMENT AFTER THE ACQUISITION

     If the Acquisition is consummated, the Company's current directors will continue to serve as directors if elected at the Annual Meeting and all executive officers of the Company will remain in their present positions. Almost all of the senior management of BIG is expected to remain with the Company after the Acquisition. Maurice A. Costa, BIG's Chairman of the Board, President and Chief Executive Officer, and Deborah Day, M.D., MPH, BIG's Medical Director, will transfer to other positions within the FHS group of companies prior to the Closing. See "Business Insurance Group, Inc. -- Business -- Management."

TERMS OF THE ACQUISITION AND RELATED TRANSACTIONS

     The detailed terms of, and conditions to, the Acquisition and certain related transactions are contained in the Acquisition Agreement, a copy of which accompanies this Proxy Statement as Annex A and is incorporated herein by reference. The statements made in this Proxy Statement with respect to the terms of the Acquisition and such related transactions are qualified in their entirety by reference to the more complete information set forth in Annex A.

  Structure of the Acquisition


     The Acquisition Agreement provides that the Company will pay to FHC approximately $256.5 million in cash ($285.0 million less the cost of the Loss Reserves Guarantee provided through reinsurance, see "-- Loss Reserves Guarantee") for all outstanding shares of the capital stock of BIG, which in turn owns all of the outstanding capital stock of the BIG Insurance Subsidiaries. The Company will contribute capital to the BIG Insurance Subsidiaries to offset any reductions in surplus resulting from the cost of reinsurance for the Loss Reserves Guarantee. The net result is that the purchase price, plus the capital contributions, will be $285.0 million. Following the Acquisition, BIG will become a direct wholly owned subsidiary of the Company, and the BIG Insurance Subsidiaries (excluding BICO, which will be sold by the Company immediately after the Acquisition, see "-- Disposition of BICO") will each remain wholly owned subsidiaries of BIG. FHC is obligated prior to Closing to cause all of BIG's intercompany balances and real estate holdings related to FHC, FHS and their affiliates to be settled in cash.


  Closing of the Acquisition

     The Closing will occur as soon as practicable following the satisfaction or waiver of all of the conditions to the Acquisition specified in the Acquisition Agreement, or at such other time as the Company and FHC shall agree (the day on which the Closing takes place being the "Closing Date"). See "-- Conditions to the Acquisition," below. It is anticipated that, if the Stock Offering and the IP Stock Issuance are approved by the Company's stockholders, the Acquisition will occur on or about October 22, 1998.

  Conditions to the Acquisition

     The obligations of the Company and FHC to effect the Acquisition are subject to, among other things, the satisfaction or waiver prior to the Closing Date of the following conditions: (a) the termination of the waiting period under the HSR Act; (b) the required state insurance regulatory approvals, including approval by the insurance departments of California, New York and Delaware, provided that if the Company is unable to obtain regulatory approval from New York for CCIC, and FHC has so elected pursuant to the Acquisition Agreement, (i) FHC may treat CCIC as an "Excluded Asset" (as defined), (ii) CCIC will not be treated as a BIG Insurance Subsidiary under the Acquisition Agreement and its stock will be distributed out of BIG, (iii) the purchase price will be reduced by 80% of the net book value of CCIC or approximately $6.6 million (based on SAP) as of March 31, 1998 (the "CCIC Value"), (iv) FHC and the Company will negotiate in good faith to enter into an agreement whereby FHC will continue to operate CCIC at the Company's expense until FHC obtains regulatory approval to allow the Company to acquire all of CCIC's capital stock, (v) FHC will take all steps reasonably necessary to obtain regulatory approval, (vi) if obtained, the Company will purchase the capital stock of CCIC from FHC or its affiliates for the CCIC Value plus interest, and, if not obtained, (vii) FHC will be free to sell CCIC's stock or assets to a third party at any time after 12 months after the Closing Date, after which time the Company will no longer have the obligation to purchase CCIC; (c) no arbitrator or Governmental Entity (as defined) shall have issued any order, injunction, statute or rule that would have the effect of prohibiting the consummation of the material transactions contemplated by the Acquisition; and (d) all consents, authorizations and approvals required to consummate the transactions contemplated by the Acquisition Agreement having been obtained, except where the failure to have obtained such consents, authorizations and approvals would not have a Seller Material Adverse Effect or Purchaser Material Adverse Effect (each as defined below), as the case may be.

     The obligation of FHC to effect the Acquisition is further subject to, among other things, the satisfaction prior to the Closing Date of the following conditions, unless waived by FHC: (a) the Company's having performed in all material respects its obligations under the Acquisition Agreement required to be performed by it on or prior to the Closing Date; (b) the representations and warranties of the Company contained in the Acquisition Agreement being true and accurate as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time that need to be true and accurate only as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) would not have a Purchaser Material Adverse Effect; (c) FHC's having received an incumbency certificate and a certificate executed by two officers of the Company (dated as of the Closing Date) confirming the matters set forth in clauses (a) (performance of obligations by the Company) and (b) (the accuracy of the representations and warranties of the Company) above; (d) FHC's having received executed copies of the Service Agreements (as described in "-- Related Agreements -- Material Service Agreements/Arrangements"); and (e) FHC's having received a certificate (which certificate shall survive the Closing Date) to the effect that (i) the Company has conducted and is satisfied with the results of its business, accounting and legal due diligence review of the shares of capital stock of BIG and the business and affairs of BIG and (ii) in completing the transactions contemplated by the Acquisition Agreement, the Company has not and is not relying on any representation or warranty of FHC or BIG that is not expressly stated in the Acquisition Agreement.

     The obligation of the Company to effect the Acquisition is further subject to, among other things, the satisfaction prior to the Closing Date of the following conditions, unless waived by the Company: (a) FHC's having performed in all material respects all of its obligations under the Acquisition Agreement required to be performed by it on or prior to the Closing Date; (b) the representations and warranties of FHC contained in the Acquisition Agreement being true and accurate as of the Closing Date as if made at and as of such time (other than with respect to certain changes, including the absence of events constituting a Seller Material Adverse Effect, and representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need to be true and accurate only as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), would not have a Seller Material Adverse Effect or where the failure of such representations to be true and accurate arises out of, or relates to, the business or operations of the BIG Insurance Subsidiaries following May 5, 1998, the date of the Acquisition Agreement, unless written notice of such failure or inaccuracy occurring within the first 20 business days following May 5, 1998 is provided to FHC by June 8, 1998; (c) the Company's having received an incumbency certificate and a certificate executed by two executive officers of FHC (dated as of the Closing Date) confirming the matters set forth in clauses
(a) (performance of obligations by FHC) and (b) (the accuracy of the representations and warranties of FHC) above; (d) the BIG Insurance Subsidiaries having entered into the Loss Reserves Guarantee reinsurance agreement; (e) all intercompany accounts and promissory notes having been terminated as of the Closing Date; (f) FHC's having entered into the Service Agreements (as described in "-- Related Agreements -- Material Service Agreements/Arrangements"); (g) the Company's having received letters of resignation from each of the members of the board of directors of BIG and each of the BIG Insurance Subsidiaries, which resignations shall be effective as of the Closing Date; (h) BIG's having no subsidiaries other than BICO, CalComp, CBIC and, provided FHC has not elected to treat CCIC as an "Excluded Asset," as described above, CCIC; and (i) FHC's having delivered copies to the Company of all certificates of good standing, certificates of qualification and certificates of authority for BIG and each BIG Insurance Subsidiary for each state where it conducts business.

     If the Company waives a material condition to the Acquisition, it will amend this Proxy Statement and resolicit stockholder approval of Proposals No. 1 and No. 2.

  Representations and Warranties

     The Acquisition Agreement contains various representations and warranties by FHC (including BIG and the BIG Insurance Subsidiaries, as appropriate) and the Company to the effect that, except as specified or disclosed and, in some cases, subject to certain exceptions (including exceptions that would not have a Purchaser Material Adverse Effect or a Seller Material Adverse Effect) among other things: (a) each such party is duly organized and in good standing, and has the requisite corporate power to own its properties and carry on its business as it is now being conducted; (b) each such party has all requisite corporate power and authority to enter into the Acquisition Agreement and all agreements contemplated thereby and to consummate the Acquisition, and the Acquisition Agreement has been duly authorized by and constitutes the valid and binding obligation of each such party; and (c) the execution, delivery and performance of the

Acquisition Agreement by each such party will not conflict with such party's articles or certificate of incorporation or bylaws, violate any agreement or law to which such party or its assets are bound, or require the consent or approval of any court, regulatory or governmental agency.

     The Acquisition Agreement also contains various representations and warranties by the Company to the effect that, except as disclosed and, in some cases, subject to certain exceptions (including exceptions that would not have a Purchaser Material Adverse Effect), among other things: (a) the Company is acquiring all outstanding shares of BIG for investment purposes only; (b) the Company will have sufficient funds available to consummate the Acquisition; (c) an acknowledgment by the Company that, except for the specific representations and warranties contained in the Acquisition Agreement, none of FHC, BIG, or any of their respective directors, officers, employees, affiliates, controlling persons, agents, advisors or representatives made or shall be deemed to have made any representation or warranty as to the accuracy or completeness of any of the information (including, without limitation, any reserve estimates, projections, forecasts or other forward-looking information) provided or otherwise made available to the Company; (d) an agreement by the Company that FHC and its directors, officers, employees, affiliates, controlling persons, agents, advisors or representatives shall not have any liability to the Company or any of its directors, officers, employees, affiliates, controlling persons, agents, advisors or representatives with respect to FHC's representations and warranties, except as expressly set forth in the Acquisition Agreement; and (e) the Company, after acquiring BIG, will be solvent.

     The Acquisition Agreement in addition contains various representations and warranties by FHC to the effect that, except as specified or disclosed and, in some cases, subject to certain exceptions (including exceptions that would not have a Seller Material Adverse Effect), among other things: (a) BIG and the BIG Insurance Subsidiaries are qualified to do business in those jurisdictions in which the character of their business requires them to be so qualified; (b) BIG has in force each governmental license or permit required for the operation of its business; (c) BIG is in compliance with all charter documents, Material Agreements (as defined) and all laws applicable to its business; (d) all issued and outstanding capital stock of each BIG Insurance Subsidiary has been validly issued and is owned by BIG free of all encumbrances; (e) all of the outstanding shares of capital stock of BIG are validly issued and are held by FHC free of all encumbrances; (f) BIG's consolidated unaudited financial statements fairly present in all material respects the financial condition of BIG and have been prepared in accordance with GAAP; (g) there have been no changes in BIG's business since December 31, 1997 or any incurrence of liabilities outside of the ordinary course of business; (h) there is no litigation pending or, to FHC's knowledge, threatened against any party challenging the validity of the Acquisition; (i) BIG's tax returns are accurate in all material respects and it has paid all taxes due; (j) BIG's employee benefit plans are as disclosed and there are no undisclosed liabilities in connection therewith; (k) there are no collective bargaining agreements with BIG's employees nor attempts to form a collective bargaining unit pending; (l) BIG is in compliance with and unaware of any defaults under its leases for real property; (m) BIG has no liability under any environmental laws; (n) BIG owns or has the right to use all intellectual property utilized in its business; (o) BIG and the BIG Insurance Subsidiaries have incurred no undisclosed liabilities since December 31, 1997 that would constitute a Seller Material Adverse Effect; (p) BIG has disclosed to the Company all transactions between BIG, FHC and their affiliates; (q) FHC has delivered or made available all Material Agreements (as defined), and none of BIG or the BIG Insurance Subsidiaries is in default thereunder; (r) FHC has no obligations in respect of any fees or commissions to any broker, finder, investment banker, or other intermediary, except with respect to Salomon Smith Barney and Shattuck Hammond Partners, Inc.; and (s) BIG does not use equipment or databases, the performance of which will be adversely affected by "Year 2000" problems.

     As used herein and in the Acquisition Agreement, a "Purchaser Material Adverse Effect" means any material adverse change in, or material adverse effect on, the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole, provided that any adverse effect on the Company and its Subsidiaries resulting from the execution of the Acquisition Agreement and the announcement of such execution shall be excluded from the determination of Purchaser Material Adverse Effect.

     As used herein and in the Acquisition Agreement, a "Seller Material Adverse Effect" means any material adverse change in, or material adverse effect on, the business, operations or financial condition of

BIG and the BIG Insurance Subsidiaries, taken as a whole, provided that the effects of changes that are generally applicable to (i) changes resulting from market fluctuations in the value of BIG's investment portfolio and (ii) the commutation of certain reinsurance agreements between BIG and General Reinsurance Corporation, if completed prior to Closing, shall be excluded from the determination of Seller Material Adverse Effect; and provided, further, that any adverse effect on BIG resulting from the execution of the Acquisition Agreement and the announcement thereof shall also be excluded from the determination of Seller Material Adverse Effect.

  Limited Survival of Representations and Warranties

     The accuracy of the representations and warranties of each party to the Acquisition Agreement is a condition to the obligation of the other to consummate the Acquisition (see "-- Conditions to the Acquisition" above) and all representations and warranties contained in the Acquisition Agreement (other than as described herein) shall survive the Closing Date for a period of one year. However, representations and warranties by FHC with regard to tax matters will remain in effect until the expiration of the applicable statutes of limitations, and representations and warranties by FHC with regard to environmental matters will survive the Closing Date for a period of two years. Such representations and warranties may only survive the applicable one-year or two-year period with respect to any inaccuracy therein or breach thereof if notice is given by the Company to FHC within the one-year or two-year time period, as applicable.

     Except with respect to tax matters, which are governed separately under the Acquisition Agreement, a party may not recover from the other with respect to an inaccuracy or breach of a representation, warranty or covenant unless the total losses to the party exceed $5.0 million, and then the party may only recover the amount by which the losses exceed $5.0 million; provided, that no party may recover from the other more than $50.0 million in the aggregate for all losses under the indemnification provisions of the Acquisition Agreement; and provided further, that FHC has no obligation to indemnify the Company for any losses arising out of, or relating to the business or operations of BIG following the date of the Acquisition Agreement, unless notice is provided of a loss occurring within 20 business days of the date of the Acquisition Agreement as provided therein.

  Covenants of the Parties

     Under the terms of the Acquisition Agreement, FHC has agreed that it would not, through any affiliate, officer, director, employee, agent or representative, initiate, solicit, or encourage any proposal or offer with respect to an acquisition of, merger or other business combination involving, or sale of a substantial portion of the assets of, BIG and that FHC would cease any existing discussions or negotiations conducted before the date of the Acquisition Agreement with respect to any of the foregoing.

     FHC has agreed, for the period from the May 5, 1998 date of the Acquisition Agreement and continuing until the earlier of its termination or the Closing Date, to cause BIG's operations to be conducted according to their usual and ordinary course, except as disclosed to and approved by the Company. This includes restrictions on material asset acquisitions or dispositions by BIG and acquisitions, mergers or other business combinations involving the BIG Insurance Subsidiaries. In addition, FHC has agreed to allow the Company to place certain senior executives, including Arnold Senter (the "Interim Consulting Team"), in interim consulting positions at BIG and the BIG Insurance Subsidiaries pursuant to consulting arrangements which are reasonably acceptable to the parties and consistent with the terms of the Acquisition Agreement. FHC has also agreed to cause BIG and the BIG Insurance Subsidiaries to take, or not take, such actions as the Interim Consulting Team may reasonable direct with respect to (i) the strategy and execution of the BIG Insurance Subsidiaries' underwriting, reinsurance, claims handling, and other operational functions, and (ii) the restructuring of certain asset positions, both in the BIG Insurance Subsidiaries' investment portfolios and otherwise, each coordinated with FHC's executives and subject to FHC's approval, which will not be unreasonably withheld. Notwithstanding any other provision of the Acquisition Agreement, neither BIG, nor any of the BIG Insurance Subsidiaries, shall be obligated to commute any insurance or reinsurance policy or otherwise take any action that may be reasonably expected to cause any Governmental Entity to require BIG or any of its affiliates to make a capital contribution to the BIG Insurance Subsidiaries.

     Each party has agreed to make such filings as may be required to obtain all governmental and regulatory consents and approvals required to consummate the Acquisition, including regulatory filings with the departments of insurance of California, Delaware and New York, to take any further acts required to effect the Acquisition, and to use its best efforts to take all actions required to consummate and make effective the transactions contemplated by the Acquisition Agreement. The parties have also agreed that the purchase price for BIG will be increased by the amount of any capital contributions made to BIG after December 31, 1997 in order to fund any capital contributions or any other payment, in an amount not to exceed $25.0 million, that are required by any Governmental Entity, provided that an increase in the purchase price in excess of $10.0 million shall be paid in the form of a senior note from the Company with the principal amount thereon due three years from the Closing Date and bearing an interest rate equal to the rate on the Senior Notes to be issued in the Senior Notes Offering.

     FHC has agreed to allow the Company access to BIG's facilities, offices, records, and files and to provide certain financial statements. Each party has agreed to bear its own expenses in connection with the Acquisition, and to consult with the other and use reasonable efforts to agree on the text of any press release or other public statement before making it with respect to the transactions contemplated by the Acquisition Agreement.

     FHC has agreed to take all actions necessary to cause Excluded Assets (as defined) and real property owned by any BIG Insurance Subsidiary to be transferred to one or more FHC affiliates prior to the Closing Date. Certain intercompany accounts and promissory notes are to be terminated at or before the Closing Date in cash. FHC has also agreed to cause the BIG Insurance Subsidiaries to purchase reinsurance pursuant to the Loss Reserves Guarantee. See "-- Loss Reserves Guarantee." Each party has covenanted to use all reasonable efforts in good faith to negotiate leases of three years in duration for all properties of the BIG Insurance Subsidiaries currently not subject to a lease.

     The Company has agreed, as promptly as practicable, after the date of the Acquisition Agreement to prepare and file this Proxy Statement with the SEC and take such other action as is necessary to convene the Annual Meeting to consider and vote upon Proposals No. 1 and No. 2. The Company has agreed that the Proxy Statement shall include the Board of Directors' recommendation to the stockholders to vote in favor Proposals No. 1 and No. 2 and that the Board of Directors shall take all reasonable steps to solicit and obtain such approval.

     The Company also has agreed to enter into the Service Agreements. See "-- Related Agreements -- Material Service Agreements/Arrangements."

     The Company and FHC have agreed as to certain tax matters, including the mutual provision of assistance to cause the completion and filing of all tax returns and to respond to audits by any taxing authorities, as may be reasonably requested to satisfy either parties' accounting or tax requirements.

     After the Closing Date, the Company has agreed to honor existing employment agreements and employee benefit plans of BIG and the BIG Insurance Subsidiaries while reserving the right to modify or terminate such agreements or plans in accordance with their terms or applicable law. Each employee of BIG and the BIG Insurance Subsidiaries will receive credit for time served as an employee of BIG or the BIG Insurance Subsidiaries, as applicable, for purposes of receiving benefits as an employee of the Company. Each employee of BIG and the BIG Insurance Subsidiaries will be hired by the Company or its affiliates or with third party employee leasing companies on an "at-will" basis on terms consistent with the Company's employment policies and benefit plans in general.

  Termination, Amendment and Waiver

     The Acquisition Agreement may be terminated at any time by the mutual written consent of the Company and FHC. The Acquisition Agreement may also be terminated by any party if the Closing of the Acquisition has not occurred on or before November 30, 1998 (or December 31, 1998 if the only condition remaining unfulfilled on November 30, 1998 is approval by any required Governmental Entity and the Company and FHC are continuing to seek to obtain such approval). Either party may terminate the

Acquisition Agreement if any Governmental Entity issues an order, decree or ruling or otherwise takes any action permanently prohibiting the material transactions contemplated in the Acquisition Agreement. The Acquisition Agreement may also be terminated by FHC as a consequence of the Company's failure to perform the Acquisition, with the Company likely incurring liability for liquidated damages (as discussed below), if Proposal No. 1 and Proposal No. 2 are not approved by the Company's stockholders or if the Company or its Board of Directors or officers (i) fails to recommend approval of Proposal No. 1 and Proposal No. 2, or (ii) withdraws, revokes, or adversely modifies its approval or recommendation of Proposal No. 1 and Proposal No. 2. Pursuant to the Voting Agreements among certain stockholders of the Company and FHC, approximately 47.0% of the outstanding shares of Common Stock eligible to vote are committed to vote in favor of Proposals No. 1 and No. 2. See "-- Related
Agreements -- Voting Agreements" below.

     The Acquisition Agreement may be terminated by the Company alone if there is a breach of any of the representations and warranties of FHC in any material respect (other than Excluded Breaches) or if FHC breaches or fails in any material respect to perform or comply with any of its material covenants or agreements contained in the Acquisition Agreement and such breach would have a Seller Material Adverse Effect, in each case such that the conditions relating to the Company's obligation to effect the Acquisition would not be satisfied, provided that if any such breach is curable within a reasonable period of time by FHC through the exercise of its best efforts and for so long as it shall be using its best efforts to cure the breach, the Company may not terminate the Acquisition Agreement.

     The Acquisition Agreement may also be terminated by the Company alone if prior to the Closing Date there shall have occurred a "Material Adverse Change" in the financial condition, business or operations of BIG. A "Material Adverse Change" means (i) during the 20 business days following the May 5, 1998 date of the Acquisition Agreement, any change in the business or operations of BIG that meets the definition of a Seller Material Adverse Effect and with respect to which the Company provides FHC, within 35 days following May 5, 1998, notice of its desire to terminate the Acquisition Agreement and (ii) after such 20 business day period, subject to the right to provide written notice as provided by the immediately preceding clause (i), until the Closing Date, a change in the business or operations of BIG that meets the definition of a Seller Material Adverse Effect, other than a Seller Material Adverse Effect arising out of, or relating to, the business or operations of BIG after May 5, 1998 or the matters disclosed in the related disclosure schedules.

     FHC alone may terminate the Acquisition Agreement if there is a breach of any of the representations and warranties of the Company in any material respect or if the Company breaches or fails to comply in any material respect with any of its material covenants or agreements contained in the Acquisition Agreement and such breach would have a Purchaser Material Adverse Effect, provided that if any such breach is curable within a reasonable period of time by the Company through the exercise of its best efforts and for so long as it shall be using its best efforts to cure the breach, FHC may not terminate the Acquisition Agreement.

     The Acquisition Agreement may be amended only by an instrument in writing signed by FHC and the Company. At any time prior to the Closing, any party to the Acquisition Agreement may, in writing, waive any failure of the other party to comply with any obligation, covenant, agreement or condition contained in the Acquisition Agreement.

  Breakup Fee

     In the event that the conditions to Closing with respect to either FHC or the Company have been met and there is no basis for such party to terminate the Acquisition Agreement, and yet upon the request of the other, such party does not agree upon and does not meet a reasonable schedule to set the Closing Date and complete the Closing, then such party will be deemed to have wrongfully failed to close and the other party shall be entitled to either obtain injunctive relief to require the Closing to occur or receive a $15.0 million payment from the other party and seek additional monetary damages from the other party, if any, provided, however, that the occurrence of the Closing shall preclude the ability to recover any monetary payments. In addition, in the event FHC terminates the Acquisition Agreement because the Company or its Board of Directors or officers fails to recommend approval of Proposal No. 1 and Proposal No. 2, or withdraws, revokes or adversely modifies its approval or recommendation of Proposal No. 1 and Proposal No. 2, or because

Proposal No. 1 and Proposal No. 2 are not approved by the Company's stockholders, then FHC shall be entitled to receive a $15.0 million payment from the Company and seek additional monetary damages, if any. If FHC shall pay to the Company a breakup fee, then the Company is obligated under the terms of the Stock Purchase Agreement to pay a portion of the fee to IP based on the percentage of Common Stock owned by IP on a diluted basis, based on the hypothetical completion of the Equity Financings. See "Proposal No. 2 -- Stock Purchase Agreement -- Expenses and Fees."

     THE COMPANY IS OBLIGATED UNDER THE ACQUISITION AGREEMENT TO PROCEED WITH THE ACQUISITION REGARDLESS OF WHETHER THE EQUITY FINANCINGS ARE APPROVED BY ITS STOCKHOLDERS AND CONSUMMATED IN ACCORDANCE WITH THEIR TERMS. IF THE STOCK OFFERING OR THE IP STOCK ISSUANCE IS NOT APPROVED BY THE COMPANY'S STOCKHOLDERS, OR THE EQUITY FINANCINGS ARE NOT CONSUMMATED FOR ANY OTHER REASON, AND THE COMPANY IS UNABLE TO SECURE ALTERNATIVE FINANCING SO AS TO BE ABLE TO PROCEED WITH THE ACQUISITION, IN THE EVENT FHC HAS SATISFIED CERTAIN CONDITIONS, THE COMPANY MOST LIKELY WOULD BE LIABLE TO FHC FOR DAMAGES OF $15.0 MILLION AND ADDITIONAL MONETARY DAMAGES, IF ANY, SHOULD FHC DECIDE TO SEEK THEM.

     The Company will in any event be responsible for all of its own costs and expenses incurred in connection with the Acquisition and the transactions contemplated thereby, whether or not the Closing occurs.

  Effect of Termination

     Except to the extent the Company or FHC may be obligated to pay damages of $15.0 million and any additional monetary damages, in the event the Acquisition Agreement is terminated, it shall become void and there will be no liability on the part of any party thereto, except that no party shall be relieved of any liability for any willful breach of any provisions of the Acquisition Agreement or the confidentiality agreement among the parties.

RELATED AGREEMENTS

     The Service Agreements are to be executed at the Closing. In addition, certain holders of Company Common Stock have entered into Voting Agreements pursuant to which they agreed to, among other things, vote in favor of the Stock Offering and the IP Stock Issuance.

  Material Service Agreements/Arrangements

     In connection with the Acquisition Agreement, the Company, BIG and various subsidiaries of FHC which are Excluded Assets will enter into long-term service agreements (the "Service Agreements"). These agreements include medical bill review, PPO utilization, certain managed care services, claim negotiation and review, recruitment of employees, placement of temporary workers, and transitional corporate administrative services. The Service Agreements will have minimum terms of five years.

  Voting Agreements

     FHC is party to the Voting Agreements with certain holders of Common Stock, namely IP Delaware, IP Bermuda, TJS Partners, L.P., C. Len Pecchenino, William
L. Gentz, J. Chris Seaman, and Gordon E. Noble. These stockholders, who together hold approximately 47.0% of the outstanding Common Stock, have agreed to vote all of their shares of Common Stock in favor of Proposals No. 1 and No. 2. The affirmative vote of a majority of the shares represented and voting of the Annual Meeting is required in order to approve the Stock Offering and the IP Stock Issuance. Each of these stockholders has separately represented and warranted as to its or his authority relative to their respective Voting Agreement, the absence of conflicts between their respective Voting Agreement and, if applicable, its organizational documents and material agreements or any laws, and as to its or his title to the securities being voted. Each of these stockholders has also covenanted that it or he will not sell or encumber the securities held by such stockholder without FHC's consent. The Voting Agreements terminate upon the earliest to occur of the Closing Date or the termination of the Acquisition Agreement.

GOVERNMENTAL AND REGULATORY AND OTHER APPROVALS

     The Acquisition requires the approval of the departments of insurance in the States of California, Delaware, and New York, and notice filings in other states. The Company has already made the requisite filings in order to obtain such approval, including an application to the New York Department of Insurance. If approval in New York is not obtained, the Acquisition will proceed without the inclusion of CCIC. See "-- Terms of the Acquisition and Related Transactions -- Conditions to the Acquisition." While the Company is confident of obtaining approval in New York, as of the date of this Proxy Statement all necessary regulatory approvals have not yet been obtained. The Acquisition is also subject to the expiration of the waiting period under the HSR Act, and the waiting period has expired. Additionally, the holders of the Trust Preferred Securities are being requested to consent to the issuance of the Senior Notes. The Company expects to obtain all of these approvals.

ACCOUNTING TREATMENT

     The Acquisition is to be treated as a purchase for accounting purposes. See "Unaudited Pro Forma Financial Information."

                            OPINION OF MERRILL LYNCH

     Superior National retained Merrill Lynch on June 23, 1998 to render its opinion to the Board of Directors of Superior National as to whether the Purchase Price and the Equity Financings, taken as a whole, are fair from a financial point of view to the Company. On July 16, 1998, Merrill Lynch rendered an opinion (the "Merrill Lynch Opinion") to the Board of Directors to the effect that, based upon and subject to the assumptions and considerations set forth in such opinion, as of such date, the Purchase Price and the Equity Financings, taken as a whole, are fair from a financial point of view to the Company. Merrill Lynch subsequently confirmed the Merrill Lynch Opinion by delivery to the Board of Directors of a written opinion dated as of July 17, 1998. Such written opinion will not be further updated prior to consummation of the Acquisition or the Equity Financings.

     The full text of Merrill Lynch's written opinion dated as of July 17, 1998 is attached as Annex B to this Proxy Statement and is incorporated herein by reference. The description of the Merrill Lynch Opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. Stockholders of Superior National are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Merrill Lynch in connection therewith.

     THE MERRILL LYNCH OPINION WAS PROVIDED TO SUPERIOR NATIONAL'S BOARD FOR ITS INFORMATION AND IS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE PURCHASE PRICE AND THE EQUITY FINANCINGS, TAKEN AS A WHOLE, TO SUPERIOR NATIONAL. THE MERRILL LYNCH OPINION DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY THE COMPANY TO ENGAGE IN THE ACQUISITION OR EQUITY FINANCINGS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF SUPERIOR NATIONAL AS TO HOW SUCH STOCKHOLDER SHOULD VOTE ON THE EQUITY FINANCINGS. MERRILL LYNCH EXPRESSED NO OPINION WITH RESPECT TO THE FAIRNESS OF THE SUBSCRIPTION PRICE OR THE OTHER TERMS OF THE EQUITY FINANCINGS SEPARATELY, OR WHETHER ALTERNATE FUNDING ON MORE FAVORABLE TERMS THAN THE EQUITY FINANCINGS MIGHT BE AVAILABLE.

     The summary set forth below does not purport to be a complete description of the analyses performed by Merrill Lynch underlying the Merrill Lynch Opinion or the presentation made by Merrill Lynch to Superior National's Board of Directors. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized below, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying the Merrill Lynch Opinion.

     In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Superior National, BIG and Merrill Lynch. The analyses performed by Merrill Lynch are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. With respect to the comparison of selected companies analysis and the analysis of selected insurance merger transactions summarized below, no public company utilized as a comparison is identical to Superior National or BIG. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations is not mathematical. Rather, it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies concerned. The analyses do not purport to be appraisals or to reflect the prices at which Superior National or BIG might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Merrill Lynch was not asked to consider, and the Merrill Lynch Opinion does not in any manner address, the price at which shares of common stock of Superior National will actually trade following consummation of the Acquisition or the Equity Financings. In addition, the Merrill Lynch Opinion and Merrill Lynch's presentation to Superior National's Board of Directors were among many factors taken into consideration by the Board in making its determination to confirm that it would seek to obtain stockholder approval of the Equity Financings. Consequently, the Merrill Lynch analyses described below should not be viewed as determinative of decisions of Superior National's Board or management with respect to the Acquisition and the Equity Financings.

     In arriving at its opinion, Merrill Lynch, among other things, reviewed certain publicly available business and financial information relating to Superior National and BIG; reviewed certain information, including financial forecasts, relating to the businesses, earnings, cash flow, assets, liabilities and prospects of Superior National and BIG; conducted discussions with members of senior management of Superior National concerning, among other things, the business and prospects of Superior National and BIG, before and after giving effect to the Acquisition; reviewed the implied valuation multiples in the Acquisition and the market price and valuation multiples of Superior National's Common Stock and compared them with those of certain publicly traded companies; reviewed the results of operations of Superior National and BIG and compared them with those of certain publicly traded companies; compared the proposed financial terms of the Acquisition with the financial terms of certain other acquisition transactions; reviewed the pro forma impact of the Acquisition on Superior National; reviewed the Acquisition Agreement, the Stock Purchase Agreement and the form of Reinsurance Agreement; reviewed the most current draft of the Proxy Statement relating to the Acquisition and the Company's Registration Statements on Form S-1 relating to the Stock Offering and the offering of Senior Notes; reviewed the terms of other rights offerings and equity financings; and conducted such other analyses and investigations as Merrill Lynch deemed appropriate for purposes of the Merrill Lynch Opinion.

     In preparing the Merrill Lynch Opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available. Merrill Lynch has not assumed responsibility for independently verifying such information, has not undertaken an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Superior National or BIG and was not furnished with any such evaluation or appraisal. Merrill Lynch is not an expert in the evaluation of allowances for loss and loss adjustment expenses and has not made an independent evaluation of the adequacy of the allowances for loss and loss adjustment expenses for each of Superior National or BIG, nor has Merrill Lynch reviewed any individual policies relating to Superior National or BIG. In addition, Merrill Lynch has not conducted a physical inspection of the properties or facilities of Superior National or BIG. With respect to the financial forecasts, including, without limitation, the effects of the three-year quota share reinsurance arrangement described in the Proxy Statement, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates, allocations and judgment of Superior National's management as to the expected future financial performance of Superior National or BIG, as the case may be. Merrill Lynch expressed no opinion as to such financial forecasts or the assumptions on which they were based. As to certain legal matters, Merrill Lynch relied on advice of counsel to the Company. Merrill Lynch was not requested to, nor did it, solicit the interest of any party in providing the Equity Financings. Merrill Lynch was retained by the Company for the purpose of rendering the Merrill Lynch Opinion and did not provide any other service in connection with the Acquisition or the Equity Financings.

     The Merrill Lynch Opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion. Although subsequent developments may affect the Merrill Lynch Opinion, Merrill Lynch assumed no obligation to update, revise or reaffirm such opinion. For purposes of rendering its opinion Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Acquisition and Equity Financings, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Acquisition. Merrill Lynch also assumed that the rights (except for rights issued in respect of employee stock options and unvested restricted shares of Superior National's Common Stock) will be transferable and that the exercise period for the rights will be at least 30 days and that, as a result, each recipient of rights (subject to the foregoing exception) will have a reasonable opportunity to exercise or sell such rights.

     The projections furnished to Merrill Lynch and used by it in certain of its analyses were prepared by the senior management of Superior National in connection with the Acquisition and were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and accordingly, actual results could vary significantly from those set forth in such projections.

     The following is a summary of the material analyses presented by Merrill Lynch to Superior National's Board of Directors on July 16, 1998, in connection with the Merrill Lynch Opinion.

     Summary of Proposal. Merrill Lynch reviewed the terms of the Acquisition and Equity Financings. Based on the total transaction value of approximately $285 million (including repayment of $121 million of existing debt), Merrill Lynch calculated the price to book value, and price to earnings multiples for BIG in the Acquisition. This analysis yielded a price to book value (as of December 31, 1997) multiple of 0.63x, and a price to 1997 earnings (normalized to exclude the effects of the reserve strengthening) multiple of 7.7x. Merrill Lynch also reviewed the terms of the proposed Equity Financings, including the discount offered in the Rights Offering and the amount of the fee for the Standby Commitment. Based on the Subscription Price of $16.75, Merrill Lynch calculated the discount of the Subscription Price to the 30 day average market price of the Common Stock prior to the announcement date of the Acquisition (May 4, 1998). This analysis yielded a subscription discount of 17.9%.

     Comparison of Comparable Specialty Property/Casualty ("P&C") Insurance Companies -- BIG. Merrill Lynch compared selected operating results of BIG to the publicly available corresponding data of certain other P&C insurance companies which Merrill Lynch deemed to be relevant, including Orion Capital, TIG Holdings, W.R. Berkeley Corp., HCC Insurance, Markel Corp., Frontier Insurance, Medical Assurance, MMI Companies, Centris Group and Penn-America. Merrill Lynch compared the price to 1998 and 1999 estimated earnings per share ("EPS") (based upon First Call estimates as of July 8, 1998 ("First Call Estimates")), and price to book value as of March 31, 1998. This analysis yielded a range of (i) price to 1998 estimated EPS multiples with a mean of 14.1x and a median of 13.8x, (ii) price to 1999 estimated EPS multiples with a mean of 12.6x and a median of 12.2x, and (iii) price to book value multiples with a mean of 1.7x and a median of 1.5x. This analysis yielded an overall imputed market value reference range of BIG of $347.9 to $419.3 million.

     No company used in the above analysis as a comparison is identical to BIG. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of BIG and the companies to which it is being compared.

     Comparison of Comparable Workers' Compensation Insurers -- BIG. Merrill Lynch compared selected operating results of BIG to the publicly available corresponding data of certain other workers compensation insurance companies which Merrill Lynch deemed to be relevant, including Fremont General, Argonaut Group, Zenith National Insurance, Paula Financial and Superior National. Merrill Lynch compared the price to 1998 and 1999 estimated EPS (based on First Call Estimates), and price to book value as of March 31, 1998. This analysis yielded a range of (i) price to 1998 estimated EPS multiples with a mean of 16.1x and a median of 16.5x, (ii) price to 1999 estimated EPS earnings with a mean of 14.6x and a median of 13.8x, and (iii) price to book value multiples with a mean of 1.7x and a median of 1.6x. This analysis yielded an overall imputed market value reference range of BIG of $394.5 to $419.9 million.

     No company used in the above analysis as a comparison is identical to BIG. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of BIG and the companies to which it is being compared.

     Analysis of Recent P&C Insurance Acquisition Transactions -- BIG. Merrill Lynch reviewed publicly available information regarding 17 P&C insurance acquisition transactions which had occurred in the United

States since June 1, 1996 that it deemed to be relevant (the "Comparable P&C Transactions"). The Comparable P&C Transactions and the month in which they were announced are: Berkshire Hathaway's proposed acquisition of General Re (June, 1998), GRE's proposed acquisition of ING P&C (June, 1998), Nationwide's proposed acquisition of ALLIED Group (May, 1998), ACE's proposed acquisition of CAT Limited (March, 1998), Exel's proposed acquisition of Mid Ocean (March, 1998), Fairfax's proposed acquisition of Crum & Forster (March, 1998), Cendent's proposed acquisition of American Bankers (January, 1998), St. Paul's acquisition of USF&G (January, 1998), HFS's proposed acquisition of Providian (December,
1997), Hartford Financial's acquisition of Omni (October, 1997), USF&G's acquisition of Titan (August, 1997), GECC's acquisition of Colonial Penn (June,
1997), GMAC's acquisition of Integon (June, 1997), Safeco's acquisition of American States (June, 1997), Vesta's acquisition of Anthem (April, 1997), Allmerica's acquisition of Allmerica P&C (December, 1996), and Berkshire Hathaway's acquisition of GEICO (August, 1996). Merrill Lynch compared the equity value to book value, equity value to last twelve month operating earnings, equity value to forward operating earnings, enterprise value (defined as equity value plus debt assumed) to statutory net premium written, enterprise value to statutory surplus, and enterprise value to last twelve month statutory operating earnings. This analysis yielded a range of (i) equity value to book value multiples with a mean of 2.36x and a median of 2.13x (compared with multiple of 0.63x for BIG in the Acquisition), (ii) equity value to last twelve month operating earnings multiples with a mean of 20.9x and a median of 20.5x (the multiple of BIG in the Acquisition is not calculatable because of negative earnings), (iii) equity value to forward operating earnings multiples with a mean of 18.8x and a median of 20.2x (the multiple of BIG in the Acquisition is not calculatable because of negative earnings), (iv) enterprise value to statutory net premium written multiples with a mean of 3.15x and a median of 1.70x (compared with a multiple of 0.54x for BIG in the Acquisition), (v) enterprise value to statutory surplus multiples with a mean of 3.71x and a median of 3.46x (compared with a multiple of 1.10x for BIG in the Acquisition), and (vi) enterprise value to statutory last twelve month operating earnings multiples with a mean of 20.8x and a median of 19.6x. This analysis yielded an overall imputed equity value reference range of BIG of $526.1 to $582.0 million, and an enterprise value reference range of $894.3 to $1,658.3 million, based on the mean and median imputed ranges.

     No company or transaction used in the above analysis as a comparison is identical to BIG or the Acquisition. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of BIG and the companies to which it is being compared.

     Analysis of Recent Workers' Compensation Acquisition
Transactions -- BIG. Merrill Lynch reviewed publicly available information regarding four workers compensation acquisition transactions which had occurred in the United States since June 1, 1994 that it deemed to be relevant (the "Comparable Workers' Comp Transactions"). The Comparable Workers' Comp Transactions and the month in which they were announced are: Fremont General's acquisition of Industrial Indemnity (May, 1997), Delphi Financial Group Inc.'s acquisition of SIG Holding (October, 1995), W.R. Berkeley's acquisition of Midwest Employers Casualty (September, 1995) and Fremont General's acquisition of Casualty Insurance Co. (October, 1994). Merrill Lynch compared the equity value to last twelve month operating earnings, equity value to book value, enterprise value to statutory surplus, enterprise value to statutory net premium written, and enterprise value to last full calendar year statutory operating earnings. This analysis yielded a range of (i) equity value to last twelve month operating earnings multiples with a mean of 11.79x and a median of 8.55x (the multiple of BIG in the Acquisition is not calculatable because of negative earnings), (ii) equity value to book value multiples with a mean of 1.19x and a median of 1.06x (compared with a multiple of 0.63x for BIG in the Acquisition),
(iii) enterprise value to statutory surplus multiples with a mean of 2.02x and a median of 1.64x (compared with a multiple of 1.10x for BIG in the Acquisition),
(iv) enterprise value to statutory net premium written multiples with a mean of 2.21x and a median of 2.34x (compared with a multiple of 0.55x for BIG in the Acquisition), and (v) enterprise value to last full calendar year statutory operating earnings with a mean of 11.88x and a median of 10.87x (the multiple of BIG in the Acquisition is not calculatable because of negative earnings). This analysis yielded an overall imputed equity value reference range of BIG of $262.7 to

$293.3 million, and an enterprise value reference range of $422.7 to $1213.2 million, based on the mean and median imputed ranges.

     No company or transaction used in the above analysis as a comparison is identical to BIG or the Acquisition. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of BIG and the companies to which it is being compared.

     Pro Forma Merger Analysis. Based on projections provided by Superior National, assuming $2 million, $5 million and $8 million in cost savings for 1999, 2000 and 2001, respectively, Merrill Lynch analyzed certain pro forma effects of the Acquisition. This analysis indicated that the Acquisition would be accretive to Superior National's 1999, 2000 and 2001 projected EPS by 12.4%, 3.9% and 5.3%, respectively, and that the Acquisition would be accretive to Superior National's book value in 1998. In this analysis, Merrill Lynch assumed that Superior National performed in accordance with the earnings forecasts provided to Merrill Lynch by Superior National's senior management, which included the effects of the large account quota share reinsurance contract. The results described in pro forma merger analysis are not necessarily indicative of future operating results or financial position.

     Discounted Cash Flow Analysis -- BIG. Merrill Lynch discounted estimated cash flows of BIG through the end of 2002 and an estimated terminal value of BIG based on estimated net income of BIG in 2002 using discount rates ranging from 10% to 14%. Available dividends were calculated based on the greater of 10% of prior year's statutory surplus or statutory net income. Merrill Lynch derived an estimate of a range of terminal values by applying multiples ranging from 10.0x to 14.0x to estimated year-end 2002 net income. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of BIG. This analysis, and its underlying assumptions, yielded a range of values for BIG of approximately $311.9 to $447.7 million.

     Discounted Cash Flow Analysis -- Superior National. Merrill Lynch discounted estimated cash flows of Superior National through the end of 2002 and an estimated terminal value of Superior National, assuming net income based on Superior National's management estimates and a dividend rate equal to the greater of 10% of prior year's statutory surplus or statutory net income, and using discount rates ranging from 10% to 14%. Merrill Lynch derived an estimate of a range of terminal values by applying multiples ranging from 12.0x to 16.0x to estimated year-end 2002 net income. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Superior National's Common Stock. This analysis, and its underlying assumptions, yielded a range of aggregate values for Superior National of approximately $188.2 to $262.0 million, and a range of per share values for Superior National of approximately $11.21 to $20.69.

     Discounted Dividend Analysis -- Superior National. Using a discounted dividend analysis, Merrill Lynch estimated the present value of Superior National's dividendable net income on both a stand-alone and pro forma basis from 1999 through 2003. In this analysis, Merrill Lynch assumed that Superior National performed in accordance with the earnings forecasts provided to Merrill Lynch by Superior National's senior management. Merrill Lynch estimated the terminal values for Superior National's Common Stock at 13.0x, 14.0x, 15.0x and 16.0x Superior National's estimated year-end 2003 net income. The dividendable net income streams and terminal values were then discounted to present values using discount rates ranging from 10% to 14% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Superior National's Common Stock. On a stand-alone basis, this discounted dividend analysis indicated a range of aggregate value for Superior National of $166.6 million to $245.1 million, and a range of per share values for Superior National of approximately $20.66 to $30.40. On a pro forma basis, this discounted dividend analysis indicated a range of aggregate value for Superior National of $504.8 million to $742.7 million, and a range of per share values for Superior National of approximately $24.51 to $36.06. As indicated above, this analysis is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Merrill Lynch noted that the discounted dividend stream analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

     Analysis of Recent Financial Services Rights Offerings. Merrill Lynch reviewed publicly available information regarding 55 rights offerings by financial services companies which had occurred in the United States since January 1, 1990 that it deemed to be relevant. Merrill Lynch compared the discount (premium) of the subscription price in the applicable rights offering to the last reported sale price of the applicable common stock prior to the commencement of such rights offering. This analysis yielded a range of (i) discount to last reported sale price of 1.3% to 65.0%, with a mean of 23.1%, for rights offerings with over $25 million of common stock issuable, (ii) discount to last reported sale price of 0.0% to 123.1%, with a mean of 23.5%, for all rights offerings with below $25 million of common stock issuable, (iii) discount to last reported sale price of 0.0% to 123.1%, with a mean of 22.9%, for all rights offerings, (iv) discount to last reported sale price of 1.4% to 56.3%, with a mean of 21.2%, for underwritten rights offerings with over $25 million of common stock issuable, (v) discount to last reported sale price of 7.5% to 123.1%, with a mean of 31.3%, for underwritten rights offerings with below $25 million of common stock issuable, (vi) discount to last reported sale price of 1.4% to 123.1%, with a mean of 27.0%, for all underwritten rights offerings,
(vii) discount to last reported sale price of 1.3% to 65.0%, with a mean of 27.2%, for non-underwritten rights offerings with over $25 million of common stock issuable, (viii) discount to last reported sale price of 0.0% to 100.0%, with a mean of 18.5%, for non-underwritten rights offerings with below $25 million of common stock issuable, and (ix) discount to last reported sale price of 0.0% to 100.0% with a mean of 20.1% for all non-underwritten rights offerings. These figures compare with a 34.3% discount to last reported sale price on July 13, 1998 for the Rights Offering.

     No company or rights offering used in the above analysis as a comparison is identical to Superior National or the Rights Offering. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the discount offered by Superior National and the companies to which it is being compared.

     Analysis of Selected Rights Offerings With Standby Commitment. Merrill Lynch reviewed publicly available information regarding 14 rights offerings which included standby commitments to purchase shares not subscribed for in the rights offering which had occurred in the United States since July 1, 1991 that it deemed to be relevant. Merrill Lynch compared the discount (premium) of the subscription price in the rights offering to the last reported sale price of the applicable common stock prior to such rights offering, the discount (premium) of the subscription price in the rights offering to the last trading price of the applicable common stock prior to public announcement of such rights offering, the fee paid for the standby commitment to the commitment amount, and the fee paid for the standby commitment to the rights offering size. This analysis yielded a range of (i) discount (premium) to last reported sale price prior to such rights offering of (7.0%) to 143.4%, with a mean of 24.7% (compared with a 34.3% discount to last reported sale price on July 13, 1998, for the Rights Offering), (ii) discount to last trading price prior to public announcement of 3.6% to 43.1%, with a mean of 23.6% (compared with a 22.4% discount to the last trading price of Superior National's Common Stock prior to the public announcement of the Rights Offering), (iii) fee to commitment amount of 0.0% to 6.1%, with a mean of 2.1% (compared with a 7.7% fee to commitment amount for the Rights Offering), and (iv) fee to rights offering size of 0.0% to 6.1%, with a mean of 1.7% (compared with a 7.7% fee to rights offering size for the Rights Offering).

     No company or offering used in the above analysis as a comparison is identical to Superior National or the Rights Offering. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the discount offered and standby commitment fee paid by Superior National and the companies to which it is being compared.

     Analysis of Selected Public Offerings. Merrill Lynch reviewed publicly available information regarding 33 public offerings of common stock (not including initial public offerings) that occurred in the United States since January 1, 1996 for which the amount of shares offered was equal to or greater than shares outstanding before the offering. Merrill Lynch compared the discount of the offering price to the last reported sale price prior to such offering of the applicable common stock. This analysis yielded a range of discount (premium) to last reported sale price of (13.5%) to 64.3%, with a mean of 17.8% (compared with a 34.3% discount to last reported sale price of Superior National's Common Stock on July 13, 1998, for the Equity Financings).

     No company or offering used in the above analysis as a comparison is identical to Superior National or the Equity Financings. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the discount offered by Superior National and the companies to which it is being compared.

     Pro Forma Ownership Analysis. Based on information provided by Superior National, Merrill Lynch analyzed the pro forma ownership profile of Superior National for the Equity Financings. This analysis indicated that excluding warrants issued in payment of the standby commitment fee (the "Commitment Warrants"), ownership of IP and certain related parties of IP would increase from 45.5% to 54.7%, total public holdings would decrease from 43.1% to 35.8%, and management holdings would decrease from 8.6% to 7.1%. On a fully diluted basis, including Commitment Warrants, ownership of IP and certain related parties would increase from 45.5% to 56.2%, total public holdings would decrease from 43.1% to 34.6%, and management holdings would decrease from 8.6% to 6.9% on a fully diluted basis. In this analysis, Merrill Lynch assumed that all Rights are exercised by recipients.

     Black-Scholes Option Pricing Model Analysis. Merrill Lynch analyzed the value of the Commitment Warrants. Such warrants have a strike price of $16.75, and an assumed expiration date of July 13, 2003 for purposes of the Merrill Lynch Opinion. Merrill Lynch valued the warrants based on the Black-Scholes model using different volatility (ranging from 25% to 50%) and assuming a 5.06% interest rate, zero dividend yield and different prices for Superior National's Common Stock (ranging from $19.78 to $23.00). This analysis, and its underlying assumptions, yielded a range of values for the warrants of $8.15 million to $13.63 million.

     Superior National retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, Merrill Lynch and its affiliates may actively trade the debt and/or equity securities of Superior National or Foundation Health Systems, the parent of FHC and BIG, for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, an affiliate of Merrill Lynch has committed to make a limited partnership investment in a new fund which is one of the entities constituting IP for purposes of the Stock Purchase Agreement.

     The Company and Merrill Lynch have entered into an amended letter agreement dated July 14, 1998, relating to the services to be provided by Merrill Lynch in connection with the Merger. The Company has agreed to pay Merrill Lynch fees as follows: (i) a cash fee of $50,000, which was paid upon the execution of the letter agreement, and (ii) a cash fee of $950,000, which was payable upon delivery of the Merrill Lynch Opinion. In such letter, the Company also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with its advisory work, including the reasonable fees and disbursements of its legal counsel, and to indemnify Merrill Lynch against certain liabilities relating to or arising out of the Acquisition, and the Equity Financings, including liabilities under the federal securities laws.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION


     The following Unaudited Pro Forma Financial Information of the Company for the six months ended June 30, 1998 and the year ended December 31, 1997 presents the results of operations for the Company as if the Acquisition had been consummated as of the beginning of each period presented. The pro forma adjustments are based on available information and certain assumptions the Company currently believes are reasonable in the circumstances. The Unaudited Pro Forma Financial Information has been derived from and should be read in conjunction with the historical Consolidated Financial Statements and Notes of the Company for the six months ended June 30, 1998 (unaudited) and the year ended December 31, 1997 and the historical Combined Financial Statements and Notes of BIG for the six months ended June 30, 1998 (unaudited) and the year ended December 31, 1997 contained elsewhere herein, and should be read in conjunction with the accompanying Notes to Unaudited Pro Forma Financial Information.


     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the results of operations that would have occurred had the Acquisition been consummated on the dates assumed, nor is the pro forma information intended to be indicative of the Company's future results of operations.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET


                                                                           AS OF JUNE 30, 1998
                                                          ------------------------------------------------------
                                                                                     PURCHASE
                                                          SUPERIOR                  ACCOUNTING        PRO FORMA
                                                          NATIONAL       BIG       ADJUSTMENT(1)       COMBINED
                                                          --------    ----------   -------------      ----------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
ASSETS
  Investments:
    Bonds and notes:
      Available-for-sale, at market.....................  $180,830    $  667,290     $                $  848,120
      Held-to-maturity, at amortized value..............        --        10,838                          10,838
    Equity securities, at market........................     5,263            --                           5,263
    Funds withheld from reinsurers, at amortized cost...     2,185            --            --             2,185
    Real estate.........................................        --        29,496       (29,496)(a)            --
  Note from parent......................................        --        10,000       (10,000)(b)            --
  Short-term investments, at cost.......................       650            --                             650
                                                          --------    ----------     ---------        ----------
        Total investments...............................   188,928       717,624       (39,496)          867,056
Cash and cash equivalents...............................     4,421        50,579        29,496(a)        109,395
                                                                                        10,387(b)
                                                                                        17,509(c)
                                                                                       107,000(e)
                                                                                       177,202(f)
                                                                                        (7,799)(g)
                                                                                      (285,000)(h)
                                                                                         5,600(i)
Reinsurance receivables.................................    55,474       243,538                         299,012
Premiums receivable.....................................    23,375        75,536                          98,911
Earned but unbilled premiums receivable.................    11,143        15,194                          26,337
Accrued investment income...............................     1,799        11,232          (387)(b)        12,644
Deferred policy acquisition costs.......................     5,422        21,629                          27,051
Income tax receivable...................................        --        17,509       (17,509)(c)            --
Deferred income taxes...................................    22,592        18,585       (18,585)(j)        22,592
Funds held by reinsurer.................................     5,969            --                           5,969
Prepaid reinsurance premiums............................    25,822        19,400                          45,222
Goodwill................................................    35,248        13,813       (13,813)(k)        35,248
Prepaid and other.......................................    15,843        21,010                          36,853
                                                          --------    ----------     ---------        ----------
        Total Assets....................................  $396,036    $1,225,649     $ (35,395)       $1,586,290
                                                          ========    ==========     =========        ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Claim and claim adjustment expenses.....................  $154,843    $  690,515                      $  845,358
Unearned premiums.......................................    16,198        47,827                          64,025
Reinsurance payable.....................................    17,964        67,942                          85,906
Long-term debt..........................................        30       121,750     $(121,750)(d)       107,030
                                                                                       107,000(e)
Deferred credit -- negative goodwill....................                                80,333(h)         53,535
                                                                                         5,600(i)
                                                                                       (18,585)(j)
                                                                                       (13,813)(k)
Policyholder dividends..................................     1,370         3,473                           4,843
Capital lease...........................................     6,960            --                           6,960
Discontinued operations -- liabilities..................    10,861                                        10,861
Accounts payable and other liabilities..................    28,064        50,559        (7,799)(g)        70,824
                                                          --------    ----------     ---------        ----------
        Total Liabilities...............................   236,290       982,066        30,986         1,249,342
Trust preferred securities..............................   101,051            --                         101,051
Stockholders' equity
Common stock............................................    34,333       167,416       195,211(f)        227,433
                                                                                      (167,416)(h)
                                                                                        (2,111)(f)
Paid-in capital warrants................................     2,206            --                           2,206
Accumulated other comprehensive income..................                                                      --
Unrealized gain on investments, net of taxes............     1,225         3,884        (3,884)(h)         1,225
Retained earnings.......................................    26,076        72,283       121,750(d)         26,076
                                                                                      (194,033)(h)
Less: Notes receivable from subscribed stock............        --            --       (15,898)(f)       (15,898)
Less: 245,000 shares of treasury stock at cost..........    (5,145)           --            --            (5,145)
                                                          --------    ----------     ---------        ----------
        Total Stockholders' Equity......................    58,695       243,583       (66,381)          235,897
                                                          --------    ----------     ---------        ----------
        Total Liabilities and Stockholders' Equity......  $396,036    $1,225,649     $ (35,395)       $1,586,290
                                                          ========    ==========     =========        ==========


Footnotes on following page

------------------------------
(1) Description of Pro Forma Adjustments

(a) Adjustment represents the sale of real estate to FHS at current book value, pursuant to the Acquisition Agreement.

(b) Adjustment represents FHC's repayment of an intercompany promissory note including principal and interest, pursuant to the Acquisition Agreement.

(c) Adjustment represents repayment of the income tax receivable due BIG by FHC, pursuant to the Acquisition Agreement.

(d) Adjustment represents FHC's forgiveness of intercompany debt at the time of the Acquisition, pursuant to the Acquisition Agreement.

(e) Adjustment represents the sale of Senior Notes in the amount of $110.0 million, net of transaction costs in the amount of $3.0 million, in connection with the Acquisition.


(f) Adjustment represents the Equity Financing proceeds of $200 million less Employee Participation of $15.9 million which is shown as a contra equity account, net of transaction costs in the amount of $6.9 million, which include the $3.9 million transaction fee payable to IP under the Stock Purchase Agreement, in connection with the Acquisition. The Company will pay a fee to IP consisting of the Commitment Fee Warrants, which are exercisable to purchase 734,000 shares of Common Stock at a purchase price of $16.75, in consideration of the Standby Commitment. Zurich will receive 205,520 of these warrants in consideration of certain financing commitments to IP II.



     The Company will incur compensation expense for up to 562,809 shares issued to employees and consultants with an "in-the-money" value, assumed for purposes of this calculation to be $3.75 per share, which is the difference between the $20.50 per share market price at May 4, 1998, the day immediately prior to the public announcement of the Stock Offering, and the $16.75 Subscription Price of the Rights. The actual compensation expense the Company will incur will be equal to the actual number of shares purchased pursuant to the Employee Participation multiplied by the "in-the-money" value, if any, on the day the Rights are exercised.


(g) Adjustment to settle intercompany payable arising in the ordinary course of business with FHS, pursuant to the Acquisition Agreement.

(h) Adjustment represents payment of $285.0 million to FHC for acquisition of BIG and corresponding adjustment to Common Stock and additional paid-in capital to reflect the elimination of BIG's stockholders' equity interest.

(i) Adjustment represents the sale of BICO to Zurich Centre Group LLC or its designee for estimated proceeds of $5.6 million. The Company will retain BICO's insurance business, infrastructure, liabilities, and employees.

(j) Adjustment represents the elimination of the deferred tax asset related to the election under Section 338(h) of the Code taken by FHC.

(k) Adjustment represents the elimination of BIG's goodwill existing prior to the Acquisition.

                        PRO FORMA FINANCIAL INFORMATION
  ACQUISITION OF BUSINESS INSURANCE GROUP, INC. BY SUPERIOR NATIONAL INSURANCE
                                  GROUP, INC.
                           PURCHASE ACCOUNTING METHOD
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                   SIX MONTHS ENDED JUNE 30, 1998
                          -------------------------------------------------
                                                     PRO
                                                    FORMA
                                                   ADJUST-
                                                    MENTS           PRO
                           SUPERIOR                 INC.           FORMA
                           NATIONAL      BIG      (DECR)(1)      COMBINED
                          ----------   --------   ---------     -----------
                          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
REVENUES:
Net premiums earned.....  $   50,206   $215,911          --     $   266,117
Net investment income
  and capital gains.....       8,014     18,490      (1,296)(a)      25,208
Other income............                    100                         100
                          ----------   --------   ---------     -----------
        Total
          Revenues......      58,220    234,501      (1,296)        291,425
EXPENSES:
Claim and claim
  adjustment expenses,
  net of reinsurance....      26,319    182,385          --         208,704
Underwriting and general
  and administrative
  expenses..............      18,406     63,156       2,111(g)       83,673
Policyholder
  dividends.............          --      1,763                       1,763
Goodwill amortization...         639        447        (447)(c)        (334)
                                                       (973)(d)
Interest expense........          --      4,718      (4,718)(e)       4,400
                                                      4,400(b)
Other expense...........         375         --                         375
                          ----------   --------   ---------     -----------
        Total
          Expenses......      45,739    252,469         373         298,581
                          ----------   --------   ---------     -----------
Income (loss) before
  income taxes,
  preferred securities
  dividends and
  accretion,
  discontinued
  operations,
  extraordinary items,
  and cumulative effect
  of change in
  accounting for income
  taxes.................      12,481    (17,968)     (1,669)         (7,156)
Income tax expense
  (benefit).............       4,665    (10,191)      2,979(f)       (2,547)
                          ----------   --------   ---------     -----------
Income (loss) before
  preferred securities
  dividends and
  accretion, and
  extraordinary items...  $    7,816   $ (7,777)  $  (4,648)    $    (4,609)
                          ==========   ========   =========     ===========
BASIC EPS:
Per Common Share:
Net income (loss).......  $     1.34                            $     (0.26)
Weighted average shares
  outstanding...........   5,853,713                             17,794,012
DILUTED EPS:
Per Common Share:
Net income (loss).......  $     0.99                            $     (0.23)
Weighted average shares
  outstanding...........   7,912,227                             19,959,000

                                           YEAR ENDED DECEMBER 31, 1997
                          --------------------------------------------------------------
                                                                  PRO
                                                                 FORMA
                                                                ADJUST-
                                                                 MENTS           PRO
                           SUPERIOR        PAC                   INC.           FORMA
                          NATIONAL(2)    RIM(3)       BIG      (DECR)(1)      COMBINED
                          -----------   ---------   --------   ---------     -----------
                              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
REVENUES:
Net premiums earned.....  $  140,920    $  19,507   $515,272          --     $   675,699
Net investment income
  and capital gains.....      12,674        1,449     44,724      (1,996)(a)      56,851
Other income............          --           --      3,512                       3,512
                          ----------    ---------   --------   ---------     -----------
        Total
          Revenues......     153,594       20,956    563,508      (1,996)        736,062
EXPENSES:
Claim and claim
  adjustment expenses,
  net of reinsurance....      90,447       25,841    443,204                     559,492
Underwriting and general
  and administrative
  expenses..............      37,695       10,769    170,070       2,111(g)      220,645
Policyholder
  dividends.............          --        1,006        793                       1,799
Goodwill amortization...       1,039           --      1,262      (1,262)(c)        (908)
                                                                  (1,947)(d)
Interest expense........       6,335          589      8,326      (8,326)(e)      15,724
                                                                   8,800(b)
Other expense...........         817           --         --          --             817
                          ----------    ---------   --------   ---------     -----------
        Total
          Expenses......     136,333       38,205    623,655        (624)        797,569
                          ----------    ---------   --------   ---------     -----------
Income (loss) before
  income taxes,
  preferred securities
  dividends and
  accretion,
  discontinued
  operations,
  extraordinary items,
  and cumulative effect
  of change in
  accounting for income
  taxes.................      17,261      (17,249)   (60,147)     (1,372)        (61,507)
Income tax expense
  (benefit).............       6,437          612    (29,506)      1,236(f)      (21,221)
                          ----------    ---------   --------   ---------     -----------
Income (loss) before
  preferred securities
  dividends and
  accretion, and
  extraordinary items...  $   10,824    $ (17,861)  $(30,641)  $  (2,608)    $   (40,286)
                          ==========    =========   ========   =========     ===========
BASIC EPS:
Per Common Share:
Net income (loss).......  $     2.06                                         $     (2.34)
Weighted average shares
  outstanding...........   5,249,736                                          17,190,034
DILUTED EPS:
Per Common Share:
Net income (loss).......  $     1.54                                         $     (2.13)
Weighted average shares
  outstanding...........   7,016,165                                          18,956,463


Footnotes on following page

------------------------------
(1) Description of Pro Forma Adjustments.

(a) Adjustment represents the elimination of net investment income for real estate sold to FHC and interest on the promissory note from FHC, pursuant to the Acquisition Agreement.

(b) Adjustment represents estimated interest expense on the $110.0 million of Senior Notes issued in conjunction with the Acquisition. The Company is using an estimated interest rate of 8.0% for purposes of this calculation, which assumes a benchmark ten year treasury rate plus a credit spread that the Company believes is reasonable. A one percentage point change in the interest rate on the Senior Notes would result in an annual increase/decrease in interest expense of approximately $1.1 million.

(c) Adjustment represents the elimination of the amortization of BIG's goodwill existing prior to the Acquisition.

(d) Adjustment represents the amortization of the negative goodwill (deferred credit) on a straight line basis over 27.5 years.

(e) Adjustment represents the elimination of the interest expense at a rate of 7.75% and 6.75% in 1998 and 1997, respectively, associated with $121.7 million of intercompany debt that will be settled by FHC at the time of the Acquisition.


(f) Adjustment represents the tax effect of the pro forma adjustments, excluding goodwill, calculated at the statutory rate in effect during the periods presented.



(g) Adjustment reflects the deferred compensation expense related to the Rights distribution and is assumed for purposes of this calculation to be the difference between the $20.50 per share market price on May 4, 1998, the day immediately prior to the public announcement of the Stock Offering, and the $16.75 Subscription Price of the Rights. The Rights are fully vested upon the issuance of the Rights. The actual deferred compensation expense the Company will incur will be equal to the number of shares purchased pursuant to the Employee Participation multiplied by the "in-the-money" value, if any, on the day the Rights are exercised.


(2) The results of Superior National for the year ended December 31, 1997 include the results of Pac Rim for periods subsequent to April 1, 1997.

(3) Pac Rim was acquired on April 11, 1997. The results of operations presented are for the period January 1, 1997 through March 31, 1997.

                      PROPOSAL NO. 1 -- THE STOCK OFFERING

INTRODUCTION


     The Board of Directors believes that the best interests of the Company and its stockholders will be served by approval of the approximately $109.6 million Stock Offering, consisting of the Rights Offering and the Employee Participation, as described below. Under the Rights Offering, the Company will issue to each existing stockholder (other than IP Delaware and IP Bermuda) and warrant holder (other than warrant holders exercising preemptive rights in connection with the IP Stock Issuance) on the record date for the Rights Offering one transferable Right per share of Common Stock held (or share of Common Stock issuable upon the exercise of a warrant) with each Right being exercisable to purchase one share of Common Stock for the Subscription Price of $16.75 per share. The Employee Participation consists of the grant of an opportunity to participate in the Stock Offering for employees and consultants of the Company holding vested and unvested stock options of the Company, all of which have been issued under the terms of equity incentive plans previously approved by the Company's stockholders. The opportunity to participate will be effected through the same form of Right issued pursuant to the Rights Offering, except that each employee or consultant, in order to participate, will be required to agree that his or her Rights are non-transferrable. In addition the Board of Directors has approved certain financing arrangements for participating employees and has imposed one-year restrictions on the transferability of the Common Stock so purchased.



     The principal reason for the Stock Offering is to provide the Company a portion of the cash it needs to fund the Acquisition. For a description of the Acquisition, see "Acquisition of Business Insurance Group, Inc. -- Background to Proposals No. 1 and No. 2." In the event no warrant holders exercise preemptive rights in connection with the IP Stock Issuance, and all Rights are exercised in the Rights Offering and Employee Participation, the Company would issue a total of 6,545,043 shares of Common Stock in the Stock Offering, with gross proceeds of $109.6 million. Because it is likely a number of Rights will not be exercised the Company expects that the gross proceeds of the Stock Offering, together with the Standby Commitment, will be approximately $106.0 million. The proceeds, together with the proceeds from the Senior Notes Offering and the IP Stock Issuance, will be used to fund the $285.0 million purchase price for BIG. The amounts obtained in excess of $285.0 million will be used for transaction costs in connection with the Acquisition and these related financing transactions, for capital for the Company's insurance subsidiaries, and for general corporate purposes. Stockholders are urged to read carefully the following sections of this Proxy Statement, including the related annexes, before voting on this proposal.


     The completion of the Acquisition and the Senior Notes Offering is a condition to consummation of the Stock Offering. Should the Acquisition not close, all funds received pursuant to the exercise of Rights issued in the Stock Offering will be returned, without interest. The Board of Directors has agreed to the Acquisition for the reasons set forth in this Proxy Statement, and its consummation is subject to certain customary conditions. See "Acquisition of Business Insurance Group, Inc. -- Background to Proposals No. 1 and No. 2."

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock voting at a meeting at which a quorum is present is required to approve the Stock Offering. The Stock Offering has been unanimously approved by the Board of Directors. The Board of Directors has determined the Stock Offering is fair and in the best interests of the Company and its stockholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF PROPOSAL NO. 1.

THE STOCK OFFERING

  The Rights Offering

     The Stock Offering consists of the Rights Offering and the Employee Participation. In the Rights Offering, the Company will distribute to each holder of Common Stock (other than IP Delaware and IP Bermuda) and warrants (other than warrant holders exercising preemptive rights in connection with the IP Stock Issuance) one Right for each share of Common Stock owned (or issuable upon the exercise of a warrant) as of the record date for the Rights Offering. Each Right will entitle the holder thereof to purchase one share of Common Stock for the Subscription Price ($16.75 per share of Common Stock).

     Commencement; Expiration; No Revocation. If the stockholders approve the Stock Offering, the Rights Offering and Employee Participation will commence no later than the second business day following the Annual Meeting and will expire at 5:00 p.m. on the Expiration Date, which will be no less than 30 days after they began. The Company may extend the Expiration Date and will announce any extension thereof by not later than 9:00 a.m., Eastern time, on the business day following the previously scheduled Expiration Date. Any extension of the Expiration Date will be for at least three Nasdaq trading days. After the Expiration Date, unexercised Rights will be null and void. Once a holder of Rights has exercised the Subscription Privilege, that exercise may not be revoked.

     Transferability. Upon effectiveness of the Registration Statement filed with respect to the Rights, the Rights issued in the Rights Offering will be transferable and it is expected that they will trade on Nasdaq under the symbol
"               " until the close of business on the last Nasdaq trading day prior to the Expiration Date. The Rights issued in the Employee Participation will not be transferrable.

     Mechanics of Exercise and Delivery of Common Shares. Each Right will entitle the holder thereof to receive, upon payment of the Subscription Price, one share of Common Stock. One Right for each outstanding share of Common Stock (or each share issuable upon the exercise of warrants) will be issued without cost to eligible stockholders (or warrant holders) of record on the Rights Offering record date. Prior to the Expiration Date, holders would be able to exercise the Rights by transmitting the Subscription Certificate and the Subscription Price to the Company's Subscription Agent. The Subscription Price must be delivered in funds that are immediately available on or prior to the Expiration Date. Upon confirmation that the funds were received, the person exercising the Right will become entitled to receive one share of Common Stock per exercised Right immediately after the Closing, which is expected to occur two to three weeks after the Expiration Date. Should the Acquisition not close, funds would be returned by the Subscription Agent, without interest.

     Determination of the Subscription Price. The Subscription Price was determined by negotiations between the Company and IP. The Company's objective in establishing the Subscription Price was to approximate recent trading prices, raise the targeted proceeds, and provide all of the Company's stockholders with a reasonable opportunity to make an additional investment in the Company and thus limit to some extent dilution of their ownership and voting percentage in the Company. In approving the Subscription Price, the Board of Directors considered such factors as the alternatives available to the Company for raising capital, the market price of the Common Stock, pricing of similar transactions, the business prospects for the Company, and the general condition of the securities markets. There can be no assurance, however, that the market price of the Common Stock will not decline between the date of this Proxy Statement and the Expiration Date, or that, following the issuance of the Rights and of the Common Stock upon exercise of the Rights, a subscribing holder will be able to sell the Rights or sell the Common Stock purchased in the Rights Offering at a price equal to or greater than the Subscription Price.


     Certain Federal Income Tax Considerations. Existing stockholders (other than IP Delaware and IP Bermuda) who remain holders of shares on the Rights Offering record date will be issued Rights. They most likely will not recognize taxable income in connection with the issuance to them or exercise by them of Rights. An existing stockholder who sells Rights received in the Rights Offering rather than exercising them will recognize capital gain or loss equal to the difference between the sale proceeds and the stockholder's tax basis, if any, in the Rights sold. All holders of Common Stock are urged to consult with their tax advisors regarding the specific tax consequences to them of the Rights Offering, including the effects of federal, state, local, foreign, and other tax laws.


     THIS PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SHARES OF COMMON STOCK OR ANY OTHER SECURITIES, INCLUDING THE RIGHTS OR ANY SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE RIGHTS. OFFERS AND SALES OF THE COMMON STOCK ISSUABLE UPON EXERCISE OF THE RIGHTS WILL ONLY BE MADE BY MEANS OF A PROSPECTUS MEETING THE

REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, ON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN SUCH PROSPECTUS, WHICH IS EXPECTED TO BE DELIVERED TO STOCKHOLDERS PROMPTLY AFTER THE ANNUAL MEETING, PROVIDED THE STOCK OFFERING PROPOSAL IS APPROVED.

  Employee Participation


     The Board of Directors has approved the grant, pursuant to the Employee Participation, of the opportunity to participate in the Stock Offering for employees and consultants holding stock options, all of which have been issued under the terms of equity incentive plans previously approved by the Company's stockholders. The consultants are employees of Comprehensive Compensation Claims Management, Inc., a third party provider of claims administration services to the Company.


     As a result, each employee or consultant will receive one non-transferable right to purchase Common Stock at the Subscription Price of $16.75 for each Common Stock equivalent share held by them. The opportunity to participate will be effected through the issuance of the same form of Right issued pursuant to the Rights Offering, except that each employee or consultant, in order to participate, will be required to agree that his or her Rights are non-transferrable.

     The Board of Directors has incorporated a stock purchase program into the Employee Participation in order to encourage the employees and consultants of the Company who are eligible to participate in the Employee Participation to exercise Rights and make an investment in the Common Stock. Each employee and consultant of the Company who wishes to purchase shares of Common Stock in the Employee Participation may, in lieu of delivering cash to pay the Subscription Price, borrow funds from the Company and use the borrowed funds to pay all or a portion of the Subscription Price and income taxes incurred as a result of exercise. The maximum amount that may be borrowed is 66% of the value of the collateral pledged by an individual, with value calculated as set forth below. Material terms of these loans, including their maturity date and interest rate, are discussed below in the "Participation Note" paragraph. Employees or consultants may pledge as collateral for the loan (i) shares of Common Stock purchased by the employee or consultant under the Employee Participation, (ii) other shares of Common Stock owned by the employee or consultant, (iii) warrants held by the employee or consultant, and (iv) vested and unvested options and Restricted Stock granted to the employee or consultant.


     The approximate maximum amount that the Company could loan to participants in the Employee Participation is $15.9 million. See the following "Employee Participation" table. The Company anticipates having sufficient cash on hand at the holding company level to provide the loans required under the Employee Participation.


     The "value" of a share of Common Stock (including shares of Restricted Stock) pledged as collateral will be equal to the average closing price (last trade) of a share of Common Stock for the first ten trading days after the Rights Offering begins. The value of each option or warrant pledged as collateral will be equal to the deemed value of the underlying share of Common Stock, less the exercise price of such security.

     Each employee and consultant of the Company who elects to pay all or a portion of the Subscription Price with loan proceeds shall deliver to the Subscription Agent a promissory note in favor of the Company (a "Participation Note") and enter into a pledge agreement with respect to shares, options, or warrants pledged as collateral (a "Securities Pledge Agreement"). See
"-- Promissory Note" and "-- Securities Pledge Agreement."

     Stock Subscription Agreement. The Stock Subscription Agreement will contain a provision that prohibits the employee or consultant purchasing shares of Common Stock in the Employee Participation from selling, transferring, or otherwise disposing of or encumbering those shares for a period of one year, except in certain limited circumstances. In the event of termination of the employment or consulting relationship with the Company, the loan evidenced by the Participation Note, if applicable, and accrued interest thereon, will be immediately due and payable.

     Participation Note. Under the terms of the Participation Note, the employee or consultant will promise to pay the Company the amount borrowed, plus any unpaid accrued interest thereon. The Company's recourse in event of default on payment of principal or interest will be to the collateral pledged as security for the Participation Note. The interest rate will be determined by the Board on the record date for the Rights Offering. The Company anticipates that the interest rate will be approximately equal to the Company's investment portfolio rate of return. The interest accrued on the Participation Note will be payable on each December 31. Principal on the Participation Note will be due in a lump sum on the earlier of the tenth anniversary of the Closing, or the termination of the employment or consulting relationship with the Company. Additionally, the Company may call principal for repayment at any time the loan amount exceeds 100% of the value of the pledged collateral.

     Securities Pledge Agreement. Under the terms of the Securities Pledge Agreement, the employee or consultant will grant to the Company a security interest in all of the collateral pledged in order to collateralize the loan amount. The pledge will secure the payment of all of the obligations of such employee or consultant under the Participation Note. In the event of default under the Stock Subscription Agreement, the Participation Note, or the Securities Pledge Agreement, the Company may seize the pledged collateral in order to satisfy any outstanding obligations which the employee or consultant may have under such agreements. There can be no assurance that the liquidation value of the collateral will be sufficient to satisfy the amount due under the Participation Note, particularly in light of the fact that the unvested securities will have no value in liquidation.

     Regulations issued by the Federal Reserve Board relating to loans secured by marketable securities permit the Company to make loans secured by Common Stock and Common Stock equivalents pursuant to a plan for the benefit of the Company's employees that has been approved by the stockholders. If the stockholders approve the Stock Offering, and thus the terms of the Employee Participation, they will be deemed to have approved loans to the Company's employees secured by Common Stock and Common Stock equivalents for purposes of implementing the Employee Participation.


     The following table sets forth certain information regarding (i) certain executive officers of the Company, (ii) all executive officers as a group (the "Executive Officer Group"), and (iii) all employees and consultants holding options as a group (the "Employee and Consultant Group") with respect to the Employee Participation.

                             EMPLOYEE PARTICIPATION


                                              TOTAL NUMBER OF
                                                SHARES TO BE        TOTAL NUMBER OF
                                              OFFERED PURSUANT        SHARES TO BE        APPROXIMATE
                                                TO EMPLOYEE         OFFERED PURSUANT      MAXIMUM LOAN
             NAME AND POSITION                PARTICIPATION(1)    TO STOCK OFFERING(1)    AMOUNT(1)(9)
             -----------------                ----------------    --------------------    ------------
William L. Gentz
  President, Chief Executive Officer and
  Director..................................       87,100               155,034(2)        $ 2,727,470
J. Chris Seaman
  Executive Vice President, Chief Financial
  Officer and Director......................       85,638               211,228(3)          3,666,526
Arnold J. Senter
  Executive Vice President and Chief
  Operating Officer.........................       37,500                39,500(4)            717,875
Matthew Natalizio
  Vice President -- Finance and Treasurer...       22,886                36,511(5)            645,888
Thomas I. Boggs, Jr.
  Senior Vice President -- Underwriting.....       27,918                40,613(6)            722,145
Executive Officer Group (12 persons)........      384,600               675,921(7)         11,898,576
Employee and Consultant Group (110
  persons)..................................      563,809               899,710            15,897,606


---------------

(1) Amounts as of September 1, 1998. The number of shares presented is based on the distribution ratio of one Right for each share of Common Stock and share of Common Stock underlying outstanding options held by such person or group, as applicable.

(2) Includes 67,934 Rights to be issued to Mr. Gentz as a holder of 67,934 shares of Common Stock.



(3) Includes 125,590 Rights to be issued to Mr. Seaman as a holder of 66,795 shares of Common Stock and warrants to purchase 58,795 shares of Common Stock.


(4) Includes 2,000 Rights to be issued to Mr. Senter as a holder of 2,000 shares of Common Stock.


(5) Includes 13,625 Rights to be issued to Mr. Natalizio as a holder of 13,625 shares of Common Stock. In August 1998, Mr. Natalizio became Vice President -- Operations of the Company.



(6) Includes 12,695 Rights to be issued to Mr. Boggs as a holder of 12,695 shares of Common Stock.



(7) Includes 291,321 Rights to be issued to the group as holders, in the aggregate, of an estimated 228,264 shares of Common Stock and warrants to purchase 63,057 shares of Common Stock.



(8) Includes 335,901 Rights to be issued to the group as holders, in the aggregate, of an estimated 272,844 shares of Common Stock and warrants to purchase 63,057 shares of Common Stock.


(9) For purposes of this calculation, values in this column are based on a Common Stock market price of $20.50, the closing price of the Common Stock on May 4, 1998, the day immediately prior to the public announcement of the Stock Offering. The amount shown represents an amount sufficient to exercise all of the Rights issued to the person or group, as applicable, in the Stock Offering, plus an amount sufficient to pay estimated taxes on the ordinary income to be recognized on purchases pursuant to the Employee Participation, based on an assumed tax rate of 40%. The actual maximum amount permitted to be borrowed, and the actual borrowing amounts, will vary based on the market price of the Common Stock on the date the Rights are exercised.

     Certain Federal Income Tax Considerations. The Company believes that employees and consultants who are issued Rights in connection with the Employee Participation will not recognize gain or loss upon receipt of the Rights because the Rights should not be treated as having a readily ascertainable fair market value, within the meaning of applicable Treasury regulations, when issued. However, each employee or consultant would recognize ordinary income at the time the Rights are exercised in an amount equal to the difference between the fair market value of the Common Stock (at the time of exercise) and the Subscription Price in accordance with Section 83 of the Code. Employees and consultants should consult with their own tax advisors regarding the specific consequences to them upon the exercise of Rights.

STANDBY COMMITMENT

     To assure the Company that a total of $200.0 million in proceeds will be provided by the Stock Offering, the IP Stock Issuance and the exercise of warrant holder preemptive rights to purchase stock under the terms of the IP Stock Issuance, IP has agreed to purchase up to 6,328,358 shares of Common Stock, with the exact number being that number of shares necessary to bring the total proceeds of the Stock Offering, the IP Stock Issuance, the exercise of warrant holder preemptive rights, and the Standby Commitment to $200.0 million. Any shares purchased pursuant to the Standby Commitment will be purchased privately at the Subscription Price under the terms and conditions of the Stock Purchase Agreement. See "Proposal No. 2 -- The Standby Commitment." IP Delaware and IP Bermuda are not participating in the Stock Offering.

REGISTRATION STATEMENT


     The Company has filed a registration statement with the SEC (the "Registration Statement") with respect to the Rights, and up to 6,545,043 shares of Common Stock to be issued upon exercise of the Rights. The effectiveness of the Registration Statement is a condition precedent to the Stock Offering. Upon the Registration Statement being declared effective, and assuming that no stop order is issued by the SEC, the Rights and Common Stock purchased upon exercise thereof will be transferable without restriction and freely tradeable on Nasdaq (other than as contractually limited under the terms of the Employee Participation). See "-- The Stock Offering -- Employee Participation."

POTENTIAL EFFECTS OF THE STOCK OFFERING AND STANDBY COMMITMENT ON CONTROL OF THE COMPANY


     Based upon the Common Stock outstanding as of the Record Date, and assuming that (i) no outstanding warrants or stock options convertible into shares of Common Stock are exercised prior to the Closing, and (ii) all Rights are exercised in the Rights Offering except as previously indicated to the Company, approximately 18,118,230 shares of Common Stock will be outstanding upon consummation of the Stock Offering and IP Stock Issuance, of which the Company believes approximately 9.6 million shares and approximately 2.6 million warrants (approximately 53.0% of the total number of shares of Common Stock that will then be outstanding) will be held in the aggregate by IP, Centerline, Centre Solutions, III, IIA, and other related parties. In the unlikely event that no shares are issued in the Stock Offering, so that IP purchases 6,328,358 shares of Common Stock under the Standby Commitment, IP and such related parties would own instead 79.0% of the Common Stock then outstanding and 85.5% on a diluted basis. However, IP and such related parties have agreed to certain limitations on their voting power as stockholders and their rights to purchase additional equity securities of the Company. See "Proposal No. 2 -- Terms of the IP Stock Issuance -- Certain Covenants -- Covenants of IP." The Board of Directors considered the fact that IP will acquire a majority of the outstanding Common Stock in determining to proceed with the Equity Financings. See "-- Advantages and Disadvantages of the Stock Offering."


ADVANTAGES AND DISADVANTAGES OF THE STOCK OFFERING

     The Company investigated a number of transaction forms and terms before selecting the Stock Offering, coupled with the Standby Commitment, to raise a substantial portion of the equity portion of the Acquisition financing. Further, in negotiations with FHC it became clear that the Company would have to guarantee the availability of its financing. Thus, the Board believes the principal advantages resulting from the Stock Offering and Standby Commitment are that, by coupling the issuance of the Rights with the Standby Commitment, the Company would be assured of raising the $106.0 million in equity necessary to complete the Acquisition, without having to resort to a general offering of Common Stock that could be subject to a much greater market risk. In addition, the Company believes the additional equity provided will be viewed favorably by rating agencies such as A.M. Best. This belief is based on the fact that A.M. Best has published a ratings update stating that it viewed the transaction positively, and modified the Company's rating to "under review with favorable implications." The Company received similar comments at meetings held with both S&P and Moody's. A general offering would also not present to existing stockholders the opportunity to limit dilution of their ownership interest that is available through participation in the Stock Offering. The issuance of additional shares of Common Stock in the Stock Offering also will increase the liquidity of the trading market for the Common Stock, by adding to the "float", or the number of shares and aggregate value of stock held by non-insiders. The Company's increased market capitalization could make coverage of the Common Stock by analysts more likely, and such coverage generally adds to liquidity by increasing the trading market's awareness of the Company and its prospects. While the increased ownership by IP could have a depressive effect on the trading market for the Common Stock, the Company believes that the limitations under the Stock Purchase Agreement on IP's exercise of any majority control should limit this effect. See "Proposal No. 2 -- Terms of the Stock Purchase Agreement -- Certain Covenants."

     The primary disadvantage of the Stock Offering and Standby Commitment considered by the Board was the potential dilution of the equity interests of existing stockholders, warrant holders and option holders who do not choose to exercise their Rights. If no Rights are exercised, and the Standby Commitment is utilized in full, existing stockholders other than IP and certain related parties could own as little as 21.0% of the outstanding Common Stock. However, stockholders and warrant holders who do not wish to make the additional economic investment required to purchase Common Stock in the Rights Offering, may sell their Rights in the market, and, if a willing buyer is found, obtain cash as a result of the transaction although their proportionate ownership interest in the Company would be reduced. Conversely, persons interested in making a larger than proportionate investment in the Company will have the opportunity to acquire transferable Rights in the market (assuming that trading is successfully established) and exercise those Rights.

     The Board also considered the fact that IP and certain related parties may have the power to control further or more significantly influence the election of directors and all other matters submitted to the

Company's stockholders and otherwise to direct the business and affairs of the Company if they acquire a significantly greater percentage of the outstanding shares of Common Stock pursuant to the Standby Commitment. The amount of Common Stock acquired by IP in the IP Stock Issuance and the Standby Commitment could also have a negative influence on an attempt to acquire control of the Company, because the Company's public stockholders may not have sufficient voting power to out-vote IP to approve, for example, a potential future strategic offer for the Company by a third party that might be attractive to such stockholders. The Company has attempted to limit the potential adverse impact this may have on the Company and its stockholders by negotiating the Stock Purchase Agreement, which imposes certain restrictions on IP, Centerline, Centre Solutions, III, and IIA and other related parties. Those restrictions include the covenant that on any matter before the stockholders, other than the election of directors, if the aggregate number of all shares that are voted in like manner by IP and such related parties shall be greater than 35% of the total number of shares voted, then those votes that exceed the 35% threshold shall be voted in the same proportion as the other stockholders voted their shares with respect to that matter. Further, IP and those related parties agreed that they will not act to elect more directors to the Board than that number (presently five) that is the largest number not constituting a majority of the Board. See "Proposal No. 2 -- Certain Covenants -- Covenants of IP."

     On July 16, 1998, the Board of Directors evaluated the fairness of the terms before confirming the Company's intent to proceed to seek stockholder approval of the Stock Offering and Standby Commitment.

CONSEQUENCES IF THE STOCK OFFERING IS NOT APPROVED

     If the stockholders do not approve the Stock Offering, then the Company would not have a significant portion of the funds needed to finance the Acquisition, and would almost certainly be unable to find alternative sources of equity financing quickly enough in order to complete the Acquisition. The Company is obligated to proceed with the Acquisition regardless of whether the Stock Offering is approved and may incur considerable liabilities to FHC, including the payment of $15.0 million in damages plus additional damages in material amounts, if it is unable to complete the Acquisition due to the absence of financing. The failure to complete the Acquisition under such circumstances would almost certainly have a material adverse effect on the Company. Further, the Company is obligated to pay the Commitment Fee regardless of whether the Stock Offering takes place.

ABSENCE OF APPRAISAL RIGHTS

     Under Delaware law and the Company's Certificate of Incorporation, objecting stockholders will have no appraisal, dissenters' or similar rights (i.e., the right to seek a judicial determination of the "fair value" of the Common Stock and to compel the Company to purchase their shares of Common Stock for cash in that amount) with respect to the proposals presented at the Annual Meeting or otherwise with respect to the Stock Offering, nor will such rights be voluntarily accorded to stockholders by the Company. Therefore, if Proposal No. 1 is approved by the requisite number of shares, that approval will bind all stockholders and objecting stockholders will have no alternative other than selling their Common Stock in the market.

EXPENSES OF THE STOCK OFFERING

     The Company expects to incur expenses incident to the Stock Offering of approximately $0.6 million consisting of printing and distribution expenses, agent fees, and legal and accounting costs. The Company is also obligated to pay a commitment fee to IP (consisting of the Commitment Fee Warrants, which are exercisable to purchase 734,000 shares of Common Stock at $16.75 per share) in consideration of its providing the Standby Commitment. Commitment Fee Warrants to purchase 205,520 shares of Common Stock will be issued to Zurich in consideration of certain financing commitments to IP II. See "Proposal No.
2 -- The Standby Commitment."

VOTE REQUIRED TO APPROVE THE STOCK OFFERING

     Approval of "Proposal No. 1 -- The Stock Offering" requires the affirmative vote of the holders of a majority of the shares of Common Stock represented and voting at a meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum). The holders of the Voting Notes are not entitled to vote on this proposal. Abstentions will have no effect. Because the IP Stock Issuance is contingent on the completion of the Stock Offering, a vote against Proposal No. 1 should be considered to be effectively a vote against "Proposal No. 2 -- The IP Stock Issuance" as well.

     C. Len Pecchenino, William L. Gentz, J. Chris Seaman, and Gordon E. Noble, who are directors and stockholders of the Company; and TJS Partners, L.P., IP Delaware, and IP Bermuda, who are stockholders of the Company (such persons and entities holding approximately 47.0% of the Company's outstanding Common Stock) have entered into the Voting Agreements, pursuant to which they will vote their shares at the Annual Meeting in favor of Proposals No. 1 and No. 2. See "Acquisition of Business Insurance Group, Inc. -- Related Agreements."

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL NO. 1.

                    PROPOSAL NO. 2 -- THE IP STOCK ISSUANCE

INTRODUCTION

     The Board of Directors believes that the best interests of the Company and its stockholders will be served by the issuance and sale of 5,611,940 shares of Common Stock to IP, at a purchase price of $16.75 per share for an aggregate purchase price of approximately $94.0 million, under the terms and conditions of the Stock Purchase Agreement. IP has also agreed to provide the Standby Commitment to the Company, whereby it will purchase up to 6,328,358 shares of Common Stock, with the exact number of shares purchased to be that number of shares necessary to bring the total proceeds of the Equity Financings to $200.0 million. Additionally, the preemptive rights of the Company's warrant holders are activated as a result of the IP Stock Issuance. As a result, the Board of Directors has approved the issuance of up to 2,145,821 shares of Common Stock to the warrant holders, so that each warrant holder electing to exercise such preemptive rights by purchasing Common Stock under the terms of the IP Stock Issuance could purchase one share of Common Stock at the same $16.75 per share price for each Common Stock equivalent share held. Warrant holders who elect to purchase Common Stock under the terms of the IP Stock Issuance will be excluded from the Rights Offering. The principal reason for the IP Stock Issuance and the Standby Commitment is to provide a portion of the cash the Company needs to fund the Acquisition. The Board of Directors has agreed to the Acquisition for the reasons set forth in this Proxy Statement, and its consummation is subject to certain customary conditions. See "Acquisition of Business Insurance Group,
Inc. -- Background to Proposals No. 1 and No. 2." The simultaneous closing of the Acquisition, the Stock Offering, and the Senior Notes Offering are conditions to the closing of the IP Stock Issuance and the Standby Commitment. Stockholders are urged to read carefully the following sections of this Proxy Statement, including the related Annexes, before voting on this proposal.

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock voting at a meeting at which a quorum is present is required to approve the IP Stock Issuance and the Standby Commitment. The Board of Directors has unanimously approved the IP Stock Issuance and the Standby Commitment and has determined that they are fair and in the best interests of the Company and its stockholders. In a separate vote, the disinterested directors and the directors who are not employees of the Company unanimously approved the IP Stock Issuance and the Standby Commitment, in accordance with the provisions of the Stock Purchase Agreement dated as of September 17, 1996, as amended and restated effective as of February 17, 1997, among the Company, IP Delaware, IP Bermuda, TJS Partners, L.P., and certain members of the Company's management (the "1996 Stock Purchase Agreement"). Because the completion of the Stock Offering is contingent on the completion of the IP Stock Issuance, a vote against Proposal No. 2 should be considered to be effectively a vote against Proposal No. 1 as well. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF PROPOSAL NO. 2.

IP STOCK ISSUANCE

     The detailed terms of, and conditions to, the IP Stock Issuance, the Standby Commitment, and certain related transactions are contained in the Stock Purchase Agreement, a copy of which accompanies this Proxy Statement as Annex C and is incorporated herein by reference. The statements made in this Proxy Statement with respect to the terms of the IP Stock Issuance, the Standby Commitment, and such related transactions governed by the Stock Purchase Agreement are qualified in their entirety by reference to the more complete information set forth in Annex C. The Company originally entered into the Stock Purchase Agreement with IP Delaware, IP Bermuda, and Capital Z; Capital Z, which is the ultimate general partner of IP II, subsequently assigned its rights and obligations to IP II.

     The table below sets forth the number of shares of Common Stock to be acquired by IP from the Company in the IP Stock Issuance. The price to be paid for each share of Common Stock under the Stock Purchase Agreement is $16.75 per share for an aggregate consideration of approximately $94.0 million. This purchase price was determined on behalf of the Company by Mr. Pecchenino and Mr. Jamieson, directors of the Company, on behalf of the Company, with the advice of DLJ, and in negotiations with IP. After considering the advice of DLJ on such matter, reviewing the pricing history of the Common Stock over the

12 months prior to May 1998 and more recent changes in price, and considering other factors deemed material by the Board, the disinterested directors of the Company determined the price of $16.75 per share was fair to and in the best interests of the Company and its stockholders. None of the shares of Common Stock purchased by IP will be registered under the Securities Act or any state securities law. The shares will be purchased as follows:

                                                                       PERCENT OF
                                                           NUMBER OF     SHARES
                        PURCHASER                           SHARES     PURCHASED
                        ---------                          ---------   ----------
IP Delaware(1)...........................................  1,756,627      31.3%
IP Bermuda(1)............................................    712,627      12.7
IP II(2).................................................  3,142,686      56.0
                                                           ---------     -----
          Total..........................................  5,611,940     100.0%

---------------
(1) Robert A. Spass, Steven B. Gruber, and Bradley E. Cooper, directors of the Company, own certain direct or indirect limited partnership interests in IP Delaware and IP Bermuda and some of their respective general partners. Messrs. Spass and Gruber are officers of Insurance GenPar MGP, Inc. and Insurance GenPar (Bermuda) MGP, Ltd., the ultimate general partners of IP Delaware and IP Bermuda, respectively. See "Security Ownership of Certain Beneficial Owners and Management -- Security Ownership of Certain Beneficial Owners" table, footnotes 6 and 9.

(2) Robert A. Spass and Bradley E. Cooper, directors of the Company, are officers of Capital Z, the ultimate general partner of IP II. Certain members of management of the Company are investors in an investment fund that is a limited partner of IP II. See "Security Ownership of Certain Beneficial Owners and Management -- Security Ownership of Certain Beneficial Owners" table, footnote 7.

THE STANDBY COMMITMENT

     To ensure the Company will obtain the funds sought through the Stock Offering, IP has agreed with the Company pursuant to the Stock Purchase Agreement, subject to certain limited exceptions, to provide the Standby Commitment. Under the terms of the Stock Purchase Agreement, in addition to the $94.0 million IP Stock Issuance, and subject to certain limited exceptions, IP will purchase privately at the Subscription Price of $16.75 per share that number of shares of Common Stock necessary to bring the total proceeds of the Stock Offering, the exercise of warrant holder preemptive rights, and the Standby Commitment to $106.0 million, and thus the gross proceeds of the Equity Financings to $200.0 million. IP Delaware and IP Bermuda are not participating in the Stock Offering. The maximum number of shares that may be issued to IP under the Standby Commitment is 6,328,358. The Company has agreed to pay IP a commitment fee in consideration of the Standby Commitment, consisting of the Commitment Fee Warrants exercisable to purchase an aggregate of 734,000 shares of Common Stock at an exercise price of $16.75 per share, payable upon the Closing. The Commitment Fee Warrants will expire five years from the date of issuance if not previously exercised. Commitment Fee Warrants to purchase 205,520 shares of Common Stock will be issued to Zurich. Zurich is receiving these warrants because at the time the Acquisition was being negotiated, IP II was in the process of being formed. As a condition to entering into the Acquisition Agreement, FHC required assurances that funding would exist in IP II to allow it to meet its obligations to fund the Acquisition. Zurich, anticipating its major investment in IP II, provided FHC with the necessary assurances, and in exchange, received from IP a portion of the Commitment Fee Warrants IP was to receive under the Stock Purchase Agreement. The Company is obligated to issue the Commitment Fee Warrants whether or not the Equity Financings are consummated.

     The table below sets forth the range of the number of shares of Common Stock that may be acquired by IP from the Company under the Standby Commitment. None of the Common Stock purchased by IP in the Standby Commitment will be registered under the Securities Act or any state securities law. The shares will be purchased as follows:

                                                  MINIMUM     MAXIMUM    PERCENT OF
                                                 NUMBER OF   NUMBER OF   PURCHASED
                   PURCHASER                     SHARES(1)   SHARES(2)     SHARES
                   ---------                     ---------   ---------   ----------
IP Delaware(3).................................      0       1,980,877      31.3%
IP Bermuda(3)..................................      0         803,600      12.7
IP II (3)......................................      0       3,543,881      56.0
                                                     --      ---------     -----
          Total................................      0       6,328,358     100.0%

---------------
(1) Assumes exercise of sufficient Rights in the Stock Offering.

(2) Assumes that the Stock Offering occurs, but no Rights or preemptive rights under outstanding warrants are exercised.

(3) See footnotes 1 and 2 to the table under "-- IP Stock Issuance" above for information concerning the interests of certain directors of the Company in IP Delaware, IP Bermuda, and IP II.

     Because the Common Stock issued under the Standby Commitment (if any) will not be issued in a registered transaction, those shares will be subject to the standard restrictions on transferability imposed by federal and state securities laws. The Stock Purchase Agreement, under which the terms of the Standby Commitment were established (as well as the terms of the IP Stock Issuance), provides that any shares issued under the Standby Commitment shall be the subject of a registration rights agreement. See "-- Registration Rights Agreement."

     The rights and obligations of the Company and IP with respect to the Standby Commitment are subject to certain limited conditions, including the absence of any pending or threatened action, suit or proceeding relating to the Stock Offering or the Stock Purchase Agreement.

TERMS OF THE STOCK PURCHASE AGREEMENT

  Representations and Warranties of the Company

     The Stock Purchase Agreement contains various representations and warranties by the Company, among other things, as to or to the effect that, except as specified or disclosed and in some cases, subject to certain exceptions (including exceptions that would not have, individually or in the aggregate, a material adverse effect on the operations, condition, prospects or results of operations (a "Material Adverse Effect") of the Company and its Subsidiaries), (i) the due organization and good standing of the Company and its Subsidiaries, (ii) the Company's capitalization, (iii) the authorization of the Stock Purchase Agreement, (iv) the valid issuance of the Common Stock to be issued under the Stock Purchase Agreement and the Commitment Fee Warrants, (v) pending or threatened litigation, (vi) the Stock Purchase Agreement's non-contravention of any agreement, law, charter or bylaw provision and that (except as specified) no governmental or third-party consents are required to execute, deliver, and perform the Stock Purchase Agreement, (vii) that the IP Stock Issuance does not constitute a "change of control" as defined in any of the Company's material agreements, (viii) certain tax matters, (ix) the accuracy of financial statements and filings with the SEC, (x) the conduct of business in the ordinary course and the absence of any material adverse change in the financial condition, results of operations, or prospects of the Company since December 31, 1997, (xi) the Company's and its Subsidiaries' compliance with the requirements of applicable laws, and (xii) the existence and identity of brokers and finders.

  Representations and Warranties of IP

     The Stock Purchase Agreement contains various representations and warranties by each of IP Delaware, IP Bermuda, and Capital Z, the ultimate general partner of IP II, severally but not jointly, as to (i) such entity's organization and good standing and authorization of the Stock Purchase Agreement, (ii) the Stock

Purchase Agreement's non-contravention of any agreement, law or charter provision (except to the extent contravention would not have a Material Adverse Effect on such entity) and that (except as specified) no governmental or third-party consents are required to execute, deliver, and perform the Stock Purchase Agreement, (iii) the existence and identity of brokers and finders,
(iv) the availability of funds to meet such entity's obligation to purchase the shares of Common Stock, and (v) state and federal securities laws matters.

  Certain Covenants

     Covenants of All Parties. Each party to the Stock Purchase Agreement covenants that such party shall use its reasonable best efforts to consummate the transactions contemplated by the Stock Purchase Agreement and each other agreement contemplated thereby. Each party further covenants the information supplied by it for inclusion in this Proxy Statement is materially accurate as of the date of the mailing of this Proxy Statement and as of the date of the Annual Meeting.

     Covenants of the Company. The Company made various covenants in the Stock Purchase Agreement with respect to certain matters, including, among other things, its agreement to take certain actions to cause the due preparation and timely mailing of this Proxy Statement and all accompanying documents to the Company's stockholders. The Company also covenants as to the accuracy of the information contained in registration statements and prospectuses to be prepared in connection with the Stock Offering and the Senior Notes Offering. The Company further covenants that the Board of Directors shall recommend the approval of each of Proposal No. 1 and Proposal No. 2 and use its reasonable efforts to obtain such approval. In addition, the Company covenants that it will use the net proceeds from the sale of the Common Stock under the Stock Purchase Agreement to consummate the transactions contemplated under the Acquisition Agreement.

     Covenants of IP

     Standstill. Each of the IP "Associates" (which term is defined to include CentreLine, Centre, III, IIA, and any person or entity that controls, is under common control with, or is controlled by IP or such persons or entities, and all individuals who are officers, directors, or control persons of any such entities, including IP) that is a signatory to the Stock Purchase Agreement covenants and agrees with respect to itself, and IP covenants and agrees with respect to itself and those of its Associates that are not signatories thereto, that neither it nor they will: (i) acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise, any shares of Common Stock or voting securities of the Company (or direct or indirect rights or options to acquire any such securities); (ii) enter, agree to enter into, or propose to enter into, directly or indirectly, any merger or business combination involving the Company; (iii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the rules of the SEC) or consent to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company; or (iv) form, join, or in any way participate in a "group" (within the meaning of Section 13d-3 of the Exchange Act) with any persons not referenced to herein with respect to any of the foregoing; provided, however, that none of the foregoing shall restrict IP or any of its Associates from (A) acquiring shares of Common Stock or voting securities as a result of a stock split, stock dividend, or similar recapitalization of the Company, (B) exercising the Commitment Fee Warrants, the warrants issued to III on March 31, 1992, the CentreLine Warrant and any other warrants with respect to any capital stock of the Company issued prior to May 5, 1998 (or any preemptive rights granted pursuant to any of them),
(C) making, or in any way participating, directly or indirectly, in any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 under the Exchange Act) in connection with the election to the Board of Directors of directors nominated by IP or any of its Associates (to the extent not otherwise inconsistent with the Stock Purchase Agreement), or (D) with respect to a tender or exchange offer or a merger or other business combination involving the Company (a "Business Combination"), that was initiated without the encouragement by or the participation of IP or any of its Associates, making a tender or exchange offer or a proposal with respect to a Business Combination, or forming, joining or participating as a "group" to make such offer or proposal, in either case upon more favorable terms than those of the unsolicited tender or exchange offer or Business Combination; and provided further,that none of the foregoing shall affect or impair the right of any director of the Company to (x) act as a member of the Board of Directors or any committee thereof or (y) take any action necessary or advisable to carry out his obligations and duties as a director of the Company. Notwithstanding the foregoing, no provision of the Stock Purchase Agreement shall prohibit or restrict any Associate who is a director of the Company from acquiring, in one or more transactions, in his individual capacity, an aggregate of 25,000 shares of Common Stock so long as such acquisition does not violate any provision of the Company's charter in effect from time to time or prohibit or restrict ordinary transactions on behalf of third party clients by an Associate engaged in the investment management business.

     The limitations set forth above and in "-- Transfer of Shares" below may be waived by the affirmative vote of the nearest whole number representing 66 2/3% or more of (i) the directors of the Company, excluding from the total number of directors voting those who are Associates of IP or (ii) the shares of the Company, not including in such total number of shares voting those beneficially owned by IP and its Associates (such approval shall be referred to herein as "Disinterested Approval").

     In furtherance of the standstill covenants set forth above, each of the Company and IP has agreed that any material business relationship between the Company and IP or any of its Associates must be approved by Disinterested Approval. Any financing transaction involving IP would require Disinterested Approval.

     Other than with respect to the election of directors of the Company, IP covenants and agrees that, with respect to any vote of the stockholders of the Company on a particular matter, if the aggregate number of all shares that are voted in like manner by IP and its Associates shall be greater than 35% of the total number of shares voted, then those votes that exceed such 35% threshold shall be voted in the same proportion as the other stockholders voted their shares with respect to such matter.

     IP covenants and agrees that IP and its Associates will not vote their shares of Common Stock, the Voting Notes, or shares of Common Stock issued upon exercise of any warrants held by any of them, to elect as directors of the Company a total of more than five persons (or the highest number that is less than a majority of the Board of Directors, as the case may be), including the individual designated by IP pursuant to the terms of the 1996 Stock Purchase Agreement, who are either Associates of IP or of any of its Associates.

     The agreements described herein under "-- Standstill" shall continue so long as the shares of Common Stock owned by IP and its Associates, directly or indirectly, represent 15% or more of the outstanding shares of Common Stock on a fully diluted basis (including the Voting Notes). Upon consummation of the IP Stock Issuance, the foregoing provisions will supersede the corresponding provisions in the 1996 Stock Purchase Agreement.

     Transfer of Shares. So long as the shares of Common Stock owned by IP and its Associates, directly or indirectly, represent 15% or more of the shares of Common Stock outstanding on a fully diluted basis (including the Voting Notes), IP agrees not to transfer, assign, sell, or otherwise dispose of (each, a "Transfer") any of its shares of Common Stock, except for Transfers described herein under "-- Transfer of Shares." IP may at any time Transfer any or all of its shares of Common Stock (i) to any Associate of IP, if such Associate executes and delivers to the Company, prior to any such Transfer, an instrument in form and substance reasonably satisfactory to the Company pursuant to which such Associate agrees to be bound by the provisions described above under "-- Standstill" and described herein under "-- Transfer of Shares," (ii) pursuant to Rule 144 under the Securities Act or any successor to such rule,
(iii) pursuant to a tender offer or exchange offer made by the Company or any "Affiliate" (as such term is defined in Rule 12b-2 of the Exchange Act) of the Company, (iv) pursuant to a tender offer or exchange offer initiated by any person or "group" (within the meaning of Section 13d-3 of the Exchange Act) other than IP or any Associate thereof or a Business Combination (as defined), which is approved or recommended by the Board of Directors of the Company or with respect to which the Board of Directors has announced its intention to remain neutral, (v) so long as the shares of Common Stock to be Transferred represent, in the aggregate, not greater than 10% of the outstanding Common Stock, in a transaction or series of transactions exempt from the registration and prospectus delivery requirements of the Securities Act, (vi) by the Transfer of greater than 10% of the outstanding shares of Common Stock in a transaction or series of transactions exempt from the registration and prospectus delivery requirements of the Securities Act to (A) one purchaser, (B) one purchaser and its Affiliates, or (C) a "group" of purchasers, if such purchaser or purchasers of Common Stock in any such transaction or series of transactions execute and deliver to the Company prior to any such purchase or purchases an instrument in form satisfactory to the Company pursuant to which such purchaser or purchasers agree to be bound by the provisions described above under "-- Standstill" and described herein under "--Transfer of Shares" (treating such purchaser or purchasers as an "Associate" for purposes of such sections), (vii) pursuant to a registration statement filed under the Securities Act pursuant to the Registration Rights Agreement (defined below), or otherwise, or (viii) pursuant to a pro rata distribution to its partners. Upon consummation of the IP Stock Issuance, the foregoing provisions will supersede the corresponding provisions in the 1996 Stock Purchase Agreement.

     Stock Offering; Senior Notes Offering. The Company is obligated to effect the Stock Offering with a Subscription Price of $16.75 per share and in an aggregate amount offered of no less than $106.0 million, and to complete the Senior Notes Offering to raise no less than $110.0 million (unless IP consents to other amounts). The Company agreed to file registration statements with respect to the Stock Offering and the Senior Notes Offering.

     Miscellaneous. The Company has granted IP exclusive rights to complete its role in the Equity Financings. In addition, the Company has agreed not to amend the Acquisition Agreement without the consent of IP (which shall not be unreasonably withheld).

  Closing Conditions

     Conditions to Each Party's Obligations. It is a condition to each party's obligations under the Stock Purchase Agreement that the following conditions be satisfied or waived: (i) all governmental authorizations and necessary waivers and consents required for performance of the obligations under the Stock Purchase Agreement have been obtained; (ii) there shall be no statute, rule, regulation, writ, order, or injunction of any court or governmental body that has the effect of prohibiting consummation of the transactions contemplated by the Stock Purchase Agreement or restricting the operation of the business of the Company and its Subsidiaries in a manner that would have a Material Adverse Effect on the Company; and (iii) the closing of the Stock Purchase Agreement shall occur simultaneously with the closing of the transactions contemplated by the Acquisition Agreement.

     Conditions to the Company's Obligations. The obligations of the Company under the Stock Purchase Agreement are subject to the fulfillment or waiver of the following additional conditions: (i) each of the representations and warranties of IP contained in the Stock Purchase Agreement (A) having been true in all material respects when made and (B) being true in all material respects at the time of the Closing as if such representations and warranties had been made at such time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation and warranty shall be true and correct as of such date; (ii) at or prior to the Closing, IP having performed in all material respects its obligations under the Stock Purchase Agreement; (iii) IP having delivered to the Company a certificate, dated as of the Closing Date, certifying as to the fulfillment of the conditions specified in clauses (i) and (ii) of this sentence; (iv) the Company's having received the favorable written opinion of its financial advisor (which has been received); (v) all of the conditions to the closing of the transactions contemplated by the Acquisition Agreement having been satisfied or waived; (vi) at the Annual Meeting, the stockholders having duly approved Proposals No. 1 and No. 2; and (vii) the Company's having received fully executed copies of the Acquisition Agreement and the Registration Rights Agreement (as defined below).

     Conditions to IP's Obligations. IP's obligations under the Stock Purchase Agreement are subject to the fulfillment or waiver of the following additional conditions: (i) certain representations and warranties of the Company contained in the Stock Purchase Agreement (A) having been true in all material respects when made and (B) being true in all material respects at the time of the Closing as if such representations and warranties had been made at such time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation and warranty shall be true and correct as of such date; (ii) at or prior to the Closing, the Company's having performed in all material respects all obligations required of it pursuant to the Stock Purchase Agreement; (iii) the Company's having delivered to IP a certificate dated the Closing Date certifying as to the fulfillment of the conditions specified in clauses (i) and (ii) of this sentence; (iv) at the Annual Meeting, the stockholders having duly approved Proposals No. 1 and No. 2;

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

(v) IP's having received fully executed copies of the Acquisition Agreement and the Registration Rights Agreement; (vi) the Stock Offering and Senior Notes Offering having been consummated simultaneously with the closing of the Stock Purchase Agreement and the Acquisition Agreement on terms and condition reasonably satisfactory to IP, and in no event shall the Senior Notes have an interest rate in excess of 12.0% annum; and (vii) the Acquisition Agreement not having been materially amended or modified except upon IP's consent.

  Amendment/Termination

     The Stock Purchase Agreement may be amended by the parties thereto, but no amendment shall be enforceable against any party that has not signed such an amendment. The Stock Purchase Agreement shall terminate simultaneous with or following the termination of the Acquisition Agreement, upon failure by the stockholders to approve Proposals No. 1 or No. 2, or on November 30, 1998 (unless the Stock Offering is commenced within 30 days of that date, in which case the period is extended to December 31, 1998). In the event that the IP Stock Issuance shall be consummated, the Stock Purchase Agreement shall thereafter terminate at such time as, by their terms, the covenants described under "-- Certain Covenants" above are no longer in effect.

  Expenses and Fees

     The Company will pay IP's costs, expenses, and reasonable legal fees in connection with the IP Stock Issuance, whether or not consummated. The Company has also agreed to pay to IP at the Closing an aggregate transaction fee of $3.9 million in consideration of IP's providing the Company with the opportunity to undertake the Acquisition, originating a portion of the financing for the Acquisition, and assisting in negotiating the terms of the Acquisition. If FHC shall pay to the Company a breakup fee (see "Acquisition of Business Insurance Group, Inc. -- Terms of the Acquisition and Related Transactions -- Breakup Fee") then the Company shall pay to IP that portion of the breakup fee equal to the percentage of Common Stock owned by IP on a diluted basis calculated as if IP had purchased the maximum number of shares of Common Stock possible under the Stock Purchase Agreement (which would include the shares available for purchase pursuant to the Standby Commitment), including the issuance of the Commitment Fee Warrants (notwithstanding that no Closing shall have occurred). See "-- The Standby Commitment."

  Indemnification

     The Company and IP have agreed to indemnify the other, and each of the other's respective partners, directors, employees, agents and representatives, as the case may be, against, and hold them harmless from, all claims, obligations, costs and expenses including, without limitation, reasonable attorneys' fees and expenses incurred by the other party in any action between IP and the Company or between IP or the Company, as the case may be, and any third party, and liabilities of and damages to the other party arising out of the material breach by such indemnifying party of any representation, warranty, covenant, or agreement in the Stock Purchase Agreement.

RESTRICTIONS ON TRANSFER OF SHARES

     The shares of Common Stock to be received by IP in the IP Stock Issuance are being offered and sold in a private transaction and will not be subject to a registration statement under the Securities Act, except if one is prepared on a subsequent date pursuant to the Registration Rights Agreement. See
"-- Registration Rights Agreement." In that regard, each of IP Delaware, IP Bermuda, and IP II have represented and warranted to the Company, among other things, that such entity, as of the Closing Date, will be an "accredited investor" as defined in Rule 501 promulgated as part of Regulation D under the Securities Act and is not purchasing the shares with a view to a distribution or resale of any of such securities in violation of any applicable securities laws.

     Because the Common Stock to be issued and sold under the Stock Purchase Agreement has not been issued in a registered transaction under the Securities Act, such stock will be subject to the standard

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

restrictions on transferability imposed by federal and state securities law, including Rule 144 promulgated under the Securities Act. In general, under Rule 144 as currently in effect, a person (or a group of persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of the then-outstanding shares of Common Stock or (ii) the average weekly trading volume in the over-the-counter market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the SEC. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or a group of persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned restricted securities for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above. Rule 144(k) is not available to affiliates of the Company. IP and its Associates are further restricted from certain transfers of the Common Stock by certain covenants contained in the Stock Purchase Agreement. See
"-- Stock Purchase Agreement -- Certain Covenants -- Covenants of IP."

REGISTRATION RIGHTS AGREEMENT

     The Amended and Restated Registration Rights Agreement to be entered into by the Company and IP as a condition to the IP Stock Issuance ("Registration Rights Agreement") provides that IP and any affiliate thereof to whom or which shares of Common Stock have been transferred by IP may, on not more than four occasions at any time after the Closing Date, require the Company at its sole expense to prepare and file with the SEC a registration statement under the Securities Act covering the public offer and sale of shares of Common Stock they hold (including shares issued in the IP Stock Issuance, the Standby Commitment, or upon exercise of the Commitment Fee Warrants), in addition to other shares requested to be so covered by other securities holders having similar, preexisting registration rights, and use its best efforts to cause to be declared effective and remain effective for up to the lesser of 180 days or the period during which all of the shares requested to be so registered have been sold (a "Demand Registration"). Notwithstanding the terms described above, the Company is not required to file a registration statement in response to a Demand Registration if certain conditions are not met, including the anticipated failure of a Demand Registration to achieve an aggregate net offering price of $7.5 million or more. Under the Registration Rights Agreement, IP and its affiliates have customary "piggyback" registration rights allowing them to register shares in the event the Company proposes to sell any of its Common Stock to the public in a transaction registered under the Securities Act. Under the terms of the Stock Purchase Agreement, the Registration Rights Agreement contains additional customary terms and provisions, including reciprocal indemnification and contribution provisions with respect to information furnished or provided by the Company or IP for inclusion in any such registration statement. Under the terms of the Stock Purchase Agreement, the Registration Rights Agreement will be executed by the Company and IP at the Closing, at which point it will amend and supersede in its entirety the Registration Rights Agreement dated as of April 11, 1997 among the Company, IP Delaware and IP Bermuda.

CERTAIN OTHER ITEMS RELATED TO THE IP STOCK ISSUANCE AND THE STANDBY COMMITMENT

  Potential Effects of the IP Stock Issuance and the Standby Commitment on Control of the Company


     Based upon the Common Stock outstanding as of the Record Date, and assuming that (i) no outstanding warrants or stock options convertible into shares of Common Stock are exercised prior to the Closing, (ii) all Rights are exercised in the Stock Offering, and (iii) warrant holders purchase their full allotment of shares under their preemptive rights, approximately 18,118,230 shares of Common Stock will be outstanding upon consummation of the Stock Offering and IP Stock Issuance, of which approximately 9.6 million shares and approximately 2.6 million warrants (approximately 53.0% of the total number of shares of Common Stock that will then be outstanding) will be held in the aggregate by IP, Centerline, Centre Solutions, III, IIA, and other related parties. In the unlikely event that no shares are issued in the Stock Offering, and IP consequently purchases 6,328,358 shares under the Standby Commitment, IP and such related parties would own instead 79.0% of the Common Stock then outstanding and 85.5% on a diluted basis. However, IP and such related


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

parties have agreed to certain limitations on their voting power as stockholders and their rights to purchase additional equity securities of the Company. See "-- Terms of the Stock Purchase Agreement -- Certain Covenants -- Covenants of IP." The Board of Directors considered the fact that IP will acquire a majority of the outstanding Common Stock in determining to proceed with the Equity Financings. See "-- Advantages and Disadvantages of the IP Stock Issuance and the Standby Commitment."

  Advantages and Disadvantages of the IP Stock Issuance and the Standby
Commitment


     The Company investigated a number of transaction forms and terms before selecting the IP Stock Issuance to raise part of the equity portion of the Acquisition financing, including a larger debt offering, a private equity offering to a wider group of institutional investors, and an underwritten public offering of Common Stock. The Board of Directors determined that a majority of the financing for the Acquisition should be equity in order to avoid incurring excessive debt obligations and to provide the Company with additional stockholders' equity, which it believes will be viewed favorably by rating agencies, such as A.M. Best. Further, in negotiations with FHC it became clear that the Company would have to guarantee the availability of its financing. Thus, when the Acquisition was to close, the Company would have to have committed financing that it could call upon quickly and be confident that sufficient funds would be available at the designated time. This need made it impractical for the Company to structure its financing arrangements for the Acquisition solely in reliance upon transactions that would depend upon the decisions of a large group of private purchasers or upon access to the public market at a future date. These transaction forms presented too much risk that the market would be unfavorable and no financing transaction meeting the Company's needs could be completed on a timely basis. The Company determined, therefore, to complete an equity transaction, in the form of the IP Stock Issuance, with IP, which had the resources available to make the investment, was also able to provide the Standby Commitment, and was an investment group known to the Company. The IP Stock Issuance, in conjunction with the Standby Commitment, gave the Company confidence that it would raise the equity financing necessary to complete the Acquisition, which, in turn, made the likelihood of successfully completing the Senior Notes Offering significantly greater. IP's equity interest in the Company at the conclusion of these transactions will be substantial, but the Company determined that IP's ownership position would not be disruptive to the Company's operations or future prospects.



     IP, which currently beneficially owns approximately 35.6% of the outstanding Common Stock, is also a related party to several beneficial owners of more than five percent of the Common Stock on a diluted basis. Three members of the Board of Directors are affiliated with IP. IP was chosen as the investor for the equity transaction because it had assisted the Company in procuring the Acquisition and had communicated its desire and ability to enter quickly into a private equity investment agreement with the Company committing IP to provide a substantial portion of the Acquisition price. In doing so, IP confirmed its willingness to renew the covenants under the 1996 Stock Purchase Agreement restricting its control of the Company. See "--Stock Purchase
Agreement -- Certain Covenants -- Covenants of IP." Because of the need to enter into an agreement quickly with investors who had the resources to commit to the Company, and because no other practical alternatives were readily available, the Company entered into serious negotiations with IP regarding the IP Stock Issuance. On May 1, 1998, the Board of Directors evaluated the fairness of the terms before confirming the Company's intent to proceed with the IP Stock Issuance pursuant to the Stock Purchase Agreement. The Board of Directors conducted a second evaluation on July 16, 1998, before approving the mailing of this Proxy Statement to stockholders. See "Opinion of Merrill Lynch."


     Because of the conflict of interest with directors of the Company who are affiliated with parties related to IP, independent directors of the Company were designated by the Board of Directors to negotiate the Stock Purchase Agreement on behalf of the Company. Mr. Pecchenino and Mr. Jamieson, in consultation with the Company's lawyers and investment bankers, performed that function.

     The primary disadvantage of the IP Stock Issuance and the Standby Commitment considered by the Board was the fact that IP and certain related parties may have the power to control further or more significantly influence the election of directors and all other matters submitted to the Company's stockholders and otherwise to direct the business and affairs of the Company if it acquires a significantly greater percentage of the outstanding shares of Common Stock pursuant to the IP Stock Issuance and the Standby Commitment.
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

The amount of Common Stock acquired by IP pursuant to the IP Stock Issuance and the Standby Commitment could also have a negative influence on an attempt to acquire control of the Company, because the Company's public stockholders may not have sufficient voting power to approve a potential future strategic offer for the Company by a third party that might be attractive to such stockholders. The Company has attempted to limit the potential adverse impact this may have on the Company and its stockholders by negotiating the Stock Purchase Agreement, which imposes certain restrictions on IP, CenterLine, Centre Solutions, III, IIA, and other related parties. Those restrictions include IP's covenant that on any matter before the stockholders, other than the election of directors, if the aggregate number of all shares that are voted in like manner by IP and such related parties shall be greater than 35% of the total number of shares voted, then those votes that exceed the 35% threshold shall be voted in the same proportion as the other stockholders voted their shares with respect to that matter. See "-- Terms of the Stock Purchase Agreement -- Certain
Covenants -- Covenants of IP."

  Governmental and Regulatory Approvals

     The Company is not aware of any governmental or regulatory approvals required for consummation of the IP Stock Issuance or the Standby Commitment, other than compliance with applicable securities laws, the approval of the DOI under Section 1215 et seq. of the California Insurance Code of both of the Acquisition and the issuance of more than 10% of the outstanding Common Stock to IP II and similar approvals from the States of New York and Delaware. Each of the issuance of Common Stock to IP II and the Acquisition is subject to DOI approval and to similar approvals in Delaware and New York. Forms seeking such approvals have been filed, and notice filings have been made with respect to the issuance of Common Stock to IP Delaware and IP Bermuda. As of the date of this Proxy Statement, all such approvals have not been obtained. Further, due to the number of shares of Common Stock to be issued under the Equity Financings, stockholder approval is required pursuant to Nasdaq Rule 4460(i)(1)(C)(ii). In addition, the IP Stock Issuance and Standby Commitment are subject to the expiration of the waiting period under the HSR Act. The Company, IP Delaware, and IP Bermuda have filed reports under the HSR Act, but the relevant waiting period has not yet expired.

  Prior Relationships

     Prior to the commencement of negotiations regarding the IP Stock Issuance, the only business relationship that existed between the Company and IP related to the April 1997 purchase by IP Delaware and IP Bermuda of an aggregate of 2,124,834 shares of Common Stock under the 1996 Stock Purchase Agreement in connection with the Company's acquisition of Pac Rim Holding Corporation. In addition, since 1992, the Company has had significant business relationships with various persons or entities related to IP, including III, CentreLine, Centre Solutions, IIA, and Robert A. Spass, Steven D. Germain, Bradley E. Cooper, and Steven B. Gruber, who are directors of the Company. See "Proposal No. 7 -- Certain Relationships and Related Transactions."

  Absence of Appraisal Rights

     Under Delaware law and the Company's Certificate of Incorporation, objecting stockholders will have no appraisal, dissenters' or similar rights (i.e., the right to seek a judicial determination of the "fair value" of the Common Stock and to compel the Company to purchase their shares of Common Stock for cash in that amount) with respect to the proposals presented at the Annual Meeting or otherwise with respect to the IP Stock Issuance and the Standby Commitment, nor will such rights be voluntarily accorded to stockholders by the Company. Therefore, if Proposal No. 2 is approved by the requisite number of shares, that approval will bind all stockholders and objecting stockholders will have no alternative other than selling their Common Stock in the market.

  Expenses of the IP Stock Issuance and the Standby Commitment

     The Company expects to incur expenses incident to the IP Stock Issuance of approximately $4.0 million, including the $3.9 million transaction fee payable to IP. See "-- Terms of the Stock Purchase Agree-

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

ment -- Expenses and Fees." The Company will issue the Commitment Fee Warrants in consideration of the Standby Commitment. See "-- The Standby Commitment."

PREEMPTIVE RIGHTS OF WARRANT HOLDERS

     The Company's outstanding warrants to purchase Common Stock grant preemptive rights to the warrant holders. Due to these rights, the warrant holders are entitled to be included in the Rights Offering. The IP Stock Issuance, however, is a separate transaction to which the preemptive rights also apply. In order to meet its obligations under the preemptive rights, the Company has offered warrant holders the opportunity to participate in the private issuance of Common Stock occurring in the IP Stock Issuance. Their participation in the IP Stock Issuance will be on the basis of one share per share of Common Stock issuable upon the exercise of their warrants. They may purchase Common Stock at $16.75 per share (the same price being paid by IP) and the amount of their purchases will be added to the $94.0 million of shares to be purchased by IP. Warrant holders who satisfy their preemptive rights by this means will be excluded from the Rights Offering. In order to satisfy the Company's obligations with respect to the preemptive rights warrant holders have in connection with the IP Stock Issuance, the Board of Directors has authorized, and is seeking stockholder approval of, the issuance of up to 2,145,821 shares of Common Stock to warrant holders who purchase Common Stock upon exercise of preemptive rights.

     To the extent that a warrant holder does not agree to exercise his or her preemptive rights by purchasing under the terms of the IP Stock Issuance, that holder will be eligible to receive Rights in the Rights Offering on the basis of one share per share of Common Stock issuable upon the exercise of warrants held.

     The advantage to the warrant holders of purchasing Common Stock under the terms of the IP Stock Issuance rather than in the Rights Offering is that the tax treatment of exercising a contractual right inherent in the warrant (by purchasing under the terms of the IP Stock Issuance) is probably more favorable than that of receiving a Right and exercising it. A disadvantage is that the Common Stock purchased privately under the terms of the IP Stock Issuance is non-transferable in the public market other than by complying with Rule 144, while the shares purchased upon exercise of the Rights will be issued in a registered transaction and will be freely tradeable on Nasdaq. A further disadvantage is that the ability to purchase under the terms of the IP Stock Issuance is not transferable. Once a warrant holder has made the election to purchase in that transaction, he or she will not be eligible to participate in the Rights Offering, even if he or she subsequently decides not to purchase any shares under the terms of the IP Stock Issuance.

     From the Company's perspective, the total number of shares being made available to the warrant holders is the same, regardless how they choose to exercise their preemptive rights. To the extent that any warrant holder opts to purchase Common Stock under the terms of the IP Stock Issuance and is thereby excluded from the Rights Offering, the total number of Rights distributed will be reduced by the number of Rights that would have been distributed to the excluded warrant holders. The Standby Commitment will be based on the proceeds of the Stock Offering plus the proceeds of purchases by warrant holders who exercised their preemptive rights by purchasing privately under the terms of the IP Stock Issuance. Thus, the means chosen by warrant holders to exercise their preemptive rights is neutral in terms of use or effect of the Standby Commitment.

CONSEQUENCES IF PROPOSAL NO. 2 IS NOT APPROVED

     If the stockholders do not approve the IP Stock Issuance and the Standby Commitment, then the Company would not have a significant portion of the funds needed to finance the Acquisition, and would almost certainly be unable to find alternative sources of equity financing quickly enough in order to complete the Acquisition. The Company is obligated to proceed with the Acquisition regardless of whether the IP Stock Issuance and the Standby Commitment are approved and may incur considerable liabilities to FHC, including the payment of damages in the amount of $15.0 million, and other damages in material amounts, if it is unable to complete the Acquisition due to the absence of financing. The failure to complete the Acquisition under these circumstances would almost certainly have a material adverse effect on the Company. Further, the Company is obligated to pay the Commitment Fee on the Standby Commitment, regardless of whether the

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

Stock Offering is completed. Completion of the IP Stock Issuance is a condition to the Stock Offering. If Proposal No. 2 is not approved by the stockholders, the Company will pay the Commitment Fee and receive no funds under the Standby Commitment.

VOTE REQUIRED TO APPROVE PROPOSAL NO. 2

     Approval of "Proposal No. 2 -- The IP Stock Issuance" requires the affirmative vote of the holders of a majority of the shares of Common Stock represented and voting at a meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum). The holders of the Voting Notes are not entitled to vote on this proposal. Abstentions will have no effect. Because the completion of the Stock Offering is contingent on completion of the IP Stock Issuance, a vote against Proposal No. 2 should be considered to be effectively a vote against Proposal No. 1 as well.

     C. Len Pecchenino, William L. Gentz, J. Chris Seaman, and Gordon E. Noble, who are directors and stockholders of the Company, and TJS Partners, L.P., IP Delaware and IP Bermuda, who are stockholders of the Company (such persons and entities holding approximately 47.0% of the Company's outstanding Common Stock) have entered into the Voting Agreements, pursuant to which they will vote their shares at the Annual Meeting in favor of Proposals No. 1 and No. 2. See "Acquisition of Business Insurance Group, Inc. -- Related Agreements."

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL NO. 2.

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

            PROPOSAL NO. 3 -- AMENDMENT TO 1995 STOCK INCENTIVE PLAN

INTRODUCTION

     The 1995 Stock Incentive Plan (the "1995 Plan") provides for the granting of stock options to purchase shares of Common Stock and the issuance of shares of Common Stock subject to contractual restrictions ("Restricted Stock") to participants in the 1995 Plan ("Participants"). The purpose of the 1995 Plan is to promote the interests of the Company and its stockholders by enabling the Company to offer Participants an opportunity to acquire an equity interest in the Company so as to better attract, retain and reward employees, directors and other persons providing services to the Company, and accordingly, to strengthen the mutuality of interests between Participants and the Company's stockholders by providing Participants with a proprietary interest in pursuing the Company's long-term growth and financial success.

     If approved by the stockholders, the proposed amendment to the 1995 Plan (the "Plan Amendment") would increase the number of shares of Common Stock authorized for issuance under the Plan from 625,000 shares to 3,000,000 shares.

     The 1995 Plan was approved by the Company's stockholders at the 1995 Annual Meeting. At the recommendation of the Compensation Committee, the Plan Amendment was approved by the Board on July 16, 1998. In light of the pending Acquisition of BIG, the Company believes that it is necessary to adopt the Plan Amendment at this time in order to provide an adequate pool for the grant of stock-based incentive awards in the future. Upon consummation of the Acquisition, the Company will have many more employees than at present, so more shares will be needed to make option and Restricted Stock grants in the ordinary course of business and thus accomplish the Company's goals of attracting, motivating and retaining qualified executives who can maximize long-term stockholder returns in the highly competitive post-open rating workers' compensation insurance industry. The Plan Amendment would become effective only upon Closing of the Acquisition.

     The primary features of the 1995 Plan are summarized below. This summary is qualified in its entirety by reference to, and subject to, the terms of the 1995 Plan. A copy of the 1995 Plan, as proposed to be amended, is attached hereto as Annex D to this Proxy Statement.

ELIGIBILITY AND PARTICIPATION

     Officers, key employees, including directors who are key employees, and consultants chosen by the Compensation Committee are eligible to be Participants in the 1995 Plan. The number of Participants in the 1995 Plan is approximately 112 as of the date of this Proxy Statement.

     Under the 1995 Plan, officers, key employees, and consultants of the Company or its Subsidiaries may be granted options to purchase shares of Common Stock or they may be given the opportunity to purchase Restricted Stock. The 1995 Plan permits the granting both of options that qualify for treatment as incentive stock options under Section 422 of the Code ("Incentive Stock Options"), and options that do not qualify as Incentive Stock Options ("Nonqualified Stock Options").


     The Compensation Committee periodically sets guidelines for the number and terms of option or Restricted Stock awards based on factors similar to those considered with respect to the other components of the Company's compensation program, including comparison with the practices of peer group companies and direct competitors. In the event of unsatisfactory corporate performance, the Compensation Committee may decide not to award options or Restricted Stock in any given fiscal year although exceptions to this policy may be made for individuals who have assumed substantially greater responsibilities and other similar factors. Generally, options become exercisable in cumulative installments over a period of five years, but the Participant forfeits any installment that has not vested during the period of his or her service to the Company. Restricted Stock grants generally vest in equal installments over nine years with unvested shares subject to repurchase by the Company at no gain to the Participant upon the termination of his or her services with the Company.


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

     Under the 1995 Plan, the Compensation Committee during 1997 and 1998, approved a set of option grants to all officers then employed and, in 1997, made Restricted Stock grants to certain officers then employed, based on performance achieved in 1996 or 1997, as the case may be. Agreements reflecting these option and Restricted Stock grants have been prepared and delivered to the Participants.

SHARES AVAILABLE UNDER THE 1995 PLAN, AS AMENDED

     Upon approval of the Plan Amendment by the Company's stockholders, there will be an aggregate of 3,000,000 shares of Common Stock available for issuance under the 1995 Plan. Such shares may be either authorized but unissued shares or shares previously issued under the 1995 Plan and reacquired by the Company. The 2,375,000 additional shares authorized for issuance pursuant to the Plan Amendment constitute approximately 13.2% of the total number of shares of the Common Stock outstanding, assuming the Equity Financings are consummated.

PAYMENT FOR SHARES UNDER THE 1995 PLAN

     Participants may exercise options by giving written notice to the Company specifying the number of shares to be purchased and accompanied by payment of the full purchase price therefor in cash or by check. Payment may also be made in such other form of lawful consideration as the Compensation Committee may approve from time to time, including without limitation and in the sole discretion of the Compensation Committee, the assignment and transfer by the Participant to the Company of outstanding shares of the Common Stock theretofore held by the Participant.

VOTE REQUIRED TO APPROVE AMENDMENT TO THE 1995 PLAN

     Approval of "Proposal No. 3 -- Amendment to 1995 Stock Incentive Plan" requires the affirmative vote of the holders of a majority of the shares of Common Stock represented and voting at the Annual Meeting. The holders of the Voting Notes are not entitled to vote on this proposal. Abstentions will have no effect.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL NO. 3.

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

                 PROPOSAL NO. 4 -- EMPLOYEE STOCK PURCHASE PLAN

     The Board of Directors has approved and adopted, subject to stockholder approval, the Company's Employee Stock Purchase Plan (the "Payroll Purchase Plan"). The Payroll Purchase Plan is briefly summarized below, but these descriptions are subject to and qualified in their entirety by the full text of the Payroll Purchase Plan, which is attached as Annex E to this Proxy Statement.

     The Board, upon the recommendation of the Compensation Committee, has approved the Payroll Purchase Plan in order to offer all employees the opportunity to invest in Common Stock through payroll deductions. The Company believes that plans similar to this proposal, particularly those that allow below market purchases of Common Stock, are offered to employees by several competing insurance holding companies. FHS, the ultimate parent of BIG, offers a similar plan to all of BIG's employees and the Company believes that its ability to retain employees after consummation of the Acquisition would be enhanced by the Company's making available to its employees a compensation package comparable to that currently provided to BIG's employees. In addition, the Board believes stock incentives (both under the 1995 Plan as proposed to be amended and the Payroll Purchase Plan) should play an increased role in the Company's overall compensation strategy. The Payroll Purchase Plan will not be implemented if the Acquisition is not completed.

DESCRIPTION OF THE PAYROLL PURCHASE PLAN

     The Payroll Purchase Plan is an employee stock purchase plan that is intended to qualify under Code Section 423. The Payroll Purchase Plan allows employees to purchase Common Stock from the Company at a discount, without being subject to tax until they sell the stock, and without having to pay any brokerage commissions with respect to the purchases. The effective date of the Payroll Purchase Plan will be the first practicable date after the Closing, and no later than January 1, 1999. The purpose of the Payroll Purchase Plan is to provide employment incentives for, and to encourage stock ownership by, the employees of the Company or any Subsidiary that maintains the Payroll Purchase Plan in order to increase their proprietary interest in the success of the Company. The Payroll Purchase Plan is administered by the Board of Directors or by the Compensation Committee on behalf of the Board.

     Employees who have worked continuously for the Company for at least 30 days are eligible to participate in the Payroll Purchase Plan, provided that they are regularly scheduled to work more than 20 hours per week. Employees of the Company's Subsidiaries are also eligible to participate in the Payroll Purchase Plan. However, employees who directly or indirectly own five percent (5%) or more of the combined voting power or value of all classes of stock of the Company or a Subsidiary may not participate in the Payroll Purchase Plan.

     Employees will be granted the right to purchase Common Stock ("Purchase Right") in each calendar quarter ("Purchase Right Period"). Employees can commence participation only on the first day of a Purchase Right Period. There are four Purchase Right Periods: (i) January 1 -- March 31; (ii) April 1 -- June 30; (iii) July 1 -- September 30; and (iv) October 1 -- December 31. The first Purchase Right Period will be from January 1, 1999 through March 31, 1999, unless the Compensation Committee determines that it is practicable to establish a "stub period" ending December 31, 1998. Employees may not sell or otherwise transfer their Purchase Rights.

     Prior to the beginning of the Purchase Right Period, employees may elect to contribute amounts to the Payroll Purchase Plan to purchase Common Stock. Employees must designate either a fixed dollar amount or a percentage of compensation, which amount cannot be increased or decreased during the Purchase Right Period, except that employees may elect to stop contributing to the Payroll Purchase Plan at any time. The maximum amount an employee can contribute to the Payroll Purchase Plan during a calendar year is $25,000. The minimum contribution per payroll period is $10.

     Employee contributions can only be made by means of payroll withholding. Employees are subject to income and employment taxes on their contributions to the Payroll Purchase Plan (i.e., the contributions are made with after-tax dollars).

     The amount to be paid for the Common Stock under the Payroll Purchase Plan is 85% of the last reported sale price on Nasdaq (the "Fair Market Value") of the Common Stock on the last day of the Purchase Right Period.

     A participant may elect to terminate his or her contributions to the Payroll Purchase Plan and receive a refund of all of his or her contributions at any time prior to the last day of the Purchase Right Period by notifying the Company in writing 15 days in advance. An employee who withdraws from the Payroll Purchase Plan in this fashion may not participate for the following two Purchase Right Periods.

     The maximum aggregate number of shares of Common Stock that can be purchased under the Payroll Purchase Plan is 500,000. However, if the outstanding shares of Common Stock of the Company are increased, decreased, or exchanged for different securities through a reorganization, recapitalization, reclassification or other similar transaction, a proportionate adjustment will be made to the number, price and kind of shares subject to outstanding Purchase Rights. The Common Stock issuable under the Payroll Purchase Plan will be previously unissued shares, or "treasury" shares that may have been reacquired by the Company from time to time. The Company currently has no treasury shares.

     The Company's Board may at any time amend or terminate the Payroll Purchase Plan, except as to outstanding Purchase Rights. However, any amendment that relates to the class of individuals who may be participants or to the aggregate number of shares granted under the Payroll Purchase Plan must also be approved by the stockholders of the Company.

     If the Common Stock ceases to be listed on Nasdaq or another exchange, due to the sale of the Company or otherwise, or upon the sale or other disposition of all or substantially all the assets of the Company, all Purchase Rights will be automatically exercised immediately before such event.

FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO THE PAYROLL PURCHASE PLAN

     The following general discussion of the principal federal income tax considerations is based upon the statutes and regulations existing at the date of this document, both of which are subject to modification at any time. Participants should consult with their own tax advisors with respect to the state and federal tax consequences of the exercise of Purchase Rights and the sale of Common Stock acquired upon the exercise of Purchase Rights, as those tax consequences relate to their own particular circumstances.

     Grant and Exercise. The Payroll Purchase Plan is intended to qualify as an "Employee Stock Purchase Plan" within the meaning of Code Section 423. The Payroll Purchase Plan is not a tax-qualified retirement plan under Code Section 401(a) nor is it subject to the Employee Retirement Income Security Act of 1974 ("ERISA").

     As an employee stock purchase plan, participants will not recognize any income either at the time of the grant of the Purchase Rights or at the time of the issuance of the shares of Common Stock upon the exercise of the Purchase Rights. Correspondingly, the Company will not be entitled to a federal income tax deduction as the result of the grant or the exercise of any Purchase Right.

     Capital Gains Treatment. Upon the subsequent sale or other disposition of Common Stock acquired upon the exercise of a Purchase Right, an employee will generally recognize long-term capital gain or loss if the employee has held the shares for at least two years from the first day of the Purchase Right Period in which the Common Stock was purchased.

     Ordinary Income. If the participant sells or otherwise disposes of Common Stock prior to the expiration of the two-year holding period, the participant will generally recognize ordinary income in the year of sale or other disposition in an amount equal to the excess of (1) the fair market value of the share on the last day of the Purchase Right period over (2) the exercise price of the Purchase Right.

     The amount of ordinary income recognized by the participant will be added to the participant's basis in the Common Stock received upon exercise of the Purchase Right. Any remaining gain or loss recognized upon the disposition of the Common Stock will be short-term or long-term capital gain or loss depending on whether the sale occurs more than one year following the last day of the Purchase Right Period in which the Common Stock was purchased.

     In the case of a premature disposition that triggers the gain or loss of ordinary income, the Company is entitled to deduct the amount of ordinary income taxable to the participant. Accordingly, the participant is required to notify Company in the event of such a premature disposition.

VOTE REQUIRED TO APPROVE EMPLOYEE STOCK PURCHASE PLAN

     Approval of "Proposal No. 4 -- Employee Stock Purchase Plan" requires the affirmative vote of the holders of a majority of the shares of Common Stock represented and voting at the Annual Meeting. The holders of the Voting Notes are not entitled to vote on this proposal. Abstentions will have no effect.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL NO. 4.

          PROPOSAL NO. 5 -- AMENDMENT TO CERTIFICATE OF INCORPORATION
                         TO INCREASE AUTHORIZED SHARES

     The Board of Directors has approved and adopted, subject to stockholder approval, a resolution providing for an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock from 25.0 million to 40.0 million shares (the "Charter Amendment to Increase Authorized Shares").

REASONS FOR CHARTER AMENDMENT TO INCREASE AUTHORIZED SHARES

     At the close of business on the Record Date, there were           shares of
Common Stock outstanding and entitled to vote. If the Plan Amendment to the 1995 Plan is approved and the Stock Offering and the IP Stock Issuance are consummated, it is expected that there will be approximately 18.0 million shares of Common Stock outstanding (assuming no options or warrants with respect to Common Stock are exercised) and approximately 6.4 million shares reserved for issuance upon the exercise of warrants or options, or for grants of Restricted Stock or employee stock purchases. Based on these assumptions, following the Acquisition, the Company would have available for future issuance approximately 600,000 authorized shares of Common Stock. The Board of Directors believes it is in the Company's best interests to have a larger number of authorized but unissued and unreserved shares of Common Stock available. Such authorized but unissued shares would be available for issuance without further action by stockholders except as required by law or applicable stock exchange requirements.

     While the Company currently has available a sufficient number of authorized but unissued shares of Common Stock to effect the issuance of Common Stock pursuant to the Stock Offering, the IP Stock Issuance, the Plan Amendment, and the Payroll Purchase Plan, the Board of Directors believes it is desirable to authorize additional shares of Common Stock so that there will be sufficient shares available for issuance in the future for purposes that the Board of Directors may hereafter determine to be in the best interests of the Company and its stockholders. These purposes could include the issuance of shares for cash, in acquisitions, through employee benefit programs, and for other general corporate purposes. In many situations, prompt action may be required that would not permit seeking stockholder approval to authorize additional shares for a specific transaction on a timely basis. The Board of Directors believes it is important that they maintain the flexibility to act promptly in the best interests of stockholders. The terms of any future issuance of shares of Common Stock will depend largely on market and financial conditions and other factors existing at the time of issuance. Other than a desire to be able to respond quickly to opportunities to complete acquisitions, the Company does not have any immediate plans, agreements, arrangements, commitments, or understandings with respect to the issuance of any of the additional shares of Common Stock that would be authorized by the Charter Amendment to Increase Authorized Shares.

     The Board of Directors will not amend the Certificate of Incorporation if the Acquisition and Equity Financings are not completed.

PRINCIPAL EFFECTS

     The additional shares of Common Stock to be authorized by the Charter Amendment to Increase Authorized Shares would have rights identical to those of the currently outstanding Common Stock. Adoption of this amendment would not affect the rights of the holders of currently outstanding Common Stock, except for effects incidental to increasing the number of shares of Common Stock outstanding upon any future issuance of newly authorized shares of Common Stock. If the Charter Amendment to Increase Authorized Shares is approved by the Company's stockholders, it will become effective upon the filing of a Certificate of Amendment to the Company's Certificate of Incorporation with the Secretary of State of the State of Delaware. This amendment would be filed upon completion of the Acquisition.

VOTE REQUIRED TO APPROVE AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES

     Approval of "Proposal No. 5 -- Amendment to Certificate of Incorporation to Increase Authorized Shares" requires the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon. Abstentions will have the effect of a negative vote.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL NO.
5. AN ABSTENTION WILL BE COUNTED AS A VOTE AGAINST THE PROPOSAL.

          PROPOSAL NO. 6 -- AMENDMENT TO CERTIFICATE OF INCORPORATION
                        TO REMOVE TRANSFER RESTRICTIONS

     The Board of Directors has approved and adopted, subject to stockholder approval, a resolution which provides for an amendment to the Company's Certificate of Incorporation to remove the transfer restrictions on the Common Stock that relate to the Company's NOLs for federal income tax purposes. The reason for removing the restrictions is the Board's conclusion that the Equity Financings almost certainly will result in an "ownership change," as described below. As the Board has determined to go ahead with the Equity Financings even in light of this result, it believes the transfer restrictions are burdensome on the Company's stockholders and should no longer be imposed.

BACKGROUND


     On April 11, 1997, the Company, with Board and stockholder approval, adopted provisions (the "Transfer Restrictions") in its Certificate of Incorporation that were designed to restrict, for a period of three years, direct and indirect transfers of the Company's equity securities that could result in the imposition of limitations on the use by the Company, for federal income tax purposes, of NOLs and other tax attributes that were and will be available to the Company. In general, NOLs can benefit the Company by offsetting taxable income dollar-for-dollar by the amount of the NOLs, thereby eliminating (subject to a relatively minor alternative minimum tax) the federal corporate tax on such income. The maximum federal corporate tax rate is currently 35%. As of June 30, 1998, the Company had available NOLs of $128.0 million to offset taxable income recognized by the Company in periods after June 30, 1998. For federal income tax purposes, these NOLs will expire in material amounts beginning in the year 2006.


     The benefit of a company's NOLs can be reduced or eliminated under Section 382 of the Code ("Section 382"). Section 382 limits the use of losses and other tax benefits by a company that has undergone an "ownership change," as defined in Section 382. Generally, an ownership change occurs if one or more stockholders, each of whom owns 5% or more in value of a company's capital stock, increase their aggregate percentage ownership by more than 50 percentage points over the lowest percentage of stock owned by such shareholders over the preceding three-year period. For this purpose, all holders who each own less than 5% of a company's capital stock are generally treated together as one or more 5 percent shareholders. In addition, certain constructive ownership rules, which generally attribute ownership of stock to the ultimate beneficial owner thereof without regard to ownership by nominees, trusts, corporations, partnerships or other entities, or to related individuals, are applied in determining the level of stock ownership of a particular shareholder. Special rules can also result in the treatment of options (including warrants) as exercised if such treatment would result in an ownership change. All percentage determinations are based on the fair market value of a company's capital stock, including any preferred stock that is voting or convertible or otherwise participates in corporate growth.

     Transactions in the public markets among stockholders owning less than 5% of the equity securities of a company are not included in the calculation, but acquisitions by a stockholder causing that person to become a 5% or more stockholder are treated as a 5 percentage point change in ownership, regardless of the size of the purchase that caused the threshold to be exceeded. As examples, if a single stockholder owning 10% of the equity securities of the Company acquired an additional 50% of equity securities in a three-year period, a change of ownership would occur. Similarly, if ten persons, none of whom owned 5% or more of the equity securities at the beginning of the period, each became an owner of at least 5% of the Company's equity securities within the three-year period, an ownership change would have occurred.

EFFECT OF OWNERSHIP CHANGE

     If an ownership change of the Company were to occur, the amount of taxable income in any year (or portion of a year) subsequent to the ownership change that could be offset by NOLs or other carryovers existing (or "built-in") prior to such ownership change could not exceed the product obtained by multiplying
(i) the aggregate value of the Company's equity securities immediately prior to the ownership change with certain adjustments by (ii) the federal long-term tax exempt rate (currently 5.25%). The Company would incur corporate income tax on any taxable income during a given year in excess of such limitation. Because the value of the Company's equity securities, as well as the federal long-term tax-exempt rate, fluctuate, it is impossible to state exactly the annual limitation upon the amount of taxable income of the Company that could be offset by such NOLs or other items if an ownership change were to occur upon the Equity Financings. If the Company's $128.0 million of NOLs are in fact limited and deferred, the Company will be able to utilize approximately $8 million of NOLs each year until such NOLs begin to expire in 2006, or approximately $56 million of NOLs. In addition, to the extent taxable income associated with approximately $45 million of "built-in-gains" is recognized during the five years following the Acquisition, such "built-in-gains" can be completely offset by NOLs. Thus, the Board of Directors believes that at least $101 million of the Company's NOLs will be utilized before they begin to expire in 2006, although the timing of that utilization may be deferred versus the timing that would have been employed absent the ownership change. The Company has heretofore not utilized NOLs in any year to offset taxable income.


     Assuming their approval by the stockholders, the Board believes that the Equity Financings will limit and defer the availability of the Company's NOLs under the terms of Section 382. It is the view of the Board of Directors that the anticipated accretion to earnings and stockholders' equity resulting from the Equity Financings and the Acquisition significantly exceeds any economic loss resulting from the limitation of the Company's NOLs given the Company's post-Acquisition projections of taxable income. As the purpose of the Transfer Restrictions was to forestall the limitations and deferrals caused by the application of Section 382, the Board has determined that the Transfer Restrictions are no longer appropriate. Removal of the Transfer Restrictions will eliminate current limitations on a stockholder's ability to accumulate stock of the Company that the Board believes might have led to a decreased valuation of the Common Stock while they were in place.

     The Board of Directors will not amend the Certificate of Incorporation if the Acquisition and Equity Financings are not consummated.

PRINCIPAL EFFECTS OF AMENDMENT

     Because some corporate takeovers occur through the acquiror's purchase (in the public market or otherwise) of sufficient stock to give it control of a company, any provision that restricts the transferability of shares can have the effect of preventing such a takeover. The Transfer Restrictions therefore may be deemed to have had an "anti-takeover" effect because they restricted, until April 2000, the ability of a person or entity or group thereof from accumulating an aggregate of 4.90% or more of the Company's Common Stock or Voting Notes and the ability of persons, entities or groups now owning 4.90% or more of the Company's Common Stock or Voting Notes from acquiring additional securities. The Transfer Restrictions discouraged or prohibited accumulations of substantial blocks of shares for which stockholders might receive a premium above market value.

     In addition, a stockholder's ability to sell stock of the Company may have been restricted as a result of the Transfer Restrictions, and a stockholder's ability to purchase additional shares of Common Stock may have become restricted as a result of actions taken by related persons. The Transfer Restrictions may have resulted in a decreased valuation of the Common Stock due to the resulting restrictions on transfers to persons directly or indirectly owning or seeking to acquire a significant block of the Common Stock.

     The elimination of the Transfer Restrictions will terminate their anti-takeover effect and will make it possible for existing stockholders and future stockholders to acquire blocks of shares representing more than 4.90% of the Company's diluted or outstanding Common Stock. To the extent that an ownership change under Section 382 does not occur as a result of the Equity Financings, eliminating the Transfer Restrictions will make it more likely that an ownership change will occur soon, with the impact described in "-- Effect of Ownership Change."

VOTE REQUIRED TO APPROVE AMENDMENT TO CERTIFICATE OF INCORPORATION TO REMOVE TRANSFER RESTRICTIONS

     Approval of "Proposal No. 6 -- Amendment to Certificate of Incorporation to Remove Transfer Restrictions" requires the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon. Abstentions will have the effect of a negative vote.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL NO.
6. AN ABSTENTION WILL BE COUNTED AS A VOTE AGAINST THE PROPOSAL.

                    PROPOSAL NO. 7 -- ELECTION OF DIRECTORS

     Eleven directors are to be elected at the Annual Meeting to serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified. In the event that any nominee for election as director should become unavailable to serve, it is intended that votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Company. Management has no present knowledge that any of the persons named will be unavailable to serve.

     No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee, except that IP Delaware and IP Bermuda nominated Steven B. Gruber to the Board of Directors in April 1997, pursuant to the terms of the 1996 Stock Purchase Agreement. Under the 1996 Stock Purchase Agreement, which will be reaffirmed upon the consummation of the Equity Financings, IP and certain related parties have agreed that they will nominate no more than five directors to the eleven-member Board. For the Annual Meeting, all candidates have been nominated by the Board.

DIRECTORS

  Information Concerning Incumbent Nominees to Board of Directors

     Information is set forth below concerning the incumbent directors, all of whom are also nominees for election as directors, and the year in which each director was first elected as a director of the Company. Each nominee has furnished the information as to his beneficial ownership of Common Stock as of June 30, 1998 and, if not employed by the Company, the nominee's principal occupation. Each nominee has consented to being named in this Proxy Statement as a nominee for director and has agreed to serve as a director if elected.


                                                                                                DIRECTOR
        CONTINUING DIRECTORS           AGE               POSITION WITH THE COMPANY               SINCE
        --------------------           ---   -------------------------------------------------  --------
C. Len Pecchenino(1).................  71    Director, Chairman of the Board                      1988
Steven D. Germain(2).................  45    Director                                             1995
Steven B. Gruber.....................  41    Director                                             1997
Thomas J. Jamieson(1)(3).............  55    Director                                             1985
Gordon E. Noble(2)...................  70    Director                                             1990
Craig F. Schwarberg(1)(3)............  42    Director                                             1992
Robert A. Spass......................  42    Director                                             1992
Bradley E. Cooper(2)(3)..............  31    Director                                             1992
William Gentz........................  57    President, Chief Executive Officer and Director      1994
J. Chris Seaman(3)...................  43    Executive Vice President, Chief Financial Officer    1993
                                             and Director
Roger W. Gilbert.....................  66    Director                                             1997


---------------
(1) Member of Audit Committee

(2) Member of Compensation Committee

(3) Member of Investment Committee

     C. Len Pecchenino became a director of the Company in May 1988 and was elected as Chairman in June 1994. He served as the Company's Chief Executive Officer from September 1991 to February 1992 and as the President and Chief Executive Officer from February 1994 to May 1994. He also served as the Chairman from September 1991 to August 1992. Until his retirement in 1986, Mr. Pecchenino held various executive officer positions, including President and Chief Operating Officer, with IC Industries, Inc. and Pneumo Corporation.


     Steven D. Germain was elected to the Board of Directors in April 1995. From 1988 to 1994 he served as General Counsel to the Centre Reinsurance Group of Companies. Since 1994 he has served as General Counsel of Zurich Centre Group LLC, a company that provides management services to the Centre Reinsurance Group of Companies. Mr. Germain continues to serve as a Senior Vice President, General

Counsel and Secretary to Centre Re and as a director, Senior Vice President, General Counsel and Secretary of CentreLine. Mr. Germain is also a director of Home Holdings, Inc.


     Steven B. Gruber became a director of the Company in April 1997. He was a founder of, and since February 1994, has served as a Managing Partner of, Insurance Partners Advisors, L.P. ("IPA"). From May 1990 to present, Mr. Gruber has served as a Managing Director of Oak Hill Partners, Inc. and from October 1992 to present, has served as a Vice President of Keystone, Inc. From 1981 to April 1990 he was associated with Lehman Brothers Inc., most recently as Managing Director and Co-Head of high-yield securities. From 1994 to 1997 he served as a director of Unionamerica Holdings plc. From 1990 to 1996 he served as a director of National Reinsurance Holding, Corp. He is also a director of Reliant Building Products, Inc., Grove Worldwide L.L.C, and MVE Inc.

     Thomas J. Jamieson has been a director of the Company since December 1985. Since 1971, he has served as President of Jaco Oil Company, and, since 1993, has been a director of Berry Oil Co.

     Gordon E. Noble became a director of the Company in October 1990. Since July 1990, he has been Chairman and Chief Executive Officer of Commodore Insurance Services. Previously he served as Executive Vice President and as a director and member of the Executive Committee of Sedgwick James, an international insurance brokerage and risk management firm.

     Craig F. Schwarberg was appointed to the Board of Directors in March 1992. From 1991 to 1997, Mr. Schwarberg worked for International Insurance Advisors, Inc. ("IIA"), serving as a Managing Director through February 1994. From 1994 to March 1996, Mr. Schwarberg was a director and Chairman of the Board of NACOLAH Holding Corporation. Prior to 1991, he held various positions at Lehman Brothers Inc., most recently as Senior Vice President.

     Robert A. Spass was appointed to the Board of Directors in March 1992. Since 1990, Mr. Spass has served as President and Chief Executive Officer, and a director, of IIA. From 1994 to the present, Mr. Spass has been a Managing Partner of IPA. Prior to 1990, Mr. Spass held various positions at Salomon Brothers Inc, most recently as a Director. Since January 1996, he has served as a director of Highlands Insurance Group, Inc. Since January 1998, he has served as a director of MMI Companies, Inc. From 1990 to 1996, he served as a director of National Reinsurance Holdings Corp. From 1994 to 1997, he served as a director of Unionamerica Holdings plc and from 1994 to 1996 he served as a director of NACOLAH Holding Corporation.

     Bradley E. Cooper became a director of the Company in May 1992. Currently, Mr. Cooper is a Partner of IPA, joining at its formation in 1994. From May 1990 to February 1994, Mr. Cooper served as Vice President of IIA. Prior to 1990, Mr. Cooper was an analyst with Salomon Brothers Inc. Since January 1996, he has served as a director of Highlands Insurance Group, Inc.

     William Gentz became a director of the Company in June 1994. Mr. Gentz has held the position of President and Chief Executive Officer since mid-1994. Mr. Gentz joined the Company after seventeen years at Zenith Insurance Company where he was responsible for marketing, underwriting, loss control, and field operations for Zenith's workers' compensation operations. Mr. Gentz began his insurance career in 1958, and from 1958 to 1968 worked in the marketing and underwriting departments of a variety of insurance companies in the mid-west and California.

     J. Chris Seaman became a director of the Company in March 1993. Mr. Seaman has held the positions of Executive Vice President since February 1995 and Chief Financial Officer since July 1991. Prior to joining the Company, Mr. Seaman was the Chief Financial Officer of a private company engaged in insurance company acquisitions following ten years with Ernst & Whinney. Mr. Seaman previously held staff and management positions at Industrial Indemnity Insurance Company and Allianz of America Corporation, respectively.

     Roger W. Gilbert became a director of the Company in April 1997. From May 1988 until his retirement in June 1993, Mr. Gilbert served simultaneously as the Chief Executive Officer and Chairman of the Board of TIC Indemnity Co., the Chief Executive Officer of TMIC Insurance Co. Inc., and a California Special Deputy Insurance Commissioner, a position to which he was appointed by the California Insurance

Commissioner. Prior to 1988, Mr. Gilbert served as Senior Vice President and director of Great American Insurance Companies, and as President of Great America West Inc.

  Committees

     The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, and the Investment Committee.

     The Audit Committee recommends to the Board of Directors the engagement or discharge of the Company's independent auditors; reviews with the independent auditors the scope, timing and plan for the annual audit, any non-audit services, and the fees for audit and other services; reviews outstanding accounting and auditing issues with the independent auditors; and supervises or conducts such additional projects as may be relevant to its duties. The Audit Committee is also responsible for reviewing and making recommendations with respect to the Company's financial condition, its financial controls, and its accounting practices and procedures. The Audit Committee, which presently consists of Messrs. Pecchenino, Jamieson, and Schwarberg, held five meetings during the fiscal year ended December 31, 1997.

     The Compensation Committee reviews and approves the Company's executive compensation policies and bonus distributions to officers and key employees of the Company. The Compensation Committee, which during the fiscal year ended December 31, 1997 held four meetings, consists of Messrs. Noble, Cooper, and Germain.

     The Investment Committee reviews the investment practices of the Company's primary insurance subsidiaries, SNIC and SPCC, and oversees the relationship between SNIC and SPCC and their investment manager. It carries out this function through the fact that its members are the directors of SNIC and SPCC responsible for the same oversight at SNIC and SPCC. The Investment Committee, which presently consists of Messrs. Jamieson, Cooper, Seaman, and Schwarberg, held five meetings during the fiscal year ended December 31, 1997.

  Meetings and Remuneration

     During the fiscal year ended December 31, 1997, the Board of Directors held eight meetings and took various actions by unanimous written consent. Each incumbent director attended at least 75% of (i) the total number of meetings held by the Board of Directors during fiscal 1997, other than Mr. Germain, who attended 63% of all such meetings, and (ii) the total number of meetings held by all Committees of the Board of Directors on which he served during that period, other than Mr. Germain, who attended 25% of all such meetings.

     Each director is elected to hold office until the next annual meeting of stockholders and until his respective successor is elected and qualified. Each incumbent director who is not an officer of the Company is paid a fee of $4,000 for each regular Board of Directors meeting attended and $500 for each committee meeting attended. The Board of Directors regularly meets once each quarter. All directors are reimbursed for their out-of-pocket expenses in serving on the Board.

     In May 1997, the Board of Directors approved the payment to C. Len Pecchenino, the Chairman of the Board, of $50,000 per year so long as he remains Chairman of the Board and serves on the Audit Committee. This amount is to be paid in addition to the fees he normally receives for attendance at regularly scheduled Board meetings. Mr. Pecchenino was paid $50,000 in September 1997 and since then he has been paid this amount in four equal quarterly installments.

     Messrs. Spass and Cooper are employees of IIA, and Mr. Schwarberg is a former IIA employee. Mr. Spass is also an officer and director of IIA. Mr. Germain is an officer and director of Centre Re, Centre Solutions, and CentreLine, each of which are affiliates of Zurich. Messrs. Spass and Gruber are executive officers of the ultimate general partner of each of IP Delaware and IP Bermuda. In addition, Messrs. Spass and Cooper are officers of Capital Z, the ultimate general partner of IP II. Each of IIA, Centre Re, Centre Solutions, CentreLine, Zurich, IP Delaware, IP Bermuda, IP II, IPA, and Capital Z are parties to transactions with the Company described in "Certain Relationships and Related Transactions." Additionally,

Mr. Gentz and Mr. Seaman have participated in transactions pursuant to which they acquired or are acquiring Common Stock and/or warrants issued by the Company. See "Certain Relationships and Related Transactions."

EXECUTIVE OFFICERS

     Set forth in the table below are the names, ages and current offices held by all executive officers of the Company and Superior Pacific. Unless specifically noted, the positions named are held at both the Company and at Superior Pacific.


                                                                                     EXECUTIVE
                                                                                      OFFICER
        NAME           AGE                 POSITION WITH THE COMPANY                   SINCE
        ----           ---    ---------------------------------------------------    ---------
William L. Gentz.....  57     President and Chief Executive Officer                    1994
J. Chris Seaman......  43     Executive Vice President and Chief Financial             1991
                              Officer
Arnold J. Senter.....  56     Executive Vice President and Chief Operating             1997
                              Officer
Thomas I. Boggs,       51     Senior Vice President -- Underwriting                    1995
  Jr.................
Karl O. Johnson......  66     Senior Vice President, Superior Pacific                  1989
Douglas R. Roche.....  57     Senior Vice President -- Management Information          1990
                              Systems
Robert E. Nagle......  49     Senior Vice President, General Counsel and               1996
                              Secretary
James L. Cinney......  57     Senior Vice President, Superior Pacific                  1994
Edward C. Shoop......  54     Senior Vice President and Chief Actuary                  1997
Theresa A. Sealy.....  50     Senior Vice President -- California Operations           1998
Doris K.T. Lai.......  42     Vice President -- Finance and Treasurer                  1998


     Executive officers of the Company are elected by and serve at the discretion of the Board. No arrangement exists between any executive officer and any other person or persons pursuant to which any executive officer was or is to be selected as an executive officer. None of the executive officers has any family relationship to any director or to any other executive officer of the Company. Set forth below is a brief description of the business experience for at least the previous five years of all of the executive officers.

     William L. Gentz has held the positions of President and Chief Executive Officer since mid-1994, and has served as a director of the Company since June 1994. Mr. Gentz joined the Company after seventeen years at Zenith Insurance Company where he was responsible for marketing, underwriting, loss control, and field operations for Zenith's workers' compensation operations. Mr. Gentz began his insurance career in 1958, and from 1958 to 1968 worked in the marketing and underwriting departments of a variety of insurance companies in the mid-west and California.

     J. Chris Seaman has held the positions of Executive Vice President since February 1995 and Chief Financial Officer since July 1991, and has served as a director of the Company since March 1993. Prior to joining the Company, Mr. Seaman was the Chief Financial Officer of a private company engaged in insurance company acquisitions, following ten years with Ernst & Whinney. Mr. Seaman previously held staff and management positions at Industrial Indemnity Insurance Company and Allianz of America Corporation, respectively.

     Arnold J. Senter has held the positions of Executive Vice President and Chief Operating Officer since February 1997. Prior to joining the Company, Mr. Senter most recently served as Senior Vice President, Southwest and Southeast Operations at Zenith National Insurance Company, and had previously held various operational positions in nearly every functional area for Zenith since 1981. Mr. Senter has 30 years experience with both regional and national carriers.

     Thomas I. Boggs, Jr. was appointed Senior Vice President -- Underwriting effective March 1995. From October 1993 to March 1995, he served as Assistant Vice President of Fremont Compensation Insurance Company and from October 1991 to October 1993 served as Business Development Executive for the Southern California Commercial Insurance Center for Fireman's Fund Insurance Company. Prior to October 1991, Mr. Boggs held various underwriting and marketing positions at Cypress Insurance Company, Industrial Indemnity Insurance Company, and Safeco.

     Karl O. Johnson has been responsible for SNIC's Central California Operations since 1989. He was promoted to Senior Vice President in 1994. Mr. Johnson has served with various insurance organizations in loss control and marketing capacities since 1955; he joined the Company in 1987.

     Douglas R. Roche was appointed Senior Vice President -- Management Information Systems in 1994 and served in such position until January 1997 at which point he was appointed Senior Vice President -- Claims. He served in such position until September 1997 when he was reappointed Senior Vice President -- Management Information Systems. Before 1994, he served as Vice President of Internal Operations from the time he joined the Company in 1990. From 1987 to 1990, Mr. Roche sold software and provided systems consulting services to the insurance industry. From 1969 to 1987 he held a variety of management positions in various insurance companies' systems analysis operations.

     Robert E. Nagle has held the positions of Senior Vice President, General Counsel, and Secretary since January 1996. From 1986 until he joined the Company, Mr. Nagle was corporate counsel and senior corporate counsel for Farmers Group, Inc.

     James L. Cinney has been responsible for Superior Pacific's Woodland Hills branch since 1997. Prior to that, he held the position of Senior Vice
President -- Loss Control of SNIC from 1994. Before joining the Company, Mr. Cinney was self-employed in the hospitality industry for one year. Prior to that, he was Vice President, responsible for loss control, at Industrial Indemnity Insurance Company. Mr. Cinney has 30 years of workers' compensation loss control experience in a variety of staff and management positions with Industrial Indemnity Insurance Company, Zenith Insurance Company, Employee Benefits Insurance Company, and Hanover Cal/Comp Insurance Company.

     Edward C. Shoop was appointed Senior Vice President and Chief Actuary in October 1997. From April 1995 to August 1997 he served as Senior Vice President and Actuary with Zenith Insurance Company, and from March 1994 to April 1995 served as Vice President and Actuary with Great States Insurance Company. Prior to that, Mr. Shoop was Vice President and Actuary with the Workers' Compensation Insurance Rating Bureau of Massachusetts from November 1991 to March 1994. Mr. Shoop's 31 years of actuarial experience also includes working for Fireman's Fund Insurance Company and Royal Insurance Company of Canada, as a Vice President, and for Aetna Life and Casualty Company.

     Theresa A. Sealy was appointed Senior Vice President -- California Operations in July 1998. From November 1997 to June 1998 she served as Vice President of the Company. From June 1997 until she joined the Company, she served as regional manager for CalComp and, prior to that, served as a Senior Vice President of Allianz Insurance Company since February 1992.


     Doris K.T. Lai has held the position of Vice President -- Finance and Treasurer since August 1998. From November 1997 until she joined the Company, Ms. Lai was employed by Zenith National Insurance Company as director of financial services. From October 1996 to November 1997 she served as Vice President and controller with Fremont Financial Corporation and from May 1994 to October 1996 she served as a controller with Superior National. Prior to that, Ms. Lai served as SEC Reporting Manager with TIG Holdings, Inc. from April 1991 to April 1994.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company's directors and certain of its officers, and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, "Insiders"), to file reports of ownership and changes in ownership with the SEC. Insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that its Insiders complied with all applicable Section 16(a) filing requirements for fiscal 1997, with the exception of (i) Curtis H. Carson, an executive officer of the Company, who filed a Form 5 to report one transaction that was not reported on a Form 4 on a timely basis and (ii) IIA and International Insurance Investors (Bermuda) Limited, each of which filed a late Form 4 to report the same two transactions.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation for services in all capacities to the Company for the fiscal years ended December 31, 1997, 1996, and 1995, of those persons who were, at December 31, 1997, (i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE


                                                                              LONG TERM COMPENSATION
                                                                       -------------------------------------
                                          ANNUAL COMPENSATION                   AWARDS              PAYOUT
                                    --------------------------------   -------------------------   ---------
                                                             OTHER     RESTRICTED     SECURITIES
                                                            ANNUAL       STOCK        UNDERLYING                ALL OTHER
                                                            COMPEN-      AWARDS        OPTIONS/      LTIP        COMPEN-
NAME AND PRINCIPAL POSITION  YEAR   SALARY(1)   BONUS(2)   SATION($)     ($)(3)        SARS(#)     PAYOUT(#)   SATION($)(4)
---------------------------  ----   ---------   --------   ---------   ----------     ----------   ---------   ------------
William L. Gentz...........  1997   $293,830    $     --      --        $121,250(5)     18,800        --          2,250
  President and Chief        1996    298,300     278,500      --          46,874        17,875        --          2,250
  Executive Officer          1995    294,508     203,500      --          53,690        19,175        --          2,250
J. Chris Seaman............  1997    231,616          --      --         109,125(6)     17,500        --          2,250
  Executive Vice President   1996    235,298     128,500      --          36,223        13,813        --          2,250
  and Chief Financial
    Officer                  1995    215,500     128,500      --          40,170        39,325        --          2,250
Arnold J. Senter(7)........  1997    229,335          --      --              --        25,000        --          2,250
  Executive Vice President   1996         --          --      --              --            --        --             --
  and Chief Operating
    Officer                  1995         --          --      --              --            --        --             --
Matthew Natalizio..........  1997    183,292          --      --          18,188(9)      2,786        --          2,250
  Vice President --          1996    131,004      35,000      --          20,058         6,500        --          1,875
  Finance and Treasurer(8)   1995    138,504      30,000      --           7,280         2,600        --          2,078
Thomas I. Boggs, Jr........  1997    164,261          --      --          30,313(11)     4,643        --          2,250
  Senior Vice President --   1996    155,800      32,000      --          21,306         8,125        --          2,163
  Underwriting(10)           1995    115,917       7,000      --          13,000        12,150        --          1,098


---------------
 (1) The amounts set forth for fiscal year 1997 include salary and other cash compensation paid in that year, other than amounts listed in the column entitled "Bonus."

 (2) Bonus amounts represent cash payments and are presented in the year to which they apply, although payment typically is made in April of the subsequent year. No bonus payments were made for fiscal year 1997.

 (3) Represents the fair market value of the underlying shares on the date of grant.

 (4) Represents the employer's contribution under the Company's 401(k) Plan.

 (5) Represents a grant of 10,000 shares of Restricted Stock that vests in nine equal annual increments following the date of grant. As of December 31, 1997, Mr. Gentz held an aggregate of 29,950 shares of Restricted Stock valued at $434,275, based upon the $14.50 per share fair market value of the Common Stock on such date.

 (6) Represents a grant of 9,000 shares of Restricted Stock that vests in nine equal annual increments following the date of grant. As of December 31, 1997, Mr. Seaman held an aggregate of 24,163 shares of Restricted Stock valued at $350,364, based upon the $14.50 per share fair market value of the Common Stock on such date.

 (7) Mr. Senter began his employment with the Company in February 1997.


 (8) In August 1998, Mr. Natalizio became Vice President -- Operations of the Company.



 (9) Represents a grant of 1,500 shares of Restricted Stock that vests in nine equal increments following the date of grant. As of December 31, 1997, Mr. Natalizio held an aggregate of 6,399 shares of Restricted Stock valued at $92,786, based upon the $14.50 per share fair market value of the Common Stock on such date.



(10) Mr. Boggs began his employment with the Company in March 1995.


(11) Represents a grant of 2,500 shares of Restricted Stock that vests in nine equal annual increments following the date of grant. As of December 31, 1997, Mr. Boggs held an aggregate of 9,375 shares of

     Restricted Stock valued at $135,938, based upon the $14.50 per share fair market value of the Common Stock on such date.

EMPLOYMENT AGREEMENTS

     The Company has in effect employment agreements with the following officers:

     William L. Gentz, President and Chief Executive Officer. Mr. Gentz's agreement expires on June 1, 1999, but is subject to automatic renewal in one-year increments unless notification of non-renewal is given sixty days prior to the expiration of the then-current term. His salary was set as of June 1, 1994 at $275,000 annually, plus benefits and incidentals generally provided to officers of the Company, and is thereafter as determined by the Board. Mr. Gentz's annual salary was increased to $287,500 effective August 1, 1995. If Mr. Gentz's employment is terminated by the Company other than for cause, he is entitled to payment of his salary and benefits for the then-remaining term of his agreement. In the event of a change in control of the Company, Mr. Gentz would be deemed terminated without cause and his employment agreement would be deemed to have a three-year remaining term.

     Arnold J. Senter, Executive Vice President and Chief Operating Officer. Mr. Senter's agreement expires on February 17, 1999, but is subject to automatic renewal in one-year increments unless notification of non-renewal is given sixty days prior to the expiration of the then-current term. His salary was set as of February 17, 1997 at $200,000 annually, plus benefits and incidentals generally provided to officers of the Company, and is thereafter as determined by the Board. If Mr. Senter's employment is terminated by the Company other than for cause, he is entitled to payments of his salary and benefits for the then-remaining term of his agreement. In the event of a change in control of the Company, Mr. Senter would be deemed terminated without cause and his employment agreement would be deemed to have a three-year remaining term.

     J. Chris Seaman, Executive Vice President and Chief Financial Officer. Mr. Seaman's agreement expires on June 1, 1999, but is subject to automatic renewal in one-year increments unless notification of non-renewal is given sixty days prior to the expiration of the then-current term. His annual salary under the agreement is $200,000, plus benefits and incidentals generally provided to officers of the Company, and is thereafter as determined by the Board. If Mr. Seaman's employment is terminated by the Company other than for cause, he is entitled to payments of his salary and benefits for the then-remaining term of his agreement. In the event of a change in control of the Company, Mr. Seaman would be deemed terminated without cause and his employment agreement would be deemed to have a three-year remaining term.

     Edward C. Shoop, Senior Vice President and Chief Actuary. Mr. Shoop's agreement expires on October 6, 1999 and provides that, if his employment with the Company is terminated as a result of a change in control, he will be entitled to his salary and benefits for two years from the date of his termination.

     Each of Messrs. Gentz, Senter, Seaman, and Shoop has acknowledged that the acquisition by IP of a majority of the outstanding Common Stock, should it occur as a result of the Equity Financings, does not constitute a change in control for purposes of his employment agreement.

     Matthew Natalizio, Vice President -- Operations. Mr. Natalizio's agreement is open-ended. His compensation and benefits are determined by the Board. If Mr. Natalizio's employment is terminated by the Company other than for cause, he is entitled to payment of his salary and benefits for one year from the date of the termination. Mr. Natalizio's agreement does not provide any special rights in the event of a change in control.


     Doris K.T. Lai, Vice President -- Finance. Ms. Lai's agreement is open-ended. Her compensation and benefits are determined by the Board. If Ms. Lai's employment is terminated by the Company other than for cause, she is entitled to payment of her salary and benefits for one year from the date of the termination. Ms. Lai's agreement does not provide any special rights in the event of a change in control.

CHANGE IN CONTROL ARRANGEMENTS

     In addition to the rights described above with respect to Messrs. Gentz, Senter, Seaman, and Shoop, the only change in control arrangement in place is in connection with the Company's stock incentive plans. Under the terms of the 1986 Non-Statutory Stock Option and 1986 Non-Statutory Stock Purchase Plan (the "1986 Plan"), in a reorganization, merger, or consolidation in which the Company does not survive or in which a change in control takes place, unless replacement options to purchase stock in the new or recapitalized entity are offered, all option holders will have thirty days to exercise their outstanding options, excluding those that have then not yet vested. Under the terms of the 1995 Plan, under similar circumstances, the Compensation Committee may, in its discretion, allow each person holding an option or Restricted Stock who did not receive a replacement equity incentive grant to exercise that option without regard to its vesting provisions, or to retain that Restricted Stock without regard to the Company's repurchase right, as applicable.

EQUITY INCENTIVE GRANTS

     Officers, key employees, including directors who are key employees, and consultants chosen by the Compensation Committee are eligible to participate in the 1995 Plan.

     Under the 1995 Plan, officers, key employees, and consultants of the Company or its subsidiaries may be granted options to purchase shares of Common Stock or they may be given the opportunity to purchase Restricted Stock of the Company. The 1995 Plan permits the granting both of options that qualify for treatment as Incentive Stock Options under Section 422 of the Code and those that do not, referred to as Nonqualified Stock Options. The 1995 Plan also allows for the issuance of Restricted Stock, which is subject to the Company's right of repurchase, which expires over time.

     In 1986, the Company adopted the 1986 Plan, which allowed the Company to issue to employees of the Company and its subsidiaries Nonqualified Stock Options and rights to purchase Common Stock. The purchase right aspect of the 1986 Plan was terminated by the Board of Directors in 1989. Following the adoption of the 1995 Plan, the Board of Directors determined to make no further grants pursuant to the 1986 Plan.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning options granted during fiscal 1997 to each of the executive officers named in the Summary Compensation Table set forth above under "-- Executive Compensation."

                                                INDIVIDUAL GRANTS
                              ------------------------------------------------------
                               NUMBER OF      % OF TOTAL                               POTENTIAL REALIZABLE VALUE AT
                               SECURITIES      OPTIONS/                                ASSUMED ANNUAL RATES OF STOCK
                               UNDERLYING        SARS                                        PRICE APPRECIATION
                              OPTIONS/SARS    GRANTED TO    EXERCISE OR                       FOR OPTION TERM
                                GRANTED      EMPLOYEES IN   BASE PRICE    EXPIRATION   ------------------------------
            NAME                  (#)        FISCAL YEAR     ($/SH)(1)       DATE      0%(2)   5% ($)(3)   10% ($)(3)
            ----              ------------   ------------   -----------   ----------   -----   ---------   ----------
William L. Gentz............     18,800(4)       14.9         12.125       3/31/07      --      143,414     363,294
J. Chris Seaman.............     17,500(4)       13.8         12.125       3/31/07      --      133,497     338,172
Arnold J. Senter............     25,000(4)       19.8         11.380       2/17/07      --      178,920     453,419
Matthew Natalizio(5)........      2,786(4)        2.2         12.125       3/31/07      --       21,244      53,837
Thomas I. Boggs, Jr.........      4,643(4)        3.7         12.125       3/31/07      --       35,419      89,722

---------------
(1) Represents the fair market value of the underlying shares of Common Stock at the time of the grant.

(2) Unless the stock price increases, which will benefit all stockholders commensurately, an option holder will realize no gain.

(3) Represents the value of the shares of Common Stock issuable upon the exercise of the option, assuming the stated rates of price appreciation for ten years, compounded annually, with the aggregate exercise price deducted from the final appreciated value. The 5% and 10% rates are established by the SEC as examples only and are not intended to forecast future appreciation in the Common Stock price.

(4) Represents a ten-year, Incentive Stock Option grant, vesting at a rate of 20% per year for five years from the date of grant, granted pursuant to the 1995 Plan.

(5) In August 1998, Mr. Natalizio became Vice President -- Operations of the Company.

OPTION EXERCISES AND YEAR-END VALUE

     The following table sets forth information concerning the aggregate number of options exercised during fiscal 1997 by each of the executive officers named in the Summary Compensation Table set forth above under "-- Executive Compensation," and outstanding options held by each such officer as of December 31, 1997.

                                                                   NUMBER OF SECURITIES
                                                                        UNDERLYING        VALUE OF UNEXERCISED
                                                                   UNEXERCISED OPTIONS/   IN-THE-MONEY OPTIONS/
                                                                         SARS AT                 SARS AT
                                                                    FISCAL YEAR-END(#)     FISCAL YEAR-END(1)
                                                                   --------------------   ---------------------
                                   SHARES ACQUIRED      VALUE          EXERCISABLE/           EXERCISABLE/
              NAME                 ON EXERCISE(#)    REALIZED($)      UNEXERCISABLE           UNEXERCISABLE
              ----                 ---------------   -----------   --------------------   ---------------------
William Gentz....................        --              --           29,995/57,105         $280,133/405,606
J. Chris Seaman..................        --              --           40,591/45,047          392,016/304,878
Arnold J. Senter.................        --              --               --/25,000                --/78,000
Matthew Natalizio(2).............        --              --            8,340/13,546           78,068/104,719
Thomas I. Boggs, Jr..............        --              --            6,485/18,433           60,847/141,419

---------------
(1) Uses a fair market value at December 31, 1997 of $14.50 per share, with the aggregate exercise price deducted from the total value of the Common Stock underlying the options.

(2) In August 1998, Mr. Natalizio became Vice President -- Operations of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee during the fiscal year ended December 31, 1997 consisted of Messrs. Noble, Cooper, and Germain, each of whom was a non-employee director. Mr. Cooper is an employee of IIA, which was paid $250,000 by the Company in fiscal 1997 for investment banking and financial consulting services. Mr. Germain is an officer and a director of Centre Re, which was involved in several transactions with the Company during 1997 involving payments in excess of $60,000. See "-- Certain Relationships and Related Transactions."

     During fiscal 1997, no officers participated in deliberations of the Compensation Committee concerning executive officer compensation, except William Gentz, the Company's President and Chief Executive Officer.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee was comprised of Messrs. Noble, Cooper, and Germain during 1997. The Compensation Committee establishes the general compensation policies of the Company, establishes the compensation plans and specific compensation levels for executive officers, and administers the 1986 Plan and the 1995 Plan.

     As required by rules designated to enhance the disclosure of the Company's executive compensation policies and practices, the following is the Compensation Committee's report submitted to the Board addressing the compensation of the Company's executive officers for fiscal 1997:

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors establishes the general compensation policies of the Company, establishes the compensation plans, establishes the specific compensation of Mr. William Gentz, the Company's Chief Executive Officer, reviews the Chief Executive Officer's recommendations as to the specific compensation levels for the other executive officers, and administers the Company's stock incentive plans.

  Compensation Policy and Programs

     The Compensation Committee's responsibility is to provide a strong and direct link among stockholder values, Company performance, and executive compensation through its oversight of the design and implementation of a sound compensation program that will attract and retain highly qualified personnel. Compensation programs are intended to complement the Company's short- and long-term business objectives and to focus executive efforts on the fulfillment of these objectives.

     The Compensation Committee, consistent with its standing policy, has conducted a full review of the Company's executive compensation program and will repeat this review as it deems necessary. Advisors with expertise in executive compensation matters are consulted regularly by the Compensation Committee. It is the Compensation Committee's practice to establish target levels of compensation for senior officers consistent with that of companies comparable in size and complexity to the Company, as well as companies that are direct business competitors of the Company. After considerable review of extensive data relating to aspects of compensation paid by such groups of companies, actual compensation of the Company's executive officers is subject to increase or decrease by the Compensation Committee from targeted levels according to the Company's overall performance and the individual's efforts and contributions. As of 1997, as in previous years, a significant portion of executive compensation is directly related to the Company's financial performance and is therefore at risk. Total compensation for the Company's senior management is composed of base salary, near-term incentive compensation in the form of bonuses, and long-term incentive compensation in the form of options and Restricted Stock grants. The Compensation Committee retains the discretion to adjust the formula for certain items of compensation so long as total compensation reflects overall corporate performance and individual achievement.

  Base Salary

     In establishing base salary levels for senior officer positions, the Compensation Committee and Mr. Gentz consider levels of compensation at other similarly situated companies and at direct competitors, levels of responsibility, and internal issues of consistency and fairness. In determining the base salary of a particular executive, the Compensation Committee and Mr. Gentz consider individual performance, including the accomplishment of short- and long-term objectives, and various subjective criteria including initiative, contribution to overall corporate performance, and leadership ability.

     In the fiscal year ended December 31, 1995, the annual base salary of Mr. Gentz began at $275,000 and increased to $287,500 in September, a level determined to be appropriate by the Compensation Committee based on comparable chief executive salaries of a peer group of companies and of direct competitors, the Company's overall performance and profitability in the relevant fiscal year, and Mr. Gentz's efforts and contributions to the Company. Mr. Gentz's annual base salary of $287,500 did not increase in either the fiscal year ended December 31, 1996 or the fiscal year ended December 31, 1997.

  Bonuses

     The Company's executive officers are eligible for annual bonuses based upon recommendations made by Mr. Gentz (as to the other executive officers) and the Compensation Committee (as to Mr. Gentz) as to individual performance and the Company's achievement of certain operating results. The Company's practice is to determine bonuses for the prior fiscal year early in the second quarter.

     Amounts of individual awards are based principally upon the results of the Company's financial performance during the relevant fiscal year. The awards for senior officers are within guidelines established by the Compensation Committee and Mr. Gentz as a result of their review of total compensation for senior management of peer companies and competitors. The actual amount awarded within these guidelines is determined principally by the Compensation Committee and Mr. Gentz. Consideration is given to factors such as the individual's contribution to the Company's overall financial performance, the individual's successful completion of a special project, any significant increase or decrease in the level of the individual's executive responsibility, and the Compensation Committee's and Mr. Gentz's evaluation of the individual's overall efforts and ability to discharge the responsibilities of his position. In 1997, bonuses were paid with respect to fiscal 1996 performance to all of the continuing executive officers named in the Summary Compensation Table (other than Mr. Senter) and to 17 executive officers in total. In 1998, it was determined that no bonuses would be paid for fiscal 1997 because the financial performance of the Company was such that consideration of the other factors were not warranted.

     In determining Mr. Gentz's bonus, the Compensation Committee gives particular consideration to the following factors: (1) the Company's underwriting results; (2) the Company's return on average equity during the fiscal year; (3) the positive earnings growth of the Company during the fiscal year; (4) performance of the Common Stock during the fiscal year; (5) the success of the Company in implementing acquisitions and divestitures; and (6) the efforts and contributions made by Mr. Gentz in discharging his responsibilities as Chief Executive Officer. In determining that no bonus would be paid for fiscal 1997, the Compensation Committee determined the Company did not satisfy financial performance criteria and that consideration of other factors was not warranted.

  Stock Incentives

     The Company currently has in place the 1986 Plan and the 1995 Plan. The Company ceased issuing options under the 1986 Plan in April 1995. The purpose of the 1995 Plan is to provide incentives and reward the contributions of key employees, officers, and consultants for the achievement of long-term Company performance, as measured by earnings per share and the market value of the Common Stock. The Compensation Committee set guidelines for the number and terms of option or Restricted Stock awards based on factors similar to those considered with respect to the other components of the Company's compensation program, including comparison with the practices of peer group companies and direct competitors. In the event of unsatisfactory corporate performance, the Compensation Committee may decide not to award options or Restricted Stock in any given fiscal year although exceptions to this policy may be made for individuals who have assumed substantially greater responsibilities and other similar factors. The awards under the 1995 Plan are designed to align the interests of executives with those of the stockholders. Generally, options become exercisable in cumulative installments over a period of five years, but the individual forfeits any installment that has not vested during the period of his or her service to the Company. Restricted Stock grants generally vest in equal installments over nine years with unvested shares subject to repurchase by the Company at no gain to the participant upon the termination of his or her employment. When Restricted Stock grants have been made, the share certificates representing the Restricted Stock are only issued when restrictions lapse, hence the bulk of those grants are not reflected in the Company's total outstanding shares number.

     Under the 1995 Plan, the Compensation Committee during 1997 approved a set of option grants to all officers then employed and a set of Restricted Stock grants to certain officers then employed. Agreements reflecting these option and Restricted Stock grants have been prepared and delivered to the recipient employees.

     The Compensation Committee has reviewed the Company's executive compensation policies and plans in light of the provisions of the Omnibus Budget Reconciliation Act of 1993 and the rules promulgated under that Act. This legislation amended Section 162 of the Code by limiting to $1 million the deductibility of compensation paid to certain executives. Rulemaking has clarified the impact of the 1993 act on equity incentive plans. It is the current policy of the Compensation Committee to maximize, to the extent reasonably possible, the Company's ability to obtain a corporate tax deduction for compensation paid to executive officers of the Company to the extent consistent with the best interests of the Company and its stockholders.

                                                               Bradley E. Cooper
                                                               Steven D. Germain
                                                                 Gordon E. Noble
                                           Members of the Compensation Committee

COMPANY PERFORMANCE

     The graph below compares the cumulative total stockholder return of the Company with the cumulative total return on The Nasdaq National Market (U.S. Companies) Index and the Nasdaq Insurance Stocks Index for the period from June 30, 1995 (the date on which the Company's registration statement under Section 12 of the Exchange Act became effective) through December 31, 1997.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

Superior National Insurance Group, Inc. Common Stock........  $322.22
Nasdaq Insurance Stocks Index...............................  $170.69
The Nasdaq National Market (U.S. Companies) Index...........  $170.08

     Assumes that $100 was invested on June 30, 1995 (the date on which the Company's registration statement under Section 12 of the Exchange Act became effective) in each of the Common Stock, The Nasdaq National Market (U.S. Companies) Index, and the Nasdaq Insurance Stocks Index, and that all dividends were reinvested.

     The Company believes that the Company's total stockholder return improved during 1997 primarily as a result of the consummation of its acquisition of SPCC and the anticipated savings that the Company expects will result from the transaction.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH IIA

     Messrs. Spass and Cooper, directors of the Company, are employees of IIA. Mr. Spass is also an officer and director of IIA. Mr. Schwarberg, a director of the Company, is a former employee of IIA. IIA was paid $250,000 by the Company during each of fiscal 1997, 1996, and 1995 for investment banking and financial consulting services. Such payments were made pursuant to a consulting agreement entered into in 1992 that continues through the end of 1998.

TRANSACTIONS WITH AFFILIATES OF ZURICH, INCLUDING CENTRE RE

     Zurich, Centre Solutions, Centre Re, and CentreLine are affiliates of each other. Mr. Germain, a director of the Company, is an officer and director of Centre Solutions, Centre Re, and CentreLine and an officer of Zurich.

  Financing Transactions

     In December 1997, Centre Solutions purchased $10.0 million of the Trust Preferred Securities.

     Effective June 11, 1998, Zurich Reinsurance (North America), Inc. ("ZRNA") advanced to SNIC $5.5 million of a reinsurance commutation amount to be paid to SNIC in July 1998. SNIC used the proceeds of the advance to purchase Common Stock from a director of the Company, and other investments. See "-- Purchase of Common Stock by SNIC from Thomas J. Jamieson, Director." Until the commutation occurs, ZRNA will receive interest on the funds advanced at current short term borrowings rates.

     As of June 30, 1994, the Company completed a $20.0 million financing transaction (the "1994 Transaction") with CentreLine and another affiliate of Centre Re. The 1994 Transaction resulted in Centre Re's affiliate owning preferred securities issued by an entity controlled by the Company with a 9.7% annual rate of return payable semi-annually, and in the issuance of the CentreLine Warrant. Because no cash dividends were paid on the preferred securities, additional preferred securities were issued. In December 1997, the Company applied the proceeds from the issuance and sale of the Trust Preferred Securities and the underlying Senior Subordinated Notes to redeem all of the approximately $26.6 million in such preferred securities then outstanding.

     In March 1992, the Company engaged in an $11.0 million financing transaction with International Insurance Investors, L.P.("III") in which the Company issued its 14.5% Senior Subordinated Promissory Notes (the "14.5% Notes") and detachable warrants to purchase Common Stock. III is an investment partnership that was formed to make investments in the insurance and related industries. It is no longer actively making investments. See "Security Ownership of Certain Beneficial Owners and Management -- Security Ownership of Certain Beneficial Owners" table, including footnotes 1 and 5. Substantially all the 14.5% Notes were repaid in 1994 but the III warrants remain outstanding. In 1997 Centre Re, which is a limited partner of III, transferred to Centre Solutions the warrants that were distributed to Centre Re from III. Messrs. Spass, Schwarberg, and Cooper, directors of the Company, are each the beneficial owner of less than one percent of the limited partnership interests in III. In addition, Mr. Spass has voting power over all of the voting capital stock of III's general partner. Messrs. Seaman and Johnson, each of whom is an officer of the Company (Mr. Seaman is also a director), Joseph Wolonsky (an officer who resigned from the Company in June 1997), Richard Hotchkiss (an officer who retired from the Company in June 1996), and Edwin Wilson (an officer who resigned from the Company in May 1995) each received warrants in this 1992 transaction as a result of their purchase of 14.5% Notes.

     In addition to its interest in the 14.5% Notes, Centre Re, because of its limited partnership position in III, was further interested because, under the terms of the CentreLine Warrant, the exercise price thereof would have been reduced from $5.20 to $4.00 had the 14.5% Notes not been refinanced prior to December 31, 1994. If that reduction had occurred, the aggregate exercise price that CentreLine would have had to pay to exercise the CentreLine Warrant in full would have decreased by $695,228.

     Under the terms of the warrants issued to III and the CentreLine Warrant, Centre Solutions, and CentreLine, among other things, have preemptive rights on the issuance by the Company of equity securities, including rights or warrants to purchase equity securities.

  Reinsurance

     Effective January 1, 1993, SNIC entered into an aggregate excess of loss reinsurance contract with Centre Re under which SNIC was required to cede not less than $15.0 million and not more than $20.0 million of claim and claim adjustment expense to Centre Re with respect to any covered accident year. During 1995 the Company paid $15.0 million to Centre Re for reinsurance services. Effective January 1, 1996, the Company cancelled certain reinsurance services provided by Centre Re. The Company accrued a $5.3 million charge related to the cancellation of such reinsurance services.

     Effective January 1, 1994, SNIC entered into the ZRNA Quota-Share with ZRNA, an affiliate of Zurich, which also applies to business written by SPCC since April 1, 1997. Under the ZRNA Quota-Share, ZRNA may provide Superior Pacific with an ALE facility, or, effective January 1, 1997, Superior Pacific may write directly on policy forms of ZCIC, an affiliate of ZRNA (the "ZCIC Underwriting Agreement"). The ceding rate under the contract was 20% for 1994, and ZRNA and Superior Pacific mutually agreed to reduce the quota-share participation to 5% for 1995 and 1996. Further, Superior Pacific receives ceding commissions ranging between 22.5% and 24.5% for premiums ceded to ZRNA. The purpose of the ceding commission is to cover Superior Pacific's cost of acquiring new business and may be changed as a result of changes in market conditions on a quarterly basis.

     Effective January 1, 1997, the terms of the ZRNA Quota-Share were amended. Under the amended terms of the ZRNA Quota-Share, ZRNA increased its participation from 5% of premiums written in 1996 to 6.5% in 1997. In exchange for the increased participation, ZRNA will no longer receive a separate fee for policies written on ALEs, but will receive 2% of premiums written on ZCIC Underwriting Agreement policies only.

     Superior Pacific entered into a reinsurance transaction with Centre Re effective June 30, 1997 under which Centre Re assumed $10.0 million of reserves associated with claims open for future medical payments only from Superior Pacific in consideration of $1 million in cash and the assignment of the rights of Superior Pacific's contribution and subrogation recoveries during the term of the contract. The contract is accounted for as a deposit, and no gain or loss will be recognized until net cash payments from (or to) Centre Re are either greater (or less) than Superior Pacific's $1.0 million premium.

  Claim Severity Management Program

     Beginning December 31, 1997 the Company entered into agreements with Risk Enterprise Management Limited ("REM") and an affiliate of REM to provide the Claim Severity Management Program. The total cost of this program to the Company is expected to be approximately the same cost as the Company's regular claim management functions would have entailed over the expected five-year life of the program. The Company believes its operating costs would have been similar had it not determined to pursue the program, while its claim severity risk has been reduced. See "Superior National -- Business -- Claim Severity Management Program."

  Acquisition and Equity Financings

     In connection with the Acquisition and Equity Financings, Zurich Centre Group LLC or its designee will purchase BICO from the Company immediately after the Closing, and will cause BICO to enter into an underwriting arrangement with the Company. See "Acquisition of Business Insurance Group, Inc. -- Disposition of BICO." In addition, Zurich will receive 205,520 of the Commitment Fee Warrants in exchange for certain financing commitments provided to IP II. Also, due to their status as holders of warrants, Centre Solutions and CentreLine will be issued Rights in the Rights Offering or will have the opportunity to exercise preemptive rights arising out of the IP Stock Issuance.

1996-97 TRANSACTIONS WITH IP AND LIMITATIONS ON RELATED PARTY CONTROL

     Messrs. Spass and Gruber, directors of the Company, are executive officers of the ultimate general partner of each of IP Delaware and IP Bermuda. In April 1997, IP Delaware and IP Bermuda purchased an aggregate of 2,124,834 shares of Common Stock at $7.53 per share, for an aggregate purchase price of $16.0 million, pursuant to the 1996 Stock Purchase Agreement among the Company, IP Delaware, IP Bermuda, TJS, and certain members of the Company's management. The Company used the proceeds to fund, in part, its acquisition of Pac Rim. The price of the Common Stock was determined based on its per share price as quoted on Nasdaq during a certain period preceding the September 17, 1996 announcement of the Pac Rim Transaction, and represented, in April 1997, a significant discount to the then-current market price of the Common Stock. Mr. Gruber's election as a director of the Company was effective upon the consummation of the acquisition of Pac Rim. The Board of Directors (without Messrs. Gentz, Seaman, Spass, Germain, and Cooper, who disclosed their conflict of interest, withdrew from the discussion, and abstained from the vote) unanimously approved the 1996 Stock Purchase Agreement. The negotiations of the 1996 Stock Purchase Agreement were conducted by Mr. Pecchenino on behalf of the Company.

     The 1996 Stock Purchase Agreement contains, in addition to customary terms and provisions, certain covenants by IP Delaware and IP Bermuda that shall remain effective so long as IP Delaware and IP Bermuda and their "Associates" beneficially own an aggregate of 15% or more of the Common Stock on a fully diluted basis. As used herein and for purposes of the 1996 Stock Purchase Agreement, "Associates" means each of CentreLine, Centre Re, Centre Solutions, III, IIA, and any person or entity that controls, is under common control with, or is controlled by IP Delaware and IP Bermuda or such persons or entities, and all individuals who are officers, directors, or control persons of any such entities, including IP Delaware and IP Bermuda. One such covenant, with certain limited exceptions, prohibits IP Delaware and IP Bermuda or any of their Associates from acquiring any additional shares of Common Stock, entering into a merger or business combination involving the Company, participating in any solicitation of proxies, or participating in any group with respect to the foregoing, without a two-third majority vote of (i) the non-Associate and non-employee directors or (ii) the Company's stockholders (excluding those shares held by IP Delaware and IP Bermuda and their Associates and by executive officers having to report transactions in Common Stock under securities laws). Other covenants provide that IP Delaware and IP Bermuda and their Associates would not elect more than five directors (or the highest number that is less than a majority of the Board of Directors) and that IP Delaware and IP Bermuda and their Associates would not transfer any of their shares except in certain types of specified transactions. Further, other than with respect to the election of directors of the Company, IP Delaware and IP Bermuda and their Associates agreed that, with respect to any vote of the stockholders of the Company on a particular matter, if the aggregate number of all shares that are voted in like manner by IP Delaware and IP Bermuda and their Associates shall be greater than 35% of the total number of shares voted, then those votes that exceed such 35% threshold shall be voted in the same proportion as the other stockholders voted their shares with respect to such matter.

     In connection with the 1996 Stock Purchase Agreement, the Company entered into an agreement with all holders of the Company's outstanding warrants pursuant to which such holders are prohibited from exercising their warrants until April 2000 unless prior approval of the Board of Directors is obtained. This restriction was implemented in order to reduce the risk that the Company would undergo an ownership change for purposes of Section 382 of the Code and thus be limited in its ability to use its NOLs. Assuming stockholder approval is obtained, it is anticipated that this restriction will be terminated effective at the Closing. See "Proposal No. 6 -- Amendment to Certificate of Incorporation to Remove Transfer Restrictions."

     The relevant provisions of the 1996 Stock Purchase Agreement will be superseded by the Stock Purchase Agreement effective upon the Closing. See "-- Participation by IP in the Equity Financings and Limitations on Related Party Control."

     In addition, each of Messrs. Spass and Gruber are executive officers of Insurance Partners Advisors, L.P. ("IPA"). On April 11, 1997, IPA received a transaction fee from the Company of $625,000 representing a percentage of all of the funds raised in connection with the Pac Rim Transaction.

PURCHASE OF COMMON STOCK BY SNIC FROM THOMAS J. JAMIESON, DIRECTOR

     Effective June 11, 1998, SNIC agreed to purchase an aggregate of 245,000 shares of Common Stock from Thomas J. Jamieson, a director of the Company, and Jaco Oil Company, an entity controlled by Mr. Jamieson. The price per share paid was $21.00, for total consideration of $5,145,000. The closing sales price per share of Common Stock on June 10, 1998 was $22.88. The Common Stock purchased by SNIC is held as an investment. The Board of Directors, with disclosure of the conflicts of interest of Mr. Jamieson, and also Mr. Germain (due to ZRNA's advance of funds discussed above), unanimously approved SNIC's purchase of Mr. Jamieson's and Jaco Oil Company's Common Stock.

PARTICIPATION BY IP IN THE EQUITY FINANCINGS AND LIMITATIONS ON RELATED PARTY CONTROL

     On May 3, 1998, in connection with the Acquisition and in accordance with the terms of the 1996 Stock Purchase Agreement, the non-Associate and non-employee directors of the Company unanimously approved the IP Stock Issuance and the Standby Commitment. Under the IP Stock Issuance, concurrently with the Acquisition, IP Delaware, IP Bermuda, and IP II, collectively, will purchase an aggregate of 5,611,940 shares of Common Stock at a price of $16.75, for a total of $94.0 million. Under the Standby Commitment, IP has agreed to purchase up to an additional 6,328,358 shares of Common Stock in an amount of shares of Common Stock necessary to bring the total proceeds of the Equity Financings to $200.0 million. Any shares purchased pursuant to the Standby Commitment will be purchased privately at the Stock Offering's Subscription Price of $16.75. The purchase of shares by IP under each of the IP Stock Issuance and, if necessary, the Standby Commitment will be governed by the Stock Purchase Agreement. The terms of the Stock Purchase Agreement, and the $16.75 Subscription Price, were negotiated by independent directors on behalf of the Company. Because the $16.75 price equals the Subscription Price in the Stock Offering, and the Subscription Price was set with the intention of inducing participation by the Company's stockholders, at the time the price was determined, and at the date hereof, the $16.75 price represents a discount to the market price of the Common Stock.

     As in the 1996 Stock Purchase Agreement, the Stock Purchase Agreement contains, in addition to customary terms and provisions, including customary representations and warranties, covenants, and reciprocal indemnification provisions, certain covenants by IP that shall remain effective so long as IP and its Associates beneficially own an aggregate of 15% or more of the outstanding Common Stock on a diluted basis. One such covenant, with certain limited exceptions, prohibits IP or any of its Associates from acquiring any additional shares of Common Stock, entering into a merger or business combination involving the Company, participating in any solicitation of proxies, or participating in any group with respect to any of the foregoing, without a two-third majority vote of (i) the directors not affiliated with IP or its Associates, or (ii) the stockholders (other than IP and its Associates). Other covenants provide that IP and its Associates will not elect more than five directors (or the highest number that is less than a majority of the Board of Directors) and that IP will not transfer any of its shares except in certain types of specified transactions. Further, other than with respect to the election of directors of the Company, IP has agreed that, with respect to any vote of the stockholders of the Company on a particular matter, if the aggregate number of all shares that are voted in like manner by IP and its Associates shall be greater than 35% of the total number of shares voted, then those votes that exceed such 35% threshold shall be voted in the same proportion as the other stockholders voted their shares with respect to such matter.

     The Company has agreed to pay $3.9 million to IP as a transaction fee upon consummation of the IP Stock Issuance in consideration of IP's providing the Company with the opportunity to undertake the Acquisition, originating a portion of the financing for the Acquisition, and assisting in negotiating the terms of the Acquisition.

     In consideration of its agreement to provide the Standby Commitment, IP will receive a commitment fee from the Company, regardless of whether the Stock Offering and Standby Commitment are consummated, consisting of Commitment Fee Warrants to purchase 734,000 shares of Common Stock at $16.75 per share. Zurich will receive 205,520 of these Commitment Fee Warrants in consideration of certain financing commitments to IP II in connection with the Stock Purchase Agreement.

MANAGEMENT PURCHASE OF EQUITY IN 1997

     In April 1997, 30 members of the Company's management and TJS, at the time a 10% or greater stockholder of the Company, purchased an aggregate of 265,604 shares of Company Common Stock at $7.53 per share for an aggregate purchase price of $2.0 million under the 1996 Stock Purchase Agreement. As is its policy, IP Delaware and IP Bermuda requested that management participate with IP Delaware and IP Bermuda in their purchase of Common Stock under the 1996 Stock Purchase Agreement. Of the 2,390,438 shares of Common Stock issued under the 1996 Stock Purchase Agreement, 2,124,834 shares were acquired by IP Delaware and IP Bermuda, as discussed above, 132,802 shares were acquired by TJS; 25,234 were acquired by William Gentz (a director and the President and Chief Executive Officer of the Company); 25,232 were acquired by J. Chris Seaman (a director, an Executive Vice President and the Chief Financial Officer of the Company); 9,296 were acquired by Joseph P. Wolonsky (who was then a Senior Vice President of the Company, but who subsequently resigned from the Company as of June 30, 1997); 9,296 were acquired by Karl O. Johnson (a Senior Vice President of Superior Pacific); 9,296 were acquired by Douglas R. Roche (a Senior Vice President of the Company); and 54,448 were acquired by other members of management.

PARTICIPATION BY MANAGEMENT IN THE STOCK OFFERING


     The Board of Directors has approved the opportunity to participate in the Stock Offering for employees and consultants of the Company holding vested and unvested stock options, all previously issued under the terms of equity incentive plans approved by the Company's stockholders. The opportunity to participate will be effected through the issuance of the same form of Right issued pursuant to the Rights Offering (bearing an identical $16.75 Subscription Price), except that each employee or consultant, in order to participate, will be required to agree that his or her Rights are non-transferable. In addition, the Board of Directors has approved making certain financing arrangements available to the participating employees and consultants and the Company will have the power to dispose of Common Stock and Common Stock equivalents pledged as collateral. Up to 562,809 shares of Common Stock will be issued pursuant to the Employee Participation portion of the Stock Offering. Messrs. Gentz and Seaman, who are employees and directors of the Company, and all other executive officers of the Company, will be eligible to purchase Common Stock through the Employee Participation. It is expected that several of these participants will incur obligations in excess of $60,000 to the Company as a result of financing arrangements provided as part of the Employee Participation. See "Proposal No.
1 -- The Stock Offering -- Employee Participation."


     Those directors and executive officers who own Common Stock (whether acquired through open market purchases, in private transactions, or through the exercise of options or the lapse of restrictions on Restricted Stock), will, by virtue of such holdings, have the opportunity to purchase shares of Common Stock in the Rights Offering. See "Proposal No. 1 -- The Stock Offering -- Employee Participation" and "Security Ownership of Certain Beneficial Owners and Management."

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE ELECTION OF THE ELEVEN PERSONS NOMINATED TO THE BOARD OF DIRECTORS.

              PROPOSAL NO. 8 -- RATIFICATION OF THE APPOINTMENT OF
                 KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS

     The Audit Committee of the Board has selected KPMG Peat Marwick LLP as independent public accountants to audit the consolidated financial statements of the Company and its consolidated subsidiaries for the year ending December 31, 1998. KPMG Peat Marwick LLP has audited the Company's financial statements annually since the fiscal year ended December 31, 1985. A member of that firm is expected to be present at the Annual Meeting, will have an opportunity to make a statement if so desired, and will be available to respond to appropriate questions. If the stockholders do not ratify the selection of KPMG Peat Marwick LLP, if it should decline to act or otherwise become incapable of acting as independent public accountants for the Company, or if its employment as such is discontinued, the Audit Committee will appoint independent public accountants for fiscal 1998. Proxies solicited by the Board will be voted in favor of ratification unless stockholders specify otherwise.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL NO. 8.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


     The table below sets forth certain information regarding the beneficial ownership of the Company's voting securities as of September 1, 1998 by each person who is known by the Company to be the beneficial owner of more than 5% of the indicated classes of the Company's voting securities and the estimated beneficial ownership of the Company's voting securities by each such person as of October 30, 1998, an approximate estimate of the Closing Date, after giving effect to the consummation of the Equity Financings. On March 31, 1992, the Company issued its Voting Notes in connection with a transaction wherein the Company issued its 14.5% Notes in an aggregate principal amount of $11.0 million, together with warrants to purchase approximately 1,616,886 shares of Common Stock. The Company redeemed all of the 14.5% Notes with a prepayment, effective June 30, 1994, except for the Voting Notes, with respect to which prepayment is prohibited. See "Proposal No. 7 -- Certain Relationships and Related Transactions -- Transactions with Affiliates of Zurich, Including Centre Re." The outstanding principal amount of the Voting Notes is $30,000. The number of votes attaching to the Voting Notes is equal to the number of shares of Common Stock that may be purchased upon exercise of the warrants that were issued in that March 31, 1992 transaction and that remain outstanding and are unexercised as of the applicable record date for a stockholder vote. As of September 1, 1998, the number of votes held by III, the holder of the Voting Notes, was equivalent to 1,566,465 shares of Common Stock. The holder of the Voting Notes is permitted to vote only in director elections, director removals, votes on amending that right to vote, and changes to the number of authorized directors. As a result of the cancellation of a portion of the relevant warrants, the number of Common Stock equivalent votes held under the Voting Notes has decreased somewhat since March 31, 1992. The specific voting rights of the Voting Notes are set forth in the Company's Certificate of Incorporation and Bylaws.

                           CERTAIN BENEFICIAL OWNERS


                                                                        COMMON STOCK
                                                                        AS ADJUSTED
                                                                       FOR THE EQUITY
                                             COMMON STOCK(1)           FINANCINGS(2)            VOTING NOTES
                                          ----------------------   ----------------------   --------------------
                                                                                              SHARES
            NAME AND ADDRESS               SHARES     PERCENT(3)    SHARES     PERCENT(4)   EQUIVALENT   PERCENT
----------------------------------------  ---------   ----------   ---------   ----------   ----------   -------
"III"...................................    217,942(5)    3.53%      435,884(5)    2.38%    1,566,465(5)   100%
International Insurance Investors, L.P.,
  c/o International Insurance Investors
  (Bermuda) Limited, General Partner
  Cumberland House
  One Victoria Street
  Hamilton HM HX, Bermuda
"IP DELAWARE"...........................  1,375,547(6)   23.07%    3,361,928(6)   18.32%       --           --
Insurance Partners, L.P.
  201 Main Street
  Suite 2600
  Ft. Worth, Texas 76102
"IP II".................................         --        --      3,348,206(7)   18.27%       --           --
Insurance Partners II, L.P. and/or
Insurance Partners II Private Fund, L.P.
  One Chase Manhattan Plaza
  New York, New York 10005
"IIA"...................................  1,243,332(8)   17.28%    1,243,332(8)    6.42%       --           --
International Insurance Advisors, Inc.
  One Chase Manhattan Plaza
  44th Floor
  New York, New York 10005
"CENTRE SOLUTIONS"......................    974,484(9)   14.05%    1,948,968(9)   10.21%       --           --
Centre Solutions (Bermuda) Limited
  One Victoria Street
  Seventh Floor
  Hamilton HM HX, Bermuda
"IP BERMUDA"............................    765,304(10)   13.02%   1,571,137(10)    8.63%      --           --
Insurance Partners Offshore (Bermuda),
  L.P.
  Cedar House
  41 Cedar Avenue
  P.O. Box HM 1179
  Hamilton HM HX, Bermuda
"TJS"...................................    529,652(11)    8.88%   1,405,750(11)    7.68%      --           --
TJS Partners, L.P.
  52 Vanderbilt Avenue, 5th Floor
  New York, New York 10017
"BISHOP ESTATE".........................    326,552(12)    5.19%     653,104(12)    3.54%      --           --
Trustees of the Estate of Bernice P.
  Bishop
  567 South King Street
  Suite 200
  Honolulu, Hawaii 96813


------------------------------
 (1) Includes warrants expiring on April 1, 2002 to purchase 1,566,465 shares of Common Stock and a warrant expiring on April 1, 2002 to purchase 579,356 shares of Common Stock described more fully in footnote 9, below. All such warrants are subject to an agreement among all warrant holders, that prohibits the exercise or transfer of any such warrants until April 2000 unless prior approval from the Board of Directors is obtained. Assuming that the Company's stockholders approve Proposal No. 6 to remove certain transfer restrictions contained in the Company's Certificate of Incorporation at the Annual Meeting, it is anticipated that this agreement will terminate upon the consummation of the Equity Financings. Certain warrants were issued on March 31, 1992 in a transaction in which the Company issued (a) warrants to purchase approximately 1,616,886 shares of Common Stock and (b) promissory notes in the aggregate principal amount of $11.0 million to III and certain members of the Company's management. These warrants are exercisable at $4.00 per share. The warrants purchased by III, initially exercisable into 1,474,306 shares of Common Stock, were originally issued to IIA, as agent for each of the limited partners and the general partner of III. These warrants have since been distributed to the partners of III; however, IIA's revocable agency relationship with such partners was reestablished after the distribution. Since the distribution, some of these partners sold their warrants to certain third parties that do not have such an agency relationship with IIA. See footnote 8 below. The Company has retired certain warrants issued to members of management no longer employed by the Company.


 (2) Assumes that the Rights issued in the Rights Offering to such person are exercised in full by that person and that the number of shares of Common Stock beneficially owned by that person on the record date of the Rights Offering and immediately prior to the consummation of the Equity Financings is the same number beneficially owned as of September 1, 1998.



 (3) Percent ownership is based on the number of shares outstanding as of September 1, 1998, which number is 5,961,247 shares, plus any shares issuable pursuant to warrants held by the entity in question that may be exercised within 60 days after September 1, 1998. See footnote 1 regarding certain contractual provisions that restrict the ability of warrant holders to exercise such warrants.



 (4) Percent ownership is based on the number of shares estimated to be outstanding as of October 30, 1998, which number is 18,118,230 shares, plus any shares issuable pursuant to warrants held by the entity in question that may be exercised within 60 days thereof. See footnote 1 regarding certain contractual provisions that restrict the ability of warrant holders to exercise warrants.



 (5) Represents warrants to purchase 217,942 shares of Common Stock, and, as adjusted for the Equity Financings, includes such warrants. Robert A. Spass, Craig F. Schwarberg, and Bradley E. Cooper, each of whom is a director of the Company, beneficially own limited partnership interests in III of 0.583%, 0.225%, and 0.075%, respectively. In addition, Mr. Spass has voting power over all of the voting capital stock of International Insurance Investors (Bermuda) Limited ("III (Bermuda)"), the general partner of III; however, pursuant to an agreement between the board of directors of III (Bermuda) and Mr. Spass, the board of directors (of which Mr. Spass is not a member) is entitled to make all voting and investment decisions with respect to the warrants held by III (Bermuda) and the Common Stock issuable upon the exercise thereof. III (Bermuda) beneficially owns warrants to purchase 13,183 shares of Common Stock that are subject to IIA's revocable agency relationship. The limited partners and III (Bermuda) transferred warrants to purchase an aggregate of 204,759 shares of Common Stock to III to be held by III (subject to IIA's revocable agency relationship) in reserve for the payment to IIA and Centre Re of their incentive fee under III's investment advisory agreements with IIA and Centre Re. Upon the occurrence of certain events, Messrs. Spass, Schwarberg, and Cooper, Centre Solutions and others will be entitled to a distribution of the warrants presently held by III (subject to IIA's revocable agency relationship) in amounts to be determined at the time of distribution. Each such party presently disclaims beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of all such warrants. See footnote 8 below. See also "Proposal No. 7 -- Certain Relationships and Related Transactions -- 1996-97 Transactions with IP and Limitations on Related Party Control" and "-- Participation by IP in the Equity Financings and Limitations on Related Party Control," regarding restrictions on III's ability to acquire additional equity securities of the Company.


 (6) Represents shares of Common Stock held by IP Delaware. Robert A. Spass and Steven B. Gruber, directors of the Company, are the President and a Vice President, respectively, of Insurance GenPar MGP, Inc. ("GenPar Inc."), the general partner of Insurance GenPar MGP, L.P. ("GenPar MGP"), the general partner of Insurance GenPar, L.P. ("GenPar," and, together with GenPar MGP and IP Delaware, the "Delaware Partnerships"), which is the general partner of IP Delaware. Mr. Spass owns 40% and Messrs. Gruber and Daniel L. Doctoroff each own 30% of the voting capital stock of GenPar Inc. In addition, Messrs. Spass, Gruber, Doctoroff, and Cooper, own direct or indirect limited partnership interests in certain of the Delaware Partnerships. Each of Messrs. Spass, Gruber, Cooper, and Doctoroff disclaims beneficial ownership (as defined in Rule 13d-3 under the Exchange
     Act) of all shares of Common Stock held by IP Delaware. See "Proposal No.
     7 -- Certain Relationships and Related Transactions -- 1996-97 Transactions with IP and Limitations on Related Party Control" and "-- Participation by IP in the Equity Financings and Limitations on Related Party Control," regarding restrictions on IP Delaware's ability to acquire additional equity securities of the Company. Assuming no shares of Common Stock are purchased by IP Delaware under the Standby Commitment, then, upon consummation of the Equity Financings, IP Delaware would beneficially own 3,361,928 shares of Common Stock, which includes 229,754 shares of Common Stock issuable upon exercise of the Commitment Fee Warrants to be acquired by IP Delaware. In the unlikely event that IP Delaware is required to exercise the Standby Commitment in full, then IP Delaware would beneficially own 5,342,805 shares of Common Stock, which includes 229,754 shares of Common Stock issuable upon exercise of the Commitment Fees Warrants to be acquired by IP Delaware, representing 29.12% of the Common Stock estimated to be then outstanding.



 (7) Represents shares of Common Stock to be purchased by IP II, pursuant to the IP Stock Issuance and 205,520 shares issuable upon exercise of the Commitment Fee Warrants to be acquired by IP II assuming that it is not required to purchase any shares of Common Stock under the Standby Commitment. Robert A. Spass and Bradley E. Cooper, directors of the Company, are officers of Capital Z, the ultimate general partner of IP II. In addition, each of Messrs. Spass and Cooper own 9.9% of the voting capital stock of Capital Z. No person or entity owns 10% or more of the voting capital stock of Capital Z. Each of Messrs. Spass and Cooper disclaims beneficial ownership (as defined in Rule 13d-3 under the Exchange
     Act) of all shares of Common Stock that will be held by IP II. Certain members of management of the Company are investors in an investment fund that is a limited partner of IP II. In the unlikely event that IP II is required to exercise the Standby Commitment in full, then IP II would beneficially own 6,892,087 shares of Common Stock, which includes 205,520 shares of Common Stock issuable upon exercise of the Commitment Fee Warrants to be acquired by IP II, representing 37.61% of the Common Stock estimated to be then outstanding.



 (8) Represents warrants to purchase shares of Common Stock that are subject to IIA's revocable agency relationship with each of the limited partners and the general partner of III, as discussed in footnotes 1 and 5 above. As agent for such partners, IIA has the revocable authority to exercise rights set forth in the warrants and to vote any shares of Common Stock issuable upon exercise of the warrants. Robert A. Spass, a director of the Company, is an officer of IIA and as such, has the authority to exercise these rights. The parties who, upon revocation of IIA's authority, would be entitled to exercise warrants covering more than 5% of the Common Stock are Centre Solutions and Bishop Estate, in the share amounts and percentages stated. See "Proposal No. 7 -- Certain Relationships and Related Transactions -- 1996-97 Transactions with IP and Limitations on Related Party Control" and "-- Participation by IP in the Equity Financings and Limitations on Related Party Control," regarding restrictions on IIA's ability to acquire additional equity securities of the Company or exercise warrants to purchase Common Stock. Because IIA is not the record holder of the warrants it beneficially owns, IIA will not receive any Rights in the Rights Offering; as a result, its beneficial ownership will not change upon consummation of the Equity Financings.



 (9) Includes warrants to purchase 395,128 shares of Common Stock held by Centre Solutions, which were transferred to it by Centre Re in 1997. Centre Re received the warrants upon a distribution by III to its partners of warrants, as described in footnote 1 above. These warrants are subject to IIA's revocable agency relationship. Also includes a warrant to purchase 579,356 shares of Common Stock issued to CentreLine as of June 30, 1994 (the "CentreLine Warrant"). CentreLine is an affiliate of Centre Solutions and Centre Re. Steven D. Germain, a director of the Company, is an officer and director of both Centre Solutions and CentreLine. In addition to Mr. Germain, each of Scott Levine, Tara Leonard, and David A. Brown is a director of both Centre Solutions and CentreLine. Messrs. Germain, Levine, and Brown and Ms. Leonard disclaim any beneficial interest in the CentreLine Warrant and the Common Stock issuable upon its exercise, and in the warrants held by Centre Solutions (which are subject to IIA's revocable agency relationship, as described in footnote 8 above), and the shares of Common Stock issuable upon the exercise of such warrants. However, as officers and/or directors of both Centre Solutions and CentreLine, such persons share voting and/or investment power over such securities (subject to the agency appointment described in footnotes 1 and 8 above). See "Proposal No. 7 -- Certain Relationships and Related Transactions -- 1996-97 Transactions with IP and Limitations on Related Party Control" and "-- Participation by IP in the Equity Financings and

     Limitations on Related Party Control," regarding restrictions on Centre Solution's and CentreLine's ability to acquire additional equity securities of the Company. The CentreLine Warrant, which is exercisable at $5.20 per share, was issued in connection with a $20.0 million investment in the Company (and its affiliate, Superior National Capital, L.P.) by CentreLine and a second Centre Re affiliate. The reported number of shares issuable upon exercise of warrants does not include warrants to purchase 75,262 shares of Common Stock held by III (subject to IIA's revocable agency relationship) in reserve for the payment by Centre Solutions to III (Bermuda), the general partner of III, of its incentive fee under III's limited partnership agreement. See footnote 5 above.


 (10) Represents shares of Common Stock held by IP Bermuda. Robert A. Spass and Steven B. Gruber, directors of the Company, are the President and a Vice President, respectively, of Insurance GenPar (Bermuda) MGP, Ltd. ("GenPar (Bermuda) Ltd."), the general partner of Insurance GenPar (Bermuda) MGP, L.P. ("GenPar (Bermuda) MGP"), the general partner of Insurance GenPar (Bermuda), L.P. ("GenPar (Bermuda)" and, together with GenPar (Bermuda) MGP and IP Bermuda, the "Bermuda Partnerships"), which is the general partner of IP Bermuda. Robert A. Spass owns 40% and Messrs. Gruber and Doctoroff each own 30% of the voting capital stock of GenPar (Bermuda) Ltd. In addition, each of Messrs. Spass, Gruber, and Doctoroff and Bradley
      E. Cooper, a director of the Company, owns direct or indirect limited partnership interests in certain of the Bermuda Partnerships. Each of Messrs. Spass, Gruber, Cooper, and Doctoroff disclaims beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of all shares of Common Stock held by IP Bermuda. See "Proposal No. 7 -- Certain Relationships and Related Transactions -- 1996-97 Transactions with IP and Limitations on Related Party Control" and "-- Participation by IP in the Equity Financings and Limitations on Related Party Control," regarding restrictions on IP Bermuda's ability to acquire additional equity securities of the Company. Assuming no shares of Common Stock are purchased by IP Bermuda under the Standby Commitment, then upon consummation of the Equity Financings, IP Bermuda would beneficially own 1,571,137 shares of Common Stock, which includes 93,206 shares of Common Stock issuable upon exercise of the Commitment Fee Warrants to be acquired by IP Bermuda. In the unlikely event that IP Bermuda is required to exercise the Standby Commitment in full, then IP Bermuda would beneficially own 2,374,737 shares of Common Stock, which includes 93,206 shares of Common Stock issuable upon exercise of the Commitment Fee Warrants to be acquired by IP Bermuda, representing 13.01% of the Common Stock estimated to be then outstanding.


(11) TJS Corporation and its controlling stockholder, sole director, and executive officer, Thomas J. Salvatore, are the general partners of TJS Management, L.P., the general partner of TJS; exercise voting control and dispositive power over all shares presently owned; and are the beneficial owners of all such shares. The information contained in this footnote is based, in part, on an Amendment No. 2 to Schedule 13D/A, filed with the SEC in May 1997. Does not include 173,223 shares issuable upon the exercise of warrants acquired since May 1997 that are subject to an agreement among all holders of warrants, which prohibits the exercise or transfer of these warrants until April 2000 unless prior approval from the Board of Directors is obtained. See footnote 1 above. Because of these restrictions, TJS, TJS Management, L.P., TJS Corporation, and Mr. Salvatore disclaim beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of such warrants. Upon consummation of the Equity Financings and assuming the Company's stockholders approve Proposal No. 6 to remove certain transfer restrictions in the Company's Certificate of Incorporation at the Annual Meeting, it is anticipated the agreement containing these restrictions will terminate. As a result, the number of shares TJS will beneficially own, as adjusted for the Equity Financings, would include the 173,223 shares of Common Stock issuable upon such warrants.

(12) Represents warrants to purchase shares of Common Stock received upon the distribution by III to its partners of warrants, as described in footnote 1 above, and, as adjusted for the Equity Financings, includes such warrants. These warrants are subject to IIA's revocable agency relationship. Richard S.H. Wong, Oswald K. Stender, Lokelani Lindsey, Gerard A. Jervis, and Henry
     H. Peters, the trustees of the Bishop Estate, share voting and/or investment power over securities held by the Bishop Estate. Mr. Peters is a director of IIA. The reported number of shares issuable upon exercise of warrants does not include warrants to purchase 62,200 shares of Common Stock held by III (subject to IIA's revocable agency relationship) in reserve for the payment to III (Bermuda), the general partner of III, of its incentive fee under III's limited partnership agreement. See footnote 5 above.

SECURITY OWNERSHIP OF MANAGEMENT


     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of September 1, 1998 and the estimated beneficial ownership of Common Stock as of October 30, 1998, after giving effect to the consummation of the Equity Financings, by (i) each director and certain executive officers of the Company, individually, and (ii) all directors and executive officers as a group:


                            OWNERSHIP OF MANAGEMENT


                                                                                AS ADJUSTED
                                                                              FOR THE EQUITY
                                                                                FINANCINGS
                                                                         -------------------------
                                           SHARES                         SHARES
                  NAME                      OWNED        PERCENT(1)      OWNED(2)       PERCENT(3)
----------------------------------------  ---------      ----------      ---------      ----------
William L. Gentz........................    115,349(4)      1.92%          270,383(4)      1.49%
J. Chris Seaman.........................    183,209(5)      3.01%          394,437(5)      2.16%
Arnold J. Senter........................      7,000(6)         *            46,500(6)         *
Matthew Natalizio.......................     26,351(7)         *            62,862(7)         *
Douglas R. Roche........................     32,481(8)         *            75,034(8)         *
Thomas J. Jamieson......................        300(9)         *               600(9)         *
Gordon E. Noble.........................      6,000            *            12,000            *
C. Len Pecchenino.......................     14,250            *            28,500            *
Robert A. Spass.........................     15,216(10)        *            30,432(10)        *
Craig F. Schwarberg.....................      2,790(11)        *             5,580(11)        *
Bradley E. Cooper.......................      4,930(12)        *             9,860(12)        *
Steven D. Germain.......................    980,964(13)    14.14%        1,961,928(13)    10.27%
Steven B. Gruber........................         --(14)       --                --(14)       --
Roger W. Gilbert........................         --           --                --           --
Directors and Executive Officers as a
  Group (21 persons)....................  1,508,277(15)    20.94%        3,211,168(15)    16.58%


------------------------------
  *  Less than 1%


 (1) Percent ownership is based on the number of shares outstanding as of September 1, 1998, which number is 5,961,247 shares, plus any shares issuable pursuant to options or warrants held by the person in question that may be exercised within 60 days after September 1, 1998. See footnote 1 to the preceding "Certain Beneficial Owners" table regarding certain contractual provisions that restrict the ability of warrant holders to exercise warrants.



 (2) Assumes that the Rights issued in the Stock Offering to such person are exercised in full by that person and that the number of shares of Common Stock beneficially owned by that person on the Rights Offering record date and immediately prior to the consummation of the Equity Financings is the same number beneficially owned as of September 1, 1998.



 (3) Percent ownership is based on the number of shares estimated to be outstanding as of October 30, 1998, which number is 18,121,851 shares, plus any shares issuable pursuant to options or warrants held by the person in question that may be exercised within 60 days thereof.



 (4) Includes 47,415 shares issuable upon exercise of options that are exercisable within 60 days of September 1, 1998, in addition to 29,950 Restricted Stock grants awarded under the 1995 Plan, of which the restrictions have lapsed as to 6,698 shares. As adjusted for the Equity Financings, includes 47,415 shares issuable upon exercise of options that are exercisable within 60 days of October 30, 1998, and 29,950 Restricted Stock grants, of which the restrictions have lapsed as to 6,698 shares.



 (5) Includes 58,795 shares issuable upon exercise of warrants and 57,619 shares issuable upon exercise of options, each of which is exercisable within 60 days of September 1, 1998, in addition to 24,163 Restricted Stock grants awarded under the 1995 Plan, of which the restrictions have lapsed as to 5,240 shares. As adjusted for the Equity Financings, includes 58,795 shares issuable upon exercise of warrants and 57,619 shares issuable upon exercise of options, each of which are exercisable within 60 days of October 30, 1998, and 24,163 Restricted Stock grants, of which the restrictions have lapsed as to 5,240 shares.


 (6) Includes 5000 shares issuable upon exercise of options that are exercisable within 60 days of September 1, 1998. As adjusted for the Equity Financings, includes 5,000 shares issuable upon the exercise of options that are exercisable within 60 days of October 30, 1998.



 (7) Includes 12,726 shares issuable upon exercise of options that are exercisable within 60 days of September 1, 1998, in addition to 6,399 Restricted Stock grants awarded under the 1995 Plan, of which the restrictions have lapsed as to 1,425 shares. As adjusted for the Equity Financings, includes 12,726 shares issuable upon exercise of options that are exercisable within 60 days of October 30, 1998 and 6,399 Restricted Stock grants, of which the restrictions have lapsed as to 1,425 shares. In August 1998, Mr. Natalizio became Vice President -- Operations of the Company.



 (8) Includes 11,471 shares issuable upon exercise of options that are exercisable within 60 days of September 1, 1998, in addition to 6,387 Restricted Stock grants awarded under the 1995 Plan, of which the restrictions have lapsed as to 1,320 shares. As adjusted for the Equity Financings, includes 13,798 shares issuable upon exercise of options that are exercisable within 60 days of October 30, 1998 and 6,387 Restricted Stock grants, of which the restrictions have lapsed as to 1,320 shares.


 (9) Represents shares owned of record by Jaco Oil Company, an entity controlled by Mr. Jamieson.


(10) Includes 8,000 shares of Common Stock owned directly by Mr. Spass. Also includes warrants to purchase 7,216 shares of Common Stock that are owned directly by Mr. Spass (as a limited partner of III) that are subject to IIA's revocable agency relationship, as described in footnote 8 of the preceding "Certain Beneficial Owners" table. Mr. Spass disclaims beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of warrants to purchase 13,183 shares of Common Stock held by III (Bermuda) (the general partner of III) (subject to IIA's revocable agency relationship) and warrants to purchase an aggregate of 204,759 shares of Common Stock held by III in reserve for the payment to IIA and Centre Re of their incentive fee under III's investment advisory agreements with IIA and Centre Re. See footnotes 5 and 8 of the preceding "Certain Beneficial Owners" table. Mr. Spass is an officer of IIA, which has a revocable agency relationship with the partners of III with respect to warrants to purchase 1,243,332 shares of Common Stock that are held by the limited and general partners. In addition, see footnote 5 to the preceding "Certain Beneficial Owners" table concerning Mr. Spass' affiliation with III, the owner of the Voting Notes. Separately, 1,375,547 shares of Common Stock are beneficially owned by IP Delaware and 765,304 shares of Common Stock are beneficially owned by IP Bermuda. As adjusted for the Equity Financings, IP Delaware and IP Bermuda will beneficially own 3,361,928 and 1,571,137 shares of Common Stock, respectively, assuming no shares are purchased under the Standby Commitment. In the unlikely event that the Standby Commitment is exercised in full, then IP Delaware and IP Bermuda would beneficially own 5,342,805 and 2,374,737 shares of Common Stock, respectively. See footnotes 6 and 10 to the preceding "Certain Beneficial Owners" table. Mr. Spass is the President of GenPar Inc. and GenPar (Bermuda) Ltd., the ultimate general partners of IP Delaware and IP Bermuda, respectively. Mr. Spass disclaims beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of all shares of Common Stock held, and the Commitment Fee Warrants to be acquired, by IP Delaware and IP Bermuda. See footnotes 6 and 10 to the preceding "Certain Beneficial Owners" table for information concerning such partnerships. In addition, Mr. Spass is an officer of Capital Z, the ultimate general partner of IP II. Upon consummation of the Equity Financings, IP II will beneficially own 3,348,206 shares of Common Stock, assuming no shares are purchased under the Standby Commitment. In the unlikely event that IP II is required to exercise the Standby Commitment in full, then IP II would beneficially own 6,892,087 shares of Common Stock. Mr. Spass disclaims beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of all shares of Common Stock, and the Commitment Fee Warrants, to be acquired by IP II in connection with the Equity Financings. See footnote 7 to the preceding "Certain Beneficial Owners" table for information concerning IP II.

(11) Represents warrants to purchase 2,790 shares of Common Stock that are subject to a revocable agency relationship with IIA, as described in footnote 8 of the preceding "Certain Beneficial Owners" table.

(12) Includes 4,000 shares of Common Stock owned directly by Mr. Cooper. Also includes warrants to purchase 930 shares of Common Stock that are subject to a revocable agency relationship with IIA, as described in footnote 8 of the preceding "Certain Beneficial Owners" table. Mr. Cooper is also an officer of Capital Z, the ultimate general partner of IP II. Upon consummation of the Equity Financings, IP II will beneficially own 3,348,206 shares of Common Stock, assuming no shares are purchased under the Standby Commitment. In the unlikely event that IP II is required to exercise the Standby Commitment in full, then IP II would beneficially own 6,892,087 shares of Common Stock. Mr. Cooper disclaims beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of all shares of Common Stock and the Commitment Fee Warrants to be acquired by IP II in connection with the Equity Financings. See footnote 7 to the preceding "Certain Beneficial Owners" table for information concerning IP II.

(13) Includes (i) 5,600 shares of Common Stock owned directly, (ii) 880 shares of Common Stock owned indirectly as custodian for the benefit of his children under the New York Uniform Gift to Minors Act, and (iii) warrants to purchase Common Stock, consisting of the CentreLine Warrant to purchase 579,356 shares and the warrants to purchase 395,128 shares held by Centre Solutions (subject to IIA's revocable agency relationship). See the preceding "Certain Beneficial Owners" table and footnote 9 thereto. Mr. Germain is an officer and director of both Centre Solutions and CentreLine. As such, he shares voting and/or dispositive control over such securities (subject to the termination of the agency relationship with IIA by Centre Solutions). Mr. Germain disclaims any beneficial interest in the CentreLine Warrant, the warrants held by Centre Solutions, and the Common Stock issuable upon their exercise.

(14) Mr. Gruber, a director of the Company, is a Vice President of each of GenPar Inc. and GenPar (Bermuda) Ltd., the ultimate general partners of IP Delaware and IP Bermuda, respectively. IP Delaware beneficially owns 1,375,547 shares of Common Stock and IP Bermuda beneficially owns 765,304 shares of Common Stock. As adjusted for the Equity Financings, IP Delaware and IP Bermuda will beneficially own 3,361,928 and 1,571,137 shares of Common Stock, respectively, assuming no shares are purchased under the Standby Commitment. In the unlikely event that the Standby Commitment is exercised in full, then IP Delaware and IP Bermuda would beneficially own 5,342,805 and 2,374,737 shares of Common Stock, respectively. See footnotes 6 and 10 to the preceding "Certain Beneficial Owners" table. Mr. Gruber disclaims beneficial ownership (as defined in Rule 13d-3 under the Exchange
     Act) of all shares of Common Stock held, and the Commitment Fee Warrants to be acquired, by IP Delaware and IP Bermuda. See footnotes 6 and 10 to the preceding "Certain Beneficial Owners" table for information concerning such partnerships.


(15) Includes (i) 1,048,477 shares issuable upon exercise of warrants and (ii) 192,506 shares issuable upon exercise of options, each of which are exercisable within 60 days of September 1, 1998. Also includes 92,786 Restricted Stock grants, of which the restrictions have lapsed as to 20,653 shares. As adjusted for the Equity Financings, includes (i) 1,048,477 shares issuable upon exercise of warrants and (ii) 195,026 shares issuable upon exercise of options, each of which are exercisable within 60 days of October 30, 1998. Also includes 92,786 Restricted Stock grants, of which the restrictions have lapsed as to 20,653 shares. Refer to footnotes 10 through 13 for information regarding beneficial interests in warrants.

                       SUPERIOR NATIONAL INSURANCE GROUP, INC.

                        SELECTED CONSOLIDATED FINANCIAL DATA


     The following selected consolidated financial data are qualified by reference to, and should be read in conjunction with, the consolidated financial statements and notes thereto included elsewhere in this document. The selected consolidated financial data set forth below as of and for the years ended December 31, 1997, 1996, and 1995 have been derived from the audited financial statements of the Company included elsewhere in this document. The selected consolidated financial data set forth below as of and for the years ended December 31, 1994 and 1993 have been derived from audited financial statements of the Company not included in this document. The selected consolidated financial data as of and for the six months ended June 30, 1998 and 1997 have been derived from unaudited consolidated financial statements of the Company, but include all adjustments, including normally occurring accruals, that the Company considers necessary for a fair presentation of the results of operations for the periods presented. The results of operations for the three months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the Company's fiscal year ending December 31, 1998.



                                             SIX MONTHS
                                           ENDED JUNE 30,                           YEAR ENDED DECEMBER 31,
                                       -----------------------   --------------------------------------------------------------
                                          1998         1997       1997(1)        1996         1995         1994         1993
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                             (UNAUDITED)  (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
REVENUES:
  Gross premiums written.............  $   81,951   $   71,090   $  159,352   $   99,282   $   97,084   $  134,769   $  157,986
  Net premiums written...............      42,080       63,706      136,929       87,715       89,139      105,946      154,431
  Net premiums earned................      50,206       64,388      140,920       88,648       89,735      110,418      153,585
  Net investment income (excluding
    capital gains and losses)........       6,985        5,502       12,630        7,738       10,309        9,014        8,481
  Net capital gain (loss)............       1,029           19           44           31         (525)          35        1,069
  Other income (expense), net........        (375)        (521)        (817)         186         (536)        (340)        (743)
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Total revenues...............      57,845       69,388      152,777       96,603       98,983      119,127      162,392
EXPENSES:
  Claim and claim adjustment
    expenses, net of reinsurance.....      26,319       44.995       90,447       55,638       53,970       78,761      113,817
  Underwriting and general and
    administrative expenses..........      18,406       17,849       37,695       34,138       29,447       21,660       28,779
  Policyholder dividends.............          --           --           --       (5,927)      (5,742)       4,983       11,371
  Goodwill amortization..............         639          137        1,039           --           --           --           --
  Interest expense...................          --        4,144        6,335        7,527        9,619        8,726        6,221
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Total expenses...............      45,364       67,125      135,516       91,376       87,294      114,130      160,188
  Income from continuing operations
    before preferred securities and
    extraordinary items -- pre-tax...      12,481        2,263       17,261        5,227       11,689        4,997        2,204
  Income tax benefit (expense).......      (2,747)       5,036        1,788         (739)       5,849           (4)       2,304
  Accretion on preferred securities
    -- pre-tax.......................      (5,642)      (1,374)      (4,650)      (2,525)      (2,255)      (1,035)          --
  (Loss) from operations of
    discontinued P&C
    operations -- pre-tax(2).........          --           --           --           --      (14,912)          --       (4,532)
  Extraordinary (loss) -- pre-tax....          --      (15,699)     (19,540)          --           --       (3,064)        (686)
  Cumulative effect of change in
    accounting for income taxes......          --           --           --           --           --           --        2,297
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Net income (loss)............  $    4,092   $   (9,774)  $   (5,141)  $    1,963   $      371   $      894   $    1,587
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========
BASIC EPS:
Per common share:
  Income before items below -- after
    all taxes(3).....................  $     1.66   $     1.57   $     3.63   $     1.31   $     5.12   $     1.45   $     1.31
  Preferred securities -- pre-tax....       (0.96)       (0.30)  $    (0.89)       (0.74)       (0.66)       (0.30)          --
  Discontinued
    operations -- pre-tax............          --           --           --           --        (4.35)          --        (1.32)
  Extraordinary items -- pre-tax.....          --        (3.38)       (3.72)          --           --        (0.89)       (0.20)
  Cumulative effect of change in
    accounting -- pre-tax............          --           --           --           --           --           --         0.67
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Net income (loss)............  $     0.70   $    (2.11)  $    (0.98)  $     0.57   $     0.11   $     0.26   $     0.46
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========

                                             SIX MONTHS
                                           ENDED JUNE 30,                           YEAR ENDED DECEMBER 31,
                                       -----------------------   --------------------------------------------------------------
                                          1998         1997       1997(1)        1996         1995         1994         1993
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                             (UNAUDITED)  (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
DILUTED EPS:
Per common shares:
  Income before items below -- after
    all taxes(3).....................  $     1.23   $     1.14   $     2.71   $     0.93   $     4.44   $     0.97   $     0.94
  Preferred Securities -- pre-tax....       (0.71)       (0.21)       (0.66)       (0.52)       (0.57)       (0.20)          --
  Discontinued
    operations -- pre-tax............          --           --           --           --        (3.78)          --        (0.95)
  Extraordinary items -- pre-tax.....          --        (2.45)       (2.79)          --           --        (0.60)       (0.14)
  Cumulative effect of change in
    accounting -- pre-tax............          --           --           --           --           --           --         0.48
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Net income (loss)................  $     0.52   $    (1.52)  $    (0.74)  $     0.41   $     0.09   $     0.17   $     0.33
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========
GAAP RATIOS:(4)
  Claim and claim adjustment expense
    ratio............................        52.4%        69.9%        64.2%        62.8%        60.1%        71.3%        74.1%
  Expense ratio......................        36.7%        27.7%        26.7%        31.8%        26.4%        24.1%        26.1%
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Continuing operations combined
    ratios, net of reinsurance.......        89.1%        97.6%        90.9%        94.6%        86.5%        95.4%       100.2%
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========
  Ratio of earnings to combined fixed
    charges and accretion on
    preferred securities(5)..........        1.91x        1.15x        1.98x        1.27x        1.87x        1.36x        1.33x
FINANCIAL POSITION:
  Total cash and investment(6)
  Carrying value.....................  $  193,349   $  244,326   $  242,116   $  149,440   $  163,951   $  176,878   $  150,179
    Market value.....................     193,356      244,326      242,116      149,440      166,103      172,706      156,744
  Total assets.......................     396,036      395,399      429,473      306,569      240,781      286,776      264,098
  Long-term debt.....................          30       44,030           30       98,961        8,530        9,730        6,743
  Claim and claim adjustment expense
    liability........................     154,843      213,686      201,225      115,529      141,495      171,258      171,038
  Total liabilities..................     236,290      316,464      268,378      237,807      176,256      227,622      224,044
  1994 Preferred securities issued by
    affiliate........................          --       24,945           --       23,571       21,045       18,790           --
  Company-obligated trust preferred
    securities.......................     101,051           --      101,277           --           --           --           --
  Net stockholders' equity...........      58,695       53,990       59,818       45,191       43,480       40,364       40,055
  Book value per share...............  $     9.98   $     9.25   $    10.19   $    13.11   $    12.68   $    11.77   $    11.68
  Outstanding shares.................   5,876,399    5,837,173    5,871,279    3,446,492    3,430,373    3,429,873    3,429,873


---------------
(1) The information for the year ended December 31, 1997 includes the financial data of SPCC for the period beginning April 1, 1997.

(2) The Company's losses from discontinued operations resulted principally from contractors' and developers' liability business underwritten from 1986 to 1991.

(3) Since the Company's inception it has not declared or paid any dividends to its stockholders. "Income before items below -- after all taxes" has been calculated to include the tax benefits related to the items following.

(4) These ratios are for continuing operations. The claim and claim adjustment expense ratio is calculated by dividing the claim and claim adjustment expenses by net premiums earned. The expense ratio is calculated by dividing the sum of commissions (net of reinsurance ceding commissions), policyholder dividends, and general and administrative expenses by net premiums earned. The combined ratio is the sum of the claim and claim adjustment expense ratio and the expense ratio.

(5) For purposes of calculating the ratio of earnings to combined fixed charges and accretion on preferred securities, earnings represent income before the provision (benefit) for income taxes, plus fixed charges. Fixed charges consist of interest expense, amortization of financing costs, and the portion of rental expense on operating leases which the Company estimates to be representative of the interest factor attributable to the leases. Preferred stock dividends consist of dividends on preferred securities having an effective interest rate of 11.7% issued in June 1994 by an affiliate. An aggregate of $20.0 million in such securities were issued and $26.6 million in face value was repaid in December 1997. The payment was made out of the proceeds of the Trust Preferred Securities and thereafter accrual of preferred securities dividends reflects the Trust Preferred Securities.

(6) Investments as of December 31, 1997 and 1996 are reflected at market value. As of December 31, 1995 and 1994 a portion of the portfolio was classified as held to maturity and was therefore reflected at amortized cost and the remaining portfolio was shown at market value. Investments as of December 31, 1993 are reflected at amortized cost. The changes in portfolio valuation reflect the adoption of Statement of Financial Accounting Standard No. 115, effective for fiscal years following December 15, 1993.

                               SUPERIOR NATIONAL

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis provides information that management believes to be relevant for an understanding of the Company's consolidated results of operations and financial condition. The discussion should be read in conjunction with the consolidated financial statements and the notes thereto.

OVERVIEW


     The Company recorded an underwriting profit from continuing operations of $5.5 million in the six month period ended June 30, 1998, versus an underwriting profit of $1.5 million in the corresponding period in the prior year. The increase in underwriting profit from continuing operations was primarily the result of an increase in premiums as a result of the April 11, 1997 acquisition of SPCC. During the six months ended June 30, 1998, the Company realized net income of $4.1 million or $0.52 per share on a diluted basis as compared to a loss of $9.8 million or $1.52 per share per share on a diluted basis for the six months ended June 30, 1997. In addition to improved underwriting profit, net income increased due to a $2.5 million increase in investment income, which resulted from the increase in invested assets. Invested assets increased due to the SPCC acquisition and the net proceeds of the issuance of the Trust Preferred Securities discussed below. The increase in underwriting profit and investment income was offset in part by dividends and accretion on the Trust Preferred Securities and amortization of goodwill. The loss in the prior year relates to a $10.4 million net-of-tax extraordinary charge related to the retirement of long-term debt.


     During 1997, the Company entered into three significant extraordinary transactions: the acquisition of Pac Rim, the parent of SPCC, completed April 11, 1997; the prepayment of approximately $88.6 million of long-term debt, completed June 30, 1997; and the issuance of $105.0 million in Trust Preferred Securities completed December 3, 1997. The Company's income before preferred securities' dividends and accretion, discontinued operations, and extraordinary items was $10.8 million in 1997, as compared to $3.6 million in 1996. The increase of $7.2 million in income before income taxes, preferred securities' dividends and accretion, discontinued operations, and extraordinary items was primarily the result of a $4.9 million increase in investment income. The increase of $4.9 million in net investment income is primarily due to increases of $92.7 million and $93.1 million in assets available for investment that resulted, respectively, from the acquisition of SPCC and the November 1996 financing transaction with The Chase Manhattan Bank ("Chase"). See "-- Liquidity and Capital Resources."

     For the year ended December 31, 1997, the Company recorded a net loss of $5.1 million after preferred securities' dividends and accretion, discontinued operations, and extraordinary items, as compared to net income of $2.0 million for the year ended December 31, 1996. Net loss per share for the year ended December 31, 1997 was $0.74 (diluted) versus net income per share of $0.41 (diluted) in 1996. During 1997, the Company recorded $12.9 million in extraordinary losses, net of income tax benefits, as a result of the prepayment of debt or the retirement of debt instruments, as compared to 1996, when no extraordinary losses were recorded. Further, during 1997, the Company recorded $3.0 million in dividend expense and accretion on preferred securities, as compared to $1.7 million in 1996.

     For the year ended December 31, 1996, the Company's net income was $2.0 million, as compared to $0.4 million in 1995. Net income per share for the year ended December 31, 1996 was $0.41 (diluted) versus $0.09 (diluted) for the year ended December 31, 1995. Income before preferred securities' dividends and accretion, discontinued operations, and extraordinary loss was $3.6 million for the year ended December 31, 1996, versus $11.7 million in 1995. The decrease in 1996 was due principally to a $5.3 million fee for reinsurance, as well as an increase of $1.7 million from 1995 claim and claim adjustment expense. Income before preferred securities' dividends and accretion, discontinued operations, and extraordinary loss, excluding the above discussed adjustments, was $10.6 million for the year ended December 31, 1996, as compared to $11.7 million for the comparable period of 1995.

SIX MONTHS ENDED JUNE 30, 1998 AS COMPARED TO SIX MONTHS ENDED JUNE 30, 1997



     Gross written premium increased $10.9 million or 15.3% to $82.0 million in the first six months of 1998 as compared to the same period in 1997. Substantially all of this increase can be attributed to the addition of business written by SPCC. Net written premium decreased $21.6 million or 33.9% to 42.1 million in the first six months of 1998 as compared to the same period in 1997. This decrease is primarily due to $31.6 million in premiums ceded under the Large Account Quota-Share, which is partially offset by a $10.9 million increase to gross written premiums. Net premium earned decreased $14.2 million or 22% to $50.2 million in the first six months of 1998 as compared to the same period in 1997, reflecting the decrease in net written premium.



     Net claim and claim adjustment expenses decreased $18.7 million or 41.5% to $26.3 million in the first six months of 1998 as compared to the same period in 1997. This decrease primarily reflects a $17.7 million increase in ceded claim and claim adjustment expense related to the Large Account Quota-Share. The net claim and claim adjustment expense ratio decreased to 52.4% in the first six months of 1998 from 69.9% in the same period of 1997. This decrease in the net claim and claim adjustment expense ratio is due to an increase, during the second quarter of 1997, in claim and claim adjustment expenses relative to the related premium level from activity related to the SPCC acquisition.



     Underwriting and general and administrative expenses increased $6.0 million or 54.5% to $16.9 million in the first six months of 1998, as compared to the same period in 1997. This increase is primarily due to the acquisition of SPCC and partially due to a $1.8 million expense related to the ZRNA Commutation. Net commission expense decreased $5.4 million or 78.7% to $1.5 million in the first six months of 1998, as compared to the same period in 1997. The decrease in net commission expense is mainly due to $6.6 million in ceded commission related to the Large Account Quota-Share, which is partially offset by an increase in gross commission expense related to the increase in gross written premium. Net underwriting and general and administrative expenses increased 3.1% to $18.4 million in the first six months of 1998 from $17.8 million in the same period of 1997, reflecting the changes discussed above.



     The Company recorded an underwriting profit from continuing operations of $5.5 million in the first six months of 1998, versus $1.5 million for the same period in 1997. The increase in underwriting profit from continuing operations was primarily the result of the decrease in claim and claim adjustment expense discussed above, along with a decrease in underwriting and general and administrative expenses.



     Net investment income, excluding realized investment gains/losses, increased $1.5 million or 27.0% to $7.0 million in the first six months of 1998 compared to the same period in 1997. The improvement was due to the increase in assets available for investment resulting from the SPCC acquisition and the availability of $30.0 million in invested assets as a result of the issuance of the Trust Preferred Securities. Excluding the assets acquired in the SPCC acquisition and the increase in invested assets due to the issuance of the Trust Preferred Securities, net investment income decreased $2.6 million or 46.4% to $2.9 million in the first six months of 1998 as compared to the same period in 1997. This 46.4% decrease was due to a decrease in the average investable asset of $10.9 million as compared to the same period in 1997.



     No interest expense was incurred in the first six months of 1998 as compared to $4.1 million for the same period in 1997, due to the repayment in the fourth quarter of 1997 of all long term debt with funds obtained through the sale of the Trust Preferred Securities.



     Distributions and accretion on preferred securities increased by $4.3 million to $5.6 million in the first six months of 1998 as compared to the same period in 1997, as a result of the issuance of the Trust Preferred Securities and by the redemption of preferred securities issued by an affiliate in December 1997.

     A summary of net investment income, excluding capital gains (losses), for the six months ended June 30, 1998 and 1997 is as follows (in thousands):



                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                              ----------------
                                                               1998      1997
                                                              ------    ------
Interest on bonds and notes.................................  $6,685    $2,798
Interest on invested cash...................................     518     3,052
Other.......................................................     143        --
                                                              ------    ------
Total investment income.....................................   7,346     5,850
Capital gains...............................................   1,029        19
Investment expense..........................................     361       348
                                                              ------    ------
Net investment income.......................................  $8,014    $5,521
                                                              ======    ======


     The distribution of the Company's consolidated investment portfolio is as follows:


                                             JUNE 30, 1998
                                              (UNAUDITED)          DECEMBER 31, 1997
                                          --------------------    --------------------
                                          CARRYING     MARKET     CARRYING     MARKET
                                           VALUE       VALUE       VALUE       VALUE
AVAILABLE FOR SALE:                       --------    --------    --------    --------
                                                         (IN THOUSANDS)
U.S. Government Agencies and
  Authorities...........................  $ 60,405    $ 60,405    $ 90,097    $ 90,097
Collateralized Mortgage Obligations.....    40,923      40,923      73,481      73,481
Corporate Instruments...................    22,707      22,707      41,636      41,636
Special Revenue and Special
  Assessment............................    56,795      56,795          --          --
                                          --------    --------    --------    --------
Total Available for Sale................  $180,830    $180,830    $205,214    $205,214
                                          ========    ========    ========    ========



                                                   JUNE 30, 1998
                                                    (UNAUDITED)       DECEMBER 31, 1997
                                                  ----------------    ------------------
                                                            MARKET               MARKET
                                                   COST     VALUE      COST       VALUE
EQUITY SECURITIES                                 ------    ------    -------    -------
                                                              (IN THOUSANDS)
Corporate.......................................  $5,179    $5,262    $1,356     $1,526
                                                  ------    ------    ------     ------
Total...........................................  $5,179    $5,262    $1,356     $1,526
                                                  ======    ======    ======     ======



     The Company's management monitors the matching of assets and liabilities and attempts to maintain the Company's portfolio's investment duration at the mid-point of the length of its net claim and claim adjustment expense payout pattern. Investment duration is the weighted average measurement of the current maturity of a fixed income security, in terms of time, of the present value of the future payments to be received from that security. However, in selecting assets to purchase for its investment portfolio, the Company considers each security's modified duration and the effect of that security's modified duration on the portfolio's overall modified duration. Modified duration is a measurement that estimates the percentage change in market value of an investment for a small change in interest rates. The modified duration of fixed maturities at June 30, 1998 was 2.94 years compared to 2.90 years at December 31, 1997. At June 30, 1998, 99.5% of the carrying values of investments in the fixed maturities portfolio were rated as investment grade by the Securities Valuation Office of NAIC.



     Discontinued operations had claim and claim adjustment expense reserves of $11.3 million as of June 30, 1998, which was consistent with management's expectations. The Company has significant exposure to construction defect liabilities on P&C insurance policies underwritten from 1986 to 1993. Management continues to closely monitor the Company's potential exposure to construction defect claims and has not changed its estimates of ultimate claim and claim adjustment expenses on discontinued operations since 1995. Management believes its current reserves are adequate to cover the Company's claims activity. There can be no assurance, however, that further upward development of ultimate loss costs associated with construction defect claims will not occur. The Company will continue to closely monitor the adequacy of its claim and claim adjustment expense reserves in the discontinued operations. Offsetting these liabilities are $0.5 million in reinsurance recoverable on paid and unpaid claim and claim adjustment expenses.

YEAR ENDED DECEMBER 31, 1997 AS COMPARED TO YEAR ENDED DECEMBER 31, 1996


     Gross written premium for the years ended December 31, 1997 and 1996 were $159.4 million and $99.3 million, respectively. This increase in gross written premium represents an increase of $60.1 million or 60.5% for the 1997 policy year as compared to the 1996 policy year. Substantially all of this increase can be attributed to business written related to SPCC. Net written premium increased $49.2 million or 56.1% to $136.9 million for the year ended December 31, 1997, as compared to the year ended December 31, 1996. This increase reflects the increase in gross written premium. Net premium earned increased $52.3 million or 59.0% to $140.9 million for the year ended December 31, 1997, as compared to the year ended December 31, 1996.

     For the year ended December 31, 1997, net claim and claim adjustment expenses increased $34.8 million or 62.6% to $90.4 million as compared to $55.6 million for the year ended December 31, 1996. The entire increase of claim and claim adjustment expense relates to the acquisition of SPCC. The net claim and claim adjustment expense ratio increased to 64.2% for the year ended December 31, 1997, as compared to 62.8% for the year ended December 31, 1996. The increase in the claim and claim adjustment expense ratio is due primarily to the 1997 accident year. Although the Company has continued to experience a reduction in the frequency of claims, at the same time there has been an increase in claim severity for injuries sustained in 1995 and thereafter. To address the increasing severity trend, management has put into place the Claim Severity Management Program that is intended to reduce the Company's average ultimate loss cost per claim and claim adjustment expense for 1995 and subsequent dates of injury. See "Superior National -- Business -- Claim Severity Management Program."

     Underwriting and general and administrative expenses, excluding policyholder dividends, increased $3.6 million or 10.4% to $37.7 million for the year ended December 31, 1997, as compared to the same period in 1996. This increase primarily resulted from the SPCC acquisition. Excluding the one-time expense of $5.3 million for the cancellation in 1996 of a reinsurance contract, underwriting expenses for 1997 increased $8.9 million or 30.9%. The Company's expense ratio decreased to 26.7% from 38.5% for the year ended December 31, 1997, as compared to 1996. The decrease in the expense ratio from 1997 to 1996 is due to the 1996 one-time charge of $5.3 million, previously mentioned, and an increase in premium without a corresponding increase in expense resulting from the SPCC acquisition.

     No policyholder dividends were paid during the year ended December 31, 1997, as compared to $1.3 million of such dividends during fiscal 1996. Prior to open rating, policyholder dividends served both as an economic incentive to employers for safe operations and as a means of price differentiation. As a result of consumers' preference for the lowest price at a policy's inception under open rating, dividends are currently no longer a significant factor in the marketing of workers' compensation insurance in California. In 1995, as a result of the diminishing value of policyholder dividends as a marketing tool, the Company's management declared a moratorium in the payment of policyholder dividends for California policies. In December 1996, the Company discontinued dividend payments. Estimated amounts to be returned to policyholders were accrued when the related premium was earned by the Company. Dividends were paid to the extent that a surplus was accumulated from the premium paid on the specific workers' compensation policy.

     Net investment income increased $4.9 million or 63.1% to $12.7 million for the year ended December 31, 1997, as compared to 1996. The increase in investment income is due to a $92.7 million increase in assets available for investment that resulted from the acquisition of SPCC.

     Interest expense decreased 15.8% to $6.3 million for the year ended December 31, 1997, as compared to 1996. The decline in interest expense is due primarily to the elimination of the funds withheld balance.

     Discontinued operations claim counts and losses as of December 31, 1997 were 215 and $13.5 million, respectively. These amounts and estimates are consistent with management's expectations. The Company has significant exposure to construction defect liabilities on P&C insurance policies underwritten from 1986 to 1993. Management continues to monitor closely its potential exposure to construction defect claims and has not changed its estimates of ultimate claim and claim adjustment expense on discontinued operations since 1995. Management believes its current reserves are adequate to cover its claim liabilities. There can be no assurance, however, that further upward development of ultimate loss costs associated with construction defect claims will not occur. See "Superior National -- Business -- Discontinued Operations."

YEAR ENDED DECEMBER 31, 1996 AS COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Gross written premium increased $2.2 million or 2.3% to $99.3 million in 1996 from 1995. The increase in gross written premium in 1996 was due primarily to the Company's continued strategy of underwriting smaller risks where the competition has been less fierce, as compared to larger policies. Net written premium decreased $1.4 million or 1.6% to $87.7 million reflecting an increased amount of premiums ceded to reinsurers. Net premiums earned decreased $1.1 million or 1.2% to $88.6 million in 1996 from 1995, reflecting, in part, an increase in ceded premiums.

     Claim and claim adjustment expenses increased $1.7 million or 3.1% to $55.6 million in 1996 from 1995, due principally to adverse development in claim and claim adjustment expense reserves related to the 1995 accident year. The claim and claim adjustment expense ratio as a percentage of net earned premium increased slightly to 62.8% in 1996 from 60.1% in the 1995 accident year.

     Underwriting and general and administrative expenses, excluding policyholder dividends, increased $4.7 million or 16% to $34.1 million in 1996 from 1995. The increase in underwriting and general and administrative expenses, excluding policyholder dividends, was due primarily to a $5.3 million adjustment recorded in the second quarter of 1996 for accrued costs related to the cancellation of a reinsurance contract. Underwriting and general and administrative expenses for 1996, excluding the $5.3 million in accrued costs, were $28.8 million as compared to $29.4 million in 1995. The Company's expense ratio, excluding the $5.3 million in accrued costs and policyholder dividends, was 32.5% for 1996, which is comparable to 32.8% in 1995.

     Policyholder dividend expenses for 1996 were comparable to 1995, constituting a decrease in underwriting expense of $5.9 million in 1996 as compared to $5.7 million in 1995.

     Underwriting profit from continuing operations decreased $7.3 million or 60% to $4.8 million in 1996 from 1995, principally due to a $4.7 million increase in underwriting expense. The increase in underwriting and general and administrative expenses was due primarily to the cost of canceling the reinsurance contract discussed above, and $2.0 million in claim and claim adjustment expense due as a result of adverse development on reserves related to prior accident years.

     Net investment income decreased $2.0 million or 20% to $7.8 million in 1996 as compared to 1995. The decline in investment income was due to a decrease in the average investable assets of $11.3 million and a decline in the average portfolio investment yield as a result of generally lower market interest rates in 1996 as compared to 1995. While a financing transaction involving Chase and Centre Re entered into in November 1996 substantially increased the size of the investment portfolio on which the Company retained investment income, it occurred too late in 1996 to have a material effect on 1996 net investment income results. See "--Liquidity and Capital Resources."

LIQUIDITY AND CAPITAL RESOURCES

     Liquidity is a measure of an entity's ability to secure sufficient cash to meet its contractual obligations and operating needs. The Company's cash inflows are generated from cash collected for policies sold, investment income on the existing portfolio, and sales and maturities of investments. The Company's cash outflows consist primarily of payments for policyholders' claims, operating expenses, and debt service. For their insurance operations, the Company's subsidiaries must have available sufficient cash and liquid assets to meet their obligations to policyholders and claimants in accordance with contractual obligations in addition to meeting their ordinary operating costs. Absent adverse material changes in the workers' compensation insurance market, management believes that the Company's present cash resources are sufficient to meet the needs of the Company for the foreseeable future.


     During the first six months of 1998, the Company used $37.8 million of cash in its operations versus $11.9 million during the same period in 1997. This $25.9 million increase in cash used in operations is primarily due to the addition of SPCC's operations beginning April 1, 1997. The Company's continued negative cash flow is the result of the Company's historical in force premium bases being significantly higher than its current level and higher than expected payments of claim and claim adjustment expenses in the 1995 and 1996 accident years. The Company anticipates it will continue to experience negative cash flow from operations until the claims related to the historically higher premium base have been paid out. In addition, the reduction in net written premium arising out of the Quota-Share Arrangement for large accounts will increase negative cash flow substantially. Although the Company has implemented its Claim Severity Management Program to control cash outflows related to the 1995 and 1996 accident years at acceptable levels, there can be no assurance that it will be successful. In any event, the Company believes that it has adequate short-term investments and readily marketable investment-grade securities to cover both claim payments and expenses. As of June 30, 1998, the Company had total cash, cash equivalents and investments of $193.3 million and had 97.3% of its investment portfolio invested in cash, cash equivalents, and fixed maturities. In addition, 97.1% of the Company's fixed-income portfolio had ratings of "AA" or equivalent or better and 99.5% had ratings of "BBB" or equivalent or better.



     The Company used $17.8 million in cash from financing activities for the six months ended June 30, 1998, and generated $54.8 million for the corresponding period in 1997. During the six months ended June 30, 1998, funds used for financing activities consisted of $12.7 million in reinsurance deposits to ZRNA associated with a reinsurance contract, and $5.1 million to purchase 245,000 shares of Common Stock, which are held by SNIC as treasury stock on a GAAP basis. The Common Stock acquired by SNIC was purchased in a single transaction from Thomas J. Jamieson, a director of the Company, and Jaco Oil Company, an entity controlled by Mr. Jamieson. The purchase price of $21.00 per share represented a discount from the market price of the Common Stock at the time of the transaction. See "Proposal No. 7 -- Certain Relationships and Related Transactions -- Purchase of Common Stock by SNIC from Thomas J. Jamieson, Director." The cash generated by financing activities in the first six months of 1997 was primarily associated with the Company's acquisition of SPCC. The Company generated the necessary cash to acquire SPCC from the proceeds of a $44.0 million term loan and the sale of approximately $18.0 million in Common Stock. Of the approximately $62.0 million raised in those financing transactions, approximately $42.0 million was used to fund the acquisition of SPCC, approximately $6.6 million was used to repay an existing bank loan, $10.0 million was contributed as capital to SPCC, and the remaining funds were used for general corporate purposes, including the payment of related transaction costs.


     During the year ended December 31, 1997, the Company used $52.4 million of cash in its operations versus $14.9 million in the year ended December 31, 1996. The Company's continued negative cash flow is the result of the Company's premium in force being significantly higher historically versus its current level. The $37.5 million increase in cash used in operations during the year ended December 31, 1997 is primarily due to the addition of the SPCC operations. The Company believes that it has adequate short-term investments and readily marketable investment-grade securities to cover both claim payments and expenses. At December 31, 1997, the Company had total cash, cash equivalents, and investments of $242.1 million and had 99.4% of its investment portfolio invested in cash, cash equivalents, and fixed maturities. In addition, 90.8% of the Company's fixed-income portfolio had ratings of "AA" or equivalent or better and 98.0% had ratings of "BBB" or equivalent or better.


     The Company generated $81.6 million from financing activities during the year ended December 31, 1997, as compared to $90.5 million in 1996. The 1996 financing activities consisted primarily of the transaction with Chase discussed below. During 1997, net proceeds from the Company's financing activities were used to fund the acquisition of SPCC, to repay outstanding bank debt, to redeem outstanding preferred stock issued by an affiliate, and to refinance existing debt.



     On December 3, 1997, the Trust issued its Trust Preferred Securities, having an aggregate liquidation amount of $105.0 million, in a private placement, and also issued to the Company, for an aggregate consideration of approximately $3.25 million, all of the Trust's common securities. The proceeds from the sale of these securities were used by Trust to purchase the Senior Subordinated Notes. On January 16, 1998, the Company and the Trust completed the registration with the SEC of an exchange offer for the outstanding Trust Preferred Securities, Senior Subordinated Notes, and related Company guarantee, pursuant to which substantially all of these securities were exchanged for substantially similar securities. The Company used the proceeds it received from the issuance of the Senior Subordinated Notes to repay the $40.3 million outstanding balance on the term loan used to acquire SPCC, to redeem approximately $27.7 million in preferred stock issued by a Company affiliate to Centre Solutions, to pay approximately $4.0 million in related transaction costs, and for general corporate purposes, including a $15.0 million contribution to the surplus of SNIC.

     Distributions on the Trust Preferred Securities (and interest on the related Senior Subordinated Notes) are payable semi-annually, in arrears, on June 1 and December 1 of each year, and commenced June 1, 1998. Subject to certain conditions set forth in the Indenture pursuant to which the Senior Subordinated Notes were issued (the "Subordinated Notes Indenture"), on or after December 1, 2005, the Company has the right to redeem the Senior Subordinated Notes, in whole or in part at any time, at call prices ranging from 105.375% at December 1, 2005 to 101.792% at December 1, 2007, and 100% thereafter. The proceeds from any redemption will be immediately applied by the Trust to redeem Trust Preferred Securities and the Trust's common securities at such redemption prices. In addition, the Company has the right, at any time, subject to certain conditions, to defer payments of interest on the Senior Subordinated Notes for Extension Periods (as defined in the Subordinated Notes Indenture), each not exceeding 10 consecutive semi-annual periods, provided that no Extension Period may extend beyond the maturity date of the Senior Subordinated Notes. As a consequence of any such extension by the Company of the interest payment period, distributions on the Trust Preferred Securities would be deferred (though such distributions would continue to accrue interest at a rate of 10.75% per annum compounded semi-annually). Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to certain requirements.

     In addition, during 1997 the Company repaid approximately $0.6 million of an existing bank loan and at the time due $3.7 million of the principal of the term loan used to acquire SPCC.

     In November 1996, the Company entered into a financing transaction involving Centre Re and Chase pursuant to which Chase extended a $93.1 million term loan, net of transaction costs. The Company used the proceeds from the transaction to purchase from SNIC reinsurance receivables due from Centre Re. On June 30, 1997, the Company and Chase reached an agreement under which the Company agreed to transfer these reinsurance receivables to Chase in exchange for the cancellation of the Company's debt to Chase. As a result of these actions, the Company's investable assets increased $93.1 million. The additional investments contributed to the increase in investment income in 1997.


     The Company has a reverse purchase facility with a national securities brokerage firm that allows it to engage in up to $20.0 million in reverse purchase transactions secured by either U.S. Treasury instruments, U.S. Agency debt, or corporate debt. This arrangement provides the Company with additional short-term liquidity. Reverse purchase transactions may be rolled from one period to the next, at which time the transaction is repriced. This type of financing allows the Company a great deal of flexibility to manage short-term investments, avoiding unnecessary realization of losses to satisfy short-term cash needs. Further, this method of financing is less expensive than bank debt. As of June 30, 1998, the Company had no obligation outstanding under this facility.



     The Company, as a holding company, depends on dividends and intercompany tax allocation payments from its operating subsidiaries for its net cash flow requirements, which consist primarily of periodic payments on its outstanding debt obligations. Absent other sources of cash flow, the Company cannot expend funds materially in excess of the amount of dividends or tax allocation payments that could be paid to it by SNIC and SPCC. Further, insurance companies are subject to restrictions affecting the amount of shareholder dividends and advances that may be paid within any year without the prior approval of the DOI. The California Insurance Code provides that amounts may be paid as dividends on an annual noncumulative basis (generally up to the greater of (i) net income for the preceding year and (ii) 10% of statutory surplus as regards policyholders as of the preceding December 31) without prior notice to, or approval by, the DOI. Dividends may only be paid out of "earned surplus" as defined in the California Insurance Code. No dividends were paid by SPCC or SNIC during 1997; however, SNIC paid $2.9 million to the Company for its current income taxes. No dividends were paid in the six months ended June 30, 1998. Insurance holding company regulations, in ordinary circumstances, place a two-year moratorium on payments of dividends by a subsidiary that has undergone a change of control. The Company has requested of the DOI, and expects to receive, a waiver from the moratorium in connection with the Acquisition. If dividends are available for payment as expected, the Company believes it will have adequate cash to service its debt.


     The Company is party to several leases principally associated with the Company's home and branch office space, as well as its fixed assets. These leases contain provisions for scheduled lease charges and escalations in base rent over the lease term. The Company's minimum lease commitment with respect to these leases in 1998 is approximately $7.0 million. These leases expire from 2000 to 2003.

     With the exception of the approximately $285.0 million necessary to complete the Acquisition of BIG, together with fees and costs related thereto, the Company does not foresee any material expenditures during the next twelve months other than those arising in the ordinary course of business.


     The effect of inflation on the revenues and net income of the Company during the six months ended June 30, 1998 and the years ended December 31, 1997, 1996, and 1995 was not significant.


TAXES


     As of June 30, 1998, the Company had available $128.0 million in NOLs to offset taxable income recognized by the Company in periods after June 30, 1998. For federal income tax purposes, these NOLs will expire in material amounts beginning in the year 2006. Any 5% shift in the current ownership of the Company may result in a "change of ownership" under Section 382 of the Code, and limit and defer the Company's ability to utilize NOLs. In an effort to protect these NOLs, the Company's charter documents prohibit 5% owners of Common Stock (including holders of options and warrants) from acquiring additional stock and prohibit any additional person or entity from becoming a 5% holder of Common Stock. The prohibition against changes in ownership by the 5% holders of Common Stock expires in April 2000. The Company believes that it is very likely that the Equity Financings will result in a "change of ownership," but has concluded that the cost of the limitation of use of the NOLS in relation to the benefits derived from the Acquisition is acceptable. The Company is seeking stockholder approval of a proposal to eliminate the charter provisions at the Annual Meeting. See "Proposal No. 6 -- Amendment to Certificate of Incorporation to Remove Transfer Restrictions."


PRIMARY DIFFERENCES BETWEEN GAAP AND SAP

     The financial statements contained herein have been prepared in conformity with GAAP, as opposed to SAP prescribed or permitted for insurance companies by regulatory authorities. SAP differs from GAAP principally in the following respects: (a) premium income is taken into operations over the periods covered by the policies, whereas the related acquisition and commission costs are expensed when incurred; (b) deferred income taxes are not recognized under SAP;
(c) certain assets such as agent's balances over ninety days due and prepaid expenses are nonadmitted assets for statutory reporting purposes; (d) policyholder dividends are accrued when declared; (e) the cash flow statement is not consistent with classifications and the presentation under GAAP; (f) bonds are recorded at amortized cost, regardless of trading activities; (g) loss and loss adjustment expense reserves and unearned premium reserves are stated net of reinsurance; and (h) minimum statutory reserves for losses in excess of the Company's estimates are required.

     The NAIC, recently approved the codification of SAP with an effective date of January 1, 2001. Included in the codification is a change in the definition of prescribed versus permitted policies that insurance companies use to prepare their statutory financial statements. The Company has not yet determined the impact of the adoption of the codification project.

YEAR 2000 STRATEGY

     A significant percentage of the software that runs most of the computers in the United States and the rest of the world relies on two-digit date codes to perform computations and decision making functions. Commencing January 1, 2000, these computer programs may fail from an inability to interpret date codes properly, misinterpreting "00" as the year 1900 rather than 2000. The Company is in the process of identifying all necessary software and hardware changes to ensure that it does not experience any loss of critical business functionality due to the Year 2000 issue. The Company has appointed an internal Year 2000 project manager and adopted a three phase approach of assessment, correction, and testing. The scope of the project includes all internal software, hardware, and operating systems, and assessment of risk to the business from producers, vendors, and other partners in Year 2000 issues. The Company believes that this formal assessment of risk (including the prioritization of business risk), correction (including conversions to new software), and testing of necessary changes will minimize the business risk of Year 2000 from internal systems. The Company plans to complete its Year 2000 conversion not later than December 31, 1998. Although the Company has not completed its Year 2000 project, the Company does not believe the Year 2000 issue will cause any system problems that could have a material adverse effect on its operations. The Company does not expect the cost associated with its Year 2000 project to be material. See "Certain Considerations -- Year 2000 Compliance" and "Superior
National -- Business -- Discontinued Operations."

SUPPLEMENTARY DATA

     Summarized quarterly financial data for 1998 (unaudited), 1997, and 1996 is as follows:


                                                                  THREE MONTHS ENDED
                                                    ----------------------------------------------
                                                    MARCH 31,    JUNE 30,    SEPT. 30,    DEC. 31,
                                                    ---------    --------    ---------    --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1998
Earned premiums...................................   $30,587     $ 19,619     $    --     $    --
Income before income taxes, preferred securities
  dividends and accretion and extraordinary
  items...........................................   $ 6,078     $  6,403     $    --     $    --
Net income........................................   $ 1,895     $  2,197     $    --     $    --
Basic earnings per share..........................   $  0.32     $   0.37     $    --     $    --
Diluted earnings per share........................   $  0.24     $   0.27     $    --     $    --
1997
Earned premiums...................................   $18,978     $ 45,410     $34,760     $41,772
Income before income taxes, preferred securities
  dividends and accretion and extraordinary
  items...........................................   $ 1,881     $    382     $ 5,460     $ 9,538
Net income (loss).................................   $   756     $(10,530)    $ 2,132     $ 2,501
Basic earnings per share..........................   $  0.22     $  (1.80)    $  0.36     $  0.42
Diluted earnings per share........................   $  0.14     $  (1.39)    $  0.28     $  0.32
1996
Earned premiums...................................   $18,897     $ 24,136     $23,007     $22,608
Income before income taxes, preferred securities
  dividends and accretion and extraordinary
  items...........................................   $ 1,656     $  1,406     $ 1,440     $   725
Net income........................................   $   678     $    526     $   712     $    47
Basic earnings per share..........................   $  0.20     $   0.15     $  0.21     $  0.02
Diluted earnings per share........................   $  0.17     $   0.12     $  0.15     $  0.01


NEW ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 128, "Earnings per Share" ("SFAS 128"), which was adopted for the year ended December 31, 1997. The Company has changed its method used to compute per share results and restated the results for all prior periods. The impact of SFAS 128 did not have a material effect on the Company's earnings per share.

     In June 1997, the FASB issued Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" ("SFAS 130"). Effective for periods ending after December 15, 1997, including interim periods, SFAS 130 requires companies to report comprehensive income and its components in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital. Comprehensive income includes all changes in equity during a period except those resulting from investments by stockholders and distributions to stockholders. The Company has not yet seen any material impact from the implementation of SFAS 130.

     Also, in June 1997, the FASB issued Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). This statement specifies revised guidelines for determination of an entity's operating segments and the type and level of financial information to be disclosed. SFAS 131 is effective for periods ending after December 15, 1997, including interim periods. The Company's adoption of SFAS 131 has not had any impact on its current financial reporting practices.

     In December 1997, the AICPA Accounting Standards Executive Committee issued Statement of Position (SOP) 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments," which focuses on the timing of recognition and measurement of liabilities for insurance-related assessments. The SOP is effective for fiscal years beginning after December 15, 1998. The adoption of this pronouncement is not expected to have a material effect on the financial statements of the Company.

                               SUPERIOR NATIONAL

                                    BUSINESS

OVERVIEW

     Superior National is a holding company that, through its wholly owned subsidiaries, SNIC and SPCC, underwrites and markets workers' compensation insurance principally in the State of California and, until September 30, 1993, was engaged in the underwriting and marketing of commercial P&C insurance. The Company was incorporated in California in March 1985 and reincorporated in Delaware in April 1997. SNIC and SPCC conduct business under the "Superior Pacific" trade name. Unless the context indicates otherwise, "Superior Pacific," as used herein, refers to SNIC and SPCC and their combined operations from April 1997 to the present, and refers only to SNIC and its operations for all prior periods.


     In April 1997, Superior National acquired Pac Rim, the parent company of The Pacific Rim Assurance Company (subsequently renamed Superior Pacific Casualty Company). SPCC's Southern California operations complement SNIC's historical focus on Central and Northern California. As a result of the Pac Rim Transaction, the Company believes that, excluding the State Fund, it is the eighth largest California workers' compensation insurer overall, based upon 1996 direct written premium. Pro forma for the Pac Rim Transaction, the Company would have had direct written premium of $182.2 million and $179.7 million for the years ended December 31, 1996 and 1997, respectively. The Company had direct written premium for the year ended December 31, 1997 (reflecting the SPCC acquisition as of April 1, 1997) of $159.4 million, and had $82.0 million in direct written premium for the six months ended June 30, 1998. Pro forma for the Acquisition of BIG, the Company would have had direct written premium of $823.3 million and $848.6 million for the years ended December 31, 1996 and 1997, respectively, and $378.5 million in direct written premium for the six months ended June 30, 1998. The preceeding pro forma information is presented for illustrative purposes only and is not necessarily indicative of the results of operations that would have occurred had the Acquisition or the Pac Rim Transaction been consummated on the dates assumed, nor is this pro forma information intended to be indicative of the Company's future results of operations.


     In connection with the Pac Rim Transaction, the Company agreed with the DOI that SPCC would operate in a "run-off" situation and that all new or renewal business would be written only by SNIC. As a result, the Company has been integrating SPCC's operations into SNIC's operations and has substantially completed the process. The Pac Rim Transaction has enabled the Company to increase its book of California workers' compensation insurance business and generate significant expense savings through the consolidation of the back office operations of the two companies.

     In addition to California, Superior Pacific is also licensed to write business in Arizona, Arkansas, Colorado, District of Columbia, Georgia, Indiana, Iowa, Kentucky, Maryland, Mississippi, Missouri, Montana, Nevada, New Mexico, Oregon, South Dakota, Texas, Utah, and Wyoming, but virtually all of Superior Pacific's current premium is generated in California (94%) and Arizona (6%). Following the Pac Rim Transaction, SPCC's operations in states other than California and Arizona were discontinued and are currently in run-off, but the Company intends to maintain BIG's multi-state operations upon consummation of the Acquisition.

STRATEGY

  Integration Strategy

     The Company acquired SPCC in April 1997 and has rapidly integrated SPCC's operations into Superior Pacific. The Company believes it has achieved significant expense savings through the integration of SPCC into Superior Pacific. Although the Company does not expect any material cost savings to arise in the short term out of the Acquisition of BIG, the benefits of economics of scale could be realized over a period of years.

The Company's strategy for improving the overall financial performance of both Superior Pacific and BIG includes:

     - Leadership in California Market. As the largest private sector workers' compensation insurer in California, the Company will be positioned to offer insureds and producers outstanding service, innovative loss control programs, and competitive pricing.

     - Nationwide Presence; Opportunities for Growth. The Company intends to maintain a nationwide presence and seek additional opportunities for growth outside of California, using the regional and branch network established by BIG.

     - Underwriting. The Company believes it can accomplish a gradual re-underwriting of BIG's book of business to enhance profitability. The pricing and persistency risk associated with the re-underwriting of larger accounts will be mitigated by ceding accounts with estimated annual premium of $25,000 or more at inception to a reinsurer.

     - Information Systems. The Company believes that its data processing systems will give Superior Pacific and BIG a significant competitive advantage by (i) enhancing the effectiveness of their employees' underwriting, policy administration, and claims activities, (ii) providing detailed, real-time, and near real-time information to management for control and administration purposes, and (iii) providing marketing benefits through improved customer service.

     - Loss Control and Claims Management. The Company believes BIG is a leader in loss control for workers' compensation, and expects to introduce innovative concepts developed by BIG, such as employer safety management schools, to Superior Pacific's business. Additionally, once a claim is made the Company expects to benefit from the Service Agreements with FHS, and the claim severity management services Superior Pacific will obtain from REM as part of the Claim Severity Management Program. These claim practices will continue to emphasize rapid medical intervention to mitigate the severity of injuries.

     - Producer Relationships. The Company intends to strengthen its marketing relationships with its producers, including nationally recognized insurance brokers who have longstanding relationships with BIG, in order to reach potential customers with nationwide operations. The Company endeavors to be the primary supplier of workers' compensation insurance for many of its producers. The Company will continue to emphasize its relationships with small- and medium-sized producers who often use the Company as a primary underwriter of workers' compensation insurance.

  Operating Strategy

     Superior National intends to continue to focus on the bottom line while completing the integration of Superior Pacific and BIG. The key elements of its strategy to maintain operating margins in its business are:

     - Focus on Specialized Market Segments. The Company's experienced management team utilizes a sophisticated information system to focus the Company's business on selected policy sizes and employment classifications that management believes provide the greatest opportunity for profitability.

     - Underwriting Discipline. Following the advent of open rating in California in 1995, some California workers' compensation insurers have reduced premium rates substantially to increase or maintain market share. The Company has not followed this practice and has maintained consistently stringent underwriting policies in order to maintain gross profit margins. As a result, although the Company experienced declines in premium until acquiring SPCC, from 1993 to 1997 the Company's combined ratio from continuing operations has improved from 100.2% to 90.9%.

EXPERIENCED MANAGEMENT; BUSINESS RELATIONSHIPS WITH ZURICH AFFILIATES

     The Company is led by an experienced management team, with the Chief Executive Officer and the Chief Operating Officer having a combined 59 years of workers' compensation insurance business experience both in and outside of California. The experience of management and the Company's sophisticated data processing systems allow the Company to react quickly to positive and negative developments in its markets.

     In addition, the Company benefits from business relationships with affiliates of Zurich, which have provided financing and access to their expertise and products, including claim management services and reinsurance. The Company currently maintains a facility that allows it to offer certain policyholders insurance policies written by a Zurich affiliate having an A.M. Best "A" rating. Affiliates of Zurich are providing services that the Company has integrated into its Claim Severity Management Program. Furthermore, in December 1997, Centre Solutions purchased $10.0 million of the Trust Preferred Securities issued by the Company's subsidiary, the Trust. In addition, in connection with the Acquisition, Zurich Centre Group LLC or its designee will purchase BICO from the Company and establish an underwriting arrangement with the Company for a fee equal to 2.5% of direct written premium plus a pass through of all related expenses.

COMPANY STRUCTURE

     Superior National has two direct, wholly owned active subsidiaries:
Superior Pacific Insurance Group, Inc. ("SPIG") and the Trust, a statutory business trust created under the laws of the State of Delaware. SPIG has four, direct, wholly owned active subsidiaries: SNIC, SPCC, InfoNet Management Systems, Inc. ("InfoNet"), and Superior (Bermuda) Ltd. ("SBL"). InfoNet provides data processing purchasing services to Superior National and its Subsidiaries. SBL was formed in September 1995 to facilitate the management of the run-off of SNIC's P&C business.

     The Trust was formed by the Company in December 1997 and exists solely for the purpose of issuing the Trust Preferred Securities, having an aggregate liquidation amount of $105.0 million, and investing the proceeds thereof in an equivalent amount of the Senior Subordinated Notes. The Company owns directly all of the common securities issued by the Trust, which it purchased for an aggregate consideration of approximately $3.25 million. See "Superior
National -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     SNIC's only subsidiary is wholly owned Western Select Service Corp., which currently provides vocational rehabilitation, legal, paralegal, and other services to SNIC and SPCC. SPCC has no active subsidiaries.

CALIFORNIA WORKERS' COMPENSATION MARKET

     Workers' Compensation. Workers' compensation is a no-fault statutory system under which an employer is required to provide its employees with medical care and other specified benefits for work-related injuries and diseases. There are four types of benefits payable under workers' compensation policies: disability, vocational rehabilitation, medical, and death benefits. The amount of benefits payable for various types of claims is established by statute and varies with the nature and severity of the injury or disease, and the wage, occupation, and age of the employee. While no dollar limitations are set for medical benefits and dollar limitations apply only under certain circumstances to vocational rehabilitation benefits, reinsurance typically covers liability in excess of a specified dollar amount agreed upon by the insurer and the reinsurer.


     California Marketplace. California is the country's largest workers' compensation insurance market, with total direct written premium of $4.9 billion in 1997. The California market is composed of (i) the State Fund, (ii) companies, including BIG, that write workers' compensation insurance in California but have significant writings in other lines of business and/or in other states, and (iii) the Company, which, prior to the Acquisition, is the one private sector company that writes exclusively workers' compensation insurance specifically focused in California. The State Fund, which is obligated to write workers' compensation insurance for any applicant, including those turned down by the private sector carriers, is the largest underwriter of workers' compensation insurance in California, accounting for approximately 19% of the direct written premium in California in 1996. Because the State Fund must accept all risks, its combined ratios have historically been much higher than those of the private sector carriers. Despite these results, the State Fund has consistently achieved profitability through the investment income earned on its large invested asset base. As of December 31, 1996, the State Fund had invested assets of $7.0 billion and statutory capital and surplus of $1.6 billion. The State Fund currently maintains an "A" claims paying ability rating from S&P and an "A-" rating from A.M. Best. Although the State Fund regularly competes with the Company for profitable underwriting business, the Company views the State Fund's role as the insurer of last resort to be a significant benefit because it eliminates the need to create an assigned risk plan in which the Company and other insurers conducting business in California would be required to participate.

     Pricing. Prior to January 1, 1995, the DOI set minimum premium rates for workers' compensation insurance to provide a stable environment for the pricing of such insurance. On January 1, 1995, the State of California formally converted to a system of "open rating" for workers' compensation insurance written within the state. Insurance companies now file and use their own actuarially defensible rates. Following the introduction of open rating, total direct written premium in the California market decreased from $9.0 billion in 1993 to $5.0 billion in 1996 as many carriers engaged in price competition.

     Under open rating, the DOI sets "pure premium" (effectively, the estimated claim and allocated claim adjustment expense) rates for each employment classification. Carriers then apply their own multipliers to the pure premium rate to adjust for that carrier's anticipated unallocated claim adjustment and underwriting expenses. These rates are then subject to further adjustment on a policyholder by policyholder basis to account for historical loss experience, the presence of stricter safety programs, differing dividend and commission plans, and other factors.

     Recent Results. The State Fund's relatively poor underwriting results, together with its large size, have created a skewed perception of the underwriting profitability of companies writing business in the California workers' compensation marketplace. Although market-wide combined ratios have increased, responsible underwriters, such as Superior National, have been able to achieve an underwriting profit. The results of the State Fund and of the total industry under SAP are detailed below (1997 data is not yet available):

                                    1996                  1995                  1994                  1993
                             ------------------    ------------------    ------------------    ------------------
                             STATE                 STATE                 STATE                 STATE
                              FUND     INDUSTRY     FUND     INDUSTRY     FUND     INDUSTRY     FUND     INDUSTRY
                             ------    --------    ------    --------    ------    --------    ------    --------
                                                                (IN MILLIONS)
Premiums...................  $  992    $ 5,779     $1,073     $5,855     $1,456     $7,655     $1,705     $8,965
Loss Ratio.................   111.8%      94.4%      87.0%      75.7%      71.0%      67.8%      96.1%      80.4%
Expense Ratio..............    21.1       20.6       17.0       20.0       12.6       17.8       11.1       15.4
Policyholder Dividend
  Ratio....................    11.8        6.5       26.3       15.1       23.3       14.2        9.8        7.4
                             ------    -------     ------     ------     ------     ------     ------     ------
Combined Ratio.............   144.7%     121.5%     130.3%     110.8%     106.9%      99.8%     117.0%     103.2%
                             ======    =======     ======     ======     ======     ======     ======     ======
Underwriting Gain (Loss)...  $ (443)   $(1,244)    $ (325)    $ (632)    $ (102)    $   15     $ (290)    $ (286)
Investment Income..........     473         NA        490      1,740        502      1,623        531      2,178
                             ------    -------     ------     ------     ------     ------     ------     ------
Pre-Tax Income.............  $   30         NA     $  165     $1,108     $  400     $1,638     $  241      1,892
                             ======    =======     ======     ======     ======     ======     ======     ======

     Recent Developments. While competitive pressures in the California's workers' compensation insurance market increased with the implementation of open rating in January 1995, certain fundamentals of the workers' compensation insurance market have recently improved. In 1996, the total direct workers' compensation written premium in California leveled out at approximately $5.0 billion as compared to $9.0 billion in 1993, as the market began to experience rate stabilization. Based on the Company's analysis of data obtained from the WCIRB and other sources, this trend continued into 1997, as demonstrated by a slight improvement in premium pricing of 0.5% for the year ended December 31, 1997 over 1996. Additionally, anti-fraud legislation passed by the State of California in 1993 continues to have a positive effect on the market's losses by controlling fraudulent claims and medical and legal expense levels. These improvements have resulted in a reduction in the frequency of claims in the California workers' compensation market. However, beginning in 1997, the Company has recognized an increase in claim severity for injuries sustained in 1995 and thereafter. Management has taken steps to address this issue by undertaking the Claim Severity Management Program. See "-- Claim Severity Management Program" and "-- Claim and Claim Adjustment Expense Reserves" and "Certain
Considerations -- Uncertainty Associated with Estimating Reserves for Unpaid Claim and Claim Adjustment Expenses."

     Superior Pacific Within the California Workers' Compensation Market. After the Acquisition the Company believes that it will be better positioned than its competitors to compete successfully in the post-open rating California workers' compensation insurance market, while also reducing somewhat its dependence on California for growth and profitability. The Company believes it will benefit from its focus on workers' compensation insurance, and that its leadership position in the California market will allow it to offer insureds and producers outstanding service, innovative loss control programs, and competitive pricing. The national presence provided by the Acquisition will give the Company some diversification from the California market, offering what the Company believes are attractive growth opportunities in a number of markets. The Company continues to believe that pricing and underwriting policies designed specifically for workers' compensation means that its workers' compensation insurance business should perform better financially than the workers' compensation business of insurers who offer workers' compensation policies to insureds as part of a package of insurance.

MARKETING

     Superior Pacific primarily markets its insurance products through approximately 250 small- to medium-sized producers located throughout California and Arizona, most of which have an ongoing relationship with the Company's executives. The Company's legal relationship with its producers is evidenced by a broker agreement, under which the producer agrees to present potential workers' compensation risks to the Company on a non-exclusive basis. The broker agreement principally documents that the producer represents his policyholder client, not the Company, establishes the producer's authority to bind the Company to risks, typically extremely limited, and prescribes the terms under which premium must be remitted to the Company. Because these producers also represent one or more competing insurance companies, Superior Pacific views the producers as its marketing target and delivers service the Company believes surpasses normal industry levels. Superior Pacific's percentage of business with each of its producers, in terms of premium volume, has a significant effect on a producer's efforts, because management believes companies that represent a significant volume of a producer's business typically receive the highest quality business. The Company is one of the primary underwriters of workers' compensation insurance for most of its producers. During the year ended December 31, 1997, no single producer controlled more than 5.0% of premium in force.

     While the Company's principal marketing strategy is to meet the business needs of Superior Pacific's producers by providing the insurance coverage and services needed by their customers, the Company has concentrated its marketing efforts on policies with annual premium under $50,000, principally to avoid the extreme price competition usually associated with larger insureds. As of December 31, 1997, the Company's average annual premium per policy was approximately $8,300. In 1998, the Company initiated a program to market coverage to selected large accounts that meet the Company's underwriting criteria.

     Approximately 57.9% of the Company's premium in force is concentrated in 925 non-group policies and 291 group programs that each provide annual premium in excess of $25,000. The average annual premium volume generated by each of Superior Pacific's group programs is approximately $820,000 and in the aggregate these programs represent 31.1% of the Company's premium in force. Because policies issued through group programs reflect some of the attributes of smaller non-group policies, marketing workers' compensation insurance through such programs to reach smaller policyholders is a means by which the Company can implement its strategy to underwrite smaller policies. For example, individual policies within a group typically possess rate adequacy associated with small non-group accounts. Moreover, renewal rates within a group are generally superior to non-group business. However, group programs, because of their overall premium, also reflect some of the attributes of large non-group policies, mainly their greater vulnerability to price competition than the individual accounts within the group.

     The average size of Superior Pacific's non-group policies that exceed $25,000 in annual premium is approximately $76,424 and those policies in the aggregate represent 47.1% of premium in force. Most of these policies were obtained by the Company upon its acquisition of SPCC. The Company's strategy is to maintain adequate pricing on accounts regardless of their size, and in pursuing this strategy the Company has been unable to retain a portion of these large non-group policies. However, the Company expects to replace many of them with new, smaller accounts through its newly acquired relationships with policyholders and producers previously associated with Pac Rim, and with larger accounts (where adequate pricing can be obtained) through the Company's new large account marketing program.

     Superior Pacific closely monitors its producers through its on-line management information systems, with special attention given to the volume and profitability of business written through Superior Pacific. Relationships with producers who consistently write unprofitable business, or do not meet the minimum guideline of annual premium per year, may be terminated. Superior Pacific believes that by continually monitoring and improving the quality of the business acquired through its producers, long-term profitability will be enhanced. See "-- Information Services."

     The marketing staff, along with the branch office managers and the underwriting, loss control, and regional claim staffs, work closely with producers and frequently make joint presentations with producers to potential workers' compensation policyholders. Superior Pacific conducts its marketing by territory to enable its marketing representatives to better address the specific types of accounts located in each region.

     Producer commissions are generally determined by negotiation and are dependent on the size and profit potential of the producer's accounts. Superior Pacific's average direct commission rate was 11.1% for the years ended December 31, 1997 and 1996, and 12.0% in 1995. The Company believes the stabilization in the average direct commission rate for the year ended December 31, 1997 was due primarily to a combination of firming prices and a greater use by larger policyholders of fee-based arrangements (as opposed to traditional commission arrangements) with their insurance producers. Superior Pacific's producers are not permitted to bind Superior Pacific with respect to any account. All new and renewal policyholder applications must be submitted to Superior Pacific for approval. Superior Pacific is not committed to accept a fixed portion of any producer's business.

UNDERWRITING

     Because the types of accounts that Superior Pacific insures vary among different geographic regions, Superior Pacific conducts its underwriting activities through branch offices that are focused on the local economies. While Superior Pacific underwrites over 400 of the approximately 500 employment classifications established by the WCIRB, it targets specific classifications that management believes to be profitable. The Company believes that by focusing on certain employment classifications, it can provide claim management and standardized loss control services at a level appropriate to each policyholder. For the year ended December 31, 1997, five employment classifications, made up primarily of office and clerical, hospitality, agricultural, garment, and health care workers, represented approximately 35% of Superior Pacific's premium in force. The Company excludes most employment classifications that represent historically higher risk exposure, including the manufacturing, handling, and shipping of explosives; oil rig and derrick work; subway construction; and navigation of marine vessels. Classifications that require the approval of Superior Pacific's principal underwriting officer include those that represent potential exclusions from Superior Pacific's reinsurance treaties, unusual hazards, or catastrophic exposures such as taxicab fleets, carnivals, ski resorts, and detective agencies. Certain risks, such as the transportation of groups of employees, are generally ceded to reinsurers under separate reinsurance agreements.

     Prior to insuring an account, Superior Pacific's underwriting department reviews, inter alia, the employer's prior loss experience and safety record, premium payment and credit history, operations, geographic location, and employment classifications. Superior Pacific verifies employment classifications principally through information provided by the WCIRB and, in many instances, through its own on-site surveys of the employer's place of business.

     The Company's underwriting system is a fully integrated, computerized, rating, quoting, and policy issuance system for use both internally and remotely from producers' offices. The system contains edit and blocking features that prohibit underwriters from issuing policies associated with business that is deemed inappropriate or undesirable by management, or that may be inappropriately priced. See "-- Information Services."

     SPCC historically underwrote larger accounts than SNIC, and in a more limited range of risk classification codes. Since SPCC's acquisition, Superior Pacific has been re-underwriting SPCC's book of business at policy renewal dates in conformity with SNIC's historic underwriting standards and pricing guidelines. SPCC's average policy size has declined significantly, standing at approximately $17,000 for the policy year ended December 31, 1997, versus approximately $20,300 for the policy year ended December 31, 1996. Management believes that the re-underwriting of SPCC's business will produce a new book of business mirroring SNIC's historical book of business, both as to size and range of risk classifications, by the end of 1998.

     Virtually all of SPCC's business is located in urban and suburban Southern California. Until 1993, claim experience in Southern California was more volatile and less favorable than the remainder of the state. Further, since open rating began in 1995, the relatively large accounts that SPCC has underwritten have been subject to extreme price competition, consequently, the nature of SPCC's historical book of business may cause historical claim reserves to be subject to more uncertainty versus claim reserves established on prospective business.

LOSS CONTROL

     In addition to its responsibility for risk evaluation as part of the underwriting process, Superior Pacific's loss control department may assist policyholders in developing and maintaining safety programs and procedures to minimize on-the-job injuries and health hazards. After analyzing the policyholder's loss profile, Superior Pacific's loss control consultants will help develop a loss control program and establish accident reporting and claim follow-up activities for the policyholder. Superior Pacific's loss control personnel may also consult with policyholder management about safety and health issues, as well as about the effectiveness of the policyholder's loss prevention procedures.

CLAIM SEVERITY MANAGEMENT PROGRAM

     Effective December 31, 1997, the Company entered into agreements with REM and Zurich Reinsurance (North America), Inc. ("ZRNA"), affiliates of Zurich, to provide claim management services for its Claim Severity Management Program ("CSMP"). Under the CSMP, REM, acting as a third party administrator ("TPA"), provides claim processing and management services to Superior Pacific, and ZRNA provides Superior Pacific with protection predicated on REM's ability to reduce Superior Pacific's severity. The Company may terminate the contract with six months notice after the initial three-year term of the contract, with a penalty that will not exceed $250,000 plus REM's reasonable expenses to unwind the agreement.

     REM, in its capacity as a TPA, will provide certain claim management services, while the Company will provide claims facilities and data processing systems. All of the Company's claims personnel have been moved to an independent contractor service provider as part of the CSMP. The terms of the agreement bind REM to certain operational restrictions and performance standards designed to assure quality claims administration. The Company believes that combining REM's claim management techniques with the Company's claim processing systems should produce material improvements in the Company's claim severity, more than offsetting the cost of such services. The Company believes the CSMP will reduce the Company's ultimate loss cost severity with favorable cost-benefit trade-offs.

     Under the agreement with ZRNA, ZRNA will credit the Company's direct claim costs, up to an aggregate of $30.0 million, to the extent that REM is unsuccessful in minimizing the claim severity.

     The Company's claims services are provided primarily by Comprehensive Compensation Claims Management, Inc. ("3CM"), which was formed with the support of the Company and REM for that purpose. The Company and REM will continue to work closely with policyholders to return injured workers to the job as quickly as is medically appropriate. 3CM will continue to maintain for the Company four full service claim service offices ("CSOs") in California, which are located in Woodland Hills, Fresno, Pleasanton, and Sacramento. Additionally, the Company will use a 3CM CSO in Phoenix, Arizona. Each CSO is managed by a claims manager. The claims technical staffs are organized into units with, generally, one supervisor supervising four claims examiners and two claims assistants per unit.

     3CM relies extensively on the Company's data processing systems. The Company's data processing systems were developed internally through a joint effort of the claim and management information systems departments' personnel with three goals in mind: capture timely and meaningful data, reduce the possibility of human error through a series of system prompts and edit checks, and automate manual functions. An additional benefit of the claims system is the increased productivity, as a result of claims examiners' handling larger case loads.

     3CM's claims handling also includes a specialized subrogation function. Claims examiners are responsible for the identification of potential recoupments from third parties responsible for a work-related accident, after which the examiner notifies a subrogation specialist of this potential. The subrogation specialist determines whether a subrogation situation exists, and, if so, assumes responsibility for all aspects of subrogation to finalization.

CLAIM AND CLAIM ADJUSTMENT EXPENSE RESERVES

     Several years or more may elapse between the occurrence of a workers' compensation loss, the reporting of the loss, and final payment of the loss. Claim and claim adjustment expense reserves are estimates of what an insurer expects to pay claimants. Superior Pacific is required to maintain reserves for payment of estimated claim and claim adjustment expense for both reported claims and claims that have been incurred but not reported ("IBNR"). Superior Pacific's ultimate liability may be materially more or less than current reserve estimates.

     Reserves for reported claims are established on a case-by-case basis. Case-by-case reserve amounts are determined by claim examiners, based on the examiner's judgment and experience, and on Superior Pacific's reserving practices, which take into account the type of risk, the circumstances surrounding the claim or policy provisions relating to type of loss, and historical paid claim and claim adjustment expense data for similar claims. Case-by-case reserves are not established for claim adjustment expense, and the entire reserve for claim adjustment expense is established primarily based upon the Company's historical paid data. Superior Pacific's claims services providers regularly monitor reserve adequacy for claims that have occurred and been reported and Superior Pacific adjusts such reserves as necessary.

     Claim and claim adjustment expense reserves for IBNR are estimated based on many variables including historical and statistical information, inflation, legal developments, the regulatory environment, benefit levels, economic conditions, judicial administration of claims, general frequency and severity trends, medical costs, and other factors affecting the adequacy of loss reserves. Changes in the Company's operations and management philosophy also may cause actual developments to vary from the past. The adoption of new data processing systems, shifts to underwriting more or less hazardous risk classifications, the hiring of new claims personnel, changes in claims servicing vendors and third party administrators, may all change rates of reserve development, payments, and claims closings, increasing or decreasing claims severity and closing rates. See "Certain Considerations -- Uncertainty Associated with Estimating Reserves for Unpaid Claim and Claim Adjustment Expense." The senior officers of the Company review and adjust IBNR reserves monthly.

     Adjustments in aggregate reserves are reflected in the operating results of the period during which such adjustments are made. Although claims for which reserves are established may not be paid for several years or more, the reserves are not discounted, except to calculate taxable income as required by the Code.

     The following table provides a reconciliation of the beginning and ending claim and claim adjustment expense reserves for each of the years in the three-year period ended December 31, 1997, computed in accordance with GAAP.

       RECONCILIATION OF LIABILITY FOR CLAIM AND CLAIM ADJUSTMENT EXPENSE

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1997        1996        1995
                                                             --------    --------    --------
                                                                      (IN THOUSANDS)
Beginning reserve, gross of reinsurance....................  $115,529    $141,495    $171,258
Less: Reinsurance recoverable on unpaid losses.............    24,986      27,076      31,897
                                                             --------    --------    --------
Beginning reserve, net of reinsurance......................    90,543     114,419     139,361
Pac Rim reserves at acquisition............................   104,588          --          --
Provision for net claim and claim adjustment expenses:
  For claims occurring in current year.....................    95,826      57,614      58,842
  For claims occurring in prior years......................    (5,379)     (1,976)     (4,872)
                                                             --------    --------    --------
  Total claim and claim adjustment expenses................    90,447      55,638      53,970
                                                             --------    --------    --------
Payments for net claim and claim adjustment expense:
  Attributable to insured events incurred in current
     year..................................................   (37,945)    (19,816)    (19,732)
  Attributable to insured events incurred in prior years...   (95,533)    (59,698)    (59,180)
                                                             --------    --------    --------
  Total claim and claim adjustment expense payments........  (133,478)    (79,514)    (78,912)
                                                             --------    --------    --------
Ending reserves, net of reinsurance........................   152,100      90,543     114,419
Reinsurance recoverable on unpaid losses...................    49,155      24,986      27,076
                                                             --------    --------    --------
Ending reserves, gross of reinsurance......................  $201,255    $115,529    $141,495
                                                             ========    ========    ========

     During 1997, the Company continued to experience decreased frequency of claims and at the same time experienced an increase in claim severity for accident years 1995 and thereafter. The Company's net claim and claim adjustment expense ratio for accident year 1997 at the end of calendar year 1997 was 68.0%, versus 65.0% and 65.6% for accident years 1996 and 1995 at their respective calendar year ends.

     In 1997, the Company experienced approximately $5.4 million in favorable development on net claim and claim adjustment expense reserves estimated at December 31, 1996. This $5.4 million favorable development is the result of a $10.8 million favorable development on ceded reserves for accident years 1996 and prior. The $10.8 million favorable development on ceded reserves is attributable to SPCC and due to the post-acquisition review of all open claim files and the subsequent adjustment to reserves, which caused many claims to have incurred claim and claim adjustment expenses in excess of the retention on SPCC's reinsurance treaties. The $10.8 million favorable development is offset by a $5.4 million adverse development on direct reserves attributable to the accident years 1995 and 1996. The Company believes similar adverse development has been experienced throughout the California workers' compensation industry, perhaps due to an increase in claim severity.

     In 1996, the Company experienced approximately $2.0 million in favorable development on net claim and claim adjustment expense reserves estimated at December 31, 1995. This $2.0 million favorable development is the result of $8.4 million in favorable development on direct reserves for accident years 1994 and prior. The favorable development was offset in part by $4.1 million in adverse development on direct reserves for accident year 1995. The accident year net claim and claim adjustment expense ratio for accident year 1995 at the end of calendar year 1995 was 65.6% versus 74.6% at the end of the 1996 calendar year. The Company believes, from its review of data obtained by the WCIRB, that similar adverse development has been experienced throughout the California workers' compensation industry.

     During 1995, the Company experienced approximately $8.6 million of favorable development on direct claim and claim adjustment expense reserves estimated at December 31, 1994. Management believes the favorable development resulted from the Company's improved claims management controls and decreased claim severity, particularly in the medical component of the workers' compensation line. Similar favorable development on pre-1995 losses has been experienced elsewhere in the California workers' compensation industry. Offsetting the favorable direct development in large part was the re-estimation during 1995 of reinsurance receivables recorded at December 31, 1994, from approximately $66.2 million to approximately $59.9 million at December 31, 1995.

     On April 11, 1997, the Company acquired SPCC. The claim and claim adjustment expenses related to SPCC for this analysis are reflected in the Company's 1997 claim and claim adjustment expense balances regardless of the year the claim was previously reported to SPCC. To the extent that claims develop in the future or close favorably, the result will be reflected in the calendar year development to which it relates.

     The following table discloses the development of direct workers' compensation claim and claim adjustment expense reserves of Superior Pacific from December 31, 1987 through December 31, 1997.

       ANALYSIS OF DIRECT CLAIM AND CLAIM ADJUSTMENT EXPENSE DEVELOPMENT

                                                         YEAR ENDED DECEMBER 31,
                            ---------------------------------------------------------------------------------
                             1987      1988      1989      1990       1991       1992       1993       1994
                            -------   -------   -------   -------   --------   --------   --------   --------
                                                             (IN THOUSANDS)
Reserve for Unpaid Losses
  and Loss Adjustment
  Expenses, Gross of
  Reinsurance Recoverables
  Reserve.................  $21,969   $42,268   $60,615   $88,270   $116,811   $136,102   $171,038   $171,258
Reserve Re-estimated as
  of:
  One Year Later..........   24,241    43,581    68,718   112,160    144,676    162,634    171,960    162,635
  Two Years Later.........   26,120    46,788    79,059   111,151    143,912    148,906    161,262    145,626
  Three Years Later.......   29,140    50,955    74,619   117,506    138,607    152,420    148,654    144,173
  Four Years Later........   29,423    47,696    78,112   113,029    137,939    144,898    148,983
  Five Years Later........   29,541    49,297    75,475   112,840    135,074    146,867
  Six Years Later.........   29,082    47,554    75,913   109,655    138,048
  Seven Years Later.......   27,759    49,470    74,149   111,871
  Eight Years Later.......   27,846    48,653    75,898
  Nine Years Later........   27,573    49,451
  Ten Years Later.........   27,803
Cumulative (Deficiency)
  Redundancy..............   (5,834)   (7,183)  (15,283)  (23,601)   (21,237)   (10,765)    22,055     27,085

Cumulative Amount of
  Reserve Paid through:
  One Year Later..........  $ 9,447   $17,698   $24,478   $42,627   $ 53,914   $ 57,348   $ 60,726   $ 67,757
  Two Years Later.........   14,482    19,879    35,195    51,160     56,299     61,648     66,077     61,952
  Three Years Later.......   15,777    25,830    38,067    52,761     63,354     63,523     64,464     67,388
  Four Years Later........   18,666    26,165    38,261    57,332     64,703     66,547     66,754
  Five Years Later........   19,384    26,026    40,794    59,093     68,152     66,750
  Six Years Later.........   19,660    27,181    42,032    59,917     69,052
  Seven Years Later.......   20,707    27,202    43,146    60,749
  Eight Years Later.......   20,803    27,947    42,898
  Nine Years Later........   21,123    27,857
  Ten Years Later.........   20,899
Gross Reserve -- December 31...........................................................   $171,038   $171,258
Reinsurance Recoverables...............................................................     28,971     31,897
                                                                                          --------   --------
                                                                                           142,067    139,361
Reclassification of Amounts Recoverable from Centre Re.................................    (42,032)   (34,269)
                                                                                          --------   --------
Net Reserve -- December 31.............................................................   $100,035   $105,092
                                                                                          ========   ========
Gross Re-estimated Reserve.............................................................   $148,983   $144,173
Re-estimated Reinsurance Recoverables..................................................     25,775     34,083
                                                                                          --------   --------
                                                                                           123,208    110,090
Reclassification of Amounts Recoverable from Centre Re.................................     42,032     34,269
                                                                                          --------   --------
Net Re-estimated Reserve...............................................................   $ 81,176   $ 75,821
                                                                                          ========   ========
Net Cumulative Redundancy..............................................................   $ 18,859   $ 29,271
                                                                                          ========   ========

                               YEAR ENDED DECEMBER 31,
                            ------------------------------
                              1995       1996       1997
                            --------   --------   --------
                                    (IN THOUSANDS)
Reserve for Unpaid Losses
  and Loss Adjustment
  Expenses, Gross of
  Reinsurance Recoverables
  Reserve.................  $141,495   $115,529   $201,255
Reserve Re-estimated as
  of:
  One Year Later..........   137,242    120,999
  Two Years Later.........   145,209
  Three Years Later.......
  Four Years Later........
  Five Years Later........
  Six Years Later.........
  Seven Years Later.......
  Eight Years Later.......
  Nine Years Later........
  Ten Years Later.........
Cumulative (Deficiency)
  Redundancy..............    (3,714)    (5,470)
Cumulative Amount of
  Reserve Paid through:
  One Year Later..........  $ 63,587   $ 69,658
  Two Years Later.........    72,946
  Three Years Later.......
  Four Years Later........
  Five Years Later........
  Six Years Later.........
  Seven Years Later.......
  Eight Years Later.......
  Nine Years Later........
  Ten Years Later.........
Gross Reserve -- December   $141,495   $115,529   $201,255
Reinsurance Recoverables..    27,076     24,986     49,155
                            --------   --------   --------
                             114,419     90,543    152,100
Reclassification of Amount   (11,696)        --         --
                            --------   --------   --------
Net Reserve -- December 31  $102,723   $ 90,543   $152,100
                            ========   ========   ========
Gross Re-estimated Reserve  $145,209   $120,999
Re-estimated Reinsurance R    35,648     35,835
                            --------   --------
                             109,561     85,164
Reclassification of Amount    11,696         --
                            --------   --------
Net Re-estimated Reserve..  $ 97,865   $ 85,164
                            ========   ========
Net Cumulative Redundancy.  $  4,858   $  5,379
                            ========   ========

     The first line of the preceding table depicts the estimated liability for unpaid claim and claim adjustment expense recorded on the balance sheets of Superior Pacific at the indicated balance sheet dates. This liability represents the estimated amount of claim and claim adjustment expense for claims arising during all years prior to the indicated balance sheet date that are unpaid as of that balance sheet date, gross of reinsurance recoverables, including losses that have been incurred but not yet reported. The table also shows the re-estimated liability as of the end of each succeeding year through the latest balance sheet date, and the cumulative payments made for such claims, at annual intervals after the initial indicated balance sheet date. The claim and claim adjustment expense liability estimates change as more information becomes known about the frequency and severity of claims for each year. A direct reserve redundancy or deficiency is displayed for each balance sheet date in the center of the table when the initial liability estimate is greater (or less) than the re-estimated liability at the latest balance sheet date. A net-of-reinsurance redundancy is displayed for each of the years ended December 31, 1993, 1994, 1995, and 1996 at the bottom of the table.


     The direct reserve deficiencies associated with the years ended December 31, 1987 and 1988 were due to the lack of claim and claim adjustment expense history, which prevented management from accurately estimating ultimate claim costs. The direct deficiencies associated with reserves as of December 31, 1989, 1990, 1991, and 1992 were due to unexpected increases in claim costs resulting from increased litigation in the California workers' compensation system, an economic recession in California, and workers' compensation laws that at the time effectively encouraged workers to file unwarranted psychiatric stress and fraudulent claims. The direct redundancies associated with the years ended December 31, 1993 and 1994 occurred as a result of significant reforms in the California workers' compensation laws that became effective January 1, 1993 and an improvement in the California economy that were not anticipated when reserves were established. The direct reserve deficiencies associated with the years ended December 31, 1995 and 1996 occurred as a result of unexpected increases in severity affecting claims occurring in 1995 and 1996. The Company believes that the increase in claim severity resulted from the weeding out of low dollar claims by workers' compensation reform, creating a statistical increase in per claim severity and by a general inflation in medical costs. BIG has informed the Company that it believes other factors were more important causes of the increase in claim severity. See "Business Insurance Group, Inc. -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Six Months Ended June 30, 1998 as Compared to Six Months Ended June 30, 1997."


     Superior Pacific's experience with direct reserve deficiencies occurring for the years ended December 31, 1989 through 1992, 1995, and 1996 and direct redundancies occurring for the years ended December 31, 1993 and 1994 is consistent with the results experienced by the California workers' compensation industry during the same time periods. The underlying improvement in claim frequency and severity during the years ended December 31, 1993 and 1994 that caused Superior Pacific to develop direct redundant reserves is also consistent with industry experience. The direct reserve deficiencies occurring for the years ended December 31, 1995 and 1996 resulted from unexpected increases in claim severity, consistent with some California workers' compensation insurers' experience. The net-of-reinsurance redundancies displayed at the bottom of the table reflect Superior Pacific's per risk excess of loss, quota share, and aggregate excess of loss reinsurance, the effects of which were to reduce Superior Pacific's direct redundancies/deficiencies due to the cession to a reinsurer of a portion of Superior Pacific's favorable development.

     Currently, management prepares on a monthly basis a comprehensive analysis of workers' compensation experience, and the process of estimating claim and claim adjustment expense liabilities is continually modified to consider additional information regarding trends in pricing, frequency, and severity. However, conditions and trends that have historically affected Superior Pacific's claims may not necessarily be indicative of conditions and trends that will affect future claims, and it is not appropriate to extrapolate future reserve redundancies or deficiencies based on the data set forth above.

     By frequently reviewing reserves and utilizing sophisticated data processing systems, management is generally able to detect trends in claim and claim adjustment expenses and take appropriate actions in a timely manner to avoid having to increase reserves substantially at a later date. For example, the Company was one of the first to recognize and quantify the increase in claim severity appearing in claims with 1995 and subsequent dates of injury. Recognition of this shift has enabled management to take pro-active steps, an example of which is its undertaking of the CSMP. See
"-- Claim Severity Management Program."

DISCONTINUED OPERATIONS

     Superior Pacific's discontinued operations consist of P&C business that was discontinued effective September 30, 1993. The discontinued operations liabilities principally pertain to contractors' general liability policies underwritten during the years 1986 through 1990. There is often a significant lag between the date of loss of construction-related claims and the date such claims are reported to Superior Pacific. Superior Pacific believes the existing provision is sufficient to cover future claims, but there is significant uncertainty associated with the reporting and severity of construction claims. Certain investments are allocated to discontinued operations to fund future claim and claim adjustment expense payments. Management estimates that discontinued operations will essentially have "run-off" by the year 2000.

     In 1993, the Company recorded a pre-tax charge to income of $4.5 million for estimated operating losses during the phase-out period. During the second quarter of 1995, the Company increased by approximately $15.0 million its reserves for discontinued operations for accident years 1993 and prior and has not increased them since.

     The following table provides a reconciliation of the beginning and ending claim and claim adjustment expense reserves for discontinued operations for each of the years in the three-year period ended December 31, 1997, computed in accordance with GAAP.

       RECONCILIATION OF LIABILITY FOR DISCONTINUED OPERATIONS CLAIM AND
                            CLAIM ADJUSTMENT EXPENSE

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                               1997        1996        1995
                                                              -------    --------    --------
                                                                      (IN THOUSANDS)
Beginning reserve, gross of reinsurance.....................  $25,466    $ 40,526    $ 36,410
Less: Reinsurance recoverable on unpaid losses..............    6,976       9,159       8,777
                                                              -------    --------    --------
Beginning reserve, net of reinsurance.......................   18,490      31,367      27,633
Provision for net claim and claim adjustment expenses:
  For claims occurring in current year......................       --          --          --
  For claims occurring in prior years.......................       --          --      15,006
                                                              -------    --------    --------
          Total claim and claim adjustment expenses.........       --          --      15,006
                                                              -------    --------    --------
Payments for net claim and claim adjustment expense:
  For claims occurring in current year......................       --          --          --
  For claims occurring in prior years.......................   (5,020)    (12,877)    (11,272)
                                                              -------    --------    --------
          Total claim and claim adjustment expense
            payments........................................   (5,020)    (12,877)    (11,272)
                                                              -------    --------    --------
Ending reserves, net of reinsurance.........................   13,470      18,490      31,367
Reinsurance recoverable on unpaid losses....................    5,216       6,976       9,159
                                                              -------    --------    --------
Ending reserves, gross of reinsurance.......................  $18,686    $ 25,466    $ 40,526
                                                              =======    ========    ========

     The following table discloses the development of discontinued operations direct claim and claim adjustment expense reserves from December 31, 1987 through December 31, 1997.

 ANALYSIS OF DISCONTINUED OPERATIONS DIRECT CLAIM AND CLAIM ADJUSTMENT EXPENSE
                                  DEVELOPMENT

                                                         YEAR ENDED DECEMBER 31,
                          -------------------------------------------------------------------------------------
                            1987       1988       1989       1990       1991       1992       1993       1994
                          --------   --------   --------   --------   --------   --------   --------   --------
                                                             (IN THOUSANDS)
Reserve for Direct
  Unpaid Claim and Claim
  Adjustment Expenses,
  Gross of Reinsurance
  Recoverables
  Reserve...............  $ 12,678   $ 25,935   $ 41,088   $ 56,735   $ 65,629   $ 66,532   $ 54,898   $ 36,410
Re-estimated as of:
  One Year Later........    19,879     32,395     56,093     73,295     83,770     73,298     56,041     54,855
  Two Years Later.......    25,865     43,160     60,679     89,336     91,453     73,067     75,073     55,622
  Three Years Later.....    30,455     43,585     72,860     98,206     90,717     96,531     76,079     60,849
  Four Years Later......    30,134     52,261     82,218    102,538    117,215     92,569     82,026
  Five Years Later......    34,215     61,539     84,304    126,431    113,084     99,009
  Six Years Later.......    38,051     63,072    103,326    123,722    119,112
  Seven Years Later.....    38,844     77,080    104,428    130,055
  Eight Years Later.....    44,129     78,938    108,897
  Nine Years Later......    44,866     80,906
  Ten Years Later.......    45,315
Cumulative
  (Deficiency)..........   (32,637)   (54,971)   (67,809)   (73,320)   (53,483)   (32,477)   (27,128)   (24,439)
Cumulative Amount of
  Reserve Paid Through
  One Year Later........  $  7,529   $ 13,754   $ 19,839   $ 27,397   $ 29,274   $ 26,473   $ 23,043   $ 14,329
  Two Years Later.......    13,146     15,301     26,399     35,278     29,165     23,483     16,203     16,765
  Three Years Later.....    15,900     19,844     32,188     39,203     28,136     18,380     19,649     11,857
  Four Years Later......    18,915     23,007     37,758     42,135     23,255     17,777     19,263
  Five Years Later......    22,329     28,609     38,798     41,835     22,047     18,276
  Six Years Later.......    26,129     31,715     37,585     42,943     23,104
  Seven Years Later.....    27,645     31,247     42,260     42,363
  Eight Years Later.....    27,791     37,394     40,796
  Nine Years Later......    27,780     41,325
  Ten Years Later.......    29,163
Gross Reserve -- December 31.............................................................   $ 54,898   $ 36,410
Reinsurance Recoverables.................................................................     (8,379)    (8,777)
                                                                                            --------   --------
Net Reserve -- December 31...............................................................   $ 46,519   $ 27,633
                                                                                            ========   ========
Gross Re-estimated Reserve...............................................................   $ 82,026   $ 60,849
Re-estimated Reinsurance Recoverables....................................................     21,249     18,210
                                                                                            --------   --------
Net Re-estimated Reserve.................................................................   $ 60,777   $ 42,639
                                                                                            ========   ========
Net Cumulative (Deficiency)..............................................................   $(14,258)  $(15,006)
                                                                                            ========   ========

                            YEAR ENDED DECEMBER 31,
                          ----------------------------
                            1995      1996      1997
                          --------   -------   -------
                                 (IN THOUSANDS)
Reserve for Direct
  Unpaid Claim and Claim
  Adjustment Expenses,
  Gross of Reinsurance
  Recoverables
  Reserve...............  $ 40,526   $25,466   $18,686
Re-estimated as of:
  One Year Later........    41,293    30,693
  Two Years Later.......    46,520
  Three Years Later.....
  Four Years Later......
  Five Years Later......
  Six Years Later.......
  Seven Years Later.....
  Eight Years Later.....
  Nine Years Later......
  Ten Years Later.......
Cumulative
  (Deficiency)..........    (5,994)   (5,227)
Cumulative Amount of
  Reserve Paid Through
  One Year Later........  $ 15,827   $10,717
  Two Years Later.......    10,717
  Three Years Later.....
  Four Years Later......
  Five Years Later......
  Six Years Later.......
  Seven Years Later.....
  Eight Years Later.....
  Nine Years Later......
  Ten Years Later.......
Gross Reserve -- Decembe  $ 40,526   $25,466   $18,686
Reinsurance Recoverables    (9,159)   (6,976)   (5,216)
                          --------   -------   -------
Net Reserve -- December   $ 31,367   $18,490   $13,470
                          ========   =======   =======
Gross Re-estimated Reser  $ 46,520   $30,693
Re-estimated Reinsurance    15,153    12,203
                          --------   -------
Net Re-estimated Reserve  $ 31,367   $18,490
                          ========   =======
Net Cumulative (Deficien  $     --   $    --
                          ========   =======

     The first line of the preceding table depicts the estimated liability for unpaid claim and claim adjustment expense for discontinued operations recorded for each of the indicated periods. The table follows the form of the table depicting workers' compensation reserve development in "-- Analysis of Direct Claim and Claim Adjustment Expense Development," above.

     From 1987 to 1990, the increase in ultimate claim and claim adjustment expense for discontinued operations was due to the lack of Company history, as well as changes in economic and legal environments that prevented management from reasonably estimating ultimate loss costs. Thereafter, a full actuarial analysis has been performed semi-annually taking into account the Company's history of reserve development, industry claim experience, and the effects of litigation on future loss costs.

     The predominant number of the Company's pre-1991 discontinued operations claims are attributable to construction defect claims associated with commercial package policies sold to general contractors, developers, and artisan contractors underwritten from 1986 to 1993. Other carriers writing these same lines of business have also been negatively affected by the unfavorable increase in claim frequency and severity that occurred as a result of changes in the economic and legal environment during this time. At December 31, 1997, approximately $16.8 million (approximately 90%) of the total $18.7 million of direct reserves for discontinued operations was attributable to construction defect claims.

     The Company began to monitor separately the effects of construction defect claims beginning in 1993. Prior to 1993 the effects of construction defect claims were combined with all other general liability business for reserve valuation purposes. The frequency, severity, and time lag between the occurrence and reporting dates of such claims vary significantly from the statistics associated with all other lines and sublines of the Company's claim and claim adjustment expense reserves for discontinued operations. Effective June 30, 1995, the Company recorded a pre-tax charge of approximately $15.0 million ($9.8 million net of tax) for discontinued P&C operations due principally to an increase in management's estimates of IBNR construction defect claims.

     The frequency of newly reported construction defect claims increased significantly in July 1995. Management believes the increase in new construction defect claims was attributable to the California Supreme Court decision in Montrose Chemical Corporation v. Admiral Insurance Company ("Montrose") handed down in July 1995. The Montrose decision effectively broadened the definition of "loss occurrence" to potentially include an extended period of time beginning with the construction date and ending perhaps as late as the date of judgment associated with defective construction. Since July 1995 the Company has received notices of claims on allegedly defective construction projects where the manifestation of the loss, the immediate cause of the loss, and the first report of the loss, all fall outside of the Company's policy terms. Regardless of these facts, under the California Supreme Court's ruling, the Company believes it is compelled to defend the "insured" and to contribute appropriately to loss settlements.

     Management cannot predict the volume of future Montrose-related claims, the cost of handling the claims, or the ultimate severity of loss associated with such claims, but believes its current reserves are adequate to cover this increase in claims activity, depending on the length of time the recent reporting trends continue. There can be no assurance, however, that further upward development of ultimate loss costs associated with construction defect claims will not occur.

     The Company has also experienced significant development with respect to loss costs for components of discontinued operations other than construction defect claims. While these other claims are generally more predictable than construction defect claims, there can be no assurance that further upward development of loss costs associated with such claims will not occur.

REINSURANCE

     Reinsurance is generally used to reduce the liability on individual risks and to protect against individual risks or aggregate catastrophic losses. Superior Pacific follows the industry practice of reinsuring a portion of its risks. The availability and cost of reinsurance are subject to prevailing market conditions and may affect Superior Pacific's profitability. Superior Pacific's reinsurance program is based on the security of the reinsurers, coverage, and price. Superior Pacific monitors its reinsurers' financial condition carefully and recoverable losses are pursued aggressively. Occasionally, Superior Pacific is involved in disputes with reinsurers, which, if not settled, may be resolved in arbitration. At December 31, 1997, there were no disputes related to the workers' compensation operations.

     Superior Pacific maintains excess of loss reinsurance contracts with various reinsurers and a quota-share contract with ZRNA. Under its current excess of loss contracts (with multiple reinsurers), various reinsurers collectively assume liability on that portion of each loss that exceeds $500,000 on a per occurrence basis, up to a maximum of $150.0 million per occurrence.

     Effective January 1, 1994, SNIC entered into a quota-share reinsurance contract (the "ZRNA Quota-Share") with ZRNA. Under the ZRNA Quota-Share, ZRNA may provide Superior Pacific with an Assumption of Liability Endorsement ("ALE") facility, or, effective January 1, 1997, Superior Pacific may write directly on policy forms of ZC Insurance Company ("ZCIC"), an affiliate of Zurich (the "ZCIC Underwriting Agreement"). The ceding rate under the contract was 20% for 1994, and ZRNA and Superior Pacific mutually agreed to reduce the quota-share participation to 5% for 1995 and 1996. Further, Superior Pacific received ceding commissions ranging between 22.5% and 24.5% for premiums ceded to ZRNA under the 1994-1997 contracts. The purpose of the ceding commission is to cover Superior Pacific's cost of acquiring new business and may be changed as a result of changes in market conditions on a quarterly basis.

     Effective January 1, 1997, the terms of the ZRNA Quota-Share were amended to increase ZRNA's participation from 5% of premiums written in 1996 to 6.5% in 1997. In exchange for the increased participation, ZRNA no longer received a separate fee for policies written on ALEs, but received an additional 2% of premiums written on ZCIC Underwriting Agreement policies only.

     Effective January 1, 1998, the terms of the ZRNA Quota-Share again were amended to increase the ceding commission to 27.5% for non-ZCIC policies and on ALE premium. The ceding commission on ZCIC policies remained at 20%. Further, the additional 2% of premium paid to ZCIC for its underwriting was eliminated.

     Superior Pacific entered into a contract with Centre Re effective June 30, 1997, under which Centre Re assumed $10.0 million of reserves associated with claims open for future medical payments from Superior Pacific in consideration of $1.0 million in cash and assignment of Superior Pacific's rights of contribution and subrogation recoveries during the term of the contract. The contract is accounted for as a deposit, and no gain will be recognized until net cash payments from Centre Re are greater than Superior Pacific's $1.0 million premium. See "Superior National -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Effective February 1, 1998, Superior Pacific entered into the unrelated Quota-Share Arrangement with United States Life Insurance Company, rated "A+" by A.M. Best, under which Superior Pacific ceded 100% of premiums and claim and claim adjustment expenses associated with policies having $100,000 or more of estimated annual premium. Superior Pacific received a 35.0% ceding commission on premiums ceded under this contract. Effective May 1, 1998, the Quota-Share Arrangement was amended so that the ceding level was reduced to $25,000 in estimated annual premium at inception, and the ceding commission was adjusted to 33.5%. The term of the amended agreement is three years, with two one-year extensions. As BlG has entered into a substantially identical Quota-Share Arrangement with the same reinsurer, this contract plays an important role in the Company's strategy going forward.

     Reinsurance makes the assuming reinsurer liable to the insurer to the extent of the reinsurance ceded, but it generally does not legally discharge an insurer of its primary liability for the full amount of the policy liability (except for ALEs). If a reinsurer fails to meet its obligations under a reinsurance agreement, the ceding company is required to pay the loss. With respect to policies of Superior Pacific's with an ALE, however, in the event that Superior Pacific is unable to meet its claim payment obligations, ZRNA assumes all responsibility for the payment of losses related to the policy. All of the excess of loss reinsurance is with non-affiliated reinsurers.

     Superior Pacific generally enters into its contracts on an annual basis. Superior Pacific has maintained reinsurance contracts with many reinsurers for a number of years. In general, Superior Pacific's reinsurance contracts cover specified underwritten risks. Superior Pacific also from time to time purchases reinsurance covering specific liabilities or policies underwritten. As of December 31, 1997, ZRNA and General Reinsurance Corporation ("Gen Re") accounted for 24.5% and 21.6%, respectively, of total amounts recoverable by Superior Pacific from all reinsurers on paid and unpaid claims and claim adjustment expenses, and were the only reinsurers that accounted for more than 10% of such amounts.

INVESTMENTS

     The amount and types of investments that may be made by the Company are regulated under the California Insurance Code and the rules and regulations promulgated by the DOI. The Company's investments are primarily managed externally, based upon guidelines and strategies approved by management. As of December 31, 1997, the Company's consolidated portfolio consisted almost entirely of fixed-income securities. The bond portfolio is heavily weighted toward short- to intermediate-term, investment-grade securities rated "A" or better, with approximately 91% rated "AA" or better.

     Funds withheld assets having carrying and market values of $114.9 million and $117.1 million, respectively, at December 31, 1995, were withheld from Centre Re as collateral under an excess of loss reinsurance contract. These assets were carried as held to maturity until they were returned to Centre Re in 1996 upon the commutation of the reinsurance contract. All investment income and market value risk associated with these assets was assumed by Centre Re. Interest expense in the amount of $6.1 million and $8.8 million was paid to Centre Re during 1996 and 1995, respectively. In November 1996, the Company entered into a financing transaction involving Centre Re and Chase pursuant to which Chase extended a $93.1 million term loan, net of transaction costs. The Company used proceeds from the transaction to purchase from SNIC reinsurance receivables due from Centre Re. On June 30, 1997, the Company reached an agreement under which the Company agreed to transfer reinsurance receivables to Chase in exchange for the cancellation of the Company's debt to Chase. As a result of these transactions, the Company's investable assets increased by $93.1 million.

     The table below contains information concerning the composition of the Company's investment portfolio at December 31, 1997:

                                                                AS OF
                                                          DECEMBER 31, 1997
                                                        ----------------------
                                                         CARRYING      MARKET
                                                        AMOUNT (1)     VALUE
                  TYPE OF INVESTMENT                    ----------    --------
                                                            (IN THOUSANDS)
Bonds: (2)
U.S. government and agencies (AAA/Aaa rated)..........   $165,273     $165,273
AA/Aa rated...........................................     21,127       21,127
A rated...............................................     12,584       12,584
BBB/Baa rated.........................................      2,150        2,150
BB/Ba rated...........................................      4,080        4,080
                                                         --------     --------
          Total Bonds.................................    205,214      205,214
Cash and cash equivalents and short-term
  investments.........................................     35,376       35,376
Common stocks.........................................      1,526        1,526
                                                         --------     --------
          Total.......................................   $242,116     $242,116
                                                         ========     ========

------------------------------
(1) Carrying amount is amortized cost for bonds held to maturity and short-term investments. Market value is used for bonds held for sale and common stocks.

(2) S&P defines "AAA" rated securities as "highest rating, extremely strong security," "AA" rated securities as "very strong security," "A" as "strong security," "BBB" as "adequate security," and "BB" as "low quality." Moody's defines "Aaa" rated securities as "best quality," "Aa" as "high quality," "A" as "strong security," "Baa" as "adequate security," and "Ba" as "low quality."

     The table below reflects investments and interest earned thereon and average annual yield on investments for each year in the five-year period ended December 31, 1997.

                                                        YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------------
                                            1997       1996       1995       1994       1993
                                          --------   --------   --------   --------   --------
                                                             (IN THOUSANDS)
Total investments at end of period......  $213,374   $115,017   $163,951   $174,345   $144,778
Net investment income (before taxes)....  $ 12,674   $  7,769   $  9,784   $  9,049   $  9,550
Average annual yield on ending
  investment portfolio (before taxes)...      5.9%       6.7%       5.9%       5.2%       6.6%

     The Company in monitoring its asset and liability match attempts to keep the investment duration at the mid-point of the payout pattern. As of December 31, 1997, the investments under the Company's management (i.e., excluding funds withheld) have a duration of 2.9 years.

     The table below sets forth the maturity profile of the Company's bond portfolio at market value as of December 31, 1997:

                                                     AS OF DECEMBER 31, 1997
                                    ----------------------------------------------------------
                                                          BONDS RATED(1)
                                    ----------------------------------------------------------
                                    AAA/AAA     AA/AA       A      BBB/BAA   BB/BA     TOTAL
                                    --------   -------   -------   -------   ------   --------
                                                          (IN THOUSANDS)
1 year or less....................  $ 25,086                                          $ 25,086
More than 1 year, through 3
  years...........................     9,038             $ 5,544                        14,582
More than 3 years, through 5
  years...........................    11,988   $15,120     3,020                        30,128
More than 5 years, through 10
  years...........................    26,519     6,007     4,020   $2,150    $4,080     42,776
More than 10 years, through 15
  years...........................     2,866                                             2,866
More than 15 years................    89,776                                            89,776
                                    --------   -------   -------   ------    ------   --------
          Total...................  $165,273   $21,127   $12,584   $2,150    $4,080   $205,214
                                    ========   =======   =======   ======    ======   ========

------------------------------
(1) S&P defines "AAA" rated securities as "highest rating, extremely strong security," "AA" rated securities as "very strong security," "A" as "strong security," "BBB" as "adequate security," and "BB" as "low quality." Moody's defines "Aaa" rated securities as "best quality," "Aa" as "high quality," "A" as "strong security," "Baa" as "adequate security," and "Ba" as "low quality."

     The Company intends to cause BIG to liquidate its investment portfolio immediately prior to Closing. The bulk of the investable assets obtained as a result of the Acquisition will be invested in accordance with the Company's existing investment policies. The Company also intends to purchase a $110.0 million Federal National Mortgage Association security maturing in 2013. Such a security would have a high investment grade rating, a higher yield coupon than the Company's portfolio generally, and an approximately ten-year duration.

INFORMATION SERVICES

     Superior Pacific emphasizes the development of personal computer based information and processing systems for use in all areas of its business and to that end strives to maintain a creative, flexible, and dynamic data processing capability that (i) enhances the effectiveness of its employees' underwriting, policy administration, and claims activities, (ii) provides detailed, real-time, and near real-time information to management for control and administration purposes, and (iii) provides marketing benefits through improved customer service. The Company believes that these systems give it a significant competitive advantage over competitors that lack such systems. Superior Pacific expensed or capitalized 3.7%, 4.2%, and 3.3% of direct written premium in 1997, 1996, 1995, respectively, for developing and upgrading its systems.

     Data Warehouse Decision Support System. In 1993 the Company developed SWAMI(R), its proprietary "data warehouse decision support" system. Beginning with the installation of SWAMI(R), Superior Pacific adjusted the Company's monitor and feedback cycle to no less frequently than weekly, and, in many respects, to a daily basis. Management believes this monitoring and feedback system is necessary due to the information intensive nature of the insurance business because lack of information represents a major aspect of underwriting risk. Accordingly, SWAMI(R) was developed to provide quality, detailed, real-time, and near real-time information to management as needed to reduce the risk represented by lack of information. The SWAMI(R) system has been constantly enhanced since its implementation. Management believes that SWAMI(R) is the first comprehensive "data warehouse decision support" system developed in the insurance industry.

     Underwriting. The Company's underwriting system is a fully integrated, computerized, rating, quoting, and policy issuance system for use both internally and remotely from producers' offices. The system contains edit and blocking features that prohibit underwriters from issuing policies associated with business that is deemed inappropriate or undesirable by management, or that may be inappropriately priced. Detailed information for each producer can be instantaneously reviewed on an accident year, policy year, or calendar year basis. The system provides analytical information as to producers, underwriters, or branch operations, which management uses to take corrective action with respect to unprofitable producers or ineffective staff. The system permits management to evaluate commissions, in force business, collections activity, and product pricing in detail, utilizing information that is no more than 24 hours old.

     Policy Administration. The Company's policy administration, including premium collection and audit activities, is fully automated. In addition to traditional "agency" billing services, the Company's collections capabilities also include direct bill, automatic withdrawals from policyholders' bank accounts, and credit card billings, which, management believes, dramatically improve credit experience and policy persistency.

     Claims Administration. The core of the claims system is a proprietary document imaging system that, combined with sophisticated workflow protocols, improves the productivity of the Company's claims administration.

     The Company has comprehensive physical and virtual safeguards for its information and processing systems. Disaster recovery programs and back-up procedures include nightly back-up storage of all transactions and changes to the system's database. At the end of each business day, the Company transfers this information to tapes that are stored off site. The Company maintains back-up systems in the branch offices to use if the main system fails. Computer access is restricted by use of codes and passwords.

     The Company does not believe that it will incur any material expenditures or liabilities as a result of the Year 2000 problem in computer software and hardware. See "Superior National -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Strategy."

     The Company is developing a strategy to integrate BIG's policy and claims functions into its system over time. The integration of policy functions would be the first step, and could occur as new or renewal policies are issued after the Acquisition. The claims functions of Superior Pacific and BIG would be separate for some time.

COMPETITION


     California is the country's largest workers' compensation insurance market. Competitive pressures in the California workers' compensation market increased with the implementation of open rating in January 1995. As a result, total direct written premium for the California market decreased from $9.0 billion in 1993 to $4.9 billion in 1997. More recently, certain fundamentals of the workers' compensation market in California have improved, as demonstrated by an actual improvement in premium pricing of 0.5% for the year ended December 31, 1997, as compared to the same period in 1996.


     The workers' compensation insurance industry in California is extremely competitive. Many of Superior Pacific's competitors have been in business longer, have a larger volume of business, offer more diversified types of insurance coverage, have greater financial resources, and have greater distribution capabilities than Superior Pacific. Of the approximately 300 companies that report to the WCIRB that they write workers' compensation insurance, the Company believes that Liberty Mutual Insurance Companies, CalComp, and American International Group are the largest private sector underwriters of workers' compensation insurance in California. Superior Pacific believes the dominant competitor in the California workers' compensation industry is the State Fund. As a result of the Pac Rim Transaction, the Company believes that, excluding the State Fund, it is the eighth largest California workers' compensation insurer overall, based upon 1996 direct written premium. On a pro forma basis, upon acquiring CalComp in the Acquisition, as well as the other BIG Insurance Subsidiaries, the Company believes it will be the largest California workers' compensation insurer overall, excluding the State Fund.

     The workers' compensation market is commodity-oriented, highly fragmented, and reflective of intense price competition. Nevertheless, because each risk is unique in terms of insurance exposure, different insurers can develop widely divergent estimates of prospective losses. Most insurers attempt to segment classes within markets so that they target the more profitable sub-classes with lower, although adequate, rates given the estimated profitability of the segment. In some cases, no statistics are available for the sub-classes involved, and the insurer implements discounted rate structures based solely on theoretical judgment. Finally, different insurers have widely divergent internal expense positions, due to distribution methods, economies of scale, and efficiency of operations. Therefore, although workers' compensation insurance is a commodity, the price of insurance does not necessarily reflect commodity pricing. Superior Pacific's existing and prospective customer bases are vulnerable to competition, especially from larger insurers that at any time are capable of penetrating Superior Pacific's markets with products priced at levels substantially below Superior Pacific's.

RATINGS

     Superior Pacific is currently rated "BBB" by S&P, a claims paying rating it has held since 1995. Insurance companies rated "BBB" are considered by S&P to offer adequate financial security, but capacity to meet policyholder obligations is susceptible to adverse economic and underwriting conditions. A.M. Best has currently assigned a "B+" (Very Good) rating to Superior Pacific, a rating it has held since 1995. A.M. Best has placed the Company's rating on a watch with positive implications. A.M. Best's ratings are based upon an evaluation of a company's: (i) financial strength (leverage/capitalization, capital structure/holding company, quality, appropriateness of reinsurance program, adequacy of loss/policy reserves, quality, diversification of assets, and liquidity); (ii) operating performance (profitability, revenue composition, and management experience and objectives); and (iii) market profile (market risk, competitive market position, spread of risk, and event risk). A "B+" rating is assigned to companies that have on balance, in A.M. Best's opinion, very good financial strength, operating performance, and market profile when compared to the standards established by A.M. Best, and have a good ability to meet their ongoing obligations to policyholders. "B+" is A.M. Best's sixth highest rating classification out of 15 ratings. A.M. Best's and S&P's ratings represent independent opinions of a company's financial strength and ability to meet its obligations to policyholders and are not based upon factors concerning investors. There is no relationship between an insurance rating established by A.M. Best or S&P and the investment ratings issued by the several securities rating firms, including S&P and Moody's. Investment ratings generally pertain to individual securities, although the firms who issue ratings associated with specific investments also issue insurance ratings that duplicate in some respects the activities of A.M. Best. Insurance ratings are subject to change and are not recommendations to buy, sell, or hold securities. One factor in an insurer's ability to compete effectively is its A.M. Best rating. The Company's A.M. Best rating is lower than that of many of its competitors. There can be no assurance that such ratings or future changes therein will not affect the Company's competitive position.

     In addition, the Company currently maintains a facility that allows it to offer certain policyholders insurance policies written by ZCIC, having an A.M. Best "A" rating. As a result of the planned sale of BICO to Zurich Centre Group LLC or its designee, and an underwriting arrangement created in connection therewith, the Company expects to have the ability to offer certain policyholders policies with Zurich's "A" rating.

REGULATION

     Superior National and its insurance subsidiaries are subject to extensive governmental regulation and supervision. Regulations relate to such matters as the filing of premium rates and policy forms, adequacy of reserves, types and quality of investments, minimum capital and surplus requirements, deposits of securities for the protection of policyholders, statutory financial reporting, and restrictions on stockholder dividends.

Superior National and its insurance subsidiaries are also subject to periodic examination by the DOI. In addition, assessments are made against Superior Pacific and other California insurers to cover liabilities to policyholders of insolvent insurance companies. The regulation and supervision of insurance companies by state agencies is designed only for the benefit of policyholders, not stockholders. Superior National believes that it and its Subsidiaries are in material compliance with state regulatory requirements that are relevant to their respective businesses.

     The DOI Triennial Examination of SNIC, which covered the three years ended December 31, 1994, was completed in 1996 and indicated no material issues or actions needed to be taken by SNIC in either its operations or financial statements. SPCC's Triennial Examination, which was completed in 1996, resulted in an additional $18.5 million of claim and claim adjustment expense reserves being recorded as of December 31, 1996, and other significant adjustments totalling $4.1 million in aggregate. An additional $12.0 million in claim and claim adjustment expense was recorded by SPCC in the first quarter of 1997. These events preceded SPCC's acquisition on April 11, 1997.

     The California Insurance Code requires the DOI to approve any proposed change of control of the Company. For such purposes, "control" is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing more than 10% of the voting securities of the Company.

     The California Insurance Code also limits the amount of dividends or distributions an insurance subsidiary may pay without DOI approval or non-disapproval in any 12-month period to the extent it exceeds the greater of
(a) net income from operations for the preceding year or (b) 10% of statutory policyholders' surplus as of the preceding December 31. Payments of greater amounts require the approval of the DOI. The maximum dividends permitted under the California Insurance Code are not necessarily indicative of an insurer's actual ability to pay dividends or other distributions to a parent company, which also may be constrained by business and regulatory considerations, such as the impact of dividends on surplus, that could affect an insurer's competitive position, the amount of premiums that can be written, and the ability to pay future dividends. Further, the California Insurance Code requires that the statutory surplus of an insurance company following any dividend or distribution by such company be reasonable in relation to its outstanding liabilities and adequate for its financial needs. Moreover, dividends may only be paid out of "earned surplus" as defined in the California Insurance Code. New York and Delaware, the respective domiciles of CCIC and BICO, also limit the amount of dividends that may be paid by an insurance subsidiary.

     In 1989, 1991, 1993, and 1995, various workers' compensation reform laws that were passed into law by the California legislature materially impacted the Company's rates, claims experience, financial condition, and results of operations.

     Under the last important measure, adopted in 1993 and declared effective as of January 1995, California's minimum rate law was replaced by an open rating system. Under this new rating system, individual insurance companies file rates and rules not less than 30 days prior to their effective date, and such rates and rules can only be disapproved by the DOI after a hearing and only on the basis of solvency, market share, or improper filing. Superior Pacific cannot predict the ultimate effect of open rating on its workers' compensation business, but during the first three years of open rating, the intense price competition that ensued led to lower average premiums per policy. Rates stabilized in 1996 and appeared to increase slightly during 1997. Superior Pacific believes the rates it has filed with the DOI are adequate, but it is unable to predict the degree to which such rates are competitive in the marketplace.

     In 1996, the California legislature implemented a set of workers' compensation reforms, referred to as Assembly Bill 1913 ("AB 1913"), and the DOI issued its guidelines with respect to their interpretation. AB 1913 causes, among other things, the experience modification factor of a current workers' compensation policy and the immediately preceding two policies regardless of carrier to be subject to revision if a single claim used in a modification closes on or after January 1, 1995, for a value of 60% or less of its highest earlier reported value, if the highest reported incurred value was $10,000 or more. AB 1913 was amended effective January 1, 1998 by Senate bill 1217 ("SB 1217"). Under the new guidelines of SB 1217, if the aggregate amount of incurred claims (as opposed to a single claim) changes by the threshold amount, than the WCIRB will calculate a new experience modification factor. Such a change in the experience modification factor will require the current workers' compensation carrier to return a portion of a policyholder's premium for the current and preceding two policies' periods without regard to whether the current workers' compensation insurance carrier was the insured's previous carrier. WCIRB estimates the ultimate cost to California workers' compensation underwriters will be less than 2.5% of 1996 premium; however, these estimates are based upon broad industry estimates and could vary significantly from company to company based upon the type of claims incurred, size of employer, and employer industry group.

     Proposed federal legislation has been introduced from time to time in recent years that would provide the federal government with substantial power to regulate P&C insurers, including state workers' compensation systems, primarily through the establishment of uniform solvency standards. Proposals also have been discussed to modify or repeal the antitrust exemption for insurance companies provided by the McCarran-Ferguson Act. The adoption of such proposals could have a material adverse impact upon the operations of the Company.

     In order to enhance the regulation of insurer solvency, the NAIC has adopted a formula and model law to implement risk-based capital ("RBC") requirements for P&C (including workers' compensation) insurance companies designed to assess minimum capital requirements and to raise the level of protection that statutory surplus provides for policyholder obligations. The NAIC model law has been incorporated into the California Insurance Code. The RBC formula for P&C insurance companies measures four major areas of risk: (i) underwriting, which encompasses the risk of adverse loss developments and inadequate pricing, (ii) declines in asset values arising from credit risk,
(iii) declines in asset values arising from investment risks, and (iv) off-balance sheet risk arising from adverse experience from non-controlled assets, guarantees for affiliates, contingent liabilities, and reserve and premium growth. Pursuant to the model law, insurers having less statutory surplus than that required by the RBC calculation will be subject to varying degrees of regulatory action, depending on the level of capital inadequacy.

     The RBC model law provides for four levels of regulatory action. The extent of regulatory intervention and action increases as the level of surplus as a percentage of the RBC amount falls. The first level, the Company Action Level (as defined by the NAIC), requires an insurer to submit a plan of corrective actions to the regulator if surplus falls below 200% of the RBC amount. The Regulatory Action Level (as defined by the NAIC) requires an insurer to submit a plan containing corrective actions and requires the relevant insurance commissioner to perform an examination or other analysis and issue a corrective order if surplus falls below 150% of the RBC amount. The Authorized Control Level (as defined by the NAIC) gives the relevant insurance commissioner the option either to take the aforementioned actions or to rehabilitate or liquidate the insurer if surplus falls below 100% of the RBC amount. The fourth action level is the Mandatory Control Level (as defined by the NAIC), which requires the relevant insurance commissioner to rehabilitate or liquidate the insurer if surplus falls below 70% of the RBC amount. Based on the foregoing formulae, as of December 31, 1997, the RBC ratios of SNIC and SPCC were in excess of the Company Action Level, the first trigger level that would require regulatory action.

     The NAIC's Insurance Regulatory Information System ("IRIS") was developed by a committee of state insurance regulators and is primarily intended to assist state insurance departments in executing their statutory mandates to oversee the financial condition of insurance companies operating in their respective states. IRIS identifies eleven industry ratios and specifies "usual values" for each ratio. Departure from the usual values on four or more of the ratios may lead to increased regulatory oversight. Based on its 1997 statutory financial statement, SNIC was within the usual range of all twelve IRIS tests, and SPCC fell outside the usual range of three of the twelve IRIS tests. SPCC was outside of the usual range of the tests measuring change in net writings, two-year overall operating ratio, and two-year reserve development to surplus. The unusual values were the result of 1996 claim and claim adjustment expense reserve increases, and the runoff of SPCC's premium in force during 1997.

     The financial statements contained herein have been prepared in conformity with GAAP, as opposed to SAP prescribed or permitted for insurance companies by regulatory authorities. SAP differs from GAAP principally in the following respects: (a) premium income is taken into operations over the periods covered by the policies, whereas the related acquisition and commission costs are expensed when incurred; (b) deferred income taxes are not recognized under SAP; (c) certain assets such as agent's balances over ninety days due and prepaid expenses are nonadmitted assets for statutory reporting purposes; (d) policyholder dividends are accrued when declared; (e) the cash flow statement is not consistent with classifications and the presentation under GAAP; (f) bonds are recorded at amortized cost, regardless of trading activities; (g) loss and loss adjustment expense reserves and unearned premium reserves are stated net of reinsurance; and (h) minimum statutory reserves for losses in excess of the Company's estimates are required.

     The NAIC recently approved the codification of SAP with an effective date of January 1, 2001. Included in the codification is a change in the definition of prescribed versus permitted policies that insurance companies use to prepare their statutory financial statements. The Company has not yet determined the impact of the adoption of the codification project.

     Although the Company has not received any claims made under policies written in its P&C insurance business (discontinued in 1993) related to business losses caused by Year 2000 malfunctions or costs incurred in connection with prevention or correction of Year 2000 problems, it is conceivable that such claims could be made. Published estimates of Year 2000 business losses and costs are in the many billions of dollars. If P&C insurers were required by court decision to pay claims on policies issued between 1985 and 1993 related to Year 2000 losses the Company may have to pay such claims. In such event, the Company would likely have inadequate reserves in its discontinued operations and the booking of additional reserves would have a material adverse effect on the Company's results of operations.

     It is not possible to predict the future impact of changing state and federal regulation on the Company's operations and there can be no assurance that laws and regulations enacted in the future will not be more restrictive than existing laws.

EMPLOYEES


     As of August 1, 1998, the Company had 262 employees, none of whom was covered by a collective bargaining agreement.


BUSINESS PROPERTIES

     The Company's principal executive offices are located in Calabasas, California and are subject to a lease that expires in 2000. The Company also leases space for branch offices in Woodland Hills, Pleasanton, Sacramento, and Fresno (all in California). Such leases expire in 2002, 2003, 2001, and 2000, respectively. The Company's Phoenix, Arizona office is the subject of a lease that expires in 2001.

     The Company's principal executive office is located at 26601 Agoura Road, Calabasas, California 91302, and the telephone number is (818) 880-1600.

LEGAL PROCEEDINGS

     Superior National and its Subsidiaries are parties to various legal proceedings, all of which are considered routine and incidental to the business of the Company and are not material to the financial condition and operation of the business. Neither Superior National nor any of its Subsidiaries is a party to any litigation expected to have a material adverse effect upon the Company's business or financial position.

     The Company is subject to class action litigation filed against all workers' compensation insurers in California, related principally to claims paying practices. Such litigation is being vigorously contested by the Company. Although the likelihood of a material adverse result in such matters is regarded by the defendants as low, there can be no assurance that, should a trial be held, the class plaintiffs will not receive a substantial award.

                         BUSINESS INSURANCE GROUP, INC.

                        SELECTED COMBINED FINANCIAL DATA


     The following selected combined financial data are qualified by reference to and should be read in conjunction with the combined financial statements and notes thereto included elsewhere in this document. The selected combined financial data set forth below as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996, and 1995 have been derived from the audited financial statements of BIG included in this document. The selected combined financial data set forth below as of December 31, 1995, 1994, and 1993 and for the years ended December 31, 1994 and 1993 have been derived from unaudited combined financial statements of BIG not included in this document. The selected combined financial data as of and for the six months ended June 30, 1998 and 1997 have been derived from unaudited combined financial statements of BIG, but include all adjustments, including normally occurring accruals, that BIG considers necessary for a fair presentation of the results of operations for the periods presented. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for BIG's fiscal year ending December 31, 1998.



                                                SIX MONTHS
                                              ENDED JUNE 30,                        YEAR ENDED DECEMBER 31,
                                          -----------------------   --------------------------------------------------------
                                             1998         1997         1997         1996        1995       1994       1993
                                          ----------   ----------   ----------   ----------   --------   --------   --------
                                                (UNAUDITED)                              (IN THOUSANDS)      (UNAUDITED)
REVENUES:
Gross premiums written..................  $  299,845   $  326,290   $  668,906   $  641,113   $421,422   $364,466   $332,772
Net premiums written....................     207,392      260,675      526,925      490,367    397,077    343,006    240,991
  Net premiums earned...................     215,911      246,282      515,272      480,828    390,974    340,097    233,341
  Net investment income (excluding
    capital gains and losses)...........      18,215       19,283       37,548       33,317     24,005     16,146     13,711
  Net capital gain (loss)...............         275          284        7,176          892      1,667        (61)     2,539
  Other income, net.....................         100        1,528        3,512        2,823        248         96         --
                                          ----------   ----------   ----------   ----------   --------   --------   --------
         Total revenues.................     234,501      267,377      563,508      517,860    416,894    356,278    249,591
EXPENSES:
  Claim and claim adjustment expenses,
    net of reinsurance..................     182,385      176,348      443,204      381,897    245,522    218,240    169,828
  Underwriting and general and
    administrative expenses.............      63,156       70,037      170,070      111,477    118,572     75,364     49,262
  Policyholder dividends................       1,763           --          793       (5,250)     5,494     11,176     24,487
  Goodwill amortization.................         447          227        1,262          909        256        146        175
  Interest expense......................       4,718        4,216        8,326        4,330         --         --        946
                                          ----------   ----------   ----------   ----------   --------   --------   --------
         Total expenses.................     252,469      250,828      623,655      493,363    369,844    304,926    244,698
  Income (loss) from continuing
    operations..........................     (17,968)      16,549      (60,147)      24,497     47,050     51,352      4,893
  Income tax benefit (expense)..........      10,191       (2,125)      29,506       (1,591)   (11,673)   (13,832)     1,461
                                          ----------   ----------   ----------   ----------   --------   --------   --------
         Net income (loss)..............  $   (7,777)  $   14,424   $  (30,641)  $   22,906   $ 35,377   $ 37,520   $  6,354
                                          ==========   ==========   ==========   ==========   ========   ========   ========
GAAP RATIOS:
  Claim and claim adjustment expense
    ratio...............................        84.5%        71.6%        86.0%        79.4%      62.8%      64.2%      72.8%
  Expense ratio.........................        30.1%        28.4%        33.2%        22.1%      31.7%      25.4%      31.6%
                                          ----------   ----------   ----------   ----------   --------   --------   --------
  Continuing operations combined ratios,
    net of reinsurance..................       114.6%       100.0%       119.2%       101.5%      94.5%      89.6%     104.4%
                                          ==========   ==========   ==========   ==========   ========   ========   ========
FINANCIAL POSITION:
  Total cash and investments
    Carrying value......................  $  768,203   $  771,042   $  763,171   $  754,652   $529,515   $419,943   $362,133
    Market value........................     768,404      771,063      763,339      754,745    529,650    419,053    370,437
  Total assets..........................   1,225,649    1,146,967    1,222,406    1,093,773    749,104    627,855    602,023
  Long-term debt........................     121,750      121,750      121,750      128,250         --         --         --
  Claim and claim adjustment expense
    liability...........................     690,515      623,087      728,421      590,595    443,600    412,666    386,194
  Total liabilities.....................     982,066      855,225      970,060      825,881    508,214    479,543    466,139
  Net stockholder's equity..............     243,583      291,742      252,346      267,892    240,890    148,312    135,884

                         BUSINESS INSURANCE GROUP, INC.



                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF


                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS



     The following discussion and analysis provides information that BIG's management believes to be relevant for an understanding of BIG's combined results of operations and financial condition. The discussion should be read in conjunction with the consolidated financial statements and the notes thereto.



SIX MONTHS ENDED JUNE 30, 1998 AS COMPARED TO SIX MONTHS ENDED JUNE 30, 1997



     Gross written premium for the six months ended June 30, 1998 and 1997 were $299.8 million and $326.3 million, respectively. The $26.5 million decline was the result of $31.8 million less premium in California, offset by a premium increase of $5.3 million outside of California. Net premium written for the first six months of 1998 of $207.4 million is $53.3 million less than the first six months of 1997. Under the May 1, 1998 quota share reinsurance treaty, $56.3 million of earned premium was ceded during the period. In the first six months of 1997, earned premium of $29.8 million was ceded under an aggregate excess of loss treaty and $21.9 million was ceded under a 7.5% quota share agreement. Neither of these two treaties were in effect during the six months ended June 30, 1998. Net premium earned declined $30.4 million in the first six months of 1998, due primarily to the effect of these reinsurance agreements.



     Net claim and claim adjustment expense for the six months ended June 30, 1998 increased $6.1 million to $182.4 million compared to $176.3 million for the same period in 1997. The net claim and claim adjustment expense ratio for the period was 84.5% compared to 71.6% in 1997. The increase in claim and claim adjustment expenses and expense ratio was primarily due to two factors. The first factor was the expiration of BIG's aggregate excess of loss reinsurance treaty on January 1, 1998. During the six months ended June 30, 1997, BIG ceded $37.3 million of claims and claim adjustment expenses under this treaty, while no comparable cession occurred during the six months ended June 30, 1998. The second factor is the continued increase in the severity of BIG's California workers' compensation claims. The increase in California workers' compensation severity is believed by BIG's management to be caused by several factors: first, legal decisions in late 1996 permitted injured workers to provide greater direction in their treatments and also allowed treating physicians more discretion, which resulted in an increase in surgeries and higher medical costs; second, increased claims and legal costs associated with a change in the permanent disability rating schedule effective April 1997; third, higher treating physician back to work restrictions and less modified work usage by employers, as a result of a $16,000 limit on vocational rehabilitation costs.



     The Company and BIG differ on their analysis of the reasons for the losses that were incurred by BIG in 1997 and 1998 relating to adverse development in prior accident years. Reserve estimates, and the amount eventually paid on claims, are a product of estimated and actual outcomes of claim frequency and claim severity. Both the Company and BIG correctly predicted, to a large extent, that claim frequency in California would decline after the advent of open rating for workers' compensation in 1995. Neither the Company nor BIG correctly predicted that claim severity would increase relative to historic levels for accidents occurring in 1995 and 1996. The Company believes the reason it has not suffered losses equivalent to BIG is because the Company maintained a pricing strategy that resulted in lost premiums, but reduced claim frequency. Operating margins were admittedly eroded by the increase in claim severity for the relevant years, but the Company did not suffer significant adverse development. BIG added significant new premium during the 1995 - 96 period using, the Company believes, aggressive pricing. When the increase in claim severity occurred, in the Company's view, the magnitude of the loss at BIG was increased because of the large volume of premium written, and because BIG had established reserves in a manner that predicted operating margins in line with historic levels despite the more attractive pricing offered to insureds.



     BIG's view, which the Company believes is equally plausible, is that the losses were solely attributable to changes in severity and did not arise out of the original pricing strategy adopted in connection with the shift to open rating. If that is the case, then factors such as court decisions, changes in disability rating schedules, and limits on vocational rehabilitation costs that led to increased severity are in fact of greater materiality to an understanding of the development in BIG's reserves than if the Company's explanation -- namely, that the development arose out of initial pricing decisions -- was correct. The Company believes the factors listed here contributed to the increase in claim severity, but are not as significant as the weeding out of low dollar claims by workers' compensation reform, creating a statistical increase in per claim severity, and a general inflation in medical costs.



     Underwriting and general and administrative expenses, excluding policyholder dividends, decreased $6.9 million for the six months ended June 30, 1998, due primarily to the 33.5% ceding commission on the quota share treaty, effective May 1, 1998.



     Policyholder dividend expense for the six months ended June 30, 1998 was $1.8 million due to the dividend plans on policies outside of California with no comparable expense in 1997. The expense reflects the Company's geographic diversification outside of California and policyholder dividend plans for the 1997 and 1998 policy years. Participating policies are now offered in 22 states outside of California with the concentration in Florida, Georgia, Arizona and Colorado.



     Net investment income of $18.2 million for the six months ended June 30, 1998 was $1.1 million less than the same period in 1997 due to the lower yields and higher investment expenses.



     Interest expense increased $0.5 million during the first six months of 1998 compared to the same period in 1997 on lower principal balances because the interest rate charged BIG by FHC on its credit facility (the "FHC Credit Facility") increased to 7.75% in 1998 from 6.75% in 1997.


YEAR ENDED DECEMBER 31, 1997 AS COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Gross premiums written for the years ended December 31, 1997 and 1996 were $668.9 million and $641.1 million, respectively. This increase in gross premiums written represents an increase of $27.8 million or 4.3% for the 1997 calendar year as compared to the 1996 calendar year. Gross premiums written relating to states other than California increased $42.2 million or 28.8% to $188.5 million in 1997, as BIG experienced premium growth through BICO's nationwide operations. Offsetting this increase was a decline of $14.4 million, or 2.9% of premiums written in California. The 2.9% decrease reflects the continued price competition in the California workers' compensation insurance marketplace since the advent of open rating in January 1995. Net premiums written increased $36.5 million or 7.4% to $526.9 million for the year ended December 31, 1997, as compared to the year ended December 31, 1996. The increase in net premiums reflects the increase in gross premiums and a decrease in the quota-share ceding percentage from 30% for the second six months of 1996 to 7.5% for the first six months of 1997. The decrease in the quota-share ceding percentage resulted in $68.3 million in additional net premiums. Partially offsetting these increases is a reinsurance charge of $93.5 million related to an aggregate excess of loss treaty purchased by BIG in 1997. Net premiums earned increased $34.5 million or 7.2% to $515.3 million for the year ended December 31, 1997, as compared to the year ended December 31, 1996.


     Net claim and claim adjustment expenses increased $61.3 million or 16.1% to $443.2 million for the year ended December 31, 1997, as compared to $381.9 million for the year ended December 31, 1996. This increase is primarily attributable to the increase in the claim and claim adjustment expense ratio to 86.0% in 1997 as compared to 79.4% in 1996. The 1997 increase is primarily due to an increase in the estimates for accident year 1996 and prior loss and loss adjustment expenses incurred, which estimates were increased by $75.2 million in 1997. The cause of the increase in the accident year 1996 and prior estimates were due, BIG's management believes, to increases in claim severity resulting from the factors described in the discussions of the six-month period results, above, thereby contributing to the higher 1997 accident year claim and claim adjustment cost expense ratio compared to 1996.


     Underwriting and general and administrative expenses, excluding policyholder dividends, increased $58.6 million or 52.6% to $170.1 million for the year ended December 31, 1997, as compared to the same period in 1996. The underwriting expense ratio was 33.0% in calendar year 1997 as compared to 23.2% in 1996. The expense increase is attributable to a $33.5 million decrease in ceding commissions as a result of the reduced quota-share reinsurance ceding percentage in 1997, and approximately $20 million of the expense increase resulted from the growth in BIG's non-California operations as BIG fully developed its expense infrastructure during 1997 to support the higher in force premium levels for policies issued during 1995 and 1996.

     Policyholder dividends increased to $0.8 million for the year ended December 31, 1997, as compared to a credit to expense of $5.2 million for the same period in 1996. The increase primarily resulted from BIG's issuing participating workers' compensation insurance policies in a limited number of states where dividends play an important role in the marketing of policies, and BIG's reduction of its California policyholder dividend liability by $6.0 million in 1996.

     Net investment income increased $4.2 million or 12.6% to $37.5 million for the year ended December 31, 1997, as compared to 1996. BIG's average invested assets increased to $758.9 million in 1997 from $642.1 million in 1996. The investment income increase was due to higher investable assets as BIG borrowed $130.0 million in mid-1996 under the FHC Credit Facility and contributed $120.0 million of the proceeds to the statutory policyholders' surplus of CalComp and BICO.

     Net capital gains increased $6.3 million to $7.2 million for the year ended December 31, 1997, from $0.9 million for 1996. The increase is due to BIG's decision to take advantage of decreases in long-term interest rates throughout 1997 and increases in the market value of its bond portfolio. BIG sold $350.9 million of available-for-sale bonds in 1997, primarily during the fourth quarter of 1997, realizing investment gains of $7.2 million.

     Interest expense increased 92.3% to $8.3 million for the year ended December 31, 1997, as compared to the year ended December 31, 1996. The higher interest expense is primarily due to incurring a full year of interest expense on funds borrowed in mid-1996 from the FHC Credit Facility.

YEAR ENDED DECEMBER 31, 1996 AS COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Gross premiums written increased $219.7 million or 52.1% to $641.1 million in 1996 from 1995. In California, BIG's premiums increased $102.2 million or 26.0% to $494.7 million. Additionally, in 1996, BIG experienced very strong growth in its non-California operations. BIG's non-California gross premiums written increased $117.5 million to $146.4 million. This level of growth was consistent with BIG's change in its strategic plan regarding geographic diversification. Net premium written increased $93.3 million or 23.5% to $490.4 million, reflecting the increase in gross premium written, partially off-set by an increase in premium ceded to reinsurers. The increase in premium ceded was the result of BIG entering into a 30% quota-share treaty effective July 1, 1996. Net premium earned increased $89.8 million or 23.0% to $480.8 million in 1996 from 1995. The change in net premium earned is consistent with the changes affecting net premium written.

     Net claim and claim adjustment expenses increased $136.4 million or 55.6% to $381.9 million in 1996 from $245.5 million for the year ended December 31, 1995. The increase in claim and claim adjustment expenses occurred primarily due to BIG's growth in gross premium written and a $20.1 reserve strengthening recorded in 1996 for accident year 1995. However, BIG recorded a $26.9 million decrease in claim and claim adjustment expense in 1995 for accident years 1994 and prior.

     Underwriting and general and administrative expenses, excluding policyholder dividends, decreased $7.1 million or 6.0% to $111.5 million in 1996 as compared to $118.6 million in 1995. The underwriting expense ratio decreased to 23.2% in calendar year 1996 as compared to 30.3% in 1995. The lower underwriting and general and administrative expenses was due to ceding commissions of $28.7 million recorded in 1996 under the quota-share reinsurance treaty effective July 1, 1996. The other reason for the lower expense ratio was due to an increase in gross premiums earned in states outside California, as BIG did not have its operating infrastructure fully in place until 1997 to support the higher premium volume of non-California policies issued in 1995 and 1996.

     Policyholder dividend expense decreased $10.7 million for the year ended 1996 as compared to the same period in 1995. This decrease is due primarily to the fact that in California prior to open rating, policyholder dividends served both as an economic incentive to employers for safe operations and as a means of price differentiation. As a result of consumers' preference for the lowest price at a policy's inception under open rating, dividends are no longer a significant factor. Therefore, BIG discontinued its payment of dividends in the state of California and reduced its outstanding policyholder dividend liability by $6.0 million in 1996.

     Net investment income increased $9.3 million or 38.8% to $33.3 million for the year ended December 31, 1996 as compared to 1995. BIG's average invested assets increased to $642.1 million in 1996 from $474.7 million in 1995. The increased investment income in 1996 is due to higher invested assets produced from net cash flows from operations during the year of $104.8 million and funds borrowed under the FHC Credit Facility in May and August of 1996, totalling a net amount of $128.2 million.

LIQUIDITY AND CAPITAL RESOURCES

     BIG's cash inflows are generated from cash collected from policies sold, investment income generated from its exiting portfolio, and sales and maturities of investments. BIG's cash outflows consist primarily of payments for policyholders' claims, operating expenses, and debt service. For its insurance operations, BIG must have available cash and liquid assets to meet obligations to policyholders and claimants in accordance with contractual obligations in addition to meeting ordinary operating costs. Absent adverse material changes in the workers' compensation insurance market, management believes BIG's present cash resources are sufficient to meet its needs for the foreseeable future. BIG believes that it has adequate short-term investments and readily marketable investment-grade securities to cover both claim payments and expenses.

     During the year ended December 31, 1997, operating activities provided the Company with $7.9 million of cash versus $104.8 million for the year ended December 31, 1996. The decrease in cash generation is due primarily to reinsurance payments of $93.5 million under an aggregate excess of loss reinsurance treaty that commenced on January 1, 1997. At December 31, 1997, BIG had total cash and cash equivalents of $98.1 million in an investable asset portfolio of $763.2 million. Of the fixed income portfolio, 76.9% was rated "AA" or better and 95.7% was rated "A" or better.

     BIG generated $65.7 million in cash from investing activities during the year ended December 31, 1997, as compared to a use of cash of $237.2 million in 1996. The Company's cash and cash equivalents position increased in 1997 as a result of the sales of bonds available for sale as BIG repositioned its portfolio during the fourth quarter to take advantage of a decline in long-term interest rates.

     BIG used $1.3 million in financing activities in 1997 with the repayment of $6.5 million of debt to FHS and the excess of book value over net asset acquired related to the purchase of Christania General Insurance Corporation (renamed Commercial Compensation Insurance Company), offset by a $10.8 million dividend received from BIG's non-insurance subsidiaries. The non-insurance subsidiaries are not part of the Acquisition transaction with Superior National and will remain subsidiaries of FHS.

     BIG is party to several leases principally associated with BIG's home and regional office space. Such leases contain provisions for scheduled lease charges and escalations in base rent over the lease term. BIG's minimum lease commitment with respect to these leases in 1998 is $8.9 million. These leases expire between 1998 and 2005.

     The effect of inflation on the revenues and net income of BIG during the years ended December 31, 1997, 1996, and 1995 was not significant.

PRIMARY DIFFERENCES BETWEEN GAAP AND SAP

     The financial statements contained herein for BIG have been prepared in conformity with GAAP as opposed to SAP prescribed or permitted for insurance companies by regulatory authorities. For a discussion of the differences between GAAP and SAP, see "Superior National -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Primary Differences Between GAAP and SAP."

YEAR 2000 STRATEGY

     A significant percentage of the software that runs most of the computers in the United States and the rest of the world relies on two-digit date codes to perform computations and decision making functions. For insurance policies with an expiration date of January 1, 2000 or later, these computer programs may fail from an inability to interpret date codes properly, misinterpreting "00" as the year 1900 rather than 2000. BIG is currently upgrading its computer software to address the Year 2000 problem, which it believes will be completed by August 1998, prior to issuing policies with a Year 2000 expiration date. Upon the completion of such upgrade, BIG believes that its computer systems will be fully Year 2000 compliant; there can be no assurance, however, that BIG will complete the computer upgrade before issuing policies with a Year 2000 expiration date or that such upgrade will successfully prevent any Year 2000 problems from occurring. BIG does not expect the cost associated with its Year 2000 project to be material. See "Certain Considerations -- Year 2000 Compliance."

SUPPLEMENTARY DATA

     Summarized quarterly financial data for 1998, 1997, and 1996 is as follows:


                                                                THREE MONTHS ENDED
                                                  ----------------------------------------------
                                                  MARCH 31,    JUNE 30,    SEPT. 30,    DEC. 31,
                                                  ---------    --------    ---------    --------
                                                                  (IN THOUSANDS)
1998
Earned premiums.................................  $139,612     $ 76,299    $     --     $     --
Income before income taxes, preferred securities
  dividends and accretion and extraordinary
  items.........................................  $(11,067)    $ (6,901)   $     --     $     --
Net income (loss)...............................  $ (4,879)    $ (2,898)   $     --     $     --
1997
Earned premiums.................................  $121,388     $124,894    $127,084     $141,906
Income before income taxes, preferred securities
  dividends and accretion and extraordinary
  items.........................................  $ 12,540     $  4,009    $  9,565     $(86,261)
Net income (loss)...............................  $ 10,146     $  4,278    $  8,265     $(53,330)
1996
Earned premiums.................................  $126,212     $140,288    $109,475     $104,853
Income before income taxes, preferred securities
  dividends and accretion and extraordinary
  items.........................................  $ 18,759     $ 20,900    $ 22,292     $(37,454)
Net income (loss)...............................  $ 13,206     $ 15,253    $ 16,720     $(22,273)


NEW ACCOUNTING STANDARDS

     The FASB has recently adopted a number of new standards. The impact of these new standards did not have a material effect on BIG's results. For a discussion of the new standards, see "Superior National -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- New Accounting Standards."

                         BUSINESS INSURANCE GROUP, INC.

                                    BUSINESS

OVERVIEW

     BIG, a wholly owned indirect subsidiary of FHS, is an insurance holding company that writes workers' compensation and group health insurance, principally in California, with regional and branch operations throughout the continental United States. BIG has four insurance subsidiaries: CalComp, BICO, CBIC, and CCIC. Some members of BIG's current senior management team established BIG, formerly Business Insurance Corporation, in 1987, and in 1988 purchased CalComp from Hanover Insurance Company ("Hanover"). BIG was subsequently acquired in 1993 by FHC. Based on available data on 1997 direct written premium, BIG ranks as the largest private sector writer of workers' compensation insurance in California.

     BIG currently conducts its insurance operations through its four wholly owned subsidiaries. CalComp, a specialty workers' compensation carrier writing business primarily in California, is the largest of these and is licensed in 12 states. BICO, acquired in February 1995, is licensed in 49 states and the District of Columbia and writes workers' compensation insurance primarily in states other than California. CBIC was acquired in January 1995 and writes single source workers' compensation and employee group health insurance in California. CCIC is licensed in 40 states and was acquired in May 1997 to create a broader range of products and pricing plans.

     Of the $647.4 million of BIG's direct written premium in 1997, $465.0 million was written in California; $20.4 million, $19.4 million, $18.9 million, $16.9 million, and $13.4 million in direct premium was written in Georgia, Texas, Louisiana, Colorado, and Oregon, respectively; and the remaining 14.4% of direct premium was written in other states. The premium outside of California primarily was written through BICO.

MARKETING

     BIG has developed an extensive nationwide presence through 16 regional offices and 21 branch offices, with eight regional offices and two branch offices in California. BIG has historically expanded into a new region by establishing a branch office with a few employees specializing in marketing, underwriting, and loss control. As the branch office grew and there were demonstrated needs for further infrastructure to support growth, resources were added and certain branches became regional offices. Regional offices have additional local management and support the growth of additional branch offices. BIG's expanding presence outside of California is indicated by the growth in direct written premium outside of California from $27.1 million in 1995 to $182.4 million in 1997. As of June 1, 1998, BIG employed a staff of approximately 270 outside California.

     BIG markets its products through a distribution network of approximately 1,700 producers. Of these, over 1,300 are located in California, and approximately 400 are outside California.

     BIG markets its policies through major national brokers as well as through small- to medium-sized producers focusing on regional customers. The top ten producers accounted for 18.5% of direct written premium in fiscal 1997, and the top 50 producers accounted for 42.9%. Of the top 50 producers for BIG in California and Arizona, 8 are also among the top 50 producers for Superior National.

     BIG enters into brokerage contracts with producers as opposed to agency relationships. Certain states require that all appointments be made through an agency contract. No agent in these states has the ability to bind BIG to issue policies, and the same basic contract that is used for brokerage appointments is also used for agency appointments. BIG also has relationships with certain other producers ("Program Administrators") that have the ability to bind BIG to issue coverage to a customer based on its program administration agreement with BIG. These agreements call for override commissions to be paid to the Program Administrators and most of the Program Administrators' agreements provide for direct premium billing to policyholders. These agreements may be cancelled by BIG if the Program Administrator violates the terms of the agreement with no recourse whatsoever. All new and renewal policyholder applications (other than those handled under a program administration agreement) must be submitted to BIG for approval. BIG is not committed to accept a fixed portion of any producer's business, but must accept all policies written consistent with the underwriting and pricing templates of the program administration agreements. BIG also has in force a variety of override, contingency, and profit-sharing commission agreements with certain of its producers in order to encourage a certain level of pricing and profitability.

     CalComp focuses on the California workers' compensation market. The regional offices and BIG's national account marketing group focus on accounts with estimated annual premiums ("EAP") over $25,000. Overall, BIG's average policy size of $16,165 generated $562.3 million in EAP as of December 31, 1997. Within California, the average policy size of $15,708 generated $404.6 million in EAP, and outside of California the average policy size was $17,471 and generated an EAP of $157.7 million. Policies with over $25,000 in EAP at inception as of March 31, 1998 accounted for 73.7% of BIG's combined EAP.

     Producer commissions are generally determined by negotiation and are dependent on the size and profit potential of the producer's accounts. BIG's average direct commission rate was 9.5% for the year ended December 31, 1997, 11.0% for the year ended December 31, 1996, and 14.0% for the year ended December 31, 1995. The reduction in the average direct commission rate from 1995 to 1996 was due to policies issued with an expiration date after January 1, 1995, in which higher commissions were paid to brokers in an effort to increase market share to position themselves for the start of open rating on January 1, 1995. The reduction from 1996 to 1997 was due to an increase in BIG's national business, which has a lower commission rate than California, lowering the average direct commission rate.

UNDERWRITING

     BIG's workers' compensation underwriting is conducted almost entirely through regional and branch offices nationwide. As a policy matter, BIG does not write policies in employment classifications that represent historically higher risk exposure, particularly those risks in the classifications generally considered specialized workers' compensation insurance.

     For new and renewal policies effective on or after January 1, 1998, BIG filed a rate increase in California. In March 1998, BIG management implemented a program to increase rates on policies with unacceptable hazard grade and loss ratio combinations. In the first and the second quarters of 1998, BIG experienced a substantial reduction in premium due to the non-renewal of these accounts. Reduction in premium related in part to changes in pricing. Additionally, a reduction by A.M. Best of BIG's rating and the uncertainty related to the sale of BIG by FHS contributed to the loss of business in 1998. See " -- Ratings." Following the execution of the Acquisition Agreement, BIG modified the March 1998 pricing program to be more competitive and to stem the loss of premium. BIG also implemented the Quota-Share Arrangement effective May 1, 1998.

     BIG offers a number of alternative pricing plans for its customers, including retrospectively rated policies, deductible plans, contingent surcharge plans, and, only outside of California, dividend plans for customers. Retrospective rating results in a return of premium to customers if certain loss criteria are achieved. Deductible plans offer customers lower premiums in exchange for the customers' participating in the first layer of losses. Contingent surcharge plans add additional premium at specified dates after expiration of the policy if the account exceeds an expected loss ratio. The surcharge premium is subject to return if the loss ratio is reduced in future periods.

     In many states, workers' compensation insurers issue participating policies, which allow the insurer to declare and pay dividends to a policyholder after expiration of the policy. Although policyholder dividends are no longer an important component of the workers' compensation insurance marketplace in California, they remain a significant tool for BIG to obtain and retain business outside of California. In 1997, BIG paid $1.2 million in policyholder dividends, and participating policies represented 2.1% of BIG's workers' compensation policies overall, 8.2% outside of California. Policyholder dividends may be computed as a flat rebate to the policyholder upon achievement of certain loss ratios or expense factors, or, more commonly, reflect an amount that is not guaranteed but is determined based on the insurer's view of a number of related factors including loss ratio, the class of business, geographic location and premium payment history of the policyholder, risk and expense factors, competition in the marketplace, and the overall financial condition of the insurer.

LOSS CONTROL

     BIG has a loss control department that seeks to control claims before they occur, and loss control has formed a key component of BIG's business strategy. BIG has specialized employer and employee safety management schools that are unique in the industry. In addition, BIG utilizes comprehensive reports to track loss control results and key factors in reducing claims. The loss control unit had approximately 100 employees at June 1, 1998. BIG requires that every regional and branch office be staffed with a loss control specialist from the time it is established. The employer safety management school involves approximately 28 employees, and all but two of these specialists are based in California.

CLAIM MANAGEMENT

     BIG's claims department is organized on the basis of claim supervisory units consisting of four to six claims examiners, each responsible for 150 - 170 claims; one claims assistant for each claims examiner; one file clerk for each supervisory unit; and one data entry clerk/processor for each supervisory unit. A vocational rehabilitation specialist is utilized in each unit to evaluate vocational rehabilitation plans and attend formal and informal rehabilitation planning conferences. Claims examiners are responsible for vocational rehabilitation plan approval and statutory filings. Each claims unit also employs a specialist to handle settlement negotiations. BIG's claims handling policy includes contacting the injured worker within 24 hours of notification of the injury, obtaining a recorded statement during the initial claimant contact, and maintaining monthly contact while the injured worker is receiving total disability payments. BIG uses third party administrators for the handling of claims and loss control services that are associated with captive programs, representing approximately 5% of BIG's EAP as of December 31, 1997.

     Since 1992, BIG has maintained a Special Investigations Unit ("SIU") to handle potentially fraudulent claims. The group consists of former law enforcement officers and medical and claims experts, and provides training to employees and customers in areas of fraud recognition, trends, and legal updates. Through 1997, the SIU was responsible for 241 referrals to insurance departments and district attorneys, 80 criminal cases filed, 23 arrests, and 14 convictions.

CLAIM AND CLAIM ADJUSTMENT EXPENSE RESERVES

     BIG's claim and claim adjustment expense reserves are established in a manner similar to Superior National's. See "Superior National -- Business" and "Certain Considerations -- Uncertainty Associated with Estimating Reserves for Unpaid Claim and Claim Adjustment Expense."

     The following table provides a reconciliation of the beginning and ending claim and claim adjustment expense reserves of BIG for each of the years in the three-year period ended December 31, 1997, computed in accordance with GAAP.

       RECONCILIATION OF LIABILITY FOR CLAIM AND CLAIM ADJUSTMENT EXPENSE

                                                                YEAR ENDED DECEMBER 31,
                                                          -----------------------------------
                                                            1997         1996         1995
                                                          ---------    ---------    ---------
                                                                    (IN THOUSANDS)
Beginning reserve, gross of reinsurance.................  $ 590,595    $ 443,600    $ 412,666
Less: Reinsurance recoverable on unpaid losses..........   (121,170)     (76,154)     (90,326)
                                                          ---------    ---------    ---------
Beginning reserve, net of reinsurance...................    469,425      367,446      322,340
                                                          =========    =========    =========
Provision for net claim and claim adjustment expenses:
  For claims occurring in current year..................    367,971      361,750      272,388
  For claims occurring in prior years...................     75,233       20,147      (26,866)
                                                          ---------    ---------    ---------
  Total claim and claim adjustment expenses.............    443,204      381,897      245,522
                                                          ---------    ---------    ---------
Payments for net claim and claim adjustment expense:
  Attributable to insured events incurred in current
     year...............................................   (135,202)    (106,757)     (71,899)
  Attributable to insured events incurred in prior
     years..............................................   (255,877)    (173,161)    (128,517)
                                                          ---------    ---------    ---------
  Total claim and claim adjustment expense payments.....   (391,079)    (279,918)    (200,416)
                                                          ---------    ---------    ---------
Ending reserves, net of reinsurance.....................    521,550      469,425      367,446
Reinsurance recoverable on unpaid losses................    206,871      121,170       76,154
                                                          ---------    ---------    ---------
Ending reserves, gross of reinsurance...................  $ 728,421    $ 590,595    $ 443,600
                                                          =========    =========    =========

     In 1997, claim and claim adjustment expenses incurred in prior years increased by $75.2 million due primarily to unfavorable development of the 1996 and 1995 accident years. The cause of the increase in the accident year 1996 and prior estimates was in part due, BIG's management believes, to a 1996 court ruling that gave the treating physician expanded authority in determining the level of disability of the injured worker. The impact of this court ruling is believed to be the primary cause of increased claim severity. In addition, changes to the California permanent disability rating schedules in April 1997 adversely affected average claim severity in California, thereby contributing to the higher 1997 accident claim and claim adjustment cost expense ratio compared to 1996.

     In 1996, BIG experienced adverse loss development related to accident year 1995. The increases for prior accident year claim and claim adjustment expense reserves is primarily attributable to increases in BIG's average claim severity. On a per claim basis, the average gross case loss reserve for the 1995 accident year increased 55.2% from 1995 to 1996, and the average gross case loss paid for the 1995 accident year increased 37.8% from 1995 to 1996.

     In 1995, BIG experienced favorable loss development on net claim and claim adjustment expense reserves estimated on December 31, 1994. The decrease in prior accident year claim and claim adjustment expense reserves is primarily attributable to reductions in the estimates for the 1993 and 1994 accident years. The favorable impact of the reforms passed by the California State Legislature in 1993 related to fraudulent claims, as well as the impact from BIG's continued use of managed care techniques, including network utilization and medical case management, also contributed to the reduction in the prior year loss estimates.

     The following table discloses the development of net workers' compensation claim and claim adjustment expense reserves of BIG from December 31, 1987 through December 31, 1997.

         ANALYSIS OF NET CLAIM AND CLAIM ADJUSTMENT EXPENSE DEVELOPMENT

                                                        YEAR ENDED DECEMBER 31,
                           ----------------------------------------------------------------------------------
                            1987      1988      1989       1990       1991       1992       1993       1994
                           -------   -------   -------   --------   --------   --------   --------   --------
                                                             (IN THOUSANDS)
Liability for unpaid
  losses and loss
  adjustment expenses....  $53,170   $55,089   $76,296   $158,268   $206,993   $219,464   $268,191   $322,394
Paid (cumulative) as of:
  One year later.........   14,186    11,649    20,541     59,110    103,361    106,693    115,189    129,284
  Two years later........   21,998    20,780    36,151    106,334    167,932    191,397    184,304    204,245
  Three years later......   27,849    28,389    44,665    130,826    211,087    233,537    214,676    243,210
  Four years later.......   33,527    31,492    50,240    146,186    233,168    249,012    226,187
  Five years later.......   35,630    34,015    53,896    154,514    241,693    252,921
  Six years later........   37,448    35,975    56,301    161,152    244,308
  Seven years later......   39,121    37,374    58,577    164,606
  Eight years later......   40,346    38,970    59,858
  Nine years later.......   41,854    39,780
  Ten years later........   42,637
Liability re-estimated as
  of:
  One year later.........   53,321    51,147    75,988    160,141    218,747    251,012    262,032    295,856
  Two years later........   51,382    51,991    65,376    162,040    242,231    257,134    256,132    270,293
  Three years later......   54,349    43,651    61,098    172,981    242,533    262,582    250,238    296,016
  Four years later.......   47,241    41,513    66,135    172,269    245,877    268,031    254,791
  Five years later.......   46,116    44,701    66,174    173,581    249,220    270,478
  Six years later........   47,011    45,364    66,569    174,892    257,332
  Seven years later......   47,928    45,452    66,963    175,053
  Eight years later......   47,883    45,541    67,786
  Nine years later.......   47,839    46,906
  Ten years later........   49,371
Redundancy
  (deficiency)...........  $ 3,799   $ 8,183   $ 8,510   $(16,785)  $(50,339)  $(51,014)  $ 13,400   $ 26,378
Net reserve -- end of
  period..........................................................................................   $322,394
Reinsurance recoverable on
  unpaid losses and loss
  adjustment expenses.............................................................................     90,366
                                                                                                     --------
Gross reserve -- end of
  period..........................................................................................   $412,760
                                                                                                     ========
Net re-estimated reserve --
  end of period...................................................................................   $296,016
Re-estimated reinsurance
  recoverable.....................................................................................     91,848
                                                                                                     --------
Gross re-estimated
  reserve -- end of period........................................................................    387,864
                                                                                                     --------
Gross cumulative redundancy
  (deficiency)....................................................................................    $24,896
                                                                                                     ========

                              YEAR ENDED DECEMBER 31,
                           ------------------------------
                             1995       1996       1997
                           --------   --------   --------
                                   (IN THOUSANDS)
Liability for unpaid
  losses and loss
  adjustment expenses....  $367,061   $469,258   $521,550
Paid (cumulative) as of:
  One year later.........   173,161    255,856
  Two years later........   288,885
  Three years later......
  Four years later.......
  Five years later.......
  Six years later........
  Seven years later......
  Eight years later......
  Nine years later.......
  Ten years later........
Liability re-estimated as
  of:
  One year later.........   387,426    544,491
  Two years later........   410,082
  Three years later......
  Four years later.......
  Five years later.......
  Six years later........
  Seven years later......
  Eight years later......
  Nine years later.......
  Ten years later........
Redundancy
  (deficiency)...........  $(43,021)  $(75,233)
Net reserve -- end of
  period.................  $367,061   $469,258   $521,550
Reinsurance recoverable o
  unpaid losses and loss
  adjustment expenses....    76,309    121,326    206,871
                           --------   --------   --------
Gross reserve -- end of
  period.................  $443,370   $590,584   $728,421
                           ========   ========   ========
Net re-estimated reserve
  end of period..........  $410,082   $544,679
Re-estimated reinsurance
  recoverable............    83,202    134,668
                           --------   --------
Gross re-estimated
  reserve -- end of perio   493,284    679,347
                           --------   --------
Gross cumulative redundan
  (deficiency)...........  $(49,914)  $(88,763)
                           ========   ========

     The first line of the preceding table depicts the estimated liability for unpaid claim and claim adjustment expense recorded on the balance sheets of BIG at the indicated balance sheet dates. This liability represents the estimated amount of claim and claim adjustment expense for claims arising during all years prior to the indicated balance sheet date that are unpaid as of that balance sheet date, net of reinsurance recoverables, including losses that have been incurred but not yet reported. The table also shows the re-estimated liability as of the end of each succeeding year through the latest balance sheet date, and the cumulative payments made for such claims, at annual intervals after the initial indicated balance sheet date. The claim and claim adjustment expense liability estimates change as more information becomes known about the frequency and severity of claims for each year. A net reserve redundancy or deficiency is displayed for each balance sheet date in the center of the table when the initial liability estimate is greater (or less) than the re-estimated liability at the latest balance sheet date. A gross-of-reinsurance redundancy (deficiency) is displayed for each of the years ended December 31, 1994, 1995, and 1996 at the bottom of the table.

     The net reserve deficiencies associated with the years ended December 31, 1987, 1988, and 1989 were due to CalComp's reassessment of the outstanding reserve liability of all open claims at December 31, 1988, after BIG acquired CalComp from Hanover in December, 1988. The net deficiencies associated with reserves as of December 31, 1990, 1991, and 1992 were due to unexpected increases in claims costs resulting from increased litigation in the California workers' compensation system, an economic recession in California, and workers' compensation laws that at the time effectively encouraged workers to file unwarranted psychiatric stress and fraudulent claims. The net redundancies associated with the years ended December 31, 1993 and 1994 occurred as a result of significant reforms in the California workers' compensation laws that became effective January 1, 1993 and an improvement in the California economy that were not anticipated when reserves were established. The net reserve deficiencies associated with the years ended December 31, 1995 and 1996 occurred as a result of unexpected increases in severity affecting claims occurring in 1995 and 1996.

     BIG's experience with net reserve deficiencies occurring for the years ended December 31, 1990 through 1992, 1995, and 1996 and net redundancies occurring for the years ended December 31, 1993 and 1994 is believed by BIG to be consistent with the results experienced by the California workers' compensation industry during the same time periods. The underlying improvement in claims frequency and severity during the years ended December 31, 1993 and 1994 that caused BIG to develop net redundant reserves is also consistent with industry experience. The net reserve deficiencies occurring for the years ended December 31, 1995 and 1996 resulted from unexpected increases in claims severity, consistent, BIG believes, with some California workers' compensation insurers' experience. The direct net-of-reinsurance redundancies displayed at the bottom of the table reflect BIG's per risk excess of loss, quota-share, and aggregate excess of loss reinsurance, the effects of which were to reduce BIG's net redundancies/deficiencies due to the cession of a portion of BIG's development.

     Currently, BIG's management prepares on a monthly basis a comprehensive analysis of workers' compensation experience, and the process of estimating claim and claim adjustment expense liabilities is continually modified to consider additional information regarding trends in pricing, frequency, and severity. Further, conditions and trends that have historically affected BIG's claims may not necessarily be indicative of conditions and trends that will affect future claims, and it is not appropriate to extrapolate future reserve redundancies or deficiencies based on the data set forth above.

     By frequently reviewing reserves, management is generally able to detect trends in claim and claim adjustment expenses and take appropriate actions in a timely manner to avoid having to increase reserves substantially at a later date. See "Certain Considerations -- Uncertainty Associated with Estimating Reserves for Unpaid Claim and Claim Adjustment Expense."

REINSURANCE

     Under reinsurance agreements, BIG reinsures certain workers' compensation risks with other insurance companies. Reinsurance contracts do not relieve BIG from its obligations to policyholders, and failure of reinsurers to honor their obligations could result in losses to BIG. See "Certain
Considerations -- Importance of Reinsurance." BIG has regularly evaluated the financial condition of its reinsurers. Based on that evaluation, BIG's management believes the reinsurers are creditworthy and that any potential losses on these agreements will not have a material impact on the consolidated financial statements. At December 31, 1997, there were no disputes related to BIG's reinsurance agreements.

     BIG has a treaty with Gen Re providing for an aggregate unsecured recoverable for losses, paid and unpaid, including incurred but not reported loss adjustment expense, and unearned premiums in excess of 3% of the Company's surplus at December 31, 1996, of $122.2 million, and December 31, 1997, of $194.5 million.

     BIG maintains specific excess of loss reinsurance on workers' compensation policies, which provides coverage in excess of $1,000,000 per occurrence for accident years 1996 through 1998, in excess of $500,000 per occurrence for accident years 1994 and 1995, in excess of $350,000 per occurrence for accident years 1992 and 1993, and in excess of $250,000 per occurrence for accident years 1989 through 1991. The agreements provide coverage up to a maximum of $200 million per occurrence, including BIG's retention.

     In addition, BIG also purchased several pro rata reinsurance agreements wherein the reinsurer assumed a proportional amount of net premiums earned and related losses. The quota-share percentage ranged from 5% to 40% (5% at June 30, 1994). As of July 1, 1994 the quota-share agreement was terminated, and this treaty was commuted in 1997. Effective July 1, 1996, BIG entered into a 30% quota-share treaty to cede a proportional amount of net premiums earned and related loss and loss adjustment expenses incurred. The 30% ceding rate is applicable from July 1, 1996 to December 31, 1996. Effective January 1, 1997, the quota-share reinsurance ceding rate was reduced to 7.5% through June 30, 1997. The quota-share treaty contains a provisional ceding commission, which adjusts based on actual reported loss experience on the subject business. BIG stopped ceding under the quota share treaty effective July 1, 1997.

     BIG entered into an aggregate excess of loss reinsurance agreement ("First Aggregate Treaty") with Gen Re effective January 1, 1997. Under the terms of the First Aggregate Treaty, $32.0 million of premiums were ceded to Gen Re and $37.3 million of losses and allocated loss adjustment expenses were ceded to Gen Re. Effective July 1, 1997 a second six-month Aggregate Treaty was entered into with Gen Re ("Second Aggregate Treaty"). Under the terms of the Second Aggregate Treaty, $61.5 million of premiums were ceded to Gen Re and $75.0 million of losses and allocated loss adjustment expenses were ceded to Gen Re. The First and the Second Aggregate Treaties are expected to be commuted at or prior to the Closing.

     Effective May 1, 1998, BIG entered into two additional reinsurance agreements. One is an excess of loss reinsurance arrangement whereby losses in excess of $500,000, per occurrence, are ceded. The other is a Quota-Share Arrangement identical to Superior Pacific's whereby all policies with estimated annual premium at inception of $25,000 or more are ceded to the reinsurer. See "Superior National -- Business -- Reinsurance."

     In connection with the Acquisition, FHC will fulfill the Loss Reserves Guarantee by causing BIG to obtain a binding commitment for an aggregate excess of loss reinsurance agreement with a third-party reinsurer. The agreement will provide $150.0 million of adverse loss development indemnification on BIG's December 31, 1997 claim and claim adjustment expense reserves. In addition, FHC will cause BIG further to obtain a binding commitment for a second aggregate excess of loss reinsurance agreement providing $25.0 million of adverse loss development indemnification for claims and claim adjustment expense incurred through the Closing.

COMBINED CARE BENEFITS

     BIG, through CBIC in California and through BICO in Utah, markets a program of "24-hour care," providing the insureds' employees with workers' compensation and group health benefits. The intent of the program is to provide the insured with "one-stop shopping," so that the same medical provider who handles illness off the job can treat workplace injuries as well. Additionally, the insureds obtain centralized claims service on both health and workers' compensation benefits. The combined care benefits product generated $7.5 million in premium in 1997, or 1.2% of BIG's overall direct written premium.

INVESTMENTS

     After the close of the Acquisition, BIG's invested cash will be invested in a manner consistent with Superior Pacific's investment guidelines described in "Superior National -- Business -- Investments."

     The amount and types of investments that may be made by BIG are regulated under the California Insurance Code and rules and regulations promulgated by the DOI, and are similarly regulated by the States of Delaware and New York. As of December 31, 1997, approximately 98% of BIG's investment portfolio was held in fixed income securities, of which 93% are rated "A" or better and 89% are invested in municipal securities. BIG maintains a minimum rating requirement of "BBB." As of December 31, 1997, the average duration of BIG's portfolio was 3.88 years, the market value of the portfolio was $625.4 million, and its book value was $617.7 million.

INFORMATION SERVICES

     BIG uses a proprietary policy and claims administration system that was developed in 1990. The system issues multistate policies for most non-monopolistic states. Policies are issued, billed, endorsed, and final audited through the system. Agency and direct billing are also supported by the system. All functions except for premium audit and credit and collections are decentralized through the system and may be carried out in any office that has proper authorization. The claims system enforces benefit limits and vocational rehabilitation benefits, and automatically places claims on diaries and produces required notices. BIG is currently upgrading its computer software to address the Year 2000 problem, which BIG believes will be completed by August 1998, prior to issuing policies with a Year 2000 expiration date. Upon the completion of such upgrade, BIG believes that its computer systems will be 100% Year 2000 compliant; there can be no assurance, however, that BIG will complete the computer upgrade before issuing policies with a Year 2000 expiration date or that such upgrade will successfully prevent any Year 2000 problems from occurring. See "Business Insurance Group, Inc. -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Strategy."

     BIG operates a client/server wide area network ("WAN") in a Windows environment. This system shares a similar technical background with the Company's, which will make a conversion to the Company's computer system easier than if BIG utilized a mainframe system.

COMPETITION

     Within California, BIG and Superior National compete for the same accounts and face similar issues. See "Superior National -- Business -- Competition."

     Nationally, several of the largest and best known multi-line insurance carriers seek to obtain accounts for their workers' compensation arms in direct competition with BIG. These carriers include Liberty Mutual, American International Group and the Travelers Group. Many competing carriers have higher A.M. Best ratings, enhancing their competitive position. Thus, BIG competes with better capitalized and higher rated insurance concerns to write workers' compensation insurance for the nation's largest industrial and service companies. Additionally, many large companies self-insure for workers' compensation where permitted by local regulations.

     The workers' compensation market is commodity-oriented, highly fragmented, and reflective of intense price competition. Nevertheless, because each risk is unique in terms of insurance exposure, different insurers can develop widely divergent estimates of prospective losses. Most insurers attempt to segment classes within markets so that they target the more profitable sub-classes with lower, although adequate, rates given the estimated profitability of the segment. In some cases, no statistics are available for the sub-classes involved, and the insurer implements discounted rate structures based solely on theoretical judgment. Finally, different insurers have widely divergent internal expense positions, due to distribution methods, economies of scale, and efficiency of operations. Therefore, although workers' compensation insurance is a commodity, the price of insurance does not necessarily reflect commodity pricing. BIG's existing and prospective customer bases are vulnerable to competition, especially from larger insurers that at any time are capable of penetrating BIG's markets with products priced at levels substantially below BIG's.

RATINGS

     A.M. Best has currently assigned a "B++" (Very Good) rating to BIG, a rating it was assigned in February 1998. The "B++" rating marks a downgrade from the "A-" (Excellent) rating BIG had held from 1993 through 1998. The following factors were relevant in A.M. Best's decision to downgrade the rating: BIG's projected 1997 underwriting loss and reduced capital position following the announcement that it would increase its loss reserves in response to adverse loss development on its most recent accident years, the continued uncertainty related to the pricing environment in BIG's core California market, BIG's aggressive premium growth over the past few years, the potential for further adverse loss development impacting future earnings, the capital position of BIG, and the uncertainty regarding BIG's future ownership. In February 1998, the "B++" rating was placed under review by A.M. Best with negative implications. In May 1998, however, following announcement of the Acquisition, A.M. Best stated BIG's "B++" rating was under review with developing (a change from negative) implications.

     A.M. Best's ratings are based upon an evaluation of an insurer's: (i) financial strength (leverage/ capitalization, capital structure/holding company, quality, appropriateness of reinsurance program, adequacy of loss/ policy reserves, quality, diversification of assets, and liquidity); (ii) operating performance (profitability, revenue composition, and management experience and objectives); and (iii) market profile (market risk, competitive market position, spread of risk, and event risk) subject to confirmation of A.M. Best procedure. A rating of "B++" from A.M. Best is considered by A.M. Best to be a "secure rating." BIG is currently rated "BBB" by S&P, a claims paying rating it has held since 1995. Such ratings are subject to change and are not recommendations to buy, sell, or hold securities.

     One factor in an insurer's ability to compete effectively is its A.M. Best rating because some customers and insurance brokers require certain ratings as a prerequisite for writing business with an insurance company. The reduction of BIG's A.M. Best rating in February 1998 may have had an adverse effect on BIG's competitive position in the nationwide workers' compensation insurance market.

     A.M. Best often follows a practice of assigning an equal rating to all insurers within an affiliated group of companies. If this practice is followed with respect to Superior National's insurance subsidiaries after the Acquisition, there can be no assurance that Superior Pacific's "B+" A.M. Best rating will not be assigned to the BIG Insurance Subsidiaries. Such a rating would reflect a further downgrade of BIG's rating and would likely have a material adverse effect on Superior National's competitive position and results of operations.

REGULATION

     BIG and its insurance subsidiaries, like Superior National and its insurance subsidiaries, are subject to extensive governmental regulation and supervision. See "Superior National -- Business -- Regulation." Moreover, outside of California, workers' compensation insurers may be required to participate in assigned risk plans that provide coverage to individuals or entities unable to obtain coverage from existing insurers in those states. The net profit or loss incurred in administration of these plans is allocated back to participant insurers based on each insurer's relative market share in each state. In addition to DOI regulation, BICO is subject to regulation by the Delaware Department of Insurance, and CCIC is subject to regulation by the New York Department of Insurance.

     California law also limits the ability of the BIG Insurance Subsidiaries to pay stockholder dividends to BIG. See "Superior
National -- Business -- Regulation." Based upon restrictions presently in effect, the maximum amount available for payment of dividends by the BIG Insurance Subsidiaries during 1998 without prior regulatory approval is approximately $21.3 million. In ordinary circumstances, following a change in control BIG's subsidiaries would have a two-year moratorium on payment of dividends. Superior National expects to obtain a waiver of such restrictions.

     The NAIC's RBC formulae are also applied to BIG's subsidiaries. See "Superior National -- Business -- Regulation." As of December 31, 1997, all of the BIG Insurance Subsidiaries engaged in continuing operations that exceed all RBC levels requiring any regulatory intervention.

     Like Superior National, based on its 1997 statutory financial statement, CBIC was within the usual range of eleven of the twelve IRIS tests, CalComp and CCIC were within the usual range of nine of the twelve IRIS tests, and BICO was within the usual range of six of the twelve IRIS tests. CBIC was outside the range of the one-year reserve development to surplus test. CalComp was outside of the usual range of the tests measuring two-year overall operating ratio, one-year reserve development to surplus, and two-year reserve development to surplus. CCIC was outside the usual range of tests measuring change in net writings, two-year overall operating ratio, and investment yield. BICO was outside of the usual range of the tests measuring net premiums to surplus, change in net writings, two-year overall operating ratio, change in surplus, agents' balances to surplus, and one-year reserve development to surplus.

     As a result of the statutory financial results filed by BICO for the year ended December 31, 1997, and BICO's only passing six of the twelve IRIS tests for 1997, insurance regulators in certain states in which

BICO is licensed have requested an explanation for the 1997 financial results as filed. Two states, Minnesota and North Carolina, accounting for $662,000 in direct written premium in 1997 (representing 0.1% of BIG's total direct written premium), summarily restricted BICO's issuance of new workers' compensation policies based on BICO's reported financial results. In responding to the various regulatory authorities, BICO has replied by stating that the reason for the reduced 1997 income and policyholders' surplus result was due to BICO's increased percentage of the BIG intercompany pooling reinsurance agreement effective January 1, 1997. In 1996, BICO's reinsurance pooling percentage was 15%. In 1997, the percentage was increased to 25%. On a consolidated basis, BIG reported an increase to its estimate for the 1996 accident year loss and loss adjustment expenses by $53.2 million in its 1997 financial statements. BICO's proportionate share of this adverse prior accident year development increased BICO's 1997 calendar year loss before income taxes by $5.3 million. In addition, the higher percentage of the 1997 accident year results accounted for another $2.1 million of losses, for a total of $7.4 million on a pre-tax basis. BICO's response to regulators also disclosed: the May 5, 1998 announcement of the sale of BIG and its four insurance subsidiaries from FHC to Superior, and the Loss Reserves Guarantee in favor of Superior National in the amount of $175.0 million, obtained at FHC's cost through the purchase of reinsurance (See
"-- Reinsurance"). In addition, effective May 1, 1998, BIG entered into two new reinsurance treaties: the first is a specific excess of loss agreement for losses between $0.5 million and $1.0 million, per occurrence; and the second is the Quota-Share Arrangement whereby BIG will cede 100% of the gross premiums earned on accounts with an estimated annual premium at inception greater than $25,000, and 100% of the net losses and allocated loss adjustment expenses incurred on those associated policies for claims with an accident date of May 1, 1998 and subsequent. BIG will also recognize a 33.5% ceded commission of premiums ceded under this agreement. Pursuant to the Acquisition Agreement, BIG and Superior National are jointly discussing these financial and regulatory issues with regulators. Additionally, Zurich Centre Group LLC has agreed that it, or a designee, will purchase BICO from Superior National immediately after the Closing.

     The California DOI Triennial Examination for CalComp, which covered the five years ended December 31, 1995, was completed in 1997. As of December 31, 1995, CalComp reported policyholders' surplus of $151.6 million. Based on the Triennial Examination, the DOI reported CalComp's statutory surplus at $103.7 million, a difference of $47.9 million from the surplus reported by CalComp. The entire difference between CalComp's reported surplus and the surplus balance per the DOI exam was included and accounted for in CalComp's statutory financial statements for the year ended December 31, 1996. Of the $47.9 million difference, $10.0 million was due to the non-admission of a promissory note due CalComp from FHC, $27.2 million was due to an increase to CalComp's claim and claim adjustment expenses, including $6.8 million related to the statutory excess liability, and $10.7 million was due to other miscellaneous adjustments. During 1996, CalComp made the necessary adjustments to its internal control structures and its policies and procedures to address the issues raised by the DOI in connection with the Triennial Examination. Triennial Examinations as of December 31, 1995 were also completed for BICO and CBIC by the Delaware Department of Insurance and DOI, respectively. BICO's reported surplus at December 31, 1995 of $7.2 million was reduced by $0.7 million by Delaware to $6.5 million. The BICO surplus adjustment was primarily related to a federal income tax recoverable of $0.5 million deemed to be non-admitted for statutory accounting purposes. The DOI made no surplus adjustments to CBIC's reported statutory policyholder surplus balance of $7.4 million at December 31, 1995.

MANAGEMENT

     As of the date hereof, the management of BIG is as follows:


                                                                                         YEAR
                                                                                        JOINED
             NAME                AGE                       TITLE                          BIG
             ----                ---                       -----                      -----------
Maurice A. Costa...............  50    Chairman, President and Chief Executive           1988
                                       Officer
Robert P. White................  51    Senior Vice President-Field Operations            1988
Dana P. Brown..................  54    Senior Vice President-Chief Information           1988
                                       Officer
Jacqueline Andersen-McAuley....  42    Senior Vice President-Underwriting                1997
Paul W. Souza..................  38    Vice President-Finance and Treasurer              1995
Gregory L. Johnson.............  51    Vice President-Marketing                          1988
Robert A. Kamrath..............  54    Vice President-Administration                     1996
Deborah Day, M.D., MPH.........  45    Medical Director                                  1997
Trecia M. Nienow, Esq. ........  37    Corporate Counsel and Secretary                   1997


     Maurice A. Costa was a founder of the company that acquired CalComp from Hanover in December 1988. He has been Chairman, President, and Chief Executive Officer since November 1993, and has directed the operations of BIG since 1988. Mr. Costa has more than 29 years of insurance industry experience having worked for Industrial Indemnity Company from 1969 to 1988 in various claims, underwriting, and management positions, including Division Manager from 1983 to 1988.

     Robert P. White was a founder of the company that acquired CalComp from Hanover in December 1988. He has been Senior Vice President -- Field Operations since 1993 and, since 1988, has held various management positions with BIG including Southern California Division Manager and Division Manager of Special Programs, and was responsible for the expansion into states outside of California. He has more than 24 years of insurance industry marketing and underwriting experience, having worked for Industrial Indemnity Company from 1977 to 1988, including as Division Manager from 1980 to 1988 and prior to that with Royal Globe Insurance Company and Insurance Company of North America.

     Dana P. Brown was a founder of the company that acquired CalComp from Hanover in December 1988. Mr. Brown has 21 years of insurance industry information services and data processing experience having held similar positions at Employee Benefits Insurance Company from 1976 to 1982. Following the acquisition by the predecessor to FHS, Mr. Brown became Senior Vice President of Information Technology for FHC in 1994 and subsequently returned to BIG in his current position in 1996. Mr. Brown has a Doctorate in Physics from the University of California.

     Jacqueline Andersen-McAuley joined BIG as Senior Vice
President -- Underwriting in July 1997, having most recently held the position of Executive Vice President -- Workers' Compensation at Golden Eagle Insurance Company, where she was employed from 1991 to 1997 and was responsible for workers' compensation underwriting, loss control, and claims operations. Ms. McAuley has more than 19 years of insurance industry experience in claims and marketing with Guarantee National Insurance Company, Occidental Fire and Casualty Insurance Company, National Farmers Union Insurance Company, and State Farm Insurance Company. She also owned and operated a fire and casualty insurance brokerage firm in California and Wyoming from 1985 to 1991.

     Paul W. Souza has been Vice President -- Finance and Treasurer since 1995 and had been previously employed as a Vice President and Controller from 1989 to 1991. Mr. Souza has 16 years of insurance accounting, finance, and premium accounting/collection experience, having worked for Fireman's Fund Insurance Company and Beaver Insurance Company. Mr. Souza was employed by Pac Rim, where he was Vice President and Treasurer, from 1991 to 1995.

     Gregory L. Johnson has been employed by BIG since 1988 in various positions including Regional Manager and Northern California Division Manager prior to assuming the position of Vice President -- Marketing in 1995. Mr. Johnson has more than 23 years of insurance industry experience, having worked for

Industrial Indemnity Company from 1970 to 1973 and 1985 to 1988, which included a Marketing Manager position. Mr. Johnson has held marketing positions with Employee Benefits Insurance Company, Mission Insurance Company, and Insurance Company of the West.

     Robert A. Kamrath joined BIG in 1996 as Vice President -- Administration. Mr. Kamrath served in the U.S. Navy for 30 years in various command positions including Captain of Submarines and Surface Ships. He also held the position of Chief of Staff of the Naval Base of Charleston, South Carolina, where he provided management oversight to a combined military and civilian workforce of 20,000. Prior to joining BIG, he worked for Tracor Applied Services as a Director. Mr. Kamrath has a M.S. in Systems Engineering from George Mason and a M.S. in Management from the Naval Post Graduate School.

     Deborah Day, M.D., MPH joined BIG in 1997 as Medical Director. Dr. Day has over 13 years of experience in Occupational and Environmental Medicine as a Clinician and as Medical Director for the UCLA self-insured workers' compensation program from 1988 to 1992, where she was responsible for developing treatment protocols and return-to-work programs. Prior to joining BIG, Dr. Day was employed by Zenith National Insurance Company as Medical Director from 1992 to 1997, including a role in the management and development of their Single Point product. Dr. Day is a member of the American College of Physicians and the American College of Occupational and Environmental Medicine.

     Trecia M. Nienow, Esq. joined BIG as Corporate Counsel and Secretary in 1997 from FHS, where she had been employed in the corporate tax and law departments since 1992. Since the Company's acquisition by FHS's predecessor in 1993, Ms. Nienow has provided compliance, licensing, and general corporate legal support to BIG. Ms. Nienow is licensed by the State Bar of California and holds a Master of Laws in Taxation.

EMPLOYEES


     As of August 1, 1998, BIG had approximately 1,200 employees, none of whom was covered by a collective bargaining agreement.


BUSINESS PROPERTIES

     BIG's principal executive offices are located in Rancho Cordova, California and are subject to a lease that expires in 2005. All of the facilities housing BIG's 37 branch and regional offices in 42 states are leased, with lease expiration dates ranging from 1998 to 2005. Nine of these facilities lease space from FHS or its affiliates, and at nine facilities, Superior National has agreed to provide FHS or its affiliates with subleases after the Closing.

     The address for BIG's principal executive office is 11171 Sun Center Drive, Rancho Cordova, California 95670, and the telephone number is (916) 853-7540.

LEGAL PROCEEDINGS

     BIG and its subsidiaries are parties to various legal proceedings, all of which are considered routine and incidental to the business of BIG and are not material to the financial condition and operation of the business. Neither BIG nor any of its subsidiaries is a party to any litigation expected to have a material adverse effect upon BIG's business and financial position.

     BIG, like Superior National, is subject to class action litigation filed against all workers' compensation insurers in California, related principally to claims paying practices. Such litigation is being vigorously contested by BIG. Although the likelihood of a material adverse result in such matters is regarded by the defendants as low, there can be no assurance that, should a trial be held, the class plaintiffs will not receive a substantial award.

                                 OTHER BUSINESS

     The Company is not aware of any other business to be presented at the Annual Meeting. All shares represented by Company proxies will be voted in favor of the proposals of the Company described herein unless otherwise indicated on the form of proxy. If any other matters properly come before the meeting, Company proxy holders will vote thereon according to their best judgment.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     Any stockholder who wishes to present a proposal for action at the 1999 annual meeting and who wishes to have it set forth in the corresponding proxy statement and identified in the corresponding form of proxy prepared by management must notify the Company no later than December 15, 1998 in such form as required under the rules and regulations promulgated by the Commission.

     Nominees for the Board of Directors of the Company are required to be made in advance of the annual meeting. Nominations are governed by the bylaws of the Company. A copy of the bylaws may be obtained by writing the Senior Vice President, General Counsel and Secretary of the Company, Robert E. Nagle, at the Company's principal office.

                         ANNUAL REPORT TO STOCKHOLDERS

     A copy of the 1998 Annual Report to Stockholders is available from the Company. The Company has also filed with the Commission its Annual Report on Form 10-K for the fiscal year ended December 31, 1997. Each Report contains information concerning the Company and its operations. A COPY OF EITHER REPORT WILL BE FURNISHED TO STOCKHOLDERS WITHOUT CHARGE UPON REQUEST IN WRITING TO:
Robert E. Nagle, Senior Vice President, General Counsel and Secretary, at the offices of the Company, 26601 Agoura Road, Calabasas, California 91302. Such reports are not a part of the Company's soliciting material.

                            PROXIES AND SOLICITATION

     Proxies for the Annual Meeting are being solicited by mail directly and through brokerage and banking institutions. The Company will pay all expenses in connection with the solicitation of proxies. In addition to the use of the mails, proxies may be solicited by directors, officers and regular employees of the Company personally or by telephone. The Company has also retained Corporate Investor Communications, Inc. ("CIC") to assist in the solicitation of proxies. The Company may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses in sending proxy materials to principals and obtaining their proxies. The fees of CIC are expected to be in a range of $5,000 - $10,000.

     All stockholders are urged to complete, sign and promptly return the enclosed proxy card.

                                          By Order of the Board of Directors

                                          ROBERT E. NAGLE
                                          Secretary
            , 1998
Calabasas, California

                                    GLOSSARY

DEFINED TERMS AND SELECTED INSURANCE TERMS

Acquisition...................   The acquisition of BIG and its insurance
                                 subsidiaries by the Company pursuant to the Acquisition Agreement.

Acquisition Agreement.........   The Purchase Agreement dated as of May 5, 1998
                                 between the Company and FHC.

Admitted assets...............   Assets recognized and accepted by state
                                 insurance regulatory authorities for their purposes in determining the financial condition of an insurance company.

ALE...........................   Assumption of Liability Endorsement

A.M. Best.....................   A.M. Best Company, Inc.

Annual Meeting................   The meeting of the Company's stockholders to be
                                 held on           , 1998 at 10:00 a.m., Pacific
                                 Time, at the Company's principal executive offices at 26601 Agoura Road, Calabasas,
                                 California 91302, and any adjournment or postponement thereof.

Associate.....................   A person or entity that controls, is under
                                 common control with, or is controlled by another person, and all individuals who are officers, directors, or control persons of any of such entities. IP's Associates include
                                 CentreLine, Centre Re, Centre Solutions, III, and IIA.

BICO..........................   Business Insurance Company, a wholly owned
                                 insurance subsidiary of BIG.

BIG...........................   The insurance operations of Business Insurance
                                 Group, Inc., a Delaware corporation, and, where the context indicates, its wholly owned insurance subsidiaries.

BIG Insurance Subsidiaries....   BICO, CalComp, CCIC, and CBIC.

Bishop Estate.................   Estate of Bernice P. Bishop, a limited partner
                                 of III.

Board or Board of Directors...   Board of directors of the Company.

CalComp.......................   California Compensation Insurance Company, a
                                 wholly owned insurance subsidiary of BIG.

Capital Z.....................   Capital Z Partners, Ltd., the ultimate general
                                 partner of IP II.

CBIC..........................   Combined Benefits Insurance Company, a wholly
                                 owned
                                 subsidiary of BIG.

CCIC..........................   Commercial Compensation Insurance Company, a
                                 wholly owned insurance subsidiary of BIG.

Centre Re.....................   Centre Reinsurance Limited.

CentreLine....................   CentreLine Reinsurance Limited, a Bermuda
                                 corporation.

CentreLine Warrant............   A warrant exercisable to purchase 579,356
                                 shares of Common Stock at $5.20 per share that was issued in connection with a $20.0 million investment in the Company (and its affiliate, Superior National Capital, L.P.) by CentreLine and a second Centre Re affiliate, Centre
                                 Reinsurance Services (Bermuda) III Limited.

Centre Solutions..............   Centre Solutions (Bermuda) Limited.

Chase.........................   The Chase Manhattan Bank.

Claim and claim adjustment
expenses......................   The estimated ultimate cost of claims, whether
                                 reported or unreported, charged against
                                 earnings when claims occur, including the estimated expenses of settling claims (claim adjustment expenses).

Closing.......................   Consummation of the Acquisition, the Equity
                                 Financings, and the Senior Notes Offering, which are conditioned on each other and are to occur simultaneously.

Closing Date..................   Date on which the Closing occurs.

Code..........................   Internal Revenue Code of 1986, as amended.

Combined ratio................   The sum of the expense ratio, the loss ratio,
                                 and the policyholder dividend ratio. A combined ratio under 100% generally indicates an underwriting profit, and a combined ratio over 100% generally indicates an underwriting loss.

Commission....................   Securities and Exchange Commission (also
                                 referred to as the "SEC").

Commitment Fee Warrants.......   Warrants to purchase 734,000 shares of Common
                                 Stock at $16.75 per share that will be issued to IP and Zurich as payment for the Standby
                                 Commitment

Common Stock..................   Common Stock of the Company.

Company.......................   Superior National Insurance Group, Inc., a
                                 Delaware corporation and its subsidiaries (also referred to as "Superior National").

CSMP..........................   Claim Severity Management Program.

Direct written premium........   Gross amount of premiums applicable to policies
                                 written during an accounting period, without regard to the accounting period in which the insurance coverage is provided.

DOI...........................   California Department of Insurance.

EBITDA........................   Earnings before interest, taxes, minority
                                 interest, depreciation, and amortization.

Employee Participation........   The offering of non-transferable Rights to
                                 holders of options and grants of Restricted
                                 Stock as part of the Stock Offering.

Employee Participation
Agreement.....................   Agreement between the Company and each employee
                                 and consultant electing to receive Rights under the Employee Participation that contains restrictions on transferability of such Rights.

Equity Financings.............   The Stock Offering, the IP Stock Issuance, and
                                 the Standby Commitment.

Exchange Act..................   Securities Exchange Act of 1934, as amended.

Expense ratio.................   The ratio of underwriting expenses to net
                                 premiums earned.

Expiration Date...............   The expiration date of the Rights Offering,
                                 expected to be thirty days after commencement.

FASB..........................   Financial Accounting Standards Board.

FHC...........................   Foundation Health Corporation, a Delaware
                                 corporation, a subsidiary of FHS and the immediate parent of BIG.

FHS...........................   Foundation Health Systems, Inc., the insurance
                                 holding company that is the ultimate parent of BIG.

GAAP..........................   Generally accepted accounting principles.

Gen Re........................   General Reinsurance Corporation.

IBNR..........................   A reserve for incurred but not yet reported
                                 claims.

IIA...........................   International Insurance Advisors, Inc., a New
                                 York corporation, investment advisors to III.

III...........................   International Insurance Investors, L.P., a
                                 Bermuda limited partnership.

IP............................   IP Bermuda, IP Delaware, and IP II,
                                 collectively.

IP Bermuda....................   Insurance Partners Offshore (Bermuda), L.P., a
                                 Bermuda limited partnership.

IP Delaware...................   Insurance Partners, L.P., a Delaware limited
                                 partnership.

IP II.........................   Insurance Partners II, L.P., a Delaware limited
                                 partnership, and/or Insurance Partners II
                                 Private Fund, L.P., a Delaware limited
                                 partnership, collectively.

IP Stock Issuance.............   The Company's issuance and sale of 5,611,940
                                 shares of Common Stock for $16.75 per share, aggregating approximately $94.0 million, in a private transaction pursuant to the Stock
                                 Purchase Agreement.

IPA...........................   Insurance Partners Advisors, L.P.

IRIS..........................   The NAIC's Insurance Regulatory Information
                                 System, developed to assist state insurance departments in assessing the financial health of insurance companies through application of financial ratios.

Loss ratio....................   The ratio of claims and claim adjustment
                                 expenses to net premiums earned.

Loss Reserves Guarantee.......   FHC's guarantee of BIG's claim and claim
                                 adjustment expense reserves, covering $150.0 million in reserves for losses incurred prior to December 31, 1997 and an additional $25.0 million for losses incurred through the Closing.

Moody's.......................   Moody's Investor Services, Inc.

NAIC..........................   National Association of Insurance
                                 Commissioners.

Nasdaq........................   The Nasdaq National Market.

Net premiums earned...........   The portion of net premiums written applicable
                                 to the insurance coverage provided in any particular accounting period.

Net premiums written..........   Premiums retained by an insurance company after
                                 deducting premiums on business reinsured with others.

NOLs..........................   Net operating loss carryforwards under the
                                 Code.

Open rating...................   The elimination of required minimum workers'
                                 compensation premium rates in California, instituted in January 1993.

P&C...........................   Property and casualty insurance.

Pac Rim.......................   Pac Rim Holding Corporation, and where the
                                 context requires, its subsidiaries including
                                 The Pacific Rim Assurance Company.

Pac Rim Transaction...........   The Company's April 1997 acquisition of Pac Rim
                                 and its subsidiary, The Pacific Rim Assurance
                                 Company (subsequently renamed Superior Pacific
                                 Casualty Company).

Participating policies........   Policies that provide for the discretionary
                                 payment of dividends to policyholders (as a refund of premiums).

Participation Note............   Secured promissory note delivered by an
                                 employee or consultant as payment for all or a portion of the Subscription Price for shares of Common Stock purchased in the Employee
                                 Participation.

Payroll Purchase Plan.........   The Company's proposed Employee Stock Purchase
                                 Plan.

Persistency risk..............   The risk that insureds will not renew upon
                                 expiration of a policy and will select a different carrier.

Plan Amendment................   The proposed amendment to increase the shares
                                 eligible for issuance under the 1995 Plan from 625,000 to 3,000,000.

Policy acquisition costs......   Agents' or brokers' commissions, premium taxes,
                                 marketing, underwriting, and other expenses associated with the production of business.

Policyholder dividend ratio...   The ratio of policyholder dividends incurred to
                                 net premiums earned. Policyholder dividends are amounts refunded by an insurance company to policyholders.

Policyholders' surplus........   The amount remaining after all liabilities are
                                 subtracted from all admitted assets, applying statutory accounting principles. This sum is regarded as financial protection to policyholders in the event an insurance company suffers unexpected or catastrophic losses.

Purchase Price................   The $285.0 million the Company will pay in cash
                                 to purchase all of the outstanding capital stock of BIG, less the cost of the Loss
                                 Reserves Guarantee.

Quota-Share Arrangement.......   Either of the substantially identical
                                 three-year quota-share reinsurance treaties entered into by the Company and BIG.

RBC...........................   Risk-based capital.

Record Date...................               , 1998, the record date for
                                 determining which stockholders are entitled to vote at the Annual Meeting and any adjournment or postponement thereof.

Reinsurance...................   An agreement whereby an insurer transfers
                                 ("cedes") a portion of the insurance risk to a reinsurer in exchange for the payment of a premium. Reinsurance can be effected by "treaties," which automatically cover all risks of a defined category, amount, and type, or by "facultative reinsurance," which is negotiated between an original insurer and the reinsurer on an individual, contract-by-contract basis.

REM...........................   Risk Enterprise Management Limited, a Zurich
                                 affiliate, which provides claim severity management services to Superior Pacific.

Restricted Stock..............   Restricted Common Stock issued pursuant to the
                                 Company's stock incentive plans.

Rights........................   Subscription rights granted in respect of each
                                 share of Common Stock, option or warrant held, with each Right entitling the holder thereof to purchase one share of Common Stock for $16.75.

Rights Offering...............   The Company's distribution to existing
                                 stockholders (excluding IP Delaware and IP
                                 Bermuda) and warrant holders (excluding those exercising their preemptive rights to purchase shares under the terms of the IP Stock
                                 Issuance) of transferable Rights, the proceeds of which, upon exercise, will be used to acquire BIG.

S&P...........................   Standard & Poor's Corporation.

SAP...........................   Statutory Accounting Practices. An accounting
                                 method prescribed or permitted by state
                                 insurance regulators, which differs from GAAP principally in the following respects: (a) premium income is taken into operations over the periods covered by the policies, whereas the related acquisition and commission costs are expensed when incurred; (b) deferred income taxes are not recognized under SAP; (c) certain assets such as agents' balances over ninety days due and prepaid expenses are nonadmitted assets for statutory reporting purposes; (d) policyholder dividends are accrued when declared; (e) the cash flow statement is not consistent with classifications and the presentation under GAAP; (f) bonds are recorded at amortized cost, regardless of trading activities; (g) loss and loss adjustment expense reserves and unearned premium reserves are stated net of reinsurance; and (h) minimum statutory reserves for losses in excess of Company's estimates are required.

SEC...........................   Securities and Exchange Commission (also
                                 referred to as the "Commission").

Securities Act................   Securities Act of 1933, as amended.

Securities Pledge Agreement...   Agreement by which securities (which may
                                 include Common Stock already owned or purchased in the Employee Participation, options, or warrants) will be pledged by an employee or consultant to the Company as security for a Participation Note.

Senior Notes..................   The Company's Senior Notes to be issued as part
                                 of the financing of the Acquisition.

Senior Notes Indenture........   The indenture pursuant to which the Senior
                                 Notes will be issued.

Senior Notes Offering.........   The Company's offering of its Senior Notes in
                                 the aggregate principal amount of $110.0 million, the proceeds of which will be used, among other things, to acquire BIG.

Senior Subordinated Notes.....   The Senior Subordinated Notes issued by the
                                 Company to the Trust, in exchange for the proceeds of the Trust's issuance of the Trust
                                 Preferred Securities.

Service Agreements............   Long-term agreements that the Company and BIG
                                 will enter into with various subsidiaries of FHC that are not being purchased in the Acquisition, covering such services as medical bill review, PPO utilization, certain managed care services, claim negotiation and review, recruitment of employees, placement of temporary workers, and transitional corporate administrative services.

SNIC..........................   Superior National Insurance Company, a wholly
                                 owned insurance subsidiary of the Company.

SPCC..........................   Superior Pacific Casualty Company, a wholly
                                 owned insurance subsidiary of the Company.

Standby Commitment............   Commitment of IP to purchase at the
                                 Subscription Price up to 6,328,358 shares of Common Stock in an amount equal to the number of shares of Common Stock necessary to bring the total proceeds of the Equity Financings to $200.0 million.

State Fund....................   California State Compensation Insurance Fund, a
                                 quasi-public insurer required to provide insurance to all applicants.

Stock Offering................   The Company's offering of approximately $109.7
                                 million of Common Stock, consisting of the Rights Offering and the Employee Participation.

Stock Purchase Agreement......   The Stock Purchase Agreement dated as of May 5,
                                 1998 among the Company, IP Delaware, IP
                                 Bermuda, and Capital Z (which subsequently assigned its interest to IP II).

Stock Subscription
Agreement.....................   Agreement under which purchases of Common Stock
                                 by participants in the Employee Participation will take place, which will restrict transfer of the shares purchased for one year.

Subordinated Notes
Indenture.....................   Indenture relating to the Senior Subordinated
                                 Notes.

Subscription Certificates.....   Certificates representing Rights to be
                                 delivered by the Subscription Agent to
                                 participants in the Stock Offering, which, in the case of the Rights Offering, will be transferable, and, in the case of the Employee
                                 Participation, will not be transferable.

Subscription Price............   $16.75 per share of Common Stock.

Subsidiaries..................   The direct and indirect subsidiaries of the
                                 Company, including, after the Acquisition, BIG.

Superior National.............   Superior National Insurance Group, Inc., a
                                 Delaware corporation, and its Subsidiaries
                                 (also referred to as the "Company").

Superior Pacific..............   SNIC and SPCC, together.

TJS...........................   TJS Partners, L.P., a New York limited
                                 partnership.

Treaty........................   A reinsurance agreement. See "Reinsurance,"
                                 above.

Triennial Examination.........   A regularly scheduled triennial review of the
                                 operations and financial condition of a
                                 regulated California insurance company by the DOI as required under various provisions of the California Insurance Code.

Trust.........................   Superior National Capital Trust I, a subsidiary
                                 of the Company.

Trust Preferred Securities....   $105 million in 10 3/4% Trust Preferred
                                 Securities issued by the Trust on December 3, 1997. Superior National simultaneously issued the Senior Subordinated Notes which were purchased by the Trust with the proceeds of the offering, and provided certain guarantees in favor of the holders of the Trust Preferred
                                 Securities.

Underwriting..................   The process whereby an insurer reviews
                                 applications submitted for insurance coverage, determines whether it will accept all or part of the coverage requested, and determines the premiums to be charged.

Underwriting expenses.........   The aggregate of commissions and other policy
                                 acquisition costs, as well as the portion of administrative, general, and other expenses attributable to the underwriting operations.

Underwriting profit (loss)....   The excess (deficiency) resulting from the
                                 difference between net premiums earned and the sum of claims and claims adjustment expenses, underwriting expenses, and policyholder dividends.

Unpaid claim and claim
adjustment expenses...........   An estimate of claims that have occurred, both
                                 reported and unreported (including claim adjustment expenses), and have been charged against earnings but remain unpaid.

Voting Agreements.............   The Voting Agreements dated as of May 5, 1998
                                 between FHC and each of IP Delaware, IP
                                 Bermuda, J. Chris Seaman, C. Len Pecchenino,
                                 Gordon E. Noble, William L. Gentz, and TJS
                                 Partners, L.P.

Voting Notes..................   14.5% Senior Subordinated Voting Notes issued
                                 by the Company on March 31, 1992, and due April
                                 1, 2002.

WCIRB.........................   California Workers' Compensation Insurance
                                 Rating Bureau.

Zurich........................   Zurich Centre Group Holdings Limited, a Bermuda
                                 corporation.

ZRNA..........................   Zurich Reinsurance (North America), Inc., a
                                 Zurich affiliate.

1986 Plan.....................   The Company's 1986 Non-Statutory Stock Option
                                 and 1986 Non-Statutory Stock Purchase Plan.

1995 Plan.....................   The Company's 1995 Stock Incentive Plan.

1996 Stock Purchase
Agreement.....................   The Stock Purchase Agreement dated September
                                 17, 1996, as amended and restated February 17, 1997, pursuant to which IP Delaware, IP
                                 Bermuda, TJS and members of the Company's management purchased Common Stock in connection with the Company's acquisition of Pac Rim.

14.5% Notes...................   14.5% Senior Subordinated Promissory Notes
                                 issued by the Company in 1992 and redeemed in 1994.

                         INDEX TO FINANCIAL STATEMENTS

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.


                                                              PAGE
                                                              ----
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF SUPERIOR
  NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES...........  F-1
INDEPENDENT AUDITORS' REPORT................................  F-3
AUDITED CONSOLIDATED FINANCIAL STATEMENTS:
  Consolidated Balance Sheets as of December 31, 1997 and
     1996...................................................  F-4
  Consolidated Statements of Operations for the years ended
     December 31, 1997, 1996 and 1995.......................  F-5
  Consolidated Statements of Changes in Stockholders' Equity
     for the years ended December 31, 1997, 1996 and 1995...  F-6
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1997, 1996 and 1995.......................  F-7
  Notes to Consolidated Financial Statements................  F-8
FINANCIAL STATEMENTS SCHEDULES:
  Schedule I:  Condensed Financial Information of the
               Registrant, Superior National Insurance
               Group, Inc...................................  F-30
  Schedule II:  Valuation and Qualifying Accounts and
                Reserves....................................  F-34
  Schedule V:  Supplemental Insurance Information,
               Reinsurance and Supplemental Property and
               Casualty Insurance Information...............  F-35
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:
  Condensed Consolidated Balance Sheets as of June 30, 1998
     (unaudited) and December 31, 1997......................  F-38
  Condensed Consolidated Statements of Income for the six
     months ended June 30, 1998 (unaudited) and June 30,
     1997 (unaudited).......................................  F-39
  Condensed Consolidated Statement of Changes in
     Stockholders' Equity for the six months ended June 30,
     1998 (unaudited) and year ended December 31, 1997......  F-40
  Condensed Consolidated Statements of Cash Flows for the
     six months ended June 30, 1998 (unaudited) and June 30,
     1997 (unaudited).......................................  F-41
  Notes to Condensed Consolidated Financial Statements
     (unaudited)............................................  F-42

    THE INSURANCE OPERATIONS OF BUSINESS INSURANCE GROUP, INC

INDEX TO COMBINED FINANCIAL STATEMENTS OF THE INSURANCE
  OPERATIONS OF BUSINESS INSURANCE GROUP, INC...............  F-46
INDEPENDENT AUDITORS' REPORT................................  F-47
COMBINED FINANCIAL STATEMENTS:
  Combined Balance Sheets as of December 31, 1997 and
     1996...................................................  F-48
  Combined Statements of Operations and Comprehensive Income
     for the years ended December 31, 1997, 1996 and 1995...  F-49
  Combined Statements of Stockholder's Equity for the years
     ended December 31, 1997, 1996 and 1995.................  F-50
  Combined Statements of Cash Flows for the years ended
     December 31, 1997, 1996 and 1995.......................  F-51
  Notes to Combined Financial Statements....................  F-52
UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS:
  Condensed Combined Balance Sheets as of June 30, 1998
     (unaudited) and December 31,
     1997...................................................  F-67
  Condensed Combined Statements of Operations and
     Comprehensive Income for the three months and six
     months ended June 30, 1998 and 1997 (unaudited)........  F-68
  Condensed Combined Statement of Changes in Stockholder's
     Equity for the six months ended June 30, 1998
     (unaudited) and 1997...................................  F-69
  Condensed Combined Statements of Cash Flows for the six
     months ended June 30, 1998 and 1997 (unaudited)........  F-70
  Notes to Condensed Combined Financial Statements..........  F-71

                                                              PAGE
                                                              ----
                   PAC RIM HOLDING CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS:
INDEPENDENT AUDITORS' REPORT................................  F-72
  Consolidated Balance Sheets as of December 31, 1996
     (restated) and 1995....................................  F-73
  Consolidated Statements of Operations for the years ended
     December 31, 1996 (restated), 1995, and 1994...........  F-74
  Consolidated Statements of Stockholders' Equity for the
     years ended December 31, 1996 (restated), 1995, and
     1994...................................................  F-75
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1996 (restated), 1995, and 1994...........  F-76
  Notes to Consolidated Financial Statements................  F-77
  Consolidated Balance Sheets as of March 31, 1997
     (unaudited) and December 31, 1996......................  F-91
  Consolidated Statements of Operations for the three months ended March 31, 1997 (unaudited) and March 31, 1996
     (unaudited)............................................  F-92
  Consolidated Statements of Cash Flows for the three months ended March 31, 1997 (unaudited) and March 31, 1996
     (unaudited)............................................  F-93
  Notes to Unaudited Consolidated Financial Statements......  F-94

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Superior National Insurance Group, Inc.:

     We have audited the consolidated financial statements of Superior National Insurance Group, Inc. and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedules as listed in the accompanying index. These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Superior National Insurance Group, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                          KPMG PEAT MARWICK LLP

Los Angeles, California
March 27, 1998

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                                                1997         1996
                                                              ---------    ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                   SHARE DATA)
                                       ASSETS
Investments:
  Bonds and Notes
    Available-for-sale, at market (cost: 1997, $203,373;
     1996, $46,549).........................................  $205,214     $ 46,330
  Equity securities, at market
    Common stock (cost: 1997, $1,356; 1996, $1,199).........     1,526        1,173
  Short-term investments, at cost...........................     6,634       67,514
                                                              --------     --------
         TOTAL INVESTMENTS..................................   213,374      115,017
Cash and cash equivalents (restricted cash: 1997, $651;
  1996, $1,747).............................................    28,742       34,423
Reinsurance recoverable:
  Paid and unpaid claims and claim adjustment expenses......    53,082       25,274
  Premiums receivable (less allowance for doubtful accounts
    of $800 in 1997 and $300 in 1996).......................    24,364        9,390
  Earned but unbilled premiums receivable...................    12,524        5,251
  Accrued investment income.................................     2,661        1,035
  Deferred policy acquisition costs.........................     5,879        3,042
  Deferred income taxes.....................................    25,104        9,520
  Funds held by reinsurer...................................     5,152        1,948
  Receivable from reinsurer.................................        --       93,266
  Prepaid reinsurance premiums..............................     1,598        1,039
  Goodwill..................................................    35,887           --
  Prepaid and other.........................................    21,106        7,364
                                                              --------     --------
         TOTAL ASSETS.......................................  $429,473     $306,569
                                                              ========     ========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Claims and claim adjustment expenses......................  $201,255     $115,529
  Unearned premiums.........................................    12,913        9,702
  Reinsurance payable.......................................     3,412          874
  Long-term debt............................................        30       98,961
  Policyholder dividends....................................     1,370           --
  Capital lease obligation..................................     7,626           --
  Discontinued operations liability.........................    12,904
  Accounts payable and other liabilities....................    28,868       12,741
                                                              --------     --------
         TOTAL LIABILITIES..................................   268,378      237,807
1994 PREFERRED SECURITIES ISSUED BY AFFILIATE; authorized
  1,100,000 shares; issued and outstanding 1,013,753 shares
  in 1996...................................................        --       23,571
COMPANY-OBLIGATED TRUST PREFERRED SECURITIES OF SUBSIDIARY
  TRUST HOLDING SOLELY SENIOR SUBORDINATED NOTES OF SNIG;
  $1,000 face per share; issued and outstanding 105,000
  shares in 1997............................................   101,277           --

                                STOCKHOLDERS' EQUITY
Common stock, $0.01 par value; authorized 25,000,000 shares;
  issued and outstanding 5,871,279 shares in 1997 and
  3,446,492 shares in 1996..................................        59           34
Paid-in capital excess of par...............................    34,242       15,988
Unrealized (loss) gain on investments, net of taxes.........     1,327         (162)
Paid-in capital -- warrants.................................     2,206        2,206
Retained earnings...........................................    21,984       27,125
                                                              --------     --------
         NET STOCKHOLDERS' EQUITY...........................    59,818       45,191
                                                              --------     --------
         TOTAL LIABILITIES, PREFERRED SECURITIES AND NET
          STOCKHOLDERS' EQUITY..............................  $429,473     $306,569
                                                              ========     ========

          See accompanying notes to consolidated financial statements.

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                1997       1996       1995
                                                              --------    -------    -------
                                                                  (IN THOUSANDS, EXCEPT
                                                                     PER SHARE DATA)
REVENUES:
  Premiums written, net of reinsurance ceded................  $136,929    $87,715    $89,139
  Net change in unearned premiums...........................     3,991        933        596
                                                              --------    -------    -------
  Net premiums earned.......................................   140,920     88,648     89,735
  Net investment income.....................................    12,674      7,769      9,784
                                                              --------    -------    -------
        TOTAL REVENUES......................................   153,594     96,417     99,519
                                                              --------    -------    -------
EXPENSES:
  Claims and claim adjustment, net of reinsurance recoveries of $32,383, $6,064 and $2,418 in 1997, 1996 and 1995
    respectively............................................    90,447     55,638     53,970
  Commissions, net of reinsurance ceding commissions of
    $4,868, $2,030 and $1,350 in 1997, 1996 and 1995
    respectively............................................    13,838     10,426     11,881
  Policyholder dividends....................................        --     (5,927)    (5,742)
  Interest..................................................     6,335      7,527      9,619
  General and administrative
    Underwriting............................................    23,857     23,712     17,566
    Other...................................................       817       (186)       536
    Goodwill................................................     1,039         --         --
                                                              --------    -------    -------
        TOTAL EXPENSES......................................   136,333     91,190     87,830
                                                              --------    -------    -------
Income before income taxes, preferred securities dividends
  and accretion, discontinued operations, and extraordinary
  items.....................................................    17,261      5,227     11,689
Income tax expense (benefit)................................     6,437      1,597        (12)
                                                              --------    -------    -------
Income before preferred securities dividends and accretion,
  discontinued operations and extraordinary items...........    10,824      3,630     11,701
Preferred Securities dividends and accretion, net of income
  tax benefit of $1,260, $858 and $767 in 1997, 1996 and
  1995 respectively.........................................    (2,445)    (1,667)    (1,488)
Trust Preferred Securities dividends and accretion, net of
  income tax benefit of $321 in 1997........................      (624)        --         --
Loss from operations of discontinued property and casualty
  operations, net of income tax benefit of $5,070 in 1995...        --         --     (9,842)
Extraordinary loss on retirement of long-term debt, net of
  income tax benefit of $5,315..............................   (10,317)        --         --
Extraordinary loss on retirement of long-term debt, net of
  income tax benefit of $785................................    (1,524)        --         --
Extraordinary loss on redemption of Pac Rim's outstanding
  debentures, net of income tax benefit of $327.............      (635)        --         --
Extraordinary loss on retirement of preferred securities,
  net of income tax benefit of $134.........................      (259)        --         --
Extraordinary loss on early retirement of Imperial Bank loan
  net of income tax benefit of $83..........................      (161)        --         --
                                                              --------    -------    -------
        NET (LOSS) INCOME...................................  $ (5,141)   $ 1,963    $   371
                                                              ========    =======    =======
BASIC EARNINGS PER SHARE:
  Income before preferred securities dividends and
    accretion, and extraordinary items......................  $   2.06    $  1.06    $  3.41
  Preferred securities dividends and accretion..............     (0.58)     (0.49)     (0.43)
  Discontinued operations...................................        --         --      (2.87)
  Extraordinary items.......................................     (2.46)        --         --
                                                              --------    -------    -------
        NET (LOSS) INCOME...................................  $  (0.98)   $  0.57    $  0.11
                                                              ========    =======    =======
DILUTED EARNINGS PER SHARE:
  Income before preferred securities dividends and
    accretion, and extraordinary items......................  $   1.54    $  0.75    $  2.97
  Preferred securities dividends and accretion..............     (0.44)     (0.34)     (0.38)
  Discontinued operations...................................        --         --      (2.50)
  Extraordinary items.......................................     (1.84)        --         --
                                                              --------    -------    -------
        NET INCOME..........................................  $  (0.74)   $  0.41    $  0.09
                                                              ========    =======    =======

          See accompanying notes to consolidated financial statements.

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                      NET
                                                    UNREALIZED    UNREALIZED
                                 COMMON STOCK          GAIN       GAIN (LOSS)
                             --------------------     (LOSS)     ON AVAILABLE-    PAID IN                    TOTAL
                              SHARES     $.01 PAR   ON EQUITY      FOR-SALE      CAPITAL --   RETAINED   STOCKHOLDERS'
                              ISSUED      VALUE     SECURITIES    INVESTMENTS     WARRANTS    EARNINGS      EQUITY
                             ---------   --------   ----------   -------------   ----------   --------   -------------
                                                     (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
Balance at December 31,
  1994.....................  3,429,873   $15,941         --         $(2,574)       $2,206     $24,791       $40,364

Net Income.................         --        --         --              --            --         371           371
Unrealized gain on equity
  securities...............         --        --          2              --            --          --             2
Change in unrealized loss
  on available-for-sale
  investments, net of
  taxes....................         --        --         --           2,741            --          --         2,741
Stock issued under stock
  option plan..............        500         2         --              --            --          --             2
                             ---------   -------       ----         -------        ------     -------       -------
Balance at December 31,
  1995.....................  3,430,373    15,943          2             167         2,206      25,162        43,480
                             ---------   -------       ----         -------        ------     -------       -------

Net Income.................         --        --         --              --            --       1,963         1,963
Unrealized gain on equity
  securities...............         --        --        (19)             --            --          --           (19)
Change in unrealized loss
  on available-for-sale
  investments, net of
  taxes....................         --        --         --            (312)           --          --          (312)
Stock issued under a stock
  option plan..............      3,100        12         --              --            --          --            12
Common stock issued under a
  stock incentive plan.....     13,019        67         --              --            --          --            67
                             ---------   -------       ----         -------        ------     -------       -------
Balance at December 31,
  1996.....................  3,446,492    16,022        (17)           (145)        2,206      27,125        45,191
                             ---------   -------       ----         -------        ------     -------       -------

Net Loss...................         --        --         --              --            --      (5,141)       (5,141)
Unrealized gain on equity
  securities...............         --        --        129              --            --          --           129
Change in unrealized gain
  on available-for-sale
  investments, net of
  taxes....................         --        --         --           1,360            --          --         1,360
Common stock issued........  2,390,438    18,000         --              --            --          --        18,000
Stock issued under a stock
  option plan..............     22,127       105         --              --            --          --           105
Common stock issued under a
  stock incentive plan.....     12,222       174         --              --            --          --           174
                             ---------   -------       ----         -------        ------     -------       -------
Balance at December 31,
  1997.....................  5,871,279   $34,301       $112         $ 1,215        $2,206     $21,984       $59,818
                             =========   =======       ====         =======        ======     =======       =======

          See accompanying notes to consolidated financial statements.

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                1997       1996       1995
                                                              --------   --------   ---------
                                                                  (AMOUNTS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income.........................................  $ (5,141)  $  1,963   $     371
                                                              --------   --------   ---------
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:
    Amortization of bonds and preferred stock...............    (1,073)    (1,581)     (3,575)
    Amortization of long-term debt..........................        68         --          --
    Loss/(gain) on sale of investments......................        98        (31)        525
    Gain on sale of Centre Re investments...................        --     (2,036)     (4,891)
    Amortization of goodwill................................     1,039         --          --
    Extraordinary loss......................................    12,896         --          --
    Interest expense on long-term debt......................     3,581         --          --
    Preferred securities dividends and accretion............     3,069      2,526       2,255
    (Increase) decrease in reinsurance balances
     receivable.............................................   (23,789)    14,339      28,516
    (Increase) decrease in premiums receivable..............    (1,848)     2,184       6,901
    (Increase) decrease in earned but unbilled premiums
     receivable.............................................    (3,131)    (2,101)      3,336
    (Increase) decrease in accrued investment income........      (986)       792        (491)
    (Increase) decrease in deferred policy acquisition
     costs..................................................    (2,837)      (262)        125
    Decrease in income taxes receivable.....................        --         --       1,721
    Decrease (increase) in deferred taxes...................     6,433        735      (5,853)
    Increase in funds held by reinsurer.....................    (3,204)      (976)       (972)
    Increase in prepaid reinsurance premiums................    (2,406)      (287)        (88)
    Decrease (increase) in other assets.....................     1,637     (1,287)     (1,413)
    Decrease in claims and claim adjustment expense
     reserves...............................................   (24,523)   (25,966)    (29,763)
    Decrease in unearned premium reserves...................    (3,648)      (645)       (508)
    Increase (decrease) in reinsurance payable..............     2,538        504      (2,835)
    Decrease in policyholder dividends payable..............        --     (8,094)    (10,970)
    Decrease in discontinued operations.....................        --         --      (4,223)
    (Decrease) increase in accounts payable and other
     liabilities............................................   (11,143)     5,321      (1,994)
                                                              --------   --------   ---------
    Total adjustments.......................................   (47,229)   (16,865)    (24,197)
                                                              --------   --------   ---------
        Net cash used in operating activities...............   (52,370)   (14,902)    (23,826)
                                                              --------   --------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Paid-in-capital -- stock options taken..................       279         79           2
    Proceeds from issuance of common stock..................    18,000         --          --
    Proceeds from Trust Preferred Securities net of $3.7
     million issuance.......................................   101,272         --          --
    Long-term debt -- Chase Manhattan Bank..................    41,257         --          --
    Retirement of long-term debt -- Chase Manhattan Bank....   (44,000)        --          --
    Retirement of 1994 Preferred Securities.................   (27,668)        --          --
    Retirement of long-term debt............................    (7,250)    (2,660)     (1,200)
    Prepayment penalty on long-term debt....................      (244)        --          --
    Proceeds from Chase Financing...........................        --     93,091          --
                                                              --------   --------   ---------
        Net cash provided by (used in) financing
        activities..........................................    81,646     90,510      (1,198)
                                                              --------   --------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of bonds and notes:
    Investments available-for-sale..........................  (226,749)   (43,257)     (4,611)
    Investment funds withheld from reinsurers...............        --    (88,568)   (204,577)
  Purchases of common stock.................................    (1,496)      (513)       (680)
  (Increase) in receivable from reinsurer...................        --    (93,266)         --
  Purchase of Pacific Rim Holding Company...................   (44,016)        --          --
  Investments and cash for discontinued operations..........    (4,357)        --      (1,581)
  Sales of bonds and notes: Investments
    available-for-sale......................................   109,082     25,343      17,643
  Maturities of bonds and notes:
    Investments held-to-maturity............................        --         --       2,250
    Investments available-for-sale..........................    15,042     12,771       3,035
  Sales and maturities of funds withheld from
    reinsurers -- held-to-maturity..........................        --    206,548     191,238
  Sales of equity securities................................     1,197         --          --
  Net decrease in short-term investment.....................   116,340    (66,431)     25,962
                                                              --------   --------   ---------
  Net cash (used in) provided by investing activities.......   (34,957)   (47,373)     28,679
                                                              --------   --------   ---------
  Net (decrease) increase in cash...........................    (5,681)    28,235       3,655
  Cash and cash equivalents at beginning of period..........    34,423      6,188       2,533
                                                              --------   --------   ---------
  Cash and cash equivalents at end of period................  $ 28,742   $ 34,423   $   6,188
                                                              ========   ========   =========
  Supplemental disclosure of cash flow information:
    Cash paid during the year for income taxes..............  $      4   $      4   $       4
                                                              ========   ========   =========
    Cash paid during the year for interest..................  $  2,803   $    641   $     808
                                                              ========   ========   =========

          See accompanying notes to consolidated financial statements.

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the accounts of Superior National Insurance Group, Inc. ("SNIG") and all subsidiaries (together with SNIG, the "Company"). The Company's principal insurance subsidiaries (collectively referred to as "Superior Pacific"), Superior National Insurance Company ("SNIC") and Superior Pacific Casualty Company ("SPCC"), are licensed to write workers' compensation insurance and commercial property and casualty insurance in 20 states and the District of Columbia.

     During the third quarter of 1993, the Company adopted a plan to discontinue underwriting commercial property and casualty risks. Earned premiums reported in 1997, 1996, and 1995 reflect workers' compensation premiums from policies that were primarily located in California.

     The Company's consolidated financial statements have been prepared on the basis of generally accepted accounting principles that vary in certain respects from accounting practices prescribed or permitted by state insurance regulatory authorities. The results of all significant intercompany transactions have been eliminated.

     Certain reclassifications have been made to prior year financial statements to conform to the 1997 presentation.

  Acquisition

     On April 11, 1997, the Company acquired all of the outstanding stock of Pac Rim Holding Corporation ("Pac Rim") for aggregate consideration of $42.0 million in cash. This consideration resulted in payments of $20.0 million to Pac Rim stockholders, $20.0 million to Pac Rim's convertible debenture holders, and $2.0 million to Pac Rim's warrant and option holders. In addition, the Company incurred $2.0 million in transaction fees and related expenses. The Company financed the acquisition of Pac Rim through a $44.0 million term loan and the sale of $18 million of newly issued shares of common stock. The term loan was subsequently retired from funds raised from the sale of $105 million of 10.75% Trust Preferred Securities. As a result of the term loan's being retired, the Company recorded an extraordinary loss, net of federal income taxes, of $1.5 million.

     The transaction resulted in $36.9 million in goodwill that is being amortized on a straight line basis over 27.5 years. The transaction was accounted for using the purchase method and the results of operations since the date of the acquisition have been included in operations. The transaction's designated accounting effective date is April 1, 1997.

     The balance sheet of Pac Rim at the acquisition date included the following assets: investments of $105,913, cash of $2,627, receivables of $17,268, and other assets of $22,272. Liabilities assumed in the acquisition included unearned premiums of $6,859, claims and claim adjustment expense reserves of $107,743, and other liabilities of $32,289.

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

     The unaudited pro forma condensed consolidated results of operations presented below assume the transaction occurred had the acquisition taken place at the beginning of each period presented.

                                                              PRO FORMA RESULTS FOR THE YEAR
                                                                    ENDED DECEMBER 31,
                                                              -------------------------------
                                                                  1997               1996
                                                              ------------       ------------
                                                                   (IN THOUSANDS, EXCEPT
                                                                      PER SHARE DATA)
Revenues....................................................    $174,550           $187,732
Loss before income taxes, preferred securities dividends and
  accretion, and extraordinary items........................    $   (253)          $(18,620)
Net (loss)..................................................    $(23,280)          $(23,226)
Basic earnings per share....................................    $  (4.43)          $  (3.01)
Diluted earnings per share..................................    $  (3.32)          $  (2.55)

     These unaudited pro forma results are not necessarily indicative of the results of operations that would have occurred had the acquisition taken place at the beginning of each period or of future operations of the combined companies.

  Reverse Stock Split

     Effective May 25, 1995, shareholders of SNIG approved a four-into-one reverse split of SNIG's common stock. The purpose of the reverse split was to increase the per-share price of the SNIG common stock in order to enhance public trading of the common stock upon the effectiveness of the Company's registration with the Securities and Exchange Commission. Consequently, the shares of common stock and stock options information included in the accompanying consolidated financial statements were prepared assuming the reverse stock split had been outstanding at the beginning of all periods presented.

  Cash and Cash Equivalents and Short-term Investments

     Cash includes currency on hand and demand deposits with financial institutions. Short-term investments represents short-term, highly liquid investments, with an original maturity date of less than a year and greater than 90 days. Short-term investments is carried at cost, which approximates market.

  Investments

     Investments in debt instruments consist primarily of bonds and collateralized mortgage obligations. Debt instruments and equities are classified as (i) "held-to-maturity" (carried at amortized cost); (ii) "trading" (carried at market with differences between cost and market being reflected in the results of operations); or (iii) if not otherwise classified, as "available-for-sale" (carried at market with differences between cost and market being reflected as a separate component of stockholders' equity, net of applicable income tax effect). The premiums and discounts on fixed maturities and collateralized mortgage obligations are amortized using the interest method. Amortization and accretion of premiums and discounts on collateralized mortgage obligations are adjusted for principal paydowns and changes in expected maturities. Current market values of investments are obtained from published sources. Declines in market value that are considered other than temporary are charged to operations.

     The Company does not own any investments that qualify as derivatives as defined by Statement of Financial Accounting Standard No. 119, "Disclosure About Derivative Financial Investments and Fair Value of Financial Investments." Securities not designated as held-to-maturity have been designated as available-for-sale. The Company did not have any investments categorized as trading securities. For determining realized gains or losses on securities sold, cost is based on average cost.

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

     Investments in equity securities are carried at fair value. Unrealized gains or losses on equity securities are reflected, net of applicable tax, in stockholders' equity.

  Premiums Receivable

     Superior Pacific records premiums receivable for both billed and unbilled amounts. Unbilled premiums receivable, which are substantially all earned, primarily represent Superior Pacific's estimate of the difference between amounts billed on installment policies and the amount to be ultimately billed on the policy. Unbilled premiums receivable also include estimated billings on payroll reporting policies which were earned but not billed prior to year end. Superior Pacific uses its historical experience to estimate earned but unbilled amounts which are recorded as premiums receivable. These unbilled amounts are estimates, and while the Company believes such amounts are reasonable, there can be no assurance that the ultimate amounts received will equal the recorded unbilled amounts.

     The ultimate collectability of the unbilled receivables can be affected to a greater degree by general changes in the economy and the regulatory environment than billed receivables due to the increased time required to determine the billable amount. The Company attempts to consider these factors when estimating the receivable for unbilled premiums.

  Deferred Policy Acquisition Costs


     Acquisition costs, consisting principally of commissions, premium taxes, and certain marketing, loss control, policy issuance, and underwriting costs related to the production of SNIC's workers' compensation business, are deferred and amortized ratably over the terms of the policies. If recoverability of such costs is not anticipated, the amounts not considered recoverable are charged to income. In determining estimated recoverability, the computation gives effect to the premium to be earned, related investment income, claims and claim adjustment expenses, and certain other costs expected to be incurred as the premium is earned.


     Policy acquisition costs incurred and amortized into income are as follows:

                                                       1997        1996        1995
                                                     --------    --------    --------
Balance at beginning of year.......................  $  3,042    $  2,780    $  2,905
Cost deferred during the year......................    22,814      17,132      18,163
Amortization charged to expense....................   (19,977)    (16,870)    (18,288)
                                                     --------    --------    --------
Balance at end of year.............................  $  5,879    $  3,042    $  2,780
                                                     ========    ========    ========

  Claims and Claim Adjustment Expenses

     Claims and claim adjustment expenses are based on case-basis estimates of reported claims and on estimates, based on experience and industry data, for unreported claims and claim adjustment expenses. The provision for unpaid claims and claim adjustment expenses, net of estimated salvage and subrogation, has been established to cover the estimated net cost of incurred claims. The amounts are necessarily based on estimates, and accordingly, there can be no assurance the ultimate liability will not differ from such estimates.

     There is a high level of uncertainty inherent in the evaluation of the required claims and claim adjustment expense reserves. Management has selected ultimate claim and claim adjustment expenses that it believes will reasonably reflect anticipated ultimate experience. The ultimate costs of such claims are dependent upon future events, the outcomes of which are affected by many factors. Claims reserving procedures and settlement philosophy, current and perceived social and economic factors, inflation, current and future court rulings and jury attitudes, and many other economic, scientific, legal, political, and social factors all can have significant effects on the ultimate costs of claims.

     Changes in Company operations and management philosophy also may cause actual developments to vary from the past. The adoption of new data processing systems, shifts to underwriting more or less hazardous

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES risk classifications, the hiring of new claims personnel, changes in claims servicing vendors and third party administrators, may all change rates of reserve development, payments, and claims closings, increasing or decreasing claims severity and closing rates.

  Policyholder Dividends

     Prior to the inception of open rating in January 1995, policyholder dividends served both as an economic incentive to employers for safe operations and as a means of price differentiation; however, since open rating, the consumer's preference has been for the lowest net price at a policy's inception. This is evidenced by the decline in participating policies written by Superior Pacific as a percent of total policies from 24% of workers' compensation premiums in force at December 31, 1995 to 1% at December 31, 1996. A small increase in the percentage of participating policies to 3% at December 31, 1997 is attributable to policies written in Arizona. In 1995, as a result of the diminishing value of policyholder dividends, Superior Pacific's management declared a moratorium in the payment of policyholder dividends. In December 1996, the Company discontinued policyholder dividend payments. Estimated amounts to be returned to policyholders were accrued when the related premium was earned by Superior Pacific. Dividends were paid to the extent that a surplus was accumulated from premiums on workers' compensation policies.

  Premium Income Recognition

     Insurance premiums are earned ratably over the terms of the policies. Unearned premiums are computed on a daily pro-rata basis.

  Income Taxes

     The Company files a consolidated Federal income tax return which includes all qualifying subsidiaries.

     Deferred income taxes are provided for temporary differences between financial statement and tax return bases using the asset and liability method, in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under the asset and liability method, deferred taxes are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be settled. Tax rate changes are accounted for in the year in which the tax law is enacted.

  Earnings per Share ("EPS")

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 128, "Earnings per Share", which requires presentation of basic and diluted earnings per share for all publicly traded companies effective for fiscal years ending after December 15, 1997. Note 16 contains the required disclosures which make up the calculation of basic and diluted earnings per share. The required restatement of prior years earnings per share reflect an immaterial difference.

  Property, Equipment, Leasehold Improvements and Assets Under Capital Lease

     Property, equipment, and leasehold improvements are stated at cost, net of accumulated depreciation and amortization. The accumulated depreciation and amortization as of December 31, 1997 and 1996 was $2,207 and $4,289 respectively. Depreciation and amortization are provided principally on the straight-line method over the estimated useful lives of the assets, or, if less, the term of the lease. Property, equipment, and leasehold improvements are included as a component of "Prepaid and other assets" on the consolidated balance sheets.

  Use of Management Estimations

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets, liabilities, and

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES disclosures of contingent assets and liabilities at the date of the financial statements. The Company has provided such estimates for its workers' compensation claims and claim adjustment expenses; discontinued operations; policyholder dividends; earned but unbilled premiums; and deferred tax balances in its financial statements. While these estimates are based upon analyses performed by management, outside consultants, and actuaries, the amounts the Company will ultimately pay may differ materially from the amounts presently estimated.

  Stock-Based Compensation

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and Related Interpretations in accounting for its employee stock options.

  Business Relationships with Zurich


     Zurich Reinsurance Centre Holdings, Inc., a Delaware corporation ("Zurich"), Insurance Partners, L.P. and Insurance Partners (Offshore) Bermuda, L.P. (together "IP"), and other related parties collectively own approximately 45% of SNIG's common stock on a diluted basis, and approximately 36% of SNIG's issued and outstanding common stock on a non-diluted basis.


     In March 1992, the Company issued warrants (the "Warrants") to purchase 1,616,886 shares of Common Stock in connection with the sale of its 14.5% Senior Subordinated promissory notes in an aggregate principal amount of $11.0 million, which notes have since been redeemed. The Warrants are exercisable at $4.00 per share and expire April 1, 2002. International Insurance Investors, L.P. ("III"), an affiliate of Zurich, originally purchased 1,474,306 of such Warrants (which are held by International Insurance Advisers, Inc. pursuant to a revocable agency relationship) with the remaining 142,580 Warrants being issued to management. As of December 31, 1997 Warrants to purchase 1,566,465 shares of Common Stock were outstanding, as Warrants to purchase 50,421 shares of Common Stock held by management have since been retired upon the termination of their employment with the Company.

     In June 1994, in connection with a $20.0 million investment in the Company (and its affiliate, Superior National Capital, L.P.) by CentreLine Reinsurance Limited ("CentreLine"), an affiliate of Zurich, the Company issued to CentreLine a warrant to purchase 579,356 shares of Common Stock at an exercise price of $5.20 per share, which expires April 1, 2002.

(2)  INVESTMENTS

     The amortized cost and market values of bonds and notes classified as available-for-sale at December 31, 1997 are as follows:

                                                         GROSS         GROSS
                                          AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                            COST         GAINS         LOSSES       VALUE
                                          ---------    ----------    ----------    --------
Available-for-sale:
  United States government agencies and
     authorities........................  $ 89,884       $  420        $(207)      $ 90,097
  Collateralized mortgage obligations...    72,478        1,100          (97)        73,481
  Corporate instruments.................    41,011          657          (32)        41,636
  State and political subdivisions......        --           --           --             --
                                          --------       ------        -----       --------
  Total available-for-sale..............  $203,373       $2,177        $(336)      $205,214
                                          ========       ======        =====       ========

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

     The market values of equity securities as of December 31, 1997 are as follows:

                                                           GROSS         GROSS
                                            AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                              COST         GAINS         LOSSES      VALUE
                                            ---------    ----------    ----------    ------
Equity Securities:
  Corporate Instruments...................   $1,356         $171          $(1)       $1,526
                                             ------         ----          ---        ------
  Total Equity Securities.................   $1,356         $171          $(1)       $1,526
                                             ======         ====          ===        ======

     The amortized cost and estimated market values of investments classified as available for sale at December 31, 1997 by contractual maturity are shown below. Expected maturities are likely to differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty. Mortgage-backed securities are included based upon the expected payout pattern and duration of the fixed income security. Changes in interest rates, investor expectations, and political agendas could cause the ultimate payout pattern to differ.

                                                               AVAILABLE FOR SALE
                                                              ---------------------
                                                              AMORTIZED      FAIR
                                                                COST        VALUE
                                                              ---------    --------
Due in one year or less.....................................  $ 25,044     $ 25,086
Due after one year through five years.......................    44,254       44,710
Due after five years through ten years......................    42,101       42,776
Due after ten years.........................................    91,974       92,642
                                                              --------     --------
Total.......................................................  $203,373     $205,214
                                                              ========     ========

     The amortized cost and market values of bonds and notes classified as available for sale at December 31, 1996 are as follows:

                                                          GROSS         GROSS
                                           AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                             COST         GAINS         LOSSES       VALUE
                                           ---------    ----------    ----------    -------
Available-for-sale:
  United States government agencies and
     authorities.........................   $22,596        $ 62         $(174)      $22,484
  Collateralized mortgage obligations....    12,989          --          (134)       12,855
  Corporate instruments..................     9,864          23           (20)        9,867
  State and political subdivisions.......     1,100          24            --         1,124
                                            -------        ----         -----       -------
  Total available-for-sale...............   $46,549        $109         $(328)      $46,330
                                            =======        ====         =====       =======

     The market value of equity securities as of December 31, 1996 are as follows:

                                                           GROSS         GROSS
                                            AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                              COST         GAINS         LOSSES      VALUE
                                            ---------    ----------    ----------    ------
Equity Securities:
  Corporate Instruments...................   $1,199         $73           $(99)      $1,173
                                             ------         ---           ----       ------
  Total Equity Securities.................   $1,199         $73           $(99)      $1,173
                                             ======         ===           ====       ======

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

     A summary of net investment income for the years ended December 31, are as follows:

                                                          1997       1996      1995
                                                         -------    ------    -------
Interest on bonds and notes............................  $ 9,124    $6,628    $ 9,310
Interest on short-term investments, cash and cash
  equivalents..........................................    4,068     1,609      1,297
Realized gains (losses)................................       44        31       (525)
Other..................................................      190        --         --
                                                         -------    ------    -------
Total investment income................................   13,426     8,268     10,082
Investment expense.....................................     (752)     (499)      (298)
                                                         -------    ------    -------
Net investment income..................................  $12,674    $7,769    $ 9,784
                                                         =======    ======    =======

     Realized gains (losses) on investments for the years ended December 31, are as follows:

                                                              1997    1996    1995
                                                              ----    ----    -----
Bonds and notes.............................................  $44     $31     $(525)
Equity securities...........................................   --      --        --
                                                              ---     ---     -----
Total.......................................................  $44     $31     $(525)
                                                              ===     ===     =====

     The changes in unrealized gains (losses) on debt instruments held as available-for-sale and equity security investments at December 31, are as follows:

                                                             1997     1996      1995
                                                            ------    -----    ------
Bonds and notes...........................................  $2,060    $(472)   $4,154
Equity securities.........................................     196      (29)        2
                                                            ------    -----    ------
Total.....................................................  $2,256    $(501)   $4,156
                                                            ======    =====    ======

     Proceeds from sales of bonds and notes held as available-for-sale for the years ended December 31, 1997, 1996, and 1995 were $109,082, $25,343, and
$17,643, respectively. Gross gains of $176 and gross losses of $132 were realized on those sales in 1997. Gross gains of $44 and gross losses of $13 were realized on those sales in 1996. Gross gains of $4 and gross losses of $529 were realized on those sales in 1995.

     Bonds and other securities with a market value of $180,447 at December 31, 1997, $127,112 at December 31, 1996 and $143,462 at December 31, 1995, were on deposit with various insurance regulatory authorities.

(3)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table represents the carrying amounts and estimated fair values of the Company's financial liabilities at December 31, 1997 and 1996. Statement of Financial Accounting Standard No. 107, "Disclosure about Fair Value of Financial Instruments," ("SFAS 107") defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. Fair values with respect to investments are presented in Note (2) and the fair value of all other investments approximates their fair value.

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

     The carrying amounts shown in the table below are included in the Consolidated Balance Sheet under the indicated options:

                                                    1997                   1996
                                            --------------------    -------------------
                                            CARRYING      FAIR      CARRYING     FAIR
                                             AMOUNT      VALUE       AMOUNT      VALUE
                                            --------    --------    --------    -------
Financial liabilities:
Chase financing agreement.................  $     --    $     --    $91,681     $91,374
Imperial Bank debt........................  $     --    $     --    $ 7,250     $ 7,541
1994 Preferred Securities issued by
  affiliate...............................  $     --    $     --    $23,571     $19,998
Trust Preferred Securities issued by
  affiliate...............................  $101,277    $104,990    $    --     $    --

     Fair value is estimated based on the quoted market prices for similar issues or by discounting expected cash flows at the rates currently offered to the Company for debt of the same remaining maturities. However, there can be no assurances that in the event the assets and liabilities would be required to be liquidated that the amounts received or due would be the amounts reflected herein.

(4)  CLAIM AND CLAIM ADJUSTMENT EXPENSE RESERVES

     The activity in the claim and claim adjustment expense reserve account is summarized as follows:

                                                         YEARS ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1997        1996        1995
                                                     --------    --------    --------
                                                          (AMOUNTS IN THOUSANDS)
Beginning reserve, gross of reinsurance............  $115,529    $141,495    $171,258
Less: Reinsurance recoverable on unpaid losses.....    24,986      27,076      31,897
                                                     --------    --------    --------
Beginning reserve, net of reinsurance..............    90,543     114,419     139,361
Pac Rim reserves at acquisition....................   104,588          --          --
Provision for net claims and claim adjustment
  expenses
  For claims occurring in current year.............    95,826      57,614      58,842
  For claims occurring in prior years..............    (5,379)     (1,976)     (4,872)
                                                     --------    --------    --------
  Total claims and claim adjustment expenses.......    90,447      55,638      53,970
                                                     --------    --------    --------
Payments for net claims and claim adjustment
  expense:
  Attributable to insured events incurred in
     current year..................................   (37,945)    (19,816)    (19,732)
  Attributable to insured events incurred in prior
     years.........................................   (95,533)    (59,698)    (59,180)
                                                     --------    --------    --------
  Total claims and claim adjustment expense
     payments......................................  (133,478)    (79,514)    (78,912)
                                                     --------    --------    --------
Ending reserves, net of reinsurance................   152,100      90,543     114,419
Reinsurance recoverable on unpaid losses...........    49,155      24,986      27,076
                                                     --------    --------    --------
Ending reserves, gross of reinsurance..............  $201,255    $115,529    $141,495
                                                     ========    ========    ========

     During 1997, the Company continued to experience decreased frequency of claims and at the same time experienced an increase in claims severity for accident years 1995 and thereafter. The Company's net claim and claim adjustment expense ratio for accident year 1997, at the end of calendar year 1997, was 68.0%, versus 65.0% and 65.6% for accident years 1996 and 1995, at their respective calendar year ends.

     In 1997, the Company experienced approximately $5.4 million in favorable development on net claim and claim adjustment expense reserves estimated at December 31, 1996. This $5.4 million favorable development is the result of a $10.8 million favorable development on ceded reserves for accident years 1996 and prior. The $10.8 million favorable development on ceded reserves is attributable to SPCC and due to the post-acquisition

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES review of all open claim files and the subsequent adjustment to reserves, which caused many claims to have incurred claim and claim adjustment expenses in excess of the retention on SPCC's reinsurance treaties. The $10.8 million favorable development is offset by a $5.4 million adverse development on direct reserves attributable to the accident years 1995 and 1996.

     In 1996, the Company experienced approximately $2.0 million in favorable development on net claims and claim adjustment expense reserves estimated at December 31, 1995. This $2.0 million favorable development is the result of $8.4 million in favorable development on direct reserves for accident years 1994 and prior. The favorable development was offset in part by $4.1 million adverse development on direct reserves for accident year 1995, and $2.3 million adverse development on ceded reserves for accident years 1995 and prior. The Company's 1995 accident year net claims and claim adjustment expense ratio for accident year 1995 at the end of calendar year 1995 was 65.6%, verses 74.6% at the end of the 1996 calendar year. Offsetting the favorable development in large part was the re-estimation during 1995 of reinsurance receivables recorded at December 31, 1994, from approximately $66.2 million to approximately $59.9 million at December 31, 1995.

     During 1995, the Company experienced approximately $8.6 million of favorable development on direct claim and claim adjustment expense reserves estimated at December 31, 1994. Management believes the favorable development resulted from the Company's improved claims management controls and decreased claim severity, particularly in the medical component of the workers' compensation line.

(5)  DISCONTINUED OPERATIONS

     During the third quarter of 1993, the Company adopted a plan to discontinue underwriting commercial property and casualty risks. As a result, the Company recorded a pre-tax charge to income of $2,991 for estimated operating losses during the phase-out period.

     During the second quarter of 1995, the Company increased its reserves by approximately $15 million for discontinued operations for accident years 1994 and prior. This increase in claims and claim adjustment expense reserves from the original estimate at the measurement date resulted from increased frequency and severity of claims incurred from those years relative to previous expectations, which in turn caused an increase in the estimated ultimate claims and claim adjustment expense reserves related to 1994 and prior years.

     At December 31, 1997 and 1996, liabilities of discontinued operations relating to unpaid claim and claim adjustment expenses, off-set by certain assets, have been reclassified in the balance sheet. Management estimates the discontinued operations will be "run off" by the year 2000. The assets and liabilities of discontinued operations are summarized below.

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1996
                                                              -------    -------
Assets:
  Reinsurance recoverables..................................  $ 5,937    $ 8,604
  Investments and other assets..............................       --     17,261
                                                              -------    -------
          Total Assets......................................  $ 5,937    $25,865
                                                              =======    =======
Liabilities:
  Claims and claim adjustment expense reserves..............  $18,686    $25,466
  Other liabilities.........................................      155        399
                                                              -------    -------
          Total Liabilities.................................  $18,841    $25,865
                                                              =======    =======

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

(6)  INCOME TAXES

     Total income tax expense (benefit) for the years ended December 31, 1997, 1996, and 1995 was allocated as follows:

                                                          1997       1996      1995
                                                         -------    ------    -------
Continuing operations..................................  $ 6,437    $1,597    $   (12)
Dividend accrued on preferred securities...............   (1,581)     (858)      (767)
Discontinued operations................................       --        --     (5,070)
Extraordinary items....................................   (6,643)       --         --
                                                         -------    ------    -------
          Total........................................  $(1,787)   $  739    $(5,849)
                                                         =======    ======    =======

     Income tax expense (benefit) from continuing operations for the years ended December 31, 1997, 1996, and 1995 is composed of the following amounts:

                                                              1997      1996     1995
                                                             ------    ------    ----
Current....................................................  $    4    $    4    $  4
Deferred...................................................   6,433     1,593     (16)
                                                             ------    ------    ----
          Total............................................  $6,437    $1,597    $(12)
                                                             ======    ======    ====

     Taxes computed at the statutory rate of 34% varied from the amounts reported in the consolidated statements of income at December 31, as follows:

                                                           1997      1996      1995
                                                          ------    ------    -------
Income taxes at statutory rates.........................  $5,869    $1,777    $ 3,974
Effect of tax-exempt interest...........................     (10)      (22)       (15)
Effect of meals and entertainment.......................      42        38         38
Effect of goodwill amortization.........................     353        --         --
Research and development credit.........................     179      (200)        --
Change in valuation allowance for tax assets............      --        --     (4,013)
Other...................................................       4         4          4
                                                          ------    ------    -------
          Total.........................................  $6,437    $1,597    $   (12)
                                                          ======    ======    =======

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, are presented below:

                                                                1997        1996
                                                              --------    --------
Deferred tax assets:
  Original issue discount...................................  $     --    $  5,764
  Net operating loss carryforward...........................    43,918      29,062
  Alternate minimum tax credit carryforward.................     1,035         701
  Loss reserve discounting..................................     7,787          --
  Unearned premium liability................................       878         660
  Policyholder dividends....................................       466          --
  Deferred gain on capital lease............................       546          --
  Unrealized loss on available-for-sale securities..........        --          84
  Research and development credit...........................        21         200
  Other.....................................................       403         281
                                                              --------    --------
  Total gross deferred tax assets...........................    55,054      36,752
  Less: Valuation allowance.................................    (8,129)         --
                                                              --------    --------
          Total.............................................    46,925      36,752
                                                              --------    --------
Deferred tax liabilities:
  Loss reserves.............................................        --      (9,139)
  Discontinued operations...................................    (3,039)     (1,245)
  Reinsurance experience refunds............................   (15,300)    (15,300)
  Deferred acquisition costs................................    (1,999)     (1,034)
  Direct collection allowance...............................      (799)       (510)
  Unrealized gain on available-for-sale investments.........      (684)         --
  Reinsurance payable.......................................        --          (4)
                                                              --------    --------
  Total gross deferred tax liabilities......................   (21,821)    (27,232)
                                                              --------    --------
     Net deferred tax asset.................................    25,104       9,520
                                                              ========    ========

     Management believes it is more likely than not that the existing net deductible temporary differences will reverse during the periods in which the Company generates net taxable income. However, there can be no assurance the Company will generate any earnings or any specific level of continuing earnings in future years. Certain tax planning strategies could be implemented to supplement income from operations to fully realize recorded tax benefits.

     At December 31, 1997, the Company had a tax net operating loss carryforward of $130.2 million that begins to expire in the year 2006. Based on projections of taxable income expected to be realized during the carryforward period for the Company's net operating losses, there is a possibility that up to $24.0 million of such net operating loss carryforwards may expire prior to their utilization. Accordingly, a valuation allowance has been established to reflect the possibility that this portion of the net operating loss carryforwards may expire.

(7)  REINSURANCE

     Superior Pacific cedes claims and claim adjustment expenses to reinsurers under various contracts that cover individual risks, classes of business, or claims that occur during specified periods of time. Reinsurance is ceded on pro-rata, per-risk, excess-of-loss, and aggregate bases. These reinsurance arrangements provide greater diversification of risk and limit SNIC's claims arising from large risks or from hazards of an unusual nature. Superior Pacific is contingently liable to the extent that any reinsurer becomes unable to meet its contractual obligations. Therefore, the Company evaluates the financial condition of its reinsurers and

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES monitors concentrations of credit risks arising from reinsurance activities and economic characteristics to minimize its exposure to significant losses from reinsurer insolvencies.

     As of December 31, 1997, SNIC was involved in a dispute with certain of its reinsurers, which, if not settled, may be resolved in arbitration. SNIC's dispute exists with its property and casualty reinsurers as to the existence of coverage related to a claim in the amount of $456. Management expects to recover the entire disputed amount from the reinsurers. At December 31, 1997, there were no disputes related to the workers' compensation operations.

     Effective June 30, 1991, SNIC entered into an aggregate excess of loss reinsurance contract ("1991 Contract") with Centre Reinsurance Limited ("Centre Re"). Under the 1991 Contract, SNIC purchased for $50 million reinsurance for claims and claim adjustment expenses incurred on or prior to June 30, 1991 to the extent that these amounts were unpaid at June 30, 1991. The coverage obtained amounted to $87.5 million in excess of SNIC's retention. Additionally, SNIC ceded approximately $69.1 million of earned premiums to Centre Re through December 31, 1992. Claims and claim adjustment expenses occurring prior to December 31, 1992 were ceded to Centre Re in the amount of $165.6 million under the 1991 Contract. Prospective cessions of premium and claims were terminated by mutual consent of SNIC and Centre Re effective December 31, 1992; however, all other terms of the 1991 Contract remained in effect until the treaty was commuted in June 1997.

     In 1996, as a result of the transaction entered into between the Company, Centre Re, and Chase Manhattan Bank (see Note 8), the reinsurance receivables related to the 1991 Contract no longer qualify as reinsurance receivables under the conditions established in SFAS 113. Therefore, in 1996 the receivables were reclassified as receivables from reinsurer on the balance sheet.

     Effective January 1, 1993, SNIC entered into an aggregate excess of loss reinsurance contract ("1993 Contract") with Centre Re. From SNIC's perspective, the 1993 Contract substantively operated as a one-year contract with at least four one-year options to renew that were exercisable solely at the Company's election during the first five years of the contract. Subsequent to January 1, 1998, the 1993 Contract could have been terminated by either SNIC or Centre Re upon 30 days notice. The 1993 Contract required the Company to cede not less than $15 million and not more than $20 million of premium to Centre Re with respect to any covered accident year. Claims and allocated claim adjustment expenses occurring during the accident year are ceded to Centre Re in excess of a variable percentage of earned premium (60%, 56.5%, and 57.5% for the 1995, 1994, and 1993 accident years, respectively) and are subject to a limit of 130% of ceded earned premium, such limit not to exceed $26 million for any accident year. Effective January 1, 1996, the 1993 Contract was canceled at the Company's election. In 1997, the Company paid $5.3 million related to the cancellation of the 1993 Contract.

     Effective January 1, 1994, SNIC entered into a quota-share reinsurance contract ("Quota-Share Contract") with Zurich Reinsurance (North America), Inc., ("ZRNA") an affiliate of Zurich. Under the Quota-Share Contract, ZRNA may provide Superior Pacific with an Assumption of Liability Endorsement facility ("ALE"), or, effective January 1, 1997, Superior Pacific may write directly on policy forms of ZC Insurance Company ("ZCIC"), an affiliate of Zurich (the "ZCIC Front"). The ceding rate under the Quota-Share Contract was 20% for 1994, and ZRNA and Superior Pacific mutually agreed to reduce the quota-share participation to 5% for 1995 and 1996. Further, Superior Pacific receives ceding commissions ranging between 22.5% and 24.5% for premiums ceded to ZRNA. The purpose of the ceding commission is to cover Superior Pacific's cost of acquiring new business and may be changed as a result of changes in market conditions on a quarterly basis.

     Effective January 1, 1997, the terms of the Quota-Share Contract were amended. Under the amended terms of the Quota-Share Contract, ZRNA increased its participation from 5% of premiums written in 1996

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES to 6.5% in 1997. In exchange for the increased participation, ZRNA will no longer receive a separate fee for policies written on ALEs, but will receive 2% of premiums written on ZCIC Front policies only.

     Superior Pacific entered into a reinsurance contract with Centre Re effective June 30, 1997, under which Centre Re assumed $10 million of reserves associated with claims open for future medical payments from Superior Pacific in consideration of $1 million in cash and the assignment of the rights of Superior Pacific's contribution and subrogation recoveries during the term of the contract. The contract is accounted for as a deposit, and no gain will be recognized until net cash payments from Centre Re are greater than Superior Pacific's $1 million premium.

     Superior Pacific's contracts are generally entered into on an annual basis. Superior Pacific has maintained reinsurance treaties with many reinsurers for a number of years. In general, Superior Pacific's reinsurance contracts are of the treaty variety, and cover underwritten risks specified in the treaties. Superior Pacific also from time to time purchases facultative reinsurance covering specific liabilities or policies underwritten. As of December 31, 1997, ZRC, General Reinsurance Corporation, and Allstate Insurance account for 24.5%, 21.6%, and 10.4%, respectively, of total amounts recoverable from all reinsurers on paid and unpaid claims and claim adjustment expenses.

     Amounts included in the income and expense accounts in continuing operations in connection with all ceded reinsurance at December 31, are as follows:

                                                        1997        1996       1995
                                                      --------    --------    -------
Net Premiums written:
  Premiums written..................................  $159,352    $ 99,282    $97,084
  Premiums ceded....................................   (22,423)    (11,567)    (7,945)
                                                      --------    --------    -------
     Net premiums written...........................  $136,929    $ 87,715    $89,139
                                                      ========    ========    =======
Net change in unearned premiums:
  Direct............................................  $ (3,649)   $   (645)   $  (381)
  Ceded.............................................      (342)       (288)      (215)
                                                      --------    --------    -------
     Net change in unearned premiums................  $ (3,991)   $   (933)   $  (596)
                                                      ========    ========    =======
Net claims and claim adjustment expenses:
  Claims and claim adjustment expenses..............  $122,830    $ 61,702    $56,388
  Reinsurance recoveries............................   (32,383)     (6,064)    (2,418)
                                                      --------    --------    -------
     Net claims and claim adjustment expenses.......  $ 90,447    $ 55,638    $53,970
                                                      ========    ========    =======

(8)  LONG-TERM DEBT

     The following is a summary of the Company's long-term debt balances at December 31:

                                                              1997     1996
                                                              ----    -------
Chase Financing Agreement -- 6.87% due through 2004.........  $--     $91,681
Imperial Bank debt -- 8.25% due through 2001................   --       7,250
Voting Notes due 2002.......................................   30          30
                                                              ---     -------
Balance at end of period....................................  $30     $98,961
                                                              ===     =======

     Effective June 30, 1994, the Company entered into a $10 million term loan agreement ("1994 Loan") with Imperial Bank, which was used to retire subordinated notes issued during 1992. This term loan was to be fully amortized over seven years with quarterly payments of $300 plus interest per quarter for years one and two, $350 plus interest per quarter for years three and four, and $400 plus interest per quarter for years five, six

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES and seven. Effective July 1, 1995, the borrowing rate was changed from Imperial Bank's prime rate plus one-half percent to a fixed rate of 8% per annum. Additionally, under the amended terms of the 1994 Loan, the Company could not prepay it until July 1, 1996.

     The Company adhered to certain requirements and provisions in compliance with the terms of the 1994 Loan. The provisions required SNIC to maintain certain financial ratios and SNIG to maintain Imperial Bank certificates of deposit in an amount equal to 20% of the Company's outstanding balance under the 1994 Loan. At December 31, 1996, the Imperial Bank certificates of deposit were $1.5 million, all of which was restricted. On April 11, 1997, the Company retired its outstanding 1994 Loan with Imperial Bank. As a result of the early extinguishment, the Company recognized an extraordinary loss of $0.2 million, net of a tax benefit of $0.1 million.

     During 1996, the Company entered into a financing transaction involving Centre Re and Chase. Chase extended a $93.1 million term loan (net of transaction costs). The Company used the proceeds from the financing to purchase from SNIC reinsurance receivables due from Centre Re. The principal balance of the loan was collateralized by receivables due from the reinsurer and amortized based upon the payout pattern of the underlying claims of the reinsurance receivables. In June 1997, the $93.1 million term loan was retired, offsetting the entire amount due against the reinsurance receivable balance. The retirement of this collateralized financing resulted in the Company's recognizing a $10.3 million extraordinary loss, net of income taxes.

     Voting notes ("Voting Notes") in the amount of $30 related to SNIG's 14.5% Senior Subordinated Series A and Series B Notes ("14.5% Senior Subordinated Notes") were still outstanding as of December 31, 1997. The 14.5% Senior Subordinated Notes were retired in 1994. The Voting Notes of $30 will mature in the year 2002. Warrants related to the 14.5% Senior Subordinated Notes remain outstanding and provide their holders the right to purchase 1,566,465 shares of SNIG common stock at a strike price of $4 per share. These warrants, which are currently exercisable and expire on April 1, 2002, are held by senior management and a nominee for III.

     The Company has an agreement with a national brokerage house to allow it to enter into $20 million of reverse repurchase transactions that must be secured by either U.S. treasuries, government agency bonds, or corporate debt. There were no outstanding transactions at December 31, 1997.

(9)  PREFERRED SECURITIES ISSUED BY AFFILIATES

     On June 30, 1994, SNIG completed the sale of $20 million of preferred securities and warrants to affiliates of Centre Re in a transaction approved by the shareholders and the California Department of Insurance ("DOI"). The preferred securities were subordinate to the 1994 Loan. A special purpose investment partnership, Superior National Capital, L.P. (the "Limited Partnership"), was formed in Bermuda to issue $20 million face amount of 9.7% redeemable preferred securities ("1994 Preferred Securities") to Centre Reinsurance Services (Bermuda) III, Limited in exchange for $18 million. CentreLine Reinsurance Limited paid the Company $2 million for warrants to purchase 579,357 shares of SNIG's common shares at $5.20 per share, representing a fully-diluted 10 percent interest in SNIG. The warrants may be exercised at any time and expire in 2002.

     In December 1997, SNIG formed a trust, whose sole purpose was to issue
10 3/4% Trust Preferred Securities (the "Trust Preferred Securities"), having an aggregate liquidation amount of $105 million, and to invest the proceeds thereof in an equivalent amount of 10 3/4% Senior Subordinated Notes due 2017 of the Company (the "Senior Subordinated Notes"). The Company owns directly all of the common securities issued by the Trust, which it purchased for an aggregate consideration of $3.25 million. The proceeds from the sale of the Trust Preferred Securities were used solely to purchase SNIG's Senior Subordinated Notes. In addition, the Company entered into several contractual undertakings, that when taken together, guarantee to the holders of the Trust Preferred securities an unconditional right to enforce the payment of the distributions

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES with respect to such securities. Holders of the Trust Preferred Securities are entitled to receive cumulative cash distributions at an annual rate of 10 3/4% of the stated liquidation amount of $1,000 per Trust Preferred Security, accruing from the date of original issuance of the Trust Preferred Securities and payable semi-annually, in arrears, commencing on June 1, 1998. The Company has the right to defer payments at any time or from time to time for a period not exceeding 10 consecutive semi-annual periods, provided that no extension period may extend beyond the stated maturity date. In the event there is a change in control, holders of the Trust Preferred Securities may redeem their securities at 101% of the principal.


     The Company used the net proceeds from the sale of the 10 3/4% Senior Subordinated Notes in the amount of approximately $101.2 million, (i) to repay outstanding debt, consisting of $40.8 million of bank debt and interest incurred in connection with the acquisition of Pac Rim that would have matured in April 2003, bearing an average effective interest rate of 10.2%, (ii) to redeem from an affiliate of Zurich $27.7 million of principal and interest, with an effective rate of 11.7%, of the 1994 Preferred Securities, and (iii) to make a $15 million capital contribution to SNIC. The remaining proceeds are invested in short-term, income-generating, investment-grade securities.


     The difference between the face value and the carrying value of the Trust Preferred Securities is amortized over their nineteen-year maturity using the scientific method. The amortization, net of tax benefits and accrued dividends, is charged to current year income after continuing operations, net of taxes.

     The following is a summary of the preferred securities balance as of December 31:

                                                                1997       1996
                                                              --------    -------
Beginning balance...........................................  $ 23,571    $21,045
Dividends and accretion.....................................     3,709      2,526
Retirement of 1994 Preferred Securities.....................   (27,275)        --
Issuance of Trust Preferred Securities......................   101,272         --
                                                              --------    -------
Balance at end of period....................................  $101,277    $23,571
                                                              ========    =======

(10)  STATUTORY SURPLUS AND DIVIDEND RESTRICTIONS

     SNIC and SPCC are domiciled in the State of California and prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by the DOI. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed.

     SNIC's statutory policyholders' surplus as reported to regulatory authorities was $71,663 and $51,998 at December 31, 1997, and 1996, respectively. SNIC's statutory net income, as reported to regulatory authorities, was $2,888, $791 and $1,050 for the years ended December 31, 1997, 1996, and 1995 respectively.

     SPCC's statutory policyholders' surplus as reported to regulatory authorities was $30,542 and $20,930 at December 31, 1997 and 1996, respectively. SPCC's statutory net income, as reported to regulatory authorities, was $(6,074), $(13,069), and $4,879 for the years ended December 31, 1997, 1996, and
1995 respectively.

     Insurance companies are subject to insurance laws and regulations established by the states in which they transact business. The laws of various states establish supervisory agencies with broad administrative and supervisory powers. Most states have also enacted legislation regulating insurance holding company systems, including acquisitions, extraordinary dividends, the terms of affiliate transactions, and other related matters. The Company and Superior Pacific have registered as holding company systems pursuant to such legislation in California. The NAIC has formed committees and appointed advisory groups to study and formulate regulatory proposals on such diverse issues as the use of surplus debentures and accounting for reinsurance

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES transactions. It is not possible to predict the future impact of changing state and federal regulation on the operations of the Company and Superior Pacific.

     The Risk Based Capital Model ("RBC") for property and casualty insurance companies was adopted by the NAIC in December 1993, and starting in 1995, companies were required to report their RBC ratios to the NAIC. SNIC and SPCC have calculated and met their RBC requirements.

     Insurance companies are also subject to restrictions affecting the amount of stockholder dividends and advances that may be paid within any one year without the prior approval of the DOI. The California Insurance Code provides that the maximum amount that may be paid as dividends on an annual noncumulative basis without prior notice to, or approval by, the DOI is the greater of (1) net income for the preceding year or (2) 10% of statutory surplus as regards policyholders as of the preceding December 31. At December 31, 1997, SNIC and SPCC could pay approximately $7.2 million and $3.1 million, respectively, in dividends and advances to the Company without the DOI's prior approval based on 10% of reported statutory surplus.

     In 1995, after receiving prior approval from the DOI, SNIC made an extraordinary dividend distribution to SNIG of 100% of its shares in Superior (Bermuda) Limited, which represented $15 million of SNIC's statutory capital and surplus.

(11)  EMPLOYEE BENEFIT PLANS

     SNIG has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for its employee stock options. As discussed below in management's opinion, the alternative fair value accounting provided for under SFAS 123, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized.

     SNIG has two equity option plans, the 1986 Stock Option Plan ("1986 Plan") and the 1995 Stock Incentive Plan ("1995 Plan"). The terms of the 1986 Plan permit SNIG, at the Board of Directors' discretion, to grant options to its management to purchase up to 225,000 shares of common stock. Options granted under the 1986 Plan are not intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code ("Code"). The 1995 Plan permits the granting of both options that qualify for treatment as incentive stock options under Section 422 of the Code and options that do not qualify as incentive stock options. Under the 1995 Plan, officers and key employees of the Company may be granted options to purchase shares of SNIG common stock or may be given the opportunity to receive restricted stock of SNIG. Under the 1995 Plan, the aggregate number of shares of common stock that may be granted, either through the exercise of options or the issuance of restricted stock, is 625,000 shares. Under both plans, the exercise price of each option equals the market price of SNIG's stock on the date of grant and options have a maximum term of ten years. The Board of Directors may grant options at any point during a year and the options generally vest over five years.

     Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions. The risk free interest rate used in the calculation is the 10 year Treasury Note rate on the date the options were granted. The risk free interest rate range used for options granted during 1997, 1996, and 1995 was 5.8% to 6.9%, 6% to 6.79%, and 6% to 7.11%, respectively. The volatility factors for the expected market price of the common stock of 65%, 70%, and 77% were used for options granted in 1997, 1996, and 1995 respectively. A weighted average expected life of ten years was used as the Company has little history of options' being exercised prior to their expiration.

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that do not have vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the value of an estimate, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized into expense over the options' vesting period. The Company's pro forma information follows (in thousands except for earnings per share information):

                                                               1997       1996
                                                              -------    ------
Pro forma net income........................................  $(5,366)   $1,857
Pro forma earnings per share
  Basic.....................................................    (1.02)     0.54
  Diluted...................................................  $ (0.77)   $ 0.38

     A summary of the Company's stock option activity, and related information for the years ended December 31, follows:

                                         1997                         1996                         1995
                              --------------------------   --------------------------   --------------------------
                                            WEIGHTED-                    WEIGHTED-                    WEIGHTED-
                               NUMBER        AVERAGE        NUMBER        AVERAGE        NUMBER        AVERAGE
                              OF SHARES   EXERCISE PRICE   OF SHARES   EXERCISE PRICE   OF SHARES   EXERCISE PRICE
                              ---------   --------------   ---------   --------------   ---------   --------------
Stock options outstanding
  beginning of year.........   389,516        $ 5.13        252,500        $4.90         138,750        $4.47
Stock options granted.......   132,257         12.43        146,516         5.46         135,000         5.20
Stock options exercised.....   (22,127)         4.74         (3,100)        4.00            (500)        4.00
Stock options canceled......   (38,567)         5.94         (6,400)        4.61         (20,750)        4.00
                              --------                     --------                     --------
Stock options outstanding,
  end of year...............   461,079        $ 7.17        389,516        $5.13         252,500        $4.90
                              ========        ======       ========        =====        ========        =====
Exercisable at end of
  year......................   152,525            --        102,200           --          56,690           --
Weighted-average fair value
  of options granted during
  the year..................  $   9.76                     $   4.41                     $   4.40

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

     Exercise prices for options outstanding as of December 31, 1997 ranged from $4 to $14.875. The weighted-average remaining contractual life of those options is 8.3 years. Since the range of exercise prices is wide, the following is a summary of information for each exercise price range:

                                                                                        WEIGHTED-AVERAGE
                   NUMBER                         WEIGHTED-AVERAGE      NUMBER OF        EXERCISE PRICE
                 OF OPTIONS                          REMAINING       OPTIONS (SHARES)     OF CURRENTLY
EXERCISE PRICE    (SHARES)     WEIGHTED-AVERAGE   CONTRACTUAL LIFE      CURRENTLY         EXERCISABLE
     RANGE       OUTSTANDING    EXERCISE PRICE        (YEARS)          EXERCISABLE          OPTIONS
---------------  -----------   ----------------   ----------------   ----------------   ----------------
$ 4.00-$ 4.99      111,566          $ 4.54              7.56              48,261             $ 4.25
$ 5.00-$ 5.99      176,450            5.18              7.68              95,130               5.18
$ 6.00-$ 6.99       40,112            6.25              9.00               7,864               6.25
$ 7.00-$11.99       28,850           10.89              9.85                 770               7.70
$12.00-$12.99       81,851           12.16             10.00                 500              12.75
$13.00-$14.99       22,250           14.64             10.00                  --                 --
                   -------                                               -------
                   461,079          $ 7.17              8.30             152,525             $ 4.98
                   =======          ======             =====             =======             ======

     The following is a summary of the transactions under the 1986 Plan for the years ended December 31:

                                  1997                      1996                      1995
                         -----------------------   -----------------------   -----------------------
                          NUMBER       OPTION       NUMBER       OPTION       NUMBER       OPTION
                         OF SHARES      PRICE      OF SHARES      PRICE      OF SHARES      PRICE
                         ---------   -----------   ---------   -----------   ---------   -----------
Stock options
  outstanding beginning
  of year..............   120,000    $4.00-$5.20    127,500    $4.00-$5.20     138,750   $4.00-$5.20
Stock options
  granted..............        --             --         --             --      10,000          5.20
Stock options
  exercised............    (9,125)          4.00     (3,100)          4.00        (500)         4.00
Stock options
  canceled.............    (2,125)          4.00     (4,400)     4.00-5.20     (20,750)         4.00
                          -------                   -------                  ---------
Stock options
  outstanding, end of
  year.................   108,750    $4.00-$5.20    120,000    $4.00-$5.20     127,500   $4.00-$5.20
                          =======    ===========    =======    ===========   =========   ===========

     At December 31, 1997, 72,475 vested options were exercisable under the 1986 Plan. No additional options or purchase rights will be granted under the 1986 Plan.

     The following is a summary of the transactions under the 1995 Plan for the years ended December 31:

                                 1997                       1996                    1995
                       -------------------------   -----------------------   ------------------
                        NUMBER        OPTION        NUMBER       OPTION       NUMBER     OPTION
                       OF SHARES       PRICE       OF SHARES      PRICE      OF SHARES   PRICE
                       ---------   -------------   ---------   -----------   ---------   ------
Stock Options:
  Stock options
     outstanding
     beginning of
     year............   269,516      $5.20-$7.70    125,000          $5.20         --       --
  Stock options
     granted.........   132,257    11.375-14.875    146,516      5.20-7.70    125,000    $5.20
  Stock options
     exercised.......   (13,002)       4.87-7.70         --             --         --       --
  Stock options
     canceled........   (36,442)     4.87-12.125     (2,000)          5.20         --       --
                        -------                     -------                   -------
  Stock options
     outstanding end
     of year.........   352,329    $4.87-$14.875    269,516    $5.20-$7.70    125,000    $5.20
                        =======    =============    =======    ===========    =======    =====

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

                                 1997                       1996                    1995
                       -------------------------   -----------------------   ------------------
                        NUMBER        OPTION        NUMBER       OPTION       NUMBER     OPTION
                       OF SHARES       PRICE       OF SHARES      PRICE      OF SHARES   PRICE
                       ---------   -------------   ---------   -----------   ---------   ------
Restricted Options:
  Shares outstanding
     beginning of
     year............    69,265      $4.87-$6.25     36,350          $5.20         --      $--
  Shares granted.....    36,450           12.125     45,934      4.87-6.25     36,350     5.20
  Shares issued......   (12,222)     4.87-12.125    (13,019)     4.87-5.20         --       --
  Shares canceled....    (9,813)     4.87-12.125         --             --         --       --
                        -------                     -------                   -------
  Shares outstanding
     end of year.....    83,680    $4.87-$12.125     69,265    $4.87-$6.25     36,350    $5.20
                        =======    =============    =======    ===========    =======    =====

     At December 31, 1997, 80,050 vested options were exercisable under the 1995 Plan. Shares available for future grants under the 1995 Plan at December 31, 1997 were 188,991.

     Effective January 1, 1990, the Company implemented a 401(k) Plan ("Company Plan") which is available for substantially all employees and under which the Company matches a percentage of the participant's compensation. The employer contributions are discretionary and vest over a five year period. The employer contributions for plan years 1997, 1996, and 1995 were $186, $170, and $150, respectively.

     The Company has no formal post-employment retirement benefit plans; however, the Company has entered into severance contracts with certain former employees for which approximately $366, $48, and $322 of accrued expenses were recorded at December 31, 1997, 1996, and 1995, respectively.


     The Pac Rim Assurance Company 401(k) Plan ("Pac Rim Plan") permits employees of Pac Rim who attain the age of 21 and complete 30 days of employment to elect to make tax-deferred contributions of a specified percentage of their compensations during each year through payroll deductions. As of December 31, 1997, there were 38 participants in the Pac Rim Plan employed by the Company. Under the Pac Rim Plan, the Company, as successor to Pac Rim, has discretion to make additional contributions. The Company made a $200 discretionary employer contribution to the Pac Rim Plan in April 1997. The Company plans to merge the Pac Rim Plan into the Company Plan by December 31, 1998.


(12)  COMMITMENTS

     The Company occupies offices under various operating leases and leases substantially all of its fixed assets through a capital lease. The future minimum lease payments at December 31, 1997, are as follows:

                               OPERATING       CAPITAL      INTEREST ON CAPITAL    TOTAL LEASE
                              COMMITMENTS    COMMITMENTS        COMMITMENTS        COMMITMENTS
                              -----------    -----------    -------------------    -----------
1998........................    $ 4,655        $1,659             $  685             $ 6,999
1999........................      4,681         2,005                552               7,238
2000........................      3,414         2,232                325               5,971
2001........................      3,083         1,797                 16               4,896
2002........................      1,279            --                 --               1,279
                                -------        ------             ------             -------
                                $17,112        $7,693             $1,578             $26,383
                                =======        ======             ======             =======

     Rental expenses totaled approximately $4,020, $1,918, and $1,772 for the years ended December 31, 1997, 1996, and 1995 respectively.

     Effective December 1, 1997, the Company entered into an $8,000 capital lease with BancBoston for substantially all of the property and equipment of both SNIC and SPCC acquired on or before March 31, 1997. The transaction resulted in a deferred gain of $1,651 that will be amortized over 36 months.

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

     In a transaction associated with the sale of the 14.5% Senior Subordinated Notes to III, the Company and SNIC agreed to pay International Insurance Advisors, Inc., agent for each of the III limited partners and for the general partner of III, a consulting fee in the amount of $250 beginning on April 1, 1993, and on each April 1 thereafter, to and including April 1, 1998. The retirement of the 14.5% Senior Subordinated Notes in 1994 did not affect the obligation of the Company and SNIC to pay the consulting fee.

(13)  LITIGATION

     The Company is subject to various litigation which arises in the ordinary course of business. Management is of the opinion that such litigation will not have a material adverse effect on the consolidated financial position of the Company or its consolidated results of operations.

(14)  PREPAID AND OTHER ASSETS

     A summary of prepaid and other assets at December 31, are as follows:

                                                               1997       1996
                                                              -------    ------
Furniture and fixtures, net.................................  $ 7,970    $1,260
Data processing equipment, net..............................       71     3,560
Prepaid and advances........................................    2,178     1,091
Funds due from lender.......................................    8,000        --
Other.......................................................    2,887     1,453
                                                              -------    ------
                                                              $21,106    $7,364
                                                              =======    ======

(15)  ACCOUNTS PAYABLE AND OTHER LIABILITIES

     A summary of accounts payable and other liabilities at December 31, are as follows:

                                                               1997       1996
                                                              -------    -------
Escheatment payable.........................................  $ 1,401    $   333
Rent and lease liability....................................      371        527
Accounts payable............................................   15,526      8,683
Liabilities associated with Pac Rim acquisition.............    7,608         --
Other liabilities...........................................    3,962      3,198
                                                              -------    -------
                                                              $28,868    $12,741
                                                              =======    =======

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

(16)  EARNINGS PER SHARE RECONCILIATION

     The following is an illustration of the reconciliation of the numerators and denominators of the basic and diluted earnings per share (EPS) computations:

                                    FOR THE YEAR ENDED 1997                      FOR THE YEAR ENDED 1996
                           ------------------------------------------   ------------------------------------------
                               INCOME          SHARES       PER SHARE       INCOME          SHARES       PER SHARE
                            (NUMERATOR)     (DENOMINATOR)    AMOUNT      (NUMERATOR)     (DENOMINATOR)    AMOUNT
                            -----------     -------------   ---------   --------------   -------------   ---------
                           (IN THOUSANDS)                               (IN THOUSANDS
BASIC EPS
 Income before items
   below.................     $ 10,824        5,249,736      $ 2.06        $ 3,630         3,432,679      $ 1.06
 Preferred Securities....       (3,069)                       (0.58)        (1,667)                        (0.49)
 Discontinued
   Operations............           --                           --             --                            --
 Extraordinary Items.....      (12,896)                       (2.46)            --                            --
                              --------                       ------        -------                        ------
 Net Income..............     $ (5,141)                      $(0.98)       $ 1,963                        $ 0.57
                              ========                       ======        =======                        ======
EFFECT OF DILUTIVE
 SECURITIES
 Options.................                       295,065                                      266,183
 Warrants................                     1,471,364                                    1,167,178
DILUTED EPS
 Income before items
   below.................     $ 10,824        7,016,165      $ 1.54        $ 3,630         4,826,040      $ 0.75
 Preferred Securities....       (3,069)                       (0.44)        (1,667)                        (0.34)
 Discontinued
   Operations............           --                           --             --                            --
 Extraordinary Items.....      (12,896)                       (1.84)            --                            --
                              --------                       ------        -------                        ------
Net Income...............     $ (5,141)                      $(0.74)       $ 1,963                        $ 0.41
                              ========                       ======        =======                        ======

                                    FOR THE YEAR ENDED 1995
                           ------------------------------------------
                               INCOME          SHARES       PER SHARE
                            (NUMERATOR)     (DENOMINATOR)    AMOUNT
                           --------------   -------------   ---------
                           (IN THOUSANDS)
BASIC EPS
 Income before items
   below.................     $11,701         3,429,915      $ 3.41
 Preferred Securities....      (1,488)                        (0.43)
 Discontinued
   Operations............      (9,842)                        (2.87)
 Extraordinary Items.....          --                            --
                              -------                        ------
 Net Income..............     $   371                        $ 0.11
                              =======                        ======
EFFECT OF DILUTIVE
 SECURITIES
 Options.................                        47,052
 Warrants................                       464,627
DILUTED EPS
 Income before items
   below.................     $11,701         3,941,594      $ 2.97
 Preferred Securities....      (1,488)                        (0.38)
 Discontinued
   Operations............      (9,842)                        (2.50)
 Extraordinary Items.....          --                            --
                              -------                        ------
Net Income...............     $   371                        $ 0.09
                              =======                        ======

     Options to purchase 1,250 shares at $14.81, 12,500 shares at $14.875, 7,250 shares at $14.25, and 1,250 shares at $14.31 were outstanding during the last quarter of 1997 but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares. The options, which expire in 2002, were still outstanding at the end of year 1997.

(17)  RELATED PARTY TRANSACTION

     The following is a summary of related party transactions presented elsewhere herein.


     Zurich, IP, and other related parties collectively own approximately 45% of SNIG's common stock on a diluted basis, and approximately 36% of SNIG's issued and outstanding common stock on a non-diluted basis. III, an affiliate of Zurich, holds 1,474,306 Warrants which are exercisable at $4.00 per share and CentreLine holds 579,356 Warrants which are exercisable at $5.20 per share, both will expire April 1, 2002, as discussed in Note 1.


     The Company has several reinsurance contracts with certain affiliates of Zurich which are discussed in Note 7. The following is a summary of significant reinsurance transactions with affiliates of Zurich occurring in 1997. The 1991 Contract with Centre Re was commuted in June 1997. In 1997, the Company paid Centre Re $5.3 million related to the cancellation of the 1993 Contract. Superior Pacific entered into a reinsurance contract with Centre Re effective June 30, 1997, under which Centre Re assumed $10 million of reserves associated with open claims for future medical payments from Superior Pacific in consideration of $1 million cash.

     In June 1997, the entire amount of reinsurance receivable balance due from Centre Re associated with the 1991 Contract was used to pay the $93.1 million Chase term loan, as discussed in Note 8. In December 1997, the Company redeemed from an affiliate of Zurich $27.7 million of the 1994 Preferred Securities, as described in Note 9.

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

     Beginning December 31, 1997 the Company entered into agreements with Rick Enterprise Management Limited ("REM") and an affiliate of REM to provide the Claim Severity Management Program.

     In December 1997, Centre Reinsurance (Bermuda) Ltd. purchased $10.0 million of the Trust Preferred Securities.

     Messrs. Spass and Cooper, directors of the Company, are employees of International Insurance Advisors ("IIA"). Mr. Spass is also an officer and director of IIA. Mr. Schwarberg, a director of the Company, is a former employee of IIA. IIA was paid $250,000 by the Company during each of fiscal 1997, 1996, and 1995 for investment banking and financial consulting services. Such payments were made pursuant to a consulting agreement entered into in 1992 that continues through the end of 1998.

     Messrs. Spass and Gruber, directors of the Company, are executive officers of the ultimate general partner of each of IP Delaware and IP Bermuda (collectively, "IP"). In April 1997, IP purchased an aggregate of 2,124,834 shares of Common Stock at $7.53 per share, for an aggregate purchase price of $16.0 million, pursuant to the Stock Purchase Agreement dated as of September 17, 1996, as amended and restated effective as of February 17, 1997 (the "Stock Purchase Agreement"), among the Company, IP, TJS, and certain members of the Company's management.

                                                                    SCHEDULE I.1
            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                                 BALANCE SHEET

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997         1996
                                                              ---------    ---------
                                                              (AMOUNTS IN THOUSANDS,
                                                                EXCEPT SHARE DATA)
                                ASSETS
INVESTMENTS
Bonds and Notes:
  Available-for-sale, at market (cost: 1997, $7,539)........  $  7,533     $     --
                                                              --------     --------
          TOTAL INVESTMENTS.................................     7,533           --
  Cash and cash equivalents.................................     5,404        1,787
  Accrued investment income.................................        38            1
  Receivable from reinsurer.................................        --      110,527
  Investment in subsidiaries................................   168,856       72,788
  Intercompany receivable...................................        91           91
  Deferred income taxes.....................................     1,884        4,957
  Other.....................................................       174        1,087
                                                              --------     --------
          TOTAL ASSETS......................................  $183,980     $191,238
                                                              ========     ========
                 LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Long-term debt..............................................  $     30     $ 98,961
Intercompany liability......................................    21,462       23,465
Accounts payable and other liabilities......................     1,393           50
                                                              --------     --------
          TOTAL LIABILITIES.................................    22,885      122,476
                                                              --------     --------
1997 PREFERRED SECURITIES ISSUED BY AFFILIATE;
  authorized 105,000 shares in 1997.........................   101,277           --
1994 PREFERRED SECURITIES ISSUED BY AFFILIATE;
  authorized 1,100,000 shares: issued and outstanding
  1,013,753 shares in 1996..................................        --       23,571

                         STOCKHOLDERS' EQUITY
Common stock, $0.01 par value; authorized 25,000,000 shares:
  issued and outstanding 5,871,279 shares in 1997 and
  3,446,492 shares in 1996..................................        59           34
Paid-in capital excess of par...............................    34,242       15,988
Paid in capital -- warrants.................................     2,206        2,206
Unrealized gain on equity securities, net of taxes..........       112          (17)
Unrealized gain (loss) on available-for-sale investments,
  net of income taxes.......................................     1,215         (145)
Retained earnings...........................................    21,984       27,125
                                                              --------     --------
          TOTAL STOCKHOLDERS' EQUITY........................    59,818       45,191
                                                              --------     --------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $183,980     $191,238
                                                              ========     ========

                  See notes to condensed financial information

                                                                    SCHEDULE I.2

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                            STATEMENTS OF OPERATIONS

                                                                   TWELVE MONTHS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1997       1996       1995
                                                              --------    -------    -------
                                                                  (AMOUNTS IN THOUSANDS)
REVENUES:
  Net investment income.....................................  $   (112)   $    89    $   330
                                                              --------    -------    -------
          TOTAL REVENUES....................................      (112)        89        330
EXPENSES:
  Interest expense..........................................     5,965      1,465        804
  Other operating expenses..................................       518       (446)       304
                                                              --------    -------    -------
          TOTAL EXPENSES....................................     6,483      1,019      1,108
                                                              --------    -------    -------
LOSS BEFORE INCOME TAXES, PREFERRED SECURITIES DIVIDENDS AND
  ACCRETION, AND EXTRAORDINARY ITEMS........................    (6,595)      (930)      (778)
Income tax expense..........................................     8,246        858        767
                                                              --------    -------    -------
INCOME BEFORE PREFERRED SECURITIES DIVIDENDS AND ACCRETION,
  AND EXTRAORDINARY ITEMS...................................   (14,841)    (1,788)    (1,545)
Equity in net income of subsidiaries........................    25,709      5,418      3,404
1994 Preferred securities dividends and accretion, net of
  income tax benefit of $1,260 and $858 in 1997 and 1996,
  respectively..............................................    (2,445)    (1,667)    (1,488)
1997 Preferred securities dividends and accretion, net of
  income tax benefit of $321 in 1997........................      (624)        --         --
Extraordinary loss on retirement of long-term debt, net of
  income tax benefit of $5,338 in 1997......................   (10,361)        --         --
Extraordinary loss on retirement of long-term debt, net of
  income tax benefit of $785 in 1997........................    (1,524)        --         --
Extraordinary loss on redemption of Pac Rim's outstanding
  debentures, net of income tax benefit of $327 in 1997.....      (635)        --         --
Extraordinary loss on retirement of preferred securities,
  net of income tax benefit of $134 in 1997.................      (259)        --         --
Extraordinary loss on early retirement of Imperial Bank Loan
  net of income tax benefit of $83 in 1997..................      (161)        --         --
                                                              --------    -------    -------
          NET INCOME (LOSS).................................  $ (5,141)   $ 1,963    $   371
                                                              ========    =======    =======

                  See notes to condensed financial information

                                                                    SCHEDULE I.3

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                            STATEMENTS OF CASH FLOWS

                                                                   TWELVE MONTHS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1997       1996       1995
                                                              --------   ---------   -------
                                                                  (AMOUNTS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income.........................................  $ (5,141)  $   1,963   $   371
                                                              --------   ---------   -------
  Adjustments to reconcile net (loss) income to net cash
    used in operating activities:
    Amortization of bonds and preferred stock...............        --          --        (1)
    Loss on sale of investment..............................         7           5        --
    Income from subsidiaries................................   (25,709)     (5,418)   (3,404)
    Extraordinary loss......................................    12,940          --        --
    Interest expense on long-term debt......................     3,581          --        --
    Preferred securities dividends and accretion............     3,069       2,525     2,255
    Increase in current income taxes........................        --          --     1,721
    (Increase) decrease in accrued investment income........       (37)          8         1
    Decrease in deferred income taxes.......................     8,247          --        --
    (Increase) decrease in other assets.....................     2,209        (994)      (11)
    Increase in accounts payable and other liabilities......       446      19,334        78
                                                              --------   ---------   -------
      Total adjustments.....................................     4,753      15,460       639
                                                              --------   ---------   -------
      Net cash (used in) provided by operating activities...      (388)     17,423     1,010
                                                              --------   ---------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Paid-in-capital -- restricted stock.......................       279          78         2
  Proceeds from issuance of common stock....................    18,000          --        --
  Proceeds from 1997 Trust Preferred Securities.............   101,272          --        --
  Long-term debt -- Chase Manhattan Bank....................    41,257          --        --
  Retirement of long-term debt -- Chase Manhattan Bank......   (44,000)         --        --
  Retirement of 1994 Preferred Securities...................   (27,668)         --        --
  Retirement of long-term debt -- Imperial Bank.............    (7,250)     (1,250)   (1,200)
  Prepayment penalty on long-term debt......................      (244)         --        --
  Proceeds from Chase financing.............................        --      93,091        --
  Retirement of long-term debt -- Chase Financing...........        --      (1,410)       --
                                                              --------   ---------   -------
      Net cash provided by (used in) financing activities...    81,646      90,509    (1,198)
                                                              --------   ---------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of bonds and notes:
    Investments available-for-sale..........................    (7,539)         --    (1,496)
    Increase in receivable from reinsurer...................        --    (110,527)       --
  Purchase of Pacific Rim Holding Company...................   (44,016)         --        --
  Investment in subsidiary..................................    (1,175)         --        --
  Sales of bonds and notes: Investments available for
    sale....................................................        --       1,493        --
  Capital contribution to subsidiaries......................   (25,000)         --    (1,500)
  Net decrease in short-term investments....................        89          --        --
                                                              --------   ---------   -------
      Net cash used in investing activities.................   (77,641)   (109,034)   (2,996)
                                                              --------   ---------   -------
      Net increase (decrease) in cash.......................     3,617      (1,102)   (3,184)
  Cash and cash equivalents at beginning of period..........     1,787       2,889     6,073
                                                              --------   ---------   -------
  Cash and cash equivalents at end of period................  $  5,404   $   1,787   $ 2,889
                                                              ========   =========   =======
  Supplemental disclosure of cash flow information:
    Cash paid during the year for income taxes..............  $      1   $       1   $     1
                                                              ========   =========   =======
    Cash paid during the year for interest..................  $  2,433   $     641   $   808
                                                              ========   =========   =======

                  See notes to condensed financial information

                                                                    SCHEDULE I.4

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                    NOTES TO CONDENSED FINANCIAL INFORMATION

1.  BASIS OF PRESENTATION

     In accordance with the requirements of Regulation S-X of the Securities and Exchange Commission, the financial statements of the registrant are condensed and omit many disclosures presented in the consolidated financial statements and the notes thereto.

2.  LONG TERM DEBT

     The following is a summary of the long-term debt balances at December 31:

                                                              1997     1996
                                                              ----    -------
Chase Financing Agreement -- 6.87% due through 2004.........  $--     $91,681
Imperial Bank Debt -- 8.25% due through 2001................   --       7,250
Voting Notes due 2002.......................................   30          30
                                                              ---     -------
Balance at end of period....................................  $30     $98,961
                                                              ===     =======

     The voting notes of $30 will mature in the year 2002.

3.  DIVIDENDS FROM SUBSIDIARIES

     During 1997, 1996, and 1995, there were no dividends paid to SNIG by its consolidated subsidiaries; however SNIC paid SNIG $2.9 million for its current income taxes.

4.  CONTINGENCIES

     The Company is subject to various litigation which arises in the ordinary course of business. Based upon discussions with counsel, management is of the opinion that such litigation will not have a material adverse effect on the consolidated financial position of the Company or its consolidated results of operations.

5.  RECONCILIATION -- RECEIVABLE FROM REINSURER

     The following is a reconciliation between the Condensed Financial Information of Registrant Balance Sheet and the Consolidated Balance Sheet for Receivable from reinsurer.

                                                                RECEIVABLE FROM
                                                                   REINSURER
                                                                ----------------
                                                                1997      1996
                                                                ----    --------
Balance per Consolidated Balance Sheet......................    $--     $ 93,266
Add: Elimination for Discontinued Operations................     --       17,261
                                                                ---     --------
Balance per Condensed Balance Sheet.........................    $--     $110,527
                                                                ===     ========

                                                                     SCHEDULE II

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

               COLUMN A                   COLUMN B            COLUMN C             COLUMN D    COLUMN E
               --------                  ----------   -------------------------   ----------   ---------
                                                              ADDITIONS
                                                      -------------------------
                                         BALANCE AT    CHARGED TO    CHARGED TO                 BALANCE
                                         BEGINNING       COSTS         OTHER                    AT END
                                         OF PERIOD    AND EXPENSES    ACCOUNTS    DEDUCTIONS   OF PERIOD
                                         ----------   ------------   ----------   ----------   ---------
                                                             (AMOUNTS IN THOUSANDS)
Year ended December 31, 1997
  Allowance for possible losses on
     premiums receivable...............     $300         $2,311           --       $(1,811)      $800
                                            ====         ======        =====       =======       ====
  Allowance for possible losses on
     reinsurance recoverable...........       --             --           --            --         --
                                            ====         ======        =====       =======       ====
Year ended December 31, 1996
  Allowance for possible losses on
     premiums receivable...............     $500         $1,369           --       $(1,569)      $300
                                            ====         ======        =====       =======       ====
  Allowance for possible losses on
     reinsurance recoverable...........       --             --           --            --         --
                                            ====         ======        =====       =======       ====
Year ended December 31, 1995
  Allowance for possible losses on
     premiums receivable...............     $900         $1,531           --       $(1,931)      $500
                                            ====         ======        =====       =======       ====
  Allowance for possible losses on
     reinsurance recoverable...........       --             --           --            --         --
                                            ====         ======        =====       =======       ====

                                                                    SCHEDULE V.1

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

                       SUPPLEMENTAL INSURANCE INFORMATION

            COLUMN A                COLUMN B        COLUMN C      COLUMN D     COLUMN E     COLUMN F    COLUMN G     COLUMN H
            --------               -----------   --------------   --------   ------------   --------   ----------   ----------
                                                 FUTURE POLICY                                                      BENEFITS,
                                    DEFERRED       BENEFITS,                 OTHER POLICY                            CLAIMS,
                                     POLICY      LOSSES, CLAIMS               CLAIMS AND                  NET       LOSSES AND
                                   ACQUISITION      AND LOSS      UNEARNED     BENEFITS     PREMIUM    INVESTMENT   SETTLEMENT
                                      COSTS         EXPENSES      PREMIUM      PAYABLE      REVENUE      INCOME      EXPENSES
                                   -----------   --------------   --------   ------------   --------   ----------   ----------
                                                                     (AMOUNTS IN THOUSANDS)
1997
  Workers' Compensation..........    $5,879         $201,255      $12,913       $   --      $140,920    $12,674      $90,447
                                     ======         ========      =======       ======      ========    =======      =======
1996
  Workers Compensation...........    $3,042         $115,529      $ 9,702       $   --      $ 88,648    $ 7,769      $55,638
                                     ======         ========      =======       ======      ========    =======      =======
1995
  Workers' Compensation..........    $2,780         $141,495      $10,347       $   --      $ 89,735    $ 9,784      $53,970
                                     ======         ========      =======       ======      ========    =======      =======

            COLUMN A                 COLUMN I     COLUMN J    COLUMN K
            --------               ------------   ---------   --------
                                   AMORTIZATION
                                   OF DEFERRED
                                      POLICY        OTHER
                                   ACQUISITION    OPERATING   PREMIUMS
                                      COSTS       EXPENSES    WRITTEN
                                   ------------   ---------   --------
                                         (AMOUNTS IN THOUSANDS)
1997
  Workers' Compensation..........    $19,977       $25,909    $136,929
                                     =======       =======    ========
1996
  Workers Compensation...........    $16,870       $24,609    $ 87,715
                                     =======       =======    ========
1995
  Workers' Compensation..........    $18,288       $21,314    $ 89,139
                                     =======       =======    ========

                                                                    SCHEDULE V.2

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

                                  REINSURANCE

              COLUMN A                COLUMN B   COLUMN C      COLUMN D     COLUMN E     COLUMN F
              --------                --------   ---------   ------------   --------   -------------
                                                                                       PERCENTAGE OF
                                                 CEDED TO    ASSUMED FROM                 AMOUNT
                                       GROSS       OTHER        OTHER         NET         ASSUMED
                                       AMOUNT    COMPANIES    COMPANIES      AMOUNT       TO NET
                                      --------   ---------   ------------   --------   -------------
                                                          (AMOUNTS IN THOUSANDS)
Year ended December 31, 1997
  Premiums:
  Workers' compensation insurance...  $152,253    $22,081      $10,748      $140,920        7.6%
                                      --------    -------      -------      --------        ---
     Total premiums.................  $152,253    $22,081      $10,748      $140,920        7.6%
                                      ========    =======      =======      ========        ===
Year ended December 31, 1996
  Premiums:
  Workers' compensation insurance...  $ 97,270    $11,280      $ 2,658      $ 88,648        3.0%
                                      --------    -------      -------      --------        ---
     Total Premiums.................  $ 97,270    $11,280      $ 2,658      $ 88,648        3.0%
                                      ========    =======      =======      ========        ===
Year ended December 31, 1995
  Premiums:
  Workers' compensation insurance...  $ 96,630    $ 7,730      $   835      $ 89,735        0.9%
                                      --------    -------      -------      --------        ---
     Total premiums.................  $ 96,630    $ 7,730      $   835      $ 89,735        0.9%
                                      ========    =======      =======      ========        ===

                                                                    SCHEDULE V.3

            SUPERIOR NATIONAL INSURANCE GROUP, INC. AND SUBSIDIARIES

            SUPPLEMENTAL PROPERTY AND CASUALTY INSURANCE INFORMATION

         COLUMN A             COLUMN B      COLUMN C     COLUMN D     COLUMN E   COLUMN F    COLUMN G          COLUMN H
         --------            -----------   ----------   -----------   --------   --------   ----------   ---------------------
                                                         DISCOUNT
                                                          IF ANY,
                                                         DEDUCTED
                                            RESERVES    IN RESERVES                                        CLAIMS AND CLAIM
                                           FOR UNPAID   FOR UNPAID                                        ADJUSTMENT EXPENSES
                              DEFERRED     CLAIMS AND   CLAIMS AND                                       INCURRED RELATED TO:
                               POLICY        CLAIMS        CLAIM                               NET       ---------------------
                             ACQUISITION   ADJUSTMENT   ADJUSTMENT    UNEARNED    EARNED    INVESTMENT    CURRENT      PRIOR
                                COSTS       EXPENSES     EXPENSES     PREMIUM    PREMIUM      INCOME       YEAR        YEAR
                             -----------   ----------   -----------   --------   --------   ----------   ---------   ---------
                                                                  (AMOUNTS IN THOUSANDS)
1997
  Workers' Compensation....    $5,879       $201,255      $   --      $12,913    $140,920    $12,674      $95,826     $(5,379)
                               ======       ========      ======      =======    ========    =======      =======     =======
1996
  Workers' Compensation....    $3,042       $115,529      $   --      $ 9,702    $ 88,648    $ 7,769      $57,614     $(1,976)
                               ======       ========      ======      =======    ========    =======      =======     =======
1995
  Workers' Compensation....    $2,780       $141,495      $   --      $10,347    $ 89,735    $ 9,784      $58,842     $(4,872)
                               ======       ========      ======      =======    ========    =======      =======     =======

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.

                                AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     ASSETS


                                                               JUNE 30,      DECEMBER 31,
                                                                 1998            1997
                                                              -----------    ------------
                                                              (UNAUDITED)         *
INVESTMENTS
Bonds and notes:
  Available-for-sale, at market (cost: 1998, $179,057; 1997,
    $203,373)...............................................   $180,830        $205,214
Equity securities, at market (cost: 1998, $5,179; 1997,
  $1,356)...................................................      5,263           1,526
Funds withheld from reinsurers, at amortized cost (market:
  $2,192)...................................................      2,185              --
Short-term investments, at cost.............................        650           6,634
                                                               --------        --------
         TOTAL INVESTMENTS..................................    188,928         213,374
Cash and cash equivalents (Restricted cash: 1998, $449;
  1997, $651)...............................................      4,421          28,742
Reinsurance recoverable.....................................     55,474          53,082
Premiums receivable (less allowance for doubtful accounts:
  1998 and 1997, $800)......................................     34,518          36,888
Deferred income taxes (less valuation allowance of $8,129,
  1998 and 1997)............................................     22,592          25,104
Prepaid reinsurance premiums................................     25,822           1,598
Goodwill....................................................     35,248          35,887
Prepaid and other...........................................     29,033          34,798
                                                               --------        --------
         TOTAL ASSETS.......................................   $396,036        $429,473
                                                               ========        ========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Claims and claim adjustment expenses........................   $154,843        $201,255
Unearned premiums...........................................     16,198          12,913
Reinsurance payable.........................................     17,964           3,412
Discontinued operations liability...........................     10,861          12,904
Accounts payable and other liabilities......................     36,424          37,894
                                                               --------        --------
         TOTAL LIABILITIES..................................    236,290         268,378
    COMPANY-OBLIGATED TRUST PREFERRED SECURITIES OF
     SUBSIDIARY TRUST HOLDING SOLELY SENIOR SUBORDINATED
     NOTES OF SNIG; $1,000 face per share; issued and
     outstanding 105,000 shares in 1997 and 1998............    101,051         101,277
STOCKHOLDERS' EQUITY
Common stock, $0.01 par value; authorized 25,000,000 shares:
  issued 5,876,399 shares in 1998 and 5,871,279 shares in
  1997......................................................         59              59
  Paid-in capital excess of par.............................     34,274          34,242
Paid-in capital -- warrants.................................      2,206           2,206
Accumulated other comprehensive income; Unrealized gain on
  investments, net of taxes.................................      1,225           1,327
Retained earnings...........................................     26,076          21,984
Less: 245,000 shares of treasury stock at cost..............     (5,145)             --
                                                               --------        --------
         TOTAL STOCKHOLDERS' EQUITY.........................     58,695          59,818
                                                               ========        ========
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.........   $396,036        $429,473
                                                               ========        ========


---------------

* Derived from audited financial statements.

           See Notes to Condensed Consolidated Financial Statements.

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                                AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               THREE AND SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                       THREE MONTHS ENDED             SIX MONTHS ENDED
                                                            JUNE 30,                      JUNE 30,
                                                   --------------------------    --------------------------
                                                      1998           1997           1998           1997
                                                   -----------    -----------    -----------    -----------
                                                   (UNAUDITED)    (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
REVENUES:
Premiums written, net of reinsurance ceded.......    $13,579       $ 43,703        $42,080       $ 63,706
Net change in unearned premiums..................      6,040          1,707          8,126            682
                                                     -------       --------        -------       --------
Net premiums earned..............................     19,619         45,410         50,206         64,388
Net investment income............................      3,761          3,435          8,014          5,521
                                                     -------       --------        -------       --------
         TOTAL REVENUES..........................     23,380         48,845         58,220         69,909
EXPENSES:
Claims and claim adjustment expenses, net of
  reinsurance recoveries.........................      8,031         34,724         26,319         44,995
Commissions, net of reinsurance ceding
  commissions....................................     (1,497)         4,687          1,467          6,888
Interest expense.................................         --          2,417             --          4,144
General and administrative expenses
  Underwriting...................................      9,912          6,158         16,939         10,961
  Other..........................................        196            340            375            521
  Goodwill.......................................        335            137            639            137
                                                     -------       --------        -------       --------
         TOTAL EXPENSES..........................     16,977         48,463         45,739         67,646
                                                     -------       --------        -------       --------
INCOME BEFORE INCOME TAXES, PREFERRED SECURITIES
  DIVIDENDS AND ACCRETION........................      6,403            382         12,481          2,263
Income tax expense...............................      2,354             98          4,665            769
                                                     -------       --------        -------       --------
INCOME BEFORE PREFERRED SECURITIES DIVIDENDS AND
  ACCRETION......................................      4,049            284          7,816          1,494
Preferred Securities dividends and accretion, net
  of income tax..................................         --           (453)            --           (907)
Trust Preferred Securities dividends and
  accretion, net of income tax...................     (1,852)            --         (3,724)            --
Extraordinary loss on retirement of long-term
  debt, net of income tax........................         --        (10,361)            --        (10,361)
                                                     -------       --------        -------       --------
NET INCOME.......................................    $ 2,197       $(10,530)       $ 4,092       $ (9,774)
                                                     =======       ========        =======       ========
BASIC EARNINGS PER SHARE:
INCOME BEFORE PREFERRED SECURITIES DIVIDENDS AND
  ACCRETION......................................    $  0.69       $   0.05        $  1.34       $   0.32
Preferred securities dividends and accretion.....      (0.32)         (0.08)         (0.64)         (0.20)
Extraordinary items..............................         --          (1.77)            --          (2.23)
                                                     -------       --------        -------       --------
NET INCOME.......................................    $  0.37       $  (1.80)       $  0.70       $  (2.11)
                                                     =======       ========        =======       ========
DILUTED EARNINGS PER SHARE:
INCOME BEFORE PREFERRED SECURITIES DIVIDENDS AND
  ACCRETION......................................    $  0.50       $   0.04        $  0.99       $   0.23
Preferred securities dividends and accretion.....      (0.23)         (0.06)         (0.47)         (0.14)
Extraordinary items..............................         --          (1.37)            --          (1.61)
                                                     -------       --------        -------       --------
NET INCOME.......................................    $  0.27       $  (1.39)       $  0.52       $  (1.52)
                                                     =======       ========        =======       ========


           See Notes to Condensed Consolidated Financial Statements.

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                                AND SUBSIDIARIES

      CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                               ACCUMULATED
                                                                                  OTHER
                                                                              COMPREHENSIVE
                                                                                 INCOME
                                                                              -------------
                                                                               UNREALIZED
                              NUMBER OF                         GAIN (LOSS)      PAID-IN
                               SHARES      COMMON    TREASURY       ON          CAPITAL-      COMPREHENSIVE   RETAINED
                             OUTSTANDING    STOCK     STOCK     INVESTMENTS     WARRANTS         INCOME       EARNINGS
                             -----------   -------   --------   -----------   -------------   -------------   --------
Balance at December 31,
  1996.....................   3,446,492    $16,022   $    --      $ (162)        $2,206                       $ 27,125
Comprehensive income
  Net income...............          --        --         --          --             --           (5,141)       (5,141)
                                                                                                 -------
  Other comprehensive
    income, net of tax
    Change in unrealized
      gain (loss) on
      investments..........          --        --         --       1,489             --            1,489            --
                                                                                                 -------
  Other comprehensive
    income.................                                                                        1,489
                                                                                                 -------
Comprehensive income.......                                                                      $(3,652)
                                                                                                 =======
Common stock issued........   2,390,438    18,000         --          --             --                             --
Stock issued under stock
  option plan..............      22,127       105         --          --             --                             --
Common stock issued under
  stock incentive plan.....      12,222       174         --          --             --                             --
                             ----------    -------   -------      ------         ------                       --------
Balance at December 31,
  1997.....................   5,871,279    34,301         --       1,327          2,206                         21,984
                             ----------    -------   -------      ------         ------                       --------
Comprehensive income
  Net income...............          --        --         --          --             --            4,092         4,092
                                                                                                 -------
  Other comprehensive
    income, net of tax
    Change in unrealized
      gain (loss) on
      investments..........          --        --         --        (102)            --             (102)           --
                                                                                                 -------
  Other comprehensive
    income.................                                                                         (102)
                                                                                                 -------
Comprehensive income.......                                                                      $ 3,990
                                                                                                 =======
Common stock issued........          --        --         --          --             --                             --
Stock issued under stock
  option plan..............       5,120        32         --          --             --                             --
Common stock issued under
  stock incentive plan.....          --        --         --          --             --                             --
Treasury stock.............    (245,000)       --     (5,145)         --             --                             --
                             ==========    =======   =======      ======         ======                       ========
Balance at June 30, 1998...   5,631,399    $34,333   $(5,145)     $1,225         $2,206                       $ 26,076
                             ==========    =======   =======      ======         ======                       ========


                                 TOTAL
                             STOCKHOLDERS'
                                EQUITY
                             -------------
Balance at December 31,
  1996.....................    $ 45,191
Comprehensive income
  Net income...............      (5,141)
  Other comprehensive
    income, net of tax
    Change in unrealized
      gain (loss) on
      investments..........       1,489
  Other comprehensive
    income.................
Comprehensive income.......
Common stock issued........      18,000
Stock issued under stock
  option plan..............         105
Common stock issued under
  stock incentive plan.....         174
                               --------
Balance at December 31,
  1997.....................      59,818
                               --------
Comprehensive income
  Net income...............       4,092
  Other comprehensive
    income, net of tax
    Change in unrealized
      gain (loss) on
      investments..........        (102)
  Other comprehensive
    income.................
Comprehensive income.......
Common stock issued........          --
Stock issued under stock
  option plan..............          32
Common stock issued under
  stock incentive plan.....          --
Treasury stock.............      (5,145)
                               ========
Balance at June 30, 1998...    $ 58,695
                               ========


           See Notes to Condensed Consolidated Financial Statements.

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                                AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)


                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income...........................................  $  4,092    $ (9,774)
                                                              --------    --------
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
  Amortization of bonds and preferred stock.................        30        (803)
  Amortization of capital lease obligation..................      (666)         --
  (Gain) loss on sale of investments........................    (1,028)        123
  Amortization of goodwill..................................       639         136
  Extraordinary loss -- retirement of long-term debt........        --      10,362
  Interest expense on long-term debt........................        --       3,146
  Preferred securities dividends and accretion..............     3,724         907
  Increase in reinsurance receivables.......................    (2,392)     (4,216)
  Decrease in premiums receivable...........................     2,370       2,004
  Increase in other assets..................................    (2,235)     (3,149)
  Decrease in deferred income taxes.........................     4,485         769
  (Decrease) increase in claims and claim adjustment expense
    reserves................................................   (46,413)      2,714
  Increase (decrease) in unearned premium reserves..........     3,286        (909)
  Decrease in accounts payable and other liabilities........    (3,692)    (13,239)
                                                              --------    --------
         Total adjustments..................................   (41,892)     (2,155)
                                                              --------    --------
         Net cash used in operating activities..............   (37,800)    (11,929)
                                                              --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Paid-in-capital -- restricted stock.......................        31           3
  Proceeds from issuance of common stock....................        --      18,000
  Long-term debt -- Chase Manhattan Bank....................        --      44,000
  Retirement of long-term debt -- Imperial Bank.............        --      (7,250)
  Reinsurance deposit.......................................   (12,654)         --
  Purchase of treasury stock................................    (5,145)         --
                                                              --------    --------
    Net cash (used in) provided by financing activities.....   (17,768)     54,753
                                                              --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of bonds and notes:
    Investments available-for-sale..........................  (108,103)    (90,283)
    Investments funds withheld from reinsurer...............    (2,185)         --
  Purchase of equity security...............................   (64,536)       (145)
  Investments and cash for discontinued operations..........    (2,043)    (17,125)
  Purchase of Pac Rim Holding Corporation...................        --     (41,170)
  Sale of property, plant and equipment.....................     8,000          --
  Sales of bonds and notes: Investments
    available-for-sale......................................   114,120      13,540
  Maturities of bonds and notes: Investments
    available-for-sale......................................    19,121       6,968
  Sale of equity securities.................................    60,745         517
  Net decrease in invested cash.............................     6,128      76,753
                                                              --------    --------
    Net cash provided by (used in) investing activities.....    31,247     (50,945)
                                                              --------    --------
    Net decrease in cash....................................   (24,321)     (8,121)
Cash and cash equivalents at beginning of period............    28,742      34,423
                                                              --------    --------
Cash and cash equivalents at end of period..................  $  4,421    $ 26,302
                                                              ========    ========
Supplemental disclosure of cash flow information:
Cash paid during the year for income taxes..................  $    181    $      4
                                                              ========    ========
Cash paid during the year for interest......................  $  5,614    $    191
                                                              ========    ========


           See Notes to Condensed Consolidated Financial Statements.

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)

NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.1 BASIS OF PRESENTATION

     Superior National Insurance Group, Inc. ("SNIG") is a holding company that through its wholly-owned subsidiaries, Superior National Insurance Company ("SNIC") and Superior Pacific Casualty Company ("SPCC"), is engaged in writing workers' compensation insurance principally in the States of California and Arizona, and until September 30, 1993, was engaged in writing commercial property and casualty insurance. SNIC and SPCC conduct business under the "Superior Pacific" trade name. Unless the context indicates otherwise, "Superior Pacific," as used herein, refers to SNIC and SPCC and their combined operations from April 1997 to the present, and refers only to SNIC and its operations for all prior periods. The "Company" refers to SNIG and its subsidiaries.

     The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, including normally occurring accruals, considered necessary for a fair presentation have been included. Certain reclassifications of prior year amounts have been made to conform with the 1998 presentation. Operating results for the six months ended June 30, 1998 are not necessarily indicative of the results to be expected for the year ending December 31, 1998. These consolidated financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

A.2 ACQUISITION OF PAC RIM HOLDING CORPORATION

     On April 11, 1997, the Company completed its acquisition of Pac Rim Holding Corporation ("Pac Rim") and its wholly-owned subsidiary, The Pacific Rim Assurance Company, for total consideration of approximately $42.0 million in cash. This consideration resulted in payments of approximately $20.0 million to Pac Rim stockholders; $20.0 million to Pac Rim's convertible debenture holders; and $2.0 million to Pac Rim's warrant and option holders. In addition, the Company incurred $2.0 million in transaction fees and related expenses. The Pacific Rim Assurance Company was renamed Superior Pacific Casualty Company upon its acquisition by the Company. The Company financed the acquisition of Pac Rim through a $44.0 million term loan and the sale of $18.0 million in newly issued shares of common stock in a private transaction. Approximately $6.6 million of the loan proceeds was used to prepay SNIG's previously outstanding long-term debt, and approximately $10.0 million was contributed by SNIG to the capital of SPCC. The $44.0 million term loan was subsequently retired from funds raised from the sale of $105.0 million of 10 3/4% Trust Preferred Securities by a subsidiary of SNIG. See Note A.5.

     The purchase of Pac Rim resulted in $36.9 million of goodwill that is being amortized on a straight line basis over 27.5 years. The transaction was accounted for using the purchase method and the results of operations since the date of acquisition have been included in operations. The designated accounting date of the purchase of Pac Rim is April 1, 1997.

     The balance sheet of Pac Rim at the acquisition date included the following assets: investments of $105.9 million, cash of $2.6 million, receivables of $17.3 million, and other assets of $22.3 million. Liabilities assumed in the acquisition included unearned premiums of $6.9 million, claim and claim adjustment expense reserves of $107.7 million and other liabilities of $32.3 million.

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                                AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)

A.3 EARNINGS PER SHARE ("EPS"); COMPREHENSIVE INCOME

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128 ("FAS No. 128"), "Earnings Per Share," which requires presentation of basic and diluted earnings per share for all publicly traded companies effective for fiscal years ending after December 15, 1997.

     The following is an illustration of the reconciliation of the numerators and denominators of the basic and diluted earnings per share (EPS) computations for the six months ended June 30, 1998 and June 30, 1997:

                               SIX MONTHS ENDED JUNE 30, 1998               SIX MONTHS ENDED JUNE 30, 1997
                         ------------------------------------------   ------------------------------------------
                             INCOME          SHARES       PER SHARE       INCOME          SHARES       PER SHARE
                          (NUMERATOR)     (DENOMINATOR)    AMOUNT      (NUMERATOR)     (DENOMINATOR)    AMOUNT
                         --------------   -------------   ---------   --------------   -------------   ---------
                         (IN THOUSANDS)                               (IN THOUSANDS)
BASIC EPS
  Income before items
     below.............     $ 7,816         5,853,713      $ 1.34        $  1,494        4,641,954      $ 0.32
  Preferred
     Securities........      (3,724)                        (0.64)           (907)                       (0.20)
  Extraordinary
     items.............          --                            --         (10,361)                       (2.23)
                            -------                        ------        --------                       ------
  Net Income...........     $ 4,092                        $ 0.70        $ (9,774)                      $(2.11)
                            =======                        ======        ========                       ======
EFFECT OF DILUTIVE
  SECURITIES
  Options..............                       386,280                                      336,603
  Warrants.............                     1,672,234                                    1,432,309
DILUTED EPS
  Income before items
     below.............     $ 7,816         7,912,227      $ 0.99        $  1,494        6,410,866      $ 0.23
  Preferred
     Securities........      (3,724)                        (0.47)           (907)                       (0.14)
  Extraordinary
     items.............          --                            --         (10,361)                       (1.61)
                            -------                        ------        --------                       ------
  Net Income...........     $ 4,092                        $ 0.52        $ (9,774)                      $(1.52)
                            =======                        ======        ========                       ======

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                                AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)

     The following is an illustration of the reconciliation of the numerators and denominators of the basic and diluted earnings per share (EPS) computations for the three months ended June 30, 1998 and June 30, 1997:

                              THREE MONTHS ENDED JUNE 30, 1998             THREE MONTHS ENDED JUNE 30, 1997
                         ------------------------------------------   ------------------------------------------
                             INCOME          SHARES       PER SHARE       INCOME          SHARES       PER SHARE
                          (NUMERATOR)     (DENOMINATOR)    AMOUNT      (NUMERATOR)     (DENOMINATOR)    AMOUNT
                         --------------   -------------   ---------   --------------   -------------   ---------
                         (IN THOUSANDS)                               (IN THOUSANDS)
BASIC EPS
  Income before items
     below.............     $ 4,049         5,834,347      $ 0.69        $    284        5,837,173      $ 0.05
  Preferred
     Securities........      (1,852)                        (0.32)           (453)                       (0.08)
  Extraordinary
     items.............          --                            --         (10,361)                       (1.77)
                            -------                        ------        --------                       ------
  Net Income...........     $ 2,197                        $ 0.37        $(10,530)                      $(1.80)
                            =======                        ======        ========                       ======
EFFECT OF DILUTIVE
  SECURITIES
  Options..............                       417,582                                      321,992
  Warrants.............                     1,732,524                                    1,387,215
DILUTED EPS
  Income before items
     below.............     $ 4,049         7,984,453      $ 0.50        $    284        7,546,380      $ 0.04
  Preferred
     Securities........      (1,852)                        (0.23)           (453)                       (0.06)
  Extraordinary
     items.............          --                            --         (10,361)                       (1.37)
                            -------                        ------        --------                       ------
  Net Income...........     $ 2,197                        $ 0.27        $(10,530)                      $(1.39)
                            =======                        ======        ========                       ======

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS 130 is effective for periods ending after December 15, 1997, including interim periods. SFAS No. 130 requires companies to report comprehensive income and its components in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital. Comprehensive income includes all changes in equity during a period except those resulting from investments by stockholders and distributions to stockholders. The Company has included the required disclosure of SFAS No. 130 in this filing.

A.4 CLAIM AND CLAIM ADJUSTMENT EXPENSE RESERVES

     The liability for unpaid claim and claim adjustment expenses is based on an evaluation of reported losses and on estimates of incurred but unreported losses. The reserve liabilities are determined using adjusters' individual case estimates and statistical projections, which can be affected by many external factors that are difficult to predict, including changes in the economy, trends in medical treatments and litigation, changes in regulatory environment, medical services, and employment rights. The liability is reported net of estimated salvage and subrogation recoverables. Adjustments to the liability resulting from subsequent developments or revisions to the estimate are reflected in results of operations in the period in which such adjustments become known. While there can be no assurance that reserves at any given date are adequate to meet the Company's obligations, the amounts reported on the balance sheet are management's best estimate of that amount.

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                                AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)

A.5 TRUST PREFERRED SECURITIES

     In December 1997, SNIG formed Superior National Capital Trust I, a statutory business trust (the "Trust"), whose sole purpose was to issue 10 3/4% Trust Preferred Securities (the "Trust Preferred Securities"), having an aggregate liquidation amount of $105 million, and to invest the proceeds thereof in an equivalent amount of 10 3/4% Senior Subordinated Notes due 2017 of the Company (the "Senior Subordinated Notes"). The Company owns directly all of the common securities issued by the Trust, which it purchased for an aggregate consideration of $3.25 million. The proceeds from the sale of the Trust Preferred Securities were used solely to purchase SNIG's Senior Subordinated Notes in the aggregate principal amount of $108.25 million, which are the sole assets of the Trust. In addition, the Company entered into several contractual undertakings which, the Company believes, when taken together, guarantee to the holders of the Trust Preferred Securities an unconditional right to enforce the payment of the distributions with respect to such securities.

A.6 LARGE ACCOUNT QUOTA-SHARE ARRANGEMENT

     Effective February 1, 1998, Superior Pacific entered into a Quota-Share Arrangement with United States Life Insurance Company, rated "A+" by A.M. Best Company, Inc., under which Superior Pacific ceded 100% of premiums and claim and claim adjustment expenses associated with policies having $100,000 or more of estimated annual premium. Superior Pacific received a 35.0% ceding commission on premiums ceded under this contract. Effective May 1, 1998, the Quota-Share Arrangement was amended so that the ceding level was reduced to $25,000 in estimated annual premium at inception, and the ceding commission was adjusted to 33.5%. The term of the amended agreement is three years, with two one-year extensions.

NOTE B. DISCONTINUED OPERATIONS


     Outstanding discontinued operations claim and claim adjustment expense reserves were $15.7 million at June 30, 1998, which was consistent with management's expectations. Offsetting these liabilities are $5.0 million of reinsurance recoverable on paid and unpaid claim and claim adjustment expenses.

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

                                     INDEX


                                                              PAGE
INDEPENDENT AUDITORS' REPORT................................  F-47
COMBINED FINANCIAL STATEMENTS:
  Combined Balance Sheets as of December 31, 1997 and
     1996...................................................  F-48
  Combined Statements of Operations and Comprehensive Income
     for Each of the Three Years Ended December 31, 1997....  F-49
  Combined Statements of Stockholder's Equity for Each of
     the Three Years
     Ended December 31, 1997................................  F-50
  Combined Statements of Cash Flows for Each of the Three
     Years Ended December 31, 1997..........................  F-51
  Notes to Combined Financial Statements....................  F-52

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
  Business Insurance Group, Inc.:

     We have audited the accompanying combined balance sheets of the Insurance Operations of Business Insurance Group, Inc. (the "Company") as of December 31, 1997 and 1996 and the related combined statements of operations and comprehensive income, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Insurance Operations of Business Insurance Group, Inc. at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

     As discussed in Note 16 to the combined financial statements, the accompanying financial statements have been restated.

DELOITTE & TOUCHE LLP
San Francisco, California
June 19, 1998 (August 24, 1998 as to Note 16)

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

                            COMBINED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                     ASSETS

                                                                 1997          1996
                                                              ----------    ----------
                                                                   (IN THOUSANDS)
Invested Assets:
  Bonds, available-for-sale, at fair value..................  $  611,163    $  671,629
  Bonds, held-to-maturity, at amortized cost................      14,059        15,978
  Real estate...............................................      29,821        31,184
  Note from parent..........................................      10,000        10,000
                                                              ----------    ----------
         TOTAL INVESTED ASSETS..............................     665,043       728,791
Cash and cash equivalents...................................      98,128        25,861
Reinsurance recoverable:
  Paid loss and loss adjustment expenses....................      18,518        14,939
  Unpaid loss and loss adjustment expenses..................     206,871       121,170
Premiums receivable -- net..................................      80,008        84,575
Earned but unbilled premiums receivable.....................      24,401        17,876
Accrued investment income...................................      10,605        12,812
Receivable from reinsurer...................................       4,132            --
Deferred policy acquisition costs...........................      23,841        19,946
Income taxes receivable from parent.........................      40,857        19,933
Deferred income taxes.......................................      15,807        14,665
Prepaid reinsurance premiums................................          --        10,659
Goodwill....................................................      14,266         9,964
Property and equipment -- net...............................      14,556         9,922
Prepaid expenses and other assets...........................       5,373         2,660
                                                              ----------    ----------
         TOTAL ASSETS.......................................  $1,222,406    $1,093,773
                                                              ==========    ==========
                         LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
  Loss and loss adjustment expenses.........................  $  728,421    $  590,595
  Unearned premiums.........................................      45,004        44,010
  Reinsurance payable.......................................      28,027        35,478
  Long-term debt due to parent..............................     121,750       128,250
  Policyholder dividends....................................       3,015         3,385
  Accounts payable and other liabilities....................      43,843        24,163
                                                              ----------    ----------
         TOTAL LIABILITIES..................................     970,060       825,881
                                                              ----------    ----------
Stockholder's Equity:
  Invested Capital..........................................     247,476       266,093
  Accumulated other comprehensive income....................       4,870         1,799
                                                              ----------    ----------
         Total Stockholder's Equity.........................     252,346       267,892
                                                              ----------    ----------
         TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY.........  $1,222,406    $1,093,773
                                                              ==========    ==========

                  See notes to combined financial statements.

           THE INSURANCE OPERATIONS OF BUSINESS INSURANCE GROUP, INC.

           COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                          (AS RESTATED -- SEE NOTE 16)

                                                               1997        1996        1995
                                                             --------    --------    --------
                                                                      (IN THOUSANDS)
REVENUES:
  Net premiums earned......................................  $515,272    $480,828    $390,974
  Net investment income....................................    37,548      33,317      24,005
  Net realized gain on investments.........................     7,176         892       1,667
  Other income.............................................     3,512       2,823         248
                                                             --------    --------    --------
          TOTAL REVENUES...................................   563,508     517,860     416,894
                                                             --------    --------    --------
EXPENSES:
  Loss and loss adjustment, net of reinsurance
     recoveries............................................   443,204     381,897     245,522
  Underwriting expenses....................................   170,070     111,477     118,572
  Policyholder dividends...................................       793      (5,250)      5,494
  Interest.................................................     8,326       4,330          --
  Goodwill.................................................     1,262         909         256
                                                             --------    --------    --------
          TOTAL EXPENSES...................................   623,655     493,363     369,844
                                                             --------    --------    --------
Income (loss) before income taxes..........................   (60,147)     24,497      47,050
Income tax benefit (expense)...............................    29,506      (1,591)    (11,673)
                                                             --------    --------    --------
          NET INCOME (LOSS)................................   (30,641)     22,906      35,377
Other comprehensive income, net of tax:
  Unrealized gain on available-for-sale investments, net of
     deferred taxes........................................     3,071         464      16,791
                                                             --------    --------    --------
Comprehensive income (loss)................................  $(27,570)   $ 23,370    $ 52,168
                                                             ========    ========    ========

                  See notes to combined financial statements.

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

                  COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                          (AS RESTATED -- SEE NOTE 16)

                                                                                             TOTAL
                                                            INVESTED    COMPREHENSIVE    STOCKHOLDER'S
                                                             CAPITAL    INCOME (LOSS)       EQUITY
                                                            ---------   --------------   -------------
                                                                      (AMOUNTS IN THOUSANDS)
Balance at December 31, 1994..............................  $163,769                       $148,313
Comprehensive income:
  Net income..............................................    35,377       $ 35,377          35,377
  Unrealized gain on available-for-sale investments, net
     of deferred taxes....................................                   16,791          16,791
                                                                           --------
Comprehensive income......................................                 $ 52,168
                                                                           ========
  Capital contributions...................................    39,797                         39,797
                                                            --------                       --------
Balance at December 31, 1995..............................   238,943                        240,278
Comprehensive income:
  Net income..............................................    22,906       $ 22,906          22,906
  Unrealized gain on available-for-sale investments, net
     of deferred taxes....................................                      464             464
                                                                           --------
Comprehensive income......................................                 $ 23,370
                                                                           ========
  Capital contributions...................................     4,244                          4,244
                                                            --------                       --------
Balance at December 31, 1996..............................   266,093                        267,892
Comprehensive loss:
  Net loss................................................   (30,641)      $(30,641)        (30,641)
  Unrealized gain on available-for-sale investments, net
     of deferred taxes....................................                    3,071           3,071
                                                                           --------
Comprehensive loss........................................                 $(27,570)
                                                                           ========
  Capital contributions...................................    12,024                         12,024
                                                            --------                       --------
Balance at December 31, 1997..............................  $247,476                       $252,346
                                                            ========                       ========

                  See notes to combined financial statements.

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                          (AS RESTATED -- SEE NOTE 16)

                                                                1997       1996        1995
                                                              --------   ---------   ---------
                                                                   (AMOUNTS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $(30,641)  $  22,906   $  35,377
                                                              --------   ---------   ---------
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:
    Amortization of bond premium............................     1,813       4,261       4,933
    Depreciation of real estate.............................       658         813         323
    Depreciation on property, plant and equipment...........     2,876       2,558       1,129
    Loss (gain) on sale of investments......................    (7,256)       (597)     (1,228)
    Loss (gain) on sale of real estate......................        80        (295)       (439)
    Amortization of goodwill................................     1,262         909         256
    (Increase) decrease in reinsurance recoverables.........   (89,280)    (54,564)     23,028
    (Increase) decrease in premiums receivable..............     4,567     (28,118)    (11,408)
    (Increase) decrease in earned but unbilled
     receivables............................................    (6,525)     (2,289)     (9,865)
    (Increase) decrease in accrued investment income........     2,207       1,000      (7,178)
    (Increase) decrease in receivable from reinsurer........    (4,132)         --          --
    (Increase) decrease in deferred policy acquisition
     costs..................................................    (3,895)     (5,934)      1,222
    (Increase) decrease in income taxes receivable..........   (20,924)    (14,829)     (5,104)
    (Increase) decrease in deferred income taxes............    (2,808)      3,046        (973)
    (Increase) decrease in prepaid reinsurance premiums.....    10,659     (10,659)         11
    (Increase) decrease in prepaid and other assets.........    (2,713)     (5,286)      4,720
    Increase (decrease) in loss and loss adjustment
     expenses...............................................   137,826     147,146      30,783
    Increase (decrease) in unearned premium reserves........       994      20,198       6,103
    Increase (decrease) in reinsurance payable..............    (7,451)     33,192      (6,338)
    Increase (decrease) in policyholder dividend payable....      (370)     (6,086)    (12,086)
    Increase (decrease) in accounts payable and other
     liabilities............................................    20,904      (2,539)     12,584
                                                              --------   ---------   ---------
        Total adjustments...................................    38,492      81,927      30,473
                                                              --------   ---------   ---------
        Net cash provided by operating activities...........     7,851     104,833      65,850
                                                              --------   ---------   ---------
Cash flows from investing activities:
  Purchases of bonds available for sale.....................  (280,184)   (350,311)   (155,958)
  Sales of bonds available for sale.........................   350,947     119,334      57,569
  Maturities of bonds held to maturity......................     1,801       1,248       7,258
  Purchases of property, plant and equipment................    (7,509)     (6,353)     (4,064)
  Purchases of real estate..................................       (13)     (1,647)    (34,916)
  Sales of real estate......................................       638         487      10,570
                                                              --------   ---------   ---------
        Net cash provided by (used in) investing
        activities..........................................    65,680    (237,242)   (119,541)
                                                              --------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from issuance of long-term debt................        --     130,000          --
    Principal payments on long-term debt....................    (6,500)     (1,750)         --
    Capital contributions...................................    10,800       1,750      37,422
    Excess of book value over net assets acquired...........    (5,564)         --      (6,109)
                                                              --------   ---------   ---------
        Net cash provided by (used in) financing
        activities..........................................    (1,264)    130,000      31,313
                                                              --------   ---------   ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........    72,267      (2,409)    (22,378)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............    25,861      28,270      50,648
                                                              --------   ---------   ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $ 98,128   $  25,861   $  28,270
                                                              ========   =========   =========

                  See notes to combined financial statements.

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

1. BASIS OF PRESENTATION

     Business Insurance Group, Inc. ("BIG"), is an insurance holding company and ultimately a wholly owned subsidiary of Foundation Health Systems, Inc. ("FHS"). BIG serves as the immediate parent company for four workers' compensation insurance subsidiary companies as well as certain non-insurance entities. On May 5, 1998, FHS entered into a definitive agreement to sell BIG and its four insurance subsidiaries [California Compensation Insurance Company ("CalComp"), Business Insurance Company ("BICO"), Combined Benefits Insurance Company ("CBIC"), and Commercial Compensation Insurance Company ("CCIC")] to Superior National Insurance Group, Inc. ("Superior") of Calabasas, California. The transaction, subject to customary closing conditions including regulatory approvals and a favorable vote from Superior's shareholders, is expected to close in the fourth quarter of 1998.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Combination -- The accompanying combined financial statements include the accounts of BIG and its insurance subsidiaries, CalComp, BICO, CBIC and CCIC (together with BIG, the "Company"). BIG is also the parent company of Foundation Integrated Risk Management Solutions, Inc. ("FIRMS"), which is a workers' compensation risk management and third party claims administrator, and Foundation Health Medical Resources Management ("ReviewCo.") which provides bill review, access to provider networks and other managed care service for workers' compensation carriers and third party administrators. FIRMS and ReviewCo. are not included in the sale to Superior. Therefore, for purposes of this report, the operations, assets and liabilities of these non-insurance subsidiaries are not included in the accompanying financial statements. Also, under the terms of the agreement with Superior, certain assets and liabilities (including the note from parent, long-term debt due to parent and other intercompany balances) will be settled at or prior to the closing of the transaction. In addition, investment real estate will be purchased by FHS at book value prior to or at the closing date of the transaction.

     The financial information included herein does not necessarily reflect the financial position and results of operations in the future or what the financial position and results of operations would have been had the Company been a separate, stand-alone entity during the periods presented.

     The Company's combined financial statements have been prepared on the basis of generally accepted accounting principles. The results of all significant intercompany transactions have been eliminated.

     Cash and Cash Equivalents -- Cash includes currency on hand and demand deposits with financial institutions. Cash equivalents represent short-term, highly liquid investments, readily convertible to known amounts of cash and near maturity such that there is insignificant risk of changes in fair value because of changes in interest rates. Cash equivalents are carried at cost, which approximates fair value.

     Investments in debt instruments consist primarily of bonds. Debt instruments are classified as (i) "available-for-sale" (carried at fair value with differences between amortized cost and fair value being reflected as a separate component of stockholder's equity, net of applicable income tax effect); (ii) "held-to-maturity" (carried at amortized cost); or (iii) "trading" (carried at fair value with differences between cost and fair value being reflected in the results of operations). Securities not designated as held-to-maturity have been designated as available-for-sale. The Company did not have any investments categorized as trading securities. For determining realized gains or losses on securities sold, cost is determined using the specific identification method. The premiums and discounts on fixed maturities are amortized using the effective yield method. Current fair values of investments are obtained from published sources. Declines in fair value that are considered other than temporary are charged to operations.

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

     Investment real estate which the Company has held for the production of income is carried at depreciated cost less any write-downs to fair value for impairment losses. Depreciation on real estate is computed using the straight-line method over the estimated lives of the properties.

     The Company does not own any investments that qualify as derivatives as defined by Statement of Financial Accounting Standard No. 119, Disclosure About Derivative Financial Investments and Fair Value of Financial Investments.

     Premiums Receivable -- The Company records premiums receivable for both billed and unbilled amounts. Unbilled premiums receivable primarily represent the Company's estimated billings on payroll reporting policies which were earned but not billed prior to year end. Unbilled premiums receivable also include estimates of the difference between amounts billed on installment policies and the amounts estimated to be ultimately billed on the policy. The Company uses its historical experience to estimate earned but unbilled amounts which are recorded as premiums earned. These unbilled amounts are estimates, and while the Company believes such amounts are reasonable, there can be no assurance that the ultimate amounts collected will equal the recorded unbilled amounts.

     The ultimate collectibility of the unbilled receivables can be affected to a significant degree by general changes in the economy and the regulatory environment due to the increased time required to determine the billable amount. The Company considers these factors when estimating the receivable for unbilled premiums. The allowance for doubtful accounts was $13,841 and $11,488 as of December 31, 1997 and 1996, respectively.

     Deferred Policy Acquisition Costs -- Acquisition costs, consisting principally of commissions, premium taxes, and certain marketing, policy issuance, and underwriting costs related to the production of the Company's workers' compensation business, are deferred and amortized ratably over the terms of the policies. If recoverability of such costs is not anticipated, the amounts not considered recoverable are charged against income. In determining estimated recoverability, the computation gives effect to the premium to be earned, related investment income, claims and claim adjustment expenses, and certain other costs expected to be incurred as the premium is earned.

     Policy acquisition costs incurred and amortized into income are as follows:

                                                   1997       1996       1995
                                                 --------   --------   --------
Balance at beginning of year...................  $ 19,946   $ 14,012   $ 15,234
Cost deferred during the year..................    40,069     35,926     24,561
Amortization charged to expense................   (36,174)   (29,992)   (25,783)
                                                 --------   --------   --------
Balance at end of year.........................  $ 23,841   $ 19,946   $ 14,012
                                                 ========   ========   ========

     Losses and loss adjustment expenses ("LAE") are estimates based on case-basis amounts of reported claims and unreported losses and loss adjustment expenses based on experience and industry data. The provision for unpaid losses and loss adjustment expenses, net of estimated salvage and subrogation, has been established to cover the estimated net cost of incurred claims. The amounts are necessarily based on estimates, and accordingly, there can be no assurance the ultimate liability will not differ from such estimates.

     There is a high level of uncertainty inherent in the evaluation of the required losses and loss adjustment expense reserves. Management has selected ultimate losses and loss adjustment expenses that it believes will reasonably reflect anticipated ultimate experience. The ultimate costs of such claims are dependent upon future events, the outcomes of which are affected by many factors. Claims reserving procedures and

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

settlement philosophy, current and perceived social and economic factors, inflation, current and future court rulings and jury attitudes, and many other economic, legal, political, and social factors all can have significant effects on the ultimate cost of claims. Changes in Company operations and management philosophy also may cause actual experience to vary from the historical trends.

     Policyholder Dividends -- Prior to the inception of open rating in California in January 1995, policyholder dividends served both as an economic incentive to employers for safe operations and as a means of price differentiation; however, since the start of open rating, the consumer's preference has been for the lowest net price at a policy's inception. This is evidenced by the decline in participating policies written by the Company as a percent of total policies from 20.9% of workers' compensation premiums in force at December 31, 1995 to 3.4% and 2.7% at December 31, 1996 and 1997, respectively. In 1995, as a result of the diminishing value of policyholder dividends, the Company's management declared a moratorium on the payment of policyholder dividends on California policies expiring between March 1, 1994 and December 31, 1995. In December 1996, the Company formally discontinued policyholder dividend payments on California policies expiring between March 1, 1994 and December 31, 1996. Estimated amounts to be returned to policyholders for non-California policies are accrued when the related premium is earned. For non-California business, dividends are paid to the extent that a surplus is accumulated from premiums on workers' compensation policies.

     Premium Income Recognition -- Insurance premiums are earned ratably over the terms of the policies. Unearned premiums are computed on a daily pro-rata basis.

     Income Taxes -- The Company files a consolidated federal income tax return which includes all qualifying subsidiaries, with FHS.

     Pursuant to a tax allocation agreement with FHS, the Company reflects a provision for income taxes under the liability method as if it were to file separate federal tax returns. In fiscal years in which the Company incurs net losses, FHS allocates a tax benefit to the Company based on an appropriate tax rate.

     Property, Equipment and Leasehold Improvements -- Property, equipment, and leasehold improvements are stated at cost, net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the lesser of estimated useful lives of the various classes of assets or the lease term lives of the assets which range from 3 to 7 years.

     Expenditures for maintenance and repairs are expensed as incurred. Significant improvements which increase the estimated useful life of an asset are capitalized. Upon the sale or retirement of assets recorded cost and related accumulated depreciation are removed from the accounts, and any gain or loss on disposal is reflected in operations.

     Acquisitions and Related Goodwill -- In May 1997, Christiania General Insurance Corporation of New York (renamed Commercial Compensation Insurance Company) was purchased by the Company for $12,813, including goodwill of $5,564.

     In February 1995, London Guarantee and Accident Company of New York (renamed Business Insurance Company) was purchased by the Company for $13,201, including goodwill of $4,590.

     In January 1995, Foundation Health Benefit Life Insurance Company (renamed Combined Benefits Insurance Company) was purchased at book value by the Company for $7,950.

     Goodwill represents the excess of the cost of companies acquired over the fair value of their net assets at dates of acquisition and is being amortized on the straight-line method over a range of 20-40 years.

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

     Concentrations of Credit Risk -- Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, investments and premium receivables. All cash equivalents and investments are managed within established guidelines which limit the amounts which may be invested with one issuer. Concentrations of credit risk with respect to premium receivables are limited due to the large number of payers comprising the Company's customer base. The Company's ten largest employer groups accounted for 3.7% and 3.2% of receivables as of December 31, 1997 and 1996, respectively, and 1.9%, 2.5% and 5.4% of premium revenue for the years ended December 31, 1997, 1996 and 1995, respectively.

     Recently Issued Accounting Pronouncements -- In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 131, Disclosures About Segments of an Enterprise and Related Information, which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas, and major customers; and SFAS No. 132, Employers' Disclosures About Pensions and Other Postretirement Benefits, which revises and standardizes pension and other benefit plan disclosures. Adoption of these statements will not impact the Company's combined financial position, results of operations or cash flows. These statements are effective for fiscal years beginning after December 15, 1997.

     Use of Management Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets, liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements. The Company has provided such estimates for its loss and loss adjustment expenses; policyholder dividends; allowance for doubtful accounts; deferred policy acquisition costs; earned but unbilled premiums; and deferred taxes balances in its financial statements. While these estimates are based upon analyses performed by management and outside actuaries, the amounts the Company will ultimately pay or collect may differ materially from the amounts presently estimated.

3. INVESTMENTS

     The amortized cost and fair values of bonds classified as available-for-sale and held-to-maturity at December 31, 1997 are as follows:

                                                              GROSS        GROSS
                                                AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                  COST        GAINS        LOSSES      VALUE
                                                ---------   ----------   ----------   --------
Available-for-sale:
  United States government agencies and
     authorities..............................  $ 43,454      $  233       $(102)     $ 43,585
  Collateralized mortgage obligations.........     2,999           1          --         3,000
  Corporate instruments.......................    16,263          52          --        16,315
  State and political subdivisions............   540,812       8,120        (779)      548,153
  Certificates of deposit.....................       110          --          --           110
                                                --------      ------       -----      --------
          Total available-for-sale............  $603,638      $8,406       $(881)     $611,163
                                                ========      ======       =====      ========

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                                       GROSS        GROSS
                                                         AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                                                           COST        GAINS        LOSSES      VALUE
                                                         ---------   ----------   ----------   -------
Held-to-maturity:
  United States government agencies and authorities....   $   763       $ --         $ (2)     $   761
  Corporate instruments................................        24         --           --           24
  State and political subdivisions.....................    12,847        198          (28)      13,017
  Certificates of deposit..............................       425         --           --          425
                                                          -------       ----         ----      -------
          Total held-to-maturity.......................   $14,059       $198         $(30)     $14,227
                                                          =======       ====         ====      =======

     The amortized cost and estimated fair values of investments classified as available-for-sale and held-to-maturity at December 31, 1997 by contractual maturity are shown below. Expected maturities are likely to differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty. Mortgage-backed securities are included based upon the expected payout pattern and duration of the fixed income security.

                                                          AVAILABLE-FOR-SALE
                                                         ---------------------
                                                         AMORTIZED      FAIR
                                                           COST        VALUE
                                                         ---------    --------
Due in one year or less................................  $ 37,396     $ 37,426
Due after one year through five years..................   199,568      201,745
Due after five years through ten years.................   190,820      193,574
Due after ten years....................................   175,854      178,418
                                                         --------     --------
          Total........................................  $603,638     $611,163
                                                         ========     ========

                                                            HELD-TO-MATURITY
                                                          --------------------
                                                          AMORTIZED     FAIR
                                                            COST        VALUE
                                                          ---------    -------
Due in one year or less.................................   $ 2,749     $ 2,756
Due after one year through five years...................     6,402       6,437
Due after five years through ten years..................     3,508       3,590
Due after ten years.....................................     1,400       1,444
                                                           -------     -------
          Total.........................................   $14,059     $14,227
                                                           =======     =======

     The amortized cost and fair values of bonds classified as available-for-sale and held-to-maturity at December 31, 1996 are as follows:

                                                              GROSS        GROSS
                                                AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                  COST        GAINS        LOSSES      VALUE
                                                ---------   ----------   ----------   --------
Available-for-sale:
  United States government agencies and
     authorities..............................  $ 60,679      $   41      $  (828)    $ 59,892
  State and political subdivisions............   608,051       5,952       (2,376)     611,627
  Certificates of deposit.....................       110          --           --          110
                                                --------      ------      -------     --------
          Total available-for-sale............  $668,840      $5,993      $(3,204)    $671,629
                                                ========      ======      =======     ========

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                               GROSS        GROSS
                                                 AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                                                   COST        GAINS        LOSSES      VALUE
                                                 ---------   ----------   ----------   -------
Held-to-maturity:
  United States government agencies
     and authorities...........................   $   766       $ --         $(16)     $   750
  State and political subdivisions.............    14,787        151          (42)      14,896
  Certificates of deposit......................       425         --           --          425
                                                  -------       ----         ----      -------
          Total held-to-maturity...............   $15,978       $151         $(58)     $16,071
                                                  =======       ====         ====      =======

     A summary of net investment income for the years ended December 31 is as follows:

                                                         1997       1996       1995
                                                        -------    -------    -------
Interest on bonds and notes...........................  $35,009    $29,303    $20,492
Interest on cash and cash equivalents.................    2,791      2,681      3,478
Real estate rental income.............................    1,959      2,774        757
                                                        -------    -------    -------
          Total investment income.....................   39,759     34,758     24,727
Investment expense....................................   (2,211)    (1,441)      (722)
                                                        -------    -------    -------
Net investment income.................................  $37,548    $33,317    $24,005
                                                        =======    =======    =======

     Realized gains (losses) on investments for the years ended December 31 are as follows:

                                                              1997     1996     1995
                                                             ------    ----    ------
Bonds......................................................  $7,256    $597    $1,228
Real estate................................................     (80)    295       439
                                                             ------    ----    ------
          Total............................................  $7,176    $892    $1,667
                                                             ======    ====    ======

     The Company's investment real estate of $29,821 and $31,184 at December 31, 1997 and 1996, respectively, is held through direct ownership. The Company's investment real estate consists of commercial properties, land and construction in progress. In connection with the sale of the Company to Superior, FHS has agreed to purchase the investment real estate at current book value prior to or at the closing of the transaction.

     Proceeds from sales of bonds held as available-for-sale for the years ended December 31, 1997, 1996, and 1995 were $350,947, $119,334 and $57,569, respectively. Gross gains of $7,262 and gross losses of $6 were realized on those sales in 1997. Gross gains of $689 and gross losses of $92 were realized on those sales in 1996. Gross gains of $1,858 and gross losses of $630 were realized on those sales in 1995.

     Bonds and other securities with a fair value of $480,584, $405,167 and $340,676 at December 31, 1997, 1996 and 1995, respectively, were on deposit with various insurance regulatory authorities.

4. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value of cash equivalents, investments available-for-sale, note from parent and long-term debt due to parent approximate their carrying amounts in the financial statements and have been determined by the Company using available market information and appropriate valuation methodologies. The carrying amount of cash equivalents approximate fair value due to the short-term maturity of those instruments. The fair values of investments available-for-sale are estimated based upon quoted market prices

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

for the same or similar investments. In connection with the sale of the Company to Superior, the note from parent and the long-term debt due to parent will be settled at current book value; therefore, carrying amounts approximate fair values. Considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates are not necessarily indicative of the amounts the Company could have realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     The fair value estimates are based on pertinent information available to management as of December 31, 1997 and 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly.

5. LOSSES AND LOSS ADJUSTMENT EXPENSE RESERVES

     The activity in the losses and loss adjustment expense reserve account is summarized as follows:

                                                        YEAR ENDED DECEMBER 31,
                                                  -----------------------------------
                                                    1997         1996         1995
                                                  ---------    ---------    ---------
Beginning reserve, gross of reinsurance.........  $ 590,595    $ 443,600    $ 412,666
Less reinsurance recoverable on unpaid losses
  and LAE.......................................   (121,170)     (76,154)     (90,326)
                                                  ---------    ---------    ---------
     Beginning reserve, net of reinsurance......    469,425      367,446      322,340
                                                  ---------    ---------    ---------
Provision for net losses and loss adjustment
  expenses:
  For losses occurring in current year..........    367,971      361,750      272,388
  For losses occurring in prior years...........     75,233       20,147      (26,866)
                                                  ---------    ---------    ---------
          Total losses and loss adjustment
            expenses............................    443,204      381,897      245,522
                                                  ---------    ---------    ---------
Payments for net losses and loss adjustment
  expenses:
  Attributable to insured events incurred in
     current year...............................   (135,202)    (106,757)     (71,899)
  Attributable to insured events incurred in
     prior years................................   (255,877)    (173,161)    (128,517)
                                                  ---------    ---------    ---------
          Total loss and loss adjustment expense
            payments............................   (391,079)    (279,918)    (200,416)
                                                  ---------    ---------    ---------
Ending reserves, net of reinsurance.............    521,550      469,425      367,446
Reinsurance recoverable on unpaid losses and
  LAE...........................................    206,871      121,170       76,154
                                                  ---------    ---------    ---------
Ending reserves, gross of reinsurance...........  $ 728,421    $ 590,595    $ 443,600
                                                  =========    =========    =========

     In 1997, loss and LAE incurred in prior years increased by $75,233 due primarily to unfavorable development of the 1996 and 1995 accident years. This increase is primarily a result of a court ruling in late 1996 which expanded the presumption of the treating physician related to California workers' compensation workplace injuries in determining the disability of the injured worker. This has led to increased severity on partial permanent disability injuries.

     In 1996, the Company experienced $20,147 in adverse loss development on net loss and LAE reserves estimated at December 31, 1995. The increase for prior accident year loss and LAE reserves is primarily attributable to increases in the estimates for the 1995 accident year, primarily due to changes in the Company's average claim severity. On a per claim basis, the average gross case loss reserve for the 1995 accident year increased 55.2% from 1995 to 1996, and the average gross case loss paid for the 1995 accident year increased 37.8% from 1995 to 1996.

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

     In 1995, the Company experienced $26,866 in favorable loss development on net loss and LAE reserves estimated at December 31, 1994. The decrease in prior accident year loss and LAE reserves is primarily attributable to reductions in the estimates for the 1993 and 1994 accident years. The favorable impact of the reforms passed by the California State Legislature in 1993 related to fraudulent claims, as well as the impact from the Company's continued use of managed care techniques, including network utilization and medical case management, also contributed to the reduction in the prior year loss estimates.

6. INCOME TAXES

     Income tax expense (benefit) for the years ended December 31, 1997, 1996, and 1995 is composed of the following amounts:

                                                 1997       1996       1995
                                               --------    -------    -------
Current......................................  $(26,698)   $(1,455)   $15,340
Deferred.....................................    (2,808)     3,046     (3,667)
                                               --------    -------    -------
          Total..............................  $(29,506)   $ 1,591    $11,673
                                               ========    =======    =======

     A reconciliation of the statutory federal income tax rate and the effective income tax rate is as follows for the years ended December 31:

                                                       1997     1996     1995
                                                       -----    -----    ----
Income taxes at statutory rates......................  (35.0)%   35.0%   35.0%
Effect of tax-exempt interest........................  (16.1)   (24.8)   (9.6)
Other................................................    2.0     (3.7)   (0.6)
                                                       -----    -----    ----
          Total......................................  (49.1)%    6.5%   24.8%
                                                       =====    =====    ====

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

     The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31 are presented below:

                                                           1997        1996
                                                         --------    --------
Deferred tax assets:
  Allowance for doubtful accounts......................  $  4,844    $  4,021
  Accrued compensation.................................       794         376
  Accrued expenses.....................................       577         512
  Loss reserve discounting.............................    27,678      23,745
  Unearned premium liability...........................     3,150       2,335
  Policyholder dividends...............................       912         984
  Other, net...........................................        40          11
                                                         --------    --------
          Total deferred tax assets....................    37,995      31,984
                                                         ========    ========
Deferred tax liabilities:
  Bond discount........................................      (453)       (752)
  Depreciable and amortizable property.................   (10,735)     (8,597)
  Policy acquisition costs.............................    (8,344)     (6,981)
  Unrealized gain on available-for-sale investments....    (2,656)       (989)
                                                         --------    --------
          Total deferred tax liabilities...............   (22,188)    (17,319)
                                                         --------    --------
Net deferred tax assets................................  $ 15,807    $ 14,665
                                                         ========    ========

7. REINSURANCE

     Under reinsurance agreements, the Company cedes various amounts of risk to other insurance companies. A contingent liability exists with respect to reinsured losses which would become an actual liability of the Company in the event that the reinsurers should be unable to meet the obligations assumed by them under the reinsurance agreements. The Company regularly evaluates the financial condition of its reinsurers. Based on this evaluation, management believes the reinsurers are creditworthy and that any potential losses on these arrangements will not have a material impact on the Company.

     Effective January 1, 1996, the Company's insurance subsidiaries, CalComp, BICO and CBIC, entered into a reinsurance pooling agreement. The agreement applies to calendar year 1996 and subsequent net premiums earned, accident year 1996 and subsequent net loss and loss adjustment expenses incurred, and underwriting expenses. Effective January 1, 1997, an additional affiliate, CCIC, became a member of the agreement. The pooling percentages at December 31 were as follows:

                                                              1997     1996
                                                              -----    -----
CalComp.....................................................   72.0%    83.5%
BICO........................................................   25.0     15.0
CBIC........................................................    1.5      1.5
CCIC........................................................    1.5       --
                                                              -----    -----
          Total.............................................  100.0%   100.0%
                                                              =====    =====

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

     CalComp acts as the lead company and assumes all gross business of the pooling participants, and cedes to the participants their percentage of the combined results. All authorized lines and types of business are subject to the pooling arrangement.

     Effective July 1, 1996, the Company entered into a quota share reinsurance agreement with General Reinsurance Corporation ("Gen Re") wherein Gen Re assumed a 30% share of net premiums and related losses and allocated loss adjustment expenses. Effective January 1, 1997, the quota share percentage on this agreement was reduced to 7.5%, and effective July 1, 1997, this agreement was terminated. Effective June 30, 1997, the Company commuted its 1990 - 1994 quota share reinsurance agreement with Gen Re. Under terms of the commutation, Gen Re paid $7,581 for ceded loss reserves of $7,259 and ceded loss adjustment expense reserves of $570 offset by a $248 return of ceded commissions.

     Effective January 1, 1997, the Company entered into a six-month aggregate excess of loss reinsurance agreement with Gen Re which provides coverage in excess of $1,000 per occurrence. The agreement contains two layers of coverage, the first, with a maximum of $37,250 in excess of the Company's retention of $153,500 and the second, with a maximum of $5,500 in excess of the Company's retention of $235,000. Premium for this coverage is based on the loss ratio and consists of a fixed premium of $2,000 plus a variable reinsurance premium equal to 14.6% of net loss sustained by the Company with a minimum of $28,000 and a maximum of $31,500.

     Effective July 1, 1997, a second six-month aggregate excess of loss agreement was entered into with Gen Re which provides coverage in excess of $1,000 per occurrence. The agreement also contains two layers of coverage, the first, with a maximum of $75,000 in excess of the Company's retention of $150,977 and the second, with a maximum of $13,000 in excess of the Company's retention of $251,251. Premium for this coverage is based on the loss ratio and consists of a fixed premium of $4,000 plus a variable reinsurance premium equal to 24.77% of net loss sustained by the Company with a minimum of $56,000 and a maximum of $60,500.

     The Company maintains specific excess reinsurance with various reinsurers which provides coverage in excess of $1,000 per occurrence for 1997 and 1996. The agreements provide coverage up to a maximum of $200,000 per occurrence, including the Company's retention for 1997 and 1996.

     In addition, effective April 1, 1995, the Company entered into an excess of loss treaty with FH Assurance Company ("FHAC"), an affiliated reinsurer. The treaty provides coverage for $100 in excess of $400 per occurrence for those policies written in California through December 31, 1996, and, nationwide, thereafter. Effective January 1, 1998, the treaty with FHAC was terminated.

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

     The effect of reinsurance on premiums written, change in unearned premiums and losses and LAE for each of the years ended December 31, are shown in the following tables.

                                             1997         1996         1995
                                           ---------    ---------    --------
Premiums written:
  Gross..................................  $ 668,906    $ 641,113    $421,422
  Ceded..................................   (141,981)    (150,746)    (24,345)
                                           ---------    ---------    --------
Net premiums written.....................  $ 526,925    $ 490,367    $397,077
                                           =========    =========    ========
Change in unearned premiums:
  Gross..................................  $     994    $  20,198    $  6,103
  Ceded..................................     10,659      (10,659)         --
                                           ---------    ---------    --------
Net change in unearned premiums..........  $  11,653    $   9,539    $  6,103
                                           =========    =========    ========
Losses and loss adjustment expenses:
  Losses and loss adjustment expenses....  $ 601,688    $ 468,533    $254,401
  Reinsurance recoveries.................   (158,484)     (86,636)     (8,879)
                                           ---------    ---------    --------
Net loss and loss adjustment expenses....  $ 443,204    $ 381,897    $245,522
                                           =========    =========    ========

     The Company has an aggregate unsecured recoverable for losses, paid and unpaid, including incurred but not reported, LAE and unearned premiums from individual reinsurers in excess of 3% of the Company's surplus at December 31 as follows:

                                                           1997        1996
                                                         --------    --------
General Reinsurance Corporation........................  $194,462    $122,205
                                                         ========    ========

     In connection with the sale of the Company to Superior, the Company has obtained a binding commitment for an Aggregate Excess of Loss reinsurance agreement with a third-party reinsurer. The agreement will provide $150,000 of adverse loss development indemnification on the Company's December 31, 1997 loss and LAE reserves.

     In addition, the Company has obtained a binding commitment for a second Aggregate Excess of Loss reinsurance agreement providing $25,000 of adverse loss development indemnification for claims which have occurred during the period from January 1, 1998 until the date at which the sale transaction closes.

8. PROPERTY AND EQUIPMENT

                                                            1997       1996
                                                           -------    -------
Property and equipment...................................  $20,826    $13,483
Leasehold improvements...................................    2,875      2,708
Accumulated depreciation.................................   (9,145)    (6,269)
                                                           -------    -------
Net property and equipment...............................  $14,556    $ 9,922
                                                           =======    =======

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

9. STATUTORY SURPLUS AND DIVIDEND RESTRICTIONS

     CalComp and CBIC are domiciled in the State of California, BICO is domiciled in the State of Delaware and CCIC is domiciled in the State of New York. Each entity prepares its statutory financial statements in accordance with accounting practices prescribed or permitted by the respective Departments of Insurance ("DOI"). Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed.

     CalComp's statutory policyholders' surplus as reported to regulatory authorities was $204,330 and $223,964 at December 31, 1997, and 1996, respectively. CalComp's statutory net income (loss), as reported to regulatory authorities, was $(17,607), $17,642, and $30,087 for the years ended December 31, 1997, 1996 and 1995, respectively.

     BICO's statutory policyholders' surplus as reported to regulatory authorities was $38,644 and $54,142 at December 31, 1997, and 1996, respectively. BICO's statutory net income (loss), as reported to regulatory authorities, was $(11,842), $1,180, and $(751) for the years ended December 31, 1997, 1996 and 1995, respectively.

     CBIC's statutory policyholders' surplus as reported to regulatory authorities was $8,402 and $7,942 at December 31, 1997, and 1996, respectively. CBIC's statutory net income, as reported to regulatory authorities, was $350, $925 and $ 59 for the years ended December 31, 1997, 1996 and 1995 respectively.

     CCIC's statutory policyholders' surplus as reported to regulatory authorities was $6,734 and $7,462 at December 31, 1997, and 1996, respectively. CCIC's statutory net income (loss), as reported to regulatory authorities, was $(918), $2,059, and $(2,286) for the years ended December 31, 1997, 1996 and
1995, respectively.

     Insurance companies are subject to insurance laws and regulations established by the states in which they transact business. The laws of various states establish supervisory agencies with broad administrative and supervisory powers. Most states have also enacted legislation regulating insurance holding company systems, including acquisitions, extraordinary dividends, the terms of affiliate transactions, and other related matters. CalComp, CBIC, BICO and CCIC have registered as holding company systems pursuant to such legislation in California, Delaware and New York. The NAIC has formed committees and appointed advisory groups to study and formulate regulatory proposals on such diverse issues as the use of surplus debentures and accounting for reinsurance transactions. It is not possible to predict the future impact of changing state and federal regulation on the operations of insurance entities.

     The Risk Based Capital Model ("RBC") for property and casualty insurance companies was adopted by the NAIC in December of 1993, and, starting in 1995, companies were required to report their RBC ratios to the NAIC. CalComp, BICO, CBIC and CCIC have calculated and met their RBC requirements.

     Insurance companies are also subject to restrictions affecting the amount of stockholder dividends and advances that may be paid within any one year without DOI prior approval. The California Insurance Code provides that the maximum amount that may be paid as dividends on an annual non-cumulative basis without prior notice to, or approval by, the DOI is the greater of (1) net income for the preceding year or (2) 10% of statutory surplus as of the preceding December 31. At December 31, 1997, CalComp and CBIC could pay stockholder dividends in 1998 of $20,433 and $840, respectively. The Delaware Insurance Code provides that an insurer may not declare or pay a dividend or other distribution from any source other than earned surplus, without DOI prior approval. At December 31, 1997, BICO had negative unassigned funds and as such, cannot

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

declare and pay any stockholders dividends in 1998 without the prior approval of the Delaware Commissioner of Insurance. The maximum amount of dividends which can be paid by State of New York insurance companies to stockholders without prior approval is subject to restrictions relating to statutory earned surplus. CCIC's statutory surplus at December 31, 1997, was $6,734. At December 31, 1997, CCIC had negative earned surplus and, as such, cannot declare and pay any stockholders dividends in 1998 without the prior approval of the New York Commissioner of Insurance. In May 1998, CCIC received a capital contribution of $1,500 from BIG.

10. TRANSACTIONS WITH AFFILIATES

     ReviewCo. (a non-insurance subsidiary) paid stockholder dividends which have been accounted for as capital contributions to BIG of $10,800, $1,750 and $0 in 1997, 1996 and 1995, respectively. ReviewCo. also paid BIG $57 under an Administrative Services Agreement effective in 1997.

     BIG's insurance subsidiaries entered into various agreements for Medical Bill Review Services with ReviewCo. wherein the companies utilize the services of ReviewCo. to provide managed care services and review of medical bills for duplicate, unauthorized and excessive charges. The amounts paid to ReviewCo. totaled $14,429, $12,263 and $6,010 in 1997, 1996 and 1995, respectively.

     CBIC entered into a Letter of Agreement by and on behalf of FHC and ReviewCo., effective July 1, 1995, wherein CBIC and FHC provide network access to their provider network to ReviewCo. in return for administrative services performed by ReviewCo. The net amounts paid by ReviewCo. totaled $1,590, $701 and $247 in 1997, 1996 and 1995, respectively.

     CalComp entered into a Loan Agreement with Foundation Health Corporation ("FHC"), the Company's immediate parent and a wholly-owned subsidiary of FHS, effective August 23, 1994, wherein it loaned FHC $10,000. The amounts paid for interest by FHC to CalComp were $775, $774 and $777 in 1997, 1996 and 1995, respectively.

     FHC made capital contributions of $35,000, and $2,442 to the Company in 1995.

     CalComp entered into an administrative services agreement with Foundation Health, a California Health Plan ("FHCA"), and affiliate, effective September 1, 1994, wherein the company provides certain non-discretionary support services to each other with regard to coverage issued under a jointly written Combined Care program. This agreement was superseded by an administrative services agreement between BIG, FHS and FHCA, effective October 1, 1997.

     BIG's insurance subsidiaries utilize the services of FIRMS to provide claims adjusting and administration services on some of its policies. The amounts paid to FIRMS totaled $512, $508 and $45 in 1997, 1996 and 1995, respectively.

     BIG utilizes the services of Axis Integrated Resources, Inc. ("AXIS") (formerly Claims Technical Services, Inc.), an affiliate, to provide temporary employment services. The amounts paid to AXIS totaled $660, $149 and $242 in 1997, 1996 and 1995, respectively.

     Foundation Health Corporation made loans to BIG totaling $130,000 in May ($75,000) and August ($55,000) of 1996. The notes accrue interest at an annual rate of 6.75% per annum. Interest paid on the notes totaled $8,363 and $3,423 in 1997 and 1996, respectively. Principal payments were made on the notes in the amounts of $1,750, $4,500 and $2,000 in June 1996, February 1997 and June 1997, respectively. The balance of the two notes at December 31, 1997 and 1996 were $121,750 and $128,250, respectively. Interest payable

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

on the notes at December 31, 1997 and 1996 was $870 and $907, respectively. Effective January 1, 1998, the annual interest rate on the notes was increased to 7.75%.

     CalComp purchased four health care centers and land from Foundation Health Medical Services ("FHMS") for $31,114 in 1995. Subsequent to the purchase, as of September 29, 1995, CalComp leased the care centers to Foundation Health Medical Group. Rental income earned on these properties from affiliates at December 31, 1997, 1996 and 1995 was $0, $2,773, and $755, respectively. In November 1996, in conjunction with the sale of FHC's physician practices and medical management company to FPA Medical Management, Inc. ("FPA"), an unaffiliated company, three properties previously leased to FHC were leased to FPA.

11. EMPLOYEE BENEFIT PLANS

     The Company's employees participated in the FHC 401(k) Plan (the "Plan"), a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code, until August 31, 1997. Effective September 1, 1997, the FHC Plan was merged into the FHS 401(k) Plan. Substantially all of the Company's employees are eligible to participate in the Plan. Under the Plan, the Company makes matching contributions equal to 50% of a participant's salary deferral up to a maximum of 6%, which is equal to a maximum of 3% of each participating employee's compensation. The Company's contribution to the Plan totaled $929, $742 and $608 for the years ended December 31, 1997, 1996 and 1995, respectively.

     Certain members of management and highly compensated employees participate in a deferred compensation plan which allows the participants to defer payment of up to 90% of their compensation. In connection with the FHC and Health Systems International, Inc. 1997 merger, the plan was frozen in May 1997, at which time each participant's account was credited with three times the 1996 Company match (or a lesser amount for certain prior participants) and each participant became 100% vested in all such contributions. The current provisions with respect to the form and timing of payments under the plan remain unchanged. The Company's expense relating to these benefits totaled $795, $652 and $605 for the years ended December 31, 1997, 1996 and 1995, respectively.

12. COMMITMENTS

     The Company is obligated under several non-cancellable operating leases for office facilities and certain equipment. These leases contain rent adjustment provisions to compensate the lessor for increases in operating costs.

     Future minimum lease payments under the operating leases are as follows:

1998.......................................................  $ 8,874
1999.......................................................    7,245
2000.......................................................    6,392
2001.......................................................    5,299
2002.......................................................    1,591
Thereafter.................................................    1,675
                                                             -------
          Total minimum lease payments.....................  $31,076
                                                             =======

     Rental expenses totaled approximately $8,696, $8,389, and $7,333 for the years ended December 31, 1997, 1996 and 1995 respectively.

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

13. LITIGATION

    In the ordinary course of its business, the Company is a party to claims and legal actions. The Company also undergoes regulatory audits with respect to operations. After consulting with legal counsel, management is of the opinion that any liability that may ultimately be incurred as a result of these claims, legal actions or audits will not have a material adverse effect on the financial position or results of operations of the Company.

14. PREPAID EXPENSES AND OTHER ASSETS

    A summary of prepaid and other assets at December 31 is as follows:

                                                               1997         1996
                                                              -------      -------
Deposits....................................................  $ 1,652      $ 1,193
Notes receivable............................................    1,258           --
Prepaid expenses............................................      681        1,448
Other.......................................................    1,782           19
                                                              -------      -------
         Total..............................................  $ 5,373      $ 2,660
                                                              =======      =======

15. ACCOUNTS PAYABLE AND OTHER LIABILITIES

     A summary of accounts payable and other liabilities at December 31 is as follows:

                                                               1997         1996
                                                              -------      -------
Premium taxes, regulatory and assessment fees...............  $ 8,905      $ 9,172
Payables to affiliates......................................   10,443        3,019
Accrued expenses and other payables.........................   10,562        6,617
Payable for investments.....................................   10,430        3,049
Salary and related expenses.................................    3,503        2,306
                                                              -------      -------
         Total..............................................  $43,843      $24,163
                                                              =======      =======

16. ACCOUNTING CHANGES

    Prior to October 1, 1997, FHS provided certain services (i.e. treasury, tax, accounts payable and networking services) to the Company without cost. In accordance with the requirements of the Securities and Exchange Commission, Company management has estimated the cost of the services provided and has retroactively recorded charges to operations with an offsetting credit, net of income taxes, to invested capital. Management believes the amount of expenses recorded have been determined on a reasonable basis; however, they do not necessarily equal the costs that would have been incurred on a stand-alone basis. The effects of the changes are as follows:


                                                     1995      1996          1997
                                                   --------   -------      --------
As previously reported:
  Income (loss) before income taxes..............  $ 50,704   $28,334      $(58,264)
  Income tax benefit (expense)...................   (12,952)   (2,934)       28,847
                                                   --------   -------      --------
  Net income (loss)..............................  $ 37,752   $25,400      $(29,417)
                                                   ========   =======      ========
As restated:
  Income (loss) before income taxes..............  $ 47,050   $24,497      $(60,147)
  Income tax benefit (expense)...................   (11,673)   (1,591)       29,506
                                                   --------   -------      --------
  Net income (loss)..............................  $ 35,377   $22,906      $(30,641)
                                                   ========   =======      ========


     In addition, the Company has adopted the provisions of FASB Statement No. 130, "Reporting Comprehensive Income," ("SFAS No. 130") effective December 31, 1997. SFAS No. 130 requires companies to report comprehensive income and its components in a financial statement and display the accumulated balance of other comprehensive income separately from invested capital. Comprehensive income includes all changes in equity during a period except those resulting from investments by stockholders and distributions to stockholders. The previously reported financial statements have been reclassified to reflect retroactive application of the provisions of SFAS No. 130.

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

                       CONDENSED COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS


                                                               JUNE 30,      DECEMBER 31,
                                                                 1998            1997
                                                              -----------    ------------
                                                              (UNAUDITED)
Invested Assets:
  Bonds, available-for-sale, at fair value..................  $  667,290      $  611,163
  Bonds, held-to-maturity, at amortized cost................      10,838          14,059
  Real estate...............................................      29,496          29,821
  Note from parent..........................................      10,000          10,000
                                                              ----------      ----------
          Total invested assets.............................     717,624         665,043
Cash and cash equivalents...................................      50,579          98,128
Reinsurance recoverable:
  Paid loss and loss adjustment expenses....................      13,920          18,518
  Unpaid loss and loss adjustment expenses..................     227,851         206,871
Premiums receivable -- net..................................      75,536          80,008
Earned but unbilled premiums receivable.....................      15,194          24,401
Accrued investment income...................................      11,232          10,605
Receivable from reinsurer...................................       1,767           4,132
Deferred policy acquisition costs...........................      21,629          23,841
Income taxes receivable from parent.........................      17,509          40,857
Deferred income taxes.......................................      18,585          15,807
Goodwill....................................................      13,813          14,266
Property & equipment, net...................................      15,098          14,556
Prepaid reinsurance premiums................................      19,400              --
Prepaid expenses and other assets...........................       5,912           5,373
                                                              ----------      ----------
          Total assets......................................  $1,225,649      $1,222,406
                                                              ==========      ==========
                          LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES
  Loss and loss adjustment expenses.........................  $  690,515      $  728,421
  Unearned premiums.........................................      47,827          45,004
  Reinsurance payable.......................................      67,942          28,027
  Long-term debt due to parent..............................     121,750         121,750
  Policyholder dividends....................................       3,473           3,015
  Accounts payable and other liabilities....................      50,559          43,843
                                                              ----------      ----------
          Total liabilities.................................     982,066         970,060
Stockholder's equity:
Invested capital............................................     239,699         247,476
Accumulated other comprehensive income......................       3,884           4,870
                                                              ----------      ----------
          TOTAL STOCKHOLDER'S EQUITY........................     243,583         252,346
                                                              ==========      ==========
          TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY........  $1,225,649      $1,222,406
                                                              ==========      ==========


             See notes to condensed combined financial statements.

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

               THREE AND SIX MONTHS ENDED JUNE 30, 1998 AND 1997



      CONDENSED COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME


                                 (IN THOUSANDS)


                                  (UNAUDITED)



                                                       THREE MONTHS ENDED     SIX MONTHS ENDED
                                                            JUNE 30,              JUNE 30,
                                                      --------------------   -------------------
                                                        1998        1997       1998       1997
REVENUES:
  Net premiums earned...............................  $ 78,236    $124,894   $215,911    246,282
  Net investment income.............................     8,587       9,709     18,215     19,283
  Net realized gain on investments..................        49         284        275        284
  Other income (loss)...............................       (66)        675        100      1,528
                                                      --------    --------   --------   --------
          TOTAL REVENUES............................    86,806     135,562    234,501    267,377
EXPENSES:
  Losses and loss adjustment, net of reinsurance
     recoveries.....................................    67,306      92,381    182,385    176,348
  Underwriting expenses.............................    22,261      36,925     63,156     70,037
  Policyholder dividends............................     1,643          --      1,763         --
  Interest..........................................     2,359       2,088      4,718      4,216
  Goodwill..........................................       138         159        447        227
                                                      --------    --------   --------   --------
          TOTAL EXPENSES............................    93,707     131,553    252,469    250,828
Income (loss) before income taxes...................    (6,901)      4,009    (17,968)    16,549
Income tax benefit (expense)........................     4,003         269     10,191     (2,125)
                                                      --------    --------   --------   --------
          NET INCOME (LOSS).........................    (2,898)      4,278     (7,777)    14,424
                                                      ========    ========   ========   ========
Other comprehensive income, net of tax:
  Unrealized loss on available-for-sale investments,
     net of deferred taxes..........................       158       5,365       (986)      (184)
                                                      --------    --------   --------   --------
Comprehensive income (loss).........................  $ (2,740)   $  9,643   $ (8,763)  $ 14,240
                                                      ========    ========   ========   ========


             See notes to condensed combined financial statements.

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.
        CONDENSED COMBINED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

    SIX MONTHS ENDED JUNE 30, 1998 AND TWELVE MONTHS ENDED DECEMBER 31, 1997


                                 (IN THOUSANDS)


                     ACCUMULATED OTHER COMPREHENSIVE INCOME


                                                                                               TOTAL
                                                            INVESTED      COMPREHENSIVE    STOCKHOLDER'S
                                                            CAPITAL       INCOME (LOSS)       EQUITY
                                                          ------------    -------------    -------------
BALANCE AT DECEMBER 31, 1996............................    $266,093                         $267,892
Comprehensive loss
  Net loss..............................................     (30,641)       $(30,641)         (30,641)
  Unrealized gain on available-for-sale investments, net
     of deferred taxes..................................          --           3,071            3,071
                                                                            --------
Comprehensive loss......................................          --        $(27,570)              --
                                                                            ========
  Capital contributions.................................      12,024                           12,024
                                                            --------                         --------
BALANCE AT DECEMBER 31, 1997............................     247,476                          252,346
                                                            --------                         --------
Comprehensive loss
  Net loss..............................................      (7,777)       $ (7,777)          (7,777)
  Unrealized loss on available-for-sale investments, net
     of deferred taxes..................................                        (986)            (986)
                                                                            --------
Comprehensive loss......................................          --        $ (8,763)              --
                                                            --------        ========         --------
BALANCE AT JUNE 30, 1998 (UNAUDITED)....................    $239,699                         $243,583
                                                            ========                         ========


             See notes to condensed combined financial statements.

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

                  CONDENSED COMBINED STATEMENTS OF CASH FLOWS

                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                 (IN THOUSANDS)
                                  (UNAUDITED)


                                                              SIX MONTHS ENDED JUNE 30,
                                                              --------------------------
                                                                1998             1997
                                                              ---------        ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $ (7,777)        $ 14,424
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities:
     Amortization of bonds..................................     2,527            1,997
     Depreciation on real estate............................       326              320
     Depreciation on property, plant & equipment............     1,851            1,360
     Loss (gain) on sale of investments.....................      (275)            (284)
     Amortization of goodwill and intangible assets.........       453              485
     (Increase) decrease in reinsurance recoverables........   (16,382)         (38,967)
     (Increase) decrease in premiums receivable.............     4,472            6,979
     (Increase) decrease in earned but unbilled
      receivables...........................................     9,207            1,284
     (Increase) decrease in accrued investment income.......      (627)             242
     (Increase) decrease in receivable from insurer.........     2,365               --
     (Increase) decrease in deferred policy acquisition
      costs.................................................     2,212           (6,616)
     (Increase) decrease in income taxes receivable.........    23,348              898
     (Increase) decrease in prepaid reinsurance premiums....   (19,400)           7,557
     (Increase) decrease in deferred income taxes...........    (2,232)              99
     (Increase) decrease in prepaid and other assets........      (539)              55
     (Increase) decrease in loss and loss adjustment
      expenses..............................................   (37,906)          33,449
     (Increase) decrease in unearned premium reserves.......     2,823            4,455
     (Increase) decrease in reinsurance payable.............    39,915            5,057
     (Increase) decrease in policyholder dividend payable...       458             (272)
     (Increase) decrease in accounts payable and other
      liabilities...........................................     6,715           (6,846)
                                                              --------         --------
          Total adjustments.................................    19,311           11,252
                                                              --------         --------
          Net cash provided by (used in) operating
            activities......................................    11,534           25,676
                                                              --------         --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of bonds available for sale.....................  (290,700)         (42,731)
  Sales of bonds available for sale.........................   230,790           41,171
  Maturities of bonds:
     Bonds held to maturity.................................     3,221            1,355
  Purchases of property, plant & equipment..................    (2,394)          (4,545)
  Purchases of real estate..................................        --               --
                                                              --------         --------
          Net cash provided by (used in) investing
            activities......................................   (59,083)          (4,750)
                                                              --------         --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on long-term debt......................        --           (6,500)
  Excess of book value over net assets acquired.............        --           (5,535)
  Capital contributions.....................................        --            9,610
                                                              --------         --------
          Net cash provided by (used in) financing
            activities......................................        --           (2,425)
                                                              --------         --------
Net increase (decrease) in cash and cash equivalents........   (47,549)          18,501
Cash and cash equivalents at beginning of period............    98,128           25,861
                                                              --------         --------
Cash and cash equivalents at end of period..................  $ 50,579         $ 44,362
                                                              ========         ========


             See notes to condensed combined financial statements.

                          THE INSURANCE OPERATIONS OF
                         BUSINESS INSURANCE GROUP, INC.

                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                  (UNAUDITED)
NOTE A.1 SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES AND BASIS OF PRESENTATION

     Business Insurance Group, Inc. ("BIG"), is an insurance holding company and ultimately a wholly owned subsidiary of Foundation Health Systems, Inc. ("FHS"). BIG serves as the immediate parent company for four workers' compensation insurance subsidiary companies, as well as certain non-insurance entities. On May 5, 1998, FHS entered into a definitive agreement to sell BIG and its four insurance subsidiaries [California Compensation Insurance Company ("CalComp"), Business Insurance Company ("BICO"), Combined Benefits Insurance Company ("CBIC"), and Commercial Compensation Insurance Company ("CCIC")] to Superior Insurance Group, Inc. ("Superior") of Calabasas, California. The transaction, subject to customary closing conditions including regulatory approvals and a favorable vote from Superior's shareholders, is expected to close in the fourth quarter of 1998.
     The accompanying combined financial statements include the accounts of BIG and its insurance subsidiaries, CalComp, BICO, CBIC and CCIC. BIG is also the parent company of Foundation Integrated Risk Management Solutions, Inc. ("FIRMS"), which is a workers' compensation risk management and third party claims administrator, and Foundation Health Medical Resources Management ("ReviewCo."), which provides bill review, access to provider networks and other managed care service for workers' compensation carriers and third party administrators. FIRMS and ReviewCo. are not included in the sale to Superior. Therefore, for the purposes of this report, the operations, assets and liabilities of these non-insurance subsidiaries are not included in the accompanying financial statements. Also, under the terms of the agreement with Superior, certain assets and liabilities (including the note from parent, long-term debt due to parent and other intercompany balances), will be settled at or prior to the closing of the transaction. In addition, investment real estate will be purchased by FHS at book value prior to or at the closing date of the transaction.

     The accompanying unaudited condensed combined financial statements of BIG have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, including normally occurring accruals, considered necessary for fair presentation have been included. Operating results for the six months ended June 30, 1998 are not necessarily indicative of the results to be expected for the year ending December 31, 1998.

NOTE A.2 LOSSES AND LOSS ADJUSTMENT EXPENSES ("LAE")

     Losses and LAE are estimates on case-basis amounts of reported claims and unreported losses and loss adjustment expenses based on experience and industry data. The provision for unpaid losses and loss adjustment expenses, net of estimated salvage and subrogation, has been established to cover the estimated net cost of incurred claims. The amounts are necessarily based on estimates, and accordingly, there can be no assurance the ultimate liability will not differ from such estimates.

NOTE A.3 ACCOUNTING CHANGE

     Prior to October 1, 1997, FHS provided certain services (i.e. treasury, tax, accounts payable and networking services) to the Company without cost. In accordance with the requirements of the Securities and Exchange Commission, Company management has estimated the cost of the services provided and has retroactively recorded charges to operations with an offsetting credit, net of income taxes, to invested capital. Management believes the amount of expenses recorded have been determined on a reasonable basis; however, they do not necessarily equal the costs that would have been incurred on a stand-alone basis. The effects of the change for the six months ended June 30, 1998 are not considered material.

                          INDEPENDENT AUDITORS' REPORT
The Board of Directors
Superior National Insurance Group, Inc.:

     We have audited the accompanying consolidated balance sheets of Pac Rim Holding Corporation and subsidiaries as of December 31, 1996 (as restated -- see
Note 2) and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996 (restated as to 1996 -- see Note 2). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pac Rim Holding Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

     As discussed in Note 2, the Company restated the consolidated financial statements as of and for the year ended December 31, 1996.

                                          KPMG Peat Marwick LLP

Los Angeles, California
August 28, 1997

                  PAC RIM HOLDING CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                     ASSETS

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                 1996         1995
                                                              ----------    --------
                                                              (RESTATED)
Investments:
  Bonds, available-for-sale at fair value (amortized cost
     $55,245 and $119,314)..................................   $ 54,759     $121,771
  Short-term investments (at cost, which approximates fair
     value).................................................     56,794        7,260
                                                               --------     --------
          Total investments.................................    111,553      129,031
Cash........................................................      1,731          773
Reinsurance recoverable on outstanding losses...............      3,124        3,884
Reinsurance receivable on paid losses.......................        785          184
Premiums receivable, less allowance for doubtful accounts of
  $2,516 (Restated) and $1,221..............................     14,278       11,616
Earned but unbilled premiums................................      4,142        4,880
Investment income receivable................................        609        2,207
Deferred policy acquisition costs...........................      1,065          974
Property and equipment, less accumulated depreciation and
  amortization of $4,978 and $3,803.........................      4,411        2,434
Unamortized debenture issue costs...........................      1,063        1,468
Federal income taxes recoverable............................         --        1,456
Deferred federal income taxes, net..........................      8,745        8,348
Prepaid reinsurance premiums................................        198          227
Other assets................................................      3,731        1,569
                                                               --------     --------
          Total Assets......................................   $155,435     $169,051
                                                               ========     ========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Reserve for losses and loss adjustment expenses.............   $100,588     $ 96,525
Convertible debentures payable, less unamortized discount of
  $1,059 and $1,393.........................................     18,941       18,607
Unearned premiums...........................................      6,917        5,715
Reserve for policyholder dividends..........................        364          381
Obligation under capital lease..............................      1,203           --
Accrued expenses and accounts payable.......................      8,148        3,668
                                                               --------     --------
          Total Liabilities.................................    136,161      124,896
Commitments and contingencies
Stockholders' Equity:
  Preferred Stock:
     $.01 par value -- shares authorized 500,000; none
      issued and outstanding................................         --           --
  Common Stock:
     $.01 par value -- shares authorized 35,000,000 issued
      and outstanding 9,528,200.............................         95           95
Additional paid-in capital..................................     29,624       29,624
Warrants....................................................      1,800        1,800
Unrealized gain (loss) on available-for-sale securities,
  net.......................................................       (324)       1,622
Retained earnings (deficit).................................    (11,921)      11,014
                                                               --------     --------
Net Stockholders' Equity....................................     19,274       44,155
                                                               --------     --------
          Total Liabilities and Stockholders' Equity........   $155,435     $169,051
                                                               ========     ========

                See notes to consolidated financial statements.

                  PAC RIM HOLDING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                                1996        1995       1994
                                                             ----------    -------    -------
                                                             (RESTATED)
REVENUES:
  Net premiums earned......................................   $ 82,654     $76,016    $92,894
  Net investment income....................................      7,013       8,089      6,514
  Realized capital gains...................................      1,640         453         --
  A&H commission income....................................          8          --         --
                                                              --------     -------    -------
          Total revenue....................................     91,315      84,558     99,408
COSTS AND EXPENSES:
  Losses and loss adjustment expenses......................     79,890      50,957     63,788
  Amortization of policy acquisition costs -- net..........     14,672      18,647     19,565
  Administrative, general, and other.......................     16,752      11,662     11,927
  Policyholder dividends...................................        (11)        132      1,301
  Interest expense.........................................      2,341       2,306        857
                                                              --------     -------    -------
          Total costs and expenses.........................    113,644      83,704     97,438
                                                              --------     -------    -------
Income (loss) before income taxes..........................    (22,329)        854      1,970
Income tax expense.........................................        606         279        812
                                                              --------     -------    -------
NET INCOME (LOSS)..........................................   $(22,935)    $   575    $ 1,158
                                                              ========     =======    =======
PER SHARE DATA:
  NET INCOME (LOSS) PRIMARY AND FULLY DILUTED..............   $  (2.41)    $  0.06    $  0.12
                                                              ========     =======    =======

                See notes to consolidated financial statements.

                  PAC RIM HOLDING CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              (AMOUNTS IN THOUSANDS, EXCEPT FOR NUMBER OF SHARES)

                                                                                  UNREALIZED
                                                                                  GAIN (LOSS)
                                        COMMON STOCK                                  ON
                                     ------------------                           AVAILABLE-
                                      NUMBER              ADDITIONAL               FOR-SALE     RETAINED
                                        OF                 PAID-IN                SECURITIES,   EARNINGS
                                      SHARES     AMOUNT    CAPITAL     WARRANTS       NET       (DEFICIT)    TOTAL
                                     ---------   ------   ----------   --------   -----------   ---------   -------
Balance at January 1, 1994.........  9,528,200    $95      $29,624          --           --     $  9,281    $39,000
Unrealized gain on
  available-for-sale securities at
  January 1, 1994, net.............         --     --           --          --           96           --         96
Additional paid in
  capital-warrants.................         --     --           --       1,800           --           --      1,800
Net income.........................         --     --           --          --           --        1,158      1,158
Change in unrealized loss of
  available-for-sale securities,
  net..............................         --     --           --          --       (4,877)          --     (4,877)
                                     ---------    ---      -------      ------      -------     --------    -------
Balance at December 31, 1994.......  9,528,200     95       29,624       1,800       (4,781)      10,439     37,177
                                     ---------    ---      -------      ------      -------     --------    -------
  Net income.......................         --     --           --          --           --          575        575
  Change in unrealized gain of
    available-for-sale securities,
    net............................         --     --           --          --        6,403           --      6,403
                                     ---------    ---      -------      ------      -------     --------    -------
Balance at December 31, 1995.......  9,528,200     95       29,624       1,800        1,622       11,014     44,155
                                     ---------    ---      -------      ------      -------     --------    -------
Net loss (Restated)................         --     --           --          --           --      (22,935)   (22,935)
Change in unrealized loss of
  available-for-sale securities,
  net..............................         --     --           --          --       (1,946)          --     (1,946)
                                     ---------    ---      -------      ------      -------     --------    -------
Balance at December 31, 1996,
  (Restated).......................  9,528,200    $95      $29,624      $1,800      $  (324)    $(11,921)   $19,274
                                     =========    ===      =======      ======      =======     ========    =======

                See notes to consolidated financial statements.

                  PAC RIM HOLDING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                 1996         1995       1994
                                                              ----------    --------    -------
                                                              (RESTATED)
OPERATING ACTIVITIES
  Net Income (loss).........................................   $(22,935)    $    575    $ 1,158
  Adjustments to reconcile net income (loss) to net cash
     provided (used) by operating activities:
     Depreciation and amortization..........................       2,001       1,421        930
     Provision for losses on premiums receivable............       1,295         150       (143)
     Provision for deferred income taxes....................         606       1,340      1,188
     Realized capital gains.................................     (1,640)        (453)        --
     Changes in:
       Reserve for losses and loss adjustment expenses......       4,063     (20,104)   (19,336)
       Unearned premiums....................................       1,202      (4,202)     1,655
       Reserve for policyholder dividends...................        (17)        (609)    (1,539)
       Ceded reinsurance payable............................          --          --       (252)
       Premiums receivable..................................     (3,219)         255      5,413
       Reinsurance recoverable..............................         159      (1,936)    13,044
       Aggregate excess of loss reinsurance recoverable.....          --          --     10,812
       Prepaid reinsurance premiums.........................          29         153      2,435
       Deferred policy acquisition costs....................        (91)       1,111       (953)
       Income taxes recoverable.............................       1,456      (1,013)     1,916
       Accrued expenses and accounts payable................       4,466         116        319
       Investment income receivable.........................       1,598         148     (1,372)
       Other assets.........................................     (2,162)         229        630
                                                              ----------    --------    -------
          NET CASH PROVIDED (USED) BY OPERATING
            ACTIVITIES......................................    (13,189)     (22,819)    15,905
                                                              ----------    --------    -------
INVESTING ACTIVITIES
  Purchase of investments -- bonds..........................    (47,622)     (40,524)   (67,788)
  Sales of investments -- bonds.............................     104,172      61,343         --
  Maturity and calls of investments -- bonds................       9,080       1,028      7,228
  Additions to property and equipment.......................     (1,949)        (836)      (918)
                                                              ----------    --------    -------
     NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES.......      63,681      21,011    (61,478)
                                                              ----------    --------    -------
FINANCING ACTIVITIES
  Proceeds from issuance of convertible debentures..........          --          --     20,000
  Debenture issuance costs..................................          --          --     (2,025)
                                                              ----------    --------    -------
     NET CASH PROVIDED BY FINANCING ACTIVITIES..............          --          --     17,975
                                                              ----------    --------    -------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............      50,492      (1,808)   (27,598)
Cash and cash equivalents at beginning of period............       8,033       9,841     37,439
                                                              ----------    --------    -------
     CASH AND CASH EQUIVALENTS AT END OF PERIOD.............     $58,525    $  8,033    $ 9,841
                                                              ==========    ========    =======
SUPPLEMENTAL DISCLOSURE:
  Interest paid.............................................      $1,600    $  1,615    $   -0-
                                                              ==========    ========    =======
  Income taxes paid.........................................        $-0-    $     37    $   -0-
                                                              ==========    ========    =======

     The Company entered into a capital lease during 1996, to acquire certain operating system hardware and software; the lease obligation at December 31, 1996 was $1,203,000.

                See notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  PAC RIM HOLDING CORPORATION AND SUBSIDIARIES
                               DECEMBER 31, 1996
                                   (RESTATED)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization: Pac Rim Holding Corporation ("Pac Rim Holding") is a holding company that was incorporated in 1987 in Delaware. The accompanying consolidated financial statements include the accounts and operations of the holding company and its subsidiary, The Pacific Rim Assurance Company ("Pacific Rim Assurance") and its subsidiary, Regional Benefits Insurance Services, Inc., (collectively referred to herein as "the Company"). All significant intercompany transactions and balances are eliminated in consolidation. Pacific Rim Assurance is engaged exclusively in the business of writing workers' compensation insurance in California, Arizona, Georgia, Alabama and Texas. Regional Benefits Insurance, Inc. ("RBIS") is an insurance agency.

     Sale of Pac Rim Holding: The previously announced acquisition of Pac Rim Holding by Superior National Insurance Group, Inc. ("SNTL") was completed on April 11, 1997. Pac Rim Holding was acquired for aggregate consideration of $42 million in cash. The $42 million payment by SNTL resulted in the payment of approximately $20 million ($2.105 per share) to Pac Rim Holding's common stockholders, $20 million to Pac Rim Holding's convertible debenture holders, and $2 million to Pac Rim Holding's warrant and option holders.

     Accounting Principles: The accompanying consolidated financial statements are presented on the basis of generally accepted accounting principles ("GAAP"), which differ in some respects from prescribed and permitted statutory accounting practices followed in reports to the Insurance Departments. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners, as well as state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. The principal differences relate to the non-admission of certain assets, examples are, deferred income taxes, deferred policy acquisition costs, earned but unbilled premiums, premiums receivable, and software.

     Earned Premiums: Earned premiums and the liability for unearned premiums are calculated by formula such that the premium written is earned pro rata over the term of the policy. The insurance policies currently written by the Company are for a period of one year or less. Premiums earned include an estimate for earned but unbilled premiums.

     Reserve for Losses and Loss Adjustment Expenses: The reserve for losses and loss adjustment expenses ("LAE") is based on the accumulation of cost estimates for each loss reported prior to the close of the accounting periods and provision for the probable cost of losses that have occurred but have not yet been reported. The Company does not discount such reserves for financial reporting purposes. The methods for making such estimates and for establishing the resulting liabilities are continually reviewed and updated and any adjustments resulting therefrom are included in current operations when determined. While the ultimate amount of losses incurred and the related expense is dependent on future developments, management is of the opinion that, given the inherent variability in any such estimates, the reserve for unpaid losses, and LAE is within a reasonable range of adequacy.

     Policy Acquisition Costs: Policy acquisition costs, such as commissions, premium taxes, and other underwriting costs related to the production and retention of business, are deferred and amortized as the related premiums are earned. Anticipated investment income is considered in determining the recoverability of this asset. Other policy acquisition costs that do not vary with the production of new business are expensed when incurred and are included in administrative, general, and other expenses.

     Policyholder Dividends: Certain policies written by the Company are eligible for policyholder dividends. An estimated provision for policyholder dividends is accrued as the related premiums are earned. Such

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS dividends do not become a legal liability of Pacific Rim Assurance unless, and until, declared by the board of directors.

     Investments: The Company has designated all of its portfolio as "available-for-sale" and accordingly, bonds are carried at market with the unrealized gain (loss) reflected in equity, net of the applicable income taxes. The cost of investments sold is determined by specific identification.

     Property and Equipment: Property and equipment is stated at cost. Depreciation of property and equipment is computed using the straight-line method over an estimated useful life of five years for financial reporting purposes. Leasehold improvements are amortized on the straight-line method over the life of the lease.

     Taxes: The Company recognizes deferred tax assets and liabilities based on the expected future tax consequences of existing differences between financial reporting and tax reporting bases of assets and liabilities and operating loss and tax credit carry forwards for tax purposes. The insurance subsidiary pays premium taxes on gross premiums written in California in lieu of state income taxes.

     Cash and Cash Equivalents: For purposes of the statements of cash flows, certificates of deposit and short-term investments with an original maturity of three months or less, at date of purchase, are considered to be cash equivalents.

     Stockholders' Equity: The issuance of the convertible debentures included issuing detachable warrants to purchase common stock (See Note 6). The value of these warrants was $1,800,000, which was recorded as warrants in the Consolidated Balance Sheets.

     Earnings Per Share: Net income (loss) per share is computed on the basis of the weighted average shares of common stock, plus common stock equivalent shares arising from the effect of the stock options, warrants, and convertible debentures to the extent they are dilutive. (See Notes 6 and 7). The number of shares used in the computation of primary and fully diluted earnings per share for the years ended December 31, 1996, 1995 and 1994 was 9,528,200.

     New Accounting Standards: In October 1995, FASB issued Statement No. 123, "Accounting For Stock-Based Compensation" which established a fair value based method of accounting for stock-based compensation plans. This statement is effective for financial statements with fiscal years beginning after December 15, 1995. The Company elected to continue accounting for stock-based compensation based on Accounting Principles Board (APB) No. 25; and thus, the Company adopted only the disclosure provision of FASB Statement No. 123.

     Fair Values of Financial Instruments: The carrying amounts of financial instruments, other than investment securities, approximate their fair values. For investment securities, the fair values for fixed maturity securities are based on quoted market prices. The carrying amounts and fair values for all investment securities are disclosed in Note 3.

     Reclassifications: Certain prior year amounts in the accompanying financial statements have been reclassified to conform with the 1996 presentation.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 -- RESTATEMENT OF 1996 FINANCIAL STATEMENTS

                                                                        NET
                                                                   STOCKHOLDERS'
                                                       NET LOSS       EQUITY
                                                       --------    -------------
                                                        (AMOUNTS IN THOUSANDS)
As originally stated at December 31, 1996............  $(15,900)      $26,309
Change in EBUB.......................................    (3,385)       (3,385)
Change in allowance for doubtful accounts............    (1,460)       (1,460)
Write-off of deferred merger expenses................      (479)         (479)
Additional accrued expenses and accounts payable.....    (1,278)       (1,278)
Write-off of gain contingencies......................      (433)         (433)
                                                       --------       -------
As restated at December 31, 1996.....................  $(22,935)      $19,274
                                                       ========       =======

     Earned But Unbilled Premiums: Earned but unbilled premiums ("EBUB") represent management's estimate of future additional or return premiums generated by interim and final audits of payroll and rate classification data associated with the Company's expired and inforce workers' compensation policies. EBUB is generally based upon estimated and actual payrolls and rates provided by policyholders, and historical billing patterns adjusted for changes in regulations, pricing, and billing practices and procedures. The Company's former management recorded $7.9 million in EBUB at December 31, 1996.

     Current management attempted to reconcile its estimates with that of prior management's recorded EBUB, and found prior management's methodology to be fundamentally flawed. In light of the flawed methodology used by prior management, current management reduced EBUB by $3.385 million.

     Premiums receivable: At December 31, 1996, the Company had recorded premiums receivable of $15.7 million, net of an allowance of doubtful accounts of $1.1 million. Further, included in the $15.7 million premiums receivable, net of the allowance for doubtful accounts were $1.6 million in premiums receivable that had been turned over to an attorney for collection.

     Based upon information contained in the December 31, 1996, 10-(K) and other sources available to prior management, it was apparent to current management that an additional allowance was required.

     Deferred merger expenses: GAAP provides that certain costs related to an acquisition of another company may be deferred by the acquiring Company. Costs related to the acquisition of the company being acquired may not be deferred. Pac Rim Holdings at December 31, 1996, had improperly deferred $0.479 million in legal and investment banking costs related to its acquisition by SNTL.

     Accrued expenses and accounts payable: At December 31, 1996, former management estimated it had unpaid liabilities of $7.3 million. The current management identified an additional $1.278 million in accrued liabilities and accounts payable relating to legal, commissions, and miscellaneous general and administrative expenses that were substantially known at year-end.

     Gain contingencies: GAAP does not provide for the recognition of a gain prior to its realization. At December 31, 1996, the Company recorded $433,000 in such contingent gains. These gains related to anticipated legal actions that had not gone to trial or had not been settled at December 31, 1996. Therefore, in accordance with GAAP these contingent gains were eliminated from the Consolidated Statements of Operations.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 -- INVESTMENTS

     Major categories of investment income, net of investment expenses, for 1996, 1995 and 1994 are summarized as follows (amounts in thousands):

                                                    YEAR ENDED DECEMBER 31,
                                                   --------------------------
                                                    1996      1995      1994
                                                   ------    ------    ------
Investment Income:
  U.S. Treasury and Other Governmental Agency
     Securities..................................  $4,065    $5,365    $5,508
  Money Market Funds.............................     418       309       291
  Funds Held by Reinsurer........................      --        --       169
  Corporate Bonds................................   2,762     2,655       700
  Tax-Exempt Bonds...............................      --         4       102
  Certificates of Deposit........................      31        22         9
                                                   ------    ------    ------
  Investment Income..............................   7,276     8,355     6,779
  Less: Investment Expenses......................     263       266       265
                                                   ------    ------    ------
Net Investment Income............................  $7,013    $8,089    $6,514
                                                   ======    ======    ======

     Proceeds from the sales of investments in bonds during 1996 were $104,172,000; gross gains of $1,888,000 and gross losses of $248,000 were realized on those sales. Proceeds from the sales of investments in bonds during 1995 were $61,343,000; gross gains of $657,000 and gross losses of $204,000 were realized on those sales. There were no sales of investments in bonds during 1994.

     The amortized cost and fair values of investments in debt securities are summarized as follows (amounts in thousands):

                                                         GROSS         GROSS
                                          AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                            COST         GAINS        (LOSSES)      VALUE
                                          ---------    ----------    ----------    --------
1996
U.S. Treasury and other governmental      $ 28,808       $    5        $(184)      $ 28,629
  agencies..............................
Corporates..............................    13,765            2         (204)        13,563
U.S. agencies...........................    12,341            8         (118)        12,231
Asset backed............................       331            5           --            336
                                          --------       ------        -----       --------
          Total.........................  $ 55,245       $   20        $(506)      $ 54,759
                                          ========       ======        =====       ========
1995
U.S. Treasury and other governmental      $ 68,963       $   17        $(157)      $ 68,823
  agencies..............................
Corporates..............................    33,793        1,886           --         35,679
U.S. agencies...........................    10,546          418           --         10,964
Asset backed............................     6,012          293           --          6,305
                                          --------       ------        -----       --------
          Total.........................  $119,314       $2,614        $(157)      $121,771
                                          ========       ======        =====       ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The amortized cost and fair value of debt securities at December 31, 1996, by contractual maturity are summarized as follows (amounts in thousands):

                                                          AMORTIZED     FAIR
                                                            COST        VALUE
                                                          ---------    -------
    Due in 1997.......................................     $10,701     $10,696
    Due 1998 - 2001...................................      44,544      44,063
                                                           -------     -------
                                                           $55,245     $54,759
                                                           =======     =======

     The expected maturities will differ from contractual maturities in the preceding table, because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties. At December 31, 1996, debt securities and short-term investments with a fair value of $105,301,000 were on deposit to meet the Company's statutory obligation under insurance department regulations.

NOTE 4 -- RESERVE FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

     The Company recognized adverse development during 1996, for the accident years 1995 and prior. Despite experiencing favorable trends in the overall frequency and severity of claims for the 1995 and 1996 accident years, the Company and its internal and independent actuaries observed development patterns in the 1990-1994 accident years that were volatile when compared to previous historical patterns. In particular, 1990-1992, were very difficult accident years to predict, due to the impact of fraud and stress claims from adverse economic conditions. The 1993-1994 accident years were very favorable transition years, following legislative reforms to the workers' compensation benefits system. Nevertheless, it was unclear how each of those years ultimately would develop, and how subsequent accident year patterns would thus be affected, given paid loss and case reserve activity during 1996.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The following table provides a reconciliation of beginning and ending loss and LAE reserves for the years 1996, 1995, and 1994. All reserve totals are net of reinsurance deductions. There are no material differences between the Company's reserves for losses and LAE calculated in accordance with GAAP and those reserves calculated based on statutory accounting practices.

       RECONCILIATION OF RESERVE FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

                                                YEAR ENDED DECEMBER 31,
                                           ----------------------------------
                                              1996         1995        1994
                                           ----------    --------    --------
                                           (RESTATED)
                                                 (AMOUNTS IN THOUSANDS)
Liability for losses and LAE, net of
  reinsurance recoverables on unpaid
  losses, at beginning of year...........   $ 92,641     $114,709    $111,109
Provisions for losses and LAE, net of
  reinsurance recoverable:
  Current accident year..................     62,244       49,962      60,989
  Prior accident years...................     17,646          995       2,799
                                            --------     --------    --------
Incurred losses during the current year,
  net of reinsurance recoverable.........     79,890       50,957      63,788
Losses and LAE payment for claims, net of
  reinsurance recoverable, occurring
  during:
  Current year...........................     16,398       13,473      13,641
  Prior years............................     58,669       59,552      46,547
                                            --------     --------    --------
                                              75,067       73,025      60,188
                                            --------     --------    --------
Liability for losses and LAE, net of
  reinsurance recoverable on unpaid
  losses, at end of year.................     97,464       92,641     114,709
Reinsurance recoverable, at end of
  year...................................      3,909        4,068       2,132
Less reinsurance recoverable on paid
  losses.................................       (785)        (184)       (212)
                                            --------     --------    --------
Reinsurance recoverable on unpaid losses,
  at end of year.........................      3,124        3,884       1,920
                                            --------     --------    --------
Liability for losses and LAE, gross of
  reinsurance recoverable on unpaid
  losses, at end of year.................   $100,588     $ 96,525    $116,629
                                            ========     ========    ========

     During 1991 through 1994, the Company, and the workers' compensation industry in California in general, went through a dramatically changing experience in losses and LAE incurred. During 1991 and 1992, the Company experienced a substantial number of claims related to adverse economic conditions, particularly for the 1990 and 1991 accident years.

     In addition, there were "stress and strain" claims that did not involve traumatic physical loss or injury, many of which were suspected by the Company to be fraudulently submitted.

     Throughout 1994, 1995 and 1996, the Company continued to experience a favorable trend in the frequency of new claims. The positive trends and experience related to new claims since the second half of 1992 have been consistent with favorable experience of other workers' compensation insurance specialty companies in California. In addition, the level of claims closed was in excess of the level of new claims reported during 1994 and 1995. As a result, the Company's estimate of loss and LAE reserves for the 1993, 1994, 1995 and 1996 accident years is based on substantially lower loss ratios than the 1991 and prior accident years. Nevertheless, despite improved frequency and lower overall loss and LAE ratios in those years, the volatile changes in legislative, economic, managed medical care, and litigation expense factors, affecting historical paid loss and case reserve development patterns, have made it more difficult to estimate the ultimate

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS dollar cost of those reported claims. Thus, the inherent variability has increased, and recognition of adverse development of prior years' estimates has occurred.

NOTE 5 -- REINSURANCE

     Under the Company's specific excess of loss reinsurance treaty, the reinsurers assume the liability on that portion of workers' compensation claims between $350,000 and $80,000,000 per occurrence.

     The components of net premiums written are summarized as follows (amounts in thousands):

                                                 YEAR ENDED DECEMBER 31,
                                            ---------------------------------
                                               1996        1995        1994
                                            ----------    -------    --------
                                            (RESTATED)
Direct....................................   $85,796      $75,553    $101,661
Assumed...................................     2,568          375         112
Ceded.....................................    (4,479)      (3,962)     (4,789)
                                             -------      -------    --------
Net premiums written......................   $83,885      $71,966    $ 96,984
                                             -------      -------    --------

     The components of net premiums earned are summarized as follows (amounts in thousands):

                                                 YEAR ENDED DECEMBER 31,
                                            ---------------------------------
                                               1996        1995        1994
                                            ----------    -------    --------
                                            (RESTATED)
Direct....................................   $84,916      $79,920    $100,008
Assumed...................................     2,247          209         110
Ceded.....................................    (4,509)      (4,113)     (7,224)
                                             -------      -------    --------
Net premiums earned.......................   $82,654      $76,016    $ 92,894
                                             -------      -------    --------

     The components of net losses and loss adjustment expenses are summarized as follows (amounts in thousands):

                                                  YEAR ENDED DECEMBER 31,
                                               ------------------------------
                                                1996        1995       1994
                                               -------    --------    -------
Direct.......................................  $79,840    $ 54,454    $64,700
Assumed......................................    1,559         188        149
Ceded........................................   (1,509)     (3,685)    (1,061)
                                               -------    --------    -------
Net losses and loss adjustment expenses......  $79,890    $ 50,957    $63,788
                                               -------    --------    -------

     A contingent liability exists to the extent that losses recoverable under a reinsurance treaty are not paid to the Company by the reinsurer.

NOTE 6 -- LONG TERM DEBT

     The Company had $20,000,000 in principal outstanding on its August 16, 1994, issue of Series A Convertible Debentures, with detachable warrants to purchase 3,800,000 shares of the Company's common stock, of which 90% were owned by PRAC, Ltd., a Nevada limited partnership. PRAC, Ltd. is controlled by Mr. Richard Pickup, a former director. Mr. Pickup controlled approximately 26% of the outstanding shares of the Company through various investment entities, which together were the Company's largest stockholder. The remaining 10% were held by the Company's primary reinsurer.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The Debentures carried an 8% rate of interest, payable semi-annually and were due on August 16, 1999. The Debentures were convertible at the holder's option, into shares of common stock at a conversion price of $2.75 per share. The Debentures were subject to automatic conversion if, after three years from issuance, the price of the Common Stock exceeds 150% of the conversion price for a period of 20 out of 30 consecutive trading days.

     The Debenture Agreement also provided for the issuance to the Investor of detachable warrants (the "Warrants") to acquire 1,500,000 shares of the Company's common stock at an exercise of $2.50 per share (the "Series 1 Warrants"), 1,500,000 shares at an exercise price of $3.00 per share (the "Series 2 Warrants"), and 800,000 shares at an exercise price of $3.50 per share (the "Series 3 Warrants"). The Warrants expired on August 16, 1999, and the exercise price of the Warrants was subject to downward adjustment in the event of adverse development in the Company's December 31, 1993 loss and allocated adjustment expense reserves related to the 1992 and 1993 accident years, measured as of June 30, 1997. Under the terms of the Debenture Agreement, the maximum adverse development that would impact the exercise price of the Warrants is $20,000,000. In the event that the adverse development of reserves for those periods exceeds $20,000,000, the exercise price of Series 1 Warrants would be reduced to $0.01, and the exercise price of the Series 2 Warrants would be reduced to $1.39 per share.

     The Debenture Agreement includes covenants, which provide, among other things, the Company maintain at least $32,200,000 in total stockholders' equity. At December 31, 1996, the Company was not in compliance with certain of the covenants. In April 1997, the debentures were repaid and the warrants purchased in connection with the acquisition of the Company by SNTL.

     The Debentures are carried on the balance sheet net of unamortized discount of $1,059,000 at December 31, 1996. The effective average interest rate of this debt after consideration of debt issuance costs and discount was 13.3%.

     During 1996, the Company completed design and implementation of an enhancement to its electronic data processing system. That system created electronic files of claim and policyholder information, which substantially decreases the need to access paper files and allows for more efficient handling of claims and other underwriting activities. The project included an investment in electronic data processing equipment, as well as software. The investment was financed through a capital lease obligation covering a period of 36 months. The lease contains a bargain purchase option at the end of the lease term. The total cost of the equipment and software, $1,203,000, has been included in property and equipment, and the present value of the capital lease obligation has been recorded as a liability. Minimum lease payments are as follows (amounts in thousands):

                        YEAR                          AMOUNT
                        ----                          ------
1997................................................   $504
1998................................................    504
1999................................................    307

NOTE 7 -- STOCK OPTIONS

     The Company has stock option plans that provide for options to purchase Pac Rim Holding common stock at a price not less than fair values as of the date of the grant. The options under those plans are

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS exercisable over a period of up to ten years, at which time they expire. A summary of the activity in the stock option plans is as follows:

                                                            STOCK OPTIONS
                                                   --------------------------------
                                                    SHARES          PRICE RANGE
                                                   ---------        -----------
Outstanding at January 1, 1994...................  1,214,000    $1.00    -   $11.41
  Granted........................................    500,000     2.75    -     5.50
  Exercised......................................         --
  Cancelled......................................   (736,375)    2.50    -    11.41
                                                   ---------
Outstanding at December 31, 1994.................    977,625     1.00    -     8.50
  Granted........................................     65,000     2.50    -     3.19
  Exercised......................................         --
  Cancelled......................................    (85,000)    3.25    -     8.50
                                                   ---------
Outstanding at December 31, 1995.................    957,625     1.00    -     8.50
  Granted........................................         --       --            --
  Exercised......................................         --       --            --
  Cancelled......................................    (52,750)    2.50    -     8.50
                                                   ---------
Outstanding at December 31, 1996.................    904,875     1.00    -     8.50
                                                   =========

     Under the 1988 stock option plan, 510,125 shares of common stock are available for future grants of options. As of December 31, 1996, options to purchase 676,000 shares of the Company's common stock at a price range of $1.00 to $8.50 were vested and were exercisable under the Company's stock option plan. Subject to certain conditions, such as continued employment, the exercise of the options is not restricted. The options expire at various dates through 2003. The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company's net income (loss) and earnings (loss) per share would not have been materially different from that reported.

     Certain current officers and directors of the Company purchased as aggregate of 136,000 shares of common stock at a purchase price of $1.00 per share pursuant to the Pac Rim Holding 1987 Stock Purchase Plan (the "Stock Purchase Plan"). The Stock Purchase Plan was terminated in 1988. Shares purchased pursuant to the Stock Purchase Plan may be repurchased by Pac Rim Holding in the event that the purchaser's service to the Company terminates prior to specified points of time.

NOTE 8 - COMMITMENT AND CONTINGENCIES

     The Company currently leases office facilities in Woodland Hills, and Fresno, California as well as Phoenix, Arizona under noncancellable operating leases that are subject to escalation clauses. Minimum rental commitments on the operating leases are as follows (amounts in thousands):

                        YEAR                          AMOUNT
                        ----                          ------
1997................................................  2,430
1998................................................  2,381
1999................................................  2,297
2000................................................  2,269
2001................................................  2,226
All Years Thereafter................................    742

     Rent expense for 1996, 1995 and 1994, was $2,468,000, $2,461,000 and
$2,491,000, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The Company is a party to two industrywide lawsuits, involving two medical facilities. This litigation claims the insurance industry conspired to delay payments of claims. While the ultimate outcome of this litigation is uncertain, management believes that such litigation will not have a material adverse financial effect on the Company's financial position and results of operations.

     In addition, in the ordinary course of business, the Company is named as a defendant in legal proceedings relating to policies of insurance that have been issued and other incidental matters. Management does not believe that any such litigation, taken as a whole, will have a material adverse financial effect on the Company's financial position and results of operations.

NOTE 9 -- REGULATORY MATTERS

     Under regulatory restrictions the ability of Pacific Rim Assurance to pay dividends to its stockholders is limited. Generally, dividends payable during a twelve month period, without prior regulatory approval, is limited to the greater of net income for the preceding year or 10% of policyholders' surplus as of the preceding December 31. The payment of dividends without prior California Insurance Department ("DOI") approval can only be paid out of "earned surplus". Under these provisions, Pacific Rim Assurance paid $1,100,000 in dividends in 1996 to Pac Rim Holding.

     As reported to insurance regulatory authorities, statutory-basis capital and surplus of Pacific Rim Assurance at December 31, 1996 and 1995, was $27,216,000 and $46,549,000, respectively, and the net income (loss) amounted to $(13,069,000), $4,879,000, and $(2,878,000) for 1996, 1995, and 1994,
respectively. At December 31, 1996, Pacific Rim Assurance had a deficit balance of $(17,202,000) in its earned surplus account. Accordingly, Pacific Rim Assurance cannot pay dividends to its parent during 1997, without prior DOI approval.

     Subsequent to Pacific Rim Assurance filing its 1995 annual statement with regulatory authorities, the DOI issued its triennial report for the three years ended December 31, 1995. As a result of the DOI's triennial report the Company was required to reduce its statutory surplus by $27 million, leaving Pacific Rim Assurance with a statutory surplus of $19 million at December 31, 1995. Pacific Rim Assurance did not reflect or only partially reflected the DOI required adjustments in their 1996 annual statement. The following table summarizes the amounts required to be recorded and the amounts reflected in the Pacific Rim Assurance 1996 annual statement. As the table reflects, Pacific Rim Assurance's statutory surplus would have been reduced by an additional $4.626 million.

                                                                   REDUCTION IN
                                                                 SURPLUS RECORDED
                                        REDUCTION IN SURPLUS      IN THE ANNUAL            UNRECORDED
                                          PER EXAMINATION           STATEMENT         REDUCTIONS IN SURPLUS
                                        --------------------    ------------------    ---------------------
Premiums and agents' balances due in
  the course of collections...........        $ 2,918                $ 2,918                     --
Federal income tax recoverable........          1,318                  1,318                     --
Electronic data processing
  equipment...........................          1,626                     --                 $1,626
Loss and Loss Adjustment Expense......         21,500                 18,500                  3,000
                                              -------                -------                 ------
Total.................................        $27,362                $22,736                 $4,626
                                              =======                =======                 ======

     The Risk Based Capital Model (RBC) for property and casualty companies was adopted by the National Association of Insurance Commissioners in December 1993, requiring companies to calculate and report their RBC ratios annually. RBC is a company's statutory surplus adjusted through a formula for trends in premiums written and claims activities, credit risk, asset risk, and underwriting risk. The Company's total adjusted capital is compared to its authorized control level. Pacific Rim Assurance previously reported that it had met its RBC requirements for 1996.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     As a result of the adjustments discussed in Note 2 that have been recorded as part of this restatement and adjustments indicated to be recorded as a result of the DOI's triennial examination not reflected in its 1996 annual statement filed with the DOI and other regulatory bodies, the RBC level of Pacific Rim Assurance would have placed it in an action level. Depending upon the action level that Pacific Rim Assurance would be categorized as, the DOI could have required it to develop a rehabilitation plan, restrict or eliminate its ability to write additional premiums, require additional surplus to be raised or take other actions considered necessary. As a result of SNTL's acquisition of Pacific Rim Assurance with the DOI's approval and SNTL's contribution of $10 million to its surplus, Pacific Rim Assurance's adjusted statutory capital exceeds the minimal RBC level.

NOTE 10 -- INCOME TAXES

     The components of the provision for total income tax expense are summarized as follows (amount in thousands):

                                                  YEAR ENDED DECEMBER 31,
                                              -------------------------------
                                                 1996        1995       1994
                                              ----------    -------    ------
                                              (RESTATED)
Current.....................................     $  0       $(1,061)   $ (376)
Deferred....................................      606         1,340     1,188
                                                 ----       -------    ------
          Total.............................     $606       $   279    $  812
                                                 ----       -------    ------

     A reconciliation of income tax computed at the U.S. federal statutory tax rates to total income tax expense is as follows (amounts in thousands):

                                                     YEAR ENDED DECEMBER 31,
                                                     -----------------------
                                                      1996      1995    1994
                                                      ----      ----    ----
                                                     (RESTATED)
Federal statutory rate.............................  $(7,592)   $290    $670
Increase (decrease) in taxes resulting from:
  Valuation allowance..............................    8,129      --      --
  Tax-exempt interest..............................       --      (1)    (30)
  Other............................................       69     (10)    172
                                                     -------    ----    ----
          Total tax expense........................  $   606    $279    $812
                                                     =======    ====    ====

     At December 31, 1996, the Company has an alternative minimum tax credit of $334,000 for tax purposes. Alternative minimum tax credits may be carried forward indefinitely to offset future regular tax liabilities. At December 31, 1996, the Company has a tax net operating loss of $23,403,000 (restated) which can be used to offset taxable income in future years, of which $2,676,000 expires in 2010 and $20,727,000 (restated) expires in 2011.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are summarized as follows (amounts in thousands):

                                                              DECEMBER 31,
                                                            -----------------
                                                             1996       1995
                                                            -------    ------
                                                            (RESTATED)
Deferred tax assets
  Discounting of loss reserves..........................    $ 7,273    $7,189
  Unearned premiums.....................................        470       373
  Allowance for doubtful accounts.......................        855       415
  Rental expense........................................        512       518
  Unrealized loss of securities.........................        167        --
  Net operating loss carry forward......................      7,957       910
  Alternative minimum tax credit carry forward..........        334       334
  Policyholder dividends................................        121        --
  Other -- net..........................................         21        93
                                                            -------    ------
Total deferred tax assets...............................     17,710     9,832
Less: Valuation allowance...............................      8,129        --
Deferred tax liabilities:
  Deferred policy acquisition...........................        362       331
  Earned but unbilled premiums..........................        282       165
  Prepaid insurance.....................................         56        86
  Unrealized gain on securities.........................         --       835
  Other -- net..........................................        136        67
                                                            -------    ------
Total deferred tax liabilities..........................    $   836    $1,484
                                                            -------    ------
Net deferred tax assets.................................    $ 8,745    $8,348
                                                            =======    ======

     There were no taxes paid in 1995 and 1996.

     Because of the significant operating loss during 1996, management believed that it was prudent to record a valuation allowance of $8.1 million. Management believes that it is more likely than not the net deductible temporary differences not supported by the valuation allowance will reverse during periods in which the Company generates net taxable income. However, there can be no assurance the Company will generate any earnings or any specific level of continuing earnings in future years. Certain tax planning strategies could be implemented to supplement income from operations to fully realize recorded benefits.

NOTE 11 -- DISCLOSURE OF CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES

  Nature of Operations

     During the year ended December 31, 1996, the Company wrote 88% of its business in the state of California. The workers' compensation industry in the state of California has seen many changes to regulations in the past few years including the adoption of open rating. The Company cannot predict what regulatory changes will be made in the future; therefore, the Company cannot with certainty predict what material effects any potential changes will have on the Company.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     At December 31, 1996, 35% of the Company's premiums in force had been generated by its five highest producing agencies and brokerage firms, two of which accounted for 17% of total premiums in force at that date.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Loss and Loss Adjustment Expenses

     Loss and loss adjustment expenses are based on case-basis estimates of reported claims and on estimates, based on experience and industry data, for unreported loss and loss adjustment expenses. The provision for unpaid loss and loss adjustment expenses, net of estimated salvage and subrogation, has been established to cover the estimated net cost of incurred claims. The amounts are necessarily based on estimates, and accordingly, there can be no assurance the ultimate liability will not differ from such estimates.

     There is a high level of uncertainty inherent in the evaluation of the required loss and loss adjustment expense reserves. Management has selected ultimate loss and loss adjustment expense that it believes will reasonably reflect anticipated ultimate experience. The ultimate costs of such claims are dependent upon future events, the outcomes of which are affected by many factors. Claims reserving procedures and settlement philosophy, current and perceived social and economic factors, inflation, current and future court rulings and jury attitudes, and many other economic, scientific, legal, political, and social factors all can have significant effects on the ultimate costs of claims. Changes in Company operations and management philosophy also may cause actual developments to vary from the past.

NOTE 12 -- RELATED PARTY TRANSACTIONS

     The Company had a five-year employment contract with its former president that expired on August 16, 1997. Under the provisions of the contract, the President received annual compensation of $400,000 and a possible bonus, based on achievement by the Company of various earnings-based performance criteria. The agreement also provided for the payment of certain other fringe benefits.

     The Company loaned to the former President $150,000 annually in 1991, 1992, 1993. As of December 31, 1996 and 1995, the loan balance was $450,000. The loan bore interest at 6.3% on the principal amount, which was secured by the President's pledge of shares of the Company's common stock, and payable in full by February 16, 1998. As of December 31, 1996, the loan was secured by shares of the Company's common stock with a market value equal to 100% of the principal balance. The loan was eliminated on April 11, 1997, in conjunction with the purchase of Pac Rim Holding.

     The Company granted the former President options to purchase 250,000 shares of the Company's common stock at an exercise price of $2.75 per share and 250,000 shares at $5.50 per share.

     The Company used the law firm of Barger & Wolen for legal services. Dennis
W. Harwood was a member of the Company's Board of Directors, and Richard D. Barger was a member of Pacific Rim Assurance's Board of Directors, as well as being a partner with Barger & Wolen. During 1996, the Company paid Barger & Wolen $711,000 for legal services. The fees paid for these services were charged to the Company at the normal rates charged to the firm's other clients.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The Company also used the legal services of The Busch Firm. Timothy R. Busch, former Chairman of the Company's Board of Directors, is a partner in The Busch Firm. During 1996, the Company paid the Busch Firm $20,000 for legal services. The fees paid for these services are charged to the Company at the normal rates charged to the firm's other clients.

NOTE 13 -- 401(K) PLAN

     The Pacific Rim Assurance Company 401(K) Plan (the "Plan") permits employees of the Company who attain the age of 21 and complete 30 days of employment to elect to make tax-deferred contributions of a specified percentage of their compensations during each year through payroll deductions. Under the Plan, the Company has discretion to make additional contributions. The Company has not yet made any discretionary employer contributions to the plan.

                   PAC RIM HOLDING CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                     ASSETS

                                                               MARCH 31,     DECEMBER 31,
                                                                 1997            1996
                                                              (UNAUDITED)     (RESTATED)
                                                              -----------    ------------
Investments:
  Bonds, available-for-sale, at fair value..................   $ 54,358        $ 54,759
  Cash and Short-term investments (at cost, which
     approximates
     fair value)............................................     54,182          58,525
                                                               --------        --------
          Total Investments.................................    108,540         113,284
Reinsurance recoverable on outstanding losses...............      3,486           3,124
Reinsurance receivable on paid losses.......................        534             785
Premiums receivable, less allowance for doubtful accounts...     13,126          14,278
Earned but unbilled premiums................................      4,142           4,142
Investment income receivable................................        661             609
Deferred policy acquisition costs...........................         --           1,065
Property and equipment less accumulated depreciation and
  amortization..............................................      3,907           4,411
Unamortized debenture issuance costs........................         --           1,063
Deferred income taxes.......................................      8,860           8,745
Prepaid reinsurance premiums................................       (292)            198
Other assets................................................      5,116           3,731
                                                               --------        --------
          Total Assets......................................   $148,080        $155,435
                                                               ========        ========

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Reserve for losses and loss adjustment expenses...........   $107,743        $100,588
  Debentures payable, less unamortized discount.............     19,030          18,941
  Unearned premiums.........................................      6,859           6,917
  Reserve for policyholder dividends........................      1,370             364
  Obligation under capital lease............................         --           1,203
  Accrued expenses and accounts payable.....................     11,889           8,148
                                                               --------        --------
          Total Liabilities.................................    146,891         136,161
Commitments and contingencies
Stockholders' Equity
  Preferred Stock:
     $.01 par value -- shares authorized 500,000; none
      issued
       and outstanding......................................         --              --
  Common Stock
     $.01 par value -- shares authorized 35,000,000; issued
      and
       outstanding 9,528,200................................         95              95
Additional paid-in capital..................................     29,624          29,624
Warrants....................................................      1,800           1,800
Unrealized gain on available-for-sale securities, net.......       (548)           (324)
Retained earnings...........................................    (29,782)        (11,921)
                                                               --------        --------
          Total Stockholders' Equity........................      1,189          19,274
                                                               --------        --------
          Total Liabilities and Stockholders' Equity........   $148,080        $155,435
                                                               ========        ========

                   PAC RIM HOLDING CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                1997       1996
                                                              --------    -------
REVENUES:
  Net premiums earned.......................................  $ 19,507    $18,885
  Net investment income.....................................     1,449      1,901
                                                              --------    -------
          Total revenue.....................................    20,956     20,786
COSTS AND EXPENSES:
  Losses and allocated loss adjustment expenses.............    25,841     14,675
  Administrative, general, and other........................    10,769      6,288
  Policyholder dividends....................................     1,006         40
  Interest expense..........................................       589        581
                                                              --------    -------
          Total costs and expenses..........................    38,205     21,584
Income (loss) before income taxes...........................   (17,249)      (798)
Income tax expense (benefit)................................       612       (257)
                                                              --------    -------
Net (loss)..................................................   (17,861)      (541)
                                                              ========    =======
Per common share:
Income (loss)...............................................  $  (1.87)   $ (0.06)
                                                              ========    =======

                   PAC RIM HOLDING CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
OPERATING ACTIVITIES
  Net Income................................................  $(17,861)   $   (541)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and amortization..........................       488         421
     Provision for losses on accounts receivable............      (921)       (139)
     Provision (benefit) for deferred income taxes..........      (115)       (252)
     Realized capital gains.................................        --         (88)
     Changes in:
       Reserve for losses and loss adjustment expenses......     7,155      (3,497)
       Unearned premiums....................................       (58)        354
       Reserve for policyholders' dividends.................     1,006          40
       Premiums receivable..................................     1,152      (1,481)
       Reinsurance receivable...............................      (111)       (296)
       Prepaid reinsurance premiums.........................       490          13
       Deferred policy acquisition costs....................     1,065        (320)
       Income taxes recoverable.............................        --         476
       Accrued expenses and accounts payable................     3,741         814
       Investment income receivable.........................       (52)        274
       Other assets.........................................      (322)        (54)
                                                              --------    --------
          NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES..    (4,343)     (4,276)
INVESTING ACTIVITIES
  Purchase of Investments -- bonds..........................        --     (23,943)
  Sales of investments -- bonds.............................        --      24,400
  Net additions to property and equipment...................        --        (912)
                                                              --------    --------
          NET CASH PROVIDED (USED) IN INVESTMENT
            ACTIVITIES......................................        --        (455)
Increase (decrease) in cash and cash equivalents............    (4,343)     (4,731)
Cash and cash equivalents at beginning of period............    58,525       8,033
                                                              --------    --------
Cash and cash equivalents at end of period..................  $ 54,182    $  3,302
                                                              ========    ========
Supplemental Disclosure:
  Interest paid.............................................        --    $    800

                   PAC RIM HOLDING CORPORATION AND SUBSIDIARY



              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS



                                 March 31, 1997



NOTE 1 -- BASIS OF PRESENTATION



     The accompanying unaudited consolidated financial statements of Pac Rim Holding Corporation ("Pac Rim Holding") and its subsidiary, The Pacific Rim Assurance Company ("Pacific Rim Assurance"), and its subsidiary, Regional Benefits Insurance Services, Inc., (collectively referred to herein as "the Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the Instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. For further information, refer to the consolidated financial statements for the year ended December 31, 1996, and notes thereto, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.



     Certain amounts in the accompanying financial statements have been reclassified to conform with current period presentation.



NOTE 2 -- EARNINGS PER SHARE



     Earnings per common and common equivalent shares are based on the weighted average number of common shares outstanding during each period, plus common stock equivalent shares arising from the effects of stock options, warrants, and convertible debentures. (See Note 4.)



     The number of shares used in the three months ended March 31, 1997 and 1996 in the computation of primary earnings per share was 9,528,000. The number of shares used in the three months ended March 31, 1997 and 1996 in the computation of fully diluted earnings per share was 9,528,000.



NOTE 3 -- REINSURANCE



     Under the Company's specific excess of loss reinsurance treaties, the reinsurers assume the liability on that portion of workers' compensation claims between $350,000 and $80,000,000 per occurrence.



     The Company accounts for reinsurance transactions in accordance with the Financial Accounting Standards Board ("FASB") Statement 113, "Accounting and Reporting for Reinsurance Short-Duration and Long-Duration Contracts", which established the conditions required for a contract with a reinsurer to be accounted for as reinsurance and prescribes accounting and reporting standards for those contracts.



     The components of net premiums written are summarized as follows (amounts in thousands):



                                                           THREE MONTHS ENDED
                                                               MARCH 31,
                                                           ------------------
                                                            1997       1996
                                                           -------    -------
Direct...................................................  $19,045    $19,918
Assumed..................................................    1,315        294
Ceded....................................................     (929)      (961)
                                                           -------    -------
Net premiums written.....................................  $19,431    $19,251
                                                           =======    =======

                   PAC RIM HOLDING CORPORATION AND SUBSIDIARY

NOTE 3 -- REINSURANCE (CONTINUED)


     The components of net premiums earned are summarized as follows (amounts in thousands):



                                                           THREE MONTHS ENDED
                                                               MARCH 31,
                                                           ------------------
                                                            1997       1996
                                                           -------    -------
Direct...................................................  $19,583    $19,596
Assumed..................................................      835        264
Ceded....................................................     (911)      (975)
                                                           -------    -------
Net premiums earned......................................  $19,507    $18,885
                                                           =======    =======



     The components of net losses and loss adjustment expenses are summarized as follows (amounts in thousands):



                                                           THREE MONTHS ENDED
                                                               MARCH 31,
                                                           ------------------
                                                            1997       1996
                                                           -------    -------
Direct...................................................  $26,103    $14,899
Assumed..................................................      343        160
Ceded....................................................     (605)      (384)
                                                           -------    -------
Net losses and loss adjustment expenses..................  $25,841    $14,675
                                                           =======    =======



NOTE 4 -- LONG TERM DEBT



     The Company has $20,000,000 in outstanding principal on its August 16, 1994 issue of Series A Convertible Debentures, with detachable warrants to purchase 3,800,000 shares of the Company's common stock, which are primarily owned by PRAC, Ltd., a Nevada limited partnership (which is controlled by Mr. Richard Pickup), and other individuals and entities. Mr. Pickup presently controls approximately 26% of the outstanding shares of the Company through various investment entities, which together are the Company's largest stockholder.



     The Debentures carry an 8% annual rate of interest, payable semiannually, and are due on August 16, 1999. The Debentures are convertible at the holder's option, into shares of common stock at a conversion price of $2.75 per share. The Debentures are subject to automatic conversion if, after three years from issuance, the price of the Common Stock exceeds 150% of the conversion price for a period of 20 out of 30 consecutive trading days.



     The Debenture Agreement also provided for the issuance to the Investor of detachable warrants (the "Warrants") to acquire 1,500,000 shares of the Company's Common Stock at an exercise price of $2.50 per share (the "Series 1 Warrants"), 1,500,000 shares at an exercise price of $3.00 per share (the "Series 2 Warrants"), and 800,000 shares at an exercise price of $3.50 per share (the "Series 3 Warrants"). The Warrants expire on August 16, 1999, and the exercise price of the Warrants is subject to downward adjustment in the event of adverse development in the Company's December 31, 1993 loss and allocated loss adjustment expense reserves related to the 1992 and 1993 accident years, measured as of June 30, 1996, which date has been extended to the earlier of June 30, 1997 or the date of a change in control of the Company, by agreement of the parties. Under the terms of the Debenture Agreement, the maximum adverse development that would impact the exercise price of the Warrants is $20,000,000. In the event that the adverse development of reserves for those periods exceeds $20,000,000, the exercise price of the Series 1 Warrants would be reduced to $0.01, and the exercise price of the Series 2 Warrants would be reduced to $1.39 per share.

                   PAC RIM HOLDING CORPORATION AND SUBSIDIARY

NOTE 4 -- LONG TERM DEBT (CONTINUED)


     The Debentures are carried on the balance sheet net of the unamortized discount of $970,000 at March 31, 1997. The effective average interest rate of this debt after consideration of debt issuance costs and discount was 13.3%.



     Pacific Rim Assurance has an unsecured line of credit for $2,000,000 at Imperial Bank of California. Borrowing under the line of credit bears interest at a rate of 1% in excess of prime rate. No borrowing has occurred under the line of credit.



NOTE 5 -- NEW ACCOUNTING STANDARDS



     In October 1995, FASB issued Statement 123, "Accounting For Stock-Based Compensation" which established a fair value based method of accounting for stock-based compensation plans. This statement is effective for financial statements with fiscal years beginning after December 15, 1995. The Company elected to continue accounting for stock-based compensation based on Accounting Principles Board Opinion 25; and thus, the Company adopts only the disclosure provision of FASB Statement 123. The Company does not expect the implementation of this pronouncement to have a material effect on the Company's financial position or results of operations, as the Company does not anticipate having any stock based compensation.



     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard presentation No. 128, and "Earnings per Share" ("SFAS 128"), which establishes the computation, presentation, and disclosure requirements for earnings per share. SFAS 128 is effective for fiscal periods ending after December 15, 1997. The effects of SFAS 128 on the Company's earnings per share calculation is not expected to be materially different than that historically presented.



NOTE 6 -- DEFINITIVE AGREEMENT AND PLAN OF MERGER



     On September 17, 1996, the Company executed a Definitive Agreement and Plan of Merger with Superior National Insurance Group, Inc., a California corporation, and SNTL Acquisition Corp., a Delaware corporation ("Superior"), regarding an acquisition of the Company by Superior for total consideration of approximately $42,000,000 in cash upon closing of the transaction.

                                                                         ANNEX A

                               PURCHASE AGREEMENT

                                 BY AND BETWEEN

                         FOUNDATION HEALTH CORPORATION

                                      AND

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.

                                  MAY 5, 1998

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I
PURCHASE AND SALE

SECTION 1.1   Purchase and Sale...........................................   A-2
SECTION 1.2   Purchase Price..............................................   A-2
SECTION 1.3   Closing.....................................................   A-2

ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

SECTION 2.1   Organization................................................   A-2
SECTION 2.2   Capitalization..............................................   A-3
SECTION 2.3   Ownership of Stock..........................................   A-3
SECTION 2.4   Authorization; Validity of Agreement........................   A-3
SECTION 2.5   Consents and Approvals; No Violations.......................   A-3
SECTION 2.6   Financial Statements........................................   A-4
SECTION 2.7   No Undisclosed Liabilities..................................   A-5
SECTION 2.8   Absence of Certain Changes..................................   A-5
SECTION 2.9   Employee Benefit Plans; ERISA...............................   A-5
SECTION 2.10  Litigation..................................................   A-6
SECTION 2.11  No Default; Compliance with Applicable Laws.................   A-6
SECTION 2.12  Taxes.......................................................   A-7
SECTION 2.13  Property....................................................   A-8
SECTION 2.14  Intellectual Property.......................................   A-8
SECTION 2.15  Contracts...................................................   A-8
SECTION 2.16  Labor Matters...............................................   A-9
SECTION 2.17  Brokers or Finders..........................................   A-9
SECTION 2.18  Transactions with Related Parties...........................   A-9
SECTION 2.19  Environmental Matters.......................................   A-9
SECTION 2.20  Year 2000 Compliance........................................  A-10
SECTION 2.21  Insurance...................................................  A-10
SECTION 2.22  Bank Accounts...............................................  A-10

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER
SECTION 3.1   Organization................................................  A-11
SECTION 3.2   Authorization; Validity of Agreement; Necessary Action......  A-11
SECTION 3.3   Consents and Approvals; No Violations.......................  A-11
SECTION 3.4   Acquisition for Investment..................................  A-12
SECTION 3.5   Financing...................................................  A-12
SECTION 3.6   Investigation by Purchaser..................................  A-12
SECTION 3.7   Capital Adequacy; Solvency..................................  A-12

ARTICLE IV

COVENANTS
SECTION 4.1   Interim Operations of Seller................................  A-13
SECTION 4.2   Access to Information.......................................  A-14

                                                                            PAGE
                                                                            ----
SECTION 4.3   Tax Matters.................................................  A-15
SECTION 4.4   Employee Matters............................................  A-18
SECTION 4.5   Publicity...................................................  A-19
SECTION 4.6   Approvals and Consents; Cooperation; Notification...........  A-19
SECTION 4.7   No Solicitation.............................................  A-20
SECTION 4.8   Excluded Assets, Real Property..............................  A-20
SECTION 4.9   Intercompany Accounts.......................................  A-20
SECTION 4.10  Reserve Cover...............................................  A-21
SECTION 4.11  Audited Financial Statements; Quarterly Statements..........  A-21
SECTION 4.12  Related Party Service Agreements............................  A-21
SECTION 4.13  Lease Renewals..............................................  A-22
SECTION 4.14  Further Assurances..........................................  A-22
SECTION 4.15  State Insurance Regulatory Approval for CCIC................  A-22
SECTION 4.16  Stockholder Approval and Financing..........................  A-22

ARTICLE V

INDEMNIFICATION
SECTION 5.1   Indemnification by Seller...................................  A-23
SECTION 5.2   Indemnification by Purchaser................................  A-23
SECTION 5.3   Survival of Representations and Warranties..................  A-23
SECTION 5.4   Notice and Opportunity to Defend............................  A-24
SECTION 5.5   Adjustment for Insurance and Taxes..........................  A-24
SECTION 5.6   Mitigation of Loss..........................................  A-25
SECTION 5.7   Subrogation.................................................  A-25
SECTION 5.8   Tax Indemnification.........................................  A-25
SECTION 5.9   Set-Off.....................................................  A-25
SECTION 5.10  Exclusive Remedy............................................  A-25

ARTICLE VI

CONDITIONS
SECTION 6.1   Conditions to Each Party's Obligation to Effect the
              Closing.....................................................  A-25
SECTION 6.2   Conditions to the Obligations of Purchaser..................  A-26
SECTION 6.3   Conditions to the Obligations of Seller.....................  A-26

ARTICLE VII

TERMINATION
SECTION 7.1   Termination.................................................  A-27
SECTION 7.2   Procedure and Effect of Termination.........................  A-28
SECTION 7.3   Breakup Fee.................................................  A-28

ARTICLE VIII

MISCELLANEOUS
SECTION 8.1   Governing Laws and Consent to Jurisdiction..................  A-28
SECTION 8.2   Amendment and Modification..................................  A-29
SECTION 8.3   Notices.....................................................  A-29
SECTION 8.4   Interpretation..............................................  A-29
SECTION 8.5   Counterparts................................................  A-30
SECTION 8.6   Entire Agreement; Third Party Beneficiaries.................  A-30

                                                                            PAGE
                                                                            ----
SECTION 8.7   Severability................................................  A-30
SECTION 8.8   Service of Process..........................................  A-30
SECTION 8.9   Specific Performance........................................  A-31
SECTION 8.10  Assignment..................................................  A-31
SECTION 8.11  Expenses....................................................  A-31
SECTION 8.12  Waivers.....................................................  A-31

                                   ANNEXES
Index to Defined Terms......................................  Annex A

                                   EXHIBITS
Description of Reinsurance Agreement........................  Exhibit A
Service Agreements..........................................  Exhibits B-1-B-4
Form of Voting Agreement....................................  Exhibit C-1-C-2

[Exhibits have been intentionally omitted for purposes of this Proxy Statement]

                          INDEX TO DISCLOSURE SCHEDULE

                           TITLE                              SECTION
                           -----                              -------
Capitalization..............................................  2.2
Consents and Approvals; No Violations.......................  2.5
Financial Statements........................................  2.6
No Undisclosed Liabilities..................................  2.7
Absence of Certain Changes..................................  2.8
Employee Benefit Plans; ERISA...............................  2.9(a)
Employee Benefit Plans; ERISA...............................  2.9(d)
Employee Benefit Plans; ERISA...............................  2.9(e)
Employee Benefit Plans; ERISA...............................  2.9(h)
Employee Benefit Plans; ERISA...............................  2.9(k)
Litigation..................................................  2.10
No Default; Compliance With Applicable Laws.................  2.11(a)
No Default; Compliance With Applicable Laws.................  2.11(b)
Taxes.......................................................  2.12
Property....................................................  2.13
Intellectual Property.......................................  2.14
Contracts...................................................  2.15
Labor Matters...............................................  2.16
Transactions with Related Parties...........................  2.18
Environmental Matters.......................................  2.19(b)
Year 2000 Matters...........................................  2.20
Insurance...................................................  2.21
Bank Accounts...............................................  2.22
Interim Operations of Seller................................  4.1
Employee Benefits...........................................  4.4(b)
Intercompany Accounts.......................................  4.9

                     INDEX TO PURCHASER DISCLOSURE SCHEDULE

                           TITLE                              SECTION
                           -----                              -------
Consent and Approvals; No Violations........................  3.3

                               PURCHASE AGREEMENT

     PURCHASE AGREEMENT, dated as of May 5, 1998 (this "Agreement"), by and between Foundation Health Corporation, a Delaware corporation ("Seller"), and Superior National Insurance Group, Inc., a Delaware corporation ("Purchaser").

     WHEREAS, Seller is the owner of all of the outstanding shares (the "Shares") of capital stock of Business Insurance Group, Inc., a Delaware insurance holding company (the "Company"), whose principal assets are all of the capital stock of each of California Compensation Insurance Company, a California stock insurance company ("CalComp"), Business Insurance Company, a Delaware stock insurance company ("BIC"), Combined Benefits Insurance Company, a California stock insurance company ("CBIC") and Commercial Compensation Insurance Company, a New York stock insurance company ("CCIC", and together with CalComp, BIC and CBIC, taken as a whole, the "Insurance Subsidiaries", and together with the Company, the "Seller Subsidiaries");

     WHEREAS, the Seller Subsidiaries have the right to acquire the reinsurance policy described on Exhibit A (the "Reinsurance Agreement") and a condition to the obligations of the Purchaser to consummate the transactions contemplated hereby is that the Seller Subsidiaries shall have entered into the Reinsurance Agreement;

     WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of the Shares of the Company, and by that means, the ownership of the Seller Subsidiaries, subject to the terms and conditions of this Agreement;

     WHEREAS, Seller intends, prior to the Closing (as hereinafter defined), to cause the Company to dividend or otherwise distribute all of the capital stock of each of Foundation Health Medical Resource Management, d/b/a Reviewco ("Reviewco"), Foundation Integrated Risk Management Solutions, Incorporated, d/b/a FIRM Solutions ("FIRMS") and Axis Integrated Resources, Inc. ("Axis"), each a wholly owned subsidiary of the Company (collectively, the "Excluded Assets") to one or more other Affiliates of Seller;

     WHEREAS, contemporaneous with the Closing (i) Purchaser, the Company and Reviewco will enter into a long-term service agreement consistent with the terms of Exhibit B-1 (e.g., medical bill review, PPO utilization and certain managed care services), (ii) Purchaser, the Company and FIRMS will enter into a long-term service agreement consistent with the terms of Exhibit B-2 (e.g., claim negotiation and review services), (iii) Purchaser, the Company and Axis will enter into a long-term service agreement consistent with the terms of Exhibit B-3 (e.g., recruitment of employees and placement of temporary workers services) and (iv) Purchaser, the Company and Foundation Health Systems, Inc. ("FHS"), will enter into a term sheet setting forth the terms of a transitional service agreement in the form of Exhibit B-4 (e.g., transitional corporate administrative services) (collectively, the "Service Agreements");

     WHEREAS, Seller holds certain promissory notes, dated May 30, 1996 and August 9, 1996 issued by the Company in the current combined principal amount of $121,250,000 plus all accrued and unpaid interest thereon (the "Intercompany Note"), which will be satisfied in connection with the sale of the Shares;

     WHEREAS, certain stockholders of Purchaser, including certain of the executive officers and directors of the Purchaser and Insurance Partners, L.P., Insurance Partners Offshore (Bermuda), L.P. and certain of their affiliates have entered into Voting Agreements, dated the date hereof in the forms of Exhibit C-1-C-2 (the "Voting Agreements"), whereby such stockholders have agreed under the terms thereof to vote all of their shares of common stock of Purchaser in favor of all matters that require stockholder approval in order to consummate the transactions contemplated hereby; and

     WHEREAS, Purchaser and Seller desire to treat the sale of the Shares as a sale of the Seller Subsidiaries' assets for purposes of Federal income taxation and to make an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code") with respect to the Company and each of the Insurance Subsidiaries.

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

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                               PURCHASE AND SALE

     SECTION 1.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase from Seller, the Shares, free and clear of all options, pledges, security interests, liens or other encumbrances or restrictions on voting or transfer ("Encumbrances"), other than restrictions imposed by Federal or state securities laws.

     SECTION 1.2 Purchase Price. On the Closing Date (as hereinafter defined) and subject to the terms and conditions set forth in this Agreement, Seller shall deliver a certificate or certificates representing the Shares duly endorsed in blank or accompanied by stock powers duly executed in blank and, in consideration of the sale, assignment, transfer and delivery of the Shares, Purchaser shall pay to Seller an amount equal to $280,000,000 less the cost of the Reinsurance Agreement (the "Purchase Price") by wire transfer of immediately available funds to an account or accounts designated by Seller. The Intercompany Note will be settled prior to Closing. Interest accrued prior to Closing on the Intercompany Note may continue to be paid to Seller consistent with past practices. All accrued but unpaid interest on the Intercompany Note as of the Closing Date will be settled pursuant to Section 4.9.

     SECTION 1.3  Closing.

     (a) The sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Riordan & McKinzie in Los Angeles at 8:00 a.m. local time on a date as soon as practical following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article VI, but in no event later than September 15, 1998 (or October 15, 1998, in the event Purchaser has commenced its common stock rights offering contemplated by the Financing Agreements), or at such other place or at such other time or on such other date as Seller and Purchaser mutually agree on in writing (the day on which the Closing takes place being the "Closing Date").

     (b) At the Closing, Seller shall deliver or cause to be delivered to Purchaser (i) stock certificates evidencing the Shares duly endorsed in blank or accompanied by stock powers duly executed in blank, (ii) duly executed Service Agreements, (iii) a duly executed Reinsurance Agreement and (iv) all other previously undelivered certificates and other documents required to be delivered by Seller to Purchaser at or prior to the Closing Date in connection with the transactions contemplated hereby.

     (c) At the Closing, Purchaser shall deliver to Seller (i) the Purchase Price by wire transfer in immediately available funds to an account or accounts designated by Seller, (ii) duly executed Service Agreements and (iii) all other previously undelivered certificates and other documents required to be delivered by Purchaser to Seller at or prior to the Closing Date in connection with the transactions contemplated hereby.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Purchaser as follows:

     SECTION 2.1 Organization. Seller and each Seller Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Seller and each Seller Subsidiary is duly qualified or licensed to do business as a foreign corporation or other entity and is in good standing in each jurisdiction in which the nature of the business

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

conducted by it makes such qualification or licensing necessary. Seller has made available to Purchaser a complete and correct copy of each of the articles or certificate of incorporation, bylaws, certificate of formation, operating agreement or similar organizational documents of Seller and each Seller Subsidiary, as currently in effect. As used in this Agreement, "Seller Material Adverse Effect" means any material adverse change in, or material adverse effect on, the business, financial condition or operations of the Seller Subsidiaries, taken as a whole; provided, however, that, the effects of changes that are generally applicable to (i) changes resulting from market fluctuations in the value of the Seller Subsidiaries' investment portfolio and (ii) the commutation of the Agreement of Reinsurance No. 8382 and the Agreement of Reinsurance No. 8429, each between the Seller Subsidiaries and General Reinsurance Corporation, if completed prior to Closing, shall be excluded from the determination of Seller Material Adverse Effect; and provided, further, that any adverse effect on the Seller Subsidiaries resulting from the execution of this Agreement and the announcement of this Agreement and the transactions contemplated hereby shall also be excluded from the determination of Seller Material Adverse Effect.

     SECTION 2.2 Capitalization. Section 2.2 of the written statement delivered by Seller to Purchaser at or prior to the execution of this Agreement (the "Disclosure Schedule") sets forth the authorized, issued and outstanding capital stock of each Seller Subsidiary. All the outstanding shares of capital stock of the Seller Subsidiaries are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating Seller or any Seller Subsidiary to issue, transfer or sell any shares of capital stock or other equity interest in any Seller Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual or other obligations of any Seller Subsidiary to repurchase, redeem or otherwise acquire any capital stock of Seller or any Seller Subsidiary or (iii) voting trusts or similar agreements or understandings to which Seller or any Seller Subsidiary is a party with respect to the voting of the capital stock of any Seller Subsidiary.

     SECTION 2.3 Ownership of Stock. The Shares are owned by Seller free and clear of all Encumbrances, other than restrictions imposed by Federal and state securities laws. All of the issued and outstanding shares of the stock of each of the Insurance Subsidiaries is owned by the Company free and clear of all Encumbrances other than restrictions imposed by Federal and state securities laws. Upon the consummation of the transactions contemplated hereby, Purchaser will acquire title to the Shares, free and clear of all Encumbrances, other than restrictions imposed by Federal and state securities laws.

     SECTION 2.4 Authorization; Validity of Agreement. Seller and each Seller Subsidiary, as appropriate, has the power and authority to execute and deliver this Agreement and all the agreements and documents contemplated hereby, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller and each Seller Subsidiary, as appropriate, of this Agreement, and all the agreements and documents contemplated hereby and thereby, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action, and no other corporate action on the part of Seller or such Seller Subsidiary is necessary to authorize the execution and delivery by Seller and such Seller Subsidiary as, appropriate, of this Agreement and all the agreements and documents contemplated hereby and thereby and the consummation by it of the transactions contemplated hereby and thereby. This Agreement and each of the agreements and documents contemplated hereby has been duly executed and delivered by Seller and the Seller Subsidiaries, as appropriate, and (assuming due and valid authorization, execution and delivery hereof by Purchaser) is a valid and binding obligation of Seller and the Seller Subsidiaries, as appropriate, enforceable against Seller and the Seller Subsidiaries, as appropriate, in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     SECTION 2.5  Consents and Approvals; No Violations. Except as disclosed in
Section 2.5 of the Disclosure Schedule and except for (a) filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (b) approvals or consents of any court, legislative, executive or

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

regulatory authority or agency (a "Governmental Entity") under insurance holding company laws of the states in which the Seller Subsidiaries are domiciled or as may be otherwise required by law, (c) applicable requirements under corporation or "blue sky" laws of various states and (d) matters specifically described in this Agreement, neither the execution, delivery or performance of this Agreement or any agreement or document contemplated hereby by Seller or any Seller Subsidiary, as the case may be, nor the consummation by Seller or any Seller Subsidiary, as the case may be, of the transactions contemplated hereby or thereby will (i) violate any provision of the articles or certificate of incorporation, bylaws or other organizational documents of Seller or any Seller Subsidiary, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrances upon any of the properties or assets of Seller or any Seller Subsidiary under (or result in being declared void, voidable or without further binding effect) any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument, commitment or obligation to which Seller or any Seller Subsidiary is a party or by which any of them or any of their properties or assets may be bound, (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to Seller, any Seller Subsidiary or any of their properties or assets, (iv) require on the part of Seller or any Seller Subsidiary any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity or (v) result in a termination, loss or adverse modification of any license, permit, certificate or franchise granted to, or otherwise held by, Seller or any Seller Subsidiary; except in the case of clauses (ii) through (v) for such violations, breaches, defaults or other events specified therein, which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain, would (A) not have a Seller Material Adverse Effect and would not materially adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or (B) become applicable as a result of the business or activities in which Purchaser is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Purchaser.

     SECTION 2.6  Financial Statements.

     (a) Seller has delivered to Purchaser the unaudited consolidated balance sheets of the Seller Subsidiaries as of December 31, 1997, and the related unaudited consolidated statements of income for each of the two years in the period ended December 31, 1997 (collectively, the "Financial Statements"). Except as set forth in Section 2.6 of the Disclosure Schedule, (i) the Financial Statements have been derived from the books and records of the Seller Subsidiaries and (ii) (A) the unaudited consolidated balance sheets included in the Financial Statements present fairly in all material respects, the financial position of the Seller Subsidiaries as of the respective dates thereof, and (B) the other related unaudited statements of income present fairly, in all material respects, the results of their operations for the periods therein specified, in each case prepared in accordance with United States Generally Accepted Accounting Principles ("GAAP"), except for the absence of footnote disclosures, Statements of Cash Flows and Statements of Changes in Stockholders' Equity, all of which are required under GAAP.

     (b) Seller has delivered to Purchaser copies of audited statutory financial statements for each Insurance Subsidiary as of the year ended December 31, 1997, prepared in conformity with accounting practices prescribed or permitted by the respective state of domicile for each Insurance Subsidiary (collectively, the "STAT Financial Statements"). Each of the balance sheets included in the STAT Financial Statements fairly presents in all material respects the financial position of the applicable Seller Subsidiary as of December 31, 1997 and each statement of operations included in the STAT Financial Statements fairly presents in all material respects the results of operations of the applicable Insurance Subsidiary for the period therein set forth, in each case in accordance with statutory accounting practices prescribed or permitted by the respective state of domicile.

     (c) Notwithstanding any other provision of this Agreement (including Sections 2.6 and 2.7), Seller makes no representation or warranty with respect to (i) the items set forth in Section 2.6 of the Disclosure Schedule (the "Listed Items") or (ii) the reserves of the Seller Subsidiaries for losses or loss adjustment expenses (including, without limitation, whether such reserves or liabilities are adequate or sufficient). Purchaser acknowledges that nothing in this Agreement (including Sections 2.6 and 2.7) is intended to, or

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

shall be construed to, provide a guaranty of the adequacy of (i) the Listed Items or (ii) the loss and loss adjustment expense reserves of Seller as shown in the Financial Statements or the STAT Financial Statements.

     SECTION 2.7 No Undisclosed Liabilities. Except as disclosed in Section 2.7 of the Disclosure Schedule and as set forth in Section 2.6(c) above and except
(a) for liabilities and obligations incurred in the ordinary course of business, consistent with past practices, after December 31, 1997, (b) for liabilities and obligations disclosed in the Financial Statements or the STAT Financial Statements and (c) for liabilities and obligations incurred in connection with the transactions contemplated hereby or otherwise as contemplated by this Agreement, since December 31, 1997, the Seller Subsidiaries have not incurred any liabilities or obligations that would constitute a Seller Material Adverse Effect.

     SECTION 2.8 Absence of Certain Changes. Except as (a) disclosed in Sections 2.6 or 2.8 of the Disclosure Schedule or (b) contemplated by this Agreement, since December 31, 1997, the Seller Subsidiaries have not (i) suffered any change constituting a Seller Material Adverse Effect, (ii) amended their articles or certificate of incorporation, bylaws or other organizational documents, (iii) materially changed their accounting principles, practices or methods, except as required by GAAP or applicable law, (iv) suffered any event or change or taken any action that would have violated Section 4.1(b) through
(m) below if it had occurred or been taken after the date hereof and (iv) the Company has not (x) split, combined or reclassified the Shares or (y) declared or set aside or paid any dividend or other distribution with respect to the Shares other than regular cash dividends which have been declared consistent with past practice and set forth in Section 2.8 of the Disclosure Schedule (excluding dividends or distributions payments made to Seller Subsidiaries).

     SECTION 2.9  Employee Benefit Plans; ERISA.

     (a) Section 2.9(a) of the Disclosure Schedule sets forth a list of all material employee benefit plans, programs and agreements, (including but not limited to plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all multiemployer plans (as defined in Section 4001(a)(3) of ERISA maintained or contributed to by the Seller Subsidiaries, or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with the Seller Subsidiaries, would be deemed a "single employer" within the meaning of Section 414 of the Code for the benefit of employees, former employees and directors of, and consultants of, and consultants to, the Seller Subsidiaries ("Benefit Plans").

     (b) With respect to each Benefit Plan, Seller has made available to Purchaser complete copies of the plan documents (including all amendments thereto) and, where applicable, the most recent summary plan description, all other material employee communications and the most recent Internal Revenue Service determination letter relating to such Benefit Plan.

     (c) Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including, without limitation, ERISA and the Code, except where the failure to so administer such plan would not reasonably be expected to have a Seller Material Adverse Effect.

     (d) Except as disclosed in Section 2.9(d) of the Disclosure Schedule, no Benefit Plan provides medical or death benefits with respect to current or former employees of the Seller Subsidiaries beyond their termination of employment other than (i) to the extent required by applicable law , (ii) death benefits under any "pension plan" (as defined in Section 3(2) of ERISA) or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

     (e) Except as set forth in Section 2.9(e) of the Disclosure Schedule, all costs of administering and contributions required to be made to each Benefit Plan under the terms of that Benefit Plan, ERISA, the Code or any other applicable law have been timely made.

     (f) No Benefit Plan is subject to Code Section 412.

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

     (g) The Internal Revenue Service has issued a favorable determination letter with respect to each Benefit Plan that is intended to qualify under
Section 401(a) of the Code and to the knowledge of Seller, no event has occurred (either before or after the date of the letter) that would disqualify the plan.

     (h) Except as set forth in Section 2.9(h) of the Disclosure Schedule, to the knowledge of Seller, there are no investigations, proceedings, or lawsuits, either currently in progress or expected to be instituted in the future, relating to any Benefit Plan, by any administrative agency, whether local, state, or federal.

     (i) There are no pending or, to the knowledge of Seller, threatened lawsuits or other claims (other than routine claims for benefits under the plan and qualified domestic relations orders) against or involving (i) any Benefit Plan or (ii) any Fiduciary of such plan (within the meaning of Section 3(21)(A) of ERISA) brought on behalf of any participant, beneficiary, or Fiduciary thereunder relating to any Benefit Plan.

     (j) None of the Seller Subsidiaries have any intention or legally binding commitment to create any additional Benefit Plan, or to modify or change any existing Benefit Plan so as to increase benefits to participants or the cost of maintaining the plan.

     (k) Except as disclosed in Section 2.9(k) of the Disclosure Schedule, none of the Benefit Plans or employment contracts with any of the Seller Subsidiaries provide any benefits that become payable solely as a result of the consummation of this transaction.

     SECTION 2.10 Litigation. Except as disclosed in Section 2.10 of the Disclosure Schedule, there is no action, suit, proceeding or, to the knowledge of Seller or any Seller Subsidiary, investigation pending or, to the knowledge of Seller or any Seller Subsidiary, action, suit, proceeding or investigation threatened, involving the Seller Subsidiaries or any of their assets or their officers or directors as such, or challenging the validity or propriety of the transactions contemplated by this Agreement by or before any Governmental Entity or by any third party that is reasonably likely to have a Seller Material Adverse Effect. Except as disclosed in Section 2.10 of the Disclosure Schedule, no material orders, decrees, awards, sanctions or judgments exist against Seller or the Seller Subsidiaries, any of their assets or their officers or directors as such, other than those applicable to the industry as a whole in the jurisdiction where issued.

     SECTION 2.11  No Default; Compliance with Applicable Laws.

     (a) Except as disclosed in Section 2.11(a) of the Disclosure Schedule, none of the Seller Subsidiaries is in default or violation of any term, condition or provision of (i) its articles or certificates of incorporation, bylaws or similar organizational documents, (ii) any of the Material Agreements (as hereinafter defined) or (iii) any statute, law, rule, regulation, judgment, decree, order, arbitration award, or licenses, permits, consents, approvals and authorizations of any Governmental Entity ("Permits") applicable to any Seller Subsidiary including, without limitation, laws, rules and regulations relating to the environment, occupational health and safety, employee benefits, wages, workplace safety, equal employment opportunity and any unlawful discrimination, excluding from the foregoing clauses (ii) and (iii), defaults or violations which would not have a Seller Material Adverse Effect or which become applicable as a result of the business or activities in which Purchaser is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Purchaser. Except as set forth on Disclosure Schedule 2.11(a) hereto, neither Seller nor any Seller Subsidiary has received any written notice since January 1, 1996 from any Governmental Entity alleging any violation described in clause (iii) or directing Seller or any Seller Subsidiary to take any remedial action with respect to such law, ordinance or regulation which in each case would have a Seller Material Adverse Effect.

     (b) Each Insurance Subsidiary has been duly authorized by the relevant state insurance regulatory authorities to issue the insurance contracts that it is currently writing in the respective states in which it conducts its business, with such authority listed state by state for each Insurance Subsidiary in
Section 2.11(b) of the Disclosure Schedule. Each Insurance Subsidiary has all other material Permits necessary to conduct its business in the manner and in the areas in which it is presently being conducted by such Insurance Subsidiary, and all such material Permits are valid and in full force and effect.

     SECTION 2.12  Taxes. Except as disclosed in Section 2.12 of the Disclosure
Schedule:

          (a) the Seller Subsidiaries have (i) timely filed or caused to be filed all Tax Returns (as hereinafter defined) required to be filed by them other than those Tax Returns the failure of which to file would not have a Seller Material Adverse Effect, and all such returns were true, correct and complete in all material respects when filed and (ii) paid or accrued (in accordance with GAAP) all material Taxes (as hereinafter defined) shown to be due on such Tax Returns other than such Taxes that are being contested in good faith by the Seller Subsidiaries;

          (b) neither Seller nor the Seller Subsidiaries have received written notice of any ongoing or pending nor to the knowledge of Seller or the Seller Subsidiaries, there are no threatened federal, state, local or foreign audits or examinations of any Tax Return of the Seller Subsidiaries except a federal income tax examination which is currently in process for the tax year ended June 30, 1996;

          (c) there are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against the Seller Subsidiaries other than the six-month statute extension which results from filing of federal tax returns by the extended due date;

          (d) none of the Seller Subsidiaries is a party to an agreement providing for the allocation or sharing of Taxes, except with its common parent, FHS, which agreement will be terminated effective as of December 31, 1997; and

          (e) there are no material statutory liens for Taxes upon the assets of any Seller Subsidiary which are not provided for in the Financial Statements, except liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith.

          (f) No assessment, audit or other proceeding by any taxing authority is proposed, pending, or, to the knowledge of the Seller or the Seller Subsidiaries, threatened with respect to any Taxes or Tax returns of any of the Seller Subsidiaries.

          (g) No consent to the application of Section 341(f)(2) of the Code has been made or filed by or with respect to any of the Seller Subsidiaries or any of their assets and properties.

          (h) The Seller Subsidiaries have not taken any action that would require an adjustment pursuant to Section 481 of the Code by reason of a change in accounting method or otherwise.

          (i) There have not been, nor will there be from the date hereof through and including the Closing Date, any payments, or any agreements to make payments, which are contingent upon, or related to, the transactions contemplated hereunder and which would be "excess parachute payments" under
     Section 280G of the Code.

          (j) The Seller Subsidiaries have not executed or entered into any closing agreement pursuant to Section 7121 of the Code, or any predecessor pro-visions thereof or any similar provision of state or other law with respect to any period for which the statute of limitations has not expired.

          "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States Internal Revenue Service or any taxing authority (whether domestic or foreign including, without limitation, any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

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     SECTION 2.13  Property. Except as set forth in Section 2.13 of the
Disclosure Schedule, each Seller Subsidiary has sufficient leaseholds or rights to real property to conduct its respective businesses as currently conducted in all material respects. Section 2.13 of the Disclosure Schedule lists all facility leases and agreements or rights to use facilities to which any of the Seller Subsidiaries is a party in any capacity. No notice of default has been given to Seller or any Seller Subsidiary, there is no existing default, and no conditions that, with notice or lapse of time, would constitute a default by any party to any such agreements.

     SECTION 2.14 Intellectual Property. Section 2.14 of the Disclosure Schedule lists all material trademarks, copyrights and patents owned or used by the Seller Subsidiaries in the conduct of their business, and states all royalties or license fees the Seller Subsidiaries pay for material proprietary rights used in any of their businesses. Except as disclosed in Section 2.14 of the Disclosure Schedule, there are no pending or, to the knowledge of Seller or the Seller Subsidiaries, threatened claims of which Seller or the Seller Subsidiaries have been given written notice, by any person and neither Seller nor any Seller Subsidiary has asserted a claim against any person with respect to any patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, copyrights, logos, assumed names and applications therefor and any know-how, technology, trade secrets or other proprietary information owned or used by the Seller Subsidiaries in their respective operations as currently conducted (collectively, the "Seller Intellectual Property"). The Seller Subsidiaries have such ownership of or such rights by license, lease or other agreement to Seller Intellectual Property as are necessary to permit them to conduct their respective operations as currently conducted, except where the failure to have such rights would not have a Seller Material Adverse Effect. Except as set forth in Section 2.14 of the Disclosure Schedule, to the knowledge of the Seller and the Seller Subsidiaries, the Seller Subsidiaries have taken all appropriate actions and made all appropriate applications and filings pursuant to applicable laws to perfect or protect their interest in the Seller Intellectual Property.

     SECTION 2.15 Contracts. Seller has delivered or listed in Section 2.15 of the Disclosure Schedule and made available to Purchaser copies of all written Material Agreements (as hereinafter defined). Except as set forth in Section
2.15 of the Disclosure Schedule, each Material Agreement is in full force and effect and, to the knowledge of Seller and the Seller Subsidiaries, is valid and enforceable by the applicable Seller Subsidiary in accordance with its terms. Except as set forth in Section 2.15 of the Disclosure Schedule, none of Seller Subsidiaries is in default in the observance or the performance of any term or obligation to be performed by it under any Material Agreement; to the knowledge of Seller there does not exist any event that, with the giving of notice or the lapse of time or both, would constitute a breach of or a default under any Material Agreement; and to the knowledge of Seller, there have been no intentional waivers or releases of any rights or remedies of any Seller Subsidiaries under any Material Agreement except for such breaches, defaults or waivers the effect of which, individually or in the aggregate, would not have a Seller Material Adverse Effect. To the knowledge of Seller and the Seller Subsidiaries, no other person is in default in the observance or the performance of any term or obligation to be performed by it under any Material Agreement. As used in this Agreement, "Material Agreement(s)" shall mean each agreement, arrangement, instrument, bond, commitment, franchise, indemnity, indenture, lease, license or understanding to which any Seller Subsidiary is a party or to which any Seller Subsidiary or any of its respective properties is subject that
(i) obligates any Seller Subsidiary to pay an amount in excess of $150,000 in any twelve-month period beginning after December 31, 1997, (ii) provides for the extension of credit, (iii) provides for a guaranty by any Seller Subsidiary of obligations of others in excess of $150,000, (iv) constitutes an employment agreement or personal service contract not terminable on less than sixty (60) days' notice without penalty, (v) expressly limits, in any material respect, the ability of any Seller Subsidiary to engage in any line of business, compete with any person or expand the nature or geographic scope of its business, (vi) creates a joint venture, (vii) since January 1, 1996, involved the acquisition or disposition of a portion of the business or assets of any Seller Subsidiary that provided for an aggregate purchase price in excess of $5,000,000 (other than the sale of obsolete equipment or materials, in each case, in the ordinary course of business) (the "Disposed Businesses"), (viii) producer agreements that the Insurance Subsidiaries have entered into with the ten largest producers overall for the Insurance Subsidiaries taken as a whole and (ix) all excess of loss, quota share and aggregate stop reinsurance agreements and reinsurance assumed or fronting arrangements. Notwithstanding the foregoing, the term "Material Agreement(s)" does not include insurance contracts

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(including runoff contracts, reinsurance (other than as provided in clause (ix)
above), retrocession agreements, surety agreements and financial guaranties, structured annuities for settlement of claims, agreements entered into with parties identified on Schedule M of the STAT Financial Statements, incentive commission agreements and agent and broker agreements (other than as provided in clause (viii) above)) entered into by the Seller Subsidiaries in the ordinary course of the insurance business except as specifically described above.

     SECTION 2.16 Labor Matters. Except as set forth in Section 2.16 of the Disclosure Schedule, (a) neither Seller nor any Seller Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, (b) there is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Seller, threatened against Seller or the Seller Subsidiaries, except for any such proceeding which would not have, individually or in the aggregate, a Seller Material Adverse Effect and (c) the Seller Subsidiaries are in material compliance with all applicable regulations respecting employment practices, terms and conditions of employment, wages and hours, equal employment opportunity, and the payment of social security and similar taxes. Set forth in
Section 2.16 of the Disclosure Schedule is a list of all (i) employment contracts, (ii) severance policies, (iii) compensation and bonus plans applicable to employees of the Seller Subsidiaries and (iv) historic bonus and compensation practices applicable to employees of the Seller Subsidiaries. Except as set forth in Section 2.16 of the Disclosure Schedule, there is no material controversy pending or, to the knowledge of Seller or the Seller Subsidiaries threatened between the Seller Subsidiaries and any of their employees, and to the knowledge of Seller or the Sellers Subsidiaries there are not facts that could reasonably result in any such material controversy. The Seller Subsidiaries are not liable for any claims for past due wages, bonuses or compensation or any penalties for failure to pay such past due wages, bonuses or compensation.

     SECTION 2.17 Brokers or Finders. Except for the fees payable to Salomon Smith Barney and Shattuck Hammond Partners, Inc., which will be paid by Seller, Seller represents, as to itself and the Seller Subsidiaries, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

     SECTION 2.18  Transactions with Related Parties. Except as set forth in
Section 2.18 of the Disclosure Schedule or with respect to inconsequential matters, no Affiliate of the Seller Subsidiaries has any contract for services, borrowed or loaned money or other property with, or made any material contractual or other claims on or against, any Seller Subsidiary or has any interest in any property used by any Seller Subsidiary. Seller has made available to Purchaser copies of all Forms B required to be filed by the Seller Subsidiaries with insurance regulatory authorities in calender year 1997.

     SECTION 2.19  Environmental Matters.

     (a) Definitions. The following terms, when used in this Section 2.19, shall have the following meanings:

          (i) "Seller Subsidiaries" for purposes of this Section 2.19 includes
     (A) Seller, (B) the Seller Subsidiaries, (C) all affiliates of the Seller Subsidiaries, and (D) all partnerships, joint ventures and other entities or organizations in which any Seller Subsidiary was at any time after January 1, 1993, or is a partner, joint venturer, member or participant.

          (ii) "Release" means and includes any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment of any Hazardous Substance, and otherwise as defined in any Environmental Law.

          (iii) "Hazardous Substance" means any pollutants, contaminants and any toxic, hazardous, infectious, carcinogenic, corrosive, ignitable or flammable chemical, chemical compound, material or waste, whether solid, liquid or gas, including asbestos, urea formaldehyde, PCB's, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Law as hazardous or toxic.

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          (iv) "Environmental Laws" mean all laws, rules, regulations, ordinances, orders or decrees as now in effect which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing distribution, handling or release or threatened release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health of persons, including protection of the health of employees. Environmental Laws include, without limitation, the Federal Water Pollution Control Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Hazardous Materials Transportation Act and all analogous or related federal, state or local statutes, laws, rules and regulations.

          (v) "Environmental Conditions" mean the release into the environment of any Hazardous Substance as a result of which any Seller Subsidiary has or may become liable to any person or entity or by reason of which any of the assets of any Seller Subsidiary may suffer or be subjected to any encumbrance or lien.

     (b) Environmental Representations. Except as set forth in Section 2.19(b) of the Disclosure Schedule and except for claims which individually or in the aggregate are not reasonably likely to have a Seller Material Adverse Effect, each Seller Subsidiary is in compliance in all material respects, with all Environmental Laws.

     (c) Notice of Violation. Neither Seller nor any Seller Subsidiary has received any written notice of alleged, actual or potential responsibility for, or any written inquiry or written notice of investigation regarding (i) any Release or threatened Release by any Seller Subsidiary or any Hazardous Substance at any location, or (ii) an alleged violation of or non-compliance by any Seller Subsidiary with the conditions of any permit required under any Environmental Law or the provisions of any Environmental Law. Neither Seller nor any Seller Subsidiary has received any written notice of any other claim, demand or action by any person or entity alleging any actual or threatened injury or damage to any person, entity, property, natural resource or the environment arising from or relating to any Release or threatened Release by any Seller Subsidiary of any Hazardous Substances.

     (d) Environmental Conditions. There are no present or past Environmental Conditions in any way relating to any Seller Subsidiary, the business or the assets of any Seller Subsidiary, except for any Environmental Conditions which individually or in the aggregate are not reasonably likely to have a Seller Material Adverse Effect.

     SECTION 2.20 Year 2000 Compliance. To the knowledge of Seller and the Seller Subsidiaries, no Seller Subsidiary owns or uses any application programs, databases, software or hardware (including distributed systems and imbedded chips), the performance of which will be adversely affected by dates after the commencement of the year 2000 ("Year 2000 Matters") except to the extent such adverse effects would not have a Seller Material Adverse Effect. Set forth in
Section 2.20 of the Disclosure Schedule is a description of the Seller Subsidiaries' compliance program with respect to Year 2000 Matters and a statement as to their progress in meeting such program's compliance schedule and goals as of the date hereof.

     SECTION 2.21 Insurance. Section 2.21 of the Disclosure Schedule sets forth the insurance carriers and areas of coverage with respect to the insurance policies of the Seller Subsidiaries.

     SECTION 2.22 Bank Accounts. Section 2.22 of the Disclosure Schedule sets forth a list of the Seller Subsidiaries' bank accounts, safe deposit boxes, and related powers of attorney, and identifies all persons authorized to draw thereon or have access thereto.

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                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Seller as follows:

     SECTION 3.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Purchaser Material Adverse Effect (as hereinafter defined). Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Purchaser Material Adverse Effect. As used in this Agreement, "Purchaser Material Adverse Effect" means any material adverse change in, or material adverse effect on, the business, financial condition or operations of Purchaser and its Subsidiaries, taken as a whole; provided, however, that any adverse effect on Purchaser and its Subsidiaries resulting from the execution of this Agreement and the announcement of this Agreement and the transactions contemplated hereby shall also be excluded from the determination of Purchaser Material Adverse Effect.

     SECTION 3.2  Authorization; Validity of Agreement; Necessary
Action. Subject to the approval of its stockholders, Purchaser has the corporate power and authority to execute and deliver this Agreement and all the agreements and documents contemplated hereby, and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement and all the agreements and documents contemplated hereby, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate proceedings, subject to stockholder approval by a majority of all stockholders entitled to vote, and no other corporate action on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement and all the agreements and documents contemplated hereby, and the consummation by it of the transactions contemplated hereby. Stockholders holding or otherwise controlling the right to vote not less than 41.8% of the outstanding voting shares of the Purchaser have executed and delivered Voting Agreements to the Seller. This Agreement and all the agreements and documents contemplated hereby, have been duly executed and delivered by Purchaser and by certain of its stockholders as appropriate (and assuming due and valid authorization, execution and delivery hereof by Seller) is a valid and binding obligation of Purchaser and such stockholders, as appropriate, enforceable against them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     SECTION 3.3  Consents and Approvals; No Violations. Except as set forth in
Section 3.3 of the written statement delivered by Purchaser to Seller at or prior to the execution of the Agreement (the "Purchaser Disclosure Schedule") and except for (a) filings pursuant to the HSR Act, (b) approvals or consents of Governmental Entities under insurance holding company laws of the states in which the Seller Subsidiaries are domiciled, (c) filings required pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, (d) approval by Purchasers' stockholders and (e) matters specifically described in this Agreement, neither the execution, delivery or performance of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to Purchaser, any of its Subsidiaries or any of their properties or assets or (iv) require on the part of

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Purchaser any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity except in the case of clauses
(ii), (iii) or (iv) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain would not have a Purchaser Material Adverse Effect and would not materially adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement.

     SECTION 3.4 Acquisition for Investment. Purchaser is acquiring the Shares solely for its own account and not with a view to any distribution or other disposition of such Shares, and the Shares will not be transferred except in a transaction registered or exempt from registration under the Securities Act of 1933, as amended.

     SECTION 3.5 Financing. Purchaser has (i) entered into a valid, binding and enforceable stock purchase agreement and backup letter agreement with the Zurich Centre Investments Ltd. (collectively, the "IP Stock Purchase Agreement") with Insurance Partners, L.P. ("IP"), Insurance Partners Offshore (Bermuda), L.P. ("IPB") and Capital Z Partners, Ltd. ("Capital Z"), and (ii) received a written "highly confident letter" from Donaldson, Lufkin & Jenrette (together, the "Financing Agreements") for financing the consummation of the transactions contemplated hereby. IP, IPB and Capital Z have sufficient unencumbered funds unconditionally committed to fulfill their respective obligations under the IP Stock Purchase Agreement. The proceeds for such financing set forth in the Financing Agreements, together with Purchaser's cash on hand as of the date hereof and as of the Closing Date, will be sufficient to enable Purchaser to pay the full amount of the Purchase Price at the Closing. True and complete copies of each of the Financing Agreements have been provided to Seller by Purchaser.

     SECTION 3.6  Investigation by Purchaser. In entering into this Agreement,
Purchaser:

          (a) acknowledges that, except for the specific representations and warranties of Seller contained in Article II, none of Seller, any Seller Subsidiary, or any of their respective directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives, makes or shall be deemed to have made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including, without limitation, any reserve estimates, projections, forecasts or other forward-looking information) provided or otherwise made available to Purchaser or any of its directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives (including, without limitation, in any management presentations, information or offering memorandum, the actuarial report entitled "An Actuarial Analysis of the Loss and Loss Adjustment Expense Reserves of Business Insurance Group as of December 31, 1997," prepared by Milliman & Robertson, Inc. (the "M&R Report"), supplemental information or other materials or information with respect to any of the above); and

          (b) agrees, to the fullest extent permitted by law, that Seller and its directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives shall not have any liability or responsibility whatsoever to Purchaser or any of its directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives on any basis in respect of the specific representations and warranties of Seller set forth in Article II, except as and only to the extent expressly set forth herein with respect to such representations and warranties and subject to the limitations and restrictions contained herein.

     SECTION 3.7 Capital Adequacy; Solvency. Purchaser represents that immediately after the sale of the Shares and the other transactions contemplated herein, Purchaser (and any successor corporation) will have a positive net worth (calculated in accordance with GAAP) and will not be insolvent (as defined under the federal Bankruptcy Code (the "Bankruptcy Code") and in equity) and that the sale of the Shares and other transactions contemplated hereby and any borrowing by Purchaser in connection with such transactions will not have the effect of hindering, delaying or defrauding any creditors of Purchaser (or any successor corporation). Purchaser further represents that (A) upon consummation of the sale of the Shares and within the meaning of Section 548 of the Bankruptcy Code, the Seller Subsidiaries (and any successor corporations) will (i) have adequate capitalization, (ii) not have an unreasonably small capital with respect to the business or transactions engaged in or to be engaged in and (iii) not have incurred debts that would be beyond the ability of Purchaser (or any successor corporation) to pay as such debts mature and (B) the Purchase Price is a reasonably equivalent value in exchange for the Shares.

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

                                   ARTICLE IV

                                   COVENANTS

     SECTION 4.1 Interim Operations of Seller. Promptly upon the execution of this Agreement, Seller agrees that Purchaser may place certain senior executives, including Arnold Senter (the "Interim Consulting Team"), in interim consulting positions at the Company and the Insurance Subsidiaries pursuant to consulting arrangements which are reasonably acceptable to the parties and consistent with the terms of this Agreement. The Seller agrees to cause the Company and the Insurance Subsidiaries to take, or not take, such actions as the Interim Consulting Team may reasonably direct with respect to (i) the strategy and execution of the Seller Subsidiaries' underwriting, reinsurance, claims handling and other operational functions, and (ii) the restructuring of certain asset positions, both in the Seller Subsidiaries' investment portfolios and otherwise, each subject to Seller's approval, which will not be unreasonably withheld. The Interim Consulting Team will coordinate all of its activities under this Agreement through Jay M. Gellert, B. Curtis Westen and Maurice A. Costa or their designees. Notwithstanding any other provision of the Agreement, neither the Seller, nor any of the Seller Subsidiaries, shall be obligated to commute any insurance or reinsurance policy or otherwise take any action that may be reasonably expected to cause any Governmental Entity to require Seller or any of its Affiliates to make a capital contribution to the Seller Subsidiaries. Absent the written approval of one of the Interim Consulting Team, Seller covenants and agrees that, except (i) as contemplated by this Agreement (including the distribution of the Excluded Assets) or (ii) as disclosed in
Section 4.1 of the Disclosure Schedule after the date hereof and prior to the Closing Date:

          (a) the business of the Seller Subsidiaries shall be conducted only in the ordinary and usual course of business and shall not include any actions inconsistent with the transactions contemplated hereby or by the agreements contemplated hereunder;

          (b) none of the Seller Subsidiaries will amend its articles or certificate of incorporation, bylaws or similar organizational documents;

          (c) the Company will not (i) split, combine or reclassify the Shares,
     (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Shares, provided, that the Company may dividend or otherwise distribute or take any other necessary action to allow Seller to retain the Excluded Assets, (iii) issue or sell any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, the Shares or any capital stock of the Company, or (iv) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

          (d) none of the Seller Subsidiaries shall (i) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans or as may be required by applicable law or (ii) increase any compensation or enter into or amend any employment, severance, termination or similar agreement with any of its present or future officers or directors, except for promotions in the ordinary course of business consistent with past practices, normal merit increases of five percent (5%) or less per annum in the ordinary and usual course of business and the payment of cash bonuses to employees pursuant to and consistent with existing plans or programs, with respect to which any necessary accruals have been made;

          (e) none of the Seller Subsidiaries shall, except as may be required or contemplated by this Agreement or in the ordinary and usual course of business, consistent with prior practice, acquire, sell, lease or dispose of any assets which, individually or in the aggregate, are material to the financial position or results of operations of the affected Seller Subsidiary;

          (f) none of the Seller Subsidiaries shall (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business consistent with past practice, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the material obligations of any other person except in the ordinary and usual course of business consistent with past practice in an amount not material to the affected Seller Subsidiary, (iii) make any loans, advances or capital contributions to, or investments in, any other person other than in the ordinary and usual course of business consistent with past practice, (iv) pledge or otherwise encumber the Shares or any shares of any Insurance Subsidiary or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Encumbrance of any kind with respect to any such asset;

          (g) none of the Seller Subsidiaries shall (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein (other than purchases of marketable securities in the ordinary course of business), (ii) other than capital expenditures provided for in the 1998 capital expenditures budgets of the Seller Subsidiaries, which budgets have been delivered or made available to Purchaser, authorize any new capital expenditure or expenditures which, individually, is in excess of $150,000 or, in the aggregate, are in excess of $500,000 or (iii) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action which would be prohibited hereunder;

          (h) none of the Seller Subsidiaries shall adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

          (i) none of the Seller Subsidiaries shall materially change any of the accounting methods or practices used by it unless required by GAAP, statutory accounting practices or applicable law;

          (j) none of the Seller Subsidiaries shall settle or compromise any claim (including arbitration) or litigation, which after insurance reimbursement involves an amount in excess of $500,000 or otherwise is material to the Seller Subsidiaries taken as a whole, without the prior written consent of Purchaser, which consent will not be unreasonably withheld;

          (k) none of the Seller Subsidiaries shall make any payment, loan or advance of any amount to or in respect of, or engage in the sale, transfer or lease of any of its property or assets to, or enter into any contract with, any Affiliate, except (i) in accordance with the terms of the agreements set forth in Section 2.18 of the Disclosure Schedule, and (ii) in connection with Seller's retention of the Excluded Assets and the owned real property, as contemplated by this Agreement;

          (l) none of the Seller Subsidiaries shall amend the terms of the (i) Material Agreements, as disclosed in Section 2.15 of the Disclosure Schedule and (ii) contracts, agreements or arrangements with any related party, as disclosed in Section 2.18 of the Disclosure Schedule, to cause any change in the cost, services being provided, or term of any such agreements, other than as specifically contemplated by this Agreement;

          (m) none of the Seller Subsidiaries shall cancel any indebtedness or intentionally waive, release, grant or transfer any rights of substantial value to the affected Seller Subsidiary, except in the ordinary course of business and consistent with past practice, or forgive or waive any rights in connection with any loans to its officers, directors or other related individuals; and

          (n) neither Seller nor any Seller Subsidiary will authorize or enter into an agreement to do any of the foregoing.

     SECTION 4.2 Access to Information. Seller shall cause each Seller Subsidiary to afford Purchaser's officers, employees, accountants, counsel and other authorized representatives full and complete access during normal business hours throughout the period prior to the Closing Date or the date of termination of this Agreement, to its and its offices, properties, contracts, commitments, books and records (including but not limited to Tax Returns related solely to the Seller Subsidiaries) and any report, schedule or other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and to use all reasonable efforts to cause its representatives to furnish promptly to Purchaser such additional financial and operating data and other information as to its businesses and properties as Purchaser or its duly authorized representatives may from time to time reasonably request and to make reasonably available the officers and employees of each Seller Subsidiary to answer fully and promptly reasonable questions put to them; provided, however, that nothing herein shall require Seller or the Seller Subsidiaries to disclose any information to Purchaser if such disclosure would violate applicable laws or regulations of any Governmental Entity. Unless otherwise required by law and until the Closing Date, Purchaser will hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement between Seller and Purchaser, dated as of January 6, 1998 (the "Confidentiality Agreement").

     SECTION 4.3  Tax Matters.

     (a) Section 338(h)(10) Election; Allocation of "Adjusted Grossed-Up
Basis." Seller and Purchaser agree to elect under section 338(h)(10) of the Code to treat the sale of the Shares as a sale by the Company of all of its assets and a sale by the Insurance Subsidiaries of all their assets (the "Section 338(h)(10) Election") and shall make any such available election under any substantially similar state or local law, if requested by Seller. As reasonably requested by Seller, Purchaser shall take such actions as Seller deems necessary to effect the Section 338(h)(10) Election (including, without limitation, the timely filing of Internal Revenue Service Form 8023 (Corporate Qualified Stock Purchase Elections).

     (b) Allocation. On or before the date that is 30 days after the Closing Date, Purchaser shall provide to Seller a proposed allocation of the Purchase Price for the deemed sale of assets resulting from the making of the Section 338(h)(10) Election, setting forth the estimated fair market values of the assets of each of the Company and the Insurance Subsidiaries. On or before the date that is 60 days after the Closing Date, Seller and Purchaser shall agree upon a final allocation of such purchase price (the "Final Allocation"). Seller and Purchaser shall cooperate in developing the Final Allocation, provided, however, that Purchaser's allocation shall be presumed to be an allocation based upon the fair market values of the Seller Subsidiaries and that Seller shall have the burden of proof to demonstrate that such allocation is not an appropriate allocation.

     (c) Forms. On or before the date that is ten days before the Closing Date, Seller shall provide to Purchaser drafts of all forms, together with all drafts of required attachments thereto, other than allocation of the Purchase Price, required for making the Section 338(h)(10) Election and any such available election under any substantially similar state or local law if requested by Seller (the "Election Forms"). On the Closing Date, Seller shall deliver to Purchaser the Election Forms, properly executed by Seller or any proper Affiliate of Seller. Seller and Purchaser shall cooperate in drafting and making final the Election Forms, and any dispute with respect thereto shall be resolved pursuant to Section 4.3(n). Seller shall be responsible for filing the Election Forms with the proper taxing authorities, provided that Purchaser shall be responsible for filing any Election Form that must be filed with its Tax Returns.

     (d) Modification; Revocation. Purchaser and Seller each agrees that it shall not, and shall not permit any of its respective Affiliates to, take any action to modify the Election Forms following the execution thereof, or to modify or revoke the Section 338(h)(10) Election, or any such available election under any substantially similar state or local law if requested by Seller, following the filing of the Election Forms, without the written consent of Purchaser or Seller, as the case may be.

     (e) Consistent Treatment. Purchaser and Seller shall, and shall cause their respective Affiliates to, file all Tax Returns in a manner consistent with the information contained in the Election Forms as filed and the Final Allocation, unless otherwise required because of a change in applicable tax law.

     (f) Expenses Resulting from Section 338(h)(10) Elections. Purchaser and its Affiliates (including the Company and the Insurance Subsidiaries following the Closing), on the one hand, and Seller and its Affiliates, on the other hand, shall bear their respective administrative, legal and similar expenses resulting from the making of the Section 338(h)(10) Election and any such available elections under any substantially similar state or local law if requested by Seller.

     (g) Tax Sharing Agreement. The tax sharing agreement between, among others, each of the Seller Subsidiaries and its common parent, FHS, referenced in
Section 2.12(d) shall be terminated effective as of April 30, 1998. After the Closing Date none of the Seller Subsidiaries, Seller, or any Affiliate of Seller shall have any further rights or liabilities thereunder, except to the extent stated on the balance sheet of the Seller Subsidiaries as of April 30, 1998 (using the Seller Subsidiaries' actual financial statements at and as of March 31, 1998, together with projected April 30, 1998 results as provided by Salomon Smith Barney to the

Purchaser), with all amounts then due being paid as soon as such amounts are determined but in no event later the Closing Date. This Agreement shall be the sole Tax sharing agreement relating to any Seller Subsidiary for all Pre-Closing Tax Periods.

     (h) Actions out of the Ordinary Course. If Purchaser causes or permits the Seller Subsidiaries or any Affiliate of Purchaser to take any action on the Closing Date other than actions contemplated by this Agreement or actions in the ordinary course of business, including but not limited to the distribution of any dividend or the effectuation of any redemption, Purchaser shall indemnify Seller for any resulting tax liability from such action.

     (i) Tax Indemnity. (i) Notwithstanding any other provisions of this Agreement, from and after the Closing Date, Seller shall be liable to, and shall indemnify and hold harmless, Purchaser and the Seller Subsidiaries against the following Taxes, but only for Taxes in excess of the sum of Taxes paid prior to December 31, 1997, Taxes accrued as current Taxes payable or reserves on the December 31, 1997 financial balance sheet, and Taxes accrued or paid after December 31, 1997 in the ordinary course of business, in accordance with past practice, with respect to business operations for the period of January 1, 1998 through the Closing Date: (A) Taxes imposed on the Seller Subsidiaries with respect to taxable years or periods ending on or before the Closing Date; (B) with respect to taxable years or periods beginning before the Closing Date and ending after the Closing Date, Taxes imposed on the Seller Subsidiaries which are allocable, pursuant to such clause (ii) hereof, to the portion of such taxable year or period ending on the Closing Date (an "Interim Period") (Interim Periods and any taxable years or periods that end on or prior to the Closing Date being referred to collectively hereinafter as "Pre-Closing Periods"); (C) Taxes imposed on any member of any affiliated group with which the Seller and the Seller Subsidiaries or any Seller Subsidiary files or has filed a Tax Return on a consolidated, combined or unitary basis for a taxable year or period beginning before the Closing Date; (D) Taxes required to be paid or reimbursed by the Seller under subsection (i)(iii) hereof (to the extent such Taxes have not been paid by Seller); (E) Taxes or additional Taxes imposed on the Purchaser or the Seller Subsidiaries as a result of a breach of the representations and warranties set forth in Section 2.12 of this Agreement or of the covenants contained in this subsection (i) without duplication; or (F) Taxes or other payments required to be made after the date hereof by the Seller Subsidiaries to any party under any Tax sharing, indemnity or allocation agreement (whether or not written).

     (ii) In order to apportion appropriately any Taxes relating to any taxable year or period that includes an Interim Period, the parties hereto shall, to the extent permitted under applicable law, elect with the relevant Tax authority to treat, for all purposes, the Closing Date as the last day of the taxable year or period of the Seller Subsidiaries, and such Interim Period shall be treated as a short taxable year and a Pre-Closing Period for purposes of this subsection (i). In any case where applicable law does not permit the Seller Subsidiaries to treat the Closing Date as the last day of the taxable year or period of the Seller Subsidiaries with respect to Taxes that are payable with respect to an Interim Period, the portion of any such Tax that is allocable to the portion of the Interim Period ending on the Closing Date shall be:

          (x) in the case of Taxes that are either (1) based upon or related to income or receipts, or (2) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable year or period ended on the Closing Date (except that, solely for purposes of determining the marginal tax rate applicable to income or receipts during such period in a jurisdiction in which such tax rate depends upon the level of income or receipts, annualized income or receipts may be taken into account, if appropriate, for an equitable sharing of such Taxes); and

          (y) in the case of Taxes not described in subparagraph (x) above that are imposed on a period basis and measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Interim Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire relevant period.

     (iii) The Seller shall be liable for and shall pay all applicable sales, transfer, recording, deed, stamp and other similar taxes, including, without limitation, any real property transfer or gains taxes (if any), resulting from the consummation of the transactions contemplated by this Agreement.

     (j) Purchaser and Seller Subsidiaries Indemnification. Except as otherwise provided in Section 4.3(i), Purchaser and the Seller Subsidiaries shall be liable for, and shall indemnify and hold Seller and any of its Affiliates harmless against, (i) any and all Taxes imposed on the Seller Subsidiaries relating or apportioned to any taxable year or portion thereof ending after the Closing Date and (ii) the loss of any tax benefit solely as a result of Purchaser's failure to take any action required under Section 4.3 necessary to effectuate the filing of the Section 338(h)(10) Election.

     (k) Refunds or Credits. At the reasonable request of Seller, Purchaser shall cooperate, or cause the Seller Subsidiaries to cooperate, with Seller in obtaining any refunds or credits (including interest thereon), other than any refunds or credits on the December 31, 1997 financial statements of the Seller Subsidiaries, relating to Taxes for which Seller may be liable under Section 4.3(i); provided, however, that Purchaser shall not be required to file such claims for refund to the extent such claims for refund would have a material adverse effect in future periods or to the extent the claims for refund relate to a carryback of an item. Purchaser shall be entitled to all other refunds and credits of Taxes; provided, however, it will not allow the amendment of any Tax Return relating to any Taxes for a period ending on or prior to the Closing Date or the carryback of an item to a period ending prior to Closing without Seller's consent. For purposes of this Section 4.3(k), the terms "refund" and "credit" shall include a reduction in Taxes and the use of an overpayment of Taxes as an audit or other Tax offset. Receipt of a refund shall occur upon the filing of a return or an adjustment thereto using such reduction, overpayment or offset, or upon the receipt of cash.

     (l) Mutual Cooperation. As soon as practicable, but in any event within 30 days after either Seller's or Purchaser's request, Purchaser shall, or shall cause the Seller Subsidiaries to, deliver to Seller or Seller shall deliver to Purchaser, as the case may be, such information and other data relating to the Tax Returns and Taxes of the Seller Subsidiaries and shall provide such other assistance as may reasonably be requested, to cause the completion and filing of all Tax Returns or to respond to audits by any taxing authorities with respect to any Tax Returns or taxable periods or to otherwise enable Seller, Purchaser or the Seller Subsidiaries to satisfy their accounting or Tax requirements. For a period of five years from and after the Closing, Purchaser and Seller shall, and shall cause their Affiliates to, maintain and make available to the other party, on such other party's reasonable request, copies of any and all information, books and records referred to in this Section 4.3(l). After such five-year period, Purchaser or Seller may dispose of such information, books and records, provided that prior to such disposition, Purchaser or Seller shall give the other party the opportunity to take possession of such information, books and records.

     (m) Contests. Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which Seller is or may be liable under this Agreement, Purchaser shall, if informed of such an assertion, inform Seller within ten business days, and Seller shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which Seller may be liable under the Agreement except the Purchaser shall have the right to consent, which consent will not be unreasonably withheld, to any settlement to the extent such proceedings or settlement materially affect the amount of Taxes imposed on the Seller Subsidiaries for periods beginning after the Pre-Closing Periods. If Purchaser fails to provide such notice and such failure shall materially prejudice Seller's ability to defend such assessment, then Seller's obligation under Section 4.3(i) shall be null and void with regard to such assessment. Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which Purchaser is liable under this Agreement, Purchaser shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, except that Seller shall have the right to consent, which consent shall not be unreasonably withheld, to any settlement to the extent such proceedings materially affect the amount of Taxes for which Seller is or may be liable under this Agreement.

     (n) Resolution of Disagreements Between Seller and Purchaser. If either Seller or Purchaser disagrees as to the amount of Taxes for which it may be liable under this Agreement or Seller and Purchaser are unable to agree as to the Final Allocation, the parties shall promptly consult each other to resolve such dispute following the receipt of written notice from either party to begin such consultation (the "Consultation Notice"). If any such point of disagreement cannot be resolved within 60 days of the date of the Consultation Notice, or in the case of the Final Allocation, within the 60-day period required by Section 4.3(b), as appropriate, Seller and Purchaser shall within ten days after such period jointly select a nationally recognized independent public accounting or law firm which has not, except pursuant to this Section 4.3(n), performed any services since January 1, 1993, for Seller or Purchaser or their respective Affiliates, to act as an arbitrator to resolve, within 60 days after its selection, all points of disagreement concerning tax matters with respect to this Agreement and presented to such accounting firm at the time of its selection. If the parties cannot agree on the selection of an accounting or law firm within such ten-day period, they shall cause their respective accounting firms to select such firm within five business days of the end of such ten-day period. Any such resolution shall be conclusive and binding on Purchaser and Seller. The fees of such independent public accountants or law firm shall be divided equally between Seller and Purchaser. Seller and Purchaser shall (and shall cause the Seller Subsidiaries to) provide to such firm full cooperation. Such firm shall be instructed to reach its conclusion regarding the dispute within 60 days of its selection.

     (o) Survival of Obligations. The obligations of the parties set forth in
Section 4.3 shall be unconditional and absolute, and shall remain in effect until the expiration of the applicable statutes of limitations.

     SECTION 4.4  Employee Matters.

     (a) As of the Closing Date, Purchaser shall cause the Seller Subsidiaries to continue to employ all persons who, immediately prior to the Closing Date, were employees ("Company Employees") of the Seller Subsidiaries on terms consistent with Purchaser's employment policies and benefit plans in general effect at that time. Such employment may be with Purchaser, its affiliates or with third party employee leasing companies, as determined by Purchaser and shall be on terms mutually satisfactory to each Company Employee and Purchaser. With respect to any employee benefits that are provided to Company Employees under any of Purchaser's employee benefit plans, programs, policies and arrangements, including vacation policies ("Purchaser Plans"), service accrued by Company Employees during employment with Seller and the Seller Subsidiaries prior to the Closing Date shall be recognized for all purposes, except to the extent necessary to prevent duplication of benefits. Nothing in this Section 4.4 shall require that the Purchaser (i) maintain any particular benefit plan or benefit in effect for any period of duration following the Closing Date, or (ii) continue to employ any individual for any period of duration following the Closing Date, except as required by any employment contract or laws.

     (b) Purchaser agrees to assume and honor, and cause the Seller Subsidiaries to assume and honor, without modification, all employment, severance, retention, other incentive agreements and arrangements, postretirement medical, dental and life insurance arrangements and all supplemental pension plans, as amended through the date hereof (each, an "Employee Arrangement"), for the benefit of any employees and former employees of the Company or any Company Subsidiary. The Employee Arrangements set forth in Section 4.4(b) of the Disclosure Schedule represent all the employment-related obligations of the Seller Subsidiaries that will remain in effect following the Closing Date.

     (c) Purchaser shall cause each Purchaser Plan to waive (i) any pre-existing condition restriction which was waived under the terms of any analogous Benefit Plan immediately prior to the Closing and (ii) waiting period limitation which would otherwise be applicable to a Company Employee on or after the Closing to the extent such Company Employee had satisfied any similar waiting period limitation under an analogous Benefit Plan prior to the Closing. Company Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the Benefit Plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any Purchaser Plan for which deductibles or co-payments are required. For purposes of this Agreement, "Company Employees" shall include those Company Employees who, as of immediately prior to the Closing Date, are on lay-off, disability or leave of absence, paid or unpaid.

     (d) Purchaser shall have no liability or obligation whatsoever in connection with options to purchase FHS common stock that were granted by FHS to any Company employee; provided, however, that Company employees shall be eligible for Purchaser equity incentives, subject to the discretion of the compensation committee of the Board of Directors of the Purchaser.

     (e) As soon as practicable following the Closing Date, all Company Employees who are participants in the FHS 401(k) Associate Savings Plan, as amended and restated as of September 1, 1997, shall be given the opportunity to receive a distribution of their respective account balances and shall be given the opportunity to elect to "roll over" such account balance to the Superior National Insurance Company 401(k) Plan, as amended and restated (the "Superior 401(k) Plan"), in both cases subject to, and in accordance with, the provisions of such Plans and applicable law. Prior to such distributions, (i) Purchaser will provide FHS with such documents and other information as FHS shall reasonably request to assure itself that the Superior 401(k) Plan and the trust established pursuant thereto are qualified and tax-exempt under Sections 401(a) and 501(a) of the Code and will accept eligible rollover distributions from Company Employees and (ii) FHS shall provide Purchaser with such documents and other information as Purchaser may reasonably request to assure itself that the FHS 401(k) Associate Savings Plan and the trust established pursuant thereto are qualified and tax-exempt under Sections 401(a) and 501(a) of the Code and can make eligible rollover distributions. If as of the date hereof, the Superior 401(k) Plan will not accept eligible rollover distributions from Company Employees, Purchaser shall cause such plan to be so amended as soon as practicable following the Closing Date.

     SECTION 4.5 Publicity. Purchaser and Seller shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other and use reasonable efforts to agree upon the text of any press release before issuing it or otherwise making public statements with respect to the transactions contemplated by this Agreement.

     SECTION 4.6  Approvals and Consents; Cooperation; Notification.

     (a) The parties shall use all reasonable efforts, and cooperate with each other, to obtain as promptly as practicable all Permits and third-party consents necessary or advisable to consummate the transactions contemplated by this Agreement, and each party shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. Purchaser and Seller shall have the right to review in advance, to the extent reasonably practicable, and shall consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Seller, the Seller Subsidiaries or Purchaser, as the case may be, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information provided to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. The party responsible for any such filing shall promptly deliver to the other party evidence of the filing of all applications, filings, registrations and notifications relating thereto (except for any confidential portions thereof), and any supplement, amendment or item of additional information in connection therewith (except for any confidential portions thereof). The party responsible for a filing shall, to the extent reasonably requested, also promptly deliver to the other party a copy of each material notice, order, opinion and other item or correspondence received by such filing party from any Governmental Entity in respect of any such application (except for any confidential portions thereof).

     (b) Seller and Purchaser shall use all reasonable efforts to file as soon as practicable all notifications, filings and other documents required to obtain all governmental authorizations, approvals, consents or waivers, including, without limitation, under the HSR Act, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission, the Antitrust Division of the Department of Justice and any other Governmental Entity for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection therewith.

     (c) Without limiting the generality of the foregoing, within 20 business days after the date hereof, Purchaser shall, if applicable as required by law, make Form A filings with the insurance departments of the states listed in
Section 2.11(b) of the Disclosure Schedule with respect to the transactions contemplated hereby. Purchaser shall promptly make any and all other filings and submissions of information with such insurance departments which are required or requested by such insurance departments to obtain the approvals required by such insurance departments to consummate the transactions contemplated hereby. Seller agrees to furnish Purchaser with such information and reasonable assistance as Purchaser may reasonably request in connection with its preparation of such Form A filings and other filings or submissions. Purchaser shall keep Seller fully apprised of its actions with respect to all such filings and submissions and shall provide Seller with copies of such Form A filings and other filings or submissions in connection with the transactions contemplated by this Agreement (except for any confidential portions thereof).

     (d) Purchaser and Seller shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

     (e) Seller shall give prompt notice to Purchaser of the occurrence of any Seller Material Adverse Effect, and Purchaser shall give prompt notice to Seller of the occurrence of any Purchaser Material Adverse Effect. Each of Seller and Purchaser shall give prompt notice to the other of the occurrence or failure to occur of an event that would, or, with the lapse of time would, cause any condition to the consummation of the transactions contemplated hereby not to be satisfied.

     SECTION 4.7 No Solicitation. Seller shall not, directly or indirectly, through any Affiliate, officer, director, employee, investment banker, attorney, representative or agent of Seller or any of the Seller Subsidiaries, solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined). Seller will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Seller Subsidiaries or the acquisition of any equity interest in, or a substantial portion of the assets of, the Seller Subsidiaries, other than the transactions contemplated by this Agreement.

     SECTION 4.8  Excluded Assets, Real Property.

     (a) Seller and the Seller Subsidiaries shall take all actions necessary to cause the Excluded Assets to be transferred (by dividend or otherwise) to one or more other Affiliates of Seller so that such other Affiliates acquire valid title to the Excluded Assets prior to the Closing.

     (b) Seller and the Seller Subsidiaries shall take all actions necessary to cause all right, title or interest in any real property owned by any Seller Subsidiary prior to the Closing Date, whether held for use or for investment, to be transferred (by dividend or otherwise) to one or more other Affiliates of the Seller so that such other Affiliates prior to the Closing acquire all ownership rights and title to such real property assets previously held by a Seller Subsidiary. Seller, or another Affiliate of the Seller, shall replace the book value of all the owned real estate assets so transferred with cash (or cash equivalents reasonably acceptable to Purchaser) equal in value to such book value at the date of transfer.

     SECTION 4.9  Intercompany Accounts.

     All intercompany accounts and Item 5 on Section 2.18 of the Disclosure Schedule (an administrative service agreement between the Company and FHS, effective 10/1/97), including, without limitation, the August 23, 1994 promissory note from Seller to CalComp in the principal amount of $10,000,000, as set forth in Section 4.9 of the Disclosure Schedule, between the Seller Subsidiaries, on the one hand, and Seller or its Affiliates on the other hand ("Intercompany Accounts") will be terminated at or before the Closing, and, if practicable, settled at or before the Closing, and if not, then as soon as practicable after the Closing Date and, in any event, within 60 days thereafter, provided, that all principal and accrued interest under the promissory notes set forth in Section 4.9 of the Disclosure Schedule will be paid in full at the Closing.

     SECTION 4.10  Reserve Cover.

     (a) Prior to the Closing, Seller shall cause the Seller Subsidiaries to purchase $150,000,000 of adverse development protection on loss and allocated loss adjustment expense reserves for claims occurring on or before December 31, 1997, pursuant to the Reinsurance Agreement. If Purchaser should determine while the Reinsurance Agreement is in effect to commute it, Purchaser shall pay to Seller, as soon as is practicable, one-half of (a) the then fair market value of the returned assets less (b) the sum of (i) the then net present value (using a discount rate reasonably acceptable to the parties) of the commuted reserves, plus (ii) the tax cost of the commutation. Should Seller and Purchaser not agree upon the fair market value of such assets, the net present value of such commutation reserves or the tax costs of such commutation, they shall mutually retain Ernst & Young LLP ("E&Y") to act as an independent actuary (the "Independent Actuary") to determine the correct value and shall be bound by its determination. If E&Y shall decline to serve in such capacity or has a conflict with either of the parties, the parties shall agree on the appointment of the Independent Actuary within a 10 day period. If the parties cannot agree upon the selection of the Independent Actuary within a ten-day period, they shall cause their respective accounting firms to select such firm within five business days of the end of such ten-day period. Any such resolution shall be conclusive and binding on Purchaser and Seller. Seller and Purchaser shall (and shall cause the Seller Subsidiaries to) provide to such firm full cooperation. Such firm shall be instructed to reach its conclusion regarding the dispute within 60 days of its selection. The cost of the Independent Actuary's services shall be evenly borne by Seller and Purchaser and shall be paid by Purchaser out of the commutation savings proceeds, evenly reducing the proceeds available to each party, prior to paying to Seller its portion of the commutation savings.

     (b) Within 60 days of the date hereof (but in any event at least five days prior to the Closing Date), Purchaser may request, in writing, and, if requested, Seller agrees it shall cause the Seller Subsidiaries to increase the amount of reinsurance cover by $25,000,000, consistent with the terms of the Reinsurance Agreement, for aggregate ultimate net losses incurred by Seller Subsidiaries on or prior to June 30, 1998 for losses occurring on or prior to that portion of the 1998 accident year commencing on January 1, 1998 to and including June 30, 1998, in exchange for a $5,000,000 increase in the purchase price payable at the Closing by Purchaser pursuant to Section 1.2.

     SECTION 4.11  Audited Financial Statements; Quarterly Statements.

     (a) As soon as practical after the date hereof but in no event after 45 days following the date hereof, Seller shall deliver to Purchaser audited GAAP financial statements for the Seller Subsidiaries, on a consolidated basis, for each of the years ended on December 31, 1995, December 31, 1996 and December 31, 1997, including a balance sheet as of the latter two dates, and the statements of operations, shareholders' equity and cash flows, and the related management letters for the periods ending on each of such dates (collectively the "Audited Financial Statements").

     (b) Within 30 days after the end of each fiscal quarter after the date hereof prior to the Closing, Seller shall deliver to Purchaser quarterly GAAP financial statements (the "Quarterly Financial Statements") for the Seller Subsidiaries, on a consolidated basis, including a balance sheet as of the end of each quarter and statements of operations for each 1998 quarterly period then ended, in a form sufficient for filing as part of Purchaser's proxy statement.

     (c) Upon the reasonable request of Purchaser, Seller shall promptly provide, or cause to be provided, to Purchaser such information as may be reasonably required by Purchaser in connection with its Proxy Statement (as defined below) and all other documents required to be filed by Purchaser in order to consummate the transactions contemplated hereby.

     SECTION 4.12 Related Party Service Agreements. Purchaser shall enter into the Service Agreements with certain related parties of Seller on terms consistent with the terms of Exhibits B-1 through B-4.

     SECTION 4.13 Lease Renewals. Purchaser and Seller shall use all reasonable efforts in good faith to negotiate leases of three years in duration (or such shorter period of time as may be remaining on the applicable underlying lease) for all properties and facilities of the Seller Subsidiaries where the use of such property or facility by a Seller Subsidiary is not the subject of a lease, or the use by an Affiliate of a Seller Subsidiary is not the subject of a lease. The monthly rents payable on such new leases will be equal to the total monthly rental cost of the Seller's Affiliate for such facility times the percentage of the space (based on square footage) to be used by the Seller Subsidiary. All lease agreements in effect on the date of this Agreement shall be honored for their remaining term by both Purchaser and Seller.

     SECTION 4.14 Further Assurances. (a) Each party agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

     (b) Purchaser will use all reasonable efforts to cause a stockholder or stockholders of Purchaser holding at least 5% of the outstanding common stock of Purchaser who have not entered into Voting Agreements on or prior to the date hereof to enter into a Voting Agreement as soon as practicable after the date hereof.

     SECTION 4.15 State Insurance Regulatory Approval for CCIC. Notwithstanding the provision of Section 6.1(c), in the event that Purchaser is unable to obtain state insurance regulatory approval to acquire CCIC within five (5) business days after the receipt of state insurance regulatory approval for all of the other Insurance Subsidiaries, Seller shall have the right to treat CCIC as an "Excluded Asset" by providing written notice (the "CCIC Notice") to Purchaser of its election to distribute the stock of CCIC out of the Company. Following delivery of the CCIC Notice:

          (i) CCIC will be deemed to be an "Excluded Asset" and will no longer be treated as an "Insurance Subsidiary" for all purposes under the Agreement;

          (ii) the Purchase Price will be reduced by 80% of the net book value of CCIC included in the most recent Quarterly Financial Statement delivered to Purchaser (the "CCIC Value");

          (iii) Purchaser and Seller agree to negotiate in good faith to enter into an interim management agreement prior to Closing pursuant to which Seller will agree to continue to operate CCIC, at Purchaser's full cost and risk, consistent with the terms of Section 4.1 of this Agreement until Seller is able to secure the necessary state insurance regulatory approval to acquire all of the capital stock of CCIC;

          (iv) Seller agrees that it will take all steps reasonably necessary to secure such state insurance regulatory approval as soon as possible after the delivery of the CCIC Notice;

          (v) Purchaser agrees that it will purchase the capital stock of CCIC from Seller or its Affiliates, subject only to receipt of the necessary state insurance regulatory approvals and the Closing, for a price equal to the CCIC Value plus interest on such amount from the date of Closing until the date of purchase of the capital stock of CCIC accruing at a rate of 10% per annum (the "CCIC Purchase");

          (vi) upon consummation of the CCIC Purchase, CCIC will be deemed to be an "Insurance Subsidiary" as of the Closing Date; and

          (vii) notwithstanding the foregoing, Seller will be free to sell the capital stock or assets of CCIC to a third party at any time after twelve
     (12) months after the Closing Date after which time Purchaser will no longer have the obligation to purchase CCIC pursuant to this Section 4.15.

     SECTION 4.16 Stockholder Approval and Financing. Purchaser shall, as promptly as practicable, after the date hereof prepare and file with the Securities Exchange Commission a proxy statement (the "Proxy Statement") and take such other actions necessary in accordance with applicable law and its Certificate of Incorporation and bylaws to convene a meeting of its stockholders to consider and vote upon the approval of the transaction contemplated by the Financing Agreements in connection with the consummation of the transactions contemplated by this Agreement. The Proxy Statement shall include the recommendation of the Board of Directors of Purchaser that its stockholders vote in favor of those matters requiring their approval in order to consummate the transactions contemplated by this Agreement and the Financing Agreements. The Board of Directors of Purchaser shall take all reasonable steps to solicit and obtain such approval. The Purchaser agrees to use its best efforts to arrange and complete financing of the transactions as contemplated by the Financing Agreements, including taking all steps necessary to enforce its rights under the Financing Agreements. Purchaser further agrees that prior to the Closing it will not amend the terms of the IP Stock Purchase Agreement without the prior written consent of Seller if such amendments would adversely effect the completion of the Financing Agreements.

                                   ARTICLE V

                                INDEMNIFICATION

     SECTION 5.1 Indemnification by Seller. Subject to the limits set forth in this Article V, Seller agrees to indemnify, defend and hold Purchaser, its officers, directors, agents and Affiliates (the "Purchaser Indemnified Parties"), harmless from and in respect of any and all losses, damages, costs and reasonable expenses (including, without limitation, reasonable expenses of investigation and defense fees and disbursements of counsel and other professionals and losses in connection with any clean-up or remedial action pursuant to Environmental Laws), (collectively, "Losses"), that they may incur arising out of or due to any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of Seller contained in this Agreement or the Disclosure Schedule; provided, however, that Seller shall have no liability to Purchaser under this Section 5.1 unless Purchaser Indemnified Parties shall have met the aggregate deductible requirements of
Section 5.3. Notwithstanding any other provision of this Agreement, including this Section 5.1, the Seller shall have no obligation to indemnify, or otherwise have any liability to, the Purchaser Indemnified Parties for any Loss arising out of, or relating to the business or operations of the Seller Subsidiaries following the date hereof (the "Excluded Losses"), including without limitations any Excluded Breach (as defined below) unless written notice of a Loss occurring during the first 20 business days after the date hereof is provided as contemplated by Section 7.1(e) within 35 days following the date hereof.

     SECTION 5.2 Indemnification by Purchaser. Subject to the limits set forth in this Article V, Purchaser agrees to indemnify, defend and hold Seller, its officers, directors, agents and Affiliates, harmless from and in respect of any and all Losses that they may incur (i) arising out of or due to any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of Purchaser contained in this Agreement and (ii) arising out of any and all actions, suits, claims and administrative or other proceedings of every kind and nature instituted or pending against Seller or any of its Affiliates at any time after the Closing Date to the extent that such Losses (x) relate to or arise out of or in connection with the assets, businesses, operations, conduct, products, environmental conditions or violations of Environmental Laws and/or employees (including former employees) of the Seller Subsidiaries relating to or arising out of or in connection with occurrences after the Closing Date and (y) do not arise out of a breach of Seller's representations and warranties in, or a default in the performance of any of Seller's covenants under, this Agreement;

     SECTION 5.3 Survival of Representations and Warranties. The several representations and warranties of the parties contained in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Closing Date and will remain in full force and effect thereafter for a period of one year from the Closing Date; provided, however, that the representations and warranties contained in Section 2.12 shall be governed by Section 4.3 and the representations and warranties contained in Section 2.19 will survive the Closing Date for a period of two years from the Closing Date; provided, further, that such representations or warranties shall survive (if at all) beyond such period with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such one year or two years time period, as applicable, in accordance with Section 5.4. Other than as stated in the tax indemnity in Section 4.3, anything to the contrary contained herein notwithstanding, neither party shall be entitled to recover from the other unless and until the total of all claims for indemnity or damages with respect to any inaccuracy or breach of any such representations or warranties or breach of any covenants, undertakings or other agreements, whether such claims are brought under this Article V or otherwise (other than, in each case, the Excluded Losses), exceeds

$5,000,000 and then only for the amount by which such claims for indemnity or damages exceed $5,000,000; provided, however, that no party shall be entitled to recover from the other more than $50,000,000 in the aggregate pursuant to this
Article V.

     SECTION 5.4 Notice and Opportunity to Defend. If an event occurs which a party asserts is an indemnifiable event pursuant to Section 5.1 or 5.2, the party seeking indemnification shall promptly notify the other party obligated to provide indemnification (the "Indemnifying Party"). If such event involves (i) any claim or (ii) the commencement of any action or proceeding by a third person, the party seeking indemnification will give such Indemnifying Party prompt written notice of such claim or the commencement of such action or proceeding, provided, however, that the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder. If any such action is brought against any party seeking indemnification and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it wishes, at its cost, risk and expense to assume the defense thereof, with counsel reasonably satisfactory to the party seeking indemnification, unless the named party to such action or proceeding includes both an Indemnifying Party and a party seeking indemnification and the party seeking indemnification has been advised in writing by counsel that there may be one or more legal defenses available to such party that are different from or additional to those available to the Indemnifying Party, in which event the party seeking indemnification shall be entitled, at the Indemnifying Party's reasonable cost and expense to separate counsel of its own choosing reasonably acceptable to the Indemnifying Party. After notice from the Indemnifying Party to the party seeking indemnification of such election to so assume the defense thereof, the Indemnifying Party shall not be liable to the party seeking indemnification for any legal expenses of other counsel or any other expenses subsequently incurred by such party in connection with the defense thereof. The party seeking indemnification agrees to cooperate in all reasonable respects with the Indemnifying Party and its counsel in the defense against any such asserted liability. The party seeking indemnification shall have the right to participate at its own expense in the defense of such asserted liability. The Indemnifying Party shall be entitled to compromise or settle any claim as to which it is providing indemnification, which compromise or settlement shall be made only with the written consent of the party being indemnified, such consent not to be unreasonably withheld. If an Indemnifying Party fails to assume the defense of a claim within 30 calendar days after receipt of the notice of claim by the Indemnifying Party, the party seeking indemnification, against which such claim has been asserted, will, upon delivering notice to such effect to the Indemnifying Party, have the right to undertake, at the Indemnifying Party's reasonable cost and expense subject to the limitations set forth in this Article V, the defense, compromise or settlement of such claim on behalf of and for the account of the Indemnifying Party subject to the limitations set forth in this
Article V; provided, however, that such claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the party seeking indemnity assumes the defense of the claim, it shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. In no event shall an Indemnifying Party be liable for any settlement effected without its consent, which will not be unreasonably withheld.

     SECTION 5.5 Adjustment for Insurance and Taxes. The amount which an Indemnifying Party is required to pay to, for or on behalf of the other party (hereinafter referred to as an "Indemnitee") pursuant to this Article V and
Section 4.3 shall be adjusted (including, without limitation, retroactively) (i) by any insurance proceeds actually recovered by or on behalf of such Indemnitee in reduction of the related indemnifiable loss (the "Indemnifiable Loss") and
(ii) to take account of any tax benefit actually realized as a result of any Indemnifiable Loss, less the cost of procuring such insurance proceeds or tax benefit. Amounts required to be paid, as so reduced, are hereinafter sometimes called an "Indemnity Payment." If an Indemnitee has received or has had paid on its behalf an Indemnity Payment for an Indemnifiable Loss and subsequently receives insurance proceeds for such Indemnifiable Loss, or realizes any tax benefit as a result of such Indemnifiable Loss, then the Indemnitee shall (i) promptly notify the Indemnifying Party of the amount and nature of such proceeds and benefits, together with the cost of procuring them, and (ii) pay to the Indemnifying Party the amount of such insurance proceeds or tax benefit (reduced by such procurement cost), or, if lesser, the amount of the Indemnity Payment.

     SECTION 5.6 Mitigation of Loss. Each Indemnitee is obligated to use its reasonable efforts to mitigate the amount of any Loss for which it is entitled to seek indemnification hereunder, and the Indemnifying Party shall not be required to make any payment to an Indemnitee in respect of such Loss to the extent such Indemnitee failed to comply with the foregoing obligation.

     SECTION 5.7 Subrogation. Upon making any Indemnity Payment, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Loss to which the payment relates; provided, however, that until the Indemnitee recovers full payment of its Loss, any and all claims of the Indemnifying Party against any such third party on account of such payment are hereby made expressly subordinated and subjected in right of payment of the Indemnitee's rights against such third party. Without limiting the generality of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation and subordination rights.

     SECTION 5.8 Tax Indemnification. None of the provisions of this Article V, with the exception of Section 5.5, shall apply to the claims, obligations, liabilities, covenants and representations under Section 4.3, which shall be governed solely by the terms thereof.

     SECTION 5.9 Set-Off. Neither Seller nor Purchaser shall have any right to set-off any Losses against any payments to be made by such party or parties pursuant to this Agreement or the Service Agreements, except as otherwise expressly provided herein or therein.

     SECTION 5.10 Exclusive Remedy. Following the Closing, the indemnities provided for in this Article V shall be the sole and exclusive remedies of the parties and their respective officers, directors, employees, Affiliates, agents, representatives, successors and assigns for any breach of or inaccuracy in any representation or warranty or any breach, nonfulfillment or default in the performance of any of the covenants or agreements contained in this Agreement (but not any such covenants or agreements to the extent they are by their terms to be performed after the Closing Date). The parties shall not be entitled to a recission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof (whether by contract, common law, statute, law, regulation or otherwise, including, without limitation, under the Racketeer Influence and Corrupt Organizations Act of 1970, as amended), all of which the parties hereby waive, provided, however, that nothing herein is intended to waive any claims for intentional fraud.

                                   ARTICLE VI

                                   CONDITIONS

     SECTION 6.1  Conditions to Each Party's Obligation to Effect the
Closing. The obligations of Seller, on the one hand, and Purchaser, on the other hand, to consummate the Closing are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions:

          (a) no arbitrator or Governmental Entity shall have issued any order, decree or ruling, and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the material transactions contemplated by this Agreement; provided that the parties shall have used all reasonable efforts to cause any such order, decree, ruling, statute, rule or regulation to be vacated or lifted;

          (b) any waiting period applicable to the transactions contemplated hereby under the HSR Act shall have expired or been terminated;

          (c) the required state insurance regulatory approvals of the consummation of the transactions contemplated hereunder (the "State Insurance Regulatory Approval"), including the approval of the California Department of Insurance pursuant to California Insurance Code Section 1215 et seq., shall have been obtained, provided, that if Purchaser is unable to obtain Insurance Regulatory Approval for CCIC and Seller has exercised its right under Section 4.15 to treat CCIC as an Excluded Asset, this Section 6.1(c) shall be deemed satisfied with respect to CCIC; and

          (d) all authorizations, approvals or consents required to permit the consummation of the transactions contemplated hereby shall have been obtained and be in full force and effect, except where the failure to have obtained any such authorizations, approvals or consents would not have a Seller Material Adverse Effect or a Purchaser Material Adverse Effect, as the case may be.

     SECTION 6.2 Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Purchaser) of the following further conditions:

          (a) the representations and warranties of Seller shall be true and accurate as of the Closing Date as if made at and as of such time (other than (i) Section 2.8 and (ii) those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need to be true and accurate only as of such date or with respect to such period), except (x) where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), would not have, a Seller Material Adverse Effect or (y) where the failure of such representations to be true and accurate arises out of, or relates to, the business or operations of the Seller Subsidiaries following the date hereof (an "Excluded Breach"), unless written notice of such failure or inaccuracy occurring within the first 20 business days after the date hereof is provided as contemplated by Section 7.1(e) within 35 days following the date hereof;

          (b) Seller shall have performed in all material respects the obligations hereunder required to be performed by it at or prior to the Closing Date;

          (c) Purchaser shall have received an incumbency certificate and a certificate signed by two executive officers of Seller, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied;

          (d) the Seller Subsidiaries shall have entered into the Reinsurance Agreement;

          (e) all Intercompany Accounts have been terminated as of the Closing Date;

          (f) Seller shall have entered into the Transitional Services Agreement contemplated by Exhibit B-4 hereto;

          (g) Purchaser shall have received letters of resignation from each of the members of the Board of Directors of each Seller Subsidiary, which resignations shall be effective as of the Closing Date;

          (h) the Company shall have no subsidiaries other than the Insurance Subsidiaries; and

          (i) Seller shall have delivered copies to Purchaser of all certificates of good standing, certificates of qualification and certificates of authority for each Seller Subsidiary consistent with the disclosure provided in Section 2.11(b) of the Disclosure Schedules.

     SECTION 6.3 Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Seller) of the following conditions:

          (a) the representations and warranties of Purchaser shall be true and accurate as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need to be true and accurate only as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) would not have a Purchaser Material Adverse Effect;

          (b) Purchaser shall have performed in all material respects all of the obligations hereunder required to be performed by Purchaser, at or prior to the Closing Date;

          (c) Seller shall have received an incumbency certificate and a certificate signed by two executive officers of Purchaser, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied;

          (d) Purchaser shall have delivered executed copies of each of the Service Agreements; and

          (e) at the Closing, Purchaser shall have delivered to Seller a certificate (which certificate shall survive the Closing) to the effect that (i) Purchaser has conducted and is satisfied with the results of its business, accounting and legal due diligence review of the Shares and the business and affairs of Seller and the Seller Subsidiaries and (ii) in completing the transactions contemplated in accordance with this Agreement, Purchaser has not and is not relying on any representation or warranty of Seller or the Seller Subsidiaries which is not expressly stated in this Agreement.

                                  ARTICLE VII

                                  TERMINATION

     SECTION 7.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing Date:

        (a) by the mutual consent of Seller and Purchaser;

        (b) by Seller or Purchaser:

             (i) if the Closing shall not have occurred on or prior to November 30, 1998 (or December 31, 1998 if the only condition remaining unfulfilled at November 30, 1998 is approval by any required Governmental Entity and Seller and Purchaser are continuing to seek to obtain such approval); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date; or

             (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use all reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the material transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable;

          (c) by Seller if Purchaser (x) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or (y) breaches its representations and warranties in any material respect and such breach would have a Purchaser Material Adverse Effect, in each case such that the conditions set forth in
     Section 6.1 or Section 6.3 would not be satisfied; provided, however, that if any such breach is curable within a reasonable period of time by Purchaser through the exercise of Purchaser's best efforts and for so long as Purchaser shall be so using its best efforts to cure such breach, Seller may not terminate this Agreement pursuant to this Section 7.1(c);

          (d) by Purchaser if Seller (x) breaches or fails in any material respect to perform or comply with any of their material covenants and agreements contained herein or (y) breaches its representations and warranties in any material respect (other than Excluded Breaches) and such breach would have a Seller Material Adverse Effect, in each case such that the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied; provided, however, that if any such breach is curable within a reasonable period of time by Seller through the exercise of Seller's best efforts and for so long as Seller shall be so using its best efforts to cure such breach, Purchaser may not terminate this Agreement pursuant to this Section 7.1(d);

          (e) by Purchaser if, from the date of this Agreement through to the Closing Date, there shall have occurred a "Material Adverse Change," as hereinafter defined, in the financial condition, business or operations of the Seller Subsidiaries, taken as a whole. A "Material Adverse Change", for purposes of this Section 7.1(e), means (i) during the twenty (20) business days following the date of this Agreement, any change in the business or operations of the Seller Subsidiaries that meets the definition of a Seller Material Adverse Effect and with respect to which Purchaser provides Seller, within thirty-five (35) days following the date hereof, written notice of its desire to terminate this Agreement pursuant to this Section 7.1(e) and (ii) after such twenty (20) business day period, subject to the right to provide written notice as provided by the immediately preceding clause (i), until the Closing Date, a change in the business or operations of the Seller Subsidiaries that meets the definition of a Seller Material Adverse Effect, other than a Seller Material Adverse Effect arising out of, or relating to, the business or operations of the Seller Subsidiaries after the date hereof or the matters disclosed in the Disclosure Schedules; or

          (f) by Seller if (x) Purchaser, its board of directors or officers fails to recommend to Purchaser's stockholders, or withdraws, revokes or otherwise adversely modifies its approval or recommendation of the transactions contemplated hereby or (y) the stockholders of Purchaser fail to approve those matters requiring their approval in order to consummate the transactions contemplated hereby.

     SECTION 7.2 Procedure and Effect of Termination. In the event of the termination and abandonment of this Agreement by Seller or Purchaser pursuant to
Section 7.1, written notice thereof shall forthwith be given to the other party. If the transactions contemplated by this Agreement are terminated as provided herein:

          (a) each party will return all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

          (b) all confidential information received by either party with respect to the business of any other party or its subsidiaries or Affiliates shall be treated in accordance with the provisions of the Confidentiality Agreement, which shall survive the termination of this Agreement; and

          (c) neither party will have any liability under this Agreement to the other except (i) as stated in subparagraphs (a) and (b) of this Section 7.2, (ii) for any willful breach of any provision of this Agreement and
     (iii) as provided in the Confidentiality Agreement.

     SECTION 7.3 Breakup Fee. In the event that the conditions to closing set forth in Article VI with respect to a party have been met and there is no basis for such party to terminate this Agreement pursuant to Section 7.1, yet, upon written request, such party does not agree upon and does not meet a reasonable schedule to set the Closing Date and complete the Closing, then such party shall be deemed to have wrongfully failed to close and the other party shall be entitled to: (a) obtain injunctive relief to require the Closing to occur; or
(b) receive a $15,000,000 payment from the other party and seek additional monetary damages from the other party, if any, provided, however, that the occurrence of the Closing shall preclude in full the availability of alternative
(b). In addition, in the event Seller terminates the Agreement pursuant to
Section 7.1(f), Seller shall be entitled to receive a $15,000,000 payment from Purchaser and seek additional monetary damages, if any. Any payment required above shall be paid in immediately available funds within three (3) business days of the demand for such payment and shall accrue interest at LIBOR plus 2% per annum. For the purposes of this Agreement, "LIBOR" shall mean "LIBOR" as defined in FHS's senior credit facility.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     SECTION 8.1 Governing Laws and Consent to Jurisdiction. The laws of the State of Delaware (irrespective of its choice of law principles) shall govern all issues concerning the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the rights and duties of the parties. Each party irrevocably submits to the exclusive jurisdiction of the federal courts of the United States of America located in Los Angeles County, California (and federal courts having jurisdiction over appeals therefrom) in respect of the transactions contemplated by this Agreement, the other agreements and documents referred to herein and the transactions contemplated by this Agreement and such other documents and agreements.

     SECTION 8.2 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties at any time prior to the Closing Date with respect to any of the terms contained herein.

     SECTION 8.3 Notices. All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) upon actual receipt or when delivered by hand or by FedEx or a similar overnight courier, (ii) five days after being deposited in any United States Post Office enclosed in a postage prepaid, registered or certified envelope addressed or
(iii) when successfully transmitted by telecopier (with a confirming copy of such communication to be sent as provided in clause (i) or (ii) above), to the receiving party during regular business hours at the address or telecopier number set forth below (or at such other address or telecopier number for a party as shall be specified by like notice), provided, however, that any notice of change of address or telecopier number shall be effective only upon receipt:

        (a) if to Purchaser, to:

               Superior National Insurance Group, Inc.
               26601 Agoura Road
               Calabasas, California 91302
               Telephone No.: (818) 880-1600
               Telecopy No.: (818) 880-8615
               Attention: J. Chris Seaman

        with a copy to:

               Riordan & McKinzie
               5473 Corsa Avenue, Suite #116
               Westlake Village, California 91362
               Telephone No.: (818) 706-1800
               Telecopy No.: (818) 706-2956
               Attention: Dana M. Warren, Esq.

        (b) if Seller, to:

               Foundation Health Systems, Inc.
               225 North Main
               Pueblo, CO 81003
               Telephone : (719) 585-8077
               Telecopy No: (719) 585-8175
               Attention: General Counsel

        with a copy to:

               Skadden, Arps, Slate, Meagher &
               Flom (Illinois)
               333 West Wacker Drive
               Chicago, Illinois 60606
               Telephone No.: (312 407-0700
               Telecopy No.: (312 407-0411
               Attention: Peter C. Krupp, Esq.

     Section 8.4  Interpretation.

     (a) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. The words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. As used in this Agreement, the term "Affiliate(s)" shall have the meaning set forth in Rule l2b-2 of the Securities Exchange Act of 1934, as amended. The phrases "to the knowledge of," "to a party's best knowledge," or any similar phrase shall mean such facts and other information which as of the date of determination are actually known to any vice president or chief financial officer and any officer superior to any of the foregoing, of the referenced party. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 5, 1998. As used in this Agreement, the term "business day" means a day, other than a Saturday or a Sunday, on which banking institutions in the city of Los Angeles are open. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     (b) The Disclosure Schedule shall be construed with and as an integral part of this Agreement as if the same had been set forth verbatim herein. Any matter disclosed pursuant to the Disclosure Schedule shall be deemed to be disclosed for all purposes under this Agreement, but such disclosure shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

     (c) Headings are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

     (d) Notwithstanding the provisions of Section 1.2, the Purchase Price shall be increased by the amount of any capital contributions made to the Company after December 31, 1997 in order to fund any capital contributions or any other payment (a "Governmental Payment"), in an amount not to exceed $25,000,000, which are required by any Governmental Entity (as defined below) and such increase shall be payable by wire transfer of immediately available funds to an account designated by Seller; provided that an increase in the Purchase Price attributable to Governmental Payments in excess of $10,000,000 shall be paid in the form of a senior note from Purchaser (the "Purchaser Note") with the principal amount thereon due three years from the Closing Date and bearing a rate of interest, payable quarterly, equal to the interest on the senior notes to be issued by Purchaser pursuant to the Financing Agreements. The Purchaser Note, if any, shall be in a form reasonably acceptable to Seller and Purchaser.

     SECTION 8.5 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement.

     SECTION 8.6 Entire Agreement; Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein), the Confidentiality Agreement and the Disclosure Schedule (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) except as provided herein, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     SECTION 8.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     SECTION 8.8 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 8.1 hereof in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.3 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

     SECTION 8.9 Specific Performance. Each party acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that, subject to the terms of Section 7.3, the parties will (a) waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with
Section 8.1.

     SECTION 8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

     SECTION 8.11 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated hereby, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby is consummated, provided that Purchaser shall pay all fees associated with any filings made under the HSR Act in connection with the transactions contemplated by this Agreement.

     SECTION 8.12 Waivers. Except as otherwise provided in this Agreement, any failure of either party to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          FOUNDATION HEALTH CORPORATION

                                          By: /s/ B. CURTIS WESTEN
                                            ------------------------------------
                                            Name: B. Curtis Westen
                                            Title:  Sr. VP, Gen. Counsel &
                                              Secretary

                                          SUPERIOR NATIONAL INSURANCE GROUP,
                                          INC.

                                          By: /s/ J. CHRIS SEAMAN
                                            ------------------------------------
                                            Name: J. Chris Seaman
                                            Title:  Chief Financial Officer

                                    ANNEX A

                             INDEX OF DEFINED TERMS

                                                                    DEFINED IN
                           TERMS                                      SECTION
                           -----                                    ----------
Acquisition Proposal........................................  4.7
Adjusted Grossed-Up Basis...................................  4.3(a)
Affiliate(s)................................................  8.4(a)
Agreement...................................................  Preamble
Audited Financial Statements................................  4.11(a)
Axis........................................................  Preamble
Bankruptcy Code.............................................  3.7
Benefit Plans...............................................  2.9(a)
BIC.........................................................  Preamble
business day................................................  8.4(a)
CalComp.....................................................  Preamble
Capital Z...................................................  3.5
CBIC........................................................  Preamble
CCIC........................................................  Preamble
CCIC Notice.................................................  4.15
CCIC Purchase...............................................  4.15(v)
CCIC Value..................................................  4.15(ii)
Closing.....................................................  1.3(a)
Closing Date................................................  1.3(a)
Code........................................................  Preamble and 2.12(g)
Company Employees...........................................  4.4(a), 4.4(c)
Company.....................................................  Preamble
Confidentiality Agreement...................................  4.2
Consultation Notice.........................................  4.3(n)
Disposed Businesses.........................................  2.15
Disclosure Schedule.........................................  2.2
E&Y.........................................................  4.10(a)
Election Forms..............................................  4.3(c)
Employee Arrangement........................................  4.4(b)
Encumbrances................................................  1.1
Environmental Conditions....................................  2.19(a)(v)
Environmental Laws..........................................  2.19(a)(iv)
ERISA.......................................................  2.9(a)
ERISA Affiliate.............................................  2.9(a)
Excluded Assets.............................................  Preamble
Excluded Breach.............................................  6.2(a)
Excluded Losses.............................................  5.1
FHS.........................................................  Preamble
Final Allocation............................................  4.3(b)
Financial Statements........................................  2.6(a)
Financing Agreements........................................  3.5
FIRMS.......................................................  Preamble
GAAP........................................................  2.6(a)
Governmental Entity.........................................  2.5
Governmental Payment........................................  1.2
Hazardous Substance.........................................  2.19(a)(iii)
HSR Act.....................................................  2.5
Indemnifiable Loss..........................................  5.5

                                                                    DEFINED IN
                           TERMS                                      SECTION
                           -----                                    ----------
Indemnifying Party..........................................  5.4
Indemnitee..................................................  5.5
Indemnity Payment...........................................  5.5
Independent Actuary.........................................  4.10(a)
Insurance Subsidiaries......................................  Preamble
Intercompany Accounts.......................................  4.9
Intercompany Note...........................................  Preamble
Interim Consulting Team.....................................  4.1
Interim Period..............................................  4.3(i)
IP..........................................................  3.5
IPB.........................................................  3.5
IP Stock Purchase Agreement.................................  3.5
Listed Items................................................  2.6(c)
LIBOR.......................................................  7.3
Losses......................................................  5.1
M&R Report..................................................  3.6(a)
Material Adverse Change.....................................  7.1(e)
Material Agreement(s).......................................  2.15
Permits.....................................................  2.11(a)
Pre-Closing Periods.........................................  4.3(i)
Proxy Statement.............................................  4.16
Purchase Price..............................................  1.2
Purchaser...................................................  Preamble
Purchaser Indemnified Parties...............................  5.1
Purchaser Disclosure Schedule...............................  3.3
Purchaser Note..............................................  1.2
Purchaser Plans.............................................  4.4(a)
Purchaser Material Adverse Effect...........................  3.1
Quarterly Financial Statements..............................  4.11(b)
Reinsurance Agreement.......................................  Preamble
Release.....................................................  2.19(a)(ii)
Reviewco....................................................  Preamble
Section 338(h)(10) Election.................................  4.3(a)
Seller......................................................  Preamble
Seller Intellectual Property................................  2.14
Seller Subsidiaries.........................................  Preamble and 2.19(a)(i)
Seller Material Adverse Effect..............................  2.1
Service Agreements..........................................  Preamble
Shares......................................................  Preamble
State Insurance Regulatory Approval.........................  6.1(c)
STAT Financial Statements...................................  2.6(b)
Superior 401(k) Plan........................................  4.4(e)
Taxes.......................................................  2.12
Tax Return..................................................  2.12
Voting Agreements...........................................  Preamble
Year 2000 Matters...........................................  2.20

(LOGO)
                                                                         ANNEX B
                                                   Investment Banking
                                                   Corporate and Institutional
                                                   Client Group
                                                   World Financial Center
                                                   North Tower
                                                   New York, New York 10281-1325
                                                   212 449 1000

                                                                   July 17, 1998
Board of Directors
Superior National Insurance Group, Inc.
26601 Agoura Road
Calabasas, CA 91302

Members of the Board:

     Superior National Insurance Group, Inc. (the "Company") and Foundation Health Corporation ("FHC") have entered into a Purchase Agreement (the "Purchase Agreement") pursuant to which the Company will acquire (the "Acquisition Transaction") all the outstanding capital stock of Business Insurance Group, Inc. (the "Acquisition Candidate"). To obtain part of the financing for the Acquisition Transaction, the Company (i) has entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") under which it will sell shares of its Common Stock ("Common Stock") to Insurance Partners, L.P. and affiliated investment funds (collectively, "IP") and to warrantholders who exercise preemptive rights to purchase shares under the terms of the Stock Purchase Agreement, and (ii) will raise an additional amount through the offer of rights (the "Rights Offering") to purchase shares of Common Stock to its stockholders other than IP, warrantholders (excluding those who exercised their preemptive rights to purchase under the terms of the Stock Purchase Agreement) and holders of vested and unvested stock options and unvested restricted shares of Common Stock (collectively, the "Rights Recipients"), with IP providing a backstop commitment, subject to the limitation described in the next paragraph, to purchase shares of Common Stock sufficient to bring the total equity proceeds to $200 million (collectively, the "Equity Financings").

     Pursuant to the Purchase Agreement, the Company will purchase all of the outstanding capital stock of Acquisition Candidate for an amount equal to $285 million, less the cost of a loss reserve guarantee provided through a reinsurance agreement (the "Reinsurance Agreement") referred to therein (the "Purchase Price"). You have advised us, and we have assumed, that the cost of the Reinsurance Agreement will be $26 million. Pursuant to the Stock Purchase Agreement (i) the Company will sell to IP approximately 5.61 million shares of Common Stock, at a purchase price of $16.75 per share (the "Subscription Price"), and (ii) to the extent the Company raises in the aggregate less than $200 million in proceeds from the sale of Common Stock pursuant to the Rights Offering and to IP and to warrantholders pursuant to the Stock Purchase Agreement, IP has committed to purchase a sufficient number of shares of Common Stock up to a maximum of approximately 6.33 million shares, at the Subscription Price, to bring the total equity proceeds to $200 million. IP and its affiliates will agree not to acquire any additional shares of Common Stock and to certain other restrictions.

     You have asked us whether, in our opinion, the Purchase Price and the Equity Financings, taken as a whole, are fair from a financial point of view to the Company.

     In arriving at the opinion set forth below, we have, among other things:

          1. Reviewed certain publicly available business and financial information relating to the Company and the Acquisition Candidate that we deemed to be relevant;

          2. Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquisition Candidate;

          3. Conducted discussions with members of senior management of the Company concerning the matters described in clauses 1 and 2 above, as well as the businesses of the Company and the Acquisition Candidate and the prospects before and after giving effect to the Acquisition Transaction;

          4. Reviewed the implied valuation multiples in the Acquisition Transaction and the market price and valuation multiples for the Common Stock and compared them with those of certain publicly traded companies that we deemed to be relevant;

          5. Reviewed the results of operations of the Company and the Acquisition Candidate and compared them with those of certain publicly traded companies that we deemed to be relevant;

          6. Compared the proposed financial terms of the Acquisition Transaction with the financial terms of certain other acquisition transactions that we deemed to be relevant;

          7. Reviewed the potential pro forma impact of the Acquisition Transaction on the Company;

          8. Reviewed the Purchase Agreement, the Stock Purchase Agreement and the form of the Reinsurance Agreement;

          9. Reviewed the most current draft of the Company's proxy statement relating to the Acquisition Transaction (the "Proxy Statement");

          10. Reviewed the Registration Statements on Form S-1 relating to the Rights Offering and the offering of the Company's senior notes;

          11. Reviewed the terms of other rights offerings and other equity financings that we deemed appropriate; and

          12. Conducted such other analyses and investigations as we deemed appropriate for purposes of this opinion.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquisition Candidate. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquisition Candidate. Merrill Lynch is not an expert in the evaluation of allowances for loss and loss adjustment expenses and has not made an independent evaluation of the adequacy of the allowances for loss and loss adjustment expenses for each of the Company or the Acquisition Candidate, nor has Merrill Lynch reviewed any individual policies relating to the Company or the Acquisition Candidate. With respect to the financial forecasts furnished to or discussed with us by the Company or the Acquisition Candidate, including, without limitation, the effects of the three-year quota share reinsurance arrangements described in the Proxy Statement, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company or the Acquisition Candidate, as the case may be. As to certain legal matters, we have relied on the advice of counsel to the Company. We were not requested to, nor did we, solicit the interest of any other party in providing the Equity Financings. Moreover, we did not participate in any negotiations or discussions with respect to the Acquisition Transaction or the Equity Financings. We have been retained by the Company only for the purpose of rendering this opinion and did not provide any other service in connection with the Acquisition Transaction or the Equity Financings.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Acquisition Transaction and the Equity Financings, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Acquisition Transaction. We have also assumed that the rights (except for rights issued in respect of stock options and unvested restricted shares of Common Stock) will be transferable and that the exercise period for the rights will be at least 30 days and that, as a result, each Rights Recipient will have a reasonable opportunity to exercise or sell such Rights Recipient's rights.

     In the ordinary course of our business, we may actively trade the Common Stock and other securities of the Company or Foundation Health Systems, the parent of FHC, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, an affiliate of Merrill Lynch has committed to make a limited partnership investment in a new fund which is one of the entities constituting IP for purposes of the Stock Purchase Agreement.

     This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Acquisition Transaction or Equity Financings and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote on the Equity Financings. We are expressing no opinion with respect to the fairness of the Subscription Price or the other terms of the Equity Financings separately or whether alternative financing on more favorable terms than the Equity Financings might be available.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Purchase Price and the Equity Financings, taken as a whole, are fair from a financial point of view to the Company.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER &
                                          SMITH INCORPORATED

                                                                         ANNEX C

                            STOCK PURCHASE AGREEMENT

                                     AMONG

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.,

                           INSURANCE PARTNERS, L.P.,

                               INSURANCE PARTNERS
                            OFFSHORE (BERMUDA), L.P.

                                      AND

                            CAPITAL Z PARTNERS, LTD.

                            DATED AS OF MAY 5, 1998

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I     THE TRANSACTIONS............................................   C-1
  1.1         Purchase and Sale...........................................   C-1
  1.2         Closing Matters.............................................   C-2
  1.3         The Closing.................................................   C-2
  1.4         Commitment Fee..............................................   C-2
  1.5         Transaction Fee.............................................   C-2
  1.6         Additional Fee..............................................   C-2

ARTICLE II    REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS............   C-3
  2.1         Organization................................................   C-3
  2.2         Authority...................................................   C-3
  2.3         No Violation................................................   C-3
  2.4         Brokers.....................................................   C-4
  2.5         Funds Available.............................................   C-4
  2.6         Securities Act Representation...............................   C-4

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............   C-4
  3.1         Corporate Organization......................................   C-4
  3.2         Capital Stock...............................................   C-4
  3.3         Newly Issued Shares.........................................   C-5
  3.4         Authority...................................................   C-5
  3.5         No Violation................................................   C-5
  3.6         SEC Filings.................................................   C-6
  3.7         Litigation..................................................   C-7
  3.8         Compliance with Laws........................................   C-7
  3.9         No Material Adverse Change; Ordinary Course of Business.....   C-7
  3.10        Private Offering............................................   C-7
  3.11        Taxes.......................................................   C-7
  3.12        Brokers.....................................................   C-8
  3.13        Fairness Opinion............................................   C-8

ARTICLE IV    COVENANTS AND AGREEMENTS....................................   C-8
  4.1         Proxy Statement and Meeting of Company's Stockholders.......   C-8
  4.2         Standstill..................................................   C-8
  4.3         Transfer of Shares..........................................  C-10
  4.4         Rights Offering; Debt Offering..............................  C-10
  4.5         Best Efforts................................................  C-11
  4.6         Indemnification by the Company..............................  C-11
  4.7         Indemnification by the Purchasers...........................  C-12
  4.8         Consents....................................................  C-12
  4.9         Use of Proceeds.............................................  C-12
  4.10        HSR Reports.................................................  C-12
  4.11        Exclusivity.................................................  C-12

                                                                            PAGE
                                                                            ----
  4.12        SEC Filings.................................................  C-13
  4.13        Amendment of Purchase Agreement.............................  C-13
  4.14        Rights Offering Notice......................................  C-13

ARTICLE V     CONDITIONS PRECEDENT........................................  C-13
  5.1         Conditions to Each Party's Obligations......................  C-13
  5.2         Conditions to the Obligations of the Company................  C-13
  5.3         Conditions to the Obligations of Purchasers.................  C-14
ARTICLE VI    MISCELLANEOUS...............................................  C-15
  6.1         Termination.................................................  C-15
  6.2         Amendment...................................................  C-15
  6.3         Waiver......................................................  C-15
  6.4         Survival....................................................  C-15
  6.5         Notices.....................................................  C-15
  6.6         Headings; Agreement.........................................  C-16
  6.7         Publicity...................................................  C-16
  6.8         Entire Agreement............................................  C-16
  6.9         Conveyance Taxes............................................  C-17
  6.10        Assignment..................................................  C-17
  6.11        Counterparts................................................  C-17
  6.12        Governing Law...............................................  C-17
  6.13        Third Party Beneficiaries...................................  C-17
  6.14        Costs and Expenses..........................................  C-17

EXHIBITS
Exhibit A-1   Purchasers of the Shares of Common Stock
Exhibit A-2   Warrants
Exhibit A-3   Transaction Fee
Exhibit B     Form of Warrant
Exhibit C     Form of Amended and Restated Registration Rights Agreement

  [Exhibits B and C have been intentionally omitted for purposes of this Proxy
                                   Statement]

                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT ("Agreement") dated as of May 5, 1998 by and among Superior National Insurance Group, Inc., a Delaware corporation (the "Company"), Insurance Partners, L.P., a Delaware limited partnership ("IP Delaware"), Insurance Partners Offshore (Bermuda), L.P., a Bermuda limited partnership ("IP Bermuda"), and Capital Z Partners, Ltd., a Bermuda corporation ("Cap Z", and together with IP Delaware and IP Bermuda, the "Purchasers").

                                   RECITALS:

     WHEREAS, the Purchasers wish to purchase from the Company, and the Company wishes to issue and sell to the Purchasers, the number of shares of common stock, par value $.01 per share (the "Common Stock"), of the Company as is set forth in Section 1.1 below, on the terms and subject to the conditions set forth herein;

     WHEREAS, concurrently with the execution of this Agreement, the Company and Foundation Health Corporation, a Delaware corporation ("FHC"), are entering into a Purchase Agreement (the "Purchase Agreement") pursuant to which the Company will acquire certain subsidiaries of FHC;

     WHEREAS, the Board of Directors of the Company (the "Board of Directors") has approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein;

     WHEREAS, in accordance with Section 4.2(b) and (c) of the Amended and Restated Stock Purchase Agreement, dated as of September 17, 1996 as amended and restated effective as of February 17, 1997 (the "September 1996 Stock Purchase Agreement"), among the Company, IP Delaware, IP Bermuda and the other persons or entities who executed the subscription agreements attached thereto, the limitations set forth in Section 4.2(a) and (c) of the September 1996 Stock Purchase Agreement have been waived with respect to the transactions contemplated hereby with the approval of the Board of Directors of the Company in accordance with Section 4.2(b) of the September 1996 Stock Purchase Agreement; and

     WHEREAS, the Board of Directors of the Company has approved the transfer or assignment by Cap Z of (i) this Agreement and all of its rights, interests and obligations hereunder and (ii) the Shares and the Warrants (each as defined herein) to be issued to Cap Z hereunder (x) to a partnership of which Cap Z will be, directly or indirectly, the general partner, (y) to or from Zurich Centre Investments Ltd. ("ZCIL") or its affiliates in accordance with the terms of the letter agreement, dated May 5, 1998 (the "Zurich Letter"), among the Company, Cap Z and ZCIL or (z) in the case of the Warrants, as otherwise provided in
Section 1.4 hereof.

                                   AGREEMENT:

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions contained herein, the sufficiency of which is hereby acknowledged, and in order to set forth the terms and conditions of the transactions described herein and the mode of carrying the same into effect, the parties hereby agree as follows:

                                   ARTICLE I

                                THE TRANSACTIONS

     1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, each of the Purchasers agrees to purchase from the Company and the Company agrees to issue and sell to each of the Purchasers (the "Purchase") at the Closing (as defined below) the aggregate number of shares of Common Stock (the "Shares") equal to the sum of (a) the number of shares of Common Stock set forth opposite such Purchaser's name on Exhibit A-1 hereto under the heading "Shares to be Purchased" at a purchase price for each share of Common Stock of Sixteen Dollars and Seventy-Five Cents ($16.75) (the "Share Price"), plus (b) if all the
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shares of Common Stock offered in the Rights Offering (as defined herein) are not subscribed for, the aggregate number of shares of Common Stock that is equal to the product of the total number of shares of Common Stock which are not subscribed for in the Rights Offering (which number shall be set forth in the notice to be delivered by the Company to the Purchasers pursuant to Section 4.14 hereof) and the percentage set forth opposite such Purchaser's name on Exhibit A-1 hereto under the heading "Percentage of Unsubscribed Shares" at a purchase price for each share of Common Stock equal to the Share Price; provided, that in no event shall any Purchaser be obligated to purchase in excess of the number of shares of Common Stock set forth opposite such Purchaser's name on Exhibit A-1 hereto under the heading "Maximum Number of Shares" (the aggregate amount to be paid by a Purchaser under this Section being the "Purchase Price" with respect to such Purchaser).

     1.2 Closing Matters. At the Closing each of the Purchasers shall wire transfer or otherwise make available in same day funds to the Company the Purchase Price to be paid by such Purchaser and the Company shall deliver to such Purchaser certificates representing the Shares purchased by such Purchaser.

     1.3 The Closing. Subject to the fulfillment of the conditions precedent specified in Article V (any or all of which may be waived in writing by the respective parties whose performance is conditioned upon satisfaction of such conditions precedent), the purchase and sale of the Shares shall be consummated at a closing (the "Closing") to be held at the offices of Riordan & McKinzie in Los Angeles, California, subject to the satisfaction or waiver of all conditions precedent specified in Article V hereof, simultaneous with the Closing (as defined in the Purchase Agreement) under the Purchase Agreement, or at such other place and time as the Company and the Purchasers shall mutually agree in writing after the satisfaction or waiver of all conditions precedent specified in Article V; provided, that the Closing Date shall not be less than 10 business days after the date on which the Rights Offering Notice is delivered by the Company to the Purchasers pursuant to Section 4.14 hereof; and provided, further, that in no circumstance shall the Closing occur on or after November 30, 1998 or such later date as may be required by Section 7.1(b)(i) of the Purchase Agreement, but in no event later than December 31, 1998 (such date and time being herein referred to as the "Closing Date").

     1.4 Commitment Fee. Whether or not the transactions contemplated hereby are consummated, the Company shall pay a commitment fee to each Purchaser or its designee (or, in the case of Cap Z, assignee) and ZCIL or its designee (the "Commitment Fee") as compensation, in the case of each Purchaser, for agreeing to purchase the Shares referred to in Section 1.1(b) hereof, and, in the case of ZCIL, for providing the Zurich Letter in respect of the Shares referred to in
Section 1.1(b) hereof. The Commitment Fee due hereunder shall be earned and payable as of the date of execution of this Agreement and shall be paid by issuing to each Purchaser or its designee (or, in the case of Cap Z, assignee) and ZCIL or its designee, except to the extent set forth in the Zurich Letter, the number of Common Stock Purchase Warrants (the "Warrants") set forth opposite such Purchaser's or ZCIL's name on Exhibit A-2 hereto registered in the name of such Purchaser or ZCIL. The Warrants shall be in the form of Exhibit B hereto and shall be issued to each Purchaser or its designee (or, in the case of Cap Z, assignee) and ZCIL or its designee in definitive form on the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms. Notwithstanding the provisions of Section 6.4 hereof, this Section 1.4 shall survive the termination of this Agreement.

     1.5 Transaction Fee. If the transactions contemplated hereby are consummated, at the Closing, the Company shall pay to each Purchaser or its designee (or, in the case of Cap Z, assignee), in immediately available funds, a transaction fee in the amount set forth opposite such Purchaser's name on Exhibit A-3 hereto.

     1.6 Additional Fee. If FHC shall pay to the Company the breakup fee (the "Breakup Fee") as described in Section 7.3 of the Purchase Agreement in accordance with Section 7.3 of the Purchase Agreement, then the Company shall pay to each Purchaser or its designee promptly following the Company's receipt of the Breakup Fee, an amount equal to the product of (x) the Breakup Fee and
(y) a fraction, the numerator of which is equal to the sum of (i) the number of shares of Common Stock set forth opposite such Purchaser's name on Exhibit A-1 hereto under the heading "Maximum Number of Shares" plus (ii) the

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

number of shares of Common Stock issuable, as of the date the Breakup Fee is paid to the Company, to such Purchaser upon the exercise of the number of Warrants set forth opposite such Purchaser's name on Exhibit A-2 hereto (which, in the case of Cap Z, shall also include the Warrants set forth opposite ZCIL's name on such Exhibit), and the denominator of which is the number of outstanding shares of Common Stock on a fully-diluted basis on the date the Breakup Fee is paid to the Company, assuming the issuance to the Purchasers of the maximum number of shares of Common Stock issuable hereunder as if the purchase by the Purchasers contemplated hereunder shall have occurred (notwithstanding that no such purchases shall have taken place) and the exercise, as of the date of such payment, of all of the Warrants issuable hereunder into the aggregate number of Shares of Common Stock issuable thereunder as of the date the Breakup Fee is paid to the Company. Notwithstanding the provisions of Section 6.4 hereof, this
Section 1.6 shall survive the termination of this Agreement.

                                   ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

     Each of the Purchasers, severally but not jointly, represents and warrants to the Company, solely as to such Purchaser, as to all matters relevant thereto, as follows:

     2.1 Organization. Each such Purchaser is a corporation or limited partnership, as the case may be, duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or formation, as the case may be.

     2.2 Authority. (i) Each such Purchaser has full corporate or partnership, as the case may be, power and authority to execute and deliver this Agreement and each other agreement contemplated hereby to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated on its part hereby and thereby, (ii) the execution, delivery and performance by such Purchaser of this Agreement and each other agreement contemplated hereby to which it is a party have been duly authorized by all necessary corporate or partnership, as the case may be, action on the part of such Purchaser, (iii) no other action on the part of such Purchaser (or, in the case of a Purchaser that is a limited partnership, its respective partners) is necessary to authorize the execution and delivery of this Agreement and each other agreement contemplated hereby by such Purchaser or the performance by such Purchaser of its obligations hereunder and (iv) this Agreement has been duly executed and delivered by such Purchaser and (assuming due execution and delivery by the other parties hereto) constitutes a legal, valid and binding agreement of such Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each other agreement to be executed by such Purchaser in connection with this Agreement on or prior to the Closing Date will be duly executed and delivered by such Purchaser, and (assuming due execution and delivery by the other party or parties thereto) will constitute a legal, valid and binding obligation of such Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     2.3 No Violation. The execution and delivery by such Purchaser of this Agreement and each other agreement contemplated hereby to which it is a party, the performance by such Purchaser of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby will not (a) violate any provision of law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to such Purchaser (b) require such Purchaser to obtain the consent, waiver, approval, license or authorization of or make any filing with any person or governmental authority except for, (i) filings to be made in connection with or in compliance with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Regulation D as promulgated under the Securities Act of 1933, as amended (the Securities Act"), and applicable state securities laws, (ii) if required, the filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (an "HSR Report"), and (iii) the filing of a Form A Information Statement ("Form A") by the Purchaser with the insurance departments of such states as may be required in connection with the transactions contemplated by this Agreement or the Purchase Agreement or (c) violate, result (with or without notice or the passage of time, or both) in a breach of or give rise to the right to accelerate, terminate or cancel any obligation under or constitute (with or without notice or the passage of time, or both) a default under, any of the terms or provisions of any charter or bylaw, partnership agreement, indenture, mortgage, agreement, contract, order, judgment, ordinance, regulation or decree to which such Purchaser is subject or by which such Purchaser is bound, except for any of the foregoing matters which would not have, individually or in the aggregate, a material and adverse effect upon the operations, condition, prospects or results of operations of such party (a "Material Adverse Effect").

     2.4 Brokers. Such Purchaser has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement.

     2.5 Funds Available. Such Purchaser has funds available, or commitments from third parties to provide funds, sufficient to pay the Purchase Price to be paid by such Purchaser, it being agreed by the Company that the Zurich Letter constitutes such a commitment to provide funds to pay the Purchase Price to be paid by Cap Z.

     2.6 Securities Act Representation. As of the Closing hereunder, such Purchaser will be an "accredited investor" as defined in Rule 501 promulgated as part of Regulation D under the Securities Act. Such Purchaser is not purchasing its respective portion of the Shares with a view to a distribution or resale of any of such securities in violation of any applicable securities laws.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Purchasers as follows:

     3.1 Corporate Organization. Each of the Company and its Subsidiaries (as defined below) is a corporation or statutory business trust duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, with all requisite corporate or trust, as the case may be, power and authority to lease the properties it operates as lessee and to carry on its business as it is now being conducted as described in the SEC Filings (as defined herein), and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which it currently carries on business, except where the failure to be so qualified or licensed or be in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. With respect to the Company, a "Material Adverse Effect" shall refer to the Company and its Subsidiaries on a consolidated basis. True and complete copies of the Certificate of Incorporation and the Bylaws of the Company and respective charter documents of the Subsidiaries, each as amended to date, have been delivered to the Purchasers. "Subsidiaries" means, with respect to the Company, a corporation or other entity of which 50% or more of the voting power of the outstanding voting securities or 50% or more of the outstanding equity interests is held, directly or indirectly, by the Company.

     3.2 Capital Stock. The authorized capital stock of the Company consists in its entirety of 25,000,000 shares of Common Stock, of which, as of the date hereof, 5,874,584 shares are issued and outstanding. All of the outstanding shares of Common Stock have been duly and validly authorized and issued, are fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws. Except for warrants described in the SEC Filings (and the preemptive rights that are contained in such warrants) and except for options and other stock rights authorized for issuance pursuant to the Company's stock plans and employee stock purchase plans described in the SEC Filings and except for the Warrants to be issued hereunder and the rights to purchase shares of Common Stock to be offered in connection with the Rights Offering, there are no preemptive rights, options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of capital stock or other securities of the Company or any of the Subsidiaries.

     3.3 Newly Issued Shares. The Shares to be issued and sold by the Company to the Purchasers in accordance with the terms of this Agreement have been duly authorized and, when issued as contemplated hereby at the Closing, will be validly issued, fully paid and non-assessable. At the Closing, the Purchasers will acquire good and marketable title to the Shares free and clear of any and all liens, encumbrances, security interests, preemptive rights, adverse claims or equities or rights in favor of another ("Encumbrances"), except such Encumbrances as may be created pursuant to this Agreement or imposed by applicable federal and state securities laws. Upon receipt of the Warrants pursuant to the terms hereof, the Purchasers or their designees will acquire good and marketable title to the Warrants and the Common Stock to be issued upon exercise thereof, in each case free and clear of any and all Encumbrances, except such Encumbrances as may be created pursuant to this Agreement, imposed by applicable federal and state securities laws or, prior to the Closing, the Certificate of Incorporation. The Common Stock to be issued upon the exercise of the Warrants is duly authorized, has been reserved for issuance, and, when so issued, will be fully paid and non-assessable. No other person or entity has any preemptive right, option, warrant, subscription agreement or other right with respect to such Shares, Warrants or Common Stock to be issued upon exercise of the Warrants, other than the preemptive rights held by the holders of the Common Stock Purchase Warrants issued under each of the Note Purchase Agreement, dated as of March 31, 1992 (the "Note Purchase Agreement") and the Preferred Securities Purchase Agreement, dated as of June 30, 1994 (the "Preferred Securities Purchase Agreement"), which preemptive rights will, as of the Closing Date, have been duly exercised or waived by such holders.

     3.4 Authority. The Company has full corporate power and authority to execute and deliver this Agreement and each other agreement contemplated hereby to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated on its part hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each other agreement contemplated hereby to which it is a party and the consummation of the transactions contemplated on its part hereby have been duly authorized by the Board of Directors, and no other corporate proceedings on the part of the Company, except for the stockholder approval as specified in Article V hereof, are necessary to authorize the execution and delivery of this Agreement and each other agreement contemplated hereby by the Company or the performance by the Company of its obligations hereunder or thereunder. This Agreement has been duly executed and delivered by the Company and (assuming due execution and delivery by the other parties hereto) constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each other agreement to be executed by the Company in connection with this Agreement on or prior to the Closing Date will be duly executed and delivered by the Company, and (assuming due execution and delivery by the other party or parties thereto) will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     3.5 No Violation. The execution, delivery and performance of this Agreement and each other agreement contemplated hereby by the Company and the consummation by it of the transactions contemplated hereby and thereby do not
(a) violate any provision of law, rule, regulation, order, writ, judgment, injunction, decree, determination or award (collectively, "Requirements of Law") applicable to the Company or any of the Subsidiaries, (b) require the consent, waiver, approval, license or authorization of or any notice or filing by the Company or any of the Subsidiaries with any person or governmental authority except for, (i) filings to be made in connection with or in compliance with the provisions of the Securities Act, the Exchange Act and applicable state securities laws, (ii) the filing of (A) HSR Reports by FHC and the Company in connection with the transactions contemplated by the Purchase Agreement (the "Acquisition"), (B) HSR Reports by the Purchasers, if required, in connection with this Agreement, (C) Forms A by the Company with the insurance departments of such states as may be required in connection with the Acquisition and (D) Forms A by the Purchasers with the insurance departments of such states as may be required in connection with this Agreement or (iii) any waiver required from the holders of the 10 3/4% Trust Preferred Securities of the Company's Subsidiary, Superior National Capital Trust I, in connection with the transactions contemplated by this Agreement and the Purchase Agreement or (c) violate, result (with or without notice or the passage of time, or both) in a breach of or give rise to the right to accelerate, terminate or cancel any obligation under, constitute (with or without notice or the passage of time, or both) a default under, any of the terms or provisions of any charter or bylaw, indenture, mortgage, agreement, contract, order, judgment, ordinance, regulation or decree to which the Company or any of its Subsidiaries is subject or by which the Company or any of its Subsidiaries is bound, except for any of the foregoing matters which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of the Subsidiaries previously entered into any agreement which is currently in effect, or by which the Company or any of the Subsidiaries is currently bound, granting any rights to any person which are inconsistent with the rights to be granted by the Company in this Agreement and each other agreement contemplated hereby, other than the rights granted to the holders of the Common Stock Purchase Warrants issued pursuant to the Note Purchase Agreement and the Preferred Securities Purchase Agreement. The execution, delivery and performance of this Agreement and each other agreement contemplated hereby by the Company and the consummation by it of the transactions contemplated hereby and thereby will not result in a "change of control" or similar event occurring under any agreement, indenture, mortgage or contract to which the Company or any of its Subsidiaries is subject or by which the Company or any of its Subsidiaries is bound or give rise to a payment by the Company or any of its Subsidiaries under a change of control or similar provision in any agreement, indenture, mortgage or contract to which the Company or any of its Subsidiaries is subject or by which the Company or any of its Subsidiaries is bound.

     3.6 SEC Filings. The Company has filed all SEC Filings required to be filed by it since September 17, 1996 under the Securities Act or the Exchange Act, and all amendments thereto. The Company heretofore has delivered to each Purchaser true and complete copies of (a) its audited consolidated financial statements of the Company and the Subsidiaries (balance sheet and statements of operations, cash flows and stockholders' equity, together with the notes thereto) for the fiscal years ended and as at December 31, 1996 and December 31, 1997 (as such financial statements appear in the Company's Form 10-K for each of the fiscal years ended December 31, 1996 and December 31, 1997, which were filed with the Commission on March 10, 1997 and March 31, 1998, respectively (collectively, the "Financial Statements")), (b) its Quarterly Reports on Form 10-Q for the quarters ended September 30, 1996, March 31, 1997, June 30, 1997, and September 30, 1997, (c) its Annual Report on Form 10-K for the fiscal year ended December 31, 1997, (d) each of its Proxy Statements on Schedule 14A under the Exchange Act, dated November 11, 1996 and March 10, 1997, respectively, and
(e) all other reports, statements, registration statements and other documents (including Current Reports on Form 8-K) filed by it with the Securities and Exchange Commission (the "Commission") under the Securities Act or the Exchange Act, and all amendments and supplements thereto, since September 17, 1996 (the foregoing subsections (a) through (e), including all exhibits and Schedules thereto and documents incorporated by reference therein, are referred to in this Agreement as the "SEC Filings"). As of the respective date that it was filed with the Commission, each of the SEC Filings complied as to form and content, in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements included in the SEC Filings were prepared in accordance with generally accepted accounting principles, consistently applied, and (except as may be indicated therein or in the notes thereto) present fairly the consolidated financial position, results of operations and cash flows of Company as of the dates and for the respective periods indicated (subject, in the case of unaudited financial statements, to normal recurring year-end adjustments and any other adjustments described therein). The Company has (i) delivered to the Purchasers true and complete copies of (x) all correspondence relating to the Company between the Commission and the Company or its legal counsel and, to the Company's knowledge, accountants since September 17, 1996 (other than routine filing package cover letters) and (y) all correspondence between the Company or its counsel and the Company's auditors since September 17, 1996, relating to any audit, financial review or preparation of financial statements of the Company (other than correspondence which the Company reasonably believes is subject to a privilege), and (ii) disclosed to the Purchasers the content of all material discussions between the Commission and the Company or its legal counsel and, to the Company's knowledge, accountants concerning the adequacy or form of any SEC Filings filed with the Commission since September 17, 1996. The Company is not aware of any issues raised by the Commission with respect to any of the SEC Filings, other than those disclosed to the Purchasers pursuant to this paragraph.

     3.7 Litigation. Except as set forth in the SEC Filings, there are no actions, suits, proceedings, claims, complaints, disputes or investigations pending or, to the knowledge of the Company, threatened, at law, in equity, in arbitration or before any governmental authority against the Company or any of its Subsidiaries and with respect to which the Company or any of its Subsidiaries is responsible by way of indemnity or otherwise, that would, if adversely determined, (a) have a Material Adverse Effect on the Company or (b) have a material adverse effect on the ability of the Company to perform its obligations under this Agreement and each other agreement contemplated hereby to which it is a party. No injunction, writ, temporary restraining order, decree or order of any nature has been issued by any court or other governmental authority against the Company or any of its Subsidiaries purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other agreement contemplated hereby.

     3.8  Compliance with Laws.

     (a) Each of the Company and the Subsidiaries is in compliance with all Requirements of Law in all respects, except to the extent that the failure to comply with such Requirements of Law would not have a Material Adverse Effect on the Company.

     (b)(i) Each of the Company and the Subsidiaries has all licenses, permits, orders or approvals of any governmental authority (collectively, "Permits") that are material to or necessary for the conduct of the business of the Company in the manner described in the SEC Filings filed with the SEC prior to the date hereof, except to the extent that the failure to have such Permits would not have a Material Adverse Effect on the Company; (ii) such Permits are in full force and effect; and (iii) no material violations are recorded in respect to any Permit.

     3.9 No Material Adverse Change; Ordinary Course of Business. Except as set forth in the SEC Filings and except as previously disclosed to the Purchasers in writing, since December 31, 1997, (i) there has not been any material adverse change in operations, financial condition, prospects or results of operations of the Company and the Subsidiaries, taken as a whole and (ii) neither the Company nor any of the Subsidiaries has participated in any transaction or acted outside the ordinary course of business.

     3.10 Private Offering. No form of general solicitation or general advertising was used by the Company or any of the Subsidiaries or their respective representatives in connection with the offer or sale of the Shares or Warrants. No registration of the Shares or Warrants, pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws, will be required by the offer, sale or issuance of the Shares or Warrants.

     3.11 Taxes. The Company and its Subsidiaries have filed or caused to be filed, or have properly filed extensions for, all income tax returns that are required to be filed and have paid or caused to be paid all amounts as shown on said returns and on all assessments received by it to the extent that such taxes have become due, except taxes the validity or amount of which is being contested in good faith by appropriate proceedings and with respect to which adequate reserves, in accordance with generally accepted accounting principles, have been set aside. The Company and its Subsidiaries have paid or caused to be paid, or have established reserves in accordance with generally accepted accounting principles that the Company or such Subsidiaries reasonably believes to be adequate in all material respects, for all income tax liabilities applicable to the Company and its Subsidiaries for all fiscal years that have not been examined and reported on by the taxing authorities (or closed by applicable statutes). United States federal income returns of the Company and its Subsidiaries have been examined and closed through the fiscal year ended December 31, 1993. The Company has delivered to the Purchasers (a) true and complete copies of any tax sharing agreements to which it or any of the Subsidiaries is party and such agreements have not been amended in any manner and (b) an analysis of the ownership of capital stock of the Company by "5 percent shareholders" as such term is defined in Section 382 of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder (collectively, "Section 382").

     3.12 Brokers. Except with respect to any investment banking fee due to Donaldson, Lufkin & Jenrette Securities Corporation and any other financial advisor of the Company with respect to the transactions contemplated hereunder, the Company has not paid or become obligated to pay any fee or commission to any broker, funder, investment banker or other intermediary in connection with this Agreement.

     3.13 Fairness Opinion. The Company has received the favorable opinion of a financial advisor to the Company as to the fairness on a financial basis of the terms of the transactions contemplated under this Agreement and the Purchase Agreement, taken as a whole.

                                   ARTICLE IV

                            COVENANTS AND AGREEMENTS

     4.1  Proxy Statement and Meeting of Company's Stockholders.

     (a) The Company shall call a meeting of its stockholders (the "Stockholders' Meeting") as soon as reasonably practicable after the date of this Agreement, for the purpose of voting upon approval of the sale of Shares pursuant to this Agreement and, to the extent required, the transactions contemplated by the Financing Agreements (as defined in the Purchase Agreement) and such other related matters as it deems appropriate. In connection with the Stockholders' Meeting, (i) the Company shall prepare and file with the Commission a Proxy Statement and mail such Proxy Statement to its stockholders,
(ii) the Board of Directors of the Company shall recommend to its stockholders the approval of the sale of Shares pursuant to this Agreement and (iii) the Board of Directors and officers of the Company shall use their reasonable efforts to obtain such stockholders' approval. Each Purchaser agrees to assist and co-operate with the Company in the preparation of the Proxy Statement with respect to information therein concerning any such Purchaser.

     (b) The Company, on the one hand, and each Purchaser, on the other hand, hereby represents, warrants and agrees with the other that the Proxy Statement will not, at the time the Proxy Statement is mailed, and at the date of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any earlier communication with respect to the solicitation of any proxy or approval of the transactions contemplated by this Agreement in connection with which the Proxy Statement shall be mailed, except that no representation or warranty is being made by any party hereto with respect to information supplied in writing by any other party hereto for inclusion in the Proxy Statement. The Company further represents, warrants and agrees that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. The letter to stockholders, notice of meeting, proxy statement and form of proxy, or any information statement filed under the Exchange Act, as the case may be, that may be provided to stockholders of the Company in connection with the transactions contemplated by this Agreement (including any supplements), and any schedules required to be filed with the Commission in connection therewith, as from time to time amended or supplemented, are collectively referred to as the "Proxy Statement."

     (c) The Company shall take all actions necessary in accordance with the Delaware General Corporation Law and the bylaws of the Company to duly call, give notice of, convene and hold the Stockholders' Meeting within forty-five
(45) calendar days after the mailing of the Proxy Statement to approve the matters set forth therein.

     4.2  Standstill.

     (a) Each Purchaser's "Associates" (which term shall be defined for this purpose to include CentreLine Reinsurance Limited, Centre Reinsurance Limited, International Insurance Investors, L.P. ("III") and International Insurance Advisors, Inc. ("IIA") and any person or entity that controls, is under common control with, or is controlled by any of the Purchasers or such persons or entities, and all individuals who are officers, directors or control persons of any such entities, including any of the Purchasers) that is a signatory hereto covenants and agrees with respect to itself, and each Purchaser covenants and agrees with respect to itself and its Associates that are not signatories hereto, that it or they will not (i) acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise, any shares of Common Stock or voting securities of the Company (or direct or indirect rights or options to acquire any such securities); (ii) enter, agree to enter into or propose to enter into, directly or indirectly, any merger or business combination involving the Company; (iii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the rules of the Commission) or consent to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company; or (iv) form, join or in any way participate in a "group" (within the meaning of Section 13d-3 of the Exchange Act) with any persons not referenced to herein with respect to any of the foregoing; provided, however, that nothing in this Section 4.2(a) shall restrict any Purchaser or any of its Associates from (A) acquiring shares of Common Stock or voting securities as a result of a stock split, stock dividend or similar recapitalization of the Company, (B) exercising the Warrants, the warrant issued to IIA pursuant to the Note Purchase Agreement, the warrant issued to CentreLine pursuant to the Preferred Securities Purchase Agreement and any other warrants with respect to any capital stock of the Company issued prior to the date hereof (or any preemptive rights granted pursuant to any of them), (C) making, or in any way participating, directly or indirectly, in any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 under the Exchange Act) in connection with the election to the Board of Directors of directors nominated by any Purchaser or any of its Associates (to the extent not otherwise inconsistent with this Agreement) or (D) with respect to a tender or exchange offer or a merger or other business combination involving the Company (a "Business Combination"), which was initiated without the encouragement by or the participation of any Purchaser or any of its Associates, making a tender or exchange offer or a proposal with respect to a Business Combination, or forming, joining or participating as a "group" to make such offer or proposal, in either case upon more favorable terms than those of the unsolicited tender or exchange offer or Business Combination; and provided further, that nothing contained in this
Section 4.2(a) (I) shall affect or impair the right of any director of the Company to (x) act as a member of the Board of Directors or any committee thereof or (y) take any action necessary or advisable to carry out his obligations and duties as a director of the Company. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 4.2(a) shall prohibit or restrict any Associate who is a director of the Company from acquiring, in one or more transactions, in his individual capacity, an aggregate of 25,000 shares of Common Stock so long as such acquisition does not violate any provision of the Company's charter as in effect from time to time or (II) prohibit or restrict ordinary trading transactions on behalf of third party clients by an Associate engaged in the investment management business.

     (b) The limitations set forth in Section 4.2(a) above and Section 4.3 below may be waived by the affirmative vote of the nearest whole number representing 66 2/3% or more of (i) the directors of the Company, excluding from the total number of directors voting those who are Associates of any Purchaser or (ii) the shares of the Company, not including in such total number of shares voting those beneficially owned by any Purchaser and its Associates.

     (c) In furtherance of the standstill covenants set forth in this Section 4.2, each of the Company and each of the Purchasers covenants and agrees that any material business relationship between the Company and any Purchaser or any Associate of any Purchaser must be approved in the manner provided in Section 4.2(b) above.

     (d) Other than with respect to the election of directors of the Company, each Purchaser covenants and agrees that, with respect to any vote of the stockholders of the Company on a particular matter, if the aggregate number of all shares that are voted in like manner by the Purchasers and their respective Associates shall be greater of 35% of the total number of shares voted, then those votes that exceed such 35% threshold shall be voted in the same proportion as the other stockholders voted their shares with respect to such matter.

     (e) Each Purchaser covenants and agrees that such Purchaser and its Associates will not vote their shares of Common Stock, the Voting Notes issued pursuant to the Note Purchase Agreement (the "Voting Notes") or shares of Common Stock issued upon exercise of the Warrants or the Common Stock Purchase Warrants issued to them under the Note Purchase Agreement or the Preferred Securities Purchase Agreement, to elect a total of more than five (5) persons (or the highest number that is less than a majority of the Board of Directors, as the case may be), including the person nominated pursuant to Section 4.4 of the

September 1996 Stock Purchase Agreement, who are Associates of any Purchaser or its Associates to be directors of the Company.

     (f) The agreements set forth in this Section 4.2 shall continue so long as the shares of Common Stock owned by the Purchasers and their respective Associates, directly or indirectly, represent 15% of the outstanding shares of the Company on a fully diluted basis (including, without limitation, the Voting Notes).

     (g) Upon consummation of the Closing hereunder, this Section 4.2 shall supersede in its entirety Section 4.2 of the September 1996 Stock Purchase Agreement, which as of such consummation shall be of no further force and effect.

     (h) It is hereby understood and agreed by the parties hereto that CentreLine Reinsurance Limited, Centre Reinsurance Limited, III and IIA are executing the Acknowledgment and Agreement attached hereto only with respect to this Section 4.2 and each such person will have no liability or obligation under this Agreement other than with respect to this Section 4.2.

     4.3 Transfer of Shares. So long as the shares of Common Stock owned by the Purchasers and their Associates, directly or indirectly, represent 15% of the shares of Common Stock outstanding on a fully diluted basis (including, without limitation, the Voting Notes), the Purchasers shall not transfer, assign, sell or otherwise dispose of (each, a "Transfer") any of its shares of Common Stock, except for Transfers made in accordance with this Section 4.3. The Purchasers may at any time Transfer any or all of its shares of Common Stock (i) to any Associate of the Purchasers, if such Associate executes and delivers to the Company, prior to any such Transfer, an instrument in form and substance reasonably satisfactory to the Company pursuant to which such Associate agrees to be bound by the provisions of Section 4.2 and this Section 4.3, (ii) pursuant to Rule 144 under the Securities Act or any successor to such rule, (iii) pursuant to a tender offer or exchange offer made by the Company or any "Affiliate" (as such term is defined in Rule 12b-2 of the Exchange Act) of the Company, (iv) pursuant to a tender offer or exchange offer initiated by any person or "group" (within the meaning of Section 13d-3 of the Exchange Act) other than the Purchasers or any Associate thereof or a Business Combination, which is approved or recommended by the Board of Directors of the Company or with respect to which the Board of Directors of the Company has announced its intention to remain neutral, (v) so long as the shares of Common Stock to be Transferred represent, in the aggregate, not greater than 10% of the outstanding Common Stock, in a transaction or series of transactions exempt from the registration and prospectus delivery requirements of the Securities Act, (vi) by the Transfer of greater than 10% of the outstanding shares of Common Stock in a transaction or series of transactions exempt from the registration and prospectus delivery requirements of the Securities Act to (x) one purchaser, (y) one purchaser and its Affiliates or (z) a "group" of purchasers, if such purchaser or purchasers of Common Stock in any such transaction or series of transactions execute and deliver to the Company prior to any such purchase or purchases an instrument in form satisfactory to the Company pursuant to which such purchaser or purchasers agree to be bound by the provisions of Section 4.2 hereof and this Section 4.3 (treating such purchaser or purchasers as an "Associate" for purposes of such sections), (vii) pursuant to a registration statement filed under the Securities Act pursuant to the Amended and Restated Registration Rights Agreement, in the form attached hereto as Exhibit C (the "Registration Rights Agreement"), or otherwise or (viii) pursuant to a pro rata distribution to its partners. Upon the consummation of the Closing hereunder, this Section 4.3 shall supersede in its entirety Section 4.3 of the September 1996 Stock Purchase Agreement, which as of such consummation shall be of no further force and effect.

     4.4  Rights Offering; Debt Offering.

     (a) As soon as practicable after the date of this Agreement, the Company shall effect (i) a "rights offering" of Common Stock to its stockholders at a price per share of Common Stock of Sixteen Dollars and Seventy-Five Cents ($16.75) and in an aggregate amount of not less than One Hundred Six Million Dollars ($106,000,000) (the "Rights Offering") and (ii) an offering of debt securities of the Company in an aggregate amount of not less than One Hundred Ten Million Dollars ($110,000,000) (or such lesser amount as may be agreed upon between the Company and the Purchasers) (the "Debt Offering"). The Rights Offering and the Debt Offering will each be on terms reasonably acceptable to the Purchasers.

     (b) The Company will prepare and file with Commission registration statements with respect to the Rights Offering and the Debt Offering. The Company hereby represents, warrants and agrees with the Purchasers that the Registration Statements will not, at the time any preliminary prospectus, prospectus or prospectus supplement included in such Registration Statements are mailed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company further represents, warrants and agrees that the Registration Statements will comply as to form in all material respects with the provisions of the Securities Act. Any registration statement, including, without limitation, any preliminary prospectus, prospectus or prospectus supplement included therein, filed under the Securities Act, as the case may be, in connection with the Rights Offering or the Debt Offering, and any schedules required to be filed with the Commission in connection therewith, as from time to time amended or supplemented, are collectively referred to as the "Registration Statements."

     (c) The Company acknowledges that it has been advised that IP Delaware and IP Bermuda will not be offered any rights to subscribe for, and will not purchase any, shares of Common Stock in the Rights Offering.

     4.5 Best Efforts. Upon the terms and subject to the conditions herein provided, each of the Purchasers and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and each other agreement contemplated hereby including (a) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (b) to fulfill all conditions on its part to be fulfilled under this Agreement and each other agreement contemplated hereby. In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and each other agreement contemplated hereby, the proper partners, officers or directors of all parties to this Agreement shall take all such reasonably necessary action. No party hereto will take any action for the purpose of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any required filing. Each party hereto shall give prompt notice to all other parties of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of such party contained in this Agreement, as the case may be, to be untrue or inaccurate in any material respect any time from the date hereof to the Closing Date and (ii) any material failure of such party, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and such party shall use all reasonable efforts to remedy such failure.

     4.6  Indemnification by the Company.

     (a) The Company agrees to indemnify each of the Purchasers, and each of the Purchaser's respective partners, members, employees, agents and representatives, against and hold the Purchasers, and each of the Purchaser's respective partners, members, employees, agents and representatives, harmless from all claims, obligations, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses incurred by the Purchasers in any action between the Purchasers and the Company or between the Purchasers and any third party or otherwise) and liabilities of and damages to the Purchasers arising out of the material breach of any representation, warranty, covenant or agreement of the Company in this Agreement.

     (b) The Purchasers agree to give the Company prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which they have knowledge concerning any liability or damage as to which they may request indemnification hereunder. The Company shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim, assertion, event or proceeding (provided that the Company shall have acknowledged its indemnification obligations hereunder specifically in respect of such claim, assertion, event or proceeding) at its own expense, which counsel shall be reasonably satisfactory to the Purchasers. If the Company elects to assume the defense of any such claim, assertion, event or proceeding, the Purchasers may participate in such defense, but in such case the expenses of the Purchasers incurred in connection with such participation shall be paid by the Purchasers. The Purchasers shall cooperate with the Company in the defense or settlement of any such claim, assertion, event or proceeding. If the Company elects to direct the defense of any such claim or proceeding, the Purchasers shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless the Company consents in writing to such payment or unless the Company withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Company is entered against the Purchasers for such liability. If the Company shall fail to defend, or if, after commencing or undertaking any such defense, the Company fails to prosecute or withdraws from such defense, the Purchasers shall have the right to undertake the defense or settlement thereof at the Company's expense.

     4.7  Indemnification by the Purchasers.

     (a) Each of the Purchasers, severally and not jointly, agrees to indemnify the Company, and each of the Company's officers, directors, employees, agents and representatives, against and hold the Company, and each of the Company's officers, directors, employees, agents and representatives, harmless from all claims, obligations, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses incurred by the Company in any action between the Company and such Purchaser or between the Company and any third party or otherwise) and liabilities of and damages to the Company arising out of the material breach of any representation, warranty, covenant or agreement of such Purchaser in this Agreement.

     (b) The Company agrees to give the Purchasers prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which it has knowledge concerning any liability or damage as to which it may request indemnification hereunder. The indemnifying Purchasers shall have the right to direct, through counsel of their own choosing, the defense or settlement of any such claim, assertion, event or proceeding (provided that such Purchasers shall have first acknowledged their indemnification obligations hereunder specifically in respect of such claim, assertion, event or proceeding) at their own expense, which counsel shall be reasonably satisfactory to the Company. If the indemnifying Purchasers elect to assume the defense of any such claim, assertion, event or proceeding, the Company may participate in such defense, but in such case the expenses of the Company incurred in connection with such participation shall be paid by the Company. The Company shall cooperate with the indemnifying Purchasers in the defense or settlement of any such claim, assertion, event or proceeding. If the indemnifying Purchasers elect to direct the defense of any such claim, assertion, event or proceeding, the Company shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless such Purchasers consent in writing to such payment or unless such Purchasers withdraw from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of such Purchasers is entered against the Company for such liability. If the indemnifying Purchasers shall fail to defend, or if, after commencing or undertaking any such defense, such Purchasers fail to prosecute or withdraw from such defense, the Company shall have the right to undertake the defense or settlement thereof at such Purchaser's expense.

     4.8 Consents. The Company and each of the Purchasers will use its reasonable best efforts to obtain all necessary waivers, consents and approvals of all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement and each agreement contemplated hereby, including, but not limited to, those required in connection with the filing of any required HSR Reports and Forms A and any filings to be made in connection with or in compliance with the provisions of each of the Securities Act, the Exchange Act and any applicable state securities laws.

     4.9 Use of Proceeds. The Company covenants and agrees that it will use the proceeds from the sale of the Shares hereunder to consummate the transactions contemplated by the Purchase Agreement.

     4.10 HSR Reports. If the Purchasers are required to file an HSR Report in connection with the Purchase by the Purchasers pursuant to the terms of this Agreement, then the Purchasers shall so notify the Company in writing and, within fifteen (15) business days from the receipt by the Company of such notice, each of the Purchasers and the Company shall file with the Federal Trade Commission and the Antitrust Division of the Department of Justice, an HSR Report and any supplemental information which may be requested in connection with such HSR Reports. The Purchasers and the Company shall cooperate fully in the preparation of such filings.

     4.11 Exclusivity. The Company hereby agrees that prior to the Closing Date, the Company shall not, directly or indirectly, solicit, entertain or accept offers from persons (other than the Purchasers) for the investment contemplated by this Agreement. The Company further agrees that, other than the Rights Offering and the Debt Offering, it will not utilize any funds or sources of financing to finance the transactions contemplated by the Purchase Agreement without first consummating the Purchase.

     4.12 SEC Filings. From and after the date hereof to the Closing the Company shall make all SEC Filings required to be filed under the Securities Act or the Exchange Act, and all amendments thereto, and the Company shall deliver to the Purchasers a copy of each such SEC Filing.

     4.13 Amendment of Purchase Agreement. The Company shall not amend the Purchase Agreement without the prior written consent of the Purchasers (which shall not be unreasonably withheld).

     4.14 Rights Offering Notice. On the next business day following the expiration of the subscription period of the Rights Offering, the Company shall deliver to the Purchasers a notice (the "Rights Offering Notice") which sets forth the number of shares of Common Stock which have been subscribed for in the Rights Offering.

                                   ARTICLE V

                              CONDITIONS PRECEDENT

     5.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Purchasers and the Company on or prior to the Closing Date of the following conditions:

          (a) No United States or state authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary, or permanent) which is in effect and has the effect of prohibiting consummation of the transactions contemplated by this Agreement or restricting the operation of the business of the Company and the Subsidiaries as conducted on the date hereof in a manner that would have a Material Adverse Effect on the Company.

          (b) Any waiting period applicable to the transactions contemplated by this Agreement and each agreement contemplated hereby, including, without limitation, those applicable to any HSR Report or Form A or any filing in connection with or in compliance with the provisions of each of the Securities Act, the Exchange Act and any applicable state securities laws shall have expired or been terminated.

          (c) The Closing provided for in Section 1.3 hereof shall occur simultaneously with the closing of the transactions contemplated by the Purchase Agreement.

     5.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Company on or prior to the Closing Date of the following additional conditions:

          (a) Purchasers shall have performed in all material respects their obligations under this Agreement required to be performed by them on or prior to the Closing Date pursuant to the terms hereof.

          (b) The representations and warranties of the Purchasers contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date, except to the extent that any such representation or warranty is made as of a specified date in which case such representation or warranty shall have been true and correct as of such date. The Purchasers shall have delivered a certificate to the effect set forth in Sections 5.2(a) and (b).

          (c) The Company shall have received fully executed copies of the Purchase Agreement, the Registration Rights Agreement and any and all other agreements, documents, certificates or instruments contemplated by this Agreement and any of the foregoing.

          (d) All of the conditions to Closing set forth in Article 6 of the Purchase Agreement shall have been satisfied or waived.

          (e) The stockholders of the Company (including, without limitation, the holders of the Voting Notes) shall have duly approved at the Stockholders' Meeting the issuance of the Shares pursuant to this Agreement and, to the extent required, the transactions contemplated by the Financing Agreements.

          (f) The Company shall have received, in a form reasonably satisfactory to the Company, the favorable opinion of its financial advisor in connection with the transactions contemplated hereunder and under the Purchase Agreement, as of the date of the mailing of the Proxy Statement, as to the fairness on a financial basis of the terms of the Purchase and the transactions contemplated by this Agreement.

          (g) All necessary waivers or consents to, approvals of and notices or filings with respect to the transactions contemplated by this Agreement and each agreement contemplated hereby shall have been obtained or made.

     5.3 Conditions to the Obligations of Purchasers. The obligations of the Purchasers to effect the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Purchasers on or prior to the Closing Date of the following additional conditions:

          (a) The Company shall have performed in all material respects its obligations under this Agreement required to be performed by it on or prior to the Closing Date pursuant to the terms hereof.

          (b) The representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.10, 3.12 and 3.13 of this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date, except to the extent that any such representation or warranty is made as of a specified date in which case such representation or warranty shall have been true and correct as of such date. The Company shall have delivered to the Purchasers a certificate to the effect set forth in Sections 5.3(a) and (b).

          (c) The Company shall have delivered (i) to each of the Purchasers stock certificates in definitive form representing the number of Shares to be purchased by such Purchaser pursuant to Section 1.1, registered in the name of such Purchaser and (ii) to each of the Purchasers or its designee (or, in the case of Cap Z, assignee) and ZCIL or its designee, except to the extent set forth in the Zurich Letter, Warrants in definitive form representing the number of Warrants set forth opposite such Purchaser's or ZCIL's name on Exhibit A-2 hereto, registered in the name of each such Purchaser or its designee (or, in the Case of Cap Z, assignee) or ZCIL or its designee.

          (d) The stockholders of the Company (including, without limitation, the holders of the Voting Notes) shall have duly approved at the Stockholders' Meeting the issuance of the Shares pursuant to this Agreement and, to the extent required, the transactions contemplated by the Financing Agreements.

          (e) The Purchasers shall have received fully executed copies of the Purchase Agreement, the Registration Rights Agreement and any and all other agreements, documents, certificates or instruments contemplated by this Agreement and any of the foregoing.

          (f) All necessary waivers or consents to, approvals of and notices or filings with respect to the transactions contemplated by this Agreement and each other agreement contemplated hereby and thereby shall have been obtained.

          (g) The Debt Offering and Rights Offering shall have been consummated simultaneously with the Closing of this Agreement and the Purchase Agreement on terms and conditions reasonably satisfactory to the Purchasers, and in no event shall the notes issued in connection with the Debt Offering have an interest rate in excess of 12% per annum.

          (h) The Purchase Agreement shall not have been materially amended or modified, nor any material provision thereof waived by the Company, except upon the consent of the Purchasers in their sole discretion (such consent not to be unreasonably withheld).

                                   ARTICLE VI

                                 MISCELLANEOUS

     6.1  Termination. This Agreement (including, without limitation, Sections
4.2 and 4.3 hereof) shall terminate and the transactions contemplated hereby may be abandoned (i) at any time simultaneous with or following the termination of the Purchase Agreement, (ii) by the Company, on the one hand, or the Purchasers, on the other hand, upon notice to the other, two (2) days after the failure by the stockholders of the Company to approve at the Stockholders' Meeting the issuance of the Shares pursuant to this Agreement and, to the extent required, the transactions contemplated by the Financing Agreements in accordance with
Section 5.2(e) and 5.3(d) hereof or (iii) on the next date following the date which is the last date on which, pursuant to Section 1.3 hereof, the Closing hereunder can occur by written notice of the Company to the other parties or any Purchaser to the other parties. This Agreement shall terminate at such time as, by their terms, all of the obligations under Sections 4.2 and 4.3 hereof are no longer in effect.

     6.2 Amendment. This Agreement may be amended by the parties hereto. This Agreement may be amended by an instrument in writing without each party's written agreement, but no such amendment shall be enforceable against any party which has not signed such amendment.

     6.3 Waiver. At any time prior to the Closing Date, the Company or the Purchasers may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions herein, provided that any such waiver of or failure to insist on strict compliance with any such representation, warranty, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any agreement on the part of the Company or the Purchasers to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     6.4 Survival. The representations, warranties, covenants and agreements set forth in Sections 1.4, 1.5 and 1.6 and Articles II, III and IV shall survive the Closing.

     6.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally, sent by commercial carrier or registered or certified mail (postage prepaid, return receipt requested) or transmuted by facsimile with automated receipt confirmation to the parties at the following addresses and numbers:

           If to the Company, to:

               Superior National Insurance Group, Inc.
           26601 Agoura Road
           Calabasas, California 91302
           Fax: (818) 880-8615
           Attention: J. Chris Seaman

           with copies to:

           Riordan & McKinzie
           5473 Corsa Avenue, Suite #116
           Westlake Village, California 91362
           Fax: (818) 706-2956
           Attention: Dana M. Warren, Esq.

          If to the Purchasers, to:

          Insurance Partners, L.P.
           201 Main Street, Suite 2600
           Fort Worth, TX 76102
           Fax: (817) 338-2047
           Attention: Mr. Charles Irwin

           and

           Insurance Partners Offshore (Bermuda), L.P.
           Cedar House
           41 Cedar Avenue
           P.O. Box HM 1179
           Hamilton, HM-EX, Bermuda
           Fax: (809) 292-7768
           Attention: Kenneth E.T. Robinson, Esq.

           and

           Capital Z Partners, Ltd.
           One Chase Manhattan Plaza
           44th Floor
           New York, NY 10005
           Fax: (212) 898-8720
           Attention: Bradley E. Cooper

           with copies to:

           Paul, Weiss, Rifkind, Wharton & Garrison
           1285 Avenue of the Americas
           New York, NY 10019-6064
           Fax: (212) 757-3990
           Attention: Marilyn Sobel, Esq.

           and

           Insurance Partners Advisors, L.P.
           One Chase Manhattan Plaza
           44th Floor
           New York, NY 10005
           Fax: (212) 898-8720
           Attention: Steven B. Gruber

     6.6 Headings; Agreement. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The term "Agreement" for purposes of representations and warranties hereunder shall be deemed to include the Exhibits hereto to be executed and delivered by parties relevant thereto.

     6.7 Publicity. So long as this Agreement is in effect, except as required by law, regulation or stock exchange requirements, the parties hereto shall not, and shall cause their affiliates not to, issue or cause the publication of any press release or other announcement with respect to the transactions contemplated by this Agreement or the other agreements contemplated hereby without the consent of the other parties, which consent shall not be unreasonably withheld or delayed or without consulting with the other parties as to the content of such press release or other announcement.

     6.8 Entire Agreement. This Agreement (including all Exhibits hereto) constitutes the entire agreement among the parties and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     6.9 Conveyance Taxes. The Company agrees to assume liability for and to hold the Purchasers harmless against any sales, use, transfer, stamp, stock transfer, real property transfer or gains, and value added taxes, any transfer, registration, recording or other fees, and any similar taxes incurred as a result of the issuance and sale of the Shares or Warrants as contemplated hereby.

     6.10 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Cap Z may transfer or assign this Agreement and all of its rights, interests and obligations hereunder (i) to ZCIL or its affiliates pursuant to the Zurich Letter or (ii) to one or more of the following entities: any partnership of which Cap Z is, directly or indirectly, the general partner, any limited liability company of which Cap Z is, directly or indirectly, the managing member or any Associate of Cap Z, and upon any such transfer or assignment Cap Z shall have no further obligations hereunder except under Section 4.2(a) hereof, in which event such assignee shall be a "Purchaser" for all purposes under this Agreement. If Cap Z shall assign its rights, interests and obligations hereunder to ZCIL, ZCIL may assign its rights, interests and obligations hereunder to Cap Z or a partnership of which Cap Z is, directly or indirectly, the general partner, any limited liability company of which Cap Z is, directly or indirectly, the managing member or any Associate of Cap Z, all in accordance with the terms of the Zurich Letter, and upon any such transfer or assignment ZCIL shall have no further rights or obligations hereunder to the extent its rights, interests and obligations have been so transferred or assigned. Except as otherwise provided in the Exhibits to this Agreement or the other agreements contemplated hereby, neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto without the prior written consent of the other parties.

     6.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

     6.12 Governing Law. The validity and interpretation of this Agreement shall be governed by the laws of the State of Delaware, without reference to the conflict of laws principles thereof.

     6.13 Third Party Beneficiaries. This Agreement is not intended to confer upon any other person any rights or remedies hereunder.

     6.14 Costs and Expenses. The Company will pay all costs and expenses incurred by any of the Purchasers in connection with the transactions contemplated hereby, including without limitation, the reasonable legal fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison and any filing fees paid in connection with the filing of HSR Reports by the Purchasers, whether or not the transactions contemplated hereby are consummated.

     IN WITNESS WHEREOF, each of the Purchasers and the Company has caused this Agreement to be duly signed as of the date first written above.

                                      SUPERIOR NATIONAL INSURANCE GROUP, INC., a Delaware corporation

                                      By: /s/  J. CHRIS SEAMAN
                                         ---------------------------------------
                                         Name: J. Chris Seaman
                                         Title:  Chief Financial Officer

                                      INSURANCE PARTNERS, L.P.,
                                      a Delaware limited partnership

                                      By:  Insurance GenPar, L.P.
                                          --------------------------------------
                                          Its: General Partner

                                      By:  Insurance GenPar MGP, L.P.
                                          --------------------------------------
                                          Its: General Partner

                                      By:  Insurance GenPar MGP, Inc.
                                          --------------------------------------
                                          Its: General Partner

                                         By: /s/  DANIEL L. DOCTOROFF
                                            ------------------------------------
                                            Name: Daniel L. Doctoroff
                                            Title:  Vice President

                                      INSURANCE PARTNERS OFFSHORE
                                      (BERMUDA), L.P.
                                      a Bermuda limited partnership

                                      By:  Insurance GenPar (Bermuda) L.P.
                                          --------------------------------------
                                          Its: General Partner

                                      By: Insurance GenPar (Bermuda) MGP, L.P.

                                          --------------------------------------
                                          Its: General Partner

                                      By: Insurance GenPar (Bermuda), Ltd.
                                         ---------------------------------------
                                         Its: General Partner

                                         By: /s/  DANIEL L. DOCTOROFF

                                           -------------------------------------
                                           Name: Daniel L. Doctoroff
                                           Title:  Vice President

                                      CAPITAL Z PARTNERS, LTD.

                                      By: /s/  BRADLEY E. COOPER
                                         ---------------------------------------
                                         Name: Bradley E. Cooper
                                         Title:  Vice President

                                      [Acknowledgment and Agreement on Following
                                                        Page]

                          ACKNOWLEDGMENT AND AGREEMENT

     Each of the undersigned acknowledges that this Agreement affects its rights and by its signature below, the undersigned covenants and agrees that it and its officers, directors and managing partners (and the officers, directors and control persons of such managing partners) shall be bound by the terms of this Agreement to the extent such terms apply to them.

                                      CENTRELINE REINSURANCE LIMITED,
                                      a Bermuda corporation

                                      By: /s/ TARA LEONARD
                                         ---------------------------------------
                                         Name: Tara Leonard
                                         Title:  Senior Vice President

                                      CENTRE REINSURANCE LIMITED,
                                      a Bermuda corporation

                                      By: /s/ TARA LEONARD
                                         ---------------------------------------
                                         Name: Tara Leonard
                                         Title:  Senior Vice President

                                      INTERNATIONAL INSURANCE INVESTORS, L.P., a Bermuda limited partnership

                                      By: International Insurance Investors
                                         (Bermuda) Limited, a Bermuda
                                          corporation
                                         ---------------------------------------

                                      Its: General Partner

                                      By: /s/ BRADLEY E. COOPER
                                         ---------------------------------------
                                         Name: Bradley E. Cooper
                                         Title:  Director

                                      INTERNATIONAL INSURANCE ADVISORS, INC.,
                                      a Delaware corporation

                                      By: /s/ ROBERT A. SPASS
                                         ---------------------------------------
                                         Name: Robert A. Spass
                                         Title:  President

                                  EXHIBIT A-1

                    PURCHASERS OF THE SHARES OF COMMON STOCK

                                                                             PERCENTAGE OF    MAXIMUM
                                                              SHARES TO BE   UNSUBSCRIBED    NUMBER OF
                         PURCHASER                             PURCHASED        SHARES        SHARES
                         ---------                            ------------   -------------   ---------
IP Delaware.................................................   1,756,627        31.3016%     3,737,504
IP Bermuda..................................................     712,627        12.6984%     1,516,227
Cap Z.......................................................   3,142,686             56%     6,686,567

                                  EXHIBIT A-2

                                    WARRANTS

                         PURCHASER                            NUMBER OF WARRANTS
                         ---------                            ------------------
IP Delaware.................................................       229,754
IP Bermuda..................................................        93,206
Cap Z.......................................................       205,520
ZCIL........................................................       205,520

                                  EXHIBIT A-3

                                TRANSACTION FEE

                         PURCHASER                            FEE AMOUNT
                         ---------                            ----------
IP Delaware.................................................  $1,220,762
IP Bermuda..................................................  $  495,238
Cap Z.......................................................  $2,184,000

                                                                         ANNEX D

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.

                           1995 STOCK INCENTIVE PLAN
              (AS PROPOSED TO BE AMENDED IN THIS PROXY STATEMENT)

     SECTION 1. Description of Plan. This is the 1995 Stock Incentive Plan (the "Plan"), of SUPERIOR NATIONAL INSURANCE GROUP, INC. (the "Company"), a California corporation. Under this Plan, key employees of the Company or of any present and future subsidiaries of the Company to be selected as below set forth, may be granted options ("Options") to purchase shares of the common voting stock, without par value, of the Company ("Common Stock") or the opportunity to purchase shares of Common Stock that are subject to a repurchase right of the Company ("Restricted Stock"). For purposes of this Plan, the term "subsidiary" means any corporation 50% or more of the voting stock of which is owned by the Company or by a subsidiary (as so defined) of the Company. It is intended that the Options under this Plan either will qualify for treatment as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and be designated "Incentive Stock Options," or not qualify for such treatment and be designated "Nonqualified Stock Options." Incentive Stock Options may only be granted to employees.

     SECTION 2. Purpose of Plan. The purpose of this Plan and of granting options and issuing Restricted Stock to specified employees is to further the growth, development and financial success of the Company and its subsidiaries by providing additional incentives to certain key employees holding responsible positions by assisting them to acquire shares of Common Stock and to benefit directly from the Company's growth, development and financial success.

     SECTION 3. Eligibility. The persons who shall be eligible to receive grants of Options or to be issued Restricted Stock under this Plan shall be the officers, key employees and consultants of the Company or any of its subsidiaries. A person who holds an Option or Restricted Stock is herein referred to as a "Participant." More than one Option or Restricted Stock grant may be granted to any one Participant, however no Participant may be granted Options or Restricted Stock to purchase an aggregate number of shares of Common Stock amounting to more than 187,500 shares issued or issuable pursuant to this Plan as Restricted Stock or upon the exercise of Options granted hereunder. Notwithstanding the foregoing, holders of 10% or more of any class of the Company's voting securities shall be ineligible from participation in this Plan.

     For Incentive Stock Options, the aggregate fair market value (determined at the time the Option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by any Participant during any calendar year (under all Incentive Stock Option plans of the Company or any subsidiary which are qualified under Section 422 of the Code) shall not exceed $100,000.

     SECTION 4. Administration. The Plan shall be administered by a committee (the "Option Committee") to be composed of at least two "non-employee" (as such term is used in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) members of the Board of Directors of the Company (the "Board"). Members of the Option Committee shall be appointed, both initially and as vacancies occur, by the Board, to serve at the pleasure of the Board. The entire Board may serve as the Option Committee, if by the terms of this Plan all Board members are otherwise eligible to serve on the Option Committee. No person may serve as a member of the Option Committee if such person (a) is currently an officer (as defined under Rule 16a-1(f) promulgated under the Exchange Act) of the Company or a subsidiary, or otherwise employed by the Company or a subsidiary, (b) receives compensation, either directly or indirectly, from the Company or a subsidiary, for services rendered as a consultant or in any other capacity other than as a director, except for an amount that does not exceed the dollar amount for which disclosure would be required pursuant to Item 404(a) of Regulation S-K of the Securities and Exchange Commission ("Item 404(a)"), (c) possesses an interest in any other transaction for which disclosure would be required pursuant to Item 404(a) and
(d) would not be "outside director" in the meaning of Section 162(11) of the Code. The Option Committee shall meet at such times and places as it determines and may meet through a telephone conference call. A majority of its members shall constitute a quorum, and the decision of a majority of those present at any meeting at which a quorum is present shall constitute the decision of the Option Committee. A memorandum signed by all of its members shall constitute the decision of the Option Committee without necessity, in such event, for holding an actual meeting. The Option Committee is authorized and empowered to administer the Plan and, subject to the Plan, including the provisions of Section 21, (i) to select the Participants, to specify the number of shares of Common Stock with respect to which Options or Restricted Stock are granted to each Participant; (ii) to specify the Option Price and the terms of the Options, to determine, subject to the limits of Section 3 hereof, whether Options will be Incentive Stock Options or Nonqualified Stock Options, and in general to grant Options; (iii) to specify the number of shares of Restricted Stock that each such Participant shall be entitled to purchase and to specify the Purchase Price and the terms of the Restricted Stock; (iv) to determine the dates upon which Options and the right to purchase Restricted Stock shall be granted and the terms and conditions thereof in a manner consistent with this Plan, which terms and conditions need not be identical as to the various Options or grants of Restricted Stock; (v) to determine whether the grant of Options shall call for the issuance of Restricted Stock upon the exercise of such grant;
(vi) to interpret the Plan; (vii) to prescribe, amend and rescind rules relating to the Plan; (viii) to accelerate the time during which an Option may be exercised, notwithstanding the provisions of the Option Agreement (as defined in Section 12) stating the time during which it may be exercised, and to determine whether Restricted Stock should be issued upon the exercise of such accelerated Option; (ix) to accelerate the date by which any unexercised but vested portion of an Option terminates, thereby requiring the Participant to exercise the vested unexercised portion of such Option or forfeit it, but in no event shall such date be less than two (2) weeks later than the date the Participant is informed of such acceleration; and (x) to determine the rights and obligations of participants under the Plan. The interpretation and construction by the Option Committee of any provision of the Plan or of any Option granted or Restricted Stock issued under it shall be final. No member of the Option Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option or right to purchase Restricted Stock granted under it.

     SECTION 5. Shares Subject to the Plan. The aggregate number of shares of Common Stock which may be purchased pursuant to the exercise of Options (whether Incentive Stock Options or Nonqualified Stock Options) or right to purchase Restricted Stock granted under the Plan shall not exceed 625,000 3,000,000 shares, subject to adjustment as set forth in Section 13 hereof. Upon the expiration or termination for any reason of an outstanding Option which shall not have been exercised in full or upon the repurchase by the Company of shares of Common Stock issued pursuant to rights of repurchase, any shares of Common Stock then remaining unissued which shall have been reserved for issuance upon such exercise of an Option or which shall have been repurchased, shall again become available for the granting of additional Options or the issuance of Restricted Stock under the Plan. Notwithstanding the preceding sentence, shares subject to a terminated Option shall continue to be considered to be outstanding for purposes of determining the maximum number of shares that may be issued to a Participant. Similarly, the repricing of Option will be considered the grant of a new Option for this purpose.

     SECTION 6. Option Price. Except as provided in Section 14, the purchase price per share (the "Option Price") of the shares of Common Stock underlying each Option shall be not less than the fair market value of such shares on the date of granting of the Option. Such fair market value shall be determined by the Option Committee on the basis of reported closing sales price on such date or, in the absence of reported sales price on such date, on the basis of the average of reported closing bid and asked prices on such date. In the absence of either reported sales price or reported bid and asked prices, the Option Committee shall determine such market value on the basis of the best available evidence.

     SECTION 7. Exercise of Options. Subject to all other provisions of this Plan, each Option shall be exercisable for the full number of shares of Common Stock subject thereto, or any part thereof, in such installments and at such intervals as the Option Committee may determine in granting such Option, provided that (i) each Option shall become fully exercisable no later than five
(5) years from the date the Option is granted, (ii) the number of shares of Common Stock subject to each Option shall become exercisable at the rate of at least 20% per year each year until the Option is fully exercisable, and (iii) no option may be exercisable subsequent to its termination date. Each Option shall terminate and expire, and shall no longer be subject to exercise, as the Option Committee may determine in granting such Option, but in no event later than ten years after the date of grant thereof. The Option shall be exercised by the Participant by giving written notice to the Company specifying the number of shares to be purchased and accompanied by payment of the full purchase price therefor in cash, by check or in such other form of lawful consideration as the Option Committee may approve from time to time, including, without limitation and in the sole discretion of the Option Committee, the assignment and transfer by the Participant to the Company of outstanding shares of the Company's Common Stock theretofore held by the Participant.

     SECTION 8. Restricted Stock. Under the Plan, the Option Committee shall determine, in its discretion, the Participants who shall be offered the opportunity to purchase shares of Restricted Stock and the respective number of shares which may be so purchased by each such Participant. The Company shall forthwith thereafter notify each person so designated of the number of shares which such Participant may purchase and shall provide such other information as it deems appropriate, and such Participant may, within 30 days of such notification (or within such longer period as the Option Committee may in its discretion permit), notify the Company that such Participant elects to so purchase such Restricted Stock. In the event that the person so designated does not elect to purchase such Restricted Stock, the Company shall not be obligated to make any other award or payment to such person, and the Option Committee may (but shall not be required to) permit another person to purchase the Restricted Stock so refused. Such Restricted Stock shall be subject to a repurchase right of the Company, such that if the purchaser of such Restricted Stock ceases to be an employee of the Company or a subsidiary for any reason whatsoever, including his or her death, or the purchaser of such Restricted Stock, if not an employee of the Company, ceases to have a relationship with the Company whereby the purchaser renders services to the Company, the Company shall have the right to repurchase and redeem the Restricted Stock from the Participant at a purchase price equal to the price at which such shares were originally purchased by the Participant (and/or the amount of ordinary income, after withholding, recognized by the Participant with respect to such shares); provided, however, that such repurchase right of the Company shall terminate at such times, and in such installment amounts, as may be specified by the Option Committee in any particular instance, including the specification, at the Option Committee's discretion, that such an issuance may be made with no repurchase right or any other restriction whatsoever. Unless otherwise stated, the Company's right to repurchase shall terminate as to at least ten percent (10%) of the aggregate number of shares of Restricted Stock originally issued to the Participant on each anniversary date of the Participant's purchase of the Restricted Stock, commencing upon the first such anniversary date, such that such repurchase right shall terminate completely on, at the latest, the tenth anniversary date of such purchase. Such repurchase right of the Company must be exercised, if at all, with respect to all shares of Restricted Stock which are subject to such repurchase right at the time such right arises, and such right must be exercised by the Company within 90 days of the event giving rise to such repurchase right or of the purchase of the Restricted Stock by the Participant, whichever is later.

     SECTION 9. Purchase Price of Restricted Stock. The purchase price per share ("Purchase Price") of shares of Restricted Stock issued hereunder shall be determined by the Option Committee in its discretion, so long as the Purchase Price is not less than eighty-five percent (85%) of the fair market value of the Company's Common Stock on the date of the purchase of such Restricted Stock. Such fair market value shall be determined by the Option Committee in good faith.

     SECTION 10. Manner of Purchase of Restricted Stock. Upon the purchase of shares of Restricted Stock, the Participant shall deliver to the Company a check or cash in the amount of the purchase price of the Restricted Stock, or such other lawful consideration as the Option Committee may approve.

     SECTION 11. Issuance of Common Stock. The Company's obligation to issue shares of its Common Stock upon exercise of an Option or upon the purchase of Restricted Stock granted under the Plan is expressly conditioned upon the completion by the Company of any registration or other qualification of such shares under any state and/or federal law or rulings or regulations or the making of such investment or other representations and undertakings by the Participant (or his or her legal representative, heir or legatee, as the case may be) in order to comply with the requirements of any exemption from any such registration or other qualification of such shares which the Company in its sole discretion shall deem necessary or advisable. Such required representations and undertakings may include representations and agreements that such Participant (or his or her legal representative, heir or legatee): (a) is purchasing such shares for investment and not with any present intention of selling or otherwise disposing thereof; and (b) agrees to have a legend placed upon the face and reverse of any certificates evidencing such shares (or, if applicable, an appropriate data entry made in the ownership records of the Company) setting forth (i) any representations and undertakings which such Participant has given to the Company or a reference thereof, and (ii) that, prior to effecting any sale or other disposition of any such shares, the Participant must furnish to the Company an opinion of counsel, satisfactory to the Company and its counsel, to the effect that such sale or disposition will not violate the applicable requirements of state and federal laws and regulatory agencies. The Company will make a reasonable good faith effort to comply with such state and/or federal laws, rulings or regulations as may be applicable at the time the Participant (or his or her legal representative, heir or legatee, as the case may be) wishes to exercise an Option, provided that the Participant (or his or her legal representative, heir or legatee) also makes a reasonable good faith effort to comply with said laws, rulings and regulations; however, there can be no assurance that either the Company or the Participant (or his or her legal representative, heir or legatee), each in the respective exercise of their reasonable good faith business judgment, will in fact comply with said laws, rulings and regulations.

     SECTION 12. Nontransferability. No Option or Restricted Stock as to which the Company's repurchase right has not terminated, shall be assignable or transferable, except by will or by the laws of descent and distribution or except with respect to an Incentive Stock Option, pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder, provided such Option or Restricted Stock agreement explicitly so provides. During the lifetime of a Participant, any Option granted to him or her shall be exercisable only by him or her. After the death of a Participant, the Option granted to him or her (if so transferable) may be exercised, prior to its termination, only by his or her legal representative, his or her legatee or a person who acquired the right to exercise the Option by reason of the death of the Participant.

     SECTION 13. Recapitalization, Reorganization, Merger or Consolidation. If the outstanding shares of Common Stock of the Company are increased, decreased or exchanged for different securities through reorganization, merger, consolidation, recapitalization, reclassification, stock split, stock dividend or like capital adjustment, a proportionate adjustment shall be made (a) in the aggregate number of shares of Common Stock which may be purchased pursuant to the exercise of Options or the purchase of Restricted Stock granted under the Plan, as provided in Section 5, (b) in the number, price, and kind of shares subject to any outstanding Option granted under the Plan, and (c) in the number, kind of securities subject to the Company's repurchase right and the repurchase price therefor.

     Upon the dissolution or liquidation of the Company or upon any reorganization, merger or consolidation in which the Company does not survive or in which the equity ownership of the Company prior to such transaction represents less than 50% of the equity ownership of the Company subsequent to the transaction, the Plan and each outstanding Option shall terminate, and, at the Option Committee's discretion, the Company's repurchase right with respect to outstanding Restricted Stock may be exercised; provided that the Company will give written notice thereof to each Participant at least thirty (30) days prior to the date of such dissolution, liquidation, reorganization, merger or consolidation, and in such event (a) the Company may, but shall not be obligated to, (i) with respect to each Participant holding an Option or Options who is not tendered an option by the surviving corporation in accordance with all of the terms of provision (b) immediately below, grant the right, until ten days before the effective date of such dissolution, liquidation, reorganization, merger or consolidation, to exercise, in whole or in part, any unexpired Option or Options issued to him or her, without regard to the installment provisions of said Option and of Section 7 of the Plan, and (ii) with respect to each Participant holding Restricted Stock who is not tendered restricted stock by the surviving corporation in accordance with all the terms of provision (b) immediately below, terminate the Company's repurchase right without regard to the termination of right provisions applicable to said Restricted Stock and of the terms of Section 8 of the Plan; or (b) in its sole and absolute discretion, the surviving corporation may, but shall not be so obligated, tender to any Participant an option or options to purchase shares of the surviving corporation, or the right to substitute restricted stock of the surviving corporation, as applicable, and such new option or options or restricted stock shall contain such terms and provisions as shall be required to substantially preserve the rights and benefits of any Option then outstanding under the Plan.

     To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Option Committee, whose determination in that respect shall be final, binding and conclusive. Except as hereinbefore expressly provided in this Section 13, (a) the Participant shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class, and (b) the number or price of shares of Common Stock subject to any Option and the number of shares and price with respect to the Company's repurchase right applicable to any Restricted Stock shall not be affected by, and no adjustment shall be made by reason of, any dissolution, liquidation, reorganization, merger or consolidation, or any issuance by the Company of shares of stock of any class, or rights to purchase or subscribe for stock of any class, or securities convertible into shares of stock of any class.

     The grant of an Option or of Restricted Stock under the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structures or to merge, consolidate, dissolve, or liquidate or to sell or transfer all or any part of its business or assets.

     SECTION 14. Substitute Options. If the Company at any time should succeed to the business of another corporation through a merger or consolidation, or through the acquisition of stock or assets of such corporation, Options may be granted under the Plan to those employees of such corporation or its subsidiaries who, in connection with such succession, become employees of the Company or its subsidiaries, in substitution for options to purchase stock of such corporation held by them at the time of succession. The Option Committee shall in its sole and absolute discretion determine the extent to which such substitute Options shall be granted (if at all), the person or persons to receive such substitute Options (who need not be all optionees of such corporation), the number of Options to be received by each such person, the Option Price of such Option (which may be determined without regard to Section
6) and the terms and conditions of such substitute options; provided, however, that the Option Price of each such substituted Option shall be an amount such that, in the sole and absolute judgment of the Option Committee and in compliance with Section 424(a) of the Code in the case of an Incentive Stock Option, the economic benefit provided by such Option is not greater than the economic benefit represented by the option in the acquired corporation as of the date of the Company's acquisition of such corporation. Notwithstanding anything to the contrary herein, no option shall be granted, not any action taken, permitted or omitted, which would cause the Plan, or any Options granted hereunder as to which Rule 16b-3 under the Securities Exchange Act of 1934 may apply, not to comply with such Rule.

     SECTION 15. Option Agreement. Each Option granted under the Plan shall be evidenced by a written stock option agreement executed by the Company and accepted by the Participant, which (a) shall contain each of the provisions and agreements herein specifically required to be contained therein, (b) shall contain terms and conditions permitting such Option to qualify for treatment as an incentive stock option under Section 422 of the Code if the Option is designated an Incentive Stock Option, (c) may contain the agreement of the Participant to resell any Common Stock issued pursuant to the exercise of Options granted under the Plan to the Company (or its assignee) for the Option Price (or the net recognized income with respect to such shares, if applicable) of such Options to the extent any vesting restrictions apply to such Common Stock, and (d) may contain such other terms and conditions as the Option Committee deems desirable and which are not inconsistent with the Plan.

     SECTION 16. Restricted Stock Purchase Agreement. All shares of Restricted Stock sold by the Company pursuant to the Plan shall be issued and sold pursuant to a restricted stock purchase agreement executed by the Company and accepted by the Participant, which (a) shall contain each of the provisions and agreements herein specifically required to be contained therein, and (b) may contain such other terms and conditions as the Option Committee deems desirable and which are not inconsistent with the Plan. The respective restricted stock purchase agreements executed under the Plan need not be identical.

     SECTION 17. Rights as a Shareholder. A Participant holding an Option, or a transferee of an Option, shall have no rights as a shareholder with respect to any shares covered by the Option until exercise thereof, except that each Participant shall have the right to receive a copy of the Company's audited financial statements (if available) no later than 120 days following the end of each fiscal year of the Company. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the exercise date, except as expressly provided in
Section 13.

     SECTION 18. Termination of Options. Each Option granted under the Plan shall set forth a termination date thereof, which date shall be not later than ten years from the date such Option is granted. In any event all Options shall terminate and expire upon the first to occur of the following events:

          (a) the expiration of thirty (30) days from the date of a Participant's termination of employment (other than by reason of death), except that if a Participant is then disabled (within the meaning of Section 22(e)(3) of the Code), the expiration of one year from the date of such Participant's termination of employment; or

          (b) the expiration of one year from the date of the death of a Participant if his or her death occurs while he or she is, or not later than three months after he or she has ceased to be, employed by the Company or any of its subsidiaries in a capacity in which he or she would be eligible to receive grants of Options or Restricted Stock under the Plan; or

          (c) the termination of the Option pursuant to Section 13 of the Plan.

     The termination of employment of a Participant by death or otherwise shall not accelerate or otherwise affect the number of shares with respect to which an Option may be exercised and such Option may only be exercised with respect to that number of shares which could have been purchased under the Option had the Option been exercised by the Participant on the date of such termination.

     SECTION 19. Withholding of Taxes. The Company may deduct and withhold from the wages, salary, bonus and other compensation paid by the Company to the Participant the requisite tax upon the amount of taxable income, if any, recognized by the Participant in connection with the purchase of Restricted Stock or the exercise in whole or in part of any Option or the sale of Common Stock issued to the Participant upon exercise of the Option, all as may be required from time to time under any federal or state tax laws and regulations. This withholding of tax shall be made from the Company's concurrent or next payment of wages, salary, bonus or other income to the Participant or by payment to the Company by the Participant of required withholding tax, as the Option Committee may determine; provided, however, that, in the sole discretion of the Committee, the Participant may pay such tax by reducing the number of shares of Common Stock upon the exercise of an Option or by surrendering shares of Common Stock owned by the Participant (for which purpose such shares of Common Stock shall be valued at fair market value as determined in good faith by the Committee, which determination shall be final, conclusive and binding).

     SECTION 20. Effectiveness and Termination of Plan. The Plan shall be effective on the date on which it is adopted by the Board; provided, however,
(a) the Plan shall be approved by the shareholders of the Company within 12 months of such date of adoption by the Board, (b) no Option or right to purchase Restricted Stock shall be granted pursuant to the Plan until the Plan has been approved by the shareholders of the Company, and (c) no Option or right to purchase Restricted Stock may be granted hereunder on or after that date which is ten years from the effective date of the Plan. The Plan shall terminate when all Options granted hereunder either have been fully exercised or have expired, and all shares of Common Stock which may be purchased pursuant to the exercise of such Options have been so purchased, and all rights of repurchase held by the Company with respect to Restricted Stock shall have terminated; provided, however, that the Board may in its absolute discretion terminate the Plan at any time. No such termination, other than as provided for in Section 13 hereof, shall in any way affect any Option or Restricted Stock then outstanding.

     SECTION 21. Amendment of Plan. The Board may (a) make such changes in the terms and conditions of granted Options or purchased Restricted Stock as it deems advisable, provided each Participant adversely affected by such change consents thereto, and (b) make such amendments to the Plan as it deems advisable. Such amendments and changes shall include, but not be limited to, acceleration of the time at which an Option may be exercised, but may not, without the written consent or approval of the holders of a majority of that voting stock of the Company which is represented and is entitled to vote at a duly held shareholder's meeting (a) increase the maximum number of shares subject to the Plan, except pursuant to Section 13 of the Plan or (b) change the designation of the class of employees eligible to receive Incentive Stock Options.

                                                                         ANNEX E

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                                   ARTICLE I
                           PURPOSE AND EFFECTIVE DATE

     The purpose of the Plan is to provide employment incentives for, and to encourage stock ownership by, the Employees of Superior National Insurance Group, Inc. or any Subsidiary that maintains the Plan in order to increase their proprietary interest in the success of the Company.

     The effective date of the Plan is January 1, 1999, unless the Committee (as defined herein) determines it is practicable to establish an earlier effective date.

                                   ARTICLE II
                                  DEFINITIONS

     Whenever capitalized in the text of this Plan, the following terms shall have the meanings set forth in this Article II.

     2.1 "ACCOUNT" shall mean the account established pursuant to Section 3.4 to hold a Participant's contributions to the Plan.

     2.2 "BOARD" shall mean the Board of Directors of Superior National Insurance Group, Inc.

     2.3  "CODE" shall mean the Internal Revenue Code of 1986.

     2.4 "COMMITTEE" shall mean the Board or a committee designated by the Board to administer the Plan. The Board may appoint and/or remove members at any time.

     2.5 "COMMON STOCK" shall mean the common stock of Superior National Insurance Group, Inc.

     2.6 "COMPANY" shall mean Superior National Insurance Group, Inc., a Delaware corporation, as well as any Subsidiary whose employees participate in the Plan with the consent of the Board.

     2.7 "CONTINUOUS EMPLOYMENT" shall mean uninterrupted employment with the Company. Employment shall not be considered interrupted because of:

          (a) Transfers of employment between the Company and a Subsidiary (or vice versa); or

          (b) Any Leave of Absence taken in accordance with the rules of Section
     2.11 of this Plan.

Except as provided in resolutions of the Board, Employees will not be given credit for their periods of service with predecessor entities (that were acquired by the Company).

     2.8 "EMPLOYEE" shall mean any person employed by the Company. This term does not include directors unless they are employed by the Company in a position in addition to their duties as a director.

     2.9  "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934.

     2.10 "FAIR MARKET VALUE" shall mean, on any given day, the closing price for the Common Stock on that day (or, if the markets were closed on that day, the last preceding day on which the markets were open), determined in accordance with the following rules.

          (a) If the Common Stock is admitted to trading or listed on a national securities exchange, the closing price for any day shall be the last reported sale price regular way, or if no such reported sale takes place on that day, the average of the last reported bid and ask prices regular way, in either case on the principal national securities exchange on which the Common Stock is admitted to trading or listed.

          (b) If not listed or admitted to trading on any national securities exchange, the last sale price on that day of the Common Stock reported on the Nasdaq National Market or the Nasdaq SmallCap Market ("Nasdaq Stock Market") or, if no such reported sale takes place on that day, the average of the closing bid and ask prices on that day.

          (c) If not included in the Nasdaq Stock Market, the average of the closing bid and ask prices of the Common Stock on that day reported by the Nasdaq bulletin board, or any comparable system on that day.

          (d) If the Common Stock is not included in the Nasdaq bulletin board or any comparable system, the closing bid and ask prices on that day as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the Company for that purpose.

     2.11 "LEAVE OF ABSENCE" shall mean an unpaid leave of absence taken in accordance with the Company's leave of absence policy. A Participant will not be considered to have incurred a break in Continuous Employment because of a Leave of Absence that does not exceed ninety (90) days. If the Leave of Absence exceeds ninety (90) days, the Participant will be deemed to have incurred a break in Continuous Employment on the ninety-first (91st) day of the Leave of Absence, unless the Participant's rights to reemployment are guaranteed by statute or contract.

     2.12 "PARTICIPANT" shall mean an Employee who is making contributions to the Plan.

     2.13 "PLAN" shall mean the Superior National Insurance Group, Inc. Employee Stock Purchase Plan.

     2.14 "PURCHASE RIGHT" shall mean a right to purchase Common Stock granted pursuant to the Plan.

     2.15 "PURCHASE RIGHT PERIOD" shall mean each calendar quarter. Unless otherwise determined by the Committee, the initial Purchase Right Period shall begin on January 1, 1999 and end on March 31, 1999.

     2.16  "STOCKHOLDERS" shall mean the holders of Common Stock.

     2.17 "SUBSIDIARY" shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

                                  ARTICLE III
                         ELIGIBILITY AND PARTICIPATION

     3.1  ELIGIBILITY.

          (a) All Employees of the Company are eligible to participate in the Plan, provided that they (i) are regularly scheduled to work more than twenty (20) hours per week, and (ii) have completed at least thirty (30) days of Continuous Employment.

          (b) No Employee may be granted a Purchase Right if the Employee would immediately thereafter own, directly or indirectly, five percent (5%) or more of the combined voting power or value of all classes of stock of the Company or of a Subsidiary. For this purpose an Employee's ownership interest shall be determined in accordance with the rules of Code Section 424(d), which are as follows:

             (i) The Employee is treated as owning any stock owned, directly or indirectly, by:

                (A) His brothers and sisters (whether by whole or half-blood);

                (B) His spouse; and

                (C) His lineal descendants and/or ancestors.

             (ii) Stock owned, directly or indirectly, by a corporation, partnership, estate, or trust is treated as owned proportionately by or for its shareholders, partners, or beneficiaries.

             (iii) Stock that can be acquired by the exercise of an option is treated as being owned by the Employee for purposes of determining the number of shares owned by the Employee, but not for purposes of determining the total number of shares outstanding. Options are taken into account for this purpose whether or not they are currently exercisable.

     3.2  PAYROLL WITHHOLDING.

          (a) Employees may enroll as Participants by executing at least fifteen
     (15) days prior to the first day of a Purchase Right Period a form provided by the Committee on which they may designate the dollar amount or percentage of compensation to be deducted from their paychecks and contributed to their Accounts for the purchase of Common Stock, which shall not be less than ten dollars ($10) per payroll period.

          (b) Once chosen, the rate of contributions for a Purchase Right Period cannot be decreased or increased without terminating the Purchase Right. However, pursuant to rules and procedures prescribed by the Committee, a Participant may make additional contributions to make up any contributions that he failed to make while on a Leave of Absence if the Participant returns to active employment and contributes those amounts to the Plan before the end of the Purchase Right Period.

     3.3  LIMITATIONS.

          (a) Notwithstanding anything herein to the contrary, a Participant may not contribute more than twenty-five thousand dollars ($25,000) per calendar year, determined in accordance with Code Section 423(b)(8). No proration of this dollar amount is required if the Plan was not in existence for entire calendar year.

          (b) This limitation shall apply to this Plan and under all other employee stock purchase plans described in Code Section 423 that are maintained by the Company and its Subsidiaries.

     3.4  ESTABLISHMENT OF ACCOUNTS.

          (a) All amounts contributed by the Participant to the Plan will be deposited into a separate Account maintained for the Participant.

          (b) No interest will be earned on those contributions.

          (c) A Participant may not withdraw any amounts from his Account without terminating his Purchase Right pursuant to Section 4.1 of this Plan.

     3.5  SUSPENSIONS.

          (a) If a Participant receives a distribution from a Section 401(k) plan ("401(k) Plan") maintained by the Company (or any other entity affiliated with the Company under Code Section 414) on account of a financial hardship ("Hardship Withdrawal") and it is intended that the Hardship Withdrawal satisfy the safe harbor contained in the Section 401(k) regulations, the Participant shall be precluded from making any contributions to this Plan for twelve (12) months.

          (b) If a Participant terminates his Purchase Right pursuant to Section
     4.1 of this Plan, the Participant shall not be eligible to participate in the Plan for the following two (2) Purchase Right Periods.

          (c) The Committee shall prescribe such rules and procedures as it deems appropriate regarding suspensions pursuant to this Section 3.5.

                                   ARTICLE IV
                                PURCHASE RIGHTS

     4.1  TERMINATION OF PURCHASE RIGHTS.

          (a) A Participant may withdraw from the Plan (and thereby automatically terminate his Purchase Right) at any time prior to the last day of the Purchase Right Period by submitting written notice to the Human Resources Department of the Company at least fifteen (15) days prior to the effective date of the withdrawal.

          (b) A Purchase Right shall terminate automatically if a Participant incurs a break in Continuous Employment prior to the last day of the Purchase Right Period.

          (c) Upon the termination of a Purchase Right, all amounts held in the Participant's Account shall be refunded to the Participant.

     4.2  EXERCISE OF PURCHASE RIGHTS.

          (a) Unless previously terminated, Purchase Rights will be exercised automatically on the last day of the Purchase Right Period.

          (b) Except as provided in Section 3.2(b) of this Plan, payment for shares to be purchased at the termination of the Purchase Right Period may only be made from funds accumulated through payroll deductions made during the Purchase Right Period.

          (c) The price to be paid for the Common Stock will be eighty-five percent (85%) of the Fair Market Value of the Stock on the last day of the Purchase Right Period.

          (d) Stock certificates will be distributed to the Participant upon request.

     4.3 TERMINATION EVENT. The following provisions of this Section 4.3 shall apply, notwithstanding anything herein to the contrary.

          (a) A "Termination Event" shall be deemed to occur as a result of:

             (i) A transaction in which the Company will cease to have Common Stock listed on the Nasdaq Stock Market or any national securities exchange, due to the sale of the Company or otherwise; or

             (ii) A sale or other disposition of all or substantially all the assets of the Company.

          (b) All Purchase Rights shall be automatically exercised immediately preceding the Termination Event.

          (c) For purposes of Section 4.2(c) of this Plan, the consideration to be paid for the Common Stock in connection with the Termination Event shall be deemed its Fair Market Value on that date.

     4.4  NON-TRANSFERABILITY OF PURCHASE RIGHTS.

          (a) A Purchase Right may not be assigned or otherwise transferred by a Participant.

          (b) The provisions of this Section 4.4 will not be considered to be violated simply because the certificates for Common Stock are issued in the name of the Participant and his spouse as community property.

                                   ARTICLE V
                                  COMMON STOCK

     5.1  SHARES SUBJECT TO PLAN.

          (a) The maximum number of shares of Common Stock which may be issued under the Plan is five hundred thousand (500,000) shares, subject to adjustment pursuant to Section 5.2 of this Plan.

          (b) The Common Stock issuable under the Plan may be previously unissued or be shares held by the Company as treasury stock.

     5.2 ADJUSTMENT UPON CHANGES IN CAPITALIZATION. A proportionate adjustment shall be made by the Committee in the number, price, and kind of shares subject to outstanding Purchase Rights if the outstanding shares of Common Stock are increased, decreased, or exchanged for different securities, through reorganization, recapitalization, reclassification, stock split, stock dividend, or other similar transaction not constituting a Termination Event under Section
4.3 of this Plan.

                                   ARTICLE VI
                              PLAN ADMINISTRATION

     6.1 ADMINISTRATION.

          (a) The Plan shall be administered by the Committee, which shall have the authority to:

             (i) Interpret the Plan. The decisions of the Committee, both as to factual matters and as to interpretations of the Plan provisions, will be binding upon all persons, to the maximum extent permitted by law;

             (ii) Prescribe rules and procedures relating to the Plan; and

             (iii) Take all other actions necessary or appropriate in connection with the administration of the Plan.

          (b) A majority of the members of the Committee shall constitute a quorum, and any action shall constitute the action of the Committee if it is authorized by:

             (i) A majority of the members present at any meeting; or

             (ii) All of the members in writing without a meeting.

          (c) All decisions of the Committee shall be binding on all Participants.

          (d) No member of the Committee shall be liable for any action or inaction made in good faith with respect to the Plan or any Purchase Right granted under it.

     6.2  INDEMNIFICATION.

          (a) To the maximum extent permitted by law, the Company shall indemnify each member of the Committee and every other member of the Board, as well as any other Employee with duties under the Plan, against all liabilities and expenses (including any amount paid in settlement or in satisfaction of a judgment) reasonably incurred by the individual in connection with any claims against the individual by reason of the performance of the individual's duties under the Plan. This indemnity shall not apply, however, if:

             (i) It is determined in the action, lawsuit, or proceeding that the individual is guilty of gross negligence or intentional misconduct in the performance of those duties; or

             (ii) The individual fails to assist the Company in defending against any such claim.

          (b) The Company shall have the right to select counsel and to control the prosecution or defense of the suit.

          (c) The Company shall not be obligated to indemnify any individual for any amount incurred through any settlement or compromise of any action unless the Company consents in writing to the settlement or compromise.

                                  ARTICLE VII
                           AMENDMENT AND TERMINATION

     7.1 AMENDMENT AND TERMINATION. The Board may amend or terminate the Plan at any time by means of written action, except with respect to outstanding Purchase Rights. Notwithstanding the preceding sentence, the Board may elect to accelerate the last day of a Purchase Right Period.

     7.2  STOCKHOLDER APPROVAL.

          (a) No shares of Common Stock shall be issued under the Plan unless the Plan is approved by the Stockholders within twelve (12) months before or after the date of the adoption of the Plan by the Board. If the Plan is not approved by the Stockholders within that time period, the Plan and all Purchase Rights issued under the Plan will terminate and all contributions will be refunded to the Participants.

          (b) The approval by the Stockholders must relate to:

             (i) The class of Employees who may be Participants; and

             (i) The maximum number of shares that can be issued under the Plan.

     If either of those items are changed, the approval of the Stockholders must again be obtained.

                                  ARTICLE VIII
                             MISCELLANEOUS MATTERS

     8.1 UNIFORM RIGHTS AND PRIVILEGES. The rights and privileges of all Participants under the Plan shall be the same.

     8.2 APPLICATION OF PROCEEDS. The proceeds received by the Company from the sale of Common Stock pursuant to Purchase Rights may be used for any corporate purpose.

     8.3 NOTICE OF DISQUALIFYING DISPOSITION. A Participant must notify the Company if the Participant disposes of stock acquired pursuant to the Plan prior to the expiration of the holding period required to qualify for long-term capital gains treatment on the sale proceeds.

     8.4  NO ADDITIONAL RIGHTS.

          (a) Neither the adoption of this Plan nor the granting of any Purchase Right shall:

             (i) Affect or restrict in any way the power of the Company to undertake any corporate action otherwise permitted under applicable law; or

             (ii) Confer upon any Participant the right to continue to be employed by the Company, nor shall it interfere in any way with the right of the Company to terminate the employment of any Participant at any time, with or without cause.

          (b) No Participant shall have any rights as a Stockholder with respect to shares covered by a Purchase Right until the last day of the Purchase Right Period.

          (c) No adjustments will be made for cash dividends or other rights for which the record date is prior to the last day of the Purchase Right Period.

     8.5 GOVERNING LAW.

          (a) The Plan and all actions taken under it shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflicts of laws provisions.

          (b) The provisions of this Plan shall be interpreted in a manner that is consistent with this Plan satisfying the requirements of Code Section 423.

     To signify its adoption of the Plan, the Company has caused its execution.

                                          Superior National Insurance Group,
                                          Inc.,
                                          a Delaware corporation

                                          By:

                                            ------------------------------------

                                          Title:

                                             -----------------------------------

                                          Date:

                                             -----------------------------------

                                                                         ANNEX F

                          CERTIFICATE OF INCORPORATION
                                       OF
                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
              (AS PROPOSED TO BE AMENDED IN THIS PROXY STATEMENT)

     I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

     FIRST. The name of the corporation is Superior National Insurance Group, Inc. (the "Corporation").

     SECOND. The address of the Corporation's registered office in the State of Delaware is One Rodney Square, 10th Floor, Tenth and King Streets, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is RL&F Service Corp.

     THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is twenty-five million (25,000,000.00) forty million (40,000,000). All such shares are to be common stock, par value of $.01 per share (the "Common Stock"), and are to be of one class.

     FIFTH. (a) Each holder of the Corporation's 14.5% Senior Subordinated Voting Notes due April 1, 2002 (the "Special Voting Notes") issued pursuant to the Note Purchase Agreement dated March 31, 1992 (the "Note Purchase Agreement") shall be entitled to vote only for the election or removal of directors to (or from) the board of directors of the Corporation (the "Board"), and shall have that number of votes arrived at by the following calculations: (i) dividing the principal amount of the Special Voting Note held by a particular holder by the total principal amount of all outstanding Special Voting Notes; and (ii) multiplying the result of (i) by the total number of shares of this Corporation's Common Stock issuable upon exercise of all the warrants issued pursuant to the Note Purchase Agreement and outstanding on the record date for any vote of this Corporation's shareholders for the election or removal of directors. To the extent of this limited right to vote granted to holders of the Special Voting Notes, the holders of the Common Stock and of the Special Voting Notes shall vote together and not as separate classes.

     (b) The terms of paragraph (a) of article FIFTH may not be amended without the approval of the holders of the Special Voting Notes then outstanding, voting as a separate class.

     (c) The Board of Directors shall consist of eleven (11) members unless changed by an amendment to the Certificate of Incorporation. Any change in the authorized number of directors or the provisions regarding the election of directors shall require the affirmative vote of the majority of the outstanding Special Voting Notes, voting as a separate class.
     SIXTH. (a) Prohibited Transfer; Excess Stock. Except as provided in Section F, until the Restriction Termination Date, any attempted direct or indirect Transfer of Stock shall be deemed a "Prohibited Transfer" if (i) such Transfer would increase the Percentage of Stock Owned by any Person that (or by any person whose Stock is or by virtue of such Transfer would be attributed to any Person that), either after giving effect to the attribution rules (including the option attribution rules) of Section 382 or without regard to such attribution rules, Owns, by virtue of such Transfer would Own, or has at any time since the period beginning three years prior to the date of such Transfer Owned, Stock in excess of the Limit, or (ii) such Transfer would cause an "ownership change" of the corporation within the meaning of Section 382. Except at otherwise provided in Section E, the Stock or Option sought to be Transferred in the Prohibited Transfer shall be deemed "Excess Stock."
     (b) Transfer of Excess Stock to Transferee. Except as otherwise provided in Section E, a Prohibited Transfer shall be void ab initio as to the Purported Transferee in the Prohibited Transfer and such Purported

Transferee shall not be recognized as the owner of the Excess Stock for any purpose and shall not be entitled to any rights as a stockholder of the corporation arising from the ownership of Excess Stock, including, but not limited to, the right to vote such Excess Stock or to receive dividends or other distributions in respect thereof or, in the case of Options, to receive Stock in respect of their exercise. Any Excess Stock shall automatically be transferred to the Trustee in trust for the benefit of the Charitable Beneficiary, effective as of the close of business on the business day prior to the date of the Prohibited Transfer; provided, however, that if the transfer to the trust is deemed ineffective for any reason, such Excess Stock shall nevertheless be deemed to have been automatically transferred to the person selected as the Trustee at such time, and such person shall have rights consistent with those of the Trustee as described in this section and in Section C below. Any dividend or other distribution with respect to such Excess Stock paid prior to the discovery by the corporation that the Excess Stock has been transferred to the Trustee ("Prohibited Distributions") shall be deemed to be held by the Purported Transferee as agent for the Trustee, and shall be paid to the Trustee upon demand, and any dividend or distribution declared but unpaid shall be paid when due to the Trustee. Any vote cast by a Purported Transferee with respect to Excess Stock prior to the discovery by the corporation that the Excess Stock has been transferred to the Trustee will be rescinded as void and shall be recast in accordance with the desires of the Trustee acting for the sole benefit of the Charitable Beneficiary. The Purported Transferee and any other Person holding certificates representing Excess Stock shall immediately surrender such certificates to the Trustee. The Trustee shall have all the rights of the owner of the Excess Stock, including the right to vote, to receive dividends or other distributions, and to receive proceeds from liquidation, which rights shall be exercised for the sole benefit of the Charitable Beneficiary.
     (c) Disposition of Excess Stock. As soon as practicable following receipt of notice from the corporation that Excess Stock has been transferred to the Trustee, the Trustee shall take such actions as it deems necessary to dispose of the Excess Stock in an arm's-length transaction that would not constitute a Prohibited Transfer. Upon the disposition of such Excess Stock, (i) the interest of the Charitable Beneficiary in the Excess Stock shall terminate, and (ii) the Trustee shall distribute the net proceeds of the sale as follows: (a) the Purported Transferee shall receive an amount of the net proceeds of such sale not to exceed the Purported Transferee's cost incurred to acquire such Excess Stock, or, if such Excess Stock was Transferred for less than fair market value on the date of the Prohibited Transfer, the fair market value of the Excess Stock on the date of the Prohibited Transfer, in each case less all costs incurred by the corporation, the Trustee and the Transfer Agent in enforcing the Restrictions, and (b) the Charitable Beneficiary shall receive the balance of the net proceeds from the sale of the Excess Stock, if any, together with any Prohibited Distributions received from the Purported Transferee and any other distributions with respect to such Excess Stock while such Stock was held by the Trustee. In the event the Purported Transferee has disposed of the Excess Stock and distributed the proceeds and other amounts otherwise than in accordance with this section, then (w) such Purported Transferee shall be deemed to have disposed of such Excess Stock as an agent for the Trustee, (x) such Purported Transferee shall be deemed to hold such proceeds and any Prohibited Distributions as an agent for the Trustee, (y) such Purported Transferee shall be required to return to the Trustee the proceeds from such sale, together with any Prohibited Distributions theretofore received by the Purported Transferee with respect to such Excess Stock, provided that upon receipt of written permission from the Trustee, the Purported Transferee will be entitled to retain an amount of such sale proceeds not to exceed the amount that such purported Transferee would have received from the Trustee if the Trustee had obtained and resold the Excess Stock, and (z) the Trustee shall transfer any remaining proceeds to the Charitable Beneficiary. Neither the Trustee, the corporation, the Purported Transferee nor any other party shall claim an income tax deduction with respect to any transfer to the Charitable Beneficiary and neither the Trustee nor the corporation shall benefit in any way from the enforcement of the Restrictions, except insofar as these restrictions protect the corporation's Income Tax Net Operating Loss Carryover. Neither the Trustee, the corporation nor the Transfer Agent shall have any liability to any Person for any loss arising from or related to a Prohibited Transfer.
     (d) Transfer Agent's Rights and Responsibilities. The Transfer Agent shall not register any Transfer of Stock on the corporation's stock transfer records if it has knowledge that such Transfer is a Prohibited Transfer. The Transfer Agent shall have the right, prior and as a condition to registering any Transfer of Stock on the corporation's stock transfer records, to request any transferee of the Stock to submit an affidavit, on a form agreed to by the Transfer Agent and the corporation, stating the number of shares of each class of Stock Owned by the transferee (and by Persons who would Own the transferee's Stock) before the proposed Transfer and that would, if effect were given to the proposed Transfer, be Owned by the transferee (and by Persons who would Own the prospective Transferee's Stock) after the proposed Transfer. If either (i) the Transfer Agent does not receive such affidavit, or
(ii) such affidavit evidences that the Transfer was a Prohibited Transfer, the Transfer Agent shall notify the corporation and shall not enter the Prohibited Transfer into the corporation's stock transfer records, and the Trustee, the corporation and the Transfer Agent shall take such steps as provided in the Restrictions in order to dispose of the Excess Stock purportedly Owned by such Purported Transferee. If the Transfer Agent, for whatever reason, enters a Prohibited Transfer in the corporation's stock transfer records, such Transfer shall be nonetheless void AB INITIO and shall have no force and effect, in accordance with the Restrictions, and the corporation's stock transfer records shall be revised to so provide.
     (e) Certain Indirect Prohibited Transfers. In the event a Transfer would be a Prohibited Transfer as a result of attribution to the Purported Transferee of the Ownership of Stock by a person (an "Other Person") who is not controlling, controlled by or under common control with the Purported Transferee, which Ownership is nevertheless attributed to the Purported Transferee, the Restrictions shall not apply in a manner that would invalidate any Transfer to such Other Person, and the Purported Transferee and any Persons controlling, controlled by or under common control with the Purported Transferee (collectively, the "Purported Transferee Group") shall automatically be deemed to have transferred to the Trustee at the time and in a manner consistent with Section B hereof, sufficient Stock (which Stock shall (i) consist only of Stock held legally or beneficially, whether directly or indirectly, by any member of the Purported Transferee Group, but not Stock held through any Other Person, other than shares held through a Person acting as agent or fiduciary for any member of the Purported Transferee Group, (ii) be deemed transferred to the Trustee, in the inverse order in which it was acquired by members of the Purported Transferee Group, and (iii) be treated as Excess Stock) to cause the Purported Transferee, following such transfer to the Trustee, not to be in violation of the Restrictions; provided, however, that to the extent the foregoing provisions of this Section E would not be effective to prevent a Prohibited Transfer, the Restrictions shall apply to such other Stock Owned by the Purported Transferred (including Stock actually owned by Other Persons), in a manner designed to minimize the amount of Stock subject to the Restrictions or as otherwise determined by the Board of Directors to be necessary to prevent a Prohibited Transfer (which Stock shall be treated as Excess Stock).
     (f) Exceptions. The term "Prohibited Transfer" shall not include: (i) the original issuance of Common Stock pursuant to the Stock Purchase Agreement, (ii) any Transfer described in Section 382(1)(3)(B) of the Code (relating to transfers upon death or divorce and certain gifts) if all Persons who would Own the Stock Transferred would be treated for purposes of Section 382 as having Owned such Stock at all times beginning more than three (3) years prior to the date of the Transfer, and (iii) any Transfer with respect to which the Person who would otherwise be the Purported Transferee obtains or is granted the prior written approval of the Board of Directors of the corporation, which approval shall be granted in its sole and absolute discretion after considering all facts and circumstances, including but not limited to future events the occurrence of which are deemed by the Board of Directors of the corporation to be reasonably possible.
     (g) Legend. All certificates or other instruments evidencing Ownership of Stock shall bear a conspicuous legend describing the restrictions. The Board of Directors shall take such actions as it deems necessary to substitute certificates evidencing ownership of Stock and bearing such legend for certificates not bearing such legend.
     (h) Prompt Enforcement; Further Actions. As soon as practicable and within thirty (30) business days of learning of a purported Prohibited Transfer, the corporation through its Secretary or any assistant Secretary shall demand that the Purported Transferee (or any other member of the Purported Transferee Group) surrender to the Trustee the certificates representing the Excess Stock or any resale proceeds therefrom, and any Prohibited Distributions or other dividends or distributions received thereon, and if such surrender is not made within twenty (20) business days from the date of such demand, the corporation shall institute legal proceedings to compel such surrender and for compensatory damages on account of any failure to take such actions; provided, however, that nothing in this Section H shall preclude the corporation in its discretion from immediately bringing legal proceedings without a prior demand, and also provided that failure of the corporation to act within the time periods set out in this section shall not constitute a waiver of any right of the corporation to compel any transfer required hereby. Upon a determination by the Board of Directors that there has been or is threatened a Prohibited Transfer, the Board of Directors may authorize such additional action as its deems advisable to give effect to the Restrictions, including, without limitation, refusing to give effect on the books of the Company to any such purported Prohibited Transfer or instituting proceedings to enjoin any such purported Prohibited Transfer. Nothing contained in the Restrictions shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the corporation and the interests of the holders of its securities in preserving the Income Tax Net Operating Loss Carryover, including, but not limited to, refusing to give effect to any Prohibited Transfer or other action on the books of the corporation or instituting proceedings to enjoin any Prohibited Transfer or other action; provided, however, that any Prohibited Transfer shall nevertheless result in the consequences otherwise described in the Restrictions.
     (i) Board Authority to Interpret. The Board of Directors shall have the authority to interpret the provisions of the Restrictions for the purpose of protecting the Income Tax Net Operating Loss Carryover. Any such interpretation shall be final and binding on any Person who Owns or purports to acquire Ownership of Stock.
     (j) Damages. Any person who knowingly violates the Restrictions, and any persons controlling, controlled by or under common control with such a person, shall be jointly and several liable to the corporation for, and shall indemnify and hold the corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in or elimination of the corporation's ability to utilize its Income Tax Net Operating Loss Carryover, and attorneys' and accountants' fees incurred in connection with such violation.
     (k) Severability. If any part of the Restrictions is judicially determined to be invalid or otherwise unenforceable, such invalidity or unenforceability shall not affect the remainder of the Restrictions, which shall be thereafter interpreted as if the invalid or unenforceable part were not contained herein, and, to the maximum extent possible, in a manner consistent with preserving the ability of the corporation to utilize to the greatest extent possible the Income Tax Operating Loss Carryover.
     (l) Effect on Stock Exchange Transactions. Nothing in the Restrictions shall preclude the settlement of a transaction entered into through the facilities of Nasdaq. The Stock that is the subject of such transaction shall continue to be subject to the terms and Restrictions after such settlement.
     (m) Definitions:
        "Charitable Beneficiary" shall mean one or more organizations described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code designated in writing by the corporation.
          "Code" shall mean the Internal Revenue Code of 1986, as amended and as it may be amended from time to time hereafter.
          "Common Stock" shall mean the common stock of the Corporation, $0.01 par value per share.
          "Control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management, policies or decisions of a Person, whether through the ownership of voting securities, by contract, family relationship or otherwise. The terms "controlling," "controlled by" and "under common control with" shall have correlative meanings. A Person shall be deemed to control or be under common control with a Purported Transferee if the Excess Stock Owned by such Person is treated as Owned by the Purported Transferee by virtue of the family attribution rules of Section 318 of the Code.
          "5% Shareholder" shall mean any Person or Public Group who is a "5-percent shareholder" of the corporation within the meaning of Section 382, substituting "4.9 percent" for "5 percent" each place it appears therein.

          "Income Tax Net Operating Loss Carryover" shall mean the net operating loss, capital loss, net unrealized built-in loss, general business credit, alternative minimum tax credit, foreign tax credit and any other carryovers or losses as determined for United States federal income tax purposes that are or could become subject to limitation under Section 382, and to which the corporation is entitled under the Code and Regulations, at any time during which the Restrictions are in force.
          "IP Delaware" shall mean Insurance Partners, L.P., a Delaware limited partnership.
          "IP Bermuda" shall mean Insurance Partners Offshore (Bermuda), L.P., a Bermuda limited partnership.
          "Limit" shall mean 4.9 Percent of the Stock.
          "Option" shall mean any interest that could give rise to the Ownership of Stock and that is an option, contract, warrant, convertible instrument, put, call, stock subject to a risk of forfeiture, pledge of stock or any interest that is similar to any of such interests or any other interest that would be treated, under paragraph (d)(9) of Treasury Regulation
     Section 1.382-4, in the same manner as an option, whether or not any of such interests is subject to contingencies.
          "Own," and all derivations of the word "Own," shall mean any direct or indirect, actual or beneficial interest, including, except as otherwise provided, a constructive ownership interest under the attribution rules (including the option attribution rules) of Section 382. In determining whether a Person Owns an amount of Stock in excess of the Limit, Options Owned by such Person (or other Persons whose Ownership of Stock is or would be attributable under Section 382 to such Person) shall be treated as exercised (and the Stock that would be acquired by such exercise as outstanding) and Options Owned by other Persons shall be treated as not exercised (and the Stock that would be acquired by such exercise as outstanding) and Options Owned by other Persons shall be treated as not exercised (and the Stock that would be acquired if such Options owned by other Persons were exercised shall be treated as not outstanding), in each case without regard to whether such treatment would result in an ownership change within the meaning of Section 382. In determining whether a Transfer that is an exercise, conversion or similar transaction with respect to an Option increases the Percentage Ownership of Stock of any Person or Public Group, such Option shall be treated as if it were not Owned by such Person immediately prior to such Transfer.
          "Percent," "Percentage" or "%" shall mean percent or percentage by value.
          "Person" shall mean any individual (other than a Public Group treated as an individual under Section 382) or any "entity" as that term is defined in Regulations Section 1.382-3(a).
          "Public Group" shall have the meaning assigned to such term in the applicable Regulations under Section 382.
          "Purported Transferee" shall mean a Person or Public Group who acquires Ownership of Excess Stock in a Prohibited Transfer or, except as otherwise provided in the Restrictions, any subsequent transferee of such Excess Stock.
          "Purported Transferor" shall mean a Person who Transfers Excess Stock in a Prohibited Transfer.
          "Regulations" shall mean Treasury Regulations, including proposed or temporary regulations, promulgated under the Code, as the same may be amended from time to time. References herein to specific provisions of temporary Regulations shall include the analogous provisions of final Regulations or other successor Regulations.
          "Restriction Effective Date" shall mean the date of the closing of the purchase of 2,390,438 shares of Common Stock by IP Delaware, IP Bermuda and the Subscribing Stockholders pursuant to the Stock Purchase Agreement.
          "Restriction Termination Date" shall mean the earliest to occur of (a) the end of the thirty-sixth (36th) month following the Restriction Effective Date, (b) the first day of the first taxable year following the taxable year (or years) in which the Income Tax Net Operating Loss Carryover has been reduced to zero, or (c) the date upon which the Board of Directors has determined that there has been a change in law (including but not limited to the repeal of Section 382 without a successor provision that places restrictions on the Income Tax Net Operating Loss Carryover based on changes of ownership of the corporation's Stock similar to Section 382) eliminating the need for the Restrictions in order to preserve the corporation's ability to utilize the Income Tax Net Operating Loss Carryover.
          "Restrictions" shall mean the restrictions on the Transfer and Ownership of Stock as set forth in this Article VI.
          "Section 382" shall mean Section 382 of the Code and the Regulations promulgated thereunder, and any successor statute and regulations.
          "Stock" shall mean the Common Stock and any interest in the corporation that would be treated as stock under Section 382, without regard to clauses (ii)(B) and (iii)(B) of paragraph (f)(18) of Temporary Treasury Regulation Section 1.382-2T (but only if, in determining the Ownership by any Person of Stock, the uniform treatment of such interest as Stock or as not Stock, as the case may be, would increase such Person's Percentage Ownership of Stock), and shall also include any Stock the ownership of which may be acquired by the exercise of an Option.
          "Stock Purchase Agreement" shall mean that Stock Purchase Agreement among the corporation, IP Delaware, IP Bermuda, TJS and the Subscribing Stockholders, dated as of September 17, 1996.
          "Subscribing Stockholders" shall mean those individuals who execute the subscription agreements attached to the Stock Purchase Agreement as exhibits thereto.
          "Transfer" shall mean any direct or indirect acquisition or disposition of stock, whether by sale, exchange, merger, consolidation, transfer, assignment, conveyance, distribution, pledge, inheritance, gift, mortgage, the creation of any security interest in, or lien or encumbrance upon, or any other acquisition or disposition of any kind and in any manner, whether voluntary or involuntary, knowing or unknowing, by operation of law or otherwise. Notwithstanding any understandings or agreements to which an Owner of Stock is a party, any arrangement, the effect of which is to transfer any or all of the rights arising from Ownership of Stock, shall be treated as a Transfer. A Transfer shall also include (i) a transfer of an interest in an entity and a change in the relationship between two or more Persons that results in a change in the Ownership of Stock and (ii) the creation, grant, exercise, conversion, Transfer or other disposition of or with respect to an Option, regardless of whether such Option previously had been treated as exercised or converted for any other purpose.
          "Transfer Agent" means the Person responsible for maintaining the books and records in which are recorded the ownership and transfer of shares of Stock or any Person engaged by the corporation for the purpose of fulfilling the duties required to be fulfilled by the Transfer Agent hereunder.
          "Trustee" means the trustee of the trust appointed by the corporation, provided that the Trustee shall be a Person unaffiliated with the corporation, any 5% Shareholder, and any Person purchasing or disposing of Stock in a Prohibited Transfer.
     SEVENTH. SIXTH. The holders of the Special Voting Notes and the Common Stock, voting together as a single class, shall be entitled at all elections of directors to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected, and such holder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he or she may see fit. The holders of the Common Stock shall be entitled to one vote for each share upon all other matters.
     EIGHTH. SEVENTH. The incorporator of the Corporation is C. Stephen Bigler, P.O Box 551, Wilmington, DE 19899.

     NINTH. EIGHTH. Unless and except to the extent that the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.
     TENTH. NINTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter and repeal the by-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any by-law whether adopted by them or otherwise.
     ELEVENTH. TENTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
     TWELFTH. ELEVENTH. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

     SUPERIOR NATIONAL INSURANCE GROUP, INC. ANNUAL MEETING OF STOCKHOLDERS
                                          , 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    The undersigned stockholder of Superior National Insurance Group, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice
of Annual Meeting of Stockholders and Proxy Statement, each dated           ,
1998, and hereby appoints Steven D. Germain, Thomas J. Jamieson, Gordon E. Noble, C. Len Pecchenino, Craig F. Schwarberg, Robert A. Spass, Bradley E. Cooper, William L. Gentz, J. Chris Seaman, Steven B. Gruber, and Roger W. Gilbert, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held
on                 , 1998 at 10:00 a.m., Pacific Time, at the Company's
principal business offices at 26601 Agoura Road, Calabasas, California 91302, and at any postponements or adjournments thereof, and to vote all shares of common stock at the Annual Meeting the undersigned would be entitled to vote if personally present, on the matters set forth below:

 1. PROPOSAL NO. 1 -- THE STOCK OFFERING       [ ] FOR  [ ] AGAINST  [ ] ABSTAIN
    Approval of Proposal No. 1 is a condition to the transactions contemplated by Proposal No. 2.

 2. PROPOSAL NO. 2 -- THE IP STOCK ISSUANCE    [ ] FOR  [ ] AGAINST  [ ] ABSTAIN
    Approval of Proposal No. 2 is a condition to the transactions contemplated by Proposal No. 1.

 3. PROPOSAL NO. 3 -- AMENDMENT TO 1995 STOCK INCENTIVE PLAN        [ ] FOR
[ ] AGAINST  [ ] ABSTAIN
    Approval of Proposal No. 3 is NOT a condition to the approval of any other Proposal.
    The amendment will take effect if the transactions contemplated by Proposals No. 1 and No. 2 are completed.

 4. PROPOSAL NO. 4 -- EMPLOYEE STOCK PURCHASE PLAN     [ ] FOR  [ ] AGAINST
[ ] ABSTAIN
    Approval of Proposal No. 4 is NOT a condition to the approval of any other Proposal.
    The plan will take effect if the transactions contemplated by Proposals No. 1 and No. 2 are completed.

 5. PROPOSAL NO. 5 -- AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE
AUTHORIZED SHARES                              [ ] FOR  [ ] AGAINST  [ ] ABSTAIN
    Approval of Proposal No. 5 is NOT a condition to the approval of any other Proposal.
    The amendment will take effect if the transactions contemplated by Proposals No. 1 and No. 2 are completed.

 6. PROPOSAL NO. 6 -- AMENDMENT TO CERTIFICATE OF INCORPORATION TO REMOVE TRANSFER RESTRICTIONS [ ] FOR [ ] AGAINST [ ] ABSTAIN
    Approval of Proposal No. 6 is NOT a condition to the approval of any other Proposal.
    The amendment will take effect if the transactions contemplated by Proposals No. 1 and No. 2 are completed.

 7. PROPOSAL NO. 7 -- ELECTION OF DIRECTORS: [ ] For all nominees listed below (except as indicated).
                             [ ] Withhold authority for all nominees listed
 below.

IF YOU WISH TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE(S), STRIKE A LINE THROUGH HIS OR THEIR NAME(S) IN THE LIST BELOW:

Steven D. Germain, C. Len Pecchenino, Bradley E. Cooper, Thomas J. Jamieson, Craig F. Schwarberg, William L. Gentz, Gordon E. Noble, Robert A. Spass, J. Chris Seaman, Steven B. Gruber, Roger W. Gilbert

 8. PROPOSAL NO. 8 -- TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S
    INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.
[ ] FOR  [ ] AGAINST  [ ] ABSTAIN

In their discretion, upon such other matter or matters which may properly come before the meeting or any postponements or adjournments thereof.

THIS PROXY WILL BE VOTED AS DIRECTED AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING. WITH RESPECT TO THE ELECTION OF DIRECTORS, IF NO CONTRARY OBJECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED.

                                                      Dated: , 1998

                                         ---------------------------------------
                                            Printed name(s) as shown on Stock
                                                       Certificate

                                         ---------------------------------------
                                                       (Signature)

                                         ---------------------------------------
                                                       (Signature)

                                         This proxy should be marked and signed
                                         by the Stockholder(s) exactly as his,
                                         her, their or its name appears on the
                                         Sock Certificate and returned promptly
                                         in the enclosed envelope. Persons
                                         signing in a Fiduciary Capacity should
                                         so indicate. if shares are held by two
                                         people (for example, as joint tenants
                                         or community property) both parties
                                         should sign.